As filed with the Securities and Exchange Commission on August 6, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RESOLUTE ENERGY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	27-0659371 (I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
1675 Broadway, Suite 1950
Denver, Colorado 80202
(303) 534-4600 (Phone)
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of communications to:

Ronald R. Levine, II Davis Graham and Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado 80202 (303) 892-9400 (Phone) (303) 892-7400 (Fax)	Joseph B. Armes Hicks Acquisition Company I, Inc. 100 Crescent Court, Suite 1200 Dallas, Texas 75201 (214) 615-2300 (Phone) (214) 615-2236 (Fax)	Bruce S. Mendelsohn James A. Deeken Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, New York 10022-2524 (212) 872-1000 (Phone) (212) 872-1002 (Fax)

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and after all conditions under the Purchase and IPO Reorganization Agreement and proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered(1)	Registered	Share	Price	Registration Fee(2)
Common Stock, par value $0.0001 per share	72,250,000	$9.66 (3)	$697,935,000	$38,945
Warrants, each exercisable for one share of Common Stock	48,400,000	$0.22 (4)	$10,648,000	$594
Total	120,650,000	N/A	$707,860,500	$39,539

(1)	In accordance with Rule 416, shares of common stock and warrants offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution pursuant to stock splits, stock dividends or similar transactions.

(2)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $55.80 per $1,000,000 of the proposed maximum aggregate offering price.

(3)	Estimated pursuant to Rule 457(f)(1) solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices of the common stock, par value $0.0001 per share, of Hicks Acquisition Company I, Inc., or HACI, on the NYSE Amex on August 4, 2009.

(4)	Estimated pursuant to Rule 457(f)(1) solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices of the warrants exercisable for common stock of HACI on the NYSE Annex on August 4, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO AMENDMENT AND COMPLETION, DATED AUGUST 6, 2009

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS AND WARRANTHOLDERS
OF HICKS ACQUISITION COMPANY I, INC.
AND PROSPECTUS FOR SHARES OF COMMON STOCK
AND WARRANTS OF
RESOLUTE ENERGY CORPORATION

Dear Stockholders and Warrantholders of Hicks Acquisition Company I, Inc. (“HACI”):

You are cordially invited to attend the special meeting in lieu of 2009 annual meeting of HACI stockholders and special meeting of HACI warrantholders. HACI stockholders will be asked to: (i) elect four directors to serve on HACI’s board of directors (the “Director Election Proposal”); (ii) approve amendments to HACI’s amended and restated certificate of incorporation to provide for its perpetual existence and to permit a business combination with an entity engaged in the energy industry as its principal business (the “Charter Amendment Proposal”); and (iii) adopt the Purchase and IPO Reorganization Agreement, dated as of August 2, 2009, by and among HACI, Resolute Energy Corporation, a Delaware corporation (the “Company”), Resolute Subsidiary Corporation, a Delaware corporation, Resolute Aneth, LLC, a Delaware limited liability company, Resolute Holdings, LLC, a Delaware limited liability company, Resolute Holdings Sub, LLC, a Delaware limited liability company (“Seller”), and HH-HACI, L.P., a Delaware limited partnership, and approve the transactions contemplated thereby (collectively, the “Acquisition”), pursuant to which, through a series of transactions HACI stockholders will acquire a majority of the outstanding common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), and the Company will acquire HACI and the business and operations of Seller (the “Acquisition Proposal”).

HACI warrantholders will be asked to approve an amendment to the warrant agreement that governs all of the warrants of HACI (“HACI warrants”), each of which is exercisable for one share of common stock of HACI, par value $0.0001 per share (“HACI Common Stock”), in order to allow each HACI warrantholder to elect to receive in the Acquisition, for each outstanding HACI warrant that was issued in HACI’s initial public offering (the “Public Warrants”), either (i) the right to receive $0.55 in cash or (ii) a new warrant exercisable for one share of Company Common Stock, subject to adjustment and proration as described in this proxy statement/prospectus (the “Warrant Amendment Proposal”). If the Acquisition is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who makes no election will receive $0.55 in cash in exchange for each of its Public Warrants.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus.

The Company intends to apply to have its common stock and warrants listed on the New York Stock Exchange under the symbols, ‘‘REN” and “RENW”, respectively.

Each HACI stockholder who holds shares of HACI Common Stock issued as part of the units issued in HACI’s initial public offering has the right to vote against approval of the Acquisition Proposal and demand that HACI convert such shares into cash.

Your vote is very important. Whether or not you plan to attend the special meetings in person, please submit your proxy card without delay.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “RISK FACTORS” beginning on page 32.

HACI’s board of directors recommends (i) that HACI stockholders vote FOR approval of the Director Election Proposal, FOR approval of the Charter Amendment Proposal and FOR approval of the Acquisition Proposal and (ii) that HACI warrantholders vote FOR the Warrant Amendment Proposal.

Thank you for your consideration of these matters.

Sincerely,

Thomas O. Hicks
Chairman of the Board of Directors of
Hicks Acquisition Company I, Inc.

Whether or not you plan to attend the special meeting of HACI stockholders or the special meeting of HACI warrantholders, please complete, sign and date your proxy card in the pre-addressed postage paid envelope. If your shares or warrants are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting of HACI stockholders or the special meeting of HACI warrantholders and vote in person, you must obtain a proxy from your broker or bank.

Neither the Securities and Exchange Commission or any state securities commission has approved or disapproved of the securities to be issued in the transaction or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is criminal offense.

This proxy statement/prospectus is dated     , 2009 and is first being mailed to HACI stockholders and HACI warrantholders on or about     , 2009.

HICKS ACQUISITION COMPANY I, INC.
100 Crescent Court, Suite 1200
Dallas, Texas 75201

NOTICE OF SPECIAL MEETING OF WARRANTHOLDERS
OF HICKS ACQUISITION COMPANY I, INC.

To Be Held On          , 2009

To the Warrantholders of Hicks Acquisition Company I, Inc. (“HACI”):

NOTICE IS HEREBY GIVEN that the special meeting of HACI warrantholders will be held at          , Central Standard time, on           , 2009, at the offices of Akin Gump Strauss Hauer & Feld, LLP, 1700 Pacific Avenue, 39th Floor, Dallas, Texas 75201 for the following purposes:

1. to approve an amendment (the “Warrant Amendment”) to the warrant agreement (the “Warrant Agreement”) that governs all of the warrants of HACI (the “HACI warrants”), each of which is exercisable for one share of common stock of HACI, par value $0.0001 per share (“HACI Common Stock”), in connection with the consummation of the transactions contemplated by the Purchase and IPO Reorganization Agreement, dated as of August 2, 2009 (the “Acquisition Agreement”), by and among HACI, Resolute Energy Corporation, a Delaware corporation (the “Company”), Resolute Subsidiary Corporation, a Delaware corporation, Resolute Aneth LLC, a Delaware limited liability company, Resolute Holdings, LLC, a Delaware limited liability company, Resolute Holdings Sub, LLC, a Delaware limited liability company (“Seller”), and HH-HACI, L.P., a Delaware limited partnership, pursuant to which, through a series of transactions, HACI stockholders will acquire a majority of the outstanding common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), and the Company will acquire HACI and the business and operations of Seller. The Warrant Amendment would allow each HACI warrantholder, to elect to receive in the Acquisition, for each outstanding HACI warrant that was issued in HACI’s initial public offering (the “Public Warrants”) either (i) the right to receive $0.55 in cash or (ii) a new warrant exercisable for one share of Company Common Stock, subject to adjustment and proration as described in this proxy statement/prospectus (the “Warrant Amendment Proposal”). If the Acquisition is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who makes no election will receive $0.55 in cash in exchange for each of its Public Warrants.

2. to approve the adjournment of the special meeting of HACI warrantholders, if necessary, to permit further solicitation and vote of proxies in favor of the Warrant Amendment Proposal (the “Warrantholder Adjournment Proposal”); and

3. such other matters as may properly come before the special meeting of HACI warrantholders or any adjournment or postponement thereof.

HACI’s board of directors recommends that HACI warrantholders vote FOR the Warrant Amendment Proposal and FOR the Warrantholder Adjournment Proposal.

These items of business are described in the enclosed proxy statement/prospectus, which you are encouraged to read in its entirety before voting. Only holders of record of HACI warrants at the close of business on          , 2009 are entitled to notice of the special meeting of HACI warrantholders and to vote at the special meeting of HACI warrantholders and any adjournments or postponements thereof.

A complete list of HACI warrantholders of record entitled to vote at the special meeting of HACI Warrantholders will be available for ten days before the special meeting at the principal executive offices of HACI for inspection by warrantholders during ordinary business hours for any purpose germane to the special meeting.

All HACI warrantholders are cordially invited to attend the special meeting of HACI warrantholders in person. Your vote is very important. Whether or not you plan to attend the special meeting of HACI warrantholders, please read the enclosed proxy statement/prospectus carefully, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your warrants are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the warrants you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

          , 2009

By Order of the Board of Directors
Thomas O. Hicks
Chairman of the Board of Directors

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR WARRANTS WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

HICKS ACQUISITION COMPANY I, INC.
100 Crescent Court, Suite 1200
Dallas, Texas 75201

NOTICE OF SPECIAL MEETING IN LIEU OF 2009 ANNUAL MEETING OF STOCKHOLDERS
OF HICKS ACQUISITION COMPANY I, INC.

To Be Held On          , 2009

To the Stockholders of Hicks Acquisition Company I, Inc. (“HACI”):

NOTICE IS HEREBY GIVEN that the special meeting in lieu of 2009 annual meeting of HACI stockholders will be held at           Central Standard time, on          , 2009, at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, 39th Floor, Dallas, Texas 75201 for the following purposes:

1. to elect four directors to serve on HACI’s board of directors (the “Director Election Proposal”);

2. to approve an amendment to HACI’s amended and restated certificate of incorporation to provide for its perpetual existence and to permit a business combination with an entity engaged in the energy industry as its principal business (the “Charter Amendment Proposal”);

3. to adopt the Purchase and IPO Reorganization Agreement, dated as of August 2, 2009, by and among HACI, Resolute Energy Corporation, a Delaware corporation (the “Company”), Resolute Subsidiary Corporation, a Delaware corporation, Resolute Aneth, LLC, a Delaware limited liability company, Resolute Holdings, LLC, a Delaware limited liability company, Resolute Holdings Sub, LLC, a Delaware limited liability company (“Seller”), and HH-HACI, L.P., a Delaware limited partnership, and to approve the transactions contemplated thereby, pursuant to which, through a series of transactions, HACI stockholders will acquire a majority of the outstanding common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), and the Company will acquire the business and operations of Seller (the “Acquisition Proposal”);

4. to approve the adjournment of the special meeting of HACI stockholders, if necessary (the “Stockholder Adjournment Proposal”), in order to permit further solicitation and vote of proxies in favor of the foregoing proposals; and

5. such other matters as may properly come before the special meeting of HACI stockholders or any adjournment or postponement thereof.

HACI’s board of directors recommends that HACI stockholders vote FOR the Director Election Proposal, FOR the Charter Amendment Proposal, FOR the Acquisition Proposal and FOR the Stockholder Adjournment Proposal.

These items of business are described in the enclosed proxy statement/prospectus, which you are encouraged to read in its entirety before voting. Only holders of record of HACI’s common stock at the close of business on          , 2009 are entitled to notice of the special meeting of HACI stockholders and to vote at the special meeting of stockholders and any adjournments or postponements thereof.

A complete list of HACI stockholders of record entitled to vote at the special meeting in lieu of 2009 annual meeting of HACI stockholders will be available for ten days before the special meeting at the principal executive offices of HACI for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

All HACI stockholders are cordially invited to attend the special meeting of HACI stockholders in person. Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting of HACI stockholders, please read the enclosed proxy statement/prospectus carefully, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

          , 2009

By Order of the Board of Directors
Thomas O. Hicks
Chairman of the Board of Directors

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

i

Page

WHERE YOU CAN FIND ADDITIONAL INFORMATION	240
GLOSSARY OF TERMS	241
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A — PURCHASE AND IPO REORGANIZATION AGREEMENT	A-1
ANNEX B — AMENDMENT TO HACI’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	B-1
ANNEX C — FORM OF AMENDMENT NO. 1 TO THE WARRANT AGREEMENT	C-1
ANNEX D — FORM OF WARRANT AGREEMENT	D-1
ANNEX E — OPINION OF STEPHENS INC.	E-1
EX-2.2
EX-2.3
EX-2.4
EX-3.1
EX-3.2
EX-3.3
EX-3.4
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-10.9
EX-10.10
EX-10.11
EX-10.12
EX-10.14
EX-10.15
EX-10.16
EX-10.17
EX-21.1
EX-23.1
EX-23.2
EX-23.3
EX-23.4
EX-23.5
EX-23.8
EX-99.1
EX-99.2
EX-99.5
EX-99.6
EX-99.7

ii

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
FOR HACI WARRANTHOLDERS AND HACI STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of HACI warrantholders and the special meeting of HACI stockholders including the proposed transaction. The following questions and answers may not include all the information that is important to warrantholders and stockholders of HACI. We urge HACI’s warrantholders and stockholders to read carefully this entire proxy statement/prospectus, including “Risk Factors,” the annexes and the other documents included or referred to herein.

Q:	What is the purpose of this document?

A:	Hicks Acquisition Company I, Inc., a Delaware corporation, or HACI, and Resolute Holdings, LLC, a Delaware limited liability company, or Parent, have agreed to a business combination under the terms of a Purchase and IPO Reorganization Agreement, dated as of August 2, 2009, which we refer to as the Acquisition Agreement, by and among HACI, Parent, Resolute Energy Corporation, a Delaware corporation, or the Company, Resolute Subsidiary Corporation, a Delaware corporation, or Merger Sub, Resolute Aneth, LLC, a Delaware limited liability company, or Aneth, Resolute Holdings Sub, LLC, a Delaware limited liability company, or Seller, and HH-HACI, L.P., a Delaware limited partnership, or the Sponsor. The consummation of the transactions contemplated by the Acquisition Agreement is referred to as the Acquisition and the proposal to approve the Acquisition and adopt the Acquisition Agreement is referred to as the Acquisition Proposal. A copy of the Acquisition Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read this proxy statement/prospectus, including “Risk Factors” and all the annexes hereto.

HACI warrantholders are being asked to consider and vote upon a proposal to approve an amendment, which we refer to as the Warrant Amendment, to the warrant agreement, which we refer to as the Warrant Agreement, that governs the warrants of HACI, which we refer to as the HACI warrants, each of which is exercisable for one share of common stock of HACI, par value $0.0001 per share, which we refer to as the HACI Common Stock, to allow each HACI warrantholder to elect to receive in the Acquisition, for each outstanding HACI warrant that was issued in HACI’s initial public offering, which we refer to as the Public Warrants, either (i) the right to receive $0.55 in cash, or the Cash Amount, or (ii) a new warrant, which we refer to as a Company warrant, that is exercisable for one share of common stock of the Company, par value $0.0001 per share, or Company Common Stock, at an exercise price of $13.00 per share, which we refer to as a Company warrant, subject to adjustment and proration as described in this proxy statement/prospectus. If the Acquisition is consummated, any warrantholder who votes against the approval of the Warrant Amendment or who makes no election will receive the Cash Amount in exchange for each of its Public Warrants. The exchange of the Public Warrants for cash is referred to herein as the Cash Exchange and the exchange of Public Warrants for Company warrants is referred to herein as the Warrant Exchange. This proposal to amend the Warrant Agreement in order to effect the Cash Exchange and the Warrant Exchange is referred to herein as the Warrant Amendment Proposal. The form of the Warrant Amendment is attached to this proxy statement/prospectus as Annex C and is incorporated into this proxy statement/prospectus by reference.

HACI stockholders are being asked to elect two Class I and two Class II directors to serve on HACI’s board of directors, which we refer to as the Director Election Proposal. The four director nominees, if elected, will serve on HACI’s board of directors until the consummation of the Acquisition, or if the Acquisition Proposal is not approved, until HACI’s dissolution.

HACI stockholders are also being asked to consider and vote upon a proposal to approve an amendment to HACI’s amended and restated certificate of incorporation, or HACI’s charter, to provide for its perpetual existence and to permit a business combination with an entity engaged in the energy industry as its principal business. The form of the amendment to HACI’s charter is attached to this proxy statement/prospectus as Annex B and is incorporated into this proxy statement/prospectus by reference. We refer to the amendment of HACI’s charter as the Charter Amendment and to the proposal to amend HACI’s charter as the Charter Amendment Proposal.

HACI stockholders are also being asked to consider and vote upon a proposal to adopt the Acquisition Agreement, which, among other things, provides for a series of transactions pursuant to which HACI stockholders will acquire a majority of the outstanding Company Common Stock, and the Company will own 100% of HACI and all of the business and operations of Seller. In connection with the Acquisition, all of the outstanding shares of HACI Common Stock will be exchanged for an equal number of shares of Company Common Stock upon the consummation of the Acquisition. If the Warrant Amendment Proposal is approved, HACI intends to consummate the Cash Exchange and the Warrant Exchange in connection with the closing of the Acquisition.

HACI’s units, each consisting of one share of HACI Common Stock and one HACI warrant, which we refer to as the HACI units, will not be exchanged in the Acquisition. The HACI units will be separated into the component common stock and warrants, each of which will be exchanged for either Company Common Stock, the Company warrants or cash, as described herein, and will cease to trade following the consummation of the Acquisition.

The approval of the Warrant Amendment Proposal by HACI warrantholders and the approval of the Charter Amendment Proposal and the Acquisition Proposal by HACI stockholders are preconditions to the consummation of the Acquisition. If the Warrant Amendment Proposal and the Charter Amendment Proposal are not approved, the Acquisition Proposal will not be presented to the HACI stockholders for a vote.

This proxy statement/prospectus contains important information about the proposed Acquisition and the other matters to be acted upon at the special meeting of HACI warrantholders and the special meeting of HACI stockholders. You should read it carefully.

Q:	What is being voted on by HACI warrantholders and stockholders?

A:	Below are proposals on which HACI warrantholders are being asked to vote and proposals on which HACI stockholders are being asked to vote.

Warrantholder Proposals

• the Warrant Amendment Proposal; and

• a proposal to approve the adjournment of the special meeting of HACI warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Warrant Amendment Proposal. This is referred to herein as the Warrantholder Adjournment Proposal. This proposal will only be presented to the special meeting of HACI warrantholders if there are not sufficient votes to approve the Warrant Amendment Proposal.

Stockholder Proposals

• the Director Election Proposal;

• the Charter Amendment Proposal;

• the Acquisition Proposal, provided that the Charter Amendment Proposal is approved at the special meeting of HACI stockholders; and

• a proposal to approve the adjournment of the special meeting of HACI stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Charter Amendment or to approve the Acquisition Proposal. This is referred to herein as the Stockholder Adjournment Proposal. This proposal will only be presented at the special meeting of HACI stockholders if there are not sufficient votes to approve one of the other proposals presented to the stockholders.

It is important for you to note that in the event that the Charter Amendment Proposal, the Warrant Amendment Proposal or the Acquisition Proposal does not receive the requisite vote for approval, then HACI will not consummate the Acquisition, the Cash Exchange or the Warrant Exchange. If HACI does not consummate the Acquisition and fails to consummate any other business combination by September 28, 2009, HACI will be required to dissolve and liquidate and all HACI warrants will expire worthless.

Q:	Are the proposals conditioned on one another?

A:	Yes. Unless the Charter Amendment Proposal is approved at the special meeting of HACI stockholders and the Warrant Amendment Proposal is approved at the special meeting of HACI warrantholders, the Acquisition Proposal will not be presented to the HACI stockholders for a vote.

Q:	What will happen in the Acquisition?

A:	At the closing of the Acquisition, through a series of transactions, the holders of HACI Common Stock, including the Sponsor and certain of HACI’s directors who previously received HACI Common Stock and warrants, which we refer to as the Founder Shares and the Founder Warrants, respectively, as part of the HACI units issued prior to the IPO, or the Founder Units, and who, together with the Sponsor, we refer to as the Initial Stockholders, will own approximately 82% of the outstanding Company Common Stock (excluding Company Earnout Shares). To accomplish this result, HACI will transfer an estimated $346 million to Aneth in exchange for a membership interest in Aneth. Through Seller’s subsequent contribution of its operating subsidiaries and the simultaneous merger of HACI with Merger Sub, the Company will acquire HACI and all of Seller’s business and operations. The $346 million paid by HACI to Aneth will be used to pay certain amounts outstanding under its credit facilities. As a result of the Acquisition:

• Seller will receive (i) 9,200,000 shares of Company Common Stock, (ii) 4,600,000 warrants to purchase Company Common Stock at a price of $13.00 per share subject to a trigger price of $13.75 per share to be exceeded within five years, or Company Founders Warrants, (iii) 2,333,333 warrants to purchase Company Common Stock at a price of $13.00 per share, or Company Sponsors Warrants, and (iv) 1,385,000 shares of Company Common Stock subject to forfeiture in the event a trigger price of $15.00 is not exceeded within five years following the closing of the Acquisition, or Company Earnout Shares;

• the Sponsor will receive (i) 4,324,000 shares of Company Common Stock, (ii) 8,924,000 Company Founders Warrants, (iii) 4,666,667 Company Sponsors Warrants, and (iv) 1,865,000 Company Earnout Shares;

• the holders of HACI Common Stock who do not vote against the Acquisition Proposal and exercise their conversion rights will receive one share of Company Common Stock for each share of HACI Common Stock they own immediately prior to the closing of the Acquisition (subject to adjustment and proration); and

• the holders of HACI Public Warrants will receive either (i) $0.55 in cash or (ii) a Company warrant, for each Public Warrant they own immediately prior to the Acquisition.

Each of the Company warrants, Company Founders Warrants and Company Sponsors Warrants will have an exercise price of $13.00 share, expire within five years after the closing of the Acquisition, and will be redeemable by the Company at $0.01 subject to an $18.00 redemption trigger price per share. However, the Company Founders Warrants and Company Sponsors Warrants will not be redeemable so long as they are held by the Initial Stockholders or Seller or their permitted transferees.

For more information, see the sections entitled “The Acquisition,” “The Acquisition Agreement” and “Description of Securities.”

Q:	Why is HACI proposing the Acquisition?

HACI is a blank check company that was organized under the laws of the State of Delaware on February 26, 2007. HACI was formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets, which we refer to as an initial business combination or a business combination.

HACI consummated its initial public offering, or the IPO, on October 3, 2007. Approximately $536.1 million of the proceeds of the IPO (including deferred underwriting commissions) and the sale to the Sponsor of warrants to purchase 7,000,000 shares of HACI Common Stock simultaneously with the consummation of the IPO, which we refer to as the Sponsor Warrants, was placed in a trust account immediately following the IPO. Upon the consummation of an initial business combination, the amounts held in the trust account will be released to HACI. As of March 31, 2009, $540.1 million was held in the trust account. If the Acquisition Proposal is approved, HACI intends to use a portion of the funds held in the trust account (i) to pay the HACI’s aggregate costs, fees and expenses in connection with the consummation of an initial business combination, (ii) to pay tax obligations and deferred underwriting commissions, (iii) to pay HACI stockholders who vote against the Acquisition Proposal and properly exercise their conversion rights, (iv) to pay warrantholders in connection with the Cash Exchange, and (iv) to pay for any repurchases by HACI of Public Shares, if any, prior to the closing of the Acquisition. The remaining balance in the trust account will be contributed to Aneth in exchange for a membership interest in Aneth in connection with the Acquisition. See the sections entitled “The Acquisition — HACI’s Board of Directors’ Reasons for the Approval of the Acquisition” and “The Acquisition Agreement” for additional information.

Q:	Why is HACI proposing the Charter Amendment?

A:	HACI’s charter currently provides that HACI’s corporate existence will terminate on September 28, 2009 and that in order to consummate a business combination, an amendment to HACI’s charter providing for HACI’s perpetual existence must be approved by a majority of the outstanding shares of HACI Common Stock at a duly held stockholder meeting. In addition, pursuant to HACI’s charter, HACI is prohibited from completing a business combination with an entity engaged in the energy industry as its principal business. Resolute is an independent oil and gas company engaged in the exploitation and development of petroleum properties and as such, may be deemed to be engaged in the energy industry as its principal business. Accordingly, HACI is seeking approval of its stockholders of an amendment to HACI’s charter to provide for its perpetual existence and to permit a business combination with an entity engaged in the energy industry as its principal business. If the requisite stockholder approval is received, the Charter Amendment will be filed with the Delaware Secretary of State immediately upon its approval and prior to the HACI stockholders’ consideration of the Acquisition Proposal at the special meeting of HACI stockholders.

Q:	Why is HACI proposing the Warrant Amendment Proposal?

A:	HACI warrantholders are being asked to approve the Warrant Amendment Proposal because the approval of the Warrant Amendment Proposal is a condition to consummation of the Acquisition. In addition, HACI’s board of directors believes that the reduction of the warrants in the Company’s capital structure will increase the Company’s strategic opportunities and attractiveness to future investors.

Q:	What vote is required to approve the proposals presented at the special meeting of HACI Warrantholders?

A:	Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of a majority in interest of the shares of HACI Common Stock issuable upon exercise of the Public Warrants as of the record date.

Approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority in interest of the shares of HACI Common Stock issuable upon exercise of the outstanding HACI warrants represented in person or by proxy at the special meeting of HACI warrantholders and entitled to vote thereon as of the record date.

Abstentions will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal. A broker non-vote will have the effect of a vote “AGAINST” the Warrant Amendment Proposal. Broker non-votes will have no effect on the Warrantholder Adjournment Proposal.

Q:	What vote is required to approve the proposals presented at the special meeting of HACI stockholders?

A:	Directors are elected by a plurality of all of the votes cast, in person or by proxy. This means that the four nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Abstentions and broker non-votes will have no effect on the election of directors. Stockholders may not cumulate their votes with respect to the election of directors.

Approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of HACI Common Stock, entitled to vote thereon as of the record date.

Approval of the Acquisition Proposal requires the affirmative vote of a majority of the issued and outstanding shares of HACI Common Stock entitled to vote thereon as of the record date. In addition, if holders of 30% or more of the shares of HACI Common Stock issued as part of the HACI units issued in the IPO, or the Public Shares, vote against the Acquisition Proposal and properly exercise their conversion rights, HACI will not be permitted to consummate the Acquisition. See the section entitled “Special Meeting of HACI Warrantholders and Special Meeting in Lieu of 2009 Annual Meeting of HACI Stockholders — Conversion Rights” for additional information.

Approval of the Stockholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of HACI Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting.

Abstentions will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, the Acquisition Proposal and the Stockholder Adjournment Proposal. A broker non-vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and the Acquisition Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the Stockholder Adjournment Proposal.

Q:	How will HACI’s directors and officers vote?

A:	Prior to the consummation of the IPO, the Sponsor transferred an aggregate of 276,000 Founder Units, each of which is comprised of one Founder Share and one Founder Warrant, to the Initial Stockholders.

In connection with the IPO, HACI and the representative of the underwriters in the IPO entered into agreements with the Initial Stockholders pursuant to which the Initial Stockholders agreed to vote:

• all of their Founder Shares in accordance with the majority of the votes cast with respect to the Acquisition Proposal by the holders of Public Shares, or the HACI Public Stockholders;

• any Public Shares acquired in or after the IPO in favor of the Acquisition Proposal; and

• all shares of HACI Common Stock held by them in favor of the Charter Amendment Proposal.

This voting arrangement does not apply to any proposal other than the Acquisition Proposal and the Charter Amendment Proposal. Approval of each of the Acquisition Proposal and the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding HACI Common Stock entitled to vote thereon as of the record date. As of the record date of the special meeting of HACI stockholders, 13,800,000 Founder Shares, or 20% of the issued and outstanding HACI Common Stock, would be voted in accordance with the majority of the votes cast by HACI Public Stockholders with respect to the Acquisition Proposal and 20% of the issued outstanding HACI Common Stock would be voted in favor of the Charter Amendment Proposal. If the Initial Stockholders or HACI’s officers and directors purchase Public Shares from existing HACI Public Stockholders that are likely to vote against the Acquisition Proposal or that are likely to elect to exercise their conversion rights, the probability that the vote to approve the Acquisition Proposal will succeed would increase.

Q:	What happens if I vote against the Acquisition Proposal?

A:	In accordance with the terms of HACI’s charter, if you are a HACI Public Stockholder, you have the right to vote against the Acquisition Proposal and demand that HACI convert your Public Shares into a pro rata share of the aggregate amount then on deposit in the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to approximately $6.6 million on the trust account, which interest income was previously released to HACI to fund its working capital requirements). These rights to demand conversion of Public Shares into cash are sometimes referred to herein as conversion rights.

If holders of 30% or more of the Public Shares vote against the Acquisition Proposal and properly exercise their conversion rights, then HACI will not consummate the Acquisition and your Public Shares will not be converted into cash. If the Acquisition is not consummated and HACI does not consummate a business combination by September 28, 2009, HACI will be required to dissolve and liquidate.

Q:	How do I exercise my conversion rights?

A:	In order to exercise conversion rights, you must vote against the Acquisition Proposal, demand that HACI convert the Public Shares held by you into cash by marking the appropriate space on the enclosed proxy card and providing physical or electronic delivery of your stock certificates or shares, as appropriate, prior to the special meeting of HACI stockholders. If you vote against the Acquisition Proposal but fail to properly exercise your conversion rights, you will not be entitled to have your Public Shares converted to cash. Any request for conversion, once made, may be withdrawn at any time up to the date of the special meeting of HACI stockholders. The actual per share conversion price will be equal to the aggregate amount then on deposit in HACI’s trust account (before payment of deferred underwriting discounts and including interest earned on your pro rata portion of the trust account, net of income taxes payable on such interest, and net of interest income of up to $6.6 million previously released to HACI to fund working capital requirements) divided by the number of shares sold in the IPO. For illustrative purposes, based on funds in the trust account of $ on , 2009, the estimated per share conversion price would have been $ . Please see the section entitled “Special Meeting of HACI Warrantholders and Special Meeting in Lieu of 2009 Annual Meeting of HACI Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your Public Shares into cash.

Q:	Do I have appraisal rights if I object to the proposed Acquisition?

A:	Holders of HACI Common Stock will not be entitled to any appraisal rights under the Delaware General Corporation Law in connection with the Acquisition. For additional information, see the section entitled “Special Meeting of HACI Warrantholders and Special Meeting in Lieu of 2009 Annual Meeting of HACI Stockholders — Appraisal Rights.”

Q:	What happens to the funds deposited in the trust account after consummation of the Acquisition?

A:	If the Acquisition Proposal is approved, HACI intends to use the funds held in the trust account (i) to pay HACI’s aggregate costs, fees and expenses in connection with the consummation of an initial business combination, (ii) to pay tax obligations and the deferred underwriting commissions, (iii) to pay HACI Public Stockholders who vote against the Acquisition Proposal and properly exercise their conversion rights, (iv) to pay HACI warrantholders in connection with the Cash Exchange, and (iv) to pay for any repurchases by HACI of Public Shares, if any, prior to the Acquisition. The remaining balance in the trust account will be contributed to Aneth in exchange for an estimated 74.0% membership in Aneth (subject to adjustment for changes in the trust account balance contributed to Aneth) in connection with the Acquisition. See the sections entitled “The Acquisition” and “The Acquisition Agreement” for additional information.

Q:	What happens if the Acquisition is not consummated or is terminated?

A:	There are certain circumstances under which HACI or Seller may terminate the Acquisition Agreement. See the section entitled “The Acquisition Agreement — Termination” for additional information regarding the parties’ specific termination rights. In accordance with HACI’s charter, if the Acquisition is not consummated and HACI is unable to consummate another business combination by September 28, 2009, its corporate existence will automatically terminate and HACI will thereafter dissolve and liquidate. In any liquidation of HACI, the funds deposited in the trust account, plus any interest earned thereon, less reserves for and claims requiring payment from the trust account by creditors who have not waived their rights against the trust account, if any, will be distributed pro rata to the HACI Public Stockholders.

HACI warrantholders have no right to receive funds held in the trust account with respect to the warrants they hold. If the Acquisition is not consummated and HACI does not consummate another business combination by September 28, 2009, HACI will be required to dissolve and liquidate and the HACI warrants will expire worthless.

The Initial Stockholders have waived any right to participate in any liquidation distribution with respect to their Founder Shares if HACI fails to consummate a business combination. Thomas O. Hicks, HACI’s founder and chairman of the board, has agreed that he will be liable to HACI if and to the extent any claims by a third party for services rendered or products sold to HACI, or by a prospective target business, reduce the amounts in the trust account available for distribution to HACI stockholders in the event of a liquidation, except as to (i) any claims by a third party who executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable) of any and all rights to seek access to the funds in the trust account, or (ii) any claims under HACI’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. HACI cannot assure you that Mr. Hicks will be able to satisfy those obligations. See the section entitled “HACI’s Business — Liquidation If No Business Combination” for additional information.

Q:	When is the Acquisition expected to be consummated?

A:	It is currently anticipated that the Acquisition will be consummated promptly following the special meeting of HACI warrantholders and the special meeting of HACI stockholders to be held on , 2009, provided that all other conditions to the consummation of the Acquisition have been satisfied or waived. For a description of the conditions for the completion of the Acquisition, see the section entitled “The Acquisition Agreement — Conditions to Closing of the Acquisition.”

Q:	Because the prospectus from the IPO did not disclose that HACI may seek to amend its charter prior to the consummation of a business combination, that funds in the trust account might be used, directly or indirectly, to purchase the Public Shares, that HACI may consummate a business combination with an entity engaged in the energy industry as its principal business or that HACI may seek to amend the Warrant Agreement and exchange a portion of the HACI warrants for cash, what are my legal rights?

A:	You should be aware that because the registration statement from the IPO, or the IPO prospectus, did not disclose that HACI may seek to amend HACI’s charter prior to the consummation of a business combination, that funds in the trust account might be used, directly or indirectly, to purchase Public Shares from holders who have indicated that they will vote against the Acquisition Proposal and properly demanded that their Public Shares be converted into cash (as HACI may contemplate doing and which is discussed in further detail below) or that HACI may consummate a business combination with an entity engaged in the energy industry or that HACI may seek to amend the terms of the Warrant Agreement and exchange a portion of outstanding Public Warrants for cash financed out of the trust account, each holder of public shares at the time of the Acquisition who purchased such shares in the IPO may have securities law claims against HACI for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). Such claims may entitle such stockholders asserting them to up to $10.00 per share, based on the initial offering price of the HACI units issued in the IPO, each comprised of one share of HACI Common Stock and a HACI warrant exercisable for an additional share of HACI Common Stock, less any amount received from sale of the original Public Warrants purchased with such HACI units, plus interest from the date of the IPO (which, in the case of holders of Public Shares, may be more than the pro rata share of the trust account to which they are entitled if they exercise their conversion rights or if HACI liquidates). See the sections entitled “The Charter Amendment Proposal,” “The Acquisition — Actions That May Be Taken to

Secure Approval of HACI Stockholders,” and “The Acquisition — Rescission Rights” for additional information.

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including “Risk Factors” and the annexes, and to consider how the Acquisition will affect you as a stockholder or how the Warrant Amendment will affect you as a warrantholder of HACI, as the case may be. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares or warrants through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were a holder of record of HACI Common Stock or HACI warrants on , 2009, the record date for the special meeting of HACI warrantholders and the special meeting of HACI stockholders, you may vote with respect to the applicable proposals in person at the special meeting of HACI warrantholders or the special meeting of HACI stockholders, as the case may be, or by submitting a proxy. You may submit your proxy by completing, signing, dating and returning the enclosed stockholder and/or warrantholder proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares or warrants in “street name,” which means your shares or warrants are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares or warrants, as the case may be, you beneficially own are properly counted. In this regard, you must provide the record holder of your shares or warrants with instructions on how to vote your shares or warrants or, if you wish to attend the special meeting of HACI warrantholders or the special meeting of HACI stockholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting of HACI warrantholders or special meeting of HACI stockholders?

A:	HACI will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present at the special meeting of HACI stockholders. For purposes of approval, an abstention or failure to vote on the Acquisition Proposal will have the same effect as a vote “AGAINST” the proposal but will preclude you from having your shares converted into cash. In order to exercise your conversion rights, you must cast a vote against the Acquisition, make an election on the proxy card to convert such shares of common stock or submit a request in writing to HACI’s transfer agent at the address listed on page , and deliver your shares to HACI’s transfer agent physically or electronically through DTC prior to the special meeting of HACI stockholders.

An abstention from the Warrant Amendment Proposal presented to HACI warrantholders will have the same effect as a vote “AGAINST” this proposal. An abstention from voting on the Charter Amendment Proposal and the Acquisition Proposal presented to the HACI stockholders, will have the same effect as a vote “AGAINST” these proposals. Abstentions will have no effect on the Director Election Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by HACI without an indication of how the warrantholder or stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the warrantholders or the stockholders, as the case may be.

Stockholders will not be entitled to exercise their conversion rights if such stockholders return proxy cards to HACI without an indication of how they desire to vote with respect to the Acquisition Proposal or, for stockholders holding their shares in “street name,” if such stockholders fail to provide voting instructions to their banks, brokers or other nominees.

Q:	If I am not going to attend the special meeting of HACI warrantholders or the special meeting of HACI stockholders in person, should I return my proxy card instead?

A:	Yes. Whether or not you plan to attend the special meeting of HACI warrantholders or the special meeting of HACI stockholders, after carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy card. Then return the enclosed stockholder and/or warrantholder proxy card in the pre-addressed postage-paid envelope provided herewith as soon as possible, so your shares or warrants, as the case may be, may be represented at the special meeting of HACI warrantholders or the special meeting of HACI stockholders.

Q:	If my shares or warrants are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. The election of directors is a routine item so brokers who do not receive instructions as to how to vote on the Director Election Proposal may generally vote on this matter. HACI believes the other proposals presented to the stockholders and to the warrantholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares or warrants without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is which we refer to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the existence of a quorum at the special meeting of HACI stockholders, but will not count for purposes of determining the number of votes cast at the special meeting of HACI stockholders or the special meeting of HACI warrantholders. Your bank, broker or other nominee can vote your shares or warrants only if you provide instructions on how to vote. You should instruct your broker to vote your HACI shares or warrants in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to HACI’s secretary at the address set forth on page 10 so that it is received by HACI’s secretary prior to the special meeting of HACI stockholders or the special meeting of HACI warrantholders or attend the special meeting of HACI stockholders or the special meeting of HACI warrantholders in person and vote. You also may revoke your proxy by sending a notice of revocation to HACI’s secretary, which must be received by HACI’s Secretary prior to the special meeting of HACI stockholders or the special meeting of HACI warrantholders.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares or warrants in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares or warrants. If you are a holder of record and your shares or warrants are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your HACI shares and warrants.

Q:	Who can I obtain additional copies of the proxy statement/prospectus or the enclosed proxy card?

A:	If you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Thomas O. Hicks, Jr., corporate secretary 100 Crescent Court, Suite 1200 Dallas, Texas 75201

To obtain timely delivery, HACI stockholders and warrantholders must request the materials no later than , 2009.

You may also obtain additional information about HACI from documents filed with the Securities and Exchange Commission, by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to vote against the Acquisition Proposal and seek conversion of your Public Shares, you will need to deliver your stock (either physically or electronically) to HACI’s transfer agent prior to the meeting, as further described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 Tel: (212) 845-3287 Fax: (212) 616-7616

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Acquisition, you should read this entire proxy statement/prospectus carefully, including “Risk Factors” and the annexes. See also the section entitled “Where You Can Find Additional Information.”

Unless the context otherwise requires, a reference in this proxy statement/prospectus to “HACI” means Hicks Acquisition Company I, Inc., a reference to “the Company” means Resolute Energy Corporation, a reference to “Parent” means Resolute Holdings, LLC, a reference to “Seller” means Resolute Holdings Sub, LLC, a reference to “Merger Sub” means Resolute Subsidiary Corporation, a reference to “Aneth” means Resolute Aneth, LLC, a reference to the “Acquired Entities” means the operating subsidiaries of Seller, and a reference to “Resolute,” to the extent the context refers to matters prior to the consummation of the Acquisition, means Parent, Seller, the Company and the Acquired Entities and, to the extent the context refers to matters following the consummation of the Acquisition, means the Company, HACI and the Acquired Entities.

This proxy statement/prospectus is:

•	a proxy statement of HACI for use in the solicitation of proxies for the special meeting of HACI warrantholders and the special meeting of HACI stockholders; and

•	a prospectus of the Company relating to (i) the issuance of shares of the common stock of the Company, par value $0.0001 per share, or Company Common Stock, and warrants of the Company, or the Company warrants, each of which is exercisable for one share of Company Common Stock, to holders of HACI Common Stock and HACI warrants and (ii) the issuance of shares of Company Common Stock and the Company warrants in connection with the Acquisition.

The Warrant Amendment Proposal

HACI proposes an amendment, or the Warrant Amendment, to the warrant agreement governing all of the HACI warrants, or the Warrant Agreement, to provide that HACI warrantholders may elect to receive in the Acquisition for each outstanding HACI warrant that was issued in HACI’s initial public offering, or the Public Warrants, either (i) the right to receive $0.55 in cash, or the Cash Amount, or (ii) the right to receive one Company warrant with an exercise price of $13.00 per share, expiring five years from the closing of the Acquisition, subject to adjustment and proration as described in this proxy statement/prospectus. If the Acquisition is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who makes no election will receive $0.55 in cash in exchange for its Public Warrants. We refer to the elections by HACI warrantholders to receive the Company warrants as the Warrant Election. We also refer to the exchange of Public Warrants for the Cash Amount as the Cash Exchange and the exchange of Public Warrants for the Company warrants as the Warrant Exchange.

The form of Warrant Amendment is attached as Annex C to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read the Warrant Amendment in its entirety. See the section entitled “The Warrant Amendment Proposal” for additional information.

If the Warrant Amendment Proposal is not approved at the special meeting of HACI warrantholders, the Acquisition Proposal will not be presented to HACI stockholders for a vote. If the Acquisition is not consummated and HACI does not consummate any other initial business combination by September 28, 2009, HACI will be required to liquidate and all HACI warrants will expire worthless.

The Warrantholder Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting of HACI warrantholders to approve the Warrant Amendment Proposal, the Warrantholder Adjournment Proposal allows HACI’s board of directors to adjourn the special meeting of HACI warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies to approve the Warrant Amendment Proposal. See the section entitled “The Warrantholder Adjournment Proposal” for additional information.

Director Election Proposal

HACI’s board of directors is divided into three classes, being divided as equally as possible with each class having a term of three years. Because HACI did not have a 2008 annual stockholder meeting, the term of Class I and Class II directors, currently consisting of four directors total, expires. HACI’s independent directors have nominated Joseph B. Armes and William A. Montgomery, for re-election as Class I directors, and Brian Mulroney and William H. Cunningham, for re-election as Class II directors. The four director nominees, if elected, will serve on HACI’s board of directors until the consummation of the Acquisition or, if the Acquisition Proposal is not approved, until HACI’s dissolution. See the section entitled “The Director Election Proposal” for additional information about the election of directors.

The Charter Amendment Proposal

Pursuant to HACI’s amended and restated certificate of incorporation, which we refer to as HACI’s charter, HACI is prohibited from consummating a business combination with an entity engaged in the energy industry as its principal business. Resolute is an independent oil and gas company engaged in the exploitation and development of petroleum properties. Accordingly, HACI is seeking approval of its stockholders of an amendment to its charter, which we refer to as the Charter Amendment, to provide for its perpetual existence and to permit a business combination with an entity engaged in the energy industry as its principal business. If the requisite HACI stockholder approval is received, the Charter Amendment will be filed with the Delaware Secretary of State immediately and prior to the presentation of the Acquisition Proposal to the special meeting of HACI stockholders. See the section entitled “The Charter Amendment Proposal” for additional information about the Charter Amendment.

The Charter Amendment is attached as Annex B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read the Charter Amendment in its entirety. If the Charter Amendment Proposal is not approved at the special meeting of HACI stockholders, the Acquisition Proposal will not be presented to the HACI stockholders for a vote.

The Acquisition Proposal

The Companies

HACI

Hicks Acquisition Company I, Inc., or HACI, is a blank check company that was organized under the laws of the State of Delaware on February 26, 2007. HACI was formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets. In accordance with HACI’s charter, if HACI is unable to consummate a business combination by September 28, 2009, its corporate existence will automatically terminate and it will dissolve and liquidate and promptly distribute to its stockholders holding Public Shares the amount in its trust account plus any remaining non-trust account funds after payment of its liabilities. In the event of its liquidation, the HACI warrants will expire worthless.

The HACI units, common stock and warrants are currently listed on the NYSE Amex under the symbols TOH.U, TOH and TOH.WS, respectively. Following the consummation of the Acquisition, the HACI units, common stock and warrants will cease trading on the NYSE Amex and HACI will file a Form 15 with the SEC to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The mailing address of HACI’s principal executive office is 100 Crescent Court, Suite 1200, Dallas, Texas 75201 and its telephone number is (214) 615-2300.

The Company

Resolute Energy Corporation, or the Company, a corporation organized under the laws of the State of Delaware on July 28, 2009, is a wholly-owned subsidiary of Seller. The Company was formed by Seller to consummate the Acquisition. Following the Acquisition, the holders of HACI Common Stock, together with the Sponsor and the Initial Stockholders, will own approximately 82% of the outstanding Company Common Stock (excluding Company Earnout Shares) and Seller will own approximately 18% of the outstanding Company Common Stock (excluding Company Earnout Shares), assuming 30% of the Public Shares vote against the proposal and properly exercise their conversion rights.

The Company expects to apply to have its common stock and warrants listed on the New York Stock Exchange, or the NYSE, under the symbols “REN” and “RENW,” respectively.

The mailing address of the Company’s principal executive office is 1675 Broadway Street, Suite 1950, Denver, Colorado 80202 and its telephone number is (303) 534-4600.

Merger Sub

Resolute Subsidiary Corporation, or Merger Sub, a corporation organized under the laws of the State of Delaware corporation on July 28, 2009, is a wholly-owned subsidiary of the Company. Merger Sub was formed by Seller to consummate the Acquisition. In the Merger, Merger Sub will merge with and into HACI and Merger Sub will cease to exist.

The mailing address of Merger Sub’s principal executive office is 1675 Broadway Street, Suite 1950, Denver, Colorado 80202 and its telephone number is (303) 534-4600.

Seller

Resolute Holdings Sub, LLC, or Seller, is a limited liability company organized under the laws of the State of Delaware on February 7, 2006.

The mailing address of Seller’s principal executive office is 1675 Broadway Street, Denver, Suite 1950, Colorado 80202 and its telephone number is (303) 534-4600.

The Acquisition

HACI and Seller have agreed to combine their businesses pursuant to the Acquisition Agreement, subject to the requisite stockholder and warrantholder approvals and other conditions. As a result of the Acquisition, through a series of transactions, the holders of HACI Common Stock, including the Sponsor and certain of HACI’s directors who previously received HACI Common Stock and HACI warrants, which we refer to as the Founder Shares and the Founder Warrants, respectively, as part of the HACI units issued prior to the IPO, or the Founder units, and who, together with the Sponsor, we refer to as the Initial Stockholders, will own approximately 82% of the outstanding Company Common Stock (excluding Company Earnout Shares) and Seller will own approximately 18% of the outstanding Company Common Stock (excluding Company Earnout Shares). It is anticipated that HACI will transfer approximately $346 million to Aneth and will receive in exchange an estimated 74.0% membership interest in Aneth (subject to adjustment). Seller will then contribute its direct and indirect ownership interests in the Acquired Entities to the Company and Merger Sub will merge with and into HACI, with HACI surviving the merger and continuing as a wholly-owned subsidiary of Seller. As required by the Acquisition Agreement, the $346 million paid by HACI to Aneth will be used to repay certain amounts outstanding under its credit facilities. The Acquisition Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. HACI and the Company encourage you to read the Acquisition Agreement in its entirety.

Acquisition Consideration

In exchange for the contribution of the Acquired Entities and as a result of the other transactions contemplated by the Acquisition Agreement, Seller will own (i) 9,200,000 shares of Company Common Stock, (ii) 4,600,000 warrants to purchase Company Common Stock at a price of $13.00 per share subject to a trigger price of $13.75 per share to be exceeded within five years, or Company Founders Warrants, (iii) 2,333,333 warrants to purchase Company Common Stock at a price of $13.00 per share, or Company Sponsors Warrants, and (iv) 1,385,000 shares of Company Common Stock subject to forfeiture in the event a trigger price of $15.00 is not exceeded within five years following the closing of the Acquisition, or Company Earnout Shares.

In connection with the Acquisition, 7,335,000 Founder Shares and 4,600,000 Founder Warrants held by the Sponsor will be cancelled and forfeited and an additional 1,865,000 Founder Shares will be converted into 1,865,000 Company Earnout Shares. As a result of the consummation of the Acquisition, the Sponsor, together with the other Initial Stockholders, will own (i) 4,600,000 shares of Company Common Stock, (ii) 9,200,000 Company Founders Warrants, (iii) 4,666,667 Company Sponsors Warrants, and (iv) 1,865,000 Company Earnout Shares.

At the effective time of the Merger, each outstanding share of HACI Common Stock (other than shares held by HACI stockholders who do not vote in favor of the adoption of the Acquisition Agreement and properly exercise their conversion rights) will be converted into the right to receive one share of Company Common Stock.

At the effective time of the Merger, each outstanding Public Warrant will be converted into either (i) the right to receive $0.55 in cash, or the Cash Amount, or (ii) the right to receive one Company warrant, subject to adjustment and proration as described in this proxy statement/prospectus.

Conditions to Completion of the Acquisition

A number of conditions must be satisfied or waived, where legally permissible, before the proposed Acquisition can be consummated. These include, among others:

•	the approval by HACI stockholders of the Charter Amendment Proposal and the Acquisition Proposal and the approval by HACI warrantholders of the Warrant Amendment Proposal;

•	the absence of any law, injunction, restraining order or decree of any nature that restrains or prohibits the consummation of the Acquisition;

•	the expiration or termination of any applicable waiting periods specified under the Hart-Scott Rodino Act with respect to the Acquisition;

•	the performance and compliance by each party, in all material respects, of all applicable obligations, covenants and conditions in the Acquisition Agreement;

•	subject to certain materiality exceptions, the accuracy of HACI’s, Parent’s and Seller’s respective representations and warranties in the Acquisition Agreement;

•	subject to certain exceptions, the absence of defaults with respect to any payment obligation or financial covenant under any material indebtedness of the Company or the Acquired Entities;

•	the amount to be paid by HACI to Aneth in connection with HACI’s acquisition of Aneth membership interests is at least $275,000,000;

•	Seller’s implementation of certain hedging arrangements resulting in an average fixed price on its crude oil swaps in year 2010 on 3,650 barrels of crude oil per day of at least $67.00 per barrel;

•	none of Seller’s new or amended crude oil marketing arrangements is expected to have a material adverse effect on the Company and the Acquired Entities at the time of the Acquisition;

•	HACI’s receipt of a legal opinion from counsel to the Company regarding the existence of (i) no conflicts, defaults, or violations under applicable laws of the Navajo Nation and (ii) no conflicts, defaults or violations under any of the Company’s material contracts pursuant to which the Navajo Nation or a subdivision or affiliate thereof is a party or third beneficiary, in each case, as a result of the transactions contemplated by the Acquisition Agreement; and

•	Seller’s receipt of a legal opinion from counsel to HACI regarding the effectiveness of the Charter Amendment and no conflicts with the equity purchase agreement between HACI and GPC Capital Corp. II.

Termination of the Acquisition Agreement

The Acquisition Agreement may be terminated and the Acquisition may be abandoned at any time prior to the closing of the Acquisition by mutual written consent of HACI and Seller. Either HACI or Seller (except as otherwise indicated) will also have the right to terminate the Acquisition Agreement upon the occurrence of any of the following:

•	a law, injunction, restraining order or decree is issued that prohibits the consummation of the Acquisition or is not resolved in HACI’s favor prior to September 29, 2009, provided that the party seeking to terminate the Acquisition Agreement must have used its reasonable best efforts to have such law, injunction, order or decree vacated or denied;

•	failure to obtain the requisite approval of the Acquisition by HACI stockholders or the requisite approval of the Warrant Amendment by HACI warrantholders;

•	failure to consummate the Acquisition by September 29, 2009; provided that the right to terminate the Acquisition Agreement is not available to any party whose failure or inability to fulfill any obligation under the Acquisition Agreement has been the cause of, or resulted in, the failure of the closing of the Acquisition to occur on or before such date;

•	by Seller, upon written notice to HACI, upon a material breach of any representation, warranty, covenant or agreement on the part of HACI such that, if occurring or continuing on the closing date, certain closing conditions would not be satisfied (subject to cure provisions); or

•	by HACI, upon written notice to Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent, Aneth or Seller such that, if occurring or continuing on the closing date, certain closing conditions would not be satisfied (subject to cure provisions).

If the Acquisition Agreement is terminated, HACI or Seller will be entitled to reimbursement of expenses up to $1,000,000 in certain circumstances.

No-Solicitation of Alternative Transaction

Under the Acquisition Agreement, Parent, Seller, the Company, Merger Sub, Aneth and the Acquired Entities are prohibited from soliciting any other transaction concerning any sale of a significant portion of the assets of the Acquired Entities or merger or sale of their respective equity interests in the Acquired Entities, any recapitalization of Seller or the Acquired Entities or similar transaction with respect to Seller or the Acquired Entities or their respective businesses. Similarly, HACI is prohibited from soliciting any initial business combination.

Reasons for the Acquisition

In recommending the approval of the Acquisition Proposal by HACI stockholders, HACI’s board of directors (i) concluded that the Acquisition and that the consideration to be paid in the Acquisition is fair to HACI and its stockholders, (ii) evaluated Resolute’s business and financial condition and prospects based on management’s due diligence review, (iii) considered various industry and financial data, including certain financial analyses and metrics compiled by HACI’s management and financial advisors in evaluating the consideration to be paid by HACI in the Acquisition and (iv) considered a wide variety of factors in connection with its evaluation of the Acquisition. See the sections entitled “The Acquisition — HACI’s Board of Director’s Reasons for the Approval of Acquisition” and “Risk Factors” for additional information.

Interests of HACI’s Directors and Officers in the Acquisition

When you consider the recommendation of HACI’s board of directors in favor of approval of the Acquisition Proposal, you should keep in mind that certain of HACI’s directors and officers have interests in the Acquisition that are different from, or in addition to, your interests as a stockholder.

•	If HACI does not complete the Acquisition or another business combination by September 28, 2009, HACI will be required to commence proceedings to dissolve and liquidate. In such event, the 13,800,000 Founder Units (each consisting of a Founder Share and Founder Warrant) held by the Initial Stockholders, including HACI’s independent directors, and 7,000,000 HACI warrants that were acquired by the Sponsor simultaneously with the consummation of the IPO, or the Sponsor Warrants, will be worthless because such holders have waived any rights to receive any liquidation proceeds with respect to these securities. Each of directors William H. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn held Founder Shares and Founder Warrants with an aggregate market value (without taking into account any discount due to the restricted nature of such securities) of $ based on the closing sale prices of $ and $ , respectively, on the NYSE Amex on , 2009, the record date.

•	The 13,800,000 Founder Units and the 7,000,000 Sponsor Warrants were purchased for consideration of $25,000 and $7.0 million, respectively. HACI’s independent directors hold an aggregate of 276,000 Founder Units and the Sponsor, an entity in which the officers and non-independent directors of HACI hold a financial interest, holds 13,524,000 Founder Units, as well as the 7,000,000 Sponsor Warrants. In light of the amount of consideration paid, HACI’s directors and officers will likely benefit from the completion of the Acquisition even if the Acquisition causes the market price of HACI’s securities to significantly decrease. Even though 7,335,000 Founder Units and 4,600,000 Founder Warrants will be cancelled and 2,333,333 Sponsor Warrants will be sold to Seller in connection with the Acquisition, the likely benefit to HACI’s directors and officers may influence their motivation for promoting the Acquisition and/or soliciting proxies for the approval of the Acquisition Proposal.

•	In connection with the IPO, HACI and the representative of the underwriters in the IPO entered into agreements with the Initial Stockholders pursuant to which the Initial Stockholders have agreed to vote:

•	all of their Founder Shares in accordance with the majority of the votes cast with respect to the Acquisition Proposal by the Public Stockholders;

•	any Public Shares acquired in or after the IPO in favor of the Acquisition Proposal; and

•	all shares of HACI Common Stock held by them in favor of the Charter Amendment Proposal.

This voting arrangement does not apply to any proposal other than the Acquisition Proposal and the Charter Amendment Proposal. Approval of each of the Acquisition Proposal and the Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding HACI Common Stock as of the record date. As of the record date of the special meeting of HACI stockholders, 13,800,000 Founder Shares, or 20% of the outstanding HACI Common Stock, would be voted in accordance with the majority of the votes cast by HACI Public Stockholders with respect to the Acquisition Proposal and 20% of the outstanding HACI Common Stock would be voted in favor of the Charter Amendment Proposal. If the Initial Stockholders or HACI’s officers and directors purchase Public Shares from existing HACI stockholders that are likely to vote against the Acquisition Proposal, or that are likely to elect to convert their Public Shares, the probability that the Acquisition Proposal will be approved would increase.

•	After the completion of the Acquisition, HACI expects that Thomas O. Hicks, HACI’s founder and chairman of the board, or his designee, will become a member of the board of directors of the Company. As such, in the future he may receive cash compensation, board fees, stock options or stock awards if the Company’s board of directors so determines.

•	If HACI dissolves and liquidates prior to the consummation of a business combination, Mr. Hicks has agreed that he will be liable to HACI if and to the extent any claims by a third party for services rendered or products sold to HACI, or by a prospective target business, reduce the amounts in the trust account available for distribution to HACI stockholders in the event of a liquidation, except as to (x) any claims by a third party who executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable) of any and all rights to seek access to the funds in the trust account, or (y) any claims under HACI’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. This agreement was entered into to reduce the risk that, in the event of HACI’s dissolution and liquidation, the trust account is reduced by claims of creditors. However, HACI cannot assure its stockholders that Mr. Hicks will be able to satisfy these indemnification obligations. If the Acquisition is completed, such obligations will terminate.

In addition, the exercise of HACI’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Acquisition may result in a conflict of interest when determining whether such changes or waivers are appropriate and in HACI Public Stockholders’ best interest.

Certain Other Interests in the Acquisition

In addition to the interests of HACI’s directors and officers in the Acquisition, certain individuals promoting the Acquisition and/or soliciting proxies on behalf of HACI have interests in the Acquisition that are different from, or in addition to, the interests of HACI stockholders and HACI warrantholders.

Citigroup Global Markets Inc., or Citi, the lead managing underwriter in the IPO, is assisting HACI’s directors and officers in connection with these efforts. In connection with the IPO, the underwriters agreed to defer fees equal to 1.0% of the gross proceeds from the sale of HACI units to the HACI Public Stockholders, or approximately $17.4 million (subsequently amended on August 2, 2009 to $5.5 million), until the consummation of HACI’s initial business combination. HACI will not pay the underwriters additional fees in connection with their efforts with respect to the IPO.

Actions That May Be Taken to Secure Approval of HACI Stockholders

At any time prior to the special meeting of HACI stockholders, during a period when they are not then aware of any material nonpublic information regarding HACI or its securities, the Company or its securities, the Initial Stockholders or HACI’s directors and officers, and/or their respective affiliates may negotiate arrangements to provide for the purchase of Public Shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they or HACI may enter into transactions with such persons and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Acquisition Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the issued and outstanding HACI Common Stock vote to approve the Acquisition Proposal and that fewer than 30% of the Public Shares vote against the Acquisition Proposal and properly exercise their conversion rights where it appears that such requirements would otherwise not be met.

Purchases of shares by HACI or the persons described above would allow them to exert more influence over the approval of the Acquisition Proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 30% or more of the Public Shares will vote against the Acquisition Proposal and properly exercise their conversion rights.

Conversion Rights

As a result of the proposed Acquisition, each Public Stockholder will have the right to convert its Public Shares into a pro rata share of the aggregate amount then on deposit in the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to approximately $6.6 million on the trust account previously released to HACI to fund its working capital requirements) if the Acquisition Proposal is approved and completed. HACI expects that the conversion price will be less than the per unit initial public offering price of $10.00 per unit. The Initial Stockholders will not have conversion rights with respect to their Founder Shares.

HACI will not complete the Acquisition if HACI Public Stockholders owning 30% or more of the Public Shares vote against the Acquisition Proposal and properly exercise their conversion rights. Because the conversion price will likely be lower than the $10.00 per unit initial public offering price of the HACI units, and may be less than the market price of HACI Common Stock on the date of conversion, there may be a disincentive on the part of the HACI Public Stockholders to exercise their conversion rights.

A HACI Public Stockholder may request conversion at any time after the mailing of this proxy statement/prospectus and prior to the vote taken with respect to the Acquisition Proposal at the special meeting of HACI stockholders. Any request for conversion, once made, may be withdrawn at any time prior to the date of the special meeting of HACI stockholders. If a HACI Public Stockholder wishes to exercise its conversion rights, the stockholder must vote against the Acquisition Proposal, demand that HACI convert the Public Shares held by such stockholder into cash by marking the appropriate space on the proxy card and provide physical or electronic delivery of such stockholder’s stock certificates or shares, as appropriate, as described below, prior to the special meeting of HACI stockholders. If, notwithstanding the stockholder’s vote, the Acquisition is consummated and the stockholder follows the procedures required for conversion, then the stockholder will be entitled to receive a pro rata share of the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to approximately $6.6 million on the trust account, which interest income was previously released to HACI to fund its working capital requirements). A HACI Public Stockholder will not be able to transfer its shares following the approval of the Acquisition Proposal by HACI stockholders unless the Acquisition Agreement is terminated. A HACI Public Stockholder who exercises its conversion rights will exchange the Public Shares held by such stockholder for cash and will no longer own those shares of HACI Common Stock, although the stockholder will continue to have the right to exercise any warrants it still holds. If the Acquisition is not consummated, such stockholder’s shares will not be converted into cash and will be returned to the stockholder, even if such stockholder elected to convert.

HACI Public Stockholders who wish to request conversion must tender their shares to Continental Stock Transfer & Trust Company, the transfer agent for HACI, prior to the special meeting of HACI stockholders or deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System.

In order to physically deliver stock certificates, the HACI Public Stockholders must comply with the following steps. If the shares are held in street name, a HACI Public Stockholder must instruct its account executive, its bank or broker to withdraw the shares from the HACI Public Stockholder’s account and request that a physical certificate be issued in the HACI Public Stockholder’s name. No later than the day prior to the special Meeting of HACI stockholders, a HACI Public Stockholder must present a written instruction to the transfer agent that it wishes to convert its shares into a cash and confirm that the HACI Public Stockholder has held the shares since the record date and will not sell or transfer the shares prior to the closing of the Acquisition. Certificates that have not been tendered in accordance with these procedures by the day prior to the special meeting of HACI stockholders will not be converted into cash. In the event that a HACI Public Stockholder tenders its shares and decides prior to the special meeting of HACI stockholders that it does not want to convert its shares, the HACI Public Stockholder may withdraw its tender. In the event that a HACI Public Stockholder tenders shares and the Acquisition is not completed, these shares will not be converted into cash and the physical certificates representing the shares will be returned to the HACI Public Stockholder. See the section entitled “Special Meeting of HACI Warrantholders and Special Meeting in Lieu of 2009 Annual Meeting of HACI Stockholders — Conversion Rights” for additional information.

Appraisal Rights

Holders of HACI Common Stock will not be entitled to appraisal rights under the Delaware General Corporation Act in connection with the Acquisition.

Opinion of Stephens Inc. to HACI Board of Directors

At a meeting of HACI’s board of directors on August 2, 2009, Stephens rendered its oral opinion, subsequently confirmed in writing, to the board of directors that, as of the date of the opinion, and based upon and subject to the various assumptions, methodologies, limitations and considerations described in such opinion, (i) the Acquisition Consideration (as defined in such opinion) to be paid by HACI and its stockholders in the Acquisition is fair to HACI and its stockholders from a financial point of view and (ii) the fair market value of Resolute is at least 80% of the Initial Amount (as defined in such opinion) held in the trust account, or the “Trust,” established by HACI for the benefit of its public stockholders in connection with its initial public offering. See “The Acquisition — Opinion of Stephens Inc. to HACI’s Board of Directors” for a summary of such opinion and a summary of the material financial analyses performed by Stephens in connection with rendering its opinion. The full text of the written opinion of Stephens which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex E to this proxy statement/prospectus. HACI’s stockholders are urged to read the opinion in its entirety.

See the section entitled “The Acquisition — Opinion of Stephens Inc. to HACI Board of Directors.”

Tax Considerations

The Company anticipates that the Merger will qualify as part of an exchange of property for stock constituting control of a corporation pursuant to Section 351(a) of the Code. Assuming that Section 351(a) of the Code applies to the Merger, except as described in “Material Federal Income Tax Consequences — Tax Consequences of the Merger,” (1) no gain or loss will be recognized on the exchange of the HACI Common Stock by any holder of HACI Common Stock for shares of Company Common Stock, (2) gain or loss should be recognized as a result of the exchange of Public Warrants in return for warrants exercisable for shares of Company Common Stock, (3) the tax basis of the Company Common Stock received by the holders of HACI Common Stock in the Merger should be the same as the adjusted tax basis of the HACI Common Stock surrendered in exchange therefor, (4) the holding period of the Company Common Stock received in the Merger by holders of HACI Common Stock will include the period during which such HACI Common Stock was held, (5) holders of warrants exercisable for shares of Company Common Stock will have an adjusted tax basis in such warrants equal to their fair market value as of the date of the Merger, and (6) the holding period of the warrants exercisable for shares of Company Common Stock received by Public Warrant holders will start on the day after the Merger.

U.S. holders and non-U.S. holders who elect conversion generally will recognize gain or loss upon conversion.

See the section entitled “Material U.S. Federal Income Tax Consequences” for a discussion of the tax aspects of the Merger and Conversion.

The tax consequences to holders of HACI Common Stock or Public Warrants will depend on their own particular situation. Accordingly, holders of HACI Common Stock or Public Warrants are urged to consult their tax advisors for a full understanding of the particular tax consequences to them.

Anticipated Accounting Treatment

The acquisition of Resolute by HACI will be accounted for as a purchase. The consideration for Resolute will include the fair value of 9,200,000 shares of Company Common Stock, 4,600,000 Company Founders Warrants, 2,333,333 Company Sponsors Warrants, and 1,385,000 Company Earnout Shares Stock plus the assumption of all outstanding debt and liabilities of Resolute in excess of the current assets acquired. The actual fair value of the total purchase consideration will vary with fluctuations in the price of HACI Common Stock and with the level of debt outstanding under Aneth’s credit facilities. Additionally, the actual purchase price allocation will not be known until after closing of the Acquisition and will be further impacted by fluctuations in the market price of crude oil and natural gas.

Regulatory Matters

The Acquisition and the transactions contemplated by the Acquisition Agreement, are not subject to any additional federal or state regulatory requirements or approvals, except for the SEC declaring effective the Company’s registration statement of which this proxy statement/prospectus is a part, approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, and filings with the State of Delaware necessary to effectuate the Charter Amendment and the Merger.

Rescission Rights

A HACI Public Stockholder at the time of the closing of the Acquisition that purchased HACI units in the IPO and has not properly exercised its conversion rights with respect to such stockholder’s Public Shares may have securities law claims against HACI for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security) on the basis, for example, that the registration statement from the IPO, or the IPO prospectus, did not disclose that HACI may seek to amend its charter prior to the consummation of a business combination, that funds in the trust account might be used, directly or indirectly, to purchase Public Shares from holders who have indicated their intention to vote against the Acquisition Proposal and properly demanded that their Public Shares be converted into cash, that HACI may consummate a business combination with an entity engaged in the energy industry or that HACI may seek to amend the terms of the Warrant Agreement and exchange a portion of its outstanding Public Warrants for cash financed out of the trust account.

Such claims may entitle HACI Public Stockholders asserting them to up to $10.00 per share, based on the initial offering price of the HACI units sold in the IPO, less any amount received from the sale or fair market value of the original HACI warrants purchased as part of the HACI units, plus interest from the date of the IPO. In the case of HACI Public Stockholders, this amount may be more than the cash to which they are entitled upon exercise of their conversion rights or liquidation of HACI. See the section entitled “The Acquisition — Rescission Rights” for additional information about rescission rights.

Board of Directors of the Company

The Acquisition Agreement provides that effective immediately after the closing of the Acquisition, the board of directors of the Company will consist of nine members and divided into three separate classes. Three directors will be appointed as Class I directors and serve until the first annual meeting of the Company’s stockholders. Three directors will be appointed as Class II directors and will serve until the second annual meeting of the Company’s stockholders. Three directors will be appointed as Class III directors and will serve until the third annual meeting of the Company’s stockholders. See the section entitled “The Company Executive Officers, Directors, Executive Compensation and Corporate Governance” for additional information.

Comparison of Rights of Stockholders of HACI and the Company

HACI and the Company are incorporated under the laws of the State of Delaware. Upon consummation of the Acquisition, HACI stockholders will become stockholders of the Company. The Company’s amended and restated certificate of incorporation that will be in effect at the closing of the Acquisition, or the Company’s charter, differs from HACI’s charter. For a more complete description of the difference between the rights of the stockholders of HACI and the rights of stockholders of the Company, please refer to the section entitled “Comparison of Rights of Stockholders of HACI and the Company”

The Stockholder Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting of HACI stockholders to permit HACI to elect the directors, effect the Charter Amendment, or consummate the Acquisition (because either the Acquisition Proposal is not approved by the affirmative vote of the holders of a majority of the issued and outstanding HACI Common Stock as of the record date or if holders of 30% or more of the Public Shares have indicated that they will vote against the Acquisition Proposal and properly exercise their conversion rights), the Stockholder Adjournment Proposal allows HACI’s board of directors to adjourn the special meeting of HACI stockholders to a later date or dates, if necessary, to permit further solicitation of proxies. See the section entitled “The Stockholder Adjournment Proposal” for additional information.

Recommendation to HACI Warrantholders

HACI’s board of directors believes that each of the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal, if necessary, to be presented at the special meeting of HACI warrantholders is fair to and in the best interest of HACI and its warrantholders and recommends that its warrantholders vote “FOR” each of the proposals.

Recommendation to HACI Stockholders

HACI’s board of directors believes that each of the Director Election Proposal, the Charter Amendment Proposal, the Acquisition Proposal and the Stockholder Adjournment Proposal, if necessary, to be presented at the special meeting of HACI stockholders is fair to, and in the best interests of, HACI and its stockholders and recommends that its stockholders vote “FOR” each of the proposals.

Date, Time and Place of Special Meeting of HACI Warrantholders and Special Meeting of HACI Stockholders

The special meeting of HACI warrantholders and the special meeting of HACI stockholders will be held at           am, Central Standard time, respectively, on          , 2009, at the offices of Akin Gump Strauss Hauer & Feld LLP at 1700 Pacific Avenue, 39th Floor, Dallas, Texas 75201, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting of HACI warrantholders or the special meeting of HACI stockholders, as the case may be, if you owned shares of HACI Common Stock or HACI warrants at the close of business on          , 2009, which is the record date for the special meeting of HACI warrantholders and the special meeting of HACI stockholders. You are entitled to one vote for each share of HACI Common Stock you owned and one vote for each share of HACI Common Stock underlying the HACI warrants you owned at the close of business on the record date. If your shares or warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares or warrants you beneficially own are properly counted. The Public Warrants do not have voting rights other than with respect to the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal. As of the record date, there were 69,000,000 shares of HACI Common Stock outstanding, of which 55,200,000 are Public Shares and 13,800,000 are Founder Shares held by the Initial Stockholders. On the record date, there were 76,000,000 HACI warrants outstanding, of which 55,200,000 are Public Warrants, 13,800,000 are Founder Warrants held by the Initial Stockholders and 7,000,000 are Sponsor Warrants held by the Sponsor.

Required Vote for Warrantholder Proposals

Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of a majority in interest of the shares of HACI Common Stock issuable upon exercise of the Public Warrants as of the record date.

Approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority in interest of the shares of HACI Common Stock issuable upon exercise of the outstanding HACI warrants represented in person or by proxy at the special meeting of HACI warrantholders and entitled to vote thereon as of the record date.

Abstentions will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal and the Adjournment Proposal. Broker non-votes will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal and will have no effect on the Warrantholder Adjournment Proposal.

Quorum and Required Vote for Stockholder Proposals

A quorum of HACI stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of HACI stockholders if a majority of the HACI Common Stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Election of the director nominees requires a plurality of all votes cast, in person or by proxy. Abstentions and broker non-votes will have no effect on the election of directors.

Approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of HACI Common Stock entitled to vote thereon as of the record date.

Approval of the Acquisition Proposal requires the affirmative vote of a majority of the issued and outstanding HACI Common Stock entitled to vote thereon as of the record date. In addition, the Acquisition will not be consummated if holders of 30% or more of the Public Shares (16,560,000 shares or more) vote against the Acquisition Proposal and properly exercise their conversion rights. Please note that you cannot seek conversion of your Public Shares unless you vote against the Acquisition Proposal.

Approval of the Stockholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of HACI Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting.

Abstentions are considered present for purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, the Acquisition Proposal and the Stockholder Adjournment Proposal. Broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and the Acquisition Proposal and will have no effect on the remaining proposals presented to the stockholders.

Proxies

Proxies may be solicited by mail, telephone or in person.

If you grant a proxy, you may still vote your shares or warrants, as the case may be, in person if you revoke your proxy before the special meeting of HACI stockholders or special meeting of HACI warrantholders. You may also change your vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of HACI Warrantholders and Special Meeting in Lieu of 2009 Annual Meeting of HACI Stockholders — Revoking Your Proxy.”

Vote of the Initial Stockholders

As of the record date for the special meeting of HACI stockholders, the Initial Stockholders owned an aggregate of approximately 20% of the outstanding shares of HACI Common Stock, consisting of 13,800,000 Founder Shares that were acquired prior to the IPO.

In connection with the IPO, HACI and the representative of the underwriters in the IPO entered into agreements with the Initial Stockholders pursuant to which the Initial Stockholders agreed to vote:

•	all of their Founder Shares in accordance with the majority of the votes cast with respect to the Acquisition Proposal by the Public Stockholders;

•	any Public Shares acquired in or after the IPO in favor of the Acquisition Proposal; and

•	all shares of HACI Common Stock held by them in favor of the Charter Amendment Proposal.

This voting arrangement does not apply to any proposal other than the Acquisition Proposal and the Charter Amendment Proposal. Approval of each of the Acquisition Proposal and the Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding HACI Common Stock. If the Initial Stockholders or HACI’s officers and directors purchase Public Shares from existing HACI Public Stockholders that are likely to vote against the Acquisition Proposal or that are likely to elect to exercise their conversion rights, the probability that the Acquisition Proposal will be approved would increase.

Description of Securities of the Company

Company Common Stock

Holders of Company Common Stock will have voting rights and dividend participation rights, except in the case of the Company Earnout Shares, which are subject to forfeiture and will not have dividend rights unless certain post-closing Company Common Stock trading price targets are met.

Warrants

Company Warrants

Each Company warrant will entitle the holder to purchase one share of Company Common Stock at a price of $13.00 per share, subject to adjustment, at any time commencing on the closing of the Acquisition and continuing for a period that ends five years from the closing of the Acquisition. However, the warrants will be exercisable only if a registration statement relating to the Company Common Stock issuable upon exercise of the warrants is effective and current. At any time while the warrants are exercisable and an effective registration statement covering the shares of Company Common Stock issuable upon exercise of the warrants is available and current throughout the 30-day redemption period, the Company may call the outstanding warrants (except as described below with respect to the Company Founders Warrants and the Company Sponsors Warrants) for redemption:

•	in whole and not in part;

•	at a price of $.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrantholder; and

•	if, and only if, the reported last sale price of Company Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to the notice of redemption to warrantholders.

Company Founders Warrants

The terms of the Company Founders Warrants will be identical to the terms of the Company warrants except that the Company Founders Warrants:

•	other than Company Founders Warrants held by Seller, may not be sold or transferred except to permitted transferees until 180 days after the closing of the Acquisition;

•	will not be redeemable by the Company so long as they are held by the Initial Stockholders, Seller or their permitted transferees;

•	may not be exercised unless and until the last sale price of Company Common Stock exceeds $13.75 for any 20 days within any 30 trading-day-period beginning 90 days after the closing of the Acquisition; and

•	may be exercised at the option of the holder on a cashless basis.

Company Sponsors Warrants

The terms of the Company Sponsors Warrants will be identical to the terms of the Company warrants except that the Company Sponsors Warrants:

•	other than Company Sponsors Warrants held by Seller, may not be sold or transferred except to permitted transferees until 180 days after the closing of the Acquisition;

•	will not be redeemable by the Company so long as they are held by the Sponsor, Seller or their permitted transferees; and

•	may be exercised at the option of the holder on a cashless basis.

Price Range of HACI Securities

The following table sets forth the high and low sale prices for the HACI units, HACI common stock and HACI warrants, respectively, on the NYSE Amex LLC, or the NYSE Amex, on July 31, 2009, the trading day prior to HACI’s announcement of the Acquisition.

	High	Low

Units	$9.62	$9.62
Common Stock	$9.67	$9.65
Warrants	$0.03	$0.03

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF RESOLUTE AND THE COMPANY.

The following table presents summary historical financial data of Resolute Natural Resources Company, LLC, WYNR, LLC, BWNR, LLC, RNRC Holdings, Inc., Resolute Aneth, LLC and Resolute Wyoming, Inc., each of which are subsidiaries of Seller and are collectively referred to in this prospectus as “Resolute” or the “Companies,” and unaudited summary pro forma financial data of Resolute Energy Corporation. Also, included in the following table is Adjusted EBITDA, which is a financial measure not calculated in accordance with generally accepted accounting principles, or GAAP. Please read “— Non-GAAP Financial Measures.”

The summary historical and unaudited pro forma financial data have been prepared on the following basis:

•	the historical combined financial information of Resolute for the years ended December 31, 2006, 2007 and 2008 have been derived from the audited financial statements of Resolute; and

•	the historical combined financial information of Resolute as of and for the three months ended March 31, 2008 and 2009, have been derived from the unaudited historical combined financial statements of Resolute.

•	The summary unaudited pro forma financial data for the year ended December 31, 2008, and as of and for the three months ended March 31, 2009, are derived from the unaudited pro forma financial statements of the Company. The unaudited pro forma financial information has been derived by the application of pro forma adjustments to the historical consolidated and combined financial statements of HACI and Resolute to reflect the Acquisition, including the IPO reorganization. The unaudited pro forma consolidated balance sheet as of March 31, 2009, or the pro forma balance sheet, gives effect to the Acquisition as if it had occurred on March 31, 2009. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2009 and the year ended December 31, 2008, or the pro forma statements of operations, give effect to the Acquisition as if it had occurred on January 1, 2008 and has been prepared assuming the level of approval of the Acquisition by HACI Public Stockholders will occur at the maximum conversion, which assumes HACI Public Stockholders owning 30% less one share of the HACI Common Stock issued in HACI’s initial public offering seek conversion.

The summary pro forma financial data should not be considered as indicative of the historical results the Company would have had or the results the Company will have after the Acquisition. You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical combined financial statements of Resolute and notes thereto, and the unaudited pro forma consolidated financial statements of the Company and notes thereto. Among other things, the historical and pro forma consolidated financial statements include more detailed information regarding the basis of presentation for the following information. In addition, the pro forma financial information does not include the estimated $3.0 million of annual incremental general and administrative expenses that Resolute expects to incur as a result of being a publicly traded company.

The following is presented in thousands, except per share data:

	Resolute					Pro Forma
							Three
							Months
				Three Months		Year Ended	Ended
	Year Ended December 31,			Ended March 31,		December 31,	March 31,
	2006(1)	2007	2008	2008	2009	2008	2009

Statements of Operations Data:
Revenue:
Oil	$108,441	$148,431	$193,535	$49,371	$18,305	$193,535	$18,305
Gas	18,203	19,592	29,376	6,618	3,324	29,376	3,324
Other	3,834	5,320	6,261	1,425	859	6,261	859

Total revenue	130,478	173,343	229,172	57,414	22,488	229,172	22,488

	Resolute					Pro Forma
							Three
							Months
				Three Months		Year Ended	Ended
	Year Ended December 31,			Ended March 31,		December 31,	March 31,
	2006(1)	2007	2008	2008	2009	2008	2009

Operating expenses:
Lease operating	54,640	66,731	85,990	19,288	16,295	87,382	16,556
Depletion, depreciation, amortization, and asset retirement obligation accretion	16,657	27,790	50,335	10,061	8,210	64,309	11,288
Impairment of proved properties(3)	—	—	245,027	—	13,295	245,027	13,295
Write off of deferred acquisition costs	—	—	—	—	—	—	3,500
General and administrative(2)	6,130	40,273	20,211	2,283	2,130	20,211	2,130

Total operating expenses	77,427	134,794	401,563	31,632	39,930	416,929	46,769

Income (loss) from operations	53,051	38,549	(172,391)	25,782	(17,442)	(187,757)	(24,281)

Other income (expense):
Interest expense	(22,293)	(35,898)	(33,139)	(8,606)	(6,248)	(4,180)	(425)
Gain (loss) on derivative instruments	14,557	(106,228)	96,032	(30,822)	9,860	96,032	9,860
Other income	727	905	832	526	40	664	(4)

Total other income (expense)	(7,009)	(141,221)	63,725	(38,902)	3,652	92,516	9,431

Income (loss) before income taxes	46,042	(102,672)	(108,666)	(13,120)	(13,790)	(95,241)	(14,850)
Income tax benefit (expense)	(3,312)	(1,740)	18,247	65	(9,807)	33,334	5,198

Net income (loss)	42,730	(104,412)	(90,419)	(13,055)	(23,597)	(61,907)	(9,652)

Less: (Income) loss attributable to the noncontrolling interest	(715)	(409)	177	24	—	177	—

Net income (loss) attributable to Resolute	$42,015	$(104,821)	$(90,242)	$(13,031)	$(23,597)	$(61,730)	$(9,652)

Net income (loss) per share						$(1.18)	$(0.18)
Other Financial Data (unaudited):
Adjusted EBITDA	$69,721	$96,671	$109,604	$28,113	$15,293	$108,044	$11,488
Balance Sheet Data (at period end):
Working capital	$543	$(35,578)	$(12,652)	$(40,021)	$(429,152)		$(11,827)
Total assets	488,493	601,123	360,847	609,811	324,902		589,103
Current portion of long term debt	250	250	—	250	418,120		—
Long term debt	332,063	458,863	421,150	458,300	—		73,612
Shareholder’s/Member’s equity (deficit)(4)	94,232	(74,147)	145,669	(89,322)	(168,306)		439,351
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$42,822	$73,789	$97,379	$25,031	$5,408
Investing activities	(269,336)	(97,596)	(61,021)	(13,281)	(4,076)
Financing activities	231,635	22,089	(41,512)	(1,056)	(3,032)

(1)	Includes the results of operations of the ExxonMobil Properties for the period beginning on the date of acquisition, April 14, 2006.

(2)	During the year ended December 31, 2007, general and administrative expense included a non-cash charge to compensation expense of $34.5 million associated with equity-based compensation recognized during the period. This non-cash charge relates to incentive compensation provisions in the operating agreement between Natural Gas Partners and management. In June 2007, Resolute Holdings made a $100.0 million cash distribution to its members that met a financial requirement for a portion of management’s incentive compensation units to vest, triggering this compensation expense. Please read “Note 6 — Shareholder’s/Member’s Equity and Equity Based Awards” to the audited combined financial statements of Resolute. An additional $0.3 million non-cash charge was allocated to lease operating expense related to the same equity-based compensation.

(3)	As a result of Resolute’s analysis of the full cost ceiling test related to the limitation on capitalized costs, Resolute included a provision for an impairment of oil and gas property costs of $245.0 and $13.3 million for the year ended December 31, 2008 and the three month period ended March 31, 2009, respectively.

(4)	In June 2007, Resolute Holdings made a $100.0 million cash distribution to its members. This distribution represented a return on equity and consequently is reflected in Resolute’s combined financial statements by a similar reduction to its Shareholder’s/Member’s equity (deficit) as of December 31, 2007.

Non-GAAP Financial Measures

Included in this proxy statement/prospectus is the non-GAAP financial measure Adjusted EBITDA. This non-GAAP financial measure provides a reconciliation of it to its most directly comparable financial measures as calculated and presented in accordance with GAAP.

Adjusted EBITDA.  Adjusted EBITDA (a non-GAAP measure) is defined as net income plus net interest expense, income taxes, depletion, depreciation and amortization, impairment expense, accretion of asset retirement obligation, change in fair value of derivative instruments, expiration of puts, non-cash equity-based compensation expense and noncontrolling interest. This definition is consistent with the definition of EBITDA in Resolute’s existing credit agreements. Adjusted EBITDA is also a financial measure that Resolute expects will be reported to its lenders and used as a gauge for compliance with some of the anticipated financial covenants under its amended revolving credit facility.

Adjusted EBITDA is used as a supplemental liquidity or performance measure by Resolute’s management and by external users of its financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the ability of Resolute’s assets to generate cash sufficient to pay interest costs;

•	the financial metrics that support Resolute’s indebtedness;

•	Resolute’s ability to finance capital expenditures;

•	financial performance of the assets without regard to financing methods, capital structure or historical cost basis;

•	Resolute’s operating performance and return on capital as compared to those of other companies in the exploration and production industry, without regard to financing methods or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations. Because Resolute has borrowed money to finance its operations, interest expense is a necessary element of its costs and its ability to generate gross margins. Because Resolute uses capital assets, depletion, depreciation and amortization are also necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, Resolute believes that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA, to evaluate its financial performance and liquidity. Adjusted EBITDA excludes some, but not all, items that affect net income, operating income and net cash provided by operating activities and these measures may vary among companies. Resolute’s Adjusted EBITDA may not be comparable to Adjusted EBITDA or EBITDA of any other company because other entities may not calculate these measures in the same manner.

The following table provides a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by (used in) operating activities (in thousands).

	Resolute					Pro Forma Resolute
							Three
						Year	Months
				Three Months		Ended	Ended
	Year Ended December 31,			Ended March 31,		December 31,	March 31,
	2006	2007	2008	2008	2009	2008	2009

Net income (loss)	$42,730	$(104,412)	$(90,419)	$(13,055)	$(23,597)	$(61,907)	$(9,652)

Non-cash change in fair value of derivatives	(15,085)	101,495	(120,573)	21,765	461	(120,573)	461

Depletion, depreciation, amortization and accretion	16,657	27,790	50,335	10,061	8,210	64,309	11,288

Interest expense	22,293	35,898	33,139	8,606	6,248	4,180	425

Impairment of proved properties	—	—	245,027	—	13,295	245,027	13,295

Income taxes	3,312	1,740	(18,247)	(65)	9,807	(33,334)	(5,198)

Non-cash equity-based compensation expense	—	34,533	7,878	907	960	7,878	960

Other	(185)	(373)	2,464	(106)	(91)	2,464	(91)

EBITDA	$69,721	$96,671	$109,604	$28,113	$15,293	$108,044	$11,488

Less:

Cash interest expense	21,628	34,942	30,658	8,368	5,726

Income taxes	—	—	—	18	—

Change in operating assets and liabilities	5,271	(12,246)	(14,726)	(5,368)	4,144

Other(1)	—	186	(3,707)	64	15

Net cash provided by (used in) operating activities	$42,822	$73,789	$97,379	$25,031	$5,408

Net cash provided by (used in) investing activities	(269,336)	(97,596)	(61,021)	(13,281)	(4,076)

Net cash provided by (used in) financing activities	231,635	22,089	(41,512)	(1,056)	(3,032)

(1)	As more fully described in Note 3 — Acquisitions, in Resolute’s combined financial statements for the year ended December 31, 2008, Resolute acquired Primary Natural Resources Inc. The 2008 amount reflected in “Other” is the non-cash portion of the purchase price allocation related to the associated deferred tax liability.

Summary Historical Operating and Reserve Data

The following table shows operating data for the periods indicated. You should refer to “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Resolute,” “Resolute’s Business — Estimated Net Proved Reserves” and “Resolute’s Business — Production and Price History” in evaluating the data presented below and the data presented in the table on the following page.

	Resolute
				Three Months
	Year Ended December 31,			Ended March 31,
	2006	2007	2008	2008	2009

Production Sales Data:

Oil (MBbl)	1,705	2,127	2,049	522	497

Gas and natural gas liquids (MMcfe)(4)	3,587	3,800	4,645	900	1,172

Equivalent volumes (MBoe)	2,303	2,760	2,823	672	692

Daily equivalent volumes (Boe/d)	6,310	7,561	7,712	7,385	7,693

Average Realized Prices (including hedges):

Oil ($/Bbl)	$63.58	$69.80	$94.47	$94.56	$36.83

Gas and natural gas liquids ($/Mcfe)	6.12	6.45	7.59	8.83	3.34

Other Operating Data:

Lease operating expense ($/Boe)	$19.75	$19.92	$24.75	$22.80	$21.39

Production tax expense ($/Boe)	3.98	4.26	5.71	5.90	2.15

The following table presents Resolute’s estimated net proved oil and gas reserves and the standardized measure and has been prepared on the following basis:

•	for the years ended December 31, 2006 and 2007 the estimated net proved oil and gas reserves and standardized measure reflects the Aneth Field Properties

•	for the year ended December 31, 2008 the estimated net proved oil and gas reserves and standardized measure reflects the Aneth Field Properties and the Wyoming Properties

The data as of December 31, 2006, 2007 and 2008 are based on reports prepared by Resolute and audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers. The standardized measure values shown in the table are not intended to represent the current market value of Resolute’s estimated net proved oil and gas reserves. The estimates of net proved reserves have not been filed with or included in reports to any federal authority or agency other than the SEC.

In accordance with SEC and FASB requirements, Resolute’s estimated net proved reserves and standardized measure were determined using end of the period prices for oil and gas that were realized as of the date set forth below. The reserves estimates utilized year-end NYMEX posted prices for oil for the dates presented, NYMEX Henry Hub posted prices for gas as of December 31, 2006, 2007 and 2008, as shown below, but in each case as adjusted for location differentials as of the effective date of the report, as well as plant fees and Btu content.

	As of December 31,
	2006	2007	2008

Estimated net proved reserves:
Oil (MBbl)	78,357	74,453	44,734
Gas (MMcf)	1,891	1,766	17,782
NGL (MBbl)	—	—	1,636
Total (MBoe)	78,672	74,747	49,334
Proved developed reserves as a percentage of total proved reserves	42%	51%	64%
Standardized measure ($ in millions)	993	1,518	247

	As of December 31,
	2006	2007	2008

Oil and gas prices:
Oil ($/Bbl)	$61.05	$95.98	$44.60
Gas ($/MMBtu)	5.63	6.59	5.24

PRICE RANGE OF SECURITIES AND DIVIDENDS

HACI

Price Range of HACI Securities

HACI units, which consist of one share of HACI Common Stock and one HACI warrant, have traded on the NYSE Amex under the symbol “TOH.U” since October 3, 2007, the date of HACI’s initial public offering, or the IPO. HACI Common Stock has traded separately on the NYSE Amex under the symbol “TOH” since October 8, 2007. HACI warrants have traded separately on the NYSE Amex under the symbol “TOH.WS” since October 8, 2007. Each HACI warrant entitles the holder to purchase from HACI one share of HACI Common Stock at an exercise price of $7.50 upon the later of the completion of an initial business combination and September 28, 2008. The HACI warrants will expire on September 28, 2011, or earlier upon redemption.

On July 31, 2009, the last trading day before the public announcement of the Acquisition, the last sales price per security of the HACI units, HACI Common Stock and HACI warrants were $9.62, $9.67 and $0.03, respectively, in each case on the NYSE Amex. On          , 2009, the latest practicable date before the date of this proxy statement/prospectus, the last sales price per share of the HACI units, HACI Common Stock and HACI warrants were $          , $          , and $          , respectively, in each case on the NYSE Amex.

The following tables set forth, for the calendar quarter indicated, the quarterly high and low sale prices for the HACI units, HACI Common Stock and HACI warrants, respectively, as reported on the NYSE Amex. None of the Company’s equity securities are publicly traded, and as a result, no market information related to such equity securities is available.

Units

Quarter Ended	High	Low

September 30, 2009(1)	$9.62	$9.57
June 30, 2009	$9.62	$9.44
March 31, 2009	$9.51	$9.06
December 31, 2008	$9.40	$8.75
September 30, 2008	$9.87	$9.24
June 30, 2008	$10.10	$9.47
March 31, 2008	$10.02	$9.57
December 31, 2007(2)	$10.07	$9.76

(1)	Represents the high and low sales prices for HACI units for the quarter as of July 31, 2009.

(2)	Represents the high and low sales prices for HACI units from October 3, 2007, the date of the IPO, through December 31, 2007

Common Stock

Quarter Ended	High	Low

September 30, 2009(1)	$9.67	$9.57
June 30, 2009	$9.60	$9.40
March 31, 2009	$9.44	$9.14
December 31, 2008	$9.15	$8.64
September 30, 2008	$9.40	$8.89
June 30, 2008	$9.33	$9.07
March 31, 2008	$9.22	$9.00
December 31, 2007(2)	$9.87	$8.94

(1)	Represents the high and low sales prices for HACI Common Stock for the quarter as of July 31, 2009.

(2)	Represents the high and low sale prices for HACI Common Stock from October 8, 2007, the date that HACI Common Stock first became separately tradable, through December 31, 2007.

Warrants

Quarter Ended	High	Low

September 30, 2009(1)	$0.06	$0.02
June 30, 2009	$0.11	$0.04
March 31, 2009	$0.13	$0.01
December 31, 2008	$0.30	$0.03
September 30, 2008	$0.57	$0.20
June 30, 2008	$0.80	$0.50
March 31, 2008	$0.90	$0.52
December 31, 2007(2)	$1.06	$0.85

(1)	Represents the high and low sales prices for HACI warrants for the quarter as of July 31, 2009.

(2)	Represents the high and low sale prices for HACI warrants from October 8, 2007, the date that HACI warrants first became separately tradable, through December 31, 2007.

Security Holders

On the record date, there were approximately           record holders of HACI Common Stock. HACI believes that the number of beneficial owners may be greater than the number of record holders because a portion of HACI Common Stock is held of record through brokerage firms in “street name.” Seller currently, before consummation of the Acquisition, holds all of the equity interests of the Company.

As of the record date, there was only one holder of Company Common Stock.

Dividends and Other Distributions

To date, HACI has not paid any dividends on HACI Common Stock. The Company has not paid any dividends on Company Common Stock and does not anticipate paying any dividends in the near future. Any decision to pay dividends in the future will be at the discretion of the Company’s board of directors and will depend upon operations, cash requirements, legal restrictions and other factors, deemed relevant by the board of directors.

Resolute Holdings, LLC made distributions (including tax distributions) to its members aggregating $100,000,000 and $6,036 for the years ended December 31, 2007 and December 31, 2008, respectively, and $44,627 for the six months ended June 30, 2009.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Acquisition or the other proposals presented. As a stockholder of the Company following the consummation of the Acquisition, you will be subject to all risks inherent in the business of Resolute. The market value of your shares will reflect the performance of the business relative to, among other things, that of the competitors of Resolute and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss. You should carefully consider the following factors as well as the other information contained in this proxy statement/prospectus.

Risks Related to Resolute’s Business, Operations and Industry

The risk factors set forth below are not the only risks that may affect Resolute’s business. Resolute’s business could also be affected by additional risks not currently known to it or that it currently deems to be immaterial. If any of the following risks were actually to occur, Resolute’s business, financial condition or results of operations could be materially adversely affected.

The current financial crisis may have impacts on Resolute’s business and financial condition that Resolute cannot predict.

The continued credit crisis and turmoil in the global financial system may continue to have an impact on Resolute’s business and financial condition, and Resolute may continue to face challenges if conditions in the financial markets do not improve. Although Resolute believes it has developed an operating and capital budget for 2009 and 2010 that, assuming Resolute is successful in meeting its obligations under its amended credit facility, will allow Resolute to fund its business with anticipated internally generated cash flow, cash resources and other sources of liquidity. Resolute’s ability to access the capital markets has been restricted as a result of this crisis and may be restricted in the future when Resolute would like, or need, to raise capital. The financial crisis may also limit the number of prospects for Resolute’s development and acquisition, or make such transactions uneconomic or difficult to consummate, and make it more difficult for Resolute to develop its reserves. The economic situation could also adversely affect the collectability of Resolute’s trade receivables and cause Resolute’s commodity hedging arrangements, if any, to be ineffective if Resolute’s counterparties are unable to perform their obligations or seek bankruptcy protection. It may also adversely impact any of Resolute’s partners’ ability to fulfill their obligations under operating agreements and Resolute may be required to fund these expenditures from other sources or reduce Resolute’s planned activities. Additionally, the current economic situation could lead to further reduced demand for, or lower and continued volatility in prices of, oil and gas, or both, which would have a negative impact on Resolute’s revenues.

Inadequate liquidity could materially and adversely affect Resolute’s business operations in the future.

Resolute’s efforts to maintain its liquidity position after the consummation of the Acquisition will be very challenging given the current economic conditions and its ability to generate cash flow, which depends upon numerous factors related to its business that may be beyond its control, including:

•	the amount of oil and gas it produces;

•	the price at which it sells its oil and gas production and the costs it incurs to market its production;

•	the effectiveness of its commodity price hedging strategy;

•	the development of proved undeveloped properties and the success of its enhanced oil recovery activities;

•	the level of its operating and general and administrative costs;

•	its ability to replace produced reserves;

•	prevailing economic conditions;

•	government regulation and taxation;

•	the level of its capital expenditures to implement its development projects and make acquisitions of additional reserves;

•	its ability to borrow under its amended revolving credit facility;

•	its debt service requirements that will be contained in its revolving credit facility or future debt agreements;

•	fluctuations in its working capital needs; and

•	timing and collectability of receivables.

Resolute’s planned operations, as well as replacement of its production and reserves, will require additional capital that may not be available, especially if current market conditions persist.

Resolute’s business is capital intensive, and requires substantial expenditures to maintain currently producing wells, to make the acquisitions of additional reserves and/or conduct its exploitation and development program necessary to replace its reserves, to pay expenses and to satisfy its other obligations, which will require cash flow from operations, additional borrowings or the proceeds from the issuance of additional equity, or some combination thereof, which may not be available to Resolute. Following the Acquisition, Resolute intends to accelerate certain capital projects so that, based on current commodities prices, Resolute does not expect to be able to finance its planned capital expenditures in 2009 and 2010 solely with cash flow from operations. That fact makes Resolute dependent on external financing, including borrowings under its revolving credit facility, to a greater degree than many of its competitors.

For example, Resolute expects to spend an additional $227.8 million of capital expenditures over the next 20 years (including CO2 purchases) to implement and complete its proved developed non-producing and proved undeveloped CO2 flood projects. Resolute expects to incur approximately $99.3 million of these future capital expenditures from 2009 through 2011 based on its year-end 2008 SEC case reserve report. To the extent Resolute’s production and reserves decline faster than it anticipates, Resolute will require a greater amount of capital to maintain its production. Resolute’s ability to obtain bank financing or to access the capital markets for future equity or debt offerings may be limited by its financial condition at the time of any such financing or offering, the covenants in its revolving credit facility or future debt agreements, adverse market conditions or other contingencies and uncertainties that are beyond its control. Resolute’s failure to obtain the funds necessary for future exploitation, development and acquisition activities could materially affect its business, results of operations and financial condition. Even if Resolute is successful in obtaining the necessary funds, the terms of such financings could limit certain activities and its ability to pay dividends. In addition, incurring additional debt may significantly increase Resolute’s interest expense and financial leverage, and issuing additional equity may result in significant equity holder dilution.

A significant part of Resolute’s development plan involves the implementation of its CO2 projects. The supply of CO2 and efficacy of the planned projects is uncertain, and other resources may not be available or may be more expensive than expected, which could adversely impact production, revenue and earnings, and may require a write-down of reserves.

Producing oil and gas reservoirs are depleting assets generally characterized by declining production rates that vary depending upon factors such as reservoir characteristics. A significant part of Resolute’s business strategy depends on its ability to successfully implement CO2 floods and other development projects it has planned for its Aneth Field Properties in order to counter the natural decline in production from the field. As of December 31, 2008, approximately 65% of Resolute’s estimated net proved reserves were classified as proved developed non-producing and proved undeveloped, meaning Resolute must undertake additional development activities before it can produce those reserves. These development activities involve numerous risks, including insufficient quantities of CO2, project execution risks and cost overruns, insufficient capital to allocate to these projects, and inability to obtain equipment and materials that are necessary to successfully implement these projects.

A critical part of Resolute’s development strategy depends upon its ability to purchase CO2. Resolute currently has entered into contracts to purchase CO2 from two suppliers, ExxonMobil Gas & Power Marketing Company and Kinder Morgan CO2 Company, L.P. The contract with ExxonMobil Gas & Power Marketing expires in 2010; the contract with Kinder Morgan CO2 Company, L.P. expires in 2016. All of the CO2 Resolute has under contract comes from the McElmo Dome CO2 field. If Resolute is unable to purchase sufficient CO2 under either of its existing contracts, either because Resolute’s suppliers are unable or are unwilling to supply the contracted volumes, Resolute would have to purchase CO2 from other owners of CO2 in the McElmo Dome field or elsewhere. In such an event, Resolute may not be able to locate substitute supplies of CO2 at acceptable prices or at all. In addition, certain suppliers of CO2, such as Kinder Morgan, use CO2 in their own tertiary recovery projects. As a result, if Resolute needs to purchase additional volumes of CO2, these suppliers may not be willing to sell a portion of their supply of CO2 to Resolute if their own demand for CO2 exceeds their supply. Additionally, even if adequate supplies are available for delivery from the McElmo Dome field, Resolute could experience temporary or permanent shut-ins of Resolute’s pipeline that delivers CO2 from that field to its Aneth Field Properties. If Resolute is unable to obtain the CO2 it requires and is unable to undertake its development projects or if Resolute’s development projects are significantly delayed, Resolute’s recoverable reserves may not be as much as it currently anticipates, it will not realize its expected incremental production, and its expected decline in the rate of production from its Aneth Field Properties will be accelerated. For more information about Resolute’s CO2 development program, please read “Resolute’s Business — Planned Operating and Development Activities.”

In addition, Resolute’s estimate of future development costs, including with respect to its planned CO2 development projects, is based on Resolute’s current expectation of prices and other costs of CO2, equipment and personnel Resolute will need in the future to implement such projects. Resolute’s actual future development costs may be significantly higher than Resolute estimates, and delays in executing its development projects could result in higher labor and other costs associated with these projects. If costs become too high, Resolute’s future development projects may not be economical and Resolute may be forced to abandon its development projects.

Furthermore, the results Resolute obtains from its CO2 flood projects may not be the same as it expected when preparing its estimate of net proved reserves. Lower than expected production results or delays in when Resolute first realizes additional production as a result of its CO2 flood projects will reduce the value of its reserves, which could reduce its ability to incur indebtedness, require Resolute to use cash to repay indebtedness, and require Resolute to write-down the value of its reserves. Therefore, Resolute’s future reserves, production and future cash flow are highly dependent on Resolute’s success in efficiently developing and exploiting its current estimated net proved undeveloped reserves.

Resolute’s oil production from its Aneth Field Properties is presently connected by pipeline to only one customer, and such sales are dependent on gathering systems and transportation facilities that Resolute does not control. With only one pipeline connected customer, or when these facilities or systems are unavailable, Resolute’s operations can be interrupted and its revenues reduced.

The marketability of Resolute’s oil and gas production depends in part upon the availability, proximity and capacity of pipelines, gas gathering systems, and processing facilities owned by third parties. In general, Resolute does not control these facilities and its access to them may be limited or denied due to circumstances beyond its control. A significant disruption in the availability of these facilities could adversely impact Resolute’s ability to deliver to market the oil and gas Resolute produces and thereby cause a significant interruption in its operations. In some cases, Resolute’s ability to deliver to market its oil and gas is dependent upon coordination among third parties who own pipelines, transportation and processing facilities that Resolute uses, and any inability or unwillingness of those parties to coordinate efficiently could also interrupt Resolute’s operations. These are risks for which Resolute generally does not maintain insurance.

With respect to oil produced at its Aneth Field Properties, Resolute operates in a remote part of southeastern Utah, and currently Resolute sells all of its crude oil production to a single customer, Western Refining Southwest, Inc., a subsidiary of Western Refining, Inc. under a contract that terminates August 31, 2009. Resolute’s crude oil production is currently transported to a terminal that serves Western’s two refineries in the region via a crude oil pipeline owned by NNOG. There are presently no pipelines in service from Resolute’s Aneth Field Properties to any alternative markets. If Western did not purchase Resolute’s crude oil, Resolute would have to transport its crude oil to other markets by truck and rail, which would result, in the short run, in a lower price relative to the NYMEX price than it currently receives. Resolute is proceeding to implement a new marketing strategy in cooperation with NNOG, which Resolute believes will result in a net price differential to NYMEX at least as favorable as Resolute’s current price differential, whether through sales to Western or to other customers. This strategy may involve the expenditure of capital and will take time to implement. There can be no assurance that Resolute will be successful in implementing this strategy. If Resolute is not able to execute on this strategy it may in the future receive prices with a greater differential to NYMEX than it currently receives, which if not offset by increases in the NYMEX price for crude oil could result in a material adverse effect on Resolute’s financial results.

Resolute would also have to find alternative markets if Western’s refining capacity in the region is temporarily or permanently shut-down for any reason or if NNOG’s pipeline to Western’s refineries is temporarily or permanently shut-in for any reason. Resolute does not have any control over Western’s decisions with respect to its refineries. Resolute would also not have control over similar decisions by any replacement customers.

Resolute customarily ships crude oil to Western daily and receives payment on the twentieth day of the month following the month of production. As a result, at any given time, Resolute has significant amounts of accounts receivable outstanding from Western. As of March 31, 2009, Resolute had recorded a $6.7 million receivable from Western. If Western defaults on its obligation to pay Resolute for the crude oil it has delivered, Resolute’s income would be materially and negatively affected. Both Moody’s Investor Services and Standard & Poor’s have assigned credit ratings to Western’s long-term debt that are below investment grade.

In respect of its Wyoming operations, Resolute does not have any long-term supply or similar agreements with entities for which it acts as a producer. Resolute is therefore dependent upon its ability to sell oil and gas at the prevailing wellhead market price. While Resolute currently sells most of its Wyoming oil production under purchase agreements with a single purchaser, there can be no assurance that purchasers will be available or that the prices they are willing to pay will remain stable and not decline.

Oil and gas prices are volatile and change for reasons that are beyond Resolute’s control. Decreases in the price Resolute receives for its oil and gas production can adversely affects its business, financial condition, results of operations and liquidity and impede its growth.

The oil and gas markets are highly volatile, and Resolute cannot predict future prices. Resolute’s revenue, profitability and cash flow depend upon the prices and demand for oil and natural gas. The markets for these commodities are very volatile and even relatively modest drops in prices can significantly affect Resolute’s financial results and impede its growth. Prices for oil and gas may fluctuate widely in response to relatively minor changes in the supply of and demand for the commodities, market uncertainty and a variety of additional factors that are beyond Resolute’s control, such as:

•	domestic and foreign supply of and demand for oil and gas, including as a result of technological advances affecting energy consumption and supply;

•	weather conditions;

•	overall domestic and global political and economic conditions;

•	actions of the Organization of Petroleum Exporting Countries and other state-controlled oil companies relating to oil price and production controls;

•	the price of foreign imports;

•	political and economic conditions in oil producing countries, including the Middle East and South America;

•	technological advances affecting energy consumption;

•	variations between product prices at sales points and applicable index prices;

•	domestic, tribal and foreign governmental regulations and taxation;

•	the impact of energy conservation efforts;

•	the capacity, cost and availability of oil and gas pipelines and other transportation and gathering facilities, and the proximity of these facilities to its wells;

•	the availability of refining and processing capability;

•	factors specific to the local and regional markets where Resolute’s production occurs; and

•	the price and availability of alternative fuels.

In the past, the price of crude oil has been extremely volatile, and Resolute expects this volatility to continue. For example, during the three months ended March 31, 2009, the NYMEX price for light sweet crude oil ranged from a high of $53.82 per Bbl to a low of $34.00 per Bbl. For calendar year 2008, the range was from a high of $145.28 per Bbl to a low of $33.03 per Bbl, and for the five years ended December 31, 2009, price ranged from a high of $145.28 per Bbl to a low of $25.21 per Bbl. Given the inherent volatility of crude oil prices, Resolute plans its activities and budget based on sales price assumptions that it believes to be reasonable.

A decline in commodity prices, such as the severe drop experienced in the second half of 2008 and the first quarter of 2009 can significantly affect many aspects of Resolute’s business, including financial condition, revenues, results of operations, liquidity, rate of growth and the carrying value of Resolute’s oil and gas properties, all of which depend primarily or in part upon those prices. For example, declines in the prices Resolute receives for its oil and gas adversely affect its ability to finance capital expenditures, make acquisitions, raise capital and satisfy its financial obligations. In addition, declines in prices reduce the amount of oil and gas that Resolute can produce economically and, as a result, adversely affect its quantities of proved reserves. Among other things, a reduction in its reserves can limit the capital available to Resolute, as the maximum amount of available borrowing under its amended credit facility is, and the availability of other sources of capital likely will be, based to a significant degree on the estimated quantities of those reserves.

Resolute’s estimated proved reserves are based on many assumptions that may turn out to be inaccurate. Any significant inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities of Resolute’s proved reserves.

Resolute’s estimate of proved reserves as of and for the periods ended December 21, 2006, 2007 and 2008 are based on the quantities of oil and gas that engineering and geological analyses demonstrate, with reasonable certainty to be recoverable from established reservoirs in the future under current operating and economic parameters. Netherland, Sewell & Associates, Inc., independent petroleum engineers, audited reserve and economic evaluations of all properties that were prepared by Resolute on a well-by-well basis. Oil and gas reserve engineering is not exact and requires subjective estimates of underground accumulations of oil and gas and assumptions concerning future oil and gas prices, production levels and operating and development costs. Estimates of economically recoverable oil and gas reserves and of future net cash flows depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other comparable producing areas;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future oil and gas prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

•	the quantities of oil and gas that are ultimately recovered;

•	the timing of the recovery of oil and gas reserves;

•	the production and operating costs incurred; and

•	the amount and timing of future development expenditures.

Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Therefore over time, Resolute may make material changes to reserves estimates to take into account changes in its assumptions and the results of its development activities and actual drilling and production.

If these assumptions prove to be incorrect, Resolute’s estimates of reserves, the economically recoverable quantities of oil and gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery and Resolute’s estimates of the future net cash flows from its reserves could change significantly. In addition, if declines in oil and gas prices result in its having to make substantial downward adjustments to its estimated proved reserves, or if its estimates of development costs increase, production data factors change or drilling results deteriorate, accounting rules may require Resolute to make downward adjustments, as a non-cash impairment charge to earnings, to the carrying value of Resolute’s oil and gas properties. If Resolute incurs impairment charges in the future, Resolute could have a material adverse effect on its results of operations in the period incurred and on its ability to borrow funds under its amended credit facility.

The standardized measure of future net cash flows from Resolute’s net proved reserves is based on many assumptions that may prove to be inaccurate. Any material inaccuracies in Resolute’s reserve estimates or underlying assumptions will materially affect the quantities and present value of its proved reserves.

Actual future net cash flows from Resolute’s oil and gas properties also will be affected by factors such as the actual prices Resolute receives for oil and gas, its actual operating costs in producing oil and gas, the amount and timing of actual production, the amount and timing of Resolute’s capital expenditures, supply of and demand for oil and gas and changes in governmental regulations or taxation.

The timing of both Resolute’s production and its incurrence of expenses in connection with the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor Resolute uses when calculating discounted future net cash flows in compliance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 69 may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Resolute or the oil and gas industry in general.

Currently, substantially all of Resolute’s oil producing properties are located on the Navajo Reservation, making Resolute vulnerable to risks associated with laws and regulations pertaining to the operation of oil and gas properties on Native American tribal lands.

Substantially all of Resolute’s Aneth Field Properties, which represent approximately 89% of Resolute’s total proved reserves and approximately 71% of Resolute’s production (on an equivalent barrel basis), are located on the Navajo Reservation in Southeastern Utah. Operation of oil and gas interests on Indian lands presents certain unique considerations and complexities. These arise from the fact that Indian tribes are “dependent” sovereign nations located within states, but are subject only to tribal laws and treaties with, and the laws and Constitution of, the United States. This creates a potential overlay of three jurisdictional regimes — Indian, federal and state. These considerations and complexities could arise around various aspects of Resolute’s operations, including real property considerations, employment practices, environmental matters and taxes.

For example, Resolute is subject to the Navajo Preference in Employment Act. This law requires that it give preference in hiring to members of the Navajo Nation, or in some cases other Native American Tribes, if such a person is qualified for the position, rather than hiring the most qualified person. A further regulatory requirement is imposed by the Navajo Nation Business Opportunity Act which requires Resolute to give preference to businesses owned by Navajo persons when it is hiring contractors. These regulatory restrictions can negatively affect Resolute’s ability to recruit and retain the most highly qualified personnel or to utilize the most experienced and economical contractors for its projects.

Furthermore, because tribal property is considered to be held in trust by the federal government, before Resolute can take certain actions, it is required to obtain certain approvals from various federal agencies that are in addition to customary regulatory approvals required of oil and gas producers operating on non-Indian property. These approvals could result in delays in its implementation of, or otherwise prevent it from implementing, its development program. Resolute also is required to obtain approvals from the Resources Committee, which is a standing committee of the Navajo Nation Tribal Council, before Resolute can take certain actions with respect to its Aneth Field Properties. These approvals, even if ultimately obtained, could result in delays in Resolute’s ability to implement its development program.

In addition, under the Native American laws and regulations, Resolute could be held liable for personal injuries, property damage (including site clean-up and restoration costs) and other damages. Failure to comply with these laws and regulations may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties, including the assessment of natural resource damages.

For additional information about the legal complexities and considerations associated with operating on the Navajo Reservation, please read “Resolute’s Business — Laws and Regulations Pertaining to Oil and Gas Operations on Navajo Nation Lands.”

The statutory preferential purchase right held by the Navajo Nation to acquire transferred Navajo Nation oil and gas leases and NNOG’s right of first negotiation could diminish the value Resolute may be able to receive in a sale of its properties.

Nearly all of Resolute’s Aneth Field Properties are located on the Navajo Reservation. The Navajo Nation has a statutory preferential right to purchase at the offered price any Navajo Nation oil and gas lease or working interest in such a lease at the time the lease or interest is proposed to be transferred. The existence of this right can make it more difficult to sell a Navajo Nation oil and gas lease because this right may discourage third parties from purchasing such a lease and, therefore, could reduce the value of Resolute’s leases if it were to attempt to sell them. In addition, under the terms of Resolute’s Cooperative Agreement with NNOG, Resolute is obligated to first negotiate with NNOG to sell its Aneth Field Properties before it may offer to sell such properties to any other third party. This contractual right could make it more difficult for Resolute to sell its Aneth Field Properties. For additional information about the right of first negotiation for the benefit of NNOG, please read “Resolute’s Business — Relationship with the Navajo Nation.”

All of Resolute’s producing properties are located in two geographic areas, making it vulnerable to risks associated with operating in only two geographic areas.

A substantial amount of Resolute’s sales of oil and gas and 89% of its total proved reserves are currently located in its Aneth Field Properties in the southeast Utah portion of the Paradox Basin in the Four Corners area of the southwestern United States. A smaller portion of Resolute’s sales of oil and gas and 11% of its total proved reserves are predominantly located in the Hilight Field in the Powder River Basin in northeastern Wyoming and southeastern Montana. As a result of Resolute’s lack of diversification in asset type and location, any delays or interruptions of production from these wells caused by such factors as governmental regulation, transportation capacity constraints, curtailment of production or interruption of transportation of oil produced from the wells in these fields, price fluctuations, natural disasters or shut-downs of the pipelines connecting its Aneth Field production to refineries would have a significantly greater impact on Resolute’s results of operations than if Resolute maintained more diverse assets and locations.

The prices to be received for Resolute’s oil and gas production from its properties are determined to a significant extent by factors affecting the regional supply of, and demand for, oil and gas, including the adequacy of the pipeline and processing infrastructure in the region to transport or process Resolute’s production and that of other producers. Those factors result in basis differentials between the published indices generally used to establish the price received for regional oil and gas production and the actual (frequently lower) price Resolute may receive for its production.

Resolute may not be able to redeploy into producing oil and gas properties or other operating assets any cash it may receive upon NNOG’s exercise of its options to purchase a portion of Resolute’s Aneth Field Properties.

NNOG has a total of six options to purchase for cash, in the aggregate, up to 30.0% of Resolute’s interest in the Chevron Properties and 30.0% of its interest in the ExxonMobil Properties. These options become exercisable over a period of time if certain financial hurdles are met. If NNOG exercises its purchase options in full, it could acquire from Resolute undivided working interests representing an 18.15% working interest in the Aneth Unit, a 22.5% working interest in the McElmo Creek Unit and a 17.7% working interest in the Ratherford Unit. If NNOG were to exercise any of these options, Resolute might not be able to effectively redeploy the cash received from NNOG. For additional information about NNOG’s purchase right, please read “Resolute’s Business — Relationship with the Navajo Nation.”

Developing and producing oil and gas are costly and high-risk activities with many uncertainties that could adversely affect Resolute’s financial condition or results of operations, and insurance may not be available or may not fully cover losses.

There are numerous risks associated with developing, completing and operating a well, and cost factors can adversely affect the economics of a well. Resolute’s development and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

•	high costs, shortages or delivery delays of rigs, equipment, labor or other services;

•	unexpected operational events and/or conditions;

•	reductions in oil or gas prices or increases in oil or gas price differentials;

•	increases in severance taxes;

•	limitations on Resolute’s ability to sell its crude oil or gas production;

•	adverse weather conditions and natural disasters;

•	facility or equipment malfunctions, and equipment failures or accidents;

•	pipe or cement failures and casing collapses;

•	compliance with environmental and other governmental requirements;

•	environmental hazards, such as leaks, oil spills, pipeline ruptures and discharges of toxic gases;

•	lost or damaged oilfield development and service tools;

•	unusual or unexpected geological formations, and pressure or irregularities in formations;

•	fires, blowouts, surface craterings and explosions;

•	shortages or delivery delays of equipment and services;

•	title problems;

•	objections from surface owners and nearby surface owners in the areas where Resolute operates; and

•	uncontrollable flows of oil, gas or well fluids.

Any of these or other similar occurrences could reduce Resolute’s cash from operations or result in the disruption of Resolute’s operations, substantial repair costs, significant damage to property, environmental pollution and impairment of its operations. The occurrence of these events could also affect third parties, including persons living near Resolute’s operations, Resolute’s employees and employees of Resolute’s contractors, leading to injuries or death.

Resolute currently possesses property, general liability, well control, pollution and other insurance at levels Resolute believes are appropriate; however, insurance against all operational risk is not available to Resolute. In addition, pollution and environmental risks generally are not fully insurable. Additionally, Resolute may elect not to obtain insurance if Resolute believes that the cost of available insurance is excessive relative to the perceived risks presented. Losses could, therefore, occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. Moreover, insurance may not be available in the future at commercially reasonable costs and on commercially reasonable terms. Changes in the insurance markets subsequent to the terrorist attacks on September 11, 2001, have made it more difficult for Resolute to obtain certain types of coverage. Resolute may not be able to obtain the levels or types of insurance it would otherwise have obtained prior to these market changes, and any insurance coverage Resolute does obtain may contain large deductibles or it may not cover certain hazards or potential losses. Losses and liabilities from uninsured and underinsured events and a delay in the payment of insurance proceeds could adversely affect Resolute’s business, financial condition and results of operations.

If Resolute does not make acquisitions of reserves on economically acceptable terms, Resolute’s future growth and ability to maintain production will be limited to only the growth it intends to achieve through the development of its proved developed non-producing and proved undeveloped reserves.

Producing oil and natural gas reservoirs are generally characterized by declining production rates that vary depending upon reservoir characteristics and other factors. The rate of decline will change if production from Resolute’s existing wells declines in a different manner than Resolute has estimated and can change under other circumstances. Resolute’s future oil and natural gas reserves and production and, therefore, Resolute’s cash flow and income are highly dependent upon its success in efficiently developing and exploiting its current reserves and economically finding or acquiring additional recoverable reserves.

Resolute intends to grow by bringing its proved developed non-producing reserves into production and developing its proved undeveloped reserves. Resolute’s ability to further grow depends in part on its ability to make acquisitions, particularly in the event NNOG exercises its options to increase its working interest in the Aneth Field Properties. Resolute may be unable to make such acquisitions because it is:

•	unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with the seller;

•	unable to obtain financing for these acquisitions on economically acceptable terms; or

•	outbid by competitors.

If Resolute is unable to acquire properties containing proved reserves at acceptable costs, Resolute’s total level of proved reserves and associated future production will decline as a result of its ongoing production of its reserves.

Any acquisitions Resolute completes are subject to substantial risks that could negatively impact its financial condition and results of operations.

Even if Resolute does make acquisitions that it believes will enhance its growth, financial condition or results of operations, any acquisition involves potential risks, including, among other things:

•	the validity of Resolute’s assumptions about reserves, future production, the future prices of oil and gas, infrastructure requirements, environmental and other liabilities, revenues and costs;

•	an inability to integrate successfully the properties and businesses Resolute acquires;

•	a decrease in Resolute’s liquidity to the extent it uses a significant portion of its available cash or borrowing capacity to finance acquisitions;

•	a significant increase in its interest expense or financial leverage if Resolute incurs debt to finance acquisitions;

•	the assumption of unknown liabilities, losses or costs for which Resolute is not indemnified or for which Resolute’s indemnity is inadequate;

•	the diversion of management’s attention from other business concerns;

•	an inability to hire, train or retain qualified personnel to manage and operate Resolute’s growing business and assets;

•	unforeseen difficulties encountered in operating in new geographic areas; and

•	customer or key employee losses at the acquired businesses.

Resolute’s decision to acquire a property or business will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic and other information, the results of which are often inconclusive and subject to various interpretations.

Also, Resolute’s reviews of acquired properties are inherently incomplete because it generally is not feasible to perform an in-depth review of the individual properties involved in each acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential problems. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. The potential risks in making acquisitions could adversely affect Resolute’s ability to achieve anticipated levels of cash flows from the acquired businesses or realize other anticipated benefits of those acquisitions.

Resolute has been and may in the future be in default under its current credit agreements. The inability to cure such defaults could materially adversely impact Resolute.

Seller amended its first lien credit facility on May 12, 2009, to redetermine its borrowing base and to amend its trailing four quarter period Debt to EBITDA ratio (or Maximum Leverage Ratio) covenant. The terms of the amendment allowed Seller to remain in compliance with its financial covenants at March 31, 2009. On July 28, 2009, Seller further amended its first lien credit facility so that the current ratio covenant was not applicable for the quarters ended March 31, 2009 and June 30, 2009. There is evidence that Seller may not remain in compliance with its financial covenants under its first lien credit facility for the next twelve months, and if such defaults occur and are not waived or cured, there is no assurance that Seller could cure such defaults, and such uncured defaults may also be defaults under other debt agreements. Among other results of such uncured defaults, Seller’s outstanding debt could be accelerated, and in such event, there can be no assurance that Seller could successfully satisfy its obligations and continue as a going concern.

Seller currently is pursuing credit agreement amendments or forbearance arrangements, equity financings, joint ventures or other industry partnerships, asset monetizations, debt refinancings and other strategic initiatives to mitigate the effects of its financial covenant situation, although there is no assurance that any such efforts will be successful.

If the Acquisition is consummated, Seller expects to fully satisfy its obligations under its second lien credit agreement, partially pay obligations under its first lien revolving credit facility and amend its first lien revolving credit facility, resulting in reducing certain of the risks referenced below in respect of its debt levels and credit agreements.

Resolute’s future debt levels may limit its flexibility to obtain additional financing and pursue other business opportunities.

After giving effect to the Acquisition and the related transactions, Resolute estimates that its total debt as of the closing of the Acquisition will be approximately $73.6 million assuming maximum conversion.

Following the Acquisition, Resolute expects to have the ability to incur additional debt under an amended revolving credit facility, subject to borrowing base limitations. Resolute’s significant level of indebtedness could have important consequences to Resolute, including:

•	Resolute’s ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	covenants contained in Resolute’s existing and future credit and debt arrangements will require it to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•	Resolute will need a substantial portion of its cash flow to make principal and interest payments on its indebtedness, reducing the funds that would otherwise be available for operations and future business opportunities; and

•	Resolute’s debt level will make it more vulnerable than its competitors with less debt to competitive pressures or a downturn in its business or the economy generally.

Resolute’s ability to service its indebtedness will depend upon, among other things, its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond Resolute’s control. If Resolute’s operating results are not sufficient to service its current or future indebtedness, it will be forced to take actions such as reducing or delaying business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing Resolute’s indebtedness, or seeking additional equity capital or bankruptcy protection. Resolute may not be able to effect any of these remedies on satisfactory terms or at all.

Resolute’s amended revolving credit facility will have substantial restrictions and financial covenants that may restrict Resolute’s business and financing activities and will prohibit Resolute from paying dividends.

The operating and financial restrictions and covenants in Resolute’s amended revolving credit facility and any future financing agreements could restrict Resolute’s ability to finance future operations or capital needs or to engage, expand or pursue its business activities. For example, Resolute anticipates that an amended revolving credit facility would restrict its ability to:

•	incur indebtedness;

•	grant liens;

•	make certain acquisitions and investments;

•	lease equipment;

•	make capital expenditures above specified amounts;

•	redeem or prepay other debt;

•	pay dividends to shareholders or repurchase shares;

•	enter into transactions with affiliates; and

•	enter into a merger, consolidation or sale of assets.

Resolute plans to amend its $300 million senior secured revolving credit facility in connection with the closing of the Acquisition. Resolute expects that its amended revolving credit facility will be substantially similar to its existing revolving credit facility. The borrowing base will be determined by the lenders based on their evaluation of the value of the collateral, and mature four years from the effective date, unless extended. Resolute anticipates that the terms will allow Resolute to prepay all loans under the credit facility, in whole or in part, from time to time without premium or penalty, subject to certain restrictions. Resolute anticipates that obligations under the amended revolving credit facility will be secured by existing mortgages on oil and gas properties as well as a pledge of all ownership interests in operating subsidiaries. Resolute anticipates that the obligations under the amended revolving credit facility will continue to be guaranteed by all of its operating subsidiaries and may be guaranteed by any future subsidiaries.

Resolute expects that the amended revolving credit facility will not permit it to pay dividends to shareholders. It expects the revolving credit facility will be available for general corporate purposes, including working capital, capital expenditures and other normally incurred costs and expenses. Resolute expects that its indebtedness under the amended revolving credit facility will bear interest at the prime rate or LIBOR plus an applicable margin, will contain various representations, warranties, covenants and indemnities customary for its type, including limitations on its ability to incur indebtedness, and grant liens, and requirements that Resolute maintain specified financial ratios. Specifically, Resolute expects the new revolving credit facility will require it to: maintain a consolidated current ratio of at least 1.0 to 1.0 at the end of any fiscal quarter; and not permit its ratio of consolidated indebtedness to consolidated Adjusted EBITDA to exceed specified levels at the end of each fiscal quarter.

Shortages of qualified personnel or field equipment and services could affect Resolute’s ability to execute its plans on a timely basis, reduce its cash flow and adversely affect its results of operations.

The demand for qualified and experienced geologists, geophysicists, engineers, field operations specialists, landmen, financial experts and other personnel in the oil and gas industry can fluctuate significantly, often in correlation with oil and gas prices, causing periodic shortages. From time to time, there also have been shortages of drilling rigs and other field equipment, as demand for rigs and equipment has increased along with the number of wells being drilled. These factors can also result in significant increases in costs for equipment, services and personnel. Higher oil and gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services. Increased demand resulting from high commodity prices over the past several years resulted in some difficulty for Resolute, and significantly increased costs, in obtaining drilling rigs, experienced crews and related services. Resolute may continue to experience such difficulties in the future. If shortages persist or prices continue to increase, Resolute’s profit margin, cash flow and operating results could be adversely affected and Resolute’s ability to conduct its operations in accordance with current plans and budgets could be restricted.

Resolute’s hedging activities could reduce its net income, which could reduce the price at which the Company’s stock may trade.

To achieve more predictable cash flow and to reduce Resolute’s exposure to adverse changes in the price of oil, Resolute has entered into, and in the future plans to enter into, derivative arrangements covering a significant portion of its oil production. These derivative arrangements could result in both realized and unrealized hedging losses. Resolute’s derivative instruments are subject to mark-to-market accounting treatment, and the change in fair market value of the instrument is reported in Resolute’s statement of operations each quarter, which has resulted in, and will in the future likely result in, significant unrealized net gains or losses.

As of July 1, 2009, and for the remaining calendar year 2009, Resolute had in place oil and gas swaps, oil and gas collars and a gas basis hedge. These included oil swaps covering approximately 81% of its anticipated 2009 oil production from proved developed producing reserves at a weighted average price of $62.75 per Bbl, oil collars covering approximately 5% of its anticipated 2009 oil production from proved developed producing reserves with a floor of $105.00 per Bbl and ceiling of $151.00 per Bbl, gas swaps covering approximately 30% of its anticipated 2009 gas production from proved developed producing reserves at a weighted average price of $9.93 per MMBtu, gas collars covering approximately 54% of its anticipated 2009 gas production from proved developed producing reserves with a floor of $5.00 MMBtu and ceiling of $9.35 MMBtu and a CIG gas basis hedge priced at $2.10 per MMBtu covering approximately 30% of its anticipated 2009 gas production from proved developed producing reserves. Additional instruments are also in place for future years and are summarized in the table below. Resolute expects to continue to use hedging arrangements to reduce commodity price risk with respect to its estimated production from producing properties. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Resolute — How Resolute Evaluates Its Operations — Production Levels, Trends and Prices”

and “Managements’s Discussion and Analysis of Financial Condition and Results of Resolute — Quantitative and Qualitative Disclosures About Market Risk.”

		Oil
		(NYMEX				Percent of
		WTI)				PDP
	Oil	Weighted	Collar			Hedged
	Swap	Average	Volumes			(based on
	Volumes	Hedge Price	Bbl per	Floor	Ceiling	12/31/08
Year	Bbl per Day	per Bbl	Day	Price	Price	engineering)

2009	3,900	$62.75	250	$105.00	$151.00	86%
2010	3,650	$57.83	200	$105.00	$151.00	87%
2011	3,250	$68.26	—	—	—	80%
2012	3,250	$68.26	—	—	—	87%
2013	2,000	$60.47	—	—	—	59%

						Percent of
						PDP	Basic Hedges
	Gas Swap		Collar	Gas	Gas	Hedged	Swap
	Volumes	Gas (Henry	Volumes	(CIG)	(CIG)	(based on	Volumes
	MMBtu per	Hub) Swap	MMBtu	Floor	Ceiling	12/31/08	Mcf per	Swap
Year	day	Price	per day	Price	Price	engineering)	day	Price

2009	1,800	$9.93	3,288	$5.00	$9.35	84%	1,800	$2.10
2010	3,800	$9.69	—	—	—	80%	1,800	$2.10
2011	2,750	$9.32	—	—	—	69%	1,800	$2.10
2012	2,100	$7.42	—	—	—	63%	1,800	$2.10
2013	1,900	$7.40	—	—	—	66%	1,800	$2.10

Resolute’s actual future production during a period may be significantly higher or lower than it estimates at the time it enters into derivative transactions for such period. If the actual amount is higher than it estimates, it will have more unhedged production and therefore greater commodity price exposure than it intended. If the actual amount is lower than the nominal amount that is subject to Resolute’s derivative financial instruments, it might be forced to satisfy all or a portion of its derivative transactions without the benefit of the cash flow from its sale of the underlying physical commodity, resulting in a substantial diminution of its liquidity and a reduction in its cash available for distribution. As a result of these factors, Resolute’s derivative activities may not be as effective as it intends in reducing the volatility of its cash flows, and in certain circumstances may actually increase the volatility of its cash flows.

In addition, Resolute’s derivative activities are subject to the risk that a counterparty may not perform its obligation under the applicable derivative instrument. Resolute previously maintained hedge positions with Lehman Brothers Commodity Services, Inc., which were terminated in connection with the bankruptcy of Lehman Brothers Holdings Inc. If other hedge counterparties, some of which have received governmental support in connection with the ongoing credit crisis, are unable to make payments to Resolute under its hedging arrangements, Resolute’s results of operation, financial condition and liquidity would be adversely affected.

The effectiveness of hedging transactions to protect Resolute from future oil price declines will be dependent upon oil prices at the time it enters into future hedging transactions as well as its future levels of hedging, and as a result its future net cash flow may be more sensitive to commodity price changes.

As Resolute’s hedges expire, more of its future production will be sold at market prices unless it enters into additional hedging transactions. Resolute anticipates that its amended revolving credit facility will prohibit it from entering into hedging arrangements for more than 80% of its production from projected proved developed producing reserves using economic parameters specified in its credit agreements, including escalated prices and costs. The prices at which Resolute hedges its production in the future will be dependent upon commodity prices at the time it enters into these transactions, which may be substantially lower than current prices. Accordingly, Resolute’s commodity price hedging strategy will not protect it from significant and sustained declines in oil and gas prices received for its future production. Conversely, Resolute’s commodity price hedging strategy may limit its ability to realize cash flow from commodity price increases. It is also possible that a larger percentage of Resolute’s future production will not be hedged as compared to the next few years, which would result in its oil revenues becoming more sensitive to commodity price changes.

The nature of Resolute’s assets exposes it to significant costs and liabilities with respect to environmental and operational safety matters. Resolute is responsible for certain costs associated with the removal and remediation of the decommissioned Aneth Gas Processing Plant.

Resolute may incur significant costs and liabilities as a result of environmental, health and safety requirements applicable to its oil and gas exploitation, production and other activities. These costs and liabilities could arise under a wide range of environmental, health and safety laws and regulations, including agency interpretations thereof and governmental enforcement policies, which have tended to become increasingly strict over time. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory, cleanup and site restoration costs and liens, the denial or revocation of permits or other authorizations and the issuance of injunctions to limit or cease operations. Compliance with these laws and regulations also increases the cost of Resolute’s operations and may prevent or delay the commencement or continuance of a given operation. In addition, claims for damages to persons or property may result from environmental and other impacts of its operations.

As a result of Resolute’s acquisition of the Chevron Properties and the ExxonMobil Properties, it acquired an interest in the Aneth Gas Processing Plant, which is currently being decommissioned. Under Resolute’s purchase agreement with Chevron, Chevron is responsible for indemnifying Resolute against the decommissioning and clean-up or remediation costs allocable to the 39% interest Resolute purchased from it. Under Resolute’s purchase agreement with ExxonMobil, however, Resolute is responsible for the decommissioning and clean-up or remediation cost allocable to the interests it purchased from ExxonMobil, which is 25% of the total cost of the project. If Chevron fails to pay its share of the decommissioning costs in accordance with the purchase agreement, Resolute could be held responsible for 54% of the total costs to decommission and remediate the Aneth Gas Processing Plant. Chevron is managing the decommissioning process and, based on Chevron’s current estimate, the total cost of the decommissioning is $14.6 million. $12.8 million has already been incurred and paid for as of June 30, 2009. This estimate does not include any costs for any possible subsurface clean-up or remediation of the site.

The Aneth Gas Processing Plant site was previously evaluated by the U.S. Environmental Protection Agency, or “EPA,” for possible listing on the National Priorities List, or “NPL,” of sites contaminated with hazardous substances with the highest priority for clean-up under the Comprehensive Environmental Response, Compensation, and Liability Act, or “CERCLA.” Based on its investigation, the EPA concluded no further investigation was warranted and that the site was not required to be listed on the NPL. The Navajo Environmental Protection Agency now has primary jurisdiction over the Aneth Gas Processing Plant site, however, and Resolute cannot predict whether it will require further investigation and possible clean-up, and the ultimate cleanup liability may be affected by the recent enactment by the Navajo Nation of a Navajo CERCLA. In some matters, the Navajo CERCLA imposes broader obligations and liabilities than the federal CERCLA. Resolute has been advised by Chevron that a significant portion of the subsurface clean-up or remediation costs, if any, would be covered by an indemnity from the prior owner of the plant, and Chevron has provided Resolute with a copy of the pertinent purchase agreement that appears to support its position. Resolute cannot predict whether any subsurface remediation will be required or what the costs of the subsurface clean-up or remediation could be. Additionally, it cannot be certain whether any of such costs will be reimbursable to it pursuant to the indemnity of the prior owner. To the extent any such costs are incurred and not reimbursed pursuant to the indemnity from the prior owner, Resolute would be liable for 25% of such costs as a result of its acquisition of the ExxonMobil Properties. Please read “Resolute’s Business — Aneth Gas Processing Plant” for additional information about this liability.

Strict or joint and several liability to remediate contamination may be imposed under certain environmental laws, which could cause Resolute to become liable for the conduct of others or for consequences of its own actions that were in compliance with all applicable laws at the time those actions were taken. New or modified environmental, health or safety laws, regulations or enforcement policies could be more stringent and impose unforeseen liabilities or significantly increase compliance costs. Please read “Resolute’s Business — Environmental, Health and Safety Matters and Regulation” for more information.

Resolute may be unable to compete effectively with larger companies, which may adversely affect its operations and ability to generate and maintain sufficient revenue.

The oil and gas industry is intensely competitive, and Resolute competes with companies that have greater resources. Many of these companies not only explore for and produce oil and gas, but also refine and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for oil and gas properties and exploratory prospects or identify, evaluate, bid for and purchase a greater number of properties and prospects than Resolute’s financial or human resources permit. In addition, these companies may have a greater ability to continue exploration or exploitation activities during periods of low oil and gas market prices. Resolute’s larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than Resolute can, which would adversely affect Resolute’s competitive position. Resolute’s ability to acquire additional properties and to discover reserves in the future will depend upon its ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Resolute is subject to complex federal, state, tribal, local and other laws and regulations that could adversely affect the cost, manner or feasibility of doing business.

Exploitation, development, production and marketing operations in the oil and gas industry are regulated extensively at the federal, state and local levels. In addition, substantially all of Resolute’s current leases in the Aneth Field are regulated by the Navajo Nation. Some of its future leases may be regulated by Native American tribes. Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and properly abandon oil and gas wells and other recovery operations. Under these laws and regulations, Resolute could also be liable for personal injuries, property damage and other damages. Failure to comply with these laws and regulations may result in the suspension or termination of Resolute’s operations or denial or revocation of permits and subject Resolute to administrative, civil and criminal penalties.

Part of the regulatory environment in which Resolute operates includes, in some cases, federal requirements for obtaining environmental assessments, environmental impact statements and/or plans of development before commencing exploration and production activities. In addition, Resolute’s activities are subject to regulation by oil and gas producing states and the Navajo Nation regarding conservation practices, protection of correlative rights and other concerns. These regulations affect Resolute’s operations and could limit the quantity of oil and gas it may produce and sell. A risk inherent in Resolute’s CO2 flood project is the need to obtain permits from federal, state, local and Navajo Nation tribal authorities. Delays or failures in obtaining regulatory approvals or permits or the receipt of an approval or permit with unreasonable conditions or costs could have a material adverse effect on Resolute’s ability to exploit its properties. Additionally, the oil and gas regulatory environment could change in ways that might substantially increase the financial and managerial costs to comply with the requirements of these laws and regulations and, consequently, adversely affect Resolute’s profitability. Proposed greenhouse gas, or GHG, reporting rules, and proposed GHG cap and trade legislation are two examples of proposed changes in the regulatory climate that would affect Resolute. Furthermore, Resolute may be placed at a competitive disadvantage to larger companies in the industry that can spread these additional costs over a greater number of wells and larger operating staff. Please read “Resolute’s Business — Environmental, Health and Safety Matters and Regulation” and “Resolute’s Business— Other Regulation of the Oil and Gas Industry” for a description of the laws and regulations that affect Resolute.

Possible regulation related to global warming and climate change could have an adverse effect on Resolute’s operations and demand for oil and gas.

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere. In response to such studies, the U.S. Congress is actively considering legislation to reduce emissions of greenhouse gases. In addition, several states have already taken legal measures to reduce emissions of greenhouse gases. As a result of the U.S. Supreme Court’s decision on April 2, 2007 in Massachusetts, et al. v. EPA, the EPA also may be required to regulate greenhouse gas emissions from mobile sources (e.g. cars and trucks) even if Congress does not adopt new legislation specifically addressing emissions of greenhouse gases. Other nations have already agreed to regulate emissions of greenhouse gases, pursuant to the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol,” an international treaty pursuant to which participating countries (not including the United States) have agreed to reduce their emissions of greenhouse gases to below 1990 levels by 2012. Passage of state or federal climate control legislation or other regulatory initiatives or the adoption of regulations by the EPA and analogous state agencies that restrict emissions of greenhouse gases in areas in which Resolute conducts business could have an adverse effect on Resolute’s operations and demand for oil and gas.

Resolute depends on a limited number of key personnel who would be difficult to replace.

Resolute depends substantially on the performance of its executive officers and other key employees. Resolute has not entered into any employment agreements with any of these employees, and Resolute does not maintain key person life insurance policies on any of these employees. The loss of any member of the senior management team or other key employee could negatively affect Resolute’s ability to execute its strategy.

Terrorist attacks aimed at Resolute’s facilities or operations could adversely affect its business.

The United States has been the target of terrorist attacks of unprecedented scale. The U.S. government has issued warnings that U.S. energy assets may be the future targets of terrorist organizations. These developments have subjected Resolute’s operations to increased risks. Any terrorist attack at Resolute’s facilities, or those of its purchasers, could have a material adverse effect on Resolute’s business.

Resolute was required to write down the carrying value of its properties as of December 31, 2008 and March 31, 2009, and may be required to do so again in the future.

Resolute uses the full cost accounting method for oil and gas exploitation, development and exploration activities. Under the full cost method rules, Resolute performs a ceiling test and if the net capitalized costs for a cost center exceed the sum of certain values for the relevant properties it writes down the book value of the properties. At December 31, 2008 and March 31, 2009, upon application of the ceiling test, Resolute recorded an impairment of its oil and gas properties of $245.0 million and $13.3 million, respectively. Resolute could recognize further impairments in the future if oil and gas prices are low, if Resolute has substantial downward adjustments to its estimated proved reserves, if Resolute experiences increases in its estimates of development costs or deterioration in its exploration and development results.

Work stoppages or other labor issues at Resolute’s facilities could adversely affect its business, financial position, results of operations, or cash flows.

As of March 31, 2009, approximately 39 of Resolute’s field level employees were represented by the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, and covered by a collective bargaining agreement. Although Resolute believes that its relations with its employees are generally satisfactory, if Resolute is unable to reach agreement with any of its unionized work groups on future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of Resolute’s workforce become unionized, Resolute may be subject to work interruptions or stoppages. Work stoppages at the facilities of Resolute’s customers or suppliers may also negatively affect Resolute’s business. If any of Resolute’s customers experience a material work stoppage, the customer may halt or limit the purchase of Resolute’s products. Moreover, if any of Resolute’s suppliers experience a work stoppage, its operations could be adversely affected if an alternative source of supply is not readily available. Any of these events could be disruptive to Resolute’s operations and could adversely affect its business, financial position, results of operations, or cash flows.

Risk Factors Related to HACI, the Company and the Acquisition

HACI may not be able to consummate the Acquisition or another business combination within the required timeframe, in which case HACI’s corporate existence will cease and it will liquidate its assets.

Pursuant to HACI’s charter, HACI must complete the Acquisition or another business combination with a fair market value of at least 80% of the initial amount held in the trust account by September 28, 2009. If HACI fails to consummate the Acquisition or another business combination within such time period, HACI’s corporate existence will cease and it will liquidate and wind up. The foregoing requirements are set forth in Article IX of HACI’s charter and, until the consummation of the Acquisition or another business combination, may not be eliminated without the vote of HACI’s board of directors and the vote of 100% of the outstanding shares of HACI Common Stock cast at a meeting of the stockholders at which a quorum is present.

If HACI liquidates before concluding the Acquisition or another business combination, HACI Public Stockholders may receive less than $10.00 per share on distribution of trust account funds and the HACI warrants will expire worthless.

If HACI is unable to complete the Acquisition or another business combination and must liquidate, the per-share liquidation amount may be less than $10.00 because of the expenses incurred in connection with the IPO, its general and administrative expenses and the costs incurred in seeking the Acquisition or another business combination. If HACI is unable to conclude the Acquisition or another business combination and expended all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, net of income taxes payable on such interest and net of up to $6.6 million in interest income on the trust account balance previously released to HACI to fund working capital requirements, the per-share liquidation amount as of March 31, 2009 would be $9.78, or $0.22 less than its per-unit IPO price of $10.00. Furthermore, the outstanding HACI warrants are not entitled to participate in a liquidating distribution and the warrants will therefore expire worthless if HACI liquidates before completing the Acquisition or another business combination.

If HACI is unable to consummate the Acquisition or another business combination, HACI Public Stockholders will be forced to wait, at a minimum, until September 28, 2009 before receiving liquidation distributions.

HACI has until September 28, 2009 to consummate the Acquisition or another business combination. If HACI does not consummate the Acquisition or another business combination during such time period, HACI will liquidate in accordance with its charter. HACI has no obligation to return funds to HACI Public Stockholders prior to such date unless HACI consummates the Acquisition or another business combination prior thereto and only then in cases where HACI Public Stockholders have sought conversion of their shares. Only after the expiration of this full time period will HACI Public Stockholders be entitled to liquidation distributions if HACI is unable to complete the Acquisition or another business combination. Further, HACI may not be able to disburse the funds in the trust account immediately following September 28, 2009, until it has commenced the liquidation process in accordance with its charter and Delaware law. If HACI has not consummated the Acquisition or another business combination by September 28, 2009, HACI will automatically liquidate and dissolve without the need for a stockholder vote.

The ability of HACI Public Stockholders to exercise their conversion rights may not allow HACI to consummate the Acquisition or any other business combination or optimize its capital structure.

Each HACI Public Stockholder has the right to elect to convert its shares of HACI Common Stock for cash if such HACI Public Stockholder votes against the Acquisition Proposal, the Acquisition Proposal is approved and completed and the stockholder properly exercises its conversion rights in accordance with this proxy statement/prospectus. If a HACI Public Stockholder wishes to exercise its conversion rights, such stockholder must vote against the Acquisition Proposal, demand that HACI convert the shares held by such stockholder into cash by marking the appropriate space on the proxy card and provide physical or electronic delivery of such stockholder’s stock certificates or shares, as appropriate, as described in this proxy statement/

prospectus prior to the special meeting of HACI stockholders. HACI will be permitted to proceed with the Acquisition only if it is able to confirm that it has sufficient funds to pay the consideration to consummate the Acquisition plus all sums due to HACI Public Stockholders who vote against the Acquisition Proposal and duly exercise their right to elect to convert their shares for cash. In addition, HACI will not consummate the Acquisition if holders of 30% or more of the outstanding Public Shares properly exercise their conversion rights. These restrictions may limit HACI’s ability to consummate the Acquisition.

If the Acquisition is not consummated, resources spent by HACI to research the Acquisition will have been wasted, which could materially adversely affect HACI’s subsequent attempts to locate and acquire or merge with another business.

The investigation of Resolute and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments in connection with the Acquisition have required substantial management time and attention, along with substantial costs for accountants, attorneys and others. If a decision is made to not complete the Acquisition, the costs incurred up to that point for the Acquisition likely would not be recoverable. Furthermore, HACI may fail to consummate the Acquisition for any number of reasons including those beyond HACI’s control, such as if the number of HACI Public Stockholders who vote against the Acquisition Proposal and properly exercise their conversion rights represent more than 30% (minus one share) of the outstanding Public Shares. Such an event would result in a loss to HACI of the related costs incurred which could materially adversely affect HACI’s subsequent attempts to locate and acquire or merge with another business.

If HACI’s due diligence investigation of Resolute was inadequate, then stockholders of the Company following the Acquisition could lose some or all of their investment.

Even though HACI conducted a due diligence investigation of Resolute, it cannot be sure that this diligence surfaced all material issues that may be present inside Resolute or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Resolute and its business and outside of its control will not later arise. Even if HACI’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with HACI’s preliminary risk analysis.

If third parties bring claims against HACI, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders may be less than approximately $      per share.

HACI’s placing of funds in the trust account may not protect those funds from third-party claims against us. Although HACI has sought, and will continue to seek to have, all vendors, prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements, and the execution of such an agreement is not a condition to HACI doing business with anyone. Even if they do execute such agreements, they would not be prevented from bringing claims against the trust account. There is also no guarantee that a court would uphold the validity of such waivers and, if a court failed to uphold the validity of such waivers, HACI would not be indemnified by Mr. Hicks, as discussed below.

Mr. Hicks, HACI’s founder and chairman of the board, has agreed that he will be liable to HACI if and to the extent any claims by a third party for services rendered or products sold to HACI or by a prospective target business, reduce the amounts in the trust account available for distribution to HACI stockholders in the event of a liquidation, except as to (i) any claims by a third party who executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable) of any and all rights to seek access to the funds in the trust account and (ii) any claims under HACI’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that this indemnity obligation arose and Mr. Hicks did not comply with such obligation, HACI believes that it would have an obligation to seek enforcement of the obligation and that HACI’s board of directors would have a fiduciary duty to seek enforcement of such obligation on HACI’s behalf. Based on representations made to HACI by Mr. Hicks,

HACI currently believes that Mr. Hicks is of substantial means and capable of funding his indemnity obligations, even though HACI has not asked him to reserve funds for such an eventuality. However, HACI cannot assure its stockholders that Mr. Hicks will be able to satisfy those obligations. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of HACI Public Stockholders and, as a result, the per-share liquidation amount would be less than $      due to claims of such creditors.

Additionally, if HACI is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in HACI’s bankruptcy estate and subject to the claims of third parties with priority over the claims of HACI stockholders. To the extent any bankruptcy claims deplete the trust account, HACI cannot assure its stockholders that it will be able to return to HACI Public Stockholders the liquidation amounts described in this proxy statement/prospectus.

HACI stockholders may be held liable for claims by third parties against HACI to the extent of distributions received by them.

Under Sections 280 through 282 of the Delaware General Corporation Law, or the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution conducted in accordance with the DGCL. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is HACI’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after it liquidates; therefore, HACI does not intend to comply with those procedures.

Because HACI will not be complying with those procedures, it is required, pursuant to Section 281(b) of the DGCL, to adopt a plan of distribution that will reasonably provide for the payment, based on facts known to it at such time, of (i) all existing claims including those that are contingent, (ii) all pending proceedings to which it is a party and (iii) all claims that may be potentially brought against it within the subsequent 10 years. Accordingly, HACI would be required to provide for any creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. However, because HACI is a blank check company, rather than an operating company, and its operations are limited to searching for prospective target businesses to acquire, the most likely claims, if any, to arise would be from vendors that it engaged (such as accountants, attorneys, investment bankers, etc.) and potential target businesses. If HACI’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share or the amount distributed to the stockholder. HACI cannot assure its stockholders that it will properly assess all claims that may be potentially brought against it. As such, HACI stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of HACI stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, HACI cannot assure its stockholders that third parties will not seek to recover from its stockholders amounts owed to them by HACI.

If HACI is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by HACI stockholders. Furthermore, because HACI intends to distribute the then-remaining proceeds held in the trust account to HACI Public Stockholders promptly after its liquidation in the event that the Acquisition or another business combination has not been consummated by September 28, 2009, such distributions may be viewed or interpreted as giving preference to

HACI Public Stockholders over any potential creditors with respect to access to or distributions from HACI’s assets. Also, HACI’s board of directors may be viewed as having breached its fiduciary duties to its creditors and/or acting in bad faith by paying HACI Public Stockholders from the trust account prior to addressing the claims of creditors, which may expose HACI to claims of punitive damages. HACI and its board of directors cannot assure its stockholders that claims will not be brought against it for these reasons.

If HACI is deemed to be an investment company under the Investment Company Act, HACI may be required to institute burdensome compliance requirements and HACI’s activities may be restricted, which may make it difficult to complete the Acquisition or another business combination.

If HACI is deemed to be an investment company under the Investment Company Act of 1940, or the Investment Company Act, its activities may be restricted, including restrictions on the nature of its investments and restrictions on the issuance of securities, each of which may make it difficult for HACI to complete the Acquisition or another business combination.

In addition, HACI may have imposed upon it burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

HACI does not believe that its anticipated principal activities will subject it to the Investment Company Act. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 90 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. Because the investment of the proceeds will be restricted to these instruments, HACI believes that it will meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act. If HACI were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which HACI has not allotted.

Changes in laws or regulations, or failure to comply with any laws and regulations, may adversely affect HACI’s business, investments and results of operations.

HACI is subject to laws and regulations enacted by national, regional and local governments. In particular, HACI will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on HACI’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, by any of the persons referred to above could have a material adverse effect on HACI’s business and results of operations.

HACI is dependent upon Mr. Hicks and his loss could adversely affect HACI’s ability to operate.

HACI’s operations are dependent upon a relatively small group of individuals and, in particular, upon its founder and chairman of the board, Mr. Hicks. HACI believes that its success depends on the continued service of Mr. Hicks, at least until it has consummated the Acquisition or another business combination. In addition, Mr. Hicks is not required to commit any specified amount of time to HACI’s affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. HACI does not have an employment agreement with, or key-man insurance on the life of, Mr. Hicks. The unexpected loss of the services of Mr. Hicks could have a detrimental effect on HACI.

The Initial Stockholders own shares of HACI Common Stock and HACI warrants to purchase HACI Common Stock that were issued in private placements prior to or simultaneously with the IPO. These shares and warrants will not participate in liquidation distributions if HACI’s initial business combination is not consummated and, therefore, HACI’s officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for HACI’s initial business combination.

The Initial Stockholders own an aggregate of 13,800,000 Founder Shares and 13,800,000 Founder Warrants. The Sponsor also owns an additional 7,000,000 Sponsor Warrants. These shares and warrants will not participate in liquidation distributions if the Acquisition or another business combination is not consummated and, therefore, HACI’s officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for HACI’s initial business combination.

The Initial Stockholders have waived their rights to receive distributions with respect to the Founder Shares upon liquidation of HACI if HACI is unable to consummate the Acquisition or another business combination. Accordingly, the Founder Shares, as well as the Founder Warrants, will be worthless if HACI does not consummate the Acquisition or another business combination by September 28, 2009. The Sponsor Warrants will also expire worthless if HACI fails to consummate the Acquisition or another business combination within such time period. The personal and financial interests of HACI’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, HACI’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in HACI stockholders’ best interest.

The Sponsor, which is an entity controlled by Thomas O. Hicks, HACI’s founder and chairman of the board, controls a substantial interest in HACI and thus may influence certain actions requiring a stockholder vote.

The Sponsor owns 19.6% of the issued and outstanding shares of HACI Common Stock. Accordingly, the Sponsor will continue to exert control at least until the consummation by HACI of the Acquisition or another business combination. In the event the Initial Stockholders purchase any additional shares of HACI Common Stock, they will vote any such shares acquired by them in favor of the Acquisition or another business combination and in favor of an amendment to HACI’s charter to provide for HACI’s perpetual existence in connection with a vote to approve the Acquisition Proposal or another business combination. Furthermore, in the event that Mr. Hicks or HACI’s directors acquire Public Shares, HACI anticipates that they would vote such shares in favor of the Acquisition or another business combination. Thus, additional purchases of Public Shares by the Initial Stockholders would likely allow them to exert additional influence over the approval of the Acquisition Proposal or another business combination. Factors that would be considered in making such additional purchases would include consideration of the current trading price of HACI Common Stock. Another factor that would be taken into consideration would be that any such additional purchases would likely increase the chances that HACI’s initial business combination would be approved.

HACI, and after the consummation of the Acquisition, the Company, may redeem its warrantholders’ unexpired warrants prior to their exercise at a time that is disadvantageous to them, thereby making their warrants worthless.

HACI has, and after the consummation of the Acquisition, the Company, will have, the ability to redeem the outstanding Public Warrants or the Company Warrants, as applicable, at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant. These redemption rights with respect to the outstanding Public Warrants or the Company warrants, as applicable, could force warrant holders:

•	to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

•	to sell their warrants at the then current market price when they might otherwise wish to hold their warrants; or

•	to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

None of the Founder Warrants will be redeemable by HACI so long as they are held by the Initial Stockholders or their permitted transferees and none of the Sponsor Warrants will be redeemable by HACI or the Company, as applicable, so long as they are held by the Sponsor, Seller, or their respective transferees.

Members of HACI’s management team and board are, and may in the future become, affiliated with entities engaged in business activities similar to those conducted by HACI and may consider transactions with entities reviewed by HACI as possible targets.

Members of HACI’s management team and board are and may in the future become affiliated with entities engaged in business activities similar to those conducted by HACI and may consider transactions with entities reviewed by HACI as possible targets. As a result, certain officers or directors or their affiliates might pursue Acquisitions with businesses that were considered by HACI as possible targets.

The price of Company Common Stock after the consummation of the Acquisition may be volatile.

The price of Company Common Stock after the consummation of the Acquisition may be volatile, and may fluctuate due to factors such as:

•	changes in oil and natural gas liquids prices;

•	changes in production levels;

•	actual or anticipated fluctuations in the Company’s quarterly and annual results and those of its publicly held competitors;

•	mergers and strategic alliances among any exploration and production companies;

•	market conditions in the industry;

•	changes in government regulation and taxes;

•	geological developments;

•	the level of foreign imports of oil and natural gas and oil and natural gas liquids;

•	fluctuations in the Company’s quarterly revenues and earnings and those of its publicly held competitors;

•	shortfalls in the Company’s operating results from levels forecasted by securities analysts;

•	investor sentiment toward the stock of exploration and production companies in general;

•	announcements concerning the Company or its competitors; and

•	the general state of the securities markets.

HACI may waive one or more of the conditions to the closing of the Acquisition without resoliciting stockholder approval for the Acquisition.

HACI may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Acquisition, to the extent permitted by applicable laws. HACI’s board of directors will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if HACI’s board of directors determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, HACI has the discretion to complete the Acquisition without seeking further stockholder approval.

Following the consummation of the Acquisition, the Company will have anti-takeover provisions in its organizational documents that may discourage a change of control.

Following the consummation of the Acquisition, certain provisions of the Company’s charter and the Company’s bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

These provisions provide for, among other things:

•	a classified board of directors’ divided into three classes with staggered three-year terms;

•	the removal of directors only for cause and only with the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of Company Common Stock entitled to vote generally in the election of directors;

•	the board of director’s ability to authorize and issue undesignated preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at annual meetings;

•	no ability for stockholders to call special stockholder meetings;

•	no ability for stockholders to take action by written consent;

•	the stockholders’ ability to amend, alter or repeal, or adopt any provision as part of the Company’s charter inconsistent with the provisions of the Company’s charter dealing with the Company’s board of directors, bylaws, meetings of the Company’s stockholders or amendment of the Company’s charter only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the elections of directors, voting together as a single class (in addition to any other vote that may be required by law or any preferred stock designation); and

•	the stockholders’ ability to adopt, amend, alter or repeal the Company’s bylaws only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the elections of directors voting together as a single class.

In addition, Section 203 of the DGCL may, under certain circumstances, make it more difficult for a person who would be an “interested stockholder,” which is defined generally as a person with 15% or more of a corporation’s outstanding voting stock to effect a “business combination” with the corporation for a three-year period. A “business combination” is defined generally as mergers, consolidations and certain other transactions, including sales, leases or other dispositions of assets with an aggregate market value equal to 10% or more of the aggregate market value of the corporation.

These anti-takeover provisions could make it more difficult for a third party to acquire the Company, even if the third party’s offer may be considered beneficial by many stockholders. As a result, stockholders may be limited in their ability to obtain a premium for their shares.

The New York Stock Exchange may fail to list the Company’s securities on its exchange, or delist the Company’s securities from quotation on its exchange in the future, which could limit investors’ ability to make transactions in its securities and subject the Company to additional trading restrictions.

The Company intends to list its securities on the New York Stock Exchange, or the NYSE, a national securities exchange. However, the Company cannot assure you that its securities will be listed, or will continue to be listed, on the NYSE, following the consummation of the Acquisition. Additionally, the Company will be required to file an initial listing application for the NYSE and meet the NYSE’s initial listing requirements as opposed to its more lenient continued listing requirements. The Company cannot be certain that it will be able to meet those initial listing requirements at that time.

If the NYSE fails to list the Company’s securities on its exchange, or delists the Company’s securities from trading on its exchange in the future, the Company could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a determination that its common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Company Common Stock;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources both before and after consummation of the Acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, will require that the Company evaluate and report on its system of internal controls and that the Company have such system of internal controls. If the Company fails to maintain the adequacy of its internal controls, it could be subject to regulatory scrutiny, civil or criminal penalties and/or stockholder litigation. Any inability to provide reliable financial reports could harm the Company’s business. Section 404 of the Sarbanes-Oxley Act also requires that the Company’s independent registered public accounting firm report on management’s evaluation of the Company’s system of internal controls. The development of the internal controls in order to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Acquisition. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over its financial processes and reporting in the future, could harm the Company’s operating results or cause the Company to fail to meet its reporting obligations. Inferior internal controls could also cause investors to lose confidence in the Company’s reported financial information, which could have a negative effect on the trading price of the shares of Company Common Stock.

The sale or availability for sale of substantial amounts of shares of Company Common Stock and the Company warrants could cause the price of Company Common Stock and the Company warrants to decline.

Upon the consummation of the Acquisition, the Initial Stockholders and Seller or its affiliate will own at least 4.6 million and 9.2 million shares of Company Common Stock, respectively (in addition to Company Earnout Shares and warrants exercisable for Company Common Stock). In the future, such shares may be sold from time to time in the public market pursuant to the registration rights to be granted in connection with the Acquisition or pursuant to Rule 144. Such sales may commence after 180 days after the closing of the Acquisition. The sale of these shares or the availability for future sale of these shares could adversely affect the market price of Company Common Stock and could impair the future ability of the Company to raise capital through offerings of Company Common Stock.

The financial statements included in this proxy statement/prospectus do not take into account the consequences to HACI of a failure to consummate a business combination by September 28, 2009.

The financial statements included in this proxy statement/prospectus have been prepared assuming that HACI would continue as a going concern. As discussed in Note 1 to the Notes to the HACI Financial Statements for the year ended December 31, 2008, HACI is required to consummate an initial business combination by September 28, 2009. The possibility of the Acquisition or another business combination not being consummated raises substantial doubt as to HACI’s ability to continue as a going concern and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HACI stockholders at the time of the Acquisition who purchased HACI units in the IPO and do not properly exercise their conversion rights with respect to their Public Shares may have rescission rights and related claims.

There are several aspects of the Acquisition and the other matters described in this proxy statement/prospectus which were not described in the prospectus issued by HACI in connection with its IPO. These include that HACI may seek to amend its charter prior to the consummation of a business combination, that funds in the trust account might be used, directly or indirectly, to purchase Public Shares other than from holders who have voted against the Acquisition Proposal and properly demanded that their Public Shares be converted into cash, that HACI may consummate a business combination with an entity engaged in the energy industry or that HACI may seek to amend the terms of the Warrant Agreement and exchange its outstanding Public Warrants for cash financed out of the trust account. Consequently, HACI’s filing of the Charter Amendment in connection with the Acquisition, HACI’s use of funds in the trust account to purchase Public Shares from HACI stockholders who have indicated their intention to vote against the Acquisition Proposal and convert their Public Shares into cash, HACI’s consummation of a business combination with Seller which operates in the energy industry and the exchange of a portion of the outstanding HACI warrants for cash might be grounds for a HACI stockholder who purchased HACI units in the IPO, excluding the Initial Stockholders, and who still held their HACI units at the time of the Acquisition without seeking to convert their Public Shares into a pro rata portion of the trust account, to seek rescission of their purchase of the HACI units that such HACI stockholder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of such stockholders shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

HACI, the Company, and Resolute make forward-looking statements in this proxy statement/prospectus. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the transaction;

•	the future financial performance of the Company following the consummation of the Acquisition;

•	the growth of the market for the Company’s hydrocarbon products;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available to HACI, the Company and/or Resolute as of the date of this proxy statement/prospectus and current expectations, forecasts and assumptions and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing HACI’s, the Company’s or Resolute’s views as of any subsequent date and none of HACI, Seller, the Company or Resolute undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	HACI’s ability to consummate the Acquisition or another initial business combination within the specified time limits;

•	approval of the Acquisition Proposal by HACI stockholders and satisfaction of other closing conditions to the Acquisition;

•	costs of the Acquisition;

•	success in retaining or recruiting, or changes required in, the Company’s officers, key employees or directors following the Acquisition;

•	listing or delisting of HACI’s securities from the NYSE Amex or the ability to have the Company’s securities listed on the NYSE following the Acquisition;

•	the potential liquidity and trading of HACI’s and the Company’s public securities;

•	the Company’s revenues and operating performance;

•	the competitive environment in the industry in which Resolute operates;

•	changes in overall economic conditions;

•	anticipated business development activities of the Company following the consummation of the Acquisition;

•	Resolute’s loss of large customers;

•	changes in oil and natural gas prices;

•	changes in production levels;

•	risks associated with environmental regulation and liabilities;

•	risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002); and

•	risk factors listed in this proxy statement/prospectus under “Risk Factors” beginning on page 32.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. None of HACI, the Company or Resolute undertakes any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CAPITALIZATION

The following table sets forth the capitalization on an unaudited, actual basis of each of HACI and Resolute as of March 31, 2009 and the capitalization on an unaudited, as adjusted basis as of March 31, 2009 after giving effect to the Acquisition, assuming both the conversion of the maximum number of HACI Common Stock (16,559,999 shares) and the minimum conversion of no shares of HACI Common Stock. Please refer to “Unaudited Pro Forma Financial Information,” and “Special Meeting of HACI Warrantholders and Special Meeting in Lieu of 2009 Annual Meeting of HACI Stockholders — Conversion Rights.”

	Historical		As Adjusted
			Assuming	Assuming
			Maximum	Minimum
	HACI	Resolute	Conversion	Conversion
	(in $ thousands)

Cash and cash equivalents	$230	$235	$465	$90,265
Cash and marketable securities held in trust	540,100	—	—	—

	$540,330	$235	$465	$90,265

Long-term debt, including current portion
Term Loan	$—	$225,000	$—	$—
Revolving Credit Facility(1)	—	193,120	73,612	—

	—	418,120	73,612	—

Common stock, subject to possible redemption	160,798	—	—	—
Deferred interest attributable to common stock subject to possible redemption (net of taxes)	2,614	—	—	—
Total stockholders’ and member’s equity (deficit)	359,886	(168,306)	439,351	602,763

	523,298	(168,306)	439,351	602,763

Total Capitalization	$523,298	$249,814	$512,963	$602,763

(1)	As of March 31, 2009, a maximum of $284 million was available for borrowing under the revolving credit facility and $8.5 million of letters of credit were outstanding on Resolute’s revolving credit facility. Unused availability under the borrowing base as of March 31, 2009 was $82.4 million. Effective May 12, 2009, the borrowing base under the revolving credit facility was reduced to $240 million.

Before you grant your proxy or instruct how your vote should be cast or vote on the proposals set forth in this proxy statement/prospectus, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus could have a material adverse effect on HACI, the Company or Resolute.

SPECIAL MEETING OF HACI WARRANTHOLDERS
AND SPECIAL MEETING IN LIEU OF 2009 ANNUAL MEETING OF HACI STOCKHOLDERS

General

HACI is furnishing this proxy statement/prospectus to its warrantholders and stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of HACI warrantholders and special meeting in lieu of 2009 annual meeting of HACI stockholders to be held on           , 2009, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to HACI warrantholders and HACI stockholders on or about          , 2009. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of HACI warrantholders and special meeting of HACI stockholders, as applicable.

Date, Time and Place

The special meeting of HACI warrantholders will be held on           , 2009, at          , Central Standard time, at the offices of Akin Gump Strauss Hauer & Feld, LLP at 1700 Pacific Avenue, 39th Floor, Dallas, Texas 75201, or such other date, time and place to which such meeting may be adjourned or postponed. The special meeting of HACI stockholders will be held immediately following the special meeting of HACI warrantholders at           , Central Standard time, at the offices of Akin Gump Strauss Hauer & Feld, LLP at 1700 Pacific Avenue, 39th Floor, Dallas, Texas 75201, or such other date, time and place to which such meeting may be adjourned or postponed.

Purpose of the Special Meeting of HACI Warrantholders

At the special meeting of HACI warrantholders, HACI will ask holders of HACI warrants to consider and vote upon the following proposals:

(1) The Warrant Amendment Proposal — to consider and vote upon a proposal to amend the Warrant Agreement which governs the terms of HACI’s outstanding warrants in connection with HACI’s consummation of the Acquisition, which we refer to as the Warrant Amendment. The Warrant Amendment would allow HACI warrantholders to elect to receive in the Acquisition for each Public Warrant either (i) the right to receive $0.55 in cash or (ii) one Company warrant, subject to adjustment and proration as described in this proxy statement/prospectus. If the Acquisition is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who makes no election will receive $0.55 in cash in exchange for its Public Warrants;

(2) The Warrantholder Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting of HACI warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Warrant Amendment Proposal; and

(3) Such other procedural matters as may properly come before the special meeting of HACI warrantholders or any adjournment or postponement thereof.

Purpose of the Special Meeting of HACI Stockholders

At the special meeting of HACI stockholders, HACI will ask holders of HACI Common Stock to consider and vote upon the following proposals:

(1) The Director Election Proposal — to elect two Class I and two Class II director nominees to serve on HACI’s board of directors;

(2) The Charter Amendment Proposal — to consider and vote upon an amendment to HACI’s charter which we refer to as the Charter Amendment, to provide for its perpetual existence and to permit a business combination with an entity engaged in the energy industry as its principal business;

(3) The Acquisition Proposal — to consider and vote upon a proposal to adopt the Acquisition Agreement and to approve the transactions contemplated thereby, pursuant to which the Company will own 100% of the ownership interest in HACI and Seller’s business and operations;

(4) The Stockholder Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting of HACI stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Charter Amendment Proposal or the Acquisition Proposal; and

(5) Such other procedural matters as may properly come before the special meeting of HACI stockholders or any adjournment or postponement thereof.

Recommendation of HACI Board of Directors

After careful consideration of each of the proposals, HACI’s board of directors has determined that each of the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal is fair to, and in the best interests of, HACI and HACI warrantholders and recommends that HACI warrantholders vote FOR the Warrant Amendment Proposal and FOR the Warrantholder Adjournment Proposal.

After careful consideration of each of the proposals, HACI’s board of directors has determined that each of the Director Election Proposal, the Charter Amendment Proposal, the Acquisition Proposal and the Stockholder Adjournment Proposal is fair to, and in the best interests of, HACI and HACI stockholders and recommends that HACI stockholders vote FOR the Director Election Proposal, FOR the Charter Amendment Proposal, FOR the Acquisition Proposal and FOR the Stockholder Adjournment Proposal.

Record Date; Who is Entitled to Vote

HACI has fixed the close of business on          , 2009, as the record date for determining the HACI warrantholders and the HACI stockholders entitled to notice of and to attend and vote at the special meeting of HACI warrantholders and the special meeting of HACI stockholders, respectively. As of the close of business on          , 2009, there were 76,000,000 HACI warrants outstanding and entitled to vote. Each HACI warrant is entitled to one vote for each share of HACI Common Stock issuable upon exercise of the warrant at the special meeting of HACI warrantholders. As of the close of business on           , 2009, there were 69,000,000 shares of HACI Common Stock outstanding and entitled to vote, of which 55,200,000 are Public Shares. Each share of HACI Common Stock is entitled to one vote per share at the special meeting of HACI stockholders.

Required Vote for Warrantholder Proposals

Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of a majority in interest of the shares of HACI Common Stock issuable upon exercise of the Public Warrants as of the record date.

Approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority in interest of the shares of HACI Common Stock issuable upon exercise of the outstanding HACI warrants represented in person or by proxy at the special meeting of HACI warrantholders and entitled to vote thereon as of the record date.

Quorum and Required Vote for Stockholder Proposals

A quorum of HACI stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of HACI stockholders if a majority of the HACI Common Stock outstanding and entitled to vote at the special meeting of HACI stockholders is represented in person or by proxy. Abstentions and broker non-votes, which are discussed further below, will count as present for the purposes of establishing a quorum.

Election of the four nominees requires a plurality of the votes cast, in person or by proxy.

Approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of HACI Common Stock entitled to vote thereon, as of the record date.

Approval of the Acquisition Proposal requires the affirmative vote of a majority of the issued and outstanding HACI Common Stock entitled to vote thereon, as of the record date. In addition, the Acquisition will not be consummated if holders of 30% or more of the Public Shares vote against the Acquisition Proposal and properly exercise their conversion rights. A HACI stockholder cannot seek conversion of its Public Shares unless such stockholder votes against the Acquisition Proposal.

Approval of the Stockholder Adjournment Proposal requires a majority of the votes cast by holders of shares of HACI Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting of HACI stockholders.

As of the record date for the special meeting of HACI stockholders, the Initial Stockholders held approximately 20% of the outstanding shares of HACI Common Stock, which consists of the Founder Shares acquired prior to the IPO. In connection with the IPO, HACI and the representative of the underwriters in the IPO entered into agreements with the Initial Stockholders pursuant to which the Initial Stockholders agreed to vote:

•	all of their Founder Shares in accordance with the majority of the votes cast with respect to the Acquisition Proposal by the Public Stockholders,

•	any Public Shares acquired in or after the IPO in favor of the Acquisition Proposal, and

•	all shares of HACI Common Stock held by them in favor of the Charter Amendment Proposal.

This voting arrangement does not apply to any proposal other than the Acquisition Proposal and the Charter Amendment Proposal. If the Initial Stockholders or HACI’s officers and directors purchase Public Shares from existing HACI Public Stockholders that are likely to vote against the Acquisition Proposal or that are likely to elect to exercise their conversion rights, the probability that the Acquisition Proposal will be approved would increase.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges your broker, bank or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. The election of directors is a routine item so brokers who do not receive instructions as to how to vote on the Director Election Proposal may generally vote on this matter. HACI believes all other proposals presented to the stockholders and to the warrantholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares or warrants without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares or warrants, as the case may be; this indication that a bank, broker or nominee is not voting your shares is which we refer to as a “broker non-vote.”

Abstentions and broker non-votes will have no effect on the election of directors.

Abstentions will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal. A broker non-vote will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal. Broker non-votes will have no effect on the Warrantholder Adjournment Proposal.

Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, the Acquisition Proposal and the Stockholder

Adjournment Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the affect of a vote “AGAINST” the Charter Amendment Proposal and the Acquisition Proposal and will have no effect on the Stockholder Adjournment Proposal.

Voting Your Warrants or Shares

Each HACI warrant or share of HACI Common Stock that you own in your name entitles you to one vote on the applicable proposals. Your one or more proxy cards show the number of shares of HACI Common Stock or HACI warrants, as the case may be, that you own. There are two ways to vote your shares of HACI Common Stock and HACI warrants:

•	You can vote by signing and returning the enclosed warrantholder and/or stockholder proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your warrants or shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your warrants, your warrants will be voted, as recommended by HACI’s board of directors: “FOR” the Warrant Amendment Proposal and “FOR” the Warrantholder Adjournment Proposal. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of common stock will be voted, as recommended by HACI’s board of directors: “FOR” the Director Election Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Acquisition Proposal and “FOR” the Stockholder Adjournment Proposal.

•	You can attend the special meeting of HACI warrantholders or the special meeting of HACI stockholders, as applicable, and vote in person. You will be given a ballot when you arrive. However, if your HACI warrants or shares of HACI Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way HACI can be sure that the broker, bank or nominee has not already voted your warrants or shares of common stock.

•	IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE ACQUISITION PROPOSAL (AS WELL AS THE OTHER PROPOSALS) AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF HACI’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE TRANSACTION PROPOSAL AND DEMAND THAT HACI CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE ACQUISITION PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST ELECT TO HAVE THOSE SHARES CONVERTED TO CASH ON THE PROXY CARD AT THE SAME TIME YOU VOTE AGAINST THE ACQUISITION PROPOSAL, AND PRIOR TO THE SPECIAL MEETING EITHER DELIVER YOUR STOCK CERTIFICATES TO HACI’S TRANSFER AGENT OR DELIVER YOUR SHARES ELECTRONICALLY TO HACI’S TRANSFER AGENT USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN “HACI’S BUSINESS — PROCEDURES REQUIRED FOR CONVERSION.” IF THE ACQUISITION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO ELECTRONICALLY TRANSFER YOUR SHARES TO THE DTC ACCOUNT OF CONTINENTAL STOCK TRANSFER & TRUST COMPANY, HACI’S TRANSFER AGENT, WITHIN TEN BUSINESS DAYS FOLLOWING THE VOTE ON THE ACQUISITION PROPOSAL.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting of HACI warrantholders or the special meeting of HACI stockholders, as the case may be, or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Thomas O. Hicks, Jr., HACI’s secretary, in writing before the applicable special meeting that you have revoked your proxy; or

•	you may attend the applicable special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meetings

The special meeting of HACI warrantholders has been called only to consider the approval of the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal, if necessary. The special meeting of HACI stockholders has been called only to consider the approval of the Director Election Proposal, the Charter Amendment Proposal, the Acquisition Proposal and the Stockholder Adjournment Proposal, if necessary. Under HACI’s bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at either special meeting if they are not included in the notice of the applicable special meeting.

Who Can Answer Your Questions About Voting Your Shares or Warrants

If you have any questions about how to vote or direct a vote in respect of your shares of HACI Common Stock or your HACI warrants, you may call                                                 , at                    .

Conversion Rights

As a result of the proposed Acquisition, each HACI Public Stockholder has the right to vote against the Acquisition Proposal and demand that HACI convert its Public Shares into a pro rata share of the aggregate amount then on deposit in the trust account, before payment of deferred underwriting commissions and including interest earned on its pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to $6.6 million on the trust account previously released to HACI to fund its working capital, if the Acquisition is approved and completed. HACI expects that the conversion price will be less than the per unit IPO price of $10.00 per unit. The Initial Stockholders will not have conversion rights with respect to the Founder Shares purchased by them prior to the IPO.

A HACI Public Stockholder who wishes to exercise its conversion rights may request conversion of its Public Shares at any time after the mailing of this proxy statement/prospectus and prior to the vote taken with respect to the Acquisition Proposal, but the request will not be granted unless the HACI Public Stockholder votes against the Acquisition Proposal, the Acquisition Proposal is approved and the Acquisition completed, the HACI Public Stockholder holds its shares through the closing of the Acquisition and the HACI Public Stockholder follows the specific procedures for conversion set forth in this proxy statement/prospectus. If a HACI Public Stockholder votes against the Acquisition Proposal but fails to properly exercise its conversion rights, such stockholder will not have its shares of HACI Common Stock converted into cash. HACI will not complete the Acquisition if HACI Public Stockholders owning 30% or more of the Public Shares exercise their conversion rights. Because the conversion price will likely be lower than the $10.00 per unit offering price of the HACI units, and may be less than the market price of HACI Common Stock on the date of conversion, there may be a disincentive on the part of the HACI Public Stockholders to exercise their conversion rights.

A HACI Public Stockholder may request conversion at any time after the mailing of this proxy statement/prospectus and prior to the vote taken with respect to the Acquisition Proposal at the special meeting of HACI stockholders. Any request for conversion, once made, may be withdrawn at any time prior to the date of the special meeting of HACI stockholders. If a HACI Public Stockholder wishes to exercise its conversion rights, the stockholder must vote against the Acquisition Proposal, demand that HACI convert their Public Shares into cash by marking the appropriate space on the proxy card and provide physical or electronic delivery of such stockholder’s stock certificates or shares, as appropriate, as described below, prior to the special meeting of HACI stockholders. If, notwithstanding the stockholder’s vote, the Acquisition is consummated and the stockholder follows the procedures required for conversion, then the stockholder will be entitled to receive a pro rata share of the trust account, before payment of deferred underwriting discounts and including interest earned on its pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to $6.6 million on the trust account released to HACI to fund its working capital. A HACI Public Stockholder will not be able to transfer its shares following the approval of the Acquisition Proposal unless the Acquisition Agreement is terminated. A HACI Public Stockholder who exercises its conversion rights will exchange the Public Shares held by such stockholder for cash and will no longer own those shares, although the stockholder will still have the right to exercise any HACI warrants it still holds. If the Acquisition is not consummated then a stockholder’s shares will not be converted into cash and will be returned to the stockholder, even if such stockholder elected to convert. HACI anticipates that the funds to be distributed to HACI Public Stockholders who elect conversion will be distributed promptly after completion of the Acquisition. HACI Public Stockholders who exercise their conversion rights will have the right to exercise any HACI warrants they still hold.

HACI Public Stockholders must tender their shares to Continental Stock Transfer & Trust Company, the transfer agent for HACI, prior to the special meeting of HACI stockholders or deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System.

In order to physically deliver stock certificates, the HACI Public Stockholders must comply with the following steps. If the shares are held in street name, a HACI Public Stockholder must instruct its account executive at its bank or broker to withdraw the shares from the HACI Public Stockholder’s account and request that a physical certificate be issued in the HACI Public Stockholder’s name. No later than the day prior to the special meeting of HACI stockholders, a HACI Public Stockholder must present a written instruction to Continental Stock Transfer & Trust Company that it wishes to convert its shares into cash and confirm that the HACI Public Stockholder has held the shares since the record date and will not sell or transfer the shares prior to the closing of the Acquisition. Certificates that have not been tendered in accordance with these procedures by the day prior to the special meeting of HACI stockholders will not be converted into cash. In the event that a HACI Public Stockholder tenders its shares and decides prior to the special meeting of HACI stockholders that it does not want to convert its shares, the HACI Public Stockholder may withdraw its tender. In the event that a HACI Public Stockholder tenders shares and the Acquisition is not completed, these shares will not be converted into cash and the physical certificates representing the shares will be returned to the HACI Public Stockholder.

Appraisal Rights

Under applicable Delaware law, you do not have appraisal rights with respect to your Public Shares.

Proxy Solicitation Costs

HACI is soliciting proxies on behalf of its board of directors. All solicitation costs will be paid by HACI. This solicitation is being made by mail but also may be made by telephone or in person. HACI and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means, including e-mail and facsimile. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement and proxy card. Sloane & Company, LLC, a proxy solicitation firm that HACI has engaged to assist it in soliciting proxies, will be paid a fee based on an hourly rate plus out-of-pocket expenses, with a minimum fee of $25,000.

HACI will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. HACI will reimburse them for their reasonable expenses.

HACI, Parent, the Company, Seller and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies. The underwriters of the IPO may provide assistance to HACI, Parent, the Company, Seller and their respective directors and executive officers, and may be deemed to be participants in the solicitation of proxies. $5.5 million of the underwriting commissions relating to the IPO are deferred pending stockholder approval of HACI’s initial business combination, and HACI stockholders and warrantholders are advised that the underwriters have a financial interest in the successful outcome of the proxy solicitation.

Vote of the Initial Stockholders

As of          , 2009, the record date for the special meeting of HACI stockholders, the Initial Stockholders and their affiliates beneficially owned and were entitled to vote 13,800,000 Founder Shares, which collectively constitute 20% of the issued and outstanding HACI Common Stock.

In connection with the IPO, HACI and the representative of the underwriters in the IPO entered into agreements with the Initial Stockholders pursuant to which the Initial Stockholders agreed to vote:

•	all of their Founder Shares in accordance with the majority of the votes cast with respect to the Acquisition Proposal by the Public Stockholders;

•	any Public Shares acquired in or after the IPO in favor of the Acquisition Proposal; and

•	all shares of HACI Common Stock held by them in favor of the Charter Amendment Proposal.

This voting arrangement does not apply to any proposal other than the Acquisition Proposal and the Charter Amendment Proposal. Approval of each of the Acquisition Proposal and the Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding HACI Common Stock as of the record date. If the Initial Stockholders or HACI’s officers and directors purchase Public Shares from existing HACI Public Stockholders that are likely to vote against the Acquisition Proposal or that are likely to elect to exercise their conversion rights, the probability that the Acquisition Proposal will be approved would increase.

The Initial Stockholders have waived any conversion rights, including with respect to Public Shares purchased in the IPO or in the aftermarket. In addition, the Founder Warrants and the Sponsor Warrant do not have liquidation rights and will be worthless if a business combination is not effected by HACI by September 28, 2009. However, the Initial Stockholders are entitled to participate in liquidation distributions with respect to any Public Shares purchased as part of the HACI units issued in the IPO or in the aftermarket in the event that HACI fails to consummate a business combination by September 28, 2009.

Outstanding Public Warrants

The closing price as reported by NYSE Amex of HACI warrants on          , 2009 (the record date for the special meeting of HACI warrantholders) was $          . Prior to voting on the Warrant Amendment Proposal, HACI warrantholders should verify the market price of the HACI warrants as they may receive higher proceeds from the sale of their warrants in the public market than from HACI’s exchange of the Public Warrants for cash in connection with the Acquisition if the market price per warrant is higher than the Cash Exchange price of $0.55 per warrant. HACI cannot assure its warrantholders that they will be able to sell their warrants in the open market, even if the market price per warrant is higher than the exchange price stated above, as there may not be sufficient liquidity in HACI’s securities when HACI warrantholders wish to sell their warrants.

If you elect to participate in the Cash Exchange, you will be exchanging your Public Warrants for cash and will no longer own those warrants. You will be entitled to receive cash for these warrants only if you deliver your warrant certificate (either physically or electronically) to HACI’s transfer agent in accordance with the procedures outlined in the section entitled “The Warrant Amendment Proposal.” Additionally, if you select the Warrant Exchange, you will be exchanging your Public Warrants for the Company warrants and must exchange your Public Warrant in accordance with the procedures outlined in the section entitled “The Warrant Amendment Proposal.”

THE WARRANT AMENDMENT PROPOSAL

Purpose of the Warrant Amendment

In connection with the proposed Acquisition, HACI is proposing an amendment to the Warrant Agreement governing all of the HACI Warrants, which we refer to as the Warrant Amendment, in order to, among other things, allow each HACI warrantholder to elect to receive in the Acquisition, for each Public Warrant held by such holder, either (i) the right to receive $0.55 in cash, or the Cash Amount, or (ii) a new warrant exercisable for one share of Company Common Stock, or the Company warrant, subject to adjustment and proration as described below. If the Acquisition is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who makes no election will receive $0.55 in cash in exchange for its Public Warrants. We refer to the elections by HACI warrantholders to receive the Company warrants as the Warrant Election. We further refer to the exchange of Public Warrants for the Cash Amount as the Cash Exchange and the exchange of Public Warrants for the Company warrants as the Warrant Exchange.

HACI will exchange up to fifty percent (50%) (or 27,600,000) of the Public Warrants outstanding immediately prior to the consummation of the Acquisition for Company warrants, which we refer to as the Warrant Limit. If HACI warrantholders elect to receive in the aggregate more Company warrants than the Warrant Limit, the total Company warrants exchanged will be proportioned among the HACI warrantholders who make a Warrant Election by multiplying the number of Company warrants evidenced by a specific Warrant Election by a fraction (x) the numerator of which is the Warrant Limit and (y) the denominator of which is the aggregate number of Company warrants evidenced by all Warrant Elections. Further, Public Warrants for which HACI warrantholders make no election will be converted into the right to receive the Cash Exchange. There is, however, no limit on the number of warrants that may be exchanged for cash. In the event that the Warrant Amendment Proposal is approved, HACI warrantholders who voted against the Warrant Amendment Proposal will have the right to receive the Cash Amount.

The terms of the Company warrants will be substantially similar to the terms of the Public Warrants, except that the Company warrants:

•	will be exercisable for shares of Company Common Stock;

•	will have an exercise price of $13.00;

•	will expire five years from the closing of the Acquisition; and

•	will be redeemable by the Company in whole or in part at a price of $0.01 per warrant if the sales price of Company Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 day trading period.

Pursuant to Section 18 of the Warrant Agreement, HACI and the Warrant Agent may amend any provision of the Warrant Agreement with the consent of the holders of HACI warrants exercisable for a majority in interest of the shares of HACI Common Stock issuable upon exercise of all outstanding HACI warrants that would be affected by such amendment. Approval of the Warrant Amendment Proposal requires the affirmative vote of a majority of the holders of a majority in interest of the shares of HACI Common Stock issuable upon exercise of the Public Warrants as of the record date. The approval of the Warrant Amendment Proposal is a condition to the consummation of the Acquisition. If the HACI warrantholders approve the Warrant Amendment Proposal, then the Warrant Agreement will be amended and the Public Warrants will be permitted to be converted upon consummation of the Acquisition.

HACI believes the Cash Exchange and Warrant Exchange will provide benefits to HACI and its warrantholders, including the following:

•	HACI believes that the Cash Exchange is an important step in the consummation of the Acquisition because reduction of warrants in the Company’s capital structure following the consummation of the Acquisition will increase the Company’s strategic opportunities and attractiveness to future investors; and

•	The closing price of HACI warrants on , 2009 was $ . The Cash Amount of $0.55 per warrant is a significant premium to the current market price for the warrants. HACI’s board of directors believes the Cash Amount is fair to HACI warrantholders.

In the event the Warrant Amendment Proposal is not approved, the Acquisition Proposal will not be presented to HACI stockholders for a vote. If the Acquisition is not consummated and HACI does not consummate another business combination by September 28, 2009, HACI will be required to liquidate and all HACI warrants will expire worthless.

Warrantholders should note that they will recognize gain or loss for Federal income tax purposes if the Warrant Amendment Proposal is approved and the Warrant Exchange and Cash Exchange are consummated, although such treatment with respect to the Warrant Exchange is not free from doubt for holders who exchange both Public Warrants and HACI Common Stock in the Merger. For a discussion of the tax consequences of the Acquisition for HACI warrantholders, please see the sections entitled “The Acquisition — Material Federal Income Tax Consequences of the Acquisition” and “Material U.S. Federal Income Tax Consequences.”

Certain Effects of the Cash Exchange

Approximately $15.2 million will be required to purchase warrants in the Cash Exchange, plus approximately $      of related fees and expenses. The Cash Exchange will be funded from the funds released to HACI from the trust account in connection with the consummation of the Acquisition.

Warrant Election/Exchange Procedures

          , or the Exchange Agent has been appointed by HACI to receive elections by HACI warrantholders to receive either the Cash Amount or the Company Warrants, each an Election, and to act as exchange agent with respect to the Merger. HACI will prepare a form of election, pursuant to which each holder of Public Warrants may make its Election. An Election will have been properly made only if a properly completed and signed form of election and accompanied Public Warrant certificate or certificates to which such Form of Election relates (i) is received by the Exchange Agent prior to the date and time of the special meeting of HACI warrantholders, or the Election Date or (ii) is delivered to the Exchange Agent at the special meeting of HACI warrantholders.

Any Public Warrant holder may at any time prior to the Election Date change such holder’s election if the Exchange Agent receives (i) prior to the Election Date written notice of such change accompanied by a properly completed Form of Election or (ii) at the special meeting of HACI warrantholders a new, properly completed Form of Election. The Company will have the right in its sole discretion to permit changes in Elections after the Election Date.

In connection with the above procedures, (i) the holders of warrant certificates evidencing Public Warrants will surrender such certificates to the Exchange Agent, (ii) upon surrender of a warrant certificate the holder thereof will be entitled to receive the applicable consideration, and (iii) the warrant certificates surrendered will be canceled. The Cash Amount is substantially less than the market price of the shares of HACI Common Stock issuable upon exercise of the Public Warrants but the Cash Amount is substantially more than the price that could be obtained upon the sale of Public Warrants in the open market. See the section entitled “Price Range of Securities and Dividends” herein for information on the historical market prices for HACI warrants and HACI Common Stock on the NYSE Amex.

To physically surrender warrants for exchange, holders should deliver certificates representing their warrants to the Exchange Agent, at the following address:

Required Vote

Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of a majority in interest of the shares of HACI Common Stock issuable upon exercise of the Public Warrants as of the record date.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT HACI WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.

THE WARRANTHOLDER ADJOURNMENT PROPOSAL

The Warrantholder Adjournment Proposal, if adopted, will allow HACI’s board of directors to adjourn the special meeting of HACI warrantholders to a later date or dates to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the Cash Exchange and Warrant Exchange. The Warrantholder Adjournment Proposal will only be presented to HACI warrantholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of HACI warrantholders to approve the Warrant Amendment Proposal.

Consequences if the Warrantholder Adjournment Proposal is Not Approved

If the Warrantholder Adjournment Proposal is not approved by the warrantholders, HACI’s board of directors may not be able to adjourn the special meeting of HACI warrantholders to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Warrant Amendment Proposal. In such event, the Cash Exchange and the Warrant Exchange would not be approved and, unless HACI were able to consummate a business combination by September 28, 2009, it would be required to dissolve and liquidate and all HACI warrants would expire worthless.

Required Vote

Adoption of the Warrantholder Adjournment Proposal requires the affirmative vote of a majority in interest of the shares of common stock issuable upon exercise of the outstanding HACI warrants as of the record date represented in person or by proxy at the special meeting of HACI warrantholders and entitled to vote thereon. Adoption of the Warrantholder Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation

HACI’S BOARD OF DIRECTORS RECOMMENDS THAT HACI WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANTHOLDER ADJOURNMENT PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

HACI’s board of directors is divided into three classes, being divided as equally as possible with each class having a term of three years. Because HACI did not have a 2008 annual stockholder meeting, the term of Classes I and II directors, currently consisting of four directors total, expires. HACI’s independent directors have nominated each of the current Class I directors, Joseph B. Armes and William A. Montgomery, for re-election as a director to HACI’s board of directors, as well as each of the current Class II directors, Brian Mulroney and William H. Cunningham, for re-election as a director to HACI’s board of directors. Each of the Class I directors will be elected to hold office for a term of two years until the annual meeting of stockholders in 2011 and until his respective successor is duly elected and qualified, unless HACI is sooner dissolved or if the Acquisition Proposal is approved. Each of the Class II directors will be elected to hold office for a term of three years until the annual meeting of stockholders in 2012 and until his respective successor is duly elected and qualified, unless HACI is sooner dissolved or if the Acquisition Proposal is approved.

The following sets forth information regarding each nominee.

Class I Nominees for Re-Election to HACI’s Board of Directors

Joseph B. Armes has been HACI’s chief financial officer and one of HACI’s directors since its inception and has served as HACI’s president and chief executive officer since August 2007. Mr. Armes also previously served as HACI’s chief operating officer, an executive vice president and HACI’s secretary from HACI’s inception until August 2007. Since 2005, Mr. Armes has served as the chief operating officer of Hicks Holdings LLC. From 1998 to 2005, Mr. Armes held several positions, including executive vice president and general counsel from 1998-2001 and chief financial officer from 2001-2005, of Southwest Sports Group, a holding company for various sports teams, including Major League Baseball’s Texas Rangers and the National Hockey League’s Dallas Stars. From 1997 to 1998, Mr. Armes served as Executive Vice President and General Counsel of Suiza Foods Corporation (currently known as Dean Foods Company), a New York Stock Exchange listed food company. Mr. Armes served as Vice President and General Counsel of The Morningstar Group Inc., a Nasdaq listed food company, from 1996 until its merger with Suiza Foods Corporation in 1997. From 1991 to 1996, Mr. Armes practiced law with the law firm of Weil, Gotshal & Manges LLP, where he specialized in mergers and acquisitions. Mr. Armes currently serves on the board of directors of Ocular LCD, Inc. Mr. Armes received a Bachelor of Business Administration degree from Baylor University in 1983, a Master’s of Business Administration from Baylor University in 1984, and a Juris Doctorate from Southern Methodist University in 1991.

William A. Montgomery has served as a director of HACI since the closing of HACI’s initial public offering, or the IPO. Mr. Montgomery has been a private investor since 1999. From 1989 to 1999, Mr. Montgomery was Chief Executive Officer of SA-SO Company, a company engaged in the distribution of municipal and traffic control products based in Dallas, Texas. Prior to 1989, Mr. Montgomery worked as a registered representative in the financial services industry, most recently serving with Morgan Stanley in the Private Client Services group from 1985 to 1989. Mr. Montgomery is also a board member and serves as Compensation Committee Chairman of Windstream Corporation, a telecommunications company headquartered in Little Rock, Arkansas. Mr. Montgomery received a Bachelor of Science degree in Business Administration and Finance from the University of Arkansas in 1971.

Class II Nominees for Re-Election to HACI’s Board of Directors

Brian Mulroney has served as a director of HACI since the closing of its IPO. Mr. Mulroney served as the Prime Minister of Canada from September 1984 to June 1993. After resigning as Prime Minister, Mr. Mulroney rejoined the Montreal law firm of Ogilvy Renault as Senior Partner and continues to serve in such capacity. In addition, Mr. Mulroney currently serves as a director of Barrick Gold Corporation, Blackstone Group LP, Archer Daniels Midland Company, Wyndham Worldwide Corporation, Independent News and Media, PLC, Quebecor Inc. and Quebecor World Inc. He also serves as Chairman of the International Advisory Board of Barrick Gold Corporation. He is a member of the International Advisory Councils of Lion Capital LLP. Mr. Mulroney is also a trustee of the Montreal Heart Institute Foundation, the

International Advisory Council of the École des Hautes études commerciales de Montréal and the Council on Foreign Relations. Mr. Mulroney has been awarded Canada’s highest honour, Companion of the Order of Canada, and has also been made a Grand Officer of the Ordre national du Québec. He has also received honorary degrees and awards from various universities and governments in Canada and abroad. Mr. Mulroney received his honours undergraduate degree from St. Francis Xavier University, Antigonish, N.S. in 1959, and a law degree from Université Laval in Quebec City in 1964.

William H. Cunningham has served as a director of HACI since the closing of its IPO. Since 1979, Dr. Cunningham has served as a professor of marketing at the University of Texas at Austin and he has held the James L. Bayless Chair for Free Enterprise at the University of Texas at Austin since 1985. From 1983 to 1985 he was Dean of the College of Business Administration and Graduate School of Business of the University of Texas at Austin, from 1985 to 1992 he served as the President of the University of Texas at Austin and from 1992 to 2000 he served as the Chancellor (Chief Executive Officer) of the University of Texas System. Dr. Cunningham currently serves on the board of directors of Lincoln National Corporation, a New York Stock Exchange listed holding company for insurance, investment management, broadcasting and sports programming businesses, Southwest Airlines, an airline listed on the New York Stock Exchange, Introgen Therapeutics, Inc., a biopharmaceutical company, and Hayes Lemmerz International Inc., a Nasdaq Global Market listed provider of automotive wheels and other components for the automotive, commercial highway, heating and general equipment industries. Dr. Cunningham currently serves as a member of the Board of Trustees of John Hancock Mutual Funds. Dr. Cunningham received a Bachelor of Business Administration degree in 1966, a Master of Business Administration degree in 1967 and a Ph.D. in 1971, each from Michigan State University.

Required Vote

Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. HACI’s board of directors has no reason to believe that any nominee will be unable to serve if elected. If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the four nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Abstentions and broker non-votes will have no effect on the vote since a plurality of the votes cast required for the election of each nominee. HACI stockholders may not cumulate their votes with respect to the election of directors.

Recommendation

HACI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HACI STOCKHOLDERS VOTE “FOR” EACH OF THE FOUR NOMINEES.

THE CHARTER AMENDMENT PROPOSAL

HACI’s charter currently provides that HACI’s corporate existence will terminate on September 28, 2009 and that in order to consummate a business combination, an amendment to HACI’s charter providing for HACI’s perpetual existence must be approved by a majority of the outstanding shares of HACI Common Stock at a duly held stockholder meeting. In addition, pursuant to HACI’s charter, HACI is prohibited from completing a business combination with an entity engaged in the energy industry as its principal business. Resolute is an independent oil and gas company engaged in the exploitation and development of petroleum properties and may be considered to be engaged in the in the energy industry as its principal business.

The purpose of this amendment is to ensure that the Acquisition Proposal is in compliance with HACI’s charter, as amended by the Charter Amendment. Accordingly, HACI is seeking approval of its stockholders to amend its charter to provide for its perpetual existence and to permit a business combination with an entity engaged in the energy industry as its principal business. If the requisite stockholder approval is received, the amendment to HACI’s charter will be filed with the Secretary of State of the State of Delaware immediately and prior to the presentation of the Acquisition Proposal to the special meeting of HACI stockholders.

The Charter Amendment is attached as Annex B to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference. You are encouraged to read the Charter Amendment in its entirety. If the Charter Amendment Proposal is not approved at the special meeting of HACI stockholders and the amendment to HACI’s charter is not filed with the Secretary of State of the State of Delaware, the Acquisition Proposal will not be presented to HACI stockholders for a vote.

Required Vote

Approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the issued and outstanding shares of HACI Common Stock as of the record date.

Recommendation

HACI’S BOARD OF DIRECTORS RECOMMENDS THAT HACI STOCKHOLDERS VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

THE ACQUISITION PROPOSAL

At the special meeting of HACI stockholders, as previously described in this proxy statement/prospectus, HACI stockholders will be asked to adopt the Purchase and IPO Reorganization Agreement, dated as of August 2, 2009, or the Acquisition Agreement, by and among Hicks Acquisition Company I, Inc., Resolute Energy Corporation, Resolute Subsidiary Corporation, Resolute Aneth, LLC, Resolute Holdings, LLC, Resolute Holdings Sub, LLC, and HH-HACI, L.P., a copy of which is attached as Annex A to this proxy statement/prospectus, pursuant to which HACI stockholders will acquire a majority of the outstanding common stock of the Company, which will acquire HACI and the business and operations of Seller through Seller’s contribution of its direct and indirect ownership interests in the Acquired Entities to the Company and the simultaneous merger of Merger Sub, a wholly-owned subsidiary of the Company, with and into HACI, with HACI surviving the merger as a wholly-owned subsidiary of the Company.

Vote Required

The affirmative vote of a majority of the issued and outstanding shares of HACI Common Stock entitled to vote thereon as of the record date is required for the Acquisition Proposal to be approved. In addition, if holders of 30% or more of the Public Shares vote against the Acquisition Proposal and properly exercise their conversion rights, HACI will not be permitted to consummate the Acquisition.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Acquisition Proposal.

Board Recommendation

After careful consideration, HACI’s board of directors determined that the Acquisition is fair to and in the best interests of HACI and its stockholders. On the basis of the foregoing, HACI’s board of directors has approved and declared advisable the Acquisition and recommends that you vote or give instructions to vote “FOR” the approval of the Acquisition Proposal.

The discussion of the information and factors considered by HACI’s board of directors included in this proxy statement/prospectus is not meant to be exhaustive, but includes the material information and factors considered by HACI’s board of directors.

HACI’S BOARD OF DIRECTORS RECOMMENDS THAT HACI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ACQUISITION PROPOSAL.

THE ACQUISITION

The discussion in this proxy statement/prospectus of the Acquisition and the principal terms of the Acquisition Agreement is subject to, and is qualified in its entirety by reference to, the Acquisition Agreement. The full text of the Acquisition Agreement is attached hereto as Annex A and is incorporated into this proxy statement/prospectus by reference.

General Description of the Acquisition

On August 2, 2009, HACI entered into the Acquisition Agreement, pursuant to which, through a series of transactions, HACI’s stockholders will acquire a majority of the outstanding Company Common Stock, and the Company will own, HACI and Seller’s business and operations. In addition, HACI will contribute to Aneth approximately $346 million which will be used to repay certain amounts outstanding under Aneth’s credit facilities.

For a more detailed description of the Acquisition, please see the section entitled “The Acquisition Agreement.”

Background of the Acquisition

The terms of the Acquisition Agreement are the result of negotiations between representatives of HACI and Resolute. The following is a brief discussion of the background of these negotiations and the Acquisition.

HACI is a blank check company that was organized under the laws of the State of Delaware in February 2007. HACI was formed to acquire, or acquire control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets.

On October 3, 2007, HACI consummated its initial public offering, or the IPO, of 55,200,000 of HACI units (including 7,200,000 HACI units issued pursuant to the exercise of the underwriters’ over-allotment option), each consisting of one share of HACI Common Stock and one HACI warrant, which is exercisable for an additional share of HACI Common Stock at an exercise price of $7.50 per warrant, and received proceeds of approximately $529.1 million, net of underwriting discounts and commissions and expenses of approximately $22.6 million, excluding deferred underwriting discounts and commissions placed in a trust account pending completion of a business combination. Simultaneously with the consummation of the IPO, HACI consummated the private sale of 7,000,000 Sponsor Warrants to the Sponsor at a price of $1.00 per warrant for an aggregate purchase price of $7.0 million. The proceeds of this private placement were also placed in the trust account. HACI is permitted to withdraw up to $6.6 million in interest income from the trust account for working capital; provided, however, that after such release there remains in the trust account a sufficient amount of interest income previously earned on the trust account balance to pay any income taxes on such $6.6 million of interest income to be used for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. As of March 31, 2009, HACI had withdrawn $5.5 million in interest income for working capital.

At no time prior to the consummation of the IPO did HACI, or any of its officers, directors, advisors, consultants or affiliates, have discussions with any person regarding an acquisition of, or a business combination with, Resolute.

Subsequent to the consummation of the initial public offering on October 3, 2007, HACI commenced efforts to identify and evaluate potential acquisitions with the objective of consummating a business combination. HACI identified certain criteria, as stated in its prospectus relating to its initial public offering, that it looked for in evaluating prospective target businesses and business combination opportunities, including, without limitation, the following:

•	established companies with proven track records;

•	companies with strong free cash flow characteristics;

•	companies with a strong competitive industry position;

•	companies with an experienced management team; and

•	companies poised to take advantage of growth in the current economy.

In the months following the initial public offering, HACI screened potential targets based upon the following characteristics:

•	companies with management teams capable of operating and excelling in the public equity markets;

•	portfolio companies in mature funds of financial sponsors;

•	portfolio companies of financial sponsors with whom Thomas O. Hicks, HACI’s founder and chairman of the board, maintained long-standing personal relationships;

•	companies operating in industries in which Mr. Hicks has relevant prior experience;

•	companies that would likely be relatively immune to a downturn in the economic environment;

•	companies that would likely be less adversely affected by an inflationary environment, including from rapidly rising oil prices and energy costs, than other businesses generally;

•	companies with large near-term debt maturities; and

•	companies with failed or withdrawn initial public offerings.

In addition, HACI’s management attempted to identify potential targets by initiating conversations with (i) management’s own network of business associates and friends, (ii) third-party companies the management believed could make attractive business combination partners and (iii) professional service providers (lawyers, accountants, consultants and investment bankers). HACI educated these parties on its structure as a special purpose acquisition company and its criteria for an acquisition. HACI also responded to inquiries from investment bankers or other similar professionals representing companies engaged in sale or financing processes. Furthermore, HACI’s management conducted independent market research to identify potential acquisition opportunities using various databases. From time to time, HACI’s database of potential acquisition candidates was updated and supplemented from time to time based on additional information derived from these discussions with third parties.

The HACI board of directors was updated on a regular basis with respect to the status of the business combination search. Input received from the HACI board of directors was material to HACI’s management’s evaluation of potential business combinations.

The screening and sourcing efforts through HACI’s professional network and independent research resulted in several hundred potential targets. These opportunities were evaluated based on HACI’s stated criteria. Many did not fit HACI’s screening criteria, while some were eliminated due to an insufficient enterprise value or indications that the sellers’ valuation expectations were too high. The screening process was repeated multiple times, and HACI remained in continual dialogue with its sourcing network. Through these efforts, the volume of potential targets remained high.

HACI declined to move forward on some opportunities because it did not believe the financial characteristics, industry profile and/or position, management teams, attainable valuations and/or deal structures were suitable in light of the screening criteria detailed above. There were also companies that were not interested in pursuing a deal with HACI based on its publicly-traded status, capital structure or questions regarding HACI’s ability to timely consummate a transaction. Other companies accepted competitive bids from other acquirers or attempted their own initial public offerings.

Some companies were deemed, based on HACI’s screening efforts and criteria evaluation, as appropriate targets and were advanced to the next phase of the selection process. Non-disclosure agreements (and trust waivers) were executed and preliminary discussions were initiated with these potential targets. From this refined pool of potential targets, several companies were further pursued, and in some instances, HACI had substantive discussions, conducted extensive due diligence, and engaged the potential sellers in a negotiation process.

From April 2008 through July 2009, HACI explored a potential business combination opportunity and conducted due diligence with respect to Graham Packaging Holdings Company, or Graham Packaging, one of the potential target companies. HACI negotiated an equity purchase agreement, dated July 1, 2008, as amended on January 27, 2009, with Graham Packaging, pursuant to which through a series of transactions, HACI stockholders would have acquired control of Graham Packaging. On August 13, 2008, GPC Capital Corp. II, an affiliate of Graham Packaging, filed a registration statement on Form S-4 with the SEC in connection with the contemplated Graham Packaging transaction.

In January 2009, HACI and Graham Packaging amended the equity purchase agreement to provide that HACI and Blackstone Capital Partners III Merchant Banking Fund L.P., as the Seller Representative, would each have the right to terminate the equity purchase agreement by giving written notice to the other and provided further that each party would be released from the equity purchase agreement’s exclusivity provisions. The amendment was entered into to allow each party to pursue other transactions given changes in market conditions. On July 31, 2009, HACI and Blackstone mutually agreed to terminate the equity purchase agreement.

In January 2009, HACI began to consider, among other acquisition opportunities, acquisition candidates in the energy industry. As a result of depressed energy prices, HACI management believed that various businesses in the energy industries had become attractive possible acquisition opportunities. HACI was aware that its charter would have to be amended, with the approval of its stockholders, in order to complete a business combination with any entity engaged in the energy industry as its principal business.

Over the next few months, HACI continued to consider a number of acquisition opportunities, both inside and outside of the energy sector.

On June 22, 2009, Ken Hersh, a managing partner of Natural Gas Partners, one of Resolute’s principal stockholders, approached Mr. Hicks regarding a possible business combination with Resolute. Mr. Hersh was aware of HACI and of Mr. Hicks’ background and reputation in mergers and acquisitions transactions.

On June 29, 2009, representatives of HACI met via telephone with representatives of Natural Gas Partners to discuss a possible business combination opportunity. Following this meeting, the parties continued to discuss valuation and business combination issues.

On June 22, 2009, HACI engaged Citi Global Markets, Inc., as a financial advisor in connection with the contemplated transaction and on June 26, 2009 engaged Akin Gump Strauss Hauer & Feld LLP as a legal advisor in connection with the contemplated transaction.

On July 2, 2009, members of HACI management met in person with representatives of Natural Gas Partners and Resolute in Dallas, Texas at HACI’s offices to further discuss a proposed business combination. At such meeting, the parties agreed to continue discussions regarding a proposed transaction on July 7 in Denver, Colorado. On July 7, the parties resumed their discussions at the offices of Resolute’s law firm in Denver, Colorado where the proposed transaction terms were further discussed and where HACI was accompanied in person and by telephone with its legal and financial advisors. At the July 7 meeting, representatives of Resolute presented HACI’s management with management and diligence presentations regarding Resolute. On the same day HACI began its due diligence process, which included on-site business due diligence with the target’s management team at Resolute’s headquarters in Denver, Colorado. During the period from July 7 to prior to signing of the definitive agreement, HACI and its advisors continued to conduct due diligence on Resolute.

On July 6, the audit committee of the board of directors of HACI (other than William F. Quinn who did not participate) met to discuss the potential Resolute transaction and approved the hiring of KPMG to conduct financial and accounting due diligence on Resolute in connection with the potential transaction. Mr. Quinn recused himself from the board’s deliberations on the proposed transaction in view of the fact that his son is employed by Natural Gas Partners.

During the process of considering the possible opportunity with Resolute, HACI management kept the board informed of developments concerning such opportunity.

On July 23, 2009, HACI held a telephonic meeting of its board of directors (William F. Quinn did not participate) to update the directors regarding HACI’s search for an acquisition target and the activities related to the consideration of Resolute as an acquisition target. At this July 23, 2009 meeting, following discussion and questions from the board, the board encouraged HACI management to continue its evaluation of a potential business combination with Resolute.

Over the next few weeks, representatives of Resolute and Natural Gas Partners met telephonically with representatives of HACI and came to an agreement on many of the principal terms of the proposed transaction.

On July 20, 2009, Akin Gump Strauss Hauer & Feld, LLP, legal counsel to HACI, or Akin Gump, circulated an initial draft of the Purchase Agreement.

Over the next 14 days, the parties engaged in extensive negotiations and the exchange of multiple drafts of the Purchase Agreement. In addition, during this period, there were frequent communications between HACI and Resolute and their respective counsel and other advisers regarding due diligence and transaction terms.

Due diligence conducted by HACI with respect to Resolute included:

•	conference calls with oil and gas industry experts;

•	research via industry publications on industry trends, cycles, operating cost projections, and other industry factors;

•	extensive calls/discussions with Resolute’s management team regarding operations and projections;

•	legal review of documentation, including material customer agreements;

•	discussions with consultants with expertise in the industry in which Resolute operates;

•	financial, tax, environmental and accounting due diligence;

•	creation of an independent financial model; and

•	review of precedent transactions in the oil and gas industry in general.

On July 30, 2009, the independent members of HACI’s board of directors, other than William F. Quinn, met telephonically with Stephens Inc., or Stephens, which had been retained to provide certain financial advisory services to HACI and its board of directors in connection with the proposed transaction, to discuss the proposed transaction and to receive the oral opinion of Stephens that the acquisition consideration to be paid by HACI and its stockholders in connection with the contemplated transaction would be fair to HACI and its stockholders from a financial point of view and that the fair market value of Resolute was at least 80% of the initial amount (excluding deferred underwriting fees and commissions) held in the trust account established by HACI for the benefit of its public stockholders in connection with its initial public offering, as required by HACI’s charter. See “ — Opinion of Stephens Inc. to HACI Board of Directors and HACI.”

Later in the day on July 30, 2009, the full board of directors of HACI, other than Mr. Quinn, met telephonically to discuss the proposed transaction and to receive the oral opinion of Stephens that the acquisition consideration to be paid by HACI and its stockholders in connection with the contemplated transaction would be fair to HACI and its stockholders from a financial point of view and that the fair market value of Resolute was at least 80% of the initial amount (excluding deferred underwriting fees and commissions) held in the trust account established by HACI for the benefit of its public stockholders in connection with its initial public offering, as required by HACI’s charter. See “— Opinion of Stephens Inc. to HACI Board of Directors and HACI.”

Management of HACI provided an update on the status of the proposed transaction. Citi, a financial advisor to HACI and Akin Gump discussed the proposed transaction with the board. HACI directors and management again discussed the reasons for the recommendation of the transaction with Resolute. See

“— HACI Board of Directors’ Reasons for the Approval of the Transaction.” HACI’s management and legal and financial advisors answered questions from members of the HACI board of directors.

At the July 30, 2009, full board meeting, Citi advised the board on the transaction and recommended that HACI terminate the co-investment obligation of Mr. Hicks to purchase, directly or through an affiliate, 2,000,000 co-investment units (each consisting of one share of HACI common stock and one warrant) at a purchase price of $10.00 per unit upon consummation of a business combination. Although the co-investment commitment was entered into at the time of HACI’s initial public offering to show Mr. Hicks’ personal support for a business combination, Citi expressed concern that the co-investment commitment would be viewed as an arrangement that would be dilutive to other security holders. In particular, Citi noted that the co-investment commitment drew criticism during the contemplated Graham Packaging transaction from investors who were concerned about its perceived dilutive effects.

The board of directors then recommended that independent directors consider the issue of Mr. Hicks’ co-investment commitment further.

The members of the board of directors suggested that a follow-up telephonic meeting be held on August 2, 2009 to further discuss and consider the proposed transaction.

On August 2, 2009, the full board of directors, other than Mr. Quinn and Mr. Montgomery, met again to consider the proposed transaction. Management and Akin Gump updated the board on the resolution of various issues in the contemplated purchase agreement. Stephens orally updated and reconfirmed its earlier opinion. See “— Opinion of Stephens Inc. to HACI Board of Directors and HACI.” KPMG, accounting and financial due diligence advisors to HACI addressed the board on the results of its due diligence. Following the presentations and questions from the board, HACI directors and management again discussed the reasons for the recommendation of the transaction with Resolute. See “— HACI Board of Directors’ Reasons for the Approval of the Transaction.” Thereafter, the board acted to approve the contemplated transaction with Resolute and authorized its officers to enter into a definitive purchase agreement with respect to the contemplated transaction. The board of directors also acted to create an independent committee to consider taking action with respect to Mr. Hicks co-investment commitment. Following the full board meeting, the independent directors of HACI, other than Mr. Quinn and Mr. Montgomery, continued to meet as an independent committee to discuss the proposed termination of Mr. Hicks’ co-investment obligations in light of the concerns raised by Citi and approved the termination of the co-investment commitment.

On August 2, 2009, the parties finalized and entered into the Acquisition Agreement. On August 3, 2009, HACI publicly announced the execution of the Acquisition Agreement through a press release and commenced investor presentations regarding the proposed Acquisition.

HACI’s Board of Director’s Reasons for the Approval of the Acquisition

HACI’s board of directors concluded that the Acquisition is fair to, and in the best interests of, HACI and its stockholders and that the consideration to be paid in the Acquisition is fair to HACI and its stockholders.

HACI’s management conducted a due diligence review of Resolute that included an industry analysis, an evaluation of Resolute’s existing business, a valuation analysis and financial projections in order to enable the board of directors to evaluate Resolute’s business and financial condition and prospects.

HACI’s board of directors considered various industry and financial data, including certain financial analyses and metrics compiled by HACI’s management and financial advisors, in evaluating the consideration to be paid by HACI in the Acquisition.

HACI’s board of directors considered a wide variety of factors in connection with its evaluation of the Acquisition. In light of the complexity of those factors, the board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Furthermore, individual members of the board may have given different weight to different factors.

Favorable Factors

In considering the proposed Acquisition, HACI’s board of directors gave considerable weight to the following favorable factors:

Long-Lived Oil Reserves with Significant EOR Opportunities

One of Resolute’s key strengths is its high-quality asset base, in particular the long-lived oil reserves associated with the Aneth Field Properties. The Aneth Field Properties have a very large resource base with estimated original oil-in-place of 1.5 billion barrels, of which only 415 million barrels have been produced to-date (i.e. a 28.5% recovery). In order to extract additional quantities of these reserves, Resolute has implemented an enhanced oil recovery, or EOR, project. EOR is a technique that is most commonly applied to large oil fields to extract additional oil after it has undergone primary recovery. The technique involves injecting CO2 into the oil-producing reservoir to sweep more oil and increase production rates in nearby producing wells. EOR has been successfully applied to parts of the Aneth Field Properties since 1985, and Resolute has expanded, and has plans to continue to expand, the EOR project at these properties (See “Resolute’s Business” for additional information). Moreover, EOR projects usually take several years to implement and the required capital expenditures and investment are heavily front-end loaded. Resolute has already invested large sums of capital in developing its EOR projects since taking over operations of the Aneth Field Properties. As a result of these projects, Resolute has successfully arrested the previous production decline and forecasts that the reserves associated with its EOR projects should result in increased production over the next few years. This is expected to occur with minimal capital expenditures, other than ongoing purchases of CO2. These characteristics are in contrast to conventional oil and gas properties that require significant exploration drilling, and the attendant dry-hole risk, in order to maintain or increase reserves and production. HACI’s board of directors believes HACI and its stockholders will benefit from the development capital that Resolute has already invested in its EOR projects, and from the additional EOR development opportunities that have been identified in the Aneth Field Properties.

Experienced Management Team

Resolute’s management team is a highly experienced group of oil and gas professionals with operational, transactional and financial experience in the energy industry. With an average industry work experience of more than 25 years, the senior management team of Resolute has considerable experience in acquiring, exploring, exploiting, developing and operating oil and gas properties, particularly in operationally intensive oil and gas fields. These individuals are both well-known and highly-respected within the industry. In particular, HACI’s board of directors believes that Resolute’s chief executive officer and chairman of the board, Nicholas Sutton, will continue the success that he had with HS Resources, Inc. (which was a highly-successful independent oil and gas company that was listed on the NYSE) and has had with Resolute to-date. In addition to Mr. Sutton, five other members of Resolute’s senior management who formed Resolute Holdings LLC in 2004, previously worked together as part of the senior management team of HS Resources.

Commodity Price Outlook and Oil-Weighting

The majority of Resolute’s reserves are oil, which we believe are highly desirable in the context of falling or stagnating oil supply and rising oil demand. On the demand side, oil consumption is projected to continue to grow as many of the large, emerging economies such as China, India and Brazil continue their rapid development and industrialization. Further, as these countries develop a middle class, car sales and ownership levels continue to increase from relatively low levels as compared to the wealthy OECD countries. Given the large populations of each of the aforementioned countries, even small changes in the car ownership rates will lead to large increases in the absolute number of cars in use, and consequently to the demand for oil and refined oil products. The current recession aside, oil demand is typically inelastic as well. This inelasticity can be witnessed by the large run-up in oil prices in the 2005-2008 timeframe and the continued growth in oil demand during the majority of this period. As developing economies continue to grow and wealthier countries begin to recover from the recent recession, oil demand is expected to recover and continue its steady growth.

We would also expect that this growth in demand will lead to an increase in prices which should be supported by the relative inelasticity of oil demand.

On the supply side, it is anticipated that global oil supply will face many challenges in keeping pace with the growth in oil demand, putting upward pressure on oil prices over the long-run. Discoveries of new, large scale oil deposits have become less frequent, and as a consequence much of the world’s current oil supply comes from large fields discovered up to several decades ago. As these legacy fields age, the cost to extract the remaining oil increases while the production rates decline. Additionally, the newly discovered fields are often more technologically challenging which makes them more costly to both develop and find. For example, recent discoveries in the Santos Basin in Brazil or the Gulf of Mexico are often located in harsh, offshore conditions in very deep water. These new fields are also often at considerable depths underground, which can make the reserves technologically and geologically complex to extract given the relatively high temperatures and pressures experienced at such depths. Finally, these deep formations are typically riskier to explore for since typical tools to help identify oil and gas deposits are less accurate at such depths.

In addition to the geologic and technical challenges facing oil supply, geopolitical factors have tended to limit the effective supply of oil. Conflicts in major supply areas like Nigeria and Iraq have prevented oil from accessing world markets. Growing resource nationalism in places like Latin America and Russia has further impacted global supply by putting reserves in the hands of typically less efficient national oil companies and by restricting outside investment. Additionally, OPEC is expected to constitute a larger portion of world-wide reserves and production in the future, which should increase its leverage over and impact on global oil prices. Recently, OPEC has demonstrated remarkable cohesion in restricting supply to support prices which may be expected to continue. Finally, the recent commodity price volatility and global recession has limited investment capital in the oil sector. Without high levels of continued investment, it will be even more difficult to increase supply over both the near-term and long-term as many of the cancelled or postponed projects are very long-term in nature. HACI’s board of directors believes that keeping pace with projected demand will be a challenge, which should boost oil prices.

Compelling Valuation

HACI’s board of directors believes that Resolute’s purchase price represents a very attractive valuation for the assets being acquired. The board believes that this is a great opportunity to partner with a company that has a first-class management team with a great asset base for a significant discount to the intrinsic value of the asset. By reducing leverage and allowing Resolute to pursue accretive acquisitions and more efficiently develop its asset base, HACI has been able to negotiate an attractive purchase price. Further, because of Resolute’s higher leverage to oil prices and the long-term value in oil discussed above, the board believes that this asset will be deemed even more desirable by the public markets. The board further believes that the purchase price will give stockholders an attractive entry-point. We also believe that over time, the Company will trade more in-line with what we believe to be Resolute’s main comparable companies, resulting in further share price appreciation of Company Common Stock.

Significant Value Creating Opportunity

In addition to the significant value in the assets of Resolute, HACI’s board of directors believes that following the consummation of the Acquisition, the pro forma company will be able to create additional value for the Company’s stockholders above and beyond the intrinsic value of these existing assets. In particular, the board believes that investing in exploration and production companies, or E&P companies, at this stage of the commodity cycle and using proceeds to repay debt is a highly effective investment strategy. Creating a vehicle with low leverage in such a capital intensive industry will allow Resolute to maximize the value of its assets through an accelerated development schedule and to capitalize on potentially distressed or underutilized assets in the market to create additional value. Historically, Resolute’s management has been able to identify and acquire assets of this nature and to operate the acquired properties more efficiently than the previous owners. HACI’s board of directors believes that the combination of Resolute’s excellent management team along with a deleveraged balance sheet will result in a company that can grow reserves, production, and value at industry-leading rates. Much of the anticipated value creation will be due to the management team’s ability to take advantage of distressed sellers and/or under-managed assets. With the recent high volatility of commodity prices and the concomitant financial distress faced by many in the industry, the board believes that there will be opportunities for acquiring attractive assets at relatively low prices.

Improved Position from Deleveraging

In connection with the Acquisition, the amounts remaining in the trust account after the payment of the amounts necessary (i) to pay HACI’s aggregate costs, fees and expenses in connection with the consummation of an initial business combination, (ii) to pay tax obligations and the deferred underwriting commissions, (iii) to pay HACI Public Stockholders who vote against the Acquisition Proposal and properly exercise their conversion rights, (iv) to pay HACI warrantholders in connection with the Cash Exchange, and (iv) to pay for any repurchases by HACI of Public Shares, if any, prior to the Acquisition, will be used by Resolute to repay amounts owed under its credit agreements. Any such repayments will significantly reduce the financial and operational risk to Resolute and allow Resolute to aggressively pursue value-creating strategies. Further, Resolute will be one of the least leveraged companies within its peer group. Although Resolute has a leveraged capital structure, it has successfully managed its operations under such a structure. As such, HACI anticipates that Resolute will be even more successful operating in the future with its pro forma capital structure following the consummation of the Acquisition.

Natural Gas Partners as Strong Financial Sponsor

Resolute has been supported by Natural Gas Partners private equity funds, with which its senior management has had a relationship, for more than 19 years. Natural Gas Partners VII, L.P., or NGP VII, and its affiliated fund, NGP VII Income Co-Investment Opportunities, L.P., or NGP Co-Invest, currently own 71.2% of the Company, and, following the consummation of the Acquisition, will indirectly own an approximate 12% interest in the Company. Since 1988, the Natural Gas Partners private equity funds have made investments in more than 135 entities in more than 170 acquisitions throughout the energy industry. Currently, the Natural Gas Partners funds hold investments in more than 35 private oil and gas exploration and production companies with operations located in major producing basins throughout North America. As such, HACI’s board of directors believes that the combined sponsorship of HACI and NGP will be a key strength of the Company.

Other Factors

HACI’s board of directors also considered potentially negative factors. Among the potentially negative factors considered by the board, which are more fully described in the “Risk Factors” section of this proxy statement/prospectus, are the following:

The risk that HACI Public Stockholders would vote against the Acquisition Proposal and exercise their conversion rights and the risk that a large number of warrantholders would opt for the Cash Exchange

HACI’s board of directors considered the risk that some of the current HACI Public Stockholders would vote against the Acquisition Proposal and decide to convert their shares of HACI Common Stock for cash upon consummation of the Acquisition, thereby depleting the amount of cash available to pay down the outstanding debt of Resolute upon consummation of the Acquisition. HACI’s board of directors also considered the risk that up to one hundred percent of the HACI warrantholders could elect the Cash Exchange in the context of the Warrant Amendment Proposal, thereby further depleting available cash. The board concluded that Resolute will still be able to implement its business plan even if the maximum number of HACI Public Stockholders exercised their conversion rights and one hundred percent of HACI warrantholders elected the Cash Exchange option.

Certain officers and directors of HACI may have different interests in the Acquisition than the HACI Public Stockholders

HACI’s board of directors considered the fact that certain officers and directors of HACI may have interests in the Acquisition that are different from, or are in addition to, the interests of HACI stockholders generally, including the matters described under “— Interests of HACI Directors and Officers in the Acquisition” below. However, this fact would exist with respect to a business combination with any target company, and the board does not believe that the potentially disparate interests in the Acquisition are an issue.

Risks associated with laws and regulations pertaining to the operation of oil and gas properties on Native American tribal lands

HACI’s board of directors considered the fact that Resolute’s main asset, the Aneth Field, resides entirely on the Navajo Reservation in Southeastern Utah, which presents certain unique considerations and complexities in the operation of oil and gas interests on Indian lands arising from the fact that Indian tribes are “dependent” sovereign nations located within states, but are subject only to tribal laws and treaties with, and the laws and Constitution of, the United States. These considerations and complexities could arise around various aspects of Resolute’s operations, including real property considerations, employment practices, environmental matters and taxes. Despite the seemingly difficult operating environment, the board believes that Resolute has an excellent working relationship with the Navajo Nation as well as its Navajo employees.

The Navajo Nation and NNOG have preferential purchase rights

HACI’s board of directors considered the fact that under the terms of Resolute’s Cooperative Agreement with NNOG, Resolute is obligated to first negotiate with NNOG to sell its Aneth Field Properties before it may offer to sell such properties to any other third party. Also as a part of the overall terms of the transaction, Resolute granted NNOG a series of options to purchase larger shares of the asset, based on certain performance hurdles. In addition to these options, the Navajo Nation has a preferential right on any sale or transfer of the Aneth assets, separate and apart from NNOG’s right of first negotiation. The board has determined that the proposed Acquisition will not trigger the preferential rights of NNOG or the Navajo Nation and that NNOG’s options will not be exercisable for a considerable period of time.

Termination of Western Refining Contract

HACI’s board of directors considered the risk that Resolute sells all of its oil production from the Aneth Field to Western Refining Southwest, Inc., or Western, at a contracted price of the NYMEX oil price less $6.25 per barrel (the differential). This contract is set to expire on August 31, 2009. If Resolute is not able to negotiate an extension or replacement contract with Western at the same or a more favorable price, Resolute will either have to sell its crude oil to Western at Western’s posted price, which as of July 31, 2009 was approximately NYMEX minus $9.00, or will, in the short run, have to transport its crude oil to other customers by a combination of truck and rail, which may provide a net back price in the short run approximately equal to Western’s posted price. Resolute is proceeding to implement a new marketing strategy in cooperation with NNOG which Resolute believes will result in an average weighted net back price to Resolute in 2010 at least as favorable as Resolute’ s current net back price, whether through sales to Western or to other customers. At this point in time, HACI believes that Resolute will be able to successfully accomplish this.

CO2 Sources and Availability

HACI’s board of directors considered the risk that Resolute’s tertiary recovery operations depend on a steady and reliable supply of CO2. Without the requisite CO2, Resolute would be unable to produce much of its reserves, which would materially impact the value of the properties. Fortunately, Resolute is located relatively close to one of the largest domestic sources of CO2, the McElmo Dome in southwestern Colorado. Besides the geographic proximity, Resolute owns and operates the CO2 pipeline that directly connects the Aneth Field with the McElmo Dome. Resolute has also recently expanded the capacity of this pipeline by 20,000 mcf/d to accommodate the volumes of carbon dioxide that will be required for the future EOR operations. Importantly, Resolute also has long-term supply contracts in place with both Kinder-Morgan and ExxonMobil.

The foregoing discussion of the information and factors considered by HACI’s board of directors is not meant to be exhaustive, but includes the material information and factors considered by HACI’s board of directors.

Interests of HACI Directors and Officers in the Acquisition

When you consider the recommendation of HACI’s board of directors in favor of adoption of the Acquisition Proposal, you should keep in mind that HACI’s directors and officers have interests in the Acquisition that are different from, or in addition to, your interests as a stockholder.

•	If HACI does not complete the Acquisition or another business combination by September 28, 2009, HACI will be required to commence proceedings to dissolve and liquidate. In such event, the 13,800,000 Founder Units (each consisting of a Founder Share and Founder Warrant) held by the Initial Stockholders, including HACI’s independent directors, and the 7,000,000 Sponsor Warrants held by the Sponsor will be worthless because such holders have waived any rights to receive any liquidation proceeds with respect to these securities. Each of directors William A. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn held Founder Shares and Founder Warrants with an aggregate market value (without taking into account any discount due to the restricted nature of such securities) of $ based on the closing sale prices of $ and $ , respectively, on the NYSE Amex on , 2009, the record date.

•	The 13,800,000 Founder Units and the 7,000,000 Sponsor Warrants were purchased for consideration of $25,000 and $7.0 million, respectively. The independent directors of HACI hold an aggregate of 276,000 Founder Units and the Sponsor, an entity in which the officers and non-independent directors of HACI hold a financial interest, holds 13,524,000 Founder Units, as well as the 7,000,000 Sponsor Warrants. In light of the amount of consideration paid, HACI’s directors and officers will likely benefit from the completion of Acquisition even if the Acquisition causes the market price of HACI’s securities to significantly decrease. Even though 7,335,000 Founder Units and 4,600,000 Founder Warrants will be canceled and 2,333,333 Sponsor Warrants will be sold to Seller in connection with the Acquisition, the likely benefit to HACI’s directors and officers, this may influence their motivation for promoting the Acquisition and/or soliciting proxies for the approval of the Acquisition Proposal.

•	In connection with the IPO, HACI and the representative of the underwriters in the IPO entered into agreements with the Initial Stockholders pursuant to which the Initial Stockholders have agreed to vote:

•	all of their Founder Shares in accordance with the majority of the votes cast with respect to the Acquisition Proposal by the Public Stockholders;

•	any Public Shares acquired in or after the IPO in favor of the Acquisition Proposal; and

•	all shares of HACI Common Stock held by them in favor of the Charter Amendment Proposal.

This voting arrangement does not apply to any proposal other than the Acquisition Proposal and the Charter Amendment Proposal. Approval of each of the Acquisition Proposal and the Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding HACI Common Stock as of the record date. As of the record date of the special meeting of HACI stockholders, 13,800,000 Founder Shares, or 20% of the outstanding HACI Common Stock, would be voted in accordance with the majority of the votes cast by HACI Public Stockholders with respect to the Acquisition Proposal and 20% of the outstanding HACI Common Stock would be voted in favor of the Charter Amendment Proposal. If the Initial Stockholders or HACI’s officers and directors purchase Public Shares from existing HACI stockholders that are likely to vote against the Acquisition Proposal, or that are likely to elect to convert their Public Shares, the probability that the business combination will succeed will increase.

•	After the completion of the Acquisition, HACI expects that Thomas O. Hicks, HACI’s founder and chairman of the board, or his designee, will become a member of the board of directors of the

Company. As such, in the future he may receive cash compensation, board fees, stock options or stock awards if the Company’s board of directors so determines.

•	If HACI dissolves and liquidates prior to the consummation of a business combination, Mr. Hicks has agreed that he will be liable to HACI if and to the extent any claims by a third party for services rendered or products sold to HACI, or by a prospective target business, reduce the amounts in the trust account available for distribution in the event of a liquidation, except as to (x) any claims by a third party who executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable) of any and all rights to seek access to the funds in the trust account, or (y) any claims under HACI’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. This agreement was entered into to reduce the risk that, in the event of HACI’s dissolution and liquidation, the trust account is reduced by claims of creditors. However, HACI cannot assure its stockholders that Mr. Hicks will be able to satisfy these indemnification obligations. If the Acquisition is completed, such obligations will terminate.

Prior to the record date for the special meeting of HACI stockholders, HACI, its officers, directors, affiliates, agents or designees may purchase HACI Common Stock in the open market and/or in privately negotiated transactions. After the record date for the special meeting of HACI stockholders, HACI’s officers, directors, affiliates, agents or designees may purchase outstanding shares of HACI in privately negotiated transactions with a limited number of HACI stockholders. Any such negotiated transaction may be with a HACI stockholder who would have otherwise elected to exercise its conversion rights. In addition, the exercise of HACI’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Acquisition may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the HACI stockholders’ best interest.

Certain Other Interests in the Acquisition

In addition to the interests of HACI’s directors and officers in the Acquisition, you should keep in mind that certain individuals promoting the Acquisition and/or soliciting proxies on behalf of HACI have interests in the Acquisition that are different from, or in addition to, the interests of HACI stockholders.

Citigroup Global Markets, Inc., or Citi, the lead managing underwriter in the IPO, may be assisting HACI’s directors and officers in connection with these efforts. In connection with the IPO, the underwriters have agreed to defer underwriting commissions of approximately $17.4 million (subsequently amended on August 2, 2009 to $5.5 million), until the consummation of HACI’s initial business combination. If the Acquisition is consummated, those deferred underwriting fees will be released to the underwriters, including Citi. HACI will not pay the underwriters additional fees in connection with their efforts with respect to the IPO.

Opinion of Stephens Inc. to HACI Board of Directors and HACI

Pursuant to an engagement letter dated July 24, 2009, the HACI board of directors and HACI retained Stephens Inc., or Stephens, to render an opinion in connection with the proposed Acquisition.

At the meeting of HACI’s board of directors on August 2, 2009, Stephens rendered its oral opinion, subsequently confirmed in writing, to HACI’s board of directors that, as of the date of the opinion, and based upon and subject to the various assumptions, methodologies, limitations and considerations described in such opinion, (i) the Acquisition Consideration (as defined below) to be paid by HACI and its stockholders in connection with the Acquisition is fair to HACI and its stockholders from a financial point of view and (ii) the fair market value of Resolute is at least 80% of the Initial Amount (as defined below) held in the trust account established by HACI for the benefit of its public stockholders in connection with its initial public offering. No limitations were imposed by the board of directors upon Stephens with respect to the investigations made or procedures followed in rendering its opinion. The issuance of Stephens’ opinion was approved by a fairness opinion committee of Stephens.

The full text of the written opinion of Stephens which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex E to this proxy statement/

prospectus. HACI’s stockholders are urged to read the opinion in its entirety. Stephens’ written opinion is addressed to the board of directors and is directed only to (i) fairness to HACI and its stockholders from a financial point of view of the Acquisition Consideration to be paid by HACI and its stockholders in connection with the Acquisition and (ii) whether the fair market value of Resolute is at least 80% of the Initial Amount held in the trust account, and does not constitute a recommendation to any HACI stockholder as to how such stockholder should vote at the special meeting. The summary of the opinion of Stephens set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In connection with developing its opinion Stephens:

(i) reviewed certain publicly available financial statements and reports regarding HACI;

(ii) reviewed certain estimates of Resolute’s oil and gas reserves, including estimates of proved and non-proved reserves, prepared by an independent engineering firm as of January 1, 2009;

(iii) reviewed certain internal financial statements and other financial and operating data (including financial projections) concerning Resolute prepared by its management;

(iv) discussed the operations, financial condition, future prospects and projected operations and performance of Resolute with its management;

(v) discussed the oil and gas reserve report of Resolute with its independent engineering firm;

(vi) compared the financial performance of Resolute with that of certain publicly-traded companies that Stephens deemed relevant;

(vii) reviewed the financial terms, to the extent publicly available, of certain other transactions that Stephens deemed relevant;

(viii) reviewed the most recent drafts of the Acquisition Agreement and related documents that were provided to Stephens; and

(ix) performed such other reviews and analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information and financial and oil and gas data provided to it by HACI and Resolute and of the other information reviewed by Stephens in connection with the preparation of the opinion, and Stephens’ opinion is based upon such information. The managements of HACI and Resolute have assured Stephens that they are not aware of any relevant information that has been omitted or remains undisclosed to Stephens. Stephens has not assumed any responsibility for independent verification of the accuracy and completeness of any such information or financial data. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of HACI or Resolute, nor has Stephens evaluated the solvency or fair value of HACI or Resolute under any laws relating to bankruptcy, insolvency or similar matters, and Stephens has not been furnished with any such evaluations or appraisals. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of HACI or Resolute. With respect to the financial forecasts provided to Stephens by HACI and Resolute, Stephens has assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of Resolute as to the future financial performance of Resolute and that the financial results reflected by such projections will be realized as predicted. With respect to the estimates of oil and gas reserves referred to above, Stephens has assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of HACI, Resolute and Resolute’s independent engineering firm. Stephens is not an expert in the evaluation of oil and gas reserves and Stephens expresses no view as to the reserve quantities, or the potential development or production (including, without limitation, as to the feasibility or timing thereof) of any oil and gas properties of Resolute. Stephens has relied, without independent verification, upon the assessments of Resolute’s independent engineering firm and HACI’s and Resolute’s respective managements and staff as to market trends and prospects relating to the oil and gas industry and the potential effects of such trends and prospects on Resolute, including the assumptions as to commodity prices reflected in the financial forecasts and estimates referred to above, which prices are subject to significant volatility and which, if different from such assumptions, could have a material impact on Stephens’ opinion. Stephens has also assumed that the representations and warranties contained in the Acquisition Agreement and all related documents are true, correct and complete in all material respects.

In reaching its opinion, Stephens applied and considered the results of valuation methods that Stephens believes are customarily used in investment banking practice for developing fairness opinions. The following is a summary of the material financial analyses utilized by Stephens in connection with providing its opinion and does not claim to be a complete description of the analysis underlying Stephens’ opinion. In preparing its opinion, Stephens performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Stephens believes that its analyses must be considered as a whole. Considering any portion of Stephens’ analyses or the factors considered by Stephens, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in Stephens’ opinion. In addition, Stephens may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Stephens’ view of actual or future values. Accordingly, the conclusions reached by Stephens are based on all analyses and factors taken as a whole and also on the application of Stephens’ own experience and judgment.

Acquisition Consideration

For purposes of its opinion, Stephens assumed that the consideration to be paid by HACI and its stockholders in connection with the Acquisition will consist of the following, or the Acquisition Consideration: (i) an amount of cash equal to the current amount held in the trust account less the sum of amounts paid to (a) repurchase shares of HACI Common Stock and Public Warrants, (b) pay expenses in connection with the Acquisition and (c) pay the deferred portion of expenses incurred in connection with the Company’s initial public offering, or the Cash Consideration, (ii) 9.20 million shares of Company Common Stock, (iii) 4.60 million Company Founders Warrants, (iv) 2.33 million Sponsor Warrants and (v) 1.39 million Company Earnout Shares. The Cash Consideration amount was assumed by Stephens to be a maximum of $507.8 million (assuming repurchase of no HACI Common Stock and 50% of its Public Warrants, or the Minimum Redemption Case, and a minimum of $275.0 million as provided in the Acquisition Agreement. For purposes of its opinion, Stephens assumed that such minimum Cash Consideration results from the repurchase of 50% of the Public Warrants and a maximum number of HACI Common Stock, or the Maximum Redemption Case. Based on the Primary Method (as defined below), HACI stockholders would receive an aggregate equity interest in the Company, or a Primary Equity Interest, of 79.7% and 86.7% in the Maximum Redemption Case and Minimum Redemption Case, respectively. Based on the Fully Converted Method (as defined below) HACI stockholders would receive an aggregate equity interest in the Company, or a Fully Converted Equity Interest of 81.9% and 86.7% in the Maximum Redemption Case and Minimum Redemption Case, respectively.

Stephens evaluated the Acquisition Consideration under both a “Primary Method” and a “Fully Converted Method.” Under the Primary Method, Stephens evaluated only the Company securities that would be considered outstanding on a fully diluted basis (i.e., shares of the Company Common Stock). Under the Fully Converted Method, Stephens also evaluated the other Company securities included in Acquisition Consideration. In evaluating such other securities under the Fully Converted Method, Stephens principally utilized a discounted cash flow analysis based on the Resolute financial projections provided to Stephens in order to attribute a value to such Company Founders Warrants, Sponsor Warrants and Company Earnout Shares.

The Primary Method implied a Acquisition (enterprise) value, or the Implied Primary Transaction Value of approximately $599.0 million in both the Minimum Redemption Case and the Maximum Redemption Case. The Implied Primary Transaction Value was calculated as (i) (a) the Cash Consideration in the Minimum Redemption Case and Maximum Redemption Case plus (b) 9.20 million shares of the Company Common

Stock multiplied by HACI’s 20-day volume weighted average price of $9.66, (ii) divided by the Primary Equity Interest of the former HACI stockholders in the Minimum Redemption Case and Maximum Redemption Case, respectively, plus (iii) pro forma net debt of ($89.7) million to $143.1 million, in the Minimum Redemption Case and Maximum Redemption Case, respectively.

The Fully Converted Method implied a Acquisition (enterprise) value, or the Implied Fully Converted Transaction Value, of approximately $599.0 million and $628.0 million in the Minimum Redemption Case and Maximum Redemption Case, respectively. The Implied Fully Converted Transaction Value was calculated as (i) the Cash Consideration in the Minimum Redemption Case and Maximum Redemption Case, plus (ii) 9.20 million shares of the Company Common Stock multiplied by HACI’s 20-day volume weighted average price of $9.66, plus (iii) $0.0 million and $33.4 million of value attributable to the Company Founders Warrants, Sponsor Warrants and Company Earnout Shares to be held by former Resolute stockholders, (iv) divided by the Fully Converted Equity Interest of the former HACI stockholders in the Minimum Redemption Case and Maximum Redemption Case, respectively, plus (v) pro forma net debt of ($89.7) million to $143.1 million in the Minimum Redemption Case and Maximum Redemption Case, respectively).

Fairness Opinion

In arriving at its fairness opinion, Stephens derived valuation ranges for Resolute based on an analysis of publicly traded comparable companies, an analysis of comparable transactions and a discounted cash flow analysis, each as more fully discussed below. Based on these analyses, Stephens determined an enterprise value reference range for Resolute of $650.0 million to $750.0 million. Stephens noted that the Implied Primary Transaction Value and the Implied Fully Converted Transaction Value are below such enterprise value reference range.

Publicly Traded Comparable Companies

Using publicly available information, Stephens determined the following companies were relevant to an evaluation of Resolute based on Stephens’ view of the comparability of the operating and financial characteristics of these companies:

Berry Petroleum Company, Bill Barrett Corporation, Delta Petroleum Corporation, Encore Acquisition Company, Gulfport Energy Corporation, Pioneer Natural Resources Company, Plains Exploration and Production Company and Whiting Petroleum Corporation

These companies were selected, among other reasons, because they share similar business characteristics to Resolute. However, none of the companies selected is identical or directly comparable to Resolute. Accordingly, Stephens made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies. Mathematical analysis, such as determining a mean or median, is not in itself a meaningful method of using comparable company data.

The implied values for Resolute were based on a multiple range for the following three metrics determined by reference to the corresponding multiple ranges for the selected comparable companies. The following table sets forth the mean and median multiples for the selected comparable companies.

	Enterprise Value/
	Proved Reserves	Daily Production	SEC PV-10
	(BOE)	(BOE/d)	($MM)

Mean	$12.33	$67,024.6	2.6	x
Median	$13.15	$66,603.3	2.4	x

The proved reserves and daily production values for each of the selected comparable companies were based on SEC filings adjusted for public data surrounding acquisitions and divestitures made after their respective annual reports were submitted. SEC PV-10 refers to the Standardized Measure of Discounted Future Net Cash Flows relating to proved oil and gas reserves reported as of December 31, 2008 discounted at 10% after income taxes are deducted. In the following analyses, implied equity value is calculated as implied enterprise value less net debt. The multiples selected to apply to Resolute metrics were not entirely mathematical in nature, but required careful consideration to adjust for differences in the operating characteristics of the companies as well as other market factors which could affect the market value of selected companies.

			Implied	Implied
		Multiple	Enterprise	Equity
Resolute Metrics	Value	Range	Value	Value

Proved Reserves (MMBOE)	92.5	$11.50 - 13.00	$1,042.19 - 1,179.01	$605.32 - 742.14
Daily Prod. (MBOE/d)	7.7	$65,000 - 75,000	$478.74 - 553.78	$41.88 - 116.91
SEC PV-10 ($MM)	$283.3	2.3x - 2.5	$616.00 - 684.92	$179.14 - 248.06

Based on the foregoing, Stephens derived an enterprise value range of $760.5 million to $866.4 million, and noted that the low end of the value range exceeded the Implied Primary Transaction Value and the Implied Fully Converted Transaction Value.

Comparable Transactions

Using publicly available information for 15 asset and corporate transactions announced between January 1, 2005 and July 24, 2009 involving oil- and gas-related assets in the Rocky Mountain region of the United States with a proved reserve mix greater than 20% oil, Stephens reviewed the purchase price multiples paid for proved reserves and daily production in each transaction and Stephens selected appropriate benchmark multiples for the valuation of Resolute.

These transactions were selected, among other reasons, because they share similar business characteristics to the Acquisition. No transaction utilized for comparison in the comparable transaction analysis is identical to the Acquisition. In evaluating the Acquisition, Stephens made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and differences in the terms and other characteristics of the selected transactions. Mathematical analysis, such as determining a mean or median, is not in itself a meaningful method of using comparable transaction data.

Based on public and other available market information, the following table sets forth the summary multiples for transactions referred to above. This analysis utilized the relevant transaction multiples of proved reserves and daily production and applied them to the corresponding metrics of Resolute to determine an implied enterprise value for Resolute. The transaction multiples selected to apply to Resolute metrics were not entirely mathematical in nature, but required careful consideration to adjust for differences in the prevailing commodity price environments and acquisition and divestiture markets. In light of these factors, greater weight was given to more recent transactions in which the multiples applied were toward the lower end of the range.

	Enterprise Value/
	Proved Reserves	Daily Production
	(BOE)	(BOE/d)

High	$20.97	$93,692
Mean	$14.21	$72,088
Median	$13.46	$70,126
Low	$7.32	$48,583
Applied Multiples	$11.00 - $13.00	$70,000 - $85,000
Implied Enterprise Value	$995.95 - 1,179.01	$517.21 - 630.71
Implied Equity Value	$559.08 - 742.14	$80.34 - 193.85

Based on the foregoing, Stephens derived an enterprise value range of $756.6 million to $904.9 million, and noted that the low end of the value range exceeded the Implied Primary Transaction Value and the Implied Fully Converted Transaction Value.

Discounted Cash Flow Analysis

Stephens conducted a discounted cash flow analysis for proved reserves based on various price scenarios in which the principal variables were oil and gas prices with appropriate basis differentials. The price scenarios that were utilized included: (i) a NYMEX strip pricing scenario which utilized the average oil and gas futures contract prices quoted on NYMEX as of July 31, 2009, (ii) a NYMEX five-year historical average scenario which utilized the five-year average of oil and gas prices quoted on NYMEX as of July 31, 2009, and (iii) an alternative price case which utilized pricing for oil and gas from 2009-2014 of $50.00/$4.50, $55.00/$5.00, $60.00/$5.50, $65.00/$6.00, $70.00/$6.50 and $75.00/$7.00 and escalated at 2.00% thereafter. Transportation and basis differential estimates provided by management were applied to the above pricing scenarios to establish a realized wellhead price. A discount rate range of 8.0% to 40.0% was applied to estimated cash flows from proved reserves.

Pricing Scenario
	5 Yr NYMEX	5 Yr Historical	Alternate Price
	Strip Average	Average	Case

Implied Enterprise Value	$662.5 - 797.3	$551.0 - 636.3	$571.9 - 682.7
Implied Equity Value	$225.6 - 360.5	$114.1 - 199.4	$135.1 - 245.8

Based on the foregoing, Stephens derived an enterprise value range of $595.1 million to $705.4 million, and noted that the low end of the value range exceeded the Implied Primary Transaction Value and Implied Fully Converted Transaction Value.

80% Test

As part of its engagement, Stephens also was asked to render its opinion as to whether the fair market value of Resolute is at least 80%, referred to herein as the 80% Test of the initial amount held in the trust account, excluding deferred underwriting discounts and commissions, or the Initial Amount. For purposes of its opinion regarding the 80% Test, Stephens relied, without independent verification, on the calculation of the Initial Amount provided to it by HACI. In addition, Stephens assumed, with the HACI’s permission, that (i) “fair market value” is the amount or range of amounts at which, in Stephens’ opinion, a willing buyer and willing seller, each having reasonable knowledge of the relevant facts, neither being under any compulsion, could likely agree to a purchase and sale of the Company and (ii) such fair market value is to be determined by reference to the enterprise value (equity value plus net debt) of the Company Accordingly, the Initial Amount held in the trust account, was calculated by HACI to be $518.7 million (calculated as $536.1 million of cash held in Trust as of October 3, 2007 less $17.4 million of deferred underwriting commissions) and 80% of the Initial Amount was calculated to be $415.0 million.

80% of Initial Amount	$415.0
	79.7%(1)		86.7%(2)		100%
	Min	Max	Min	Max	Min	Max

Enterprise Reference Value Ranges of Resolute
Discounted Cash Flow Analysis
NYMEX Strip Pricing	$528.0	$635.5	$574.3	$691.3	$662.5	$797.3
NYMEX Five Yr. Historical Average	$439.1	$507.1	$477.7	$551.7	$551.0	$636.3
Alternate Price Case	$455.8	$544.1	$495.9	$591.9	$571.9	$682.7
Comparable Transaction Analysis	$603.0	$721.2	$656.0	$784.5	$756.6	$904.9
Comparable Public Company Analysis	$606.1	$690.5	$659.3	$751.2	$760.5	$866.4

(1)	Applies minimum Primary Equity Interest percentage (79.7%) of former HACI stockholders (in Maximum Redemption Case) to enterprise value ranges determined by Stephens using the valuation methodologies described above.

(2)	Applies maximum Primary Equity Interest percentage (86.7%) of former HACI stockholders (in Minimum Redemption Case) to enterprise value ranges determined by Stephens using the valuation methodologies described above.

Stephens noted that the indicated minimum enterprise values of Resolute (or indicated portions thereof), based upon each of the valuation methodologies employed by Stephens in the preparation of its opinion, are greater than 80% of the Initial Amount in each case. On this basis, Stephens was of the opinion that the fair market value of Resolute meets the 80% Test.

The summary of the material financial analyses performed by Stephens in connection with rendering its opinion as described above is only a summary and does not purport to be a complete description of the financial analyses performed. The summary is qualified in its entirety by reference to the full text of the written opinion of Stephens.

The order of analyses described does not represent the relative importance or weight given to those analyses by Stephens. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Stephens. Except as otherwise noted, the quantitative information included in the summary, to the extent that it is based on market data, is based on market data as it existed on or before July 31, 2009 and is not necessarily indicative of current market conditions.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Stephens’ opinion. In arriving at its fairness determination, Stephens considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Stephens made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Resolute or the Acquisition.

Stephens prepared these analyses for purposes of providing its opinion to the board of directors. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold in the future. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Stephens nor any other person assumes responsibility if future results are materially different from those forecasted.

As part of its investment banking business, Stephens regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. Stephens is entitled to receive a fee and reimbursement of its expenses from HACI for providing its fairness opinion to the board of directors. HACI has also agreed to indemnify Stephens for certain liabilities arising out of its engagement, including certain liabilities that could arise out of providing the opinion letter. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of HACI or the Company Stephens may in the future pursue investment banking assignments from HACI, the Company or Resolute or their respective sponsors or affiliates or other related companies.

Stephens’ opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Stephens as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion and that Stephens does not have any obligation to update, revise or reaffirm its opinion. Stephens has assumed that the proposed Acquisition will be consummated on the terms of the latest draft of the Acquisition Agreement provided to it, without material waiver or modification. Stephens has assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Acquisition, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the proposed Acquisition to HACI or its stockholders. Stephens has not expressed any opinion as to the price at which the common stock of HACI or the Company will trade following the announcement or consummation of the Acquisition.

Stephens’ opinion is for the use and benefit of HACI and its board of directors. Stephens’ opinion does not address the merits of the underlying decision by HACI to engage in the Acquisition, the merits of the Acquisition as compared to other alternatives potentially available to HACI or the relative effects of any alternative transaction in which HACI might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Acquisition. Stephens’ opinion is not intended to confer any rights or remedies upon any employee, creditor, stockholder or other equity holder of HACI or the Company, or any other party other than the Company and its board of directors. In addition, except as specifically set forth in its opinion, Stephens has not been asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of HACI or the Company Stephens has not been asked to express any opinion, and has not expressed any opinion, as to the fairness of the amount or nature of the compensation to any of HACI’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other stockholders of HACI. Stephens’ fairness opinion committee has approved Stephens’ opinion as to (i) the fairness to HACI and its stockholders from a financial point of view of the Acquisition Consideration to be paid by HACI in connection with the Acquisition and (ii) whether the fair market value of Resolute meets the 80% Test.

Based on the foregoing and Stephens’ general experience as investment bankers, and subject to the qualifications stated in its opinion, Stephens is of the opinion on the date of its opinion that (i) the Acquisition Consideration to be paid by HACI in connection with the Acquisition is fair to HACI and its stockholders from a financial point of view and (ii) the fair market value of Resolute is at least 80% of the Initial Amount held in the trust account.

Material Federal Income Tax Consequences of the Acquisition

The Company anticipates that the Merger will qualify as part of an exchange of property for stock constituting control of a corporation pursuant to Section 351(a) of the Code. Assuming that Section 351(a) of the Code applies to the Merger, except as described in the “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Merger,” (1) no gain or loss will be recognized on the exchange of the HACI Common Stock by any holder of HACI Common Stock for shares of Company Common Stock, (2) gain or loss should be recognized as a result of the exchange of Public Warrants in return for warrants exercisable for shares of Company Common Stock, (3) the tax basis of the Company Common Stock received by the holders of HACI Common Stock in the Merger should be the same as the adjusted tax basis of the HACI Common Stock surrendered in exchange therefor, (4) the holding period of the Company Common Stock received in the Merger by holders of HACI Common Stock will include the period during which such HACI Common Stock was held, (5) holders of warrants exercisable for shares of Company Common Stock will have an adjusted tax basis in such warrants equal to their fair market value as of the date of the Merger, and (6) the holding period of the warrants exercisable for shares of Company Common Stock received by Public Warrant holders will start on the day after the Merger.

See “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Merger” for a more comprehensive discussion of the tax aspects of the Merger.

The tax consequences to holders of HACI Common Stock or Public Warrants will depend on their own particular situation. Accordingly, holders of HACI Common Stock or Public Warrants are urged to consult their tax advisors for a full understanding of the particular tax consequences to them.

Actions That May Be Taken to Secure Approval of HACI Stockholders

At any time prior to the special meeting of HACI stockholders, during a period when they are not then aware of any material nonpublic information regarding HACI or its securities, the Company or its securities, HACI, the Initial Stockholders or HACI’s directors and officers, and/or their respective affiliates may negotiate arrangements to provide for the purchase of Public Shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they or HACI may enter into transactions with such persons and others to provide them with incentives to acquire shares of Public Shares or vote their shares in favor of the Acquisition Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the issued and outstanding HACI Common Stock vote to approve the Acquisition Proposal or that fewer than 30% of the Public Shares vote against the Acquisition Proposal and properly exercise their conversion rights where it appears that such requirements would otherwise not be met.

Purchases of shares by HACI or the persons described above would allow them to exert more influence over the approval of the Acquisition Proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 30% or more of the Public Shares will vote against the Acquisition Proposal and properly exercise their conversion rights.

Rescission Rights

A HACI Public Stockholder at the time of the Acquisition that purchased HACI units in the IPO and has not properly exercised its conversion rights may have securities law claims against HACI for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security) on the basis, for example, that the IPO prospectus, did not disclose that HACI may seek to amend its charter prior to the consummation of a business combination, that funds in the trust account might be used, directly or indirectly, to purchase Public Shares other than from holders who have voted against the Acquisition Proposal and properly demanded that their Public Shares be converted into cash, that HACI may consummate a business combination with an entity engaged in the energy industry as its principal business or that HACI may seek to amend the terms of the Warrant Agreement and exchange a portion of its outstanding Public Warrants for cash financed out of the trust account.

A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of such stockholders shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Such claims may entitle HACI Public Stockholders asserting them to up to $10.00 per share, based on the initial offering price of the HACI units sold in the IPO, less any amount received from the sale or fair market value of the original HACI warrants purchased as part of the HACI units, plus interest from the date of the IPO. In the case of HACI Public Stockholders, this amount may be more than the cash to which they are entitled upon exercise of their conversion rights or liquidation of HACI.

Anticipated Accounting Treatment

The acquisition of Resolute by HACI will be accounted for as a purchase. The consideration for Resolute will include the fair value of 9,200,000 shares of Company Common Stock, 4,600,000 Company Founders Warrants, 2,333,333 Company Sponsors Warrants, and 1,385,000 Company Earnout Shares and the assumption of all outstanding debt and liabilities of Resolute in excess of the current assets acquired. The actual fair value of the total purchase consideration will vary with fluctuations in the price of HACI Common Stock and with the level of debt outstanding under the Resolute credit facility. Additionally, the actual purchase price allocation will not be known until after closing and will be further impacted by fluctuations in the market price of crude oil and natural gas.

Regulatory Approvals

HACI and Resolute do not expect that the Acquisition will be subject to any state or federal regulatory requirements other than (i) filings under applicable securities laws and the effectiveness of the registration statement of which this proxy statement/prospectus is part, (ii) expiration or early termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and (iii) the filing of certain merger documents with the Secretary of State of the State of Delaware, HACI and Resolute intend to comply with all such requirements.

Listing of Company Common Stock

The Company will use its reasonable best efforts to cause the shares of Company Common Stock to be issued in connection with the Acquisition to be approved for listing on the NYSE upon the completion of the Acquisition, subject to official notice of issuance. Approval of the listing on the NYSE of the shares of Company Common Stock to be issued in the Acquisition is a condition to each party’s obligation to complete the merger.

Required Vote

Approval of the Acquisition Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding HACI Common Stock entitled to vote thereon as of the record date. In addition, if holders of 30% or more of the Public Shares vote against the Acquisition Proposal and properly exercise their conversion rights, HACI will not be permitted to consummate the Acquisition.

THE ACQUISITION AGREEMENT

The following summary of the material provisions of the Acquisition Agreement is qualified by reference to the complete text of the Acquisition Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. You are encouraged to read the Acquisition Agreement in its entirety for a more complete description of the terms and conditions of the Acquisition.

Acquisition Structure and Consideration

On August 2, 2009, HACI entered into the Acquisition Agreement, pursuant to which, through a series of transactions, HACI’s stockholders will collectively acquire a majority of the outstanding shares of Company Common Stock, and the Company will own, directly or indirectly, 100% of the equity interests of the Acquired Entities, with the exception of Aneth, in which the Company will indirectly own a 99.9835% equity interest. In connection with the Acquisition:

•	HACI Contribution. HACI will acquire an estimated 74.0% membership interest in Aneth (subject to adjustment) in exchange for HACI’s payment to Aneth of an amount in cash equal to the assets in the trust account after deducting amounts necessary to pay (i) the aggregate amount payable to warrantholders in the Cash Exchange, (ii) HACI stockholders who vote against the Acquisition Proposal and properly exercise their conversion rights, (iii) amounts payable by HACI for repurchases of HACI Common Stock, if any, prior to the Acquisition, (iv) HACI’s aggregate costs, fees and expenses in connection with the consummation of an initial business combination, including deferred underwriting commissions. Based on an anticipated contribution of $346 million, HACI will own a membership interest in Aneth.

•	Bank Payoff. Immediately following the HACI Contribution, Aneth will use all of the proceeds received from HACI in connection with the HACI Contribution to repay a portion of the liabilities outstanding under Aneth’s credit facilities. As of June 30, 2009, there was approximately $417.6 million outstanding under Aneth’s credit facilities. We expect that the amount of the Bank Payoff will be approximately $346 million.

•	Seller Contribution. Immediately following the repayment of debt described above, Seller will contribute to the Company its interests in the Acquired Entities and its remaining membership interest in Aneth in exchange for: (i) 9,200,000 shares of Company Common Stock; (ii) 4,600,000 Company Founders Warrants; and (iii) 1,385,000 Company Earnout Shares.

•	Sponsor Shares and Warrants. Immediately prior to the Merger, 7,335,000 shares of HACI Common Stock and 4,600,000 Founder Warrants will be cancelled and forfeited. Prior to the Acquisition, the Founder Warrants will be amended to permit such cancellation.

•	Sale of Sponsor Warrants. Immediately prior to the Merger, the Sponsor will sell 2,333,333 of its Sponsor Warrants to Seller in exchange for Seller’s payment of $1,166,667 to the Sponsor. After the sale, the Sponsor will own 4,666,667 Sponsor Warrants. Prior to the Acquisition, the Sponsor Warrants will be amended to permit such sale to the Company.

•	Merger. Immediately following the HACI Contribution and simultaneously with the Seller Contribution, Merger Sub will merge with and into HACI, with HACI surviving. HACI will continue as a wholly-owned subsidiary of the Company. In connection with the Merger, outstanding shares of HACI Common Stock and outstanding HACI warrants, including outstanding Founder Warrants and Sponsor Warrants, will be exchanged for the relevant merger consideration. After the Merger, the former HACI Stockholders and warrantholders will not have any equity ownership interest in HACI.

For a more detailed description of the securities of the Company to be issued in the Acquisition, please see the section entitled “Description of Securities.”

Consideration to HACI Stockholders and Warrantholders

Pursuant to the Acquisition Agreement, in the Merger, each outstanding share of HACI Common Stock will be exchanged for one share of Company Common Stock; provided that 1,865,000 shares of Company Common Stock received by the Sponsor in the Merger will be Company Earnout Shares and subject to forfeiture if the stock trigger price of $15.00 is not exceeded within five years following the closing of the Acquisition. In addition, warrants to purchase HACI Common Stock (including Public Warrants, Founder Warrants and Sponsor Warrants) will be exchanged as follows:

•	Public Warrants: Each Public Warrant outstanding will be exchanged, at the election of the warrantholder, for either (i) the right to receive $0.55 in cash, or the Cash Amount, or (ii) a Company warrant; provided that the aggregate number of the Company warrants issuable in the Merger is capped at 50% of the Public Warrants outstanding on the date of the Merger, which we refer to as the Warrant Cap. If the number of the Company warrants evidenced by Warrant Elections exceeds the Warrant Cap, each warrantholder making a Warrant Election will receive the number of the Company warrants equal to its pro rata portion (based on total Warrant Elections) of the Warrant Cap and $0.55 in cash in lieu of each Company warrant not received. Any warrantholder who votes against the Warrant Amendment Proposal or who makes no election will receive the Cash Amount in exchange for each of its Public Warrants.

•	Founder Warrants: Each Founder Warrant outstanding will be exchanged for one Company Founders Warrant. The Company Founders Warrants will have substantially similar terms as the Founder Warrants, except that the Company Founders Warrants will (i) be exercisable for shares of Company Common Stock, (ii) have an exercise price of $13.00, (iii) have a trigger price of $13.75, and (iv) expire five years after the closing of the Acquisition.

•	Sponsor Warrants: Each Sponsor Warrant outstanding will be exchanged for a Company Sponsors Warrant. The Company Sponsors Warrants will have substantially similar terms as the Sponsor Warrants, except that the Company Sponsors Warrants will (i) be exercisable for shares of Company Common Stock, (ii) have an exercise price of $13.00, and (iii) expire five years from the date of the consummation of the Acquisition.

The HACI units will not be exchanged in the Merger. The HACI units will be separated into the component shares of HACI Common Stock and Public Warrants, each of which will be exchanged, as described above and the units will cease to trade following the consummation of the Acquisition.

Consideration to Seller

In connection with the Acquisition, Seller, in exchange for its contribution of its equity interests in the Acquired Entities to the Company, will receive: (i) 9,200,000 shares of Company Common Stock; (ii) 4,600,000 Company Founders Warrants; and (iii) 1,385,000 Company Earnout Shares. In addition, Seller will receive 2,333,333 Company Sponsors Warrants, through Seller’s purchase of Sponsor Warrants from the Sponsor and the subsequent exchange of the Sponsor Warrants for Company Sponsors Warrants in the Merger.

Sponsor’s Transactions

In connection with the Acquisition, 7,335,000 Founder Shares and 4,600,000 Founder Warrants held by the Sponsor will be cancelled and forfeited prior to the Merger and an additional 1,865,000 Founder Shares will be converted into 1,865,000 Company Earnout Shares. As a result of such cancellation and conversion, the Merger and the Sponsor’s sale of Sponsor Warrants to Seller, the Sponsor, together with the other Initial Stockholders, will own (i) 4,600,000 shares of Company Common Stock, (ii) 9,200,000 Company Founders Warrants, (iii) 4,666,667 Company Sponsors Warrants, and (iv) 1,865,000 Company Earnout Shares immediately after the consummation of the Acquisition.

Completion and Effectiveness of the Acquisition

The closing of the Acquisition will occur on the first business day after all of the conditions to completion of the Acquisition contained in the Acquisition Agreement (including the conditions that HACI stockholders shall have approved the Acquisition Proposal and HACI warrantholders shall have approved the Warrant Amendment), are satisfied or waived, unless the parties agree otherwise in writing
(see “— Conditions to Closing” below). The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Directors and Officers

The Acquisition Agreement provides that effective immediately after the closing of the Acquisition, the board of directors of the Company will consist of nine members and divided into three separate classes. Three directors will be appointed as Class I directors and serve until the first annual meeting of the Company’s stockholders. Three directors will be appointed as Class II directors and will serve until the second annual meeting of the Company’s stockholders. Three directors will be appointed as Class III directors and will serve until the third annual meeting of the Company’s stockholders.

Representations and Warranties

The Acquisition Agreement contains a number of representations and warranties made by Parent, Seller, and HACI to each other. The representations and warranties do not survive the closing of the Acquisition.

The representations and warranties of Parent and Seller relate to, among other things:

•	due organization and qualification;

•	authorization and validity of the Acquisition Agreement;

•	no conflict and no additional governmental approvals or filings or third-party consents required;

•	the ownership of the equity interests in the Company and Merger Sub;

•	the absence of legal proceedings; and

•	proper formation and ownership of all capital stock in the Company and Merger Sub.

Seller’s representations and warranties regarding the Acquired Entities relate to, among other things:

•	due organization and qualification of the Acquired Entities;

•	authorization and validity of the Acquisition Agreement with respect to Aneth;

•	subsidiaries;

•	capital structure of the Acquired Entities;

•	no additional governmental consents or approvals required;

•	no conflict and no additional governmental approvals or filings or third party consents required;

•	financial statements;

•	the absence of a material adverse effect since December 31, 2008;

•	the absence of undisclosed liabilities;

•	owned and leased property;

•	tax matters;

•	compliance with applicable legal requirements and permits;

•	the absence of legal proceedings;

•	environmental matters;

•	employee benefit matters;

•	employment matters;

•	intellectual property;

•	certain material contracts;

•	customers and suppliers;

•	material transactions with affiliates;

•	insurance;

•	brokers’ fees or commissions;

•	title to oil and gas properties;

•	oil and gas leases;

•	wells and other capital projects in progress;

•	expenditure obligations;

•	the absence of claims or proceedings affecting oil and gas properties and other assets;

•	payout balances with respect to oil and gas properties;

•	the absence of certain changes regarding oil and gas properties and other assets;

•	gas imbalances;

•	oil and gas royalty payments;

•	licenses and permits;

•	reserve report information; and

•	no conflict with the contract with the Navajo Nation Oil and Gas Company.

HACI’s representations and warranties relate to, among other things:

•	due organization, corporate power and that the Acquisition is an “initial business combination”;

•	authorization and validity of the Acquisition Agreement;

•	no conflict and no additional governmental approvals or filings or third-party consents required;

•	capital structure;

•	SEC documents and financial statements;

•	the absence of a material adverse effect since December 31, 2008;

•	the absence of undisclosed liabilities;

•	tax matters;

•	the absence of legal proceedings;

•	certain material contracts;

•	material transactions with affiliates;

•	no brokers’ fees or commissions; and

•	the trust account.

The representations and warranties set forth in the Acquisition Agreement are made by and to Parent, Seller and HACI as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Acquisition Agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, may or may not be accurate as of the date they were made, and do not purport to be accurate as of the date of this proxy statement/prospectus.

Materiality and Material Adverse Effect

Some of the representations and warranties are qualified by materiality and material adverse effect qualifications. The definition of “material adverse effect” is a material adverse effect on the business, operations, assets or financial condition of a person and its subsidiaries, taken as a whole, excluding, in each case, any such effect resulting from or arising out of or in connection with (i) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date of the Acquisition Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, in each case, that do not have a disproportionate effect on the person and its subsidiaries, taken as a whole, relative to other persons in the industry, (ii) economic, industry or market events, occurrences, developments, circumstances or conditions, whether general or regional in nature or limited to any area in which the person or its subsidiaries operate, in each case to the extent do not have a disproportionate effect on the person and its subsidiaries, taken as a whole, relative to other persons in the industry, (iii) changes in applicable laws or accounting standards, principles or interpretations, in each case, that do not have a disproportionate effect on the person and its subsidiaries, taken as a whole, relative to other similarly situated persons in the industry, (iv) changes in commodity prices, or (v) the public announcement or the pendency of the Acquisition Agreement or the Acquisition or any actions taken or not taken in with the Acquisition Agreement or otherwise at the request or with the consent of Seller or HACI, as applicable.

Interim Covenants Relating to Conduct of Business

During the period from date of the Acquisition Agreement until the earlier of the closing date of the Acquisition, each of Seller and HACI will, and will cause its respective subsidiaries to, carry on its respective business only in the ordinary course of business. During such period, the Acquired Entities will also use commercially reasonable efforts to preserve their business organization, to keep available the services of their present officers and key employees, and to preserve the goodwill of those having business relationships with them. In addition, Seller, the Company, Merger Sub and Aneth, on the one hand, and HACI, on the other hand, and each of their respective subsidiaries may not, among other things and subject to the certain exceptions and qualifications, without the written consent of the other party (which shall not be unreasonably withheld or delayed):

•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any of its respective capital stock or other equity interest;

•	declare, set aside or pay any dividends or distribution or other capital return in respect to its equity interests;

•	subject to certain exceptions, except as required by U.S. GAAP, change any accounting methods, principles or practices;

•	except in the ordinary course of business and certain other specified permitted actions related to Aneth’s credit facilities, enter into, terminate or materially modify any material contract;

•	acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, any material business of any corporation, partnership, association or other business organization or division thereof;

•	make or grant any bonus or any wage or salary increase to any employee or group of employees;

•	make any loans or advances to, or guarantee for the benefit of, any person (except as set forth below); or

•	cancel any third party indebtedness owed to it.

Seller, the Company, Merger Sub and Aneth may not, among other things and subject to the certain exceptions and qualifications, without the written consent of HACI (which shall not be unreasonably withheld or delayed):

•	amend, or permit any of their respective subsidiaries to amend, their limited partnership or operating agreement, certificate of incorporation or bylaws; or

•	redeem or authorize the redemption of any its equity interests.

In addition, the Company and its subsidiaries may not, among other things and subject to the certain exceptions and qualifications, without the written consent of HACI (which shall not be unreasonably withheld or delayed):

•	(i) materially amend or terminate any existing employee benefit plan or arrangement or adopt any new benefit plan; or (ii) except in the course of ordinary business consistent with past practices (A) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any existing benefit plan or employment agreement to any officer or employee, (B) enter into, adopt or amend any bonus, severance or retirement contract, or any employment contract with a non-executive officer except as required by law, or (C) enter into, adopt or amend any employment contract with an executive officer;

•	other than loans or advances made to employees in the ordinary course of business, make any loans, or advances or capital commitments to, or guarantees for the benefit of, any person in excess of $5.0 million individually or $10.0 million in the aggregate;

•	create, incur or assume any debt in excess of $5.0 million;

•	make any capital expenditures in excess of $2.0 million individually or $5.0 million in the aggregate;

•	make any forward purchase commitment in excess of the requirements of the Company for normal operating purposes or at prices higher than current market prices;

•	implement any layoff of employees that would implicate the WARN Act of 1998;

•	settle or compromise any legal proceeding if the amount of such settlement exceeds $5.0 million or will not be paid in full prior to the closing or which settlement or compromise would reasonably be expected to have a continuing adverse impact on the business of the Company after the closing of the Acquisition;

•	make or change any material tax election;

•	change any annual accounting period;

•	adopt or change any accounting method with respect to taxes;

•	surrender any material right to claim a refund of taxes;

•	file any material amended tax return;

•	settle or compromise any proceeding with respect to any material tax claim or assessment; or

•	consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment.

In addition, Seller, Aneth and the Company agreed to do the following unless HACI provides written consent permitting otherwise (which shall not be unreasonably withheld):

•	subject to certain exceptions, act in a normal manner with respect to company assets consistent with prior practice;

•	subject to certain exceptions, not to sell, otherwise dispose of, encumber or relinquish any company assets except for permitted encumbrances or sale of hydrocarbons in the ordinary course of business;

•	not to waive, compromise or settle material right or claim with respect to any company assets;

•	use commercially reasonable efforts to preserve and perform in all material respects all obligations under all leases and other agreements relating to certain oil and gas assets as a reasonable and prudent operator;

•	maintain all material and equipment in accordance with customary industry operating practices and procedures in all material respects and maintain insurance;

•	except in the ordinary course of business, not to agree to participate in any reworking, deepening or other operation or capital or workover expenditure with respect to certain oil and gas assets, if it might reasonably be expected to exceed $1.0 million individually or $3.0 million aggregate, without HACI’s prior written consent which may be withheld in HACI’s commercially reasonable discretion unless it is an emergency;

•	use commercially reasonable efforts to cause others operating certain oil and gas assets to perform existing contracts, preserve third party relationships, and appoint HACI as the operator to company assets if applicable;

•	provide HACI with material reports concerning environmental matters in connection with certain oil and gas assets promptly upon receipt but in any event prior to the closing; and

•	use all commercially reasonable efforts to obtain consents, approvals, authorizations and waivers of preferential purchase rights, cooperate with HACI to notify governmental authorities, and cooperate with the surviving corporation to obtain permits, license, and authorizations to operate certain oil and gas assets after the closing.

In addition, HACI may not, among other things and subject to the certain exceptions and qualifications, without the written consent of Seller (which shall not be unreasonably withheld or delayed):

•	split, combine or reclassify any shares of its capital stock or other equity securities, except (i) in connection with the conversion to cash of its shares of HACI Common Stock held by HACI Public Stockholders who vote against the Acquisition Proposal and properly exercise their conversion rights (ii) limited repurchases of Public Shares, and (iii) transactions contemplated by the Warrant Amendment redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of its capital stock or other equity securities; provided purchases of Public Shares are not allowed to the extent such purchases would cause HACI’s contribution to Aneth in connection with the Acquisition to be less than $275 million;

•	create, incur or assume any Indebtedness in excess of $100,000;

•	amend or otherwise modify the investment management trust agreement or any other agreement relating to the trust account; or

•	undertake any other action that would be reasonably likely to materially adversely impede consummation of the Acquisition.

In addition, Seller, the Company, Merger Sub, Aneth and HACI have agreed not to undertake any other action that would be reasonably likely to materially adversely impede consummation of the Acquisition.

Additional Covenants

The Acquisition Agreement also contains additional covenants of the parties, including covenants providing for:

•	the provision of reasonable access to properties, books and records during the period prior to the closing of the Acquisition or the earlier termination of the Acquisition Agreement;

•	the provision of reasonable access to information of the Company and its subsidiaries to Seller for 5 years following the closing of the Acquisition;

•	the protection of confidential information of the parties;

•	each party to make necessary filings and under by the HSR Act and to take necessary actions to obtain approvals and consent required to consummate the Acquisition;

•	the prior written consent of HACI and Seller before making public announcements regarding the Acquisition except for permitted notice under the Seller contract with NNOG, or if public announcement is required by law, consultation and opportunity to comment on such announcement;

•	each party to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the Acquisition;

•	HACI, the Company and Seller to take all necessary action so that the persons listed in the Acquisition Agreement are appointed or elected as director or officer of the Company, and the company surviving the Merger;

•	the Company and its subsidiaries to maintain current policies of directors’ and officers’ liability insurance with respect to claims arising from facts and events that occurred prior to the consummation of the Acquisition for a period of six years after the consummation of the Acquisition;

•	HACI, the Company and Seller to jointly prepare and file this proxy statement/prospectus;

•	HACI to cause the special meeting to be called and held as soon as reasonably practicable and HACI’s board to recommend to HACI stockholders their adoption of the Acquisition Agreement and the other transactions contemplated thereunder;

•	prohibitions against the solicitation by Parent, Seller, the Company, Merger Sub, Aneth and the Acquired Entities of any person concerning any sale of a significant portion of the assets or the Acquired Entities or merger or sale of their respective equity interests in the Acquired Entities, any recapitalization of Seller or the Acquired Entities or any similar transaction with respect to Acquired Entities or their respective businesses;

•	prohibitions against HACI’s solicitation of any person concerning any business combination or similar transaction;

•	HACI, the Sponsor and Seller to enter into a registration rights agreement;

•	HACI to file all reports, registration statements and other documents required to be filed or submitted to the SEC from the date of the Acquisition Agreement to the date of the closing of the Acquisition;

•	each party to promptly give written notice of any event, condition or circumstances which would cause any condition to the consummation of the Acquisition not to be satisfied;

•	Seller to inform HACI of its efforts to implement certain specified hedging arrangements;

•	Seller to terminate Seller’s Amended and Restated Equity Appreciation Plan; and

•	Seller to use commercially reasonable efforts to dissolve and liquidate excluded subsidiaries except as restricted by contractual obligations.

Conditions to Closing

The consummation of the transactions contemplated by the Acquisition Agreement is conditioned upon normal closing conditions in a transaction of this nature, including:

•	delivery by each of the Parent, Seller, Aneth, Merger Sub, the Company, and HACI of an officer’s certificate to the effect that: (i) no proceeding involving such party is pending or threatened before any judicial or governmental authority relating to the Acquisition; (ii) the board of directors or managers, as the case may be, of such party has adopted the Acquisition Agreement; and (iii) stockholder or member, as the case may be, approval of such party with respect to the execution, delivery and performance of the Acquisition Agreement and the consummation of all transactions contemplated thereby has been attained;

•	the absence of any law, injunction, restraining order or decree of any nature that restrains or prohibits the consummation of the Acquisition;

•	the approval by HACI stockholders of the Charter Amendment Proposal and the Acquisition Proposal and by HACI warrantholders of the Warrant Amendment Proposal;

•	the expiration or termination of any applicable waiting periods specified under the HSR Act with respect to the Acquisition; and

•	the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the delivering party are true and correct in all material respects as of the closing and all obligations, agreements, covenants and conditions contained in the Acquisition Agreement have been materially complied with by the delivering party.

In addition, the obligation of HACI to consummate the Acquisition is subject to the following additional conditions, unless waived in writing by HACI:

•	subject to certain exceptions, the absence of defaults with respect to any payment obligation or financial covenant under any material indebtedness of the Company or the Acquired Entities;

•	the termination of certain related-party contracts;

•	Seller’s implementation of certain hedging arrangements resulting in an average fixed price on its crude oil swaps in year 2010 on 3,650 barrels of crude oil per day is $67.00 or more per barrel;

•	none of Seller’s new or amended crude oil marketing arrangements is expected to have a material adverse effect on the Company at the time of the Acquisition; and

•	receipt of a legal opinion from counsel to the Company regarding the existence of (i) no conflicts, defaults or violations under applicable laws of the Navajo Nation and (ii) no conflicts, defaults or violations under any of the Company’s material contracts pursuant to which the Navajo Nation or an subdivision or affiliate thereof is a party or third beneficiary, in each case, as a result of the transactions contemplated by the Acquisition Agreement.

In addition, the obligation of Seller to consummate the Acquisition is subject to the following additional covenants, unless waived in writing by Seller:

•	receipt of a legal opinion from counsel to HACI regarding the effectiveness of the Charter Amendment and no conflicts with the equity purchase agreement between HACI and GPC Capital Corp. II; and

•	the amount to be paid by HACI to Aneth is at least $275 million.

Termination

The Acquisition Agreement may be terminated at any time prior to the closing:

•	by mutual written consent of HACI and Seller;

•	by HACI or Seller by giving written notice to the other party if a law, injunction, restraining order or decree of any nature of any governmental authority of competent jurisdiction is issued that prohibits the consummation of the Acquisition and such injunction, restraining order or decree is final and non-appealable or is not resolved in HACI’s favor prior to September 29, 2009, provided that the party seeking to terminate the Acquisition Agreement must have used its reasonable best efforts to have such law, injunction, order or decree vacated or denied;

•	by HACI or Seller by giving written notice to the other party if HACI fails to obtain the requisite approval of the Acquisition or the Warrant Amendment by its stockholders and the HACI warrantholders at the special meeting;

•	by either Seller or HACI by giving written notice to the other party if the closing of the Acquisition has not occurred by September 29, 2009, provided that the right to terminate the Acquisition Agreement is not available to any party whose failure or inability to fulfill any obligation under the Acquisition Agreement has been the cause of, or resulted in, the failure of the closing of the Acquisition to occur on or before such date;

•	by Seller, upon written notice to HACI, upon a material breach of any representation, warranty, covenant or agreement on the part of HACI such that, if occurring or continuing on the closing date, certain closing conditions would not be satisfied (subject to cure provisions); or

•	by HACI, upon written notice to Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of the Parent, Aneth or Seller such that, if occurring or continuing on the closing date, certain closing conditions would not be satisfied (subject to cure provisions).

Upon termination, the Acquisition Agreement will terminate and the Acquisition will be abandoned without further action by any of the parties to the Acquisition Agreement, provided that nothing in the Acquisition Agreement shall relieve any party from liability for any intentional or knowing breach of the Acquisition Agreement. In the event that the Acquisition Agreement terminates because of the failure by HACI to receive the requisite stockholder or warrantholder approval for the Acquisition or due to an injunction filed due to a violation of HACI’s charter or due to a material breach by HACI, then HACI will be required to reimburse the Parent, Seller, Aneth and the Acquired Entities for certain documented out-of-pocket expenses in an amount not to exceed $1 million. If the Acquisition Agreement is terminated by HACI because of a material breach by Seller, then Seller will be required to reimburse HACI for certain documented out-of-pocket expense in an amount not to exceed $1 million. In certain limited circumstances, the Acquisition Agreement may be terminated without a limitation of remedies.

Governing Law

The Acquisition Agreement is governed by and construed in accordance with the internal laws of the State of Delaware.

THE STOCKHOLDER ADJOURNMENT PROPOSAL

The Stockholder Adjournment Proposal, if approved, will allow HACI’s board of directors to adjourn the special meeting of HACI stockholders to a later date or dates to permit further solicitation of proxies. The Stockholder Adjournment Proposal will only be presented to HACI stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of HACI stockholders to approve the Director Election Proposal, Charter Amendment Proposal or the Acquisition Proposal. In no event will HACI adjourn the special meeting of HACI stockholders or consummate the Acquisition beyond the date by which it may properly do so under is charter and Delaware law.

Consequences if the Stockholder Adjournment Proposal is Not Approved

If the Stockholder Adjournment Proposal is not approved by HACI stockholders, HACI’s board of directors may not be able to adjourn the special meeting of HACI stockholders to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of HACI stockholders to authorize the consummation of the Acquisition (because there are not sufficient votes to approve the Acquisition Proposal or because the holders of 30% or more of the Public Shares vote against the Acquisition Proposal and properly exercise their conversion rights) or the approval of the Charter Amendment Proposal.

Required Vote

Approval of the Stockholder Adjournment Proposal requires the majority of the votes cast by holders of issued and outstanding shares of HACI Common Stock as of the record date represented in person or by proxy at the special meeting of HACI stockholders and entitled to vote thereon. Approval of the Stockholder Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation

HACI’S BOARD OF DIRECTORS RECOMMENDS THAT HACI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCKHOLDER ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information has been derived by the application of pro forma adjustments to the historical consolidated and combined financial statements of HACI and Resolute to reflect the Acquisition, including the IPO reorganization.

The unaudited pro forma consolidated balance sheet as of March 31, 2009 (the “pro forma balance sheet”) gives effect to the Acquisition as if it had occurred on March 31, 2009. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2009 and the year ended December 31, 2008 (the “pro forma statements of operations”) give effect to the Acquisition as if it had occurred on January 1, 2008.

The unaudited pro forma financial information has been prepared using two different levels of approval of the Acquisition by HACI Public Stockholders:

•	Assuming Maximum Conversion: This presentation assumes HACI Public Stockholders owning 30% less one share of the HACI Common Stock issued in HACI’s initial public offering seek conversion.

•	Assuming Minimum Conversion: This presentation assumes that no HACI Public Stockholders seek to convert their shares into a pro rata share of the trust account. This presentation also assumes that a portion of the remaining cash is used to retire the remaining debt under Resolute’s credit facility.

The acquisition of Resolute by HACI will be accounted for as a purchase. The consideration to be received by Resolute will include the fair value of 9,200,000 shares of Company Common Stock, 4,600,000 warrants to purchase Company Common Stock subject to a trigger of $13.75 per share to be exceeded within five years, 2,333,333 Company Sponsors Warrants, and 1,385,000 shares of Company Common Stock subject to forfeiture in the event a trigger of $15.00 per share is not exceeded within five years following the closing of the Acquisition and the assumption of all outstanding debt and liabilities of Resolute in excess of current assets acquired. The actual total purchase consideration will vary with fluctuations in the price of HACI common stock and with the level of debt actually outstanding under the Resolute credit facility. Additionally, the actual purchase price allocation will not be known until after closing and will be further impacted by fluctuations in the market price of crude oil and natural gas.

The unaudited pro forma financial information does not include any adjustments for cost savings which are anticipated to be realized from the elimination of HACI operating expenses. Since its inception, HACI’s efforts have been limited to organizational activities, activities relating to its initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, and activities relating to general corporate matters.

The unaudited pro forma financial information does not include any adjustments for incremental general and administrative costs which are anticipated to be incurred by Resolute Energy Corporation as a publicly traded company. These incremental expenses, estimated to be approximately $3,000,000 per year, include compensation and benefit expense for certain additional personnel, fees paid to independent auditors, lawyers, independent petroleum engineers, and other professional advisors, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation.

The unaudited pro forma financial information should not be considered indicative of actual results that would have been achieved had the Acquisition been consummated on the dates or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma financial information should be read together with the historical financial statements of HACI and Resolute and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HACI” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Resolute” included elsewhere in this proxy statement/prospectus.

	Unaudited Pro Forma Condensed Consolidated Balance Sheet
	As of March 31, 2009
			Transaction		Pro			Pro
			Adjustments		Forma	Additional		Forma
			(Assuming		(Assuming	Adjustments for		(Assuming
			Maximum		Maximum	Minimum		Minimum
	HACI	Resolute	Conversion)		Conversion)	Conversion		Conversion)
	(in $ thousands)

Assets
Current assets
Cash and cash equivalents	$230	$235			$465	$89,800	a	$90,265
Cash and marketable securities held in trust	540,100		$(540,100	)a	—			—
Accounts receivable, net		17,056			17,056			17,056
Derivative instruments		20,057			20,057			20,057
Prepaid expenses and other current assets	27	1,111			1,138			1,138

Total current assets	540,357	38,459	(540,100)		38,716	89,800		128,516
Property and equipment, net		247,853	268,446	b	516,299			516,299
Noncurrent assets
Restricted cash		11,209			11,209			11,209
Derivative instruments		14,824			14,824			14,824
Deferred tax assets	1,381	5,898			7,279			7,279
Deferred financing costs		5,883	(5,883	)b				—
Other non current assets		776			776			776

Total assets	$541,738	$324,902	$(277,537)		$589,103	$89,800		$678,903

Liabilities and Stockholders’ / Members’ Equity
Current liabilities
Current portion of long term debt		$418,120	$(418,120	)a	$—			$—
Accounts payable and accrued expenses	$1,052	37,985			39,037			39,037
Asset retirement obligation		1,128			1,128			1,128
Derivative instruments		3,118			3,118			3,118
Deferred income taxes		5,898			5,898			5,898
Deferred underwriters’ commission	17,388		(17,388	)a	—			—
Other current liabilities		1,362			1,362			1,362

Total current liabilities	18,440	467,611	(435,508)		50,543			50,543
Long term debt			73,612	a	73,612	$(73,612	)a	—
Asset retirement obligation		8,813			8,813			8,813
Derivative instruments		16,426			16,426			16,426
Other non current liabilities		358			358			358

Total liabilities	18,440	493,208	(361,896)		149,752	(73,612)		76,140

Common stock, subject to possible redemption	163,412		(163,412	)a	—			—
Total stockholders’ / member’s equity (deficit)	359,886	(168,306)	(14,792	)a	439,351	163,412	a	602,763
			262,563	b

Total liabilities and stockholders’ / members’ deficit	$541,738	$324,902	$(277,537)		$589,103	$89,800		$678,903

	Unaudited Pro Forma Condensed Consolidated Statement of Operations
	For the Three Months Ended March 31, 2009
			Transaction		Pro	Additional		Pro
			Adjustments		Forma	Adjustments		Forma
			(Assuming		(Assuming	for		(Assuming
			Maximum		Maximum	Minimum		Minimum
	HACI	Resolute	Conversion)		Conversion)	Conversion		Conversion)
	(in $ thousands except per share data)

Total revenue		$22,488			$22,488			$22,488
Operating expenses:	$261	16,295			16,556			16,556
Depletion, depreciation, amortization and asset retirement obligation accretion		8,210	$3,078	a	11,288			11,288
Impairment of proved properties		13,295			13,295			13,295
Write off of deferred acquisition costs	3,500				3,500			3,500
General and administrative expenses		2,130			2,130			2,130

Total operating expenses	3,761	39,930	3,078		46,769			46,769

Income (loss) from operations	(3,761)	(17,442)	(3,078)		(24,281)			(24,281)
Other income (expense)
Interest income (expense)	458	(6,248)	5,365	b	(425)	$883	b	458
(Loss) gain on derivative instruments		9,860			9,860			9,860
Other income (expense)	(44)	40			(4)			(4)

Total other income (expense)	414	3,652	5,365		9,431	883		10,314

Income (loss) before taxes	(3,347)	(13,790)	2,287		(14,850)	883		(13,967)
Income tax (expense) benefit	1,138	(9,807)	13,867	c	5,198	(310	)c	4,888

Net income (loss)	(2,209)	(23,597)	16,154		(9,652)	573		(9,079)
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	(105)	—	105	d	—			—

Net income (loss) attributable to common stock	$(2,314)	$(23,597)	$16,259		$(9,652)	$573		$(9,079)

Earnings (loss) per share	$(0.04)				$(0.18)			$(0.13)
Weighted average shares outstanding	52,440				52,440			69,000

	Unaudited Pro Forma Condensed Consolidated Statement of Operations
	For the Twelve Months Ended December 31, 2008
			Transaction		Pro			Pro
			Adjustments		Forma	Additional		Forma
			(Assuming		(Assuming	Adjustments for		(Assuming
			Maximum		Maximum	Minimum		Minimum
	HACI	Resolute	Conversion)		Conversion)	Conversion		Conversion)
	(in $ thousands except per share data)

Total revenue		$229,172			$229,172			$229,172
Operating expenses:	$1,392	85,990			87,382			87,382
Depletion, depreciation, amortization and asset retirement obligation accretion		50,335	$13,974	a	64,309			64,309
Impairment of proved properties		245,027			245,027			245,027
Write off of deferred acquisition costs					—			—
General and administrative expenses		20,211			20,211			20,211

Total operating expenses	1,392	401,563	13,974		416,929			416,929

Income (loss) from operations	(1,392)	(172,391)	(13,974)		(187,757)			(187,757)
Other income (expense)
Interest income (expense)	7,601	(33,139)	21,358	b	(4,180)	$5,854	b	1,674
(Loss) gain on derivative instruments		96,032			96,032			96,032
Other income (expense)	(168)	832			664			664

Total other income (expense)	7,433	63,725	21,358		92,516	5,854		98,370

Income (loss) before taxes	6,041	(108,666)	7,384		(95,241)	5,854		(89,387)
Income tax (expense) benefit	(2,054)	$18,247	17,141	c	33,334	(2,049	)c	31,285

Net income (loss)	3,987	(90,419)	24,525		(61,907)	3,805		(58,102)
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	(1,489)	177	1,489	d	177			177

Net income (loss) attributable to common stock	$2,498	$(90,242)	$26,014		$(61,730)	$3,805		$(57,925)

Earnings (loss) per share	$0.05				$(1.18)			$(0.84)
Weighted average shares outstanding	52,440				52,440			69,000

Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2009

a. The following table outlines the adjustments to cash and cash and marketable securities held in trust by HACI assuming (i) maximum conversion and (ii) additional adjustments assuming minimum conversion of HACI Common Stock by HACI Public Stockholders;

		Additional
		Adjustments
	Assume	Assuming
	Maximum	Minimum
	Conversion	Conversion
	(In thousands)

Cash and marketable securities held in trust
Cash used to repay indebtedness(1)	$344,508	$73,612
Conversion of shares(2)	163,412	(163,412)
Repurchase of public warrants(3)	15,180	—
Payment of deferred underwriting commissions(4)	5,500	—
Estimated fees and expenses(5)	11,500	—

Total adjustments to cash and marketable securities held in trust	540,100	(89,800)
Total adjustment to cash	—	89,800
Total adjustments to cash and cash and marketable securities held in trust	$540,100	$—

Total stockholders’/members’ equity
Conversion of shares(2)		$163,412
Repurchase of public warrants(3)	$(15,180)	—
Forgiveness of deferred underwriting commissions(4)	11,888	—
Estimated fees and expenses(5)	(11,500)	—

Total adjustments to total stockholders’/members’ equity	$(14,792)	$163,412

(1)	Includes the repayment in full of Resolute’s $225,000,000 second lien term loan and the repayment of $119,508,000 under Resolute’s revolving credit facility. Following the repayment under Resolute’s revolving credit facility, management anticipates the remaining pro forma debt balance of $73,612,000 would be classified as long term debt. To the extent fewer than the maximum number of HACI Public Stockholders elect conversion, management intends to use any remaining cash, after payment of expenses, to first repay the remaining outstanding under the Resolute revolving credit facility and then to retain cash for future business operations.

(2)	Represents the estimated $163,412,000 payment to HACI Public Stockholders who elect to convert their shares of HACI Common Stock and receive a cash payment, assuming maximum conversion of 16,559,999 shares. As of March 31, 2009, on a pro forma basis, the conversion amount would have been approximately $9.87 per share calculated based on the aggregate amount on deposit in HACI’s trust account (before payment of deferred underwriting discounts) including interest earned on the trust account, net of income taxes payable on such interest divided by 55,200,000 shares of HACI Common Stock sold in its initial public offering.

(3)	Represents the cash component of the warrant restructuring which will take place as part of the transaction. Coincident with the Acquisition, HACI will offer to exchange up to 27,600,000, or 50% of the 55,200,000 outstanding public warrants for new restructured warrants to purchase Company Common Stock with a strike price of $13.00 per common share. The pro forma information has been prepared assuming the remaining 27,600,000 warrants will be repurchased at a price of $0.55 per warrant. However, there is no limit on the number of warrants that may be exchanged for cash.

(4)	As part of HACI’s initial public offering HACI agreed to pay the underwriters $17,388,000 in deferred underwriting commission. This deferred commission was to be paid upon completion of HACI’s initial business combination. As part of this Acquisition, the underwriters have agreed to forgo $11,888,000 of this deferred underwriting commission. Upon completion of the Acquisition HACI will pay to the underwriters $5,500,000.

(5)	Represents estimated fees and expenses, consisting primarily of transaction advisory, legal, accounting and other professional fees.

b. Represents the allocation of the excess purchase price over the historical book values of Resolute to property and equipment as if the transaction was consummated on March 31, 2009, on the same terms and conditions. In the opinion of management the carrying value of all other assets and liabilities approximate their fair value. The aggregate purchase price and the ultimate allocation of such will vary with fluctuations in the market price of HACI common stock, the amount of debt outstanding under the Resolute credit facility and the market price of crude oil and natural gas. Such changes could be material. A ten percent increase in the March 31, 2009 market price of HACI Common Stock would increase the consideration by approximately $11,300,000, while a ten percent decrease would decrease consideration by approximately $10,600,000.

No amounts are expected to be allocated to other intangible assets or goodwill at the transaction consummation date.

In conjunction with the repayment of Resolute’s $225,000,000 second lien term loan and the partial repayment of Resolute’s revolving credit facility, the Company will not assign any value to the $5,883,000 deferred financing costs which were previously being amortized over the life of the associated financings.

For the purposes of this pro forma presentation, management has utilized the closing price of HACI common stock on March 31, 2009, which was $9.42 per share, expected option life of five years, risk-free interest rate of 1.7%, HACI historical common stock volatility rate of 12.8%, expected dividend rate of 0%, and a restricted share discount of 50%.

(In thousands)

Estimated fair value of Company Common Stock	$86,664
Estimated fair value of Company Common Stock subject to forfeiture	6,523
Estimated fair value of warrants, net of cash paid	1,070
Debt assumed in the acquisition	418,120
Other liabilities assumed	75,088

Total consideration	$587,465

Purchase price assigned to property and equipment	$516,299

Purchase price assigned to other current and noncurrent assets	71,166

Total purchase price	$587,465

Adjustments to Unaudited Pro Forma Condensed Consolidated
Statement of Operations for the Three Months Ended March 31, 2009
and the Year Ended December 31, 2009

a. Represents the increase in depletion, depreciation, amortization and accretion computed on a units of production basis following the allocation of the excess of the aggregate purchase price consideration over the historical book values of Resolute to proved oil and gas properties, as if the transaction was consummated on January 1, 2008.

b. Represents reduced interest income and interest expense resulting from the repayment of Resolute’s $225,000,000 second lien term loan and a portion of Resolute’s revolving credit facility. After completing the Acquisition, assuming the maximum number HACI Public Stockholder’s elect to convert their stock, Resolute anticipates having approximately $73,612,000 of debt outstanding under its revolving credit facility. If no shares are converted, the Company anticipates having no debt outstanding and would have a cash balance of approximately $90,265,000.

c. Assumes an effective tax rate of 35% on income before income taxes and minority interest. This reflects both the federal and state statutory income taxes we anticipate incurring.

d. Represents the interest (net of taxes) that would not have been incurred upon conversion of the minimum number of HACI Common Stock.

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for HACI and Resolute and unaudited pro forma combined per share ownership information of the Company after giving effect to the Acquisition, assuming (i) that no HACI Public Stockholders exercise their conversion rights and (ii) that holders of 30% less one share of the Public Shares have properly exercised their conversion rights. HACI is providing this information to aid you in your analysis of the financial aspects of the Acquisition. The historical information should be read in conjunction with the sections entitled “Selected Historical Consolidated Financial Information of Resolute,” “Selected Historical Financial Information of the Company” and “Selected Historical Financial Information of HACI” included elsewhere in this proxy statement/prospectus and the historical consolidated and combined financial statements of HACI and Resolute and the related notes thereto included elsewhere in this proxy statement/prospectus. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial data and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma consolidated per share information does not purport to represent what the actual results of operations of HACI and Resolute would have been had the Acquisition been consummated or to project HACI’s or Resolute’s results of operations that may be achieved after the Acquisition. The unaudited pro forma book value per share information below does not purport to represent what the value of HACI and Resolute would have been had the Acquisition been consummated nor the book value per share for any future date or period.

		Three Months
	Year Ended	Ended
	December 31,	March 31,
Historical data per share of HACI	2008	2009

Book value per share	$6.91	$6.86
Income (loss) per share, basic and diluted	$0.05	$(0.04)

Three Months
	Year Ended	Ended
	December 31,	March 31,
Historical data per share of the Company(1)	2008	2009

Book value per share	N/A	N/A
Income (loss) per share, basic and diluted	N/A	N/A

Three Months
	Year Ended	Ended
	December 31,	March 31,
Historical data per share of Resolute(2)	2008	2009

Book value per share	N/A	N/A
Income (loss) per share, basic and diluted	N/A	N/A

		Three Months
	Year Ended	Ended
	December 31,	March 31,
Pro forma data per share of the Company	2008	2009

Assuming Maximum Conversion
Book value per share	—	$8.38
Income (loss) per share, basic and diluted	$(1.18)	$(0.18)
Assuming Minimum Conversion
Book value per share	—	$8.74
Income (loss) per share, basic and diluted	$(0.84)	$(0.13)

(1)	The Company had no operations for the year ended December 31, 2008 or the three month period ended March 31, 2009, as the Company was formed on July 28, 2009.

(2)	As more fully described in the notes to the audited December 31, 2008 combined financial statements, the combined financial statements are a combination of companies with different legal structures, which preclude the computation of per share or unit computations.

SELECTED HISTORICAL FINANCIAL INFORMATION
OF THE COMPANY

The Company is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Acquisition.

Because the Company was incorporated on July 28, 2009, it does not have any historical financial statements for any period other than a balance sheet as of August 3, 2009 which is included elsewhere in this proxy statement/prospectus.

The historical results of HACI and Resolute included elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of the Company. The following information should be read in conjunction with each of HACI’s and Resolute’s historical financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations of HACI” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Resolute” contained elsewhere in this proxy statement/prospectus.

As of August 3, 2009

Balance Sheet Data:
Cash	$1,000

Total assets	$1,000

Total current liabilities	$—

Total stockholder’s equity	1,000

Total liabilities and stockholder’s equity	$1,000

SELECTED HISTORICAL FINANCIAL INFORMATION OF HACI

HACI is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Acquisition.

The following selected historical financial information of HACI as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 are derived from HACI’s unaudited financial statements, which are included elsewhere in this proxy statement/prospectus. The following selected historical financial information of HACI as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and for the period from February 26, 2007 (inception) through December 31, 2007 are derived from HACI’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. The results of operations for interim periods are not necessarily indicative of the results of operations which might be expected for the entire year.

The following information is only a summary and should be read in conjunction with the unaudited interim financial statements of HACI as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 and the notes thereto and the audited financial statements of HACI as of December 31, 2008 and 2007 and for the year ended December 31, 2008 for the period from February 26, 2007 (inception) through December 31, 2007 and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HACI” contained elsewhere in this proxy statement/prospectus.

		February 26, 2007
		(inception)
	Years Ended	through	Three Months	Three Months
	December 31,	December 31,	Ended	Ended
	2008	2007	March 31, 2009	March 31, 2008

Statement of Operations Data:
Operating expenses:
Formation and operating costs	$673,502	$196,885	$109,683	$196,500
Professional services	718,759	722,023	151,663	92,412
Write-off of deferred acquisition costs	—	—	3,499,953	—

Loss from operations before other income (expense) and income tax expense	(1,392,261)	(918,908)	(3,761,299)	(288,912)

Other income (expense):
Interest income	7,601,056	5,153,789	458,021	2,927,388
State taxes other than income taxes	(167,935)	(116,553)	(44,366)	(34,966)

Total other income	7,433,121	5,037,236	413,655	2,892,422
(Loss) income before income tax expense	6,040,860	4,118,328	(3,347,644)	2,603,510

Income tax expense	2,053,932	1,400,652	1,138,199	(905,083)

Net (loss) income	3,986,928	2,717,676	(2,209,445)	1,698,427

Deferred interest, net of taxes, attributable to common stock subject to possible redemption	(1,488,760)	(1,020,426)	(104,712)	(578,569)
Net income (loss) attributable to common stock	$2,498,168	$1,697,250	(2,314,157)	1,119,858

		February 26, 2007
		(inception)
	Years Ended	through	Three Months	Three Months
	December 31,	December 31,	Ended	Ended
	2008	2007	March 31, 2009	March 31, 2008

(Loss) earnings per share:
Basic and diluted	$0.05	$0.07	$(0.04)	$0.02

Weighted average shares outstanding
Basic and diluted	52,440,001	24,002,143	52,440,001	52,440,001

Cash Flow Data:
Net cash (used in) provided by operating activities	$3,030,871	$5,163,686	(630,594)	297,805
Net cash (used in) provided investing activities	(2,263,863)	(541,301,789)	41,992	77,936
Net cash provided by financing activities	—	536,190,156	—	—

	As of December 31,		As of March 31,
	2008	2007	2009
Balance Sheet Data:
Cash and cash equivalents	$819,061	$52,053	$230,459
Cash and cash equivalents held in trust	250,023,554	—	16,543
Marketable securities held in trust	290,117,945	541,301,789	540,082,964
Other assets			26,602
Total assets	544,797,348	541,842,224	541,737,470
Common stock subject to redemption, 16,559,999 shares at $9.71 per share	160,797,590	160,797,590	160,797,590
Deferred interest attributable to common stock subject to redemption (net of taxes of $1,377,489, $1,313,840 and $525,674 at December 31, 2008 and December 31, 2007 and March 31, 2009, respectively)	2,509,186	1,020,426	2,613,898
Total stockholders’ equity	362,199,984	359,701,816	$359,885,827

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF HACI

Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with HACI’s financial statements and the related notes and schedules thereto.

HACI was formed on February 26, 2007 as a blank check company for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets. HACI’s management team is engaged in the private equity business and evaluates various acquisition opportunities from time to time in connection with their ordinary course of business. HACI’s efforts in identifying prospective target businesses is not limited to a particular industry, but HACI is prohibited from engaging in a business combination with any entity engaged in the energy industry as its principal business or whose principal operations are conducted outside of the United States or Canada, without first obtaining the approval of HACI’s stockholders to the charter amendment and amending HACI’s charter to allow for such combinations. The initial target business or businesses with which HACI combines must have a collective fair market value equal to at least 80% of the initial amount held in the trust account (excluding deferred underwriting commissions). HACI may effect its initial business combination using cash from the proceeds held in the trust account, HACI capital stock, debt or a combination of cash, stock and debt.

On October 3, 2007, HACI’s completed its IPO of 55,200,000 units, including 7,200,000 units issued pursuant to the exercise of the underwriters’ over-allotment option, or HACI units, with each HACI unit consisting of one share of HACI Common Stock and one HACI warrant to purchase one share of HACI Common Stock at an exercise price of $7.50 per share. The HACI units from the IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $552.0 million. Simultaneously with the consummation of the IPO, HACI consummated the private sale of 7,000,000 Sponsor Warrants to the Sponsor, at a price of $1.00 per warrant, generating gross proceeds of $7.0 million.

After deducting the underwriting discounts and commissions and the IPO expenses, approximately $536.1 million of the proceeds from the IPO and the private placement (including deferred underwriting commissions that will be released to the underwriters of the IPO upon HACI’s completion of a business combination) was deposited into a trust account at JP Morgan Chase, N.A. with Continental Stock Transfer & Trust Company as trustee. Such funds will not be released from the trust account to HACI until the earlier of completion of its initial business combination or its liquidation, although HACI may withdraw up to an aggregate of approximately $6.6 million of the interest income accumulated on the funds. HACI’s funds in the trust account are invested in the JPMorgan U.S. Treasury Plus Money Market Fund and U.S. Treasury securities with a maturity of 180 days or less and consist of cash and cash equivalents and marketable securities. See “Critical Accounting Policies” below for more information.

Acquisition Activities

From April 2008 through July 2009, HACI explored a potential business combination opportunity and conducted due diligence with respect to Graham Packaging Holdings Company, or Graham Packaging, one of the potential target companies. HACI negotiated an equity purchase agreement, dated July 1, 2008, as amended on January 27, 2009, with Graham Packaging, pursuant to which through a series of transactions, HACI stockholders would have acquired control of Graham Packaging. On August 13, 2008, GPC Capital Corp. II, an affiliate of Graham Packaging, filed a registration statement on Form S-4 with the SEC in connection with the contemplated Graham Packaging transaction.

In January 2009, HACI and Graham Packaging amended the equity purchase agreement to provide that HACI and Blackstone Capital Partners III Merchant Banking Fund L.P., as the Seller Representative, would each have the right to terminate the equity purchase agreement by giving written notice to the other and provided further that each party would be released from the equity purchase agreement’s exclusivity provisions. The amendment was entered into to allow each party to pursue other transactions given changes in market conditions. On July 31, 2009, HACI and Blackstone mutually agreed to terminate the equity purchase agreement.

On August 2, 2009, HACI entered into the Acquisition Agreement, pursuant to which, through a series of transactions, HACI’s stockholders will collectively acquire a majority of the outstanding Company Common Stock, and the Company will own HACI and Seller’s business and operations. See the section entitled “The Acquisition Agreement” for additional information.

Since its inception to date, HACI’s efforts have been limited to organizational activities, activities relating to the IPO, activities relating to identifying, evaluating and, in the case of the proposed Graham Packaging acquisition and the Acquisition, pursuing prospective acquisitions, and activities relating to general corporate matters. HACI has not generated any revenues, other than interest income earned on the proceeds of the IPO. As of March 31, 2009, approximately $540.1 million was held in the trust account, including $17.4 million of deferred underwriting commissions, $7.0 million from the sale of warrants to the Initial Stockholders and approximately $826,000 in accrued interest, and HACI had cash outside of trust of approximately $230,000 and approximately $1.1 million in accounts payable and accrued expenses. As of December 31, 2008, approximately $540.1 million was held in the trust account, $7.0 million from the sale of warrants to the Initial Stockholders and approximately $388,000 in accrued interest, and it had cash outside of trust of approximately $819,000 and approximately $899,000 in accounts payable and accrued expenses. Up to $6.6 million of interest on the trust proceeds may be released to HACI for activities in connection with identifying and conducting due diligence of a suitable business combination, and for general corporate matters. Through March 31, 2009, HACI had withdrawn $5.5 million in interest income earned on the trust proceeds for working capital requirements. Other than the deferred underwriting commissions, no amounts are payable to the underwriters in the event of a business combination, including the Acquisition.

Comparison of Results of Operations for the periods ended March 31, 2009 and 2008

For the three months ended March 31, 2009, HACI had a loss before income tax expense of approximately $3.3 million. This was a decrease of approximately $5.9 million from income before income tax expense of approximately $2.6 million for the three months ended March 31, 2008. The decrease was primarily related to the write-off of deferred acquisition costs of approximately $3.5 million with the adoption of SFAS 141(R) and interest income as described below.

For the three months ended March 31, 2009, HACI earned approximately $458,000 in interest income. Interest income decreased from approximately $2.9 million for the three month period ended March 31, 2008 due to a decrease in the average interest rate from 2.2% during the three month period ended March 31, 2008, to 0.4% during the three month period ended March 31, 2009. The decrease in interest rates was a result of market conditions. Additionally, there was a decrease in average invested trust balance as well as a few days during 2009 when approximately $250.0 million of the trust was held in a money market fund as treasury bills were not available for investment.

Results of Operations for the fiscal year ended December 31, 2008

As of December 31, 2008, approximately $540.1 million was held in the trust account (including $17.4 million of deferred underwriting commissions, $7.0 million from the sale of warrants to the initial stockholders and approximately $388,000 in accrued interest). HACI had cash outside of trust of approximately $819,000 and approximately $899,000 in accounts payable and accrued expenses. Up to $6.6 million of interest on the trust proceeds may be released to HACI for its activities in connection with identifying and conducting due diligence of a suitable business combination, and for general corporate matters. Through December 31, 2008, HACI had withdrawn $5.0 million from interest earned on the trust proceeds for working capital requirements. Other than the deferred underwriting commissions, no amounts are payable to the underwriter in the event of a business combination. For the twelve months ended December 31, 2008, HACI earned approximately $7.6 million in interest income. During the twelve months ended December 31, 2008, HACI’s funds in the trust account were invested in the JPMorgan U.S. Treasury Plus Money Market Fund and U.S. Treasury securities with a maturity of 180 days or less.

Results of Operations for the period from February 26, 2007 (inception) through December 31, 2007

As of December 31, 2007, approximately $541.3 million was held in the trust account (including $17.4 million of deferred underwriting commissions, $7.0 million from the sale of warrants to the initial stockholders and approximately $5.2 million in accrued interest) and HACI had cash outside of trust of approximately $52,000 and approximately $1.3 million in accounts payable and accrued expenses. Up to $6.6 million of interest on the trust proceeds may be released to HACI for its activities in connection with identifying and conducting due diligence of a suitable business combination, and for general corporate matters. Through December 31, 2007, HACI had not withdrawn any funds from interest earned on the trust proceeds. Other than the deferred underwriting commissions, no amounts are payable to the underwriter in the event of a business combination.

For the twelve months ended December 31, 2007, HACI earned approximately $5.2 million in interest income. During the twelve months ended December 31, 2007, all of HACI’s funds in the trust account were invested in U.S. Treasury securities with a maturity of 90 days or less.

Liquidity and Capital Resources

As of March 31, 2009, HACI had approximately $230,000 of cash held outside the trust and approximately $1.1 million of accounts payable accrued expenses. The following table shows the total funds held in the trust account through March 31, 2009 (in millions):

Net proceeds from HACI’s initial public offering, the underwriters’ over-allotment and private placement of warrants that were placed in trust	$518.8
Deferred underwriters’ commissions	17.4
Total interest income through March 31, 2009	13.2
Less total interest disbursed to HACI for working capital and payment of taxes through March 31, 2009	(9.3)

Total funds held in trust account at March 31, 2009	$540.1

During the three months ended March 31, 2009, HACI disbursed an aggregate of approximately $1.1 million, out of the proceeds of the IPO not held in trust for the following purposes:

•	$1.0 million for federal and state taxes; and

•	$54,000 of expenses in legal, accounting and filing fees relating to HACI’s SEC reporting obligations, general corporate matters, and miscellaneous expenses.

HACI believes that it will have sufficient available funds outside of the trust account to operate through September 28, 2009. However, HACI cannot assure you this will be the case. As of March 31, 2009, HACI anticipated that it will incur expenses through September 28, 2009 for the following purposes:

•	due diligence and investigation of prospective target businesses;

•	legal and accounting fees relating to HACI’s SEC reporting obligations and general corporate matters;

•	structuring and negotiating a business combination, including the making of a down payment or the payment of exclusivity or similar fees and expenses; and

•	other miscellaneous expenses.

As indicated in HACI’s condensed financial statements included elsewhere in this proxy statement/prospectus, at March 31, 2009, HACI had cash held out of trust of approximately $230,000 and approximately $1.1 million in accounts payable and accrued expenses. HACI expects to incur significant costs pursuing the Acquisition. There is no assurance that HACI will be able to consummate the Acquisition by September 28, 2009. If the Acquisition is not consummated and HACI does not consummate a business combination by September 28, 2009, HACI will be required to dissolve and liquidate. HACI’s financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Off-Balance Sheet Financing Arrangements

HACI has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. HACI does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often which HACI refers to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

HACI has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

HACI does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than a monthly fee of $10,000 for office space and general and administrative services payable to Hicks Holdings Operating LLC, an affiliate of HACI’s founder and chairman of the board. HACI began incurring this fee on October 3, 2007, and will continue to incur this fee monthly until the completion of the Acquisition or any alternative business combination, or HACI’s liquidation, in the event HACI fails to consummated the its initial business combination by September 28, 2009.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates. HACI has identified the following as its critical accounting policies:

Cash and Cash Equivalents

HACI considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Such cash and cash equivalents, at times, may exceed federally insured limits. HACI maintains accounts with financial institutions with high credit ratings.

Cash and Cash Equivalents Held in Trust

Cash and cash equivalents held in trust are with JPMorgan Chase Bank, N.A., and Continental Stock Transfer & Trust Company serves as the trustee. HACI considers all highly liquid investment placed in trust with original maturities of three months or less to be cash equivalents. These consist of JPMorgan U.S. Treasury Plus Money Market Fund of $16,543 at March 31, 2009 and $250,007,027 plus accrued interest of $16,527 at December 31, 2008. There were no cash and cash equivalents held in trust at December 31, 2007.

Marketable Securities Held in Trust

Marketable securities held in trust are with JPMorgan Chase Bank, N.A., and Continental Stock Transfer & Trust Company serves as the trustee. The marketable securities held in trust are invested in U.S. Treasury bills with a maturity of 180 days or less.

Earnings per Common Share

Earnings per share is computed by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding for the period. The weighted average common shares issued and outstanding of 52,440,001, 52,440,001 and 24,002,143 used for the computation of basic and diluted earnings per share for the three month ended March 31, 2009, the twelve months ended December 31, 2008, and for the period from February 26, 2007 (inception) to December 31, 2007, respectively, take into effect the 69,000,000 shares (less 16,559,999 shares subject to possible redemption) outstanding for the entire first quarter ended March 31, 2009 and the entire fiscal year ended December 31, 2008, the 13,800,000 shares outstanding for the entire fiscal year ended December 31, 2007 and the 55,200,000 shares (less

16,559,999 shares subject to possible redemption) sold in the initial public offering and outstanding since October 3, 2007.

The 76,000,000 warrants related to the IPO, HACI’s private placement and the Founder’s Units are contingently issuable shares and are excluded from the calculation of diluted earnings per share.

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

HACI recorded a deferred income tax asset for the tax effect of certain temporary differences, aggregating approximately $1.4 million, $269,000 and $155,000 at March 31, 2009, December 31, 2008 and December 31, 2007, respectively.

Deferred acquisition costs

In December 2007, the Financial Accounting Standards Board issued Statement No. 141 (revised 2007), Business Combinations, or SFAS 141R. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for HACI beginning January 1, 2009. SFAS 141R is applied prospectively to business combinations with an acquisition date on or after the effective date. As a result of the adoption of SFAS 141R, HACI expensed approximately $3.5 million representing a write-off of deferred acquisition costs in its financial statements on January 1, 2009 due to the deferred acquisition costs related to the proposed Graham Packaging acquisition. SFAS 141R no longer allows deferral of these costs.

Recent Accounting Pronouncements

HACI does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on HACI’s financial statements.

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices, and other market-driven rates or prices. HACI is not presently engaged in and, if HACI does not consummate a suitable business combination prior to September 28, 2009 liquidation date of the trust fund, HACI may not engage in, any substantive commercial business. Accordingly, HACI is not and, until such time as HACI consummates a business combination, HACI will not be, exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices. The net proceeds of HACI’s initial public offering held in the trust fund may be invested by the trustee only in U.S. governmental treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. Given HACI’s limited risk in its exposure to government securities and money market funds, HACI does not view the interest rate risk to be significant. As of March 31, 2009, the effective annualized interest rate payable on HACI’s investment was approximately 0.4%. Assuming no other changes to HACI’s holdings as of March 31, 2009, a 1.0% decrease in the underlying interest rate payable on HACI’s investment as of March 31, 2009 would result in no interest earned on HACI’s investment for the following 90-day period, and a decrease of $458,000 in stockholders’ equity resulting from operations, if any, for that period.

HACI has not engaged in any hedging activities since its inception on February 26, 2007. HACI does not expect to engage in any hedging activities with respect to the market risk to which it is exposed.

HACI’S BUSINESS

Overview

HACI is a blank check company formed in Delaware on February 26, 2007 for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets. To date, HACI’s efforts have been limited to organizational activities, completion of its initial public offering and the evaluation and pursuit of possible business combinations, including the proposed Graham Packaging acquisition and the Acquisition. HACI does not currently have any operations.

Offering Proceeds Held in Trust Account

On October 3, 2007, HACI’s completed its IPO of 55,200,000 HACI units, including 7,200,000 units issued pursuant to the exercise of the underwriter’s over-allotment option, with each HACI unit consisting of one share of HACI Common Stock and one HACI warrant to purchase one share of HACI Common Stock at an exercise price of $7.50 per share. The HACI units from the IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $552.0 million. Simultaneously with the consummation of the IPO, HACI consummated the private sale of 7,000,000 Sponsor Warrants to the Sponsor, at a price of $1.00 per warrant, generating gross proceeds of $7.0 million. After deducting the underwriting discounts and commissions and the IPO expenses, approximately $536.1 million of the proceeds from the IPO and the private placement (including deferred underwriting commissions that will be released to the underwriters of the IPO upon HACI’s completion of a business combination) was deposited into a trust account at JP Morgan Chase, N.A. with Continental Stock Transfer & Trust Company as trustee.

Through March 31, 2009, HACI has drawn from the trust account $5.5 million from interest earned on the trust proceeds for working capital requirements and could draw up to an additional $1.1 million for working capital. Except as set forth above, no funds in the trust account have been released and only the remaining interest income that HACI may use for working capital requirements and amounts necessary for its tax obligations will be released until the earlier of the consummation of a business combination or the liquidation of HACI. The trust account contained $540.1 million as of March 31, 2009.

Acquisition Activities

From April 2008 through July 2009, HACI explored a potential business combination opportunity and conducted due diligence with respect to Graham Packaging Holdings Company, or Graham Packaging, one of the potential target companies. HACI negotiated an equity purchase agreement, dated July 1, 2008, as amended on January 27, 2009, with Graham Packaging, pursuant to which through a series of transactions, HACI stockholders would have acquired control of Graham Packaging. On August 13, 2008, GPC Capital Corp. II, an affiliate of Graham Packaging, filed a registration statement on Form S-4 with the SEC in connection with the contemplated Graham Packaging transaction.

In January 2009, HACI and Graham Packaging amended the equity purchase agreement to provide that HACI and Blackstone Capital Partners III Merchant Banking Fund L.P., as the Seller Representative, would each have the right to terminate the equity purchase agreement by giving written notice to the other and provided further that each party would be released from the equity purchase agreement’s exclusivity provisions. The amendment was entered into to allow each party to pursue other transactions given changes in market conditions. On July 31, 2009, HACI and Blackstone mutually agreed to terminate the equity purchase agreement.

On August 2, 2009, HACI entered into the Acquisition Agreement, pursuant to which, through a series of transactions, HACI’s stockholders will collectively acquire a majority of the outstanding Company Common Stock, and the Company will own HACI and Seller’s business and operations. See “The Acquisition Agreement” for more information.

If the Acquisition is consummated, HACI intends to use the funds held in the trust account (i) to pay HACI’s aggregate costs, fees and expenses in connection with the consummation of an initial business combination, (ii) to pay tax obligations and the deferred underwriting commissions, (iii) to pay HACI stockholders who vote against the Acquisition Proposal and properly exercise their conversion rights, (iv) to pay warrantholders in connection with the Cash Exchange, and (iv) to pay for any repurchases by HACI of Public Shares, if any, prior to the Acquisition. The remaining balance in the trust account will be contributed to Aneth in exchange for a membership interest in Aneth in connection with the Acquisition. The HACI Public Stockholders will be entitled to receive funds from the trust account only in the event of HACI’s liquidation or if they vote against the Acquisition Proposal and properly exercise their conversion rights and the Acquisition is completed. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Selection of a Target Business and Structuring of HACI’s Initial Business Combination

Subject to the requirements that (i) HACI’s initial business combination has a fair market value of at least 80% of the initial amount held in the trust account (excluding deferred underwriting commissions of approximately $17.4 million), and (ii) HACI will not enter into a business combination with any entity engaged in the energy industry as its principal business or whose principal business operations are conducted outside of the United States or Canada without prior stockholder approval to amend HACI’s charter to allow for such business combinations, HACI’s management has virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses. HACI will only consummate an initial business combination in which HACI becomes the controlling shareholder of the target. The key factor that HACI will rely on in determining controlling shareholder status would be HACI’s acquisition of more than half of the voting equity interests of the target company. HACI will not consider any transaction that does not meet such criteria.

HACI has not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. In evaluating a prospective target business, HACI’s management may consider a variety of factors, including one or more of the following: financial condition and results of operations; growth potential; brand recognition and potential; experience and skill of management and availability of additional personnel; capital requirements; stage of development of the business and its products or services; existing distribution arrangements and the potential for expansion; degree of current or potential market acceptance of the products or services; proprietary aspects of products and the extent of intellectual property or other protection for products or formulas; impact of regulation on the business, regulatory environment of the industry; seasonal sales fluctuations and the ability to offset these fluctuations through other business combinations; introduction of new products; or product line extensions; costs associated with effecting the business combination; industry leadership; sustainability of market share and attractiveness of market sectors in which target business participates; and macro competitive dynamics in the industry within which the company competes.

These criteria are not intended to be exhaustive, and HACI’s management may consider additional factors it deems to be relevant. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on the above factors as well as other considerations HACI’s management deems relevant to HACI’s business objective. In evaluating a prospective target business, HACI conducts an extensive due diligence review which encompasses, among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspection of facilities, as well as review of financial and other information which will be made available to HACI. HACI will not pay any finders or consulting fees to members of HACI’s management team, or any of their respective affiliates, for services rendered to or in connection with a business combination.

Fair Market Value of Target Business

Pursuant to HACI’s charter, HACI’s initial business combination must have a fair market value of at least 80% of the initial amount held in the trust account (excluding $17.4 million held in the trust account representing the deferred underwriting commissions). HACI’s board of directors will determine the fair market value of the target business based on standards generally accepted by the financial community. If HACI’s board of directors is not able to independently determine the fair market value of its initial business combination, HACI will obtain an opinion from an unaffiliated, independent investment banking firm which is subject to oversight by the Financial Industry Regulatory Authority as to the fair market value. HACI is not required to obtain an opinion from an investment banking firm as to the fair market value of a business combination if its board of directors independently determines that the target business has sufficient fair market value to meet the threshold criterion.

Stockholder Approval of the Acquisition

HACI will only consummate the Acquisition if:

•	the Charter Amendment Proposal is approved by the affirmative vote of a majority of the issued and outstanding shares of HACI Common Stock as of the record date and the Warrant Amendment Proposal is approved by the affirmative vote of the holders of a majority in interest of the shares of HACI Common Stock issuable upon exercise of the Public Warrants as of the record date;

•	the Acquisition Proposal is approved by the affirmative vote of a majority of the issued and outstanding HACI Common Stock as of the record date; and

•	no more than 30% of the Public Shares less one share vote against the Acquisition Proposal and properly exercise their conversion rights.

In addition, the approval of the Warrant Amendment Proposal by the HACI warrantholders is a closing condition under the Acquisition Agreement.

In connection with the IPO, the Initial Stockholders agreed to vote:

•	all of their Founder Shares in accordance with the majority of the votes cast with respect to the Acquisition Proposal by the Public Stockholders;

•	any Public Shares acquired in or after the IPO in favor of the Acquisition Proposal; and

•	all shares of HACI Common Stock held by them in favor of the Charter Amendment Proposal.

This voting arrangement does not apply to any proposal other than the Acquisition Proposal and the Charter Amendment Proposal. If the Initial Stockholders or HACI’s officers and directors purchase Public Shares from existing HACI Public Stockholders that are likely to vote against the Acquisition Proposal or that are likely to elect to exercise their conversion rights, the probability that the business combination will succeed would increase.

Voting against the Acquisition Proposal at the special meeting of HACI stockholders will not result in the conversion of a HACI stockholder’s Public Shares into cash. To do so, each HACI stockholder seeking conversion must follow the conversion procedures described below.

Conversion Rights

As a result of the proposed Acquisition, each HACI Public Stockholder has the right to vote against the Acquisition Proposal and demand that HACI convert its Public Shares into a pro rata share of the aggregate amount then on deposit in the trust account, before payment of deferred underwriting commissions and including interest earned on its pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to $6.6 million on the trust account previously released to HACI to fund its working capital, if the Acquisition is approved and completed. HACI expects that the conversion price will be less than the per unit IPO price of $10.00 per unit. The Initial Stockholders will not have conversion rights with respect to the Founder Shares purchased by them prior to the IPO.

A HACI Public Stockholder who wishes to exercise its conversion rights may request conversion of its Public Shares at any time after the mailing of this proxy statement/prospectus and prior to the vote taken with respect to the Acquisition Proposal, but the request will not be granted unless the HACI Public Stockholder votes against the Acquisition Proposal, the Acquisition is approved and completed, the HACI Public

Stockholder holds its shares through the closing of the Acquisition and the HACI Public Stockholder follows the specific procedures for conversion set forth in this proxy statement/prospectus. If a HACI Public Stockholder votes against the Acquisition Proposal but fails to properly exercise its conversion rights, such stockholder will not have its shares of HACI Common Stock converted into cash. HACI will not complete the Acquisition if HACI Public Stockholders owning 30% or more of the Public Shares exercise their conversion rights. Because the conversion price will likely be lower than the $10.00 per unit offering price of the HACI units, and may be less than the market price of HACI Common Stock on the date of conversion, there may be a disincentive on the part of the HACI Public Stockholders to exercise their conversion rights.

Procedures Required for Conversion

A HACI Public Stockholder may request conversion at any time after the mailing of this proxy statement/prospectus and prior to the votes taken with respect to the Acquisition Proposal at the special Meeting of HACI stockholders. Any request for conversion, once made, may be withdrawn at any time prior to the date of the special meeting. If a HACI Public Stockholder wishes to exercise its conversion rights, the stockholder must vote against the Acquisition Proposal, demand that HACI convert their Public Shares into cash by marking the appropriate space on the proxy card and provide physical or electronic delivery of such stockholder’s stock certificates or shares, as appropriate, as described below, prior to the special meeting of HACI stockholders. If, notwithstanding the stockholder’s vote, the Acquisition is consummated and the stockholder follows the procedures required for conversion, then the stockholder will be entitled to receive a pro rata share of the trust account, before payment of deferred underwriting discounts and including interest earned on its pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to $6.6 million on the trust account released to HACI to fund its working capital. A HACI Public Stockholder will not be able to transfer its shares following the approval of the Acquisition Proposal unless the Acquisition Agreement is terminated. A HACI Public Stockholder who exercises its conversion rights will exchange the Public Shares held by such stockholder for cash and will no longer own those shares. If the Acquisition is not consummated then a stockholder’s shares will not be converted into cash and will be returned to the stockholder, even if such stockholder elected to convert. HACI anticipates that the funds to be distributed to HACI Public Stockholders who elect conversion will be distributed promptly after completion of the Acquisition.

HACI Public Stockholders must tender their shares to Continental Stock Transfer & Trust Company, the transfer agent for HACI, prior to the special Meeting of HACI stockholders or deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System.

In order to physically deliver stock certificates, the HACI Public Stockholders must comply with the following steps. If the shares are held in street name, a HACI Public Stockholder must instruct its account executive at its bank or broker to withdraw the shares from the HACI Public Stockholder’s account and request that a physical certificate be issued in the HACI Public Stockholder’s name. No later than the day prior to the special meeting of HACI stockholders, a HACI Public Stockholder must present a written instruction to Continental Stock Transfer & Trust Company that it wishes to convert its shares into cash and confirm that the HACI Public Stockholder has held the shares since the record date and will not sell or transfer the shares prior to the closing of the Acquisition. Certificates that have not been tendered in accordance with these procedures by the day prior to the special meeting of HACI stockholders will not be converted into cash. In the event that a HACI Public Stockholder tenders its shares and decides prior to the special meeting of HACI stockholders that it does not want to convert its shares, the HACI Public Stockholder may withdraw its tender. In the event that a HACI Public Stockholder tenders shares and the Acquisition is not completed, these shares will not be converted into cash and the physical certificates representing the shares will be returned to the HACI Public Stockholder.

Liquidation if No Business Combination

HACI’s charter provides that its corporate existence will automatically cease on September 28, 2009, except for the purposes of winding up HACI’s affairs and liquidating pursuant to Section 278 of the DGCL.

This has the same effect as if HACI’s board of directors and stockholders had formally voted to approve its dissolution pursuant to Section 275 of the DGCL. Limiting its corporate existence to a specified date as permitted by Section 102(b)(5) of the DGCL removes the necessity to obtain formal stockholder approval of the dissolution and liquidation and to file a certificate of dissolution with the Delaware Secretary of State. Instead, HACI will notify the Delaware Secretary of State in writing on the termination date that its corporate existence is ceasing, and include with such notice payment of any franchise taxes then due to or assessable by the state. HACI views this provision terminating its corporate life by September 28, 2009, as an obligation to its stockholders and will not take any action to amend or waive this provision to allow it to survive for a longer period of time except in connection with the consummation of its initial business combination.

If HACI is unable to consummate the Acquisition or another business combination by September 28, 2009, as soon as practicable thereafter HACI will adopt a plan of distribution in accordance with Section 281(b) of the DGCL. Section 278 of the DGCL provides that HACI’s existence will continue for at least three years after its expiration for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against HACI, and of enabling HACI gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which it was organized. HACI’s existence will continue automatically even beyond the three-year period for the purpose of completing the prosecution or defense of suits begun prior to the expiration of the three-year period, until such time as any judgments, orders or decrees resulting from such suits are fully executed. Section 281(b) will require HACI to pay or make reasonable provision for all then-existing claims and obligations, including all contingent, conditional, or unmatured contractual claims known to HACI, and to make such provision as will be reasonably likely to be sufficient to provide compensation for any then-pending claims and for claims that have not been made known to HACI or that have not arisen but that, based on facts known to HACI at the time, are likely to arise or to become known to HACI within 10 years after the date of dissolution. Under Section 281(b), the plan of distribution must provide for all of such claims to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. If there are insufficient assets, the plan must provide that such claims and obligations be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of legally available assets. Any remaining assets will be available for distribution to HACI’s stockholders. HACI will distribute to all of the HACI Public Stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets (subject to HACI’s obligations under Delaware law to provide for claims of creditors as described below).

HACI anticipates notifying the trustee of the trust account to begin liquidating such assets promptly after its dissolution and anticipates it will take no more than 10 business days to effectuate such distribution. The Initial Stockholders have waived their rights to participate in any liquidation distribution with respect to the shares of HACI Common Stock purchased by them prior to HACI’s initial public offering. There will be no distribution from the trust account with respect to HACI’s warrants, which will expire worthless. HACI will pay the costs of liquidation from its remaining assets outside of the trust account. If the assets remaining outside of the trust account are insufficient to pay such liquidation costs, HACI will pay the remaining liquidation costs from the proceeds of the trust account prior to distributing the funds in the trust account to HACI Public Stockholders. In such event, the initial per-share liquidation price could be less than the $9.78 per-share liquidation price described below.

If HACI does not complete the Acquisition or another business combination by September 28, 2009 and expends all of the net proceeds of its initial public offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $9.78, or $0.22 less than the per-unit initial public offering price of $10.00. The per share liquidation price includes approximately $5.5 million in deferred underwriting commissions that would also be distributable to HACI Public Stockholders.

The proceeds deposited in the trust account could, however, become subject to the claims of HACI’s creditors (which could include vendors and service providers HACI has engaged to assist it in connection with its search for a target business and that are owed money by HACI, as well as target businesses themselves)

which could have higher priority than the claims of HACI Public Stockholders. Mr. Hicks, HACI’s founder and chairman of the board, has agreed that he will be liable to HACI if and to the extent any claims by a third party for services rendered or products sold to HACI, or by a prospective target business, reduce the amounts in the trust account available for distribution to HACI stockholders in the event of a liquidation, except as to (i) any claims by a third party who executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable) of any and all rights to seek access to the funds in the trust account, or (ii) any claims under HACI’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that this indemnity obligation arose and Mr. Hicks did not comply with such obligation, HACI believes that it would have an obligation to seek enforcement of the obligation and that its board of directors would have a fiduciary duty to seek enforcement of such obligation on HACI’s behalf. In the event Mr. Hicks has liability to HACI under this indemnification arrangement, HACI cannot assure you that he will have the assets necessary to satisfy those obligations. Accordingly, the actual per-share liquidation price could be less than $9.78, plus interest, due to claims of creditors. Additionally, if HACI is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against HACI which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in HACI’s bankruptcy estate and subject to the claims of third parties with priority over the claims of HACI’s stockholders. To the extent any bankruptcy claims deplete the trust account, HACI cannot assure you that it will be able to return to the HACI Public Stockholders at least $9.78 per share.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, HACI does not intend to comply with those procedures since, as stated above, it is HACI’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after September 28, 2009 in the event its initial business combination has not been consummated. As such, HACI’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of HACI’s stockholders may extend beyond the third anniversary of such date. Because HACI will not be complying with Section 280, Section 281(b) of the DGCL requires HACI to adopt a plan that will provide for the payment, based on facts known to HACI at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against HACI within the subsequent 10 years. Accordingly, HACI would be required to provide for any claims of creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to its distributing the funds in the trust account to HACI Public Stockholders. As a result, if HACI liquidates, the per-share distribution from the trust account could be less than $9.78 due to claims or potential claims of creditors. However, because HACI is a blank check company, rather than an operating company, and its operations will be limited to searching for prospective target businesses to acquire, the most likely claims, if any, to arise would be from HACI’s vendors and service providers (such as accountants, lawyers, investment bankers, etc.) and potential target businesses.

If HACI is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by HACI stockholders. Furthermore, because HACI intends to distribute the then-remaining proceeds held in the trust account, this may be viewed or interpreted as giving preference to HACI Public Stockholders over any potential creditors with respect to access to or distributions from HACI’s assets. Furthermore, HACI’s board of directors may be viewed as having breached its fiduciary duties to HACI’s creditors and/or may have acted in bad faith, and thereby exposed itself and HACI to claims of punitive damages, by paying HACI Public Stockholders from the trust account prior to addressing the claims of creditors. HACI cannot assure you that claims will not be brought against it for these reasons.

Competition

In identifying, evaluating and selecting a target business for a business combination, HACI has encountered and may continue to encounter intense competition from other entities having a business objective similar to HACI’s, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than HACI. HACI’s ability to acquire larger target businesses is limited by its available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore:

•	HACI’s charter prohibits HACI from engaging in a business combination with any entity engaged in the energy industry as its principal business or whose principal operations are conducted outside of the United States or Canada, without first obtaining the approval of HACI’s stockholders to the charter amendment and amending HACI’s charter to allow for such combinations, all of which may delay or preclude HACI from completing a business combination with an otherwise suitable target company;

•	HACI’s obligation to seek stockholder approval of a business combination or obtain necessary financial information may delay the completion of a transaction, including the Acquisition;

•	HACI’s obligation to repurchase for cash shares of common stock held by HACI Public Stockholders who vote against the business combination and exercise their conversion rights may reduce the resources available to HACI for a business combination;

•	HACI will not consummate a business combination if holders of more than 30% (minus one share) of outstanding shares of HACI Common Stock sold in the IPO exercise their conversion rights;

•	Outstanding HACI warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses; and

•	the requirement to acquire one or more businesses or assets that have a fair market value equal to at least 80% of the balance of the trust account at the time of the acquisition (excluding deferred underwriting commissions of approximately $17.4 million) could require HACI to acquire the assets of several businesses at the same time, all of which sales would be contingent on the closings of the other sales, which could make it more difficult to consummate the initial business combination.

Due to any of these factors, HACI may face competitive disadvantage in successfully negotiating and consummating a business combination.

Administrative Services Agreement

HACI has agreed to pay Hicks Operating Company LLC, an entity owned and controlled by Mr. Hicks, HACI’s founder and chairman of the board, a total of $10,000 per month for office space and administrative services, including secretarial support. This arrangement was agreed to by HACI and Hicks Operating Company LLC for HACI’s benefit and is not intended to provide Mr. Hicks compensation in lieu of a salary. HACI believes that such fees are at least as favorable as it could have obtained from an unaffiliated third party for such services. Upon completion of the Acquisition or another business combination or HACI’s liquidation, HACI will cease paying these monthly fees.

Facilities

HACI currently maintains its executive offices at 100 Crescent Court, Suite 1200, Dallas, Texas 75201. The cost of this space is included in the $10,000 per month fee described above that Hicks Operating Company LLC charges HACI for general and administrative services. HACI believes, based on rents and fees for similar services in the Dallas metropolitan area that the fee charged by Hicks Operating Company LLC is at least as favorable as HACI could have obtained from an unaffiliated person. HACI considers its current office space adequate for its current operations.

Employees

HACI currently has seven officers. These individuals are not obligated to devote any specific number of hours to HACI’s matters but they intend to devote as much of their time as they deem necessary to HACI’s affairs until HACI has consummated its initial business combination. HACI does not intend to have any full-time employees prior to the consummation of its initial business combination.

Periodic Reporting and Audited Financial Statements

HACI has registered its units, common stock and warrants under the Exchange Act, and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, HACI’s annual reports on Form 10-K contain financial statements audited and reported on by its independent registered public accountants. HACI does not currently have a website and consequently does not make available materials it files with or furnishes to the SEC. HACI’s reports filed with the SEC can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site at http://www.sec.gov which contains the registration statements, reports, proxy and information statements and information regarding issuers that file electronically with the SEC. HACI will provide electronic or paper copies of such materials free of charge upon request.

Legal Proceedings

HACI is not currently subject to any material legal proceedings, nor, to its knowledge, is any material legal proceeding threatened against it. From time to time, HACI may be a party to certain legal proceedings incidental to the normal course of its business. While the outcome of these legal proceedings cannot be predicted with certainty, HACI does not expect that these proceedings will have a material effect upon its financial condition or results of operations.

HACI EXECUTIVE OFFICERS, DIRECTORS,
EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE

HACI Executive Officers and Directors

Set forth in the table below are the names, ages and positions of each of HACI’s directors and executive officers as of August 4, 2009:

Name	Age	Positions

Thomas O. Hicks	63	Chairman of the Board
Joseph B. Armes	47	Director, President, Chief Executive Officer and Chief Financial Officer
Eric C. Neuman	65	Senior Vice President
Robert M. Swartz	57	Senior Vice President
Christina Weaver Vest	38	Senior Vice President
Thomas O. Hicks, Jr.	31	Secretary and Vice President
Mack H. Hicks	28	Vice President
William H. Cunningham	65	Director
William A. Montgomery	60	Director
Brian Mulroney	70	Director
William F. Quinn	61	Director

HACI Directors

The following individuals, along with the four director nominees named in this proxy statement/prospectus, serve on HACI’s board of directors.

Thomas O. Hicks HACI’s founder, has been HACI’s chairman of the board since its inception. From HACI’s inception until August 2007, Mr. Hicks also served as HACI’s president and chief executive officer. Since 2005, Mr. Hicks has served as the chairman of Hicks Holdings LLC (“Hicks Holdings”), a holding company for sports, real estate and private equity investments of Mr. Hicks and his family, including the National Hockey League’s Dallas Stars, purchased in December 1995, Major League Baseball’s Texas Rangers, acquired in June 1998 and a 50% interest in the English Premier League’s Liverpool Football Club, acquired in March 2007. Hicks Holdings is also the controlling stockholder of Latrobe Specialty Steel Company, a specialty steel manufacturer. Its other corporate holdings include DirecPath, a company that provides bundled DIRECTV programming, broadband voice and data services, security and other locally based services to multiple dwelling units across the United States, Ocular LCD, Inc., a designer, manufacturer and marketer of high-performance liquid crystal displays, modules and systems, Grupo Pilar, an animal and pet food company in Argentina and Anvita Health, a provider of decision support systems for healthcare professionals. Mr. Hicks co-founded Hicks, Muse, Tate & Furst, a nationally prominent private equity firm in the United States that specialized in leveraged acquisitions, and served as chairman from 1989 through 2004. During Mr. Hicks’ tenure as chairman, Hicks Muse raised over $12 billion of private equity funds, and consummated over $50 billion of leveraged acquisitions, and was one of the most active private investment firms in the country. Mr. Hicks also co-founded and served as co-chief executive officer of the leveraged buy-out firm Hicks & Haas from 1984 until 1989. Mr. Hicks received a Master’s of Business Administration degree from the University of Southern California in 1970 and a Bachelor of Business Administration degree from the University of Texas in 1968. Mr. Hicks is the father of Thomas O. Hicks, Jr., our secretary and one of our vice presidents, and Mack Hicks, a vice president of HACI.

In Mr. Hicks’ position as HACI’s chairman, he has general supervision and control of HACI’s acquisition activities subject to the ultimate authority of our board of directors and is responsible for the execution of the policies of its board of directors with respect to such matters.

William F. Quinn has served as a director of HACI since the closing of its initial public offering. Mr. Quinn serves as the Chairman of American Beacon Advisors, Inc., which has responsibility for the management of American Airlines’ pension and short-term fixed income assets. Prior to being named to his current position, Mr. Quinn served as both Chairman and Chief Executive Officer from April 2006 to December 2007, President from November 1986 to April 2006 and director since 2001. Mr. Quinn also served as a trustee of American Beacon Advisors, Inc. and related mutual funds from 1987 until April 2008. He currently serves as chairman of Lighthouse Holdings, Inc. From 1994 until August 2007, Mr. Quinn served as a trust manager of Crescent Real Estate Equities Company. Prior to his positions with American Beacon Advisors, Inc., Mr. Quinn held several management positions with American Airlines and its subsidiaries. He has served as a director of the Board of American Airlines Federal Credit Union from July 1979 to present, including serving as Chairman of the Board from November 1989 to May 2003, and currently serves as chairman of the United Way of Tarrant County where he has been a director since 2005 (with prior tenure from 1988-2000) and a director of the Association for Financial Professionals since 2006. Mr. Quinn served as the Chairman of the Committee on the Investment of Employee Benefit Assets (CIEBA) from 2006 to 2008 and currently serves on the advisory board of the Dallas Society of Financial Analysts. Mr. Quinn has served on the advisory board for Southern Methodist University’s Endowment Fund since September 1996, the investment committee of the United Way of Tarrant County’s Endowment funds since 1999 and is currently serving his third term on the New York Stock Exchange Pension Management Advisory Committee. Mr. Quinn received a Bachelor of Science degree in Accounting from Fordham University in 1969 and is a Certified Public Accountant. Mr. Quinn is the father of William J. Quinn, who is a member of Resolute’s board of directors and who will serve as a member of the Company’s board of directors upon the closing of the Acquisition.

HACI Executive Officers

Eric C. Neuman has been a senior vice president of HACI since its inception. Mr. Neuman currently serves as a managing director and partner of Hicks Equity Partners LLC, and previously served from 2005 until April 2007 as a senior vice president of its affiliate, Hicks Holdings. Mr. Neuman has been a partner of HM Capital (formerly Hicks, Muse, Tate & Furst), since 2000 and has served as an officer since 1993. At HM Capital, he was involved in the acquisition of most of the firm’s media investments during that time period. In 2002, Mr. Neuman became responsible for HM Capital’s Latin American portfolio, and he remains responsible for monitoring the remaining investments in this portfolio and overseeing their liquidation. Mr. Neuman currently serves on the board of directors of DirecPath, LLC. In addition, Mr. Neuman currently serves as a director of several HM Capital portfolio companies, including Claxson Interactive Group, Inc., a British Virgin Islands media company that distributes entertainment to the Spanish and Portuguese speaking world, Intercable, an international provider of television, internet and telephone services, Fox Pan American Sports LLC, an international sports programming and production company and Persona Cable, Inc., a cable, television, internet and telecommunications provider in Canada. Prior to joining HM Capital in 1993, Mr. Neuman served for eight years as managing director of Communications Partners, Ltd., a private merchant bank focused on media and communications businesses. From 2001 until September, 2006, Mr. Neuman was a director of Cablevision S.A., the leading Argentine cable company. Following the devaluation of the Argentine peso in 2002, Cablevision S.A. entered into a consensual restructuring agreement under Argentine law with the majority of its creditors, which is subject to the approval of the Argentine courts. From 1976 to 1983, he served as Senior Vice President of InterFirst Bank in Dallas and President of First Dallas Capital, a small business investment company. Mr. Neuman received a Bachelors of Arts degree from the University of South Florida in 1967 and a Masters of Business Administration, with distinction, from Northwestern University in 1970.

Robert M. Swartz has been a senior vice president of HACI since September 2007. Mr. Swartz currently serves as a managing director and partner of Hicks Equity Partners LLC. In 2009, Mr. Swartz was elected to the Board of Directors of Anvita Health. From 1999 until 2007, Mr. Swartz served in various positions at Centex Corporation, a New York Stock Exchange home building company, serving as Senior Vice President of Strategic Planning and Mergers and Acquisitions from 1999 to 2000 and serving as Chairman and Chief Executive Officer of Centex HomeTeam Services from 2000 to 2007. From 1997 until 1999, Mr. Swartz served as Executive Vice President of FirstPlus Financial Group, Inc., a consumer finance company in Dallas, Texas. In 1996, Mr. Swartz served as President and Chief Executive Officer of AMRE, Inc. a nationwide home services provider. From 1994 to 1995, Mr. Swartz served as President of Recognition International, an NYSE high-technology company and previously served from 1990 to 1993 as that company’s Chief Financial Officer. Mr. Swartz received a Bachelors of Science degree in accounting from the State University of New York in Albany in 1973 and a Master of Business Administration degree in finance from New Hampshire College in 1976. Mr. Swartz is a Certified Public Accountant.

Christina Weaver Vest has been a senior vice president of HACI since its inception. Ms. Vest currently serves as a managing director and partner of Hicks Equity Partners LLC, and previously served from 2005 until April 2007 as a senior vice president of its affiliate, Hicks Holdings. Prior to joining Hicks Holdings, and until 2008, Ms. Vest served as a Principal at HM Capital (formerly Hicks, Muse, Tate & Furst), which she joined in 1995. At HM Capital, Ms. Vest principally focused on the firm’s domestic branded consumer products investments as well as on several Latin American media investments. Ms. Vest currently serves as a director of Ocular LCD Inc. and of Anvita Health. She is also a director of various Hicks, Muse, Tate & Furst portfolio companies, including Sturm Foods, Inc., a global dry grocery manufacturer for both retail and food service industries and Fox Pan American Sports, an international sports programming and production company. Ms. Vest received a Bachelors of Arts degree from Harvard University in 1993 and a Master’s of Business Administration degree from Harvard Business School in 1999.

Thomas O. Hicks, Jr. has been a vice president of HACI since its inception and has served as HACI’s secretary since August 2007. Since 2005, Mr. Hicks has served as a vice president of Hicks Holdings. Since 2008, he has served as Executive Vice President of Hicks Sports Group and since 2007, Alternate Governor for the Dallas Stars Hockey Club. From 2003 to 2005, Mr. Hicks served as director of corporate sales and suite sales for the Texas Rangers Baseball Club. From 2001 to 2003, Mr. Hicks was an analyst at Greenhill & Co. LLC, a New York based merchant banking firm. As an analyst, Mr. Hicks was involved in numerous private equity, mergers and acquisition advisory and financial restructuring transactions. Mr. Hicks currently serves as a director of the English Premier League’s Liverpool Football Club. Mr. Hicks received a Bachelors of Arts degree in government from the University of Texas at Austin in 2001. He currently serves as the Chairman of the Campaign for Children in Crisis for Big Brother Big Sisters Organization of North Texas, and is on the boards of Big Brothers Big Sisters of North Texas, the Texas Rangers Foundation, Capital for Kids, SMU Athletic Forum and the University of Texas at Arlington Development Board. Mr. Hicks is the son of Thomas O. Hicks, HACI’s founder and chairman of the board, and the brother of Mack H. Hicks, one of HACI’s vice presidents.

Mack H. Hicks has been a vice president of HACI since its inception. Since January 2007, Mr. Hicks has served as a vice president of Hicks Holdings LLC. From January 2006 to December 2006, Mr. Hicks served as a research analyst at Halcyon Asset Management LLC, a multi-strategy investment firm. From June 2004 to January 2006, he served as an analyst in the financial sponsors group of Credit Suisse, an investment banking firm. As an analyst, Mr. Hicks was involved with several leveraged buyouts, recapitalizations and acquisitions. Mr. Hicks received a Bachelors of Arts degree from the University of Texas at Austin in 2003. He currently serves as a director for Wahanda, an online health, beauty and wellness company based in the United Kingdom. Mr. Hicks also serves on the board of Dallas Providence Homes, a transformational housing ministry for victims of domestic violence. Mr. Hicks is the son of Thomas O. Hicks, HACI’s founder and chairman of the board, and the brother of Thomas O. Hicks, Jr., HACI’s secretary and one of its vice presidents.

HACI Board of Directors and Committees

HACI is managed under the direction of its board of directors. Its board of directors is divided into three classes of directors and each class serves a three year term. The HACI board of directors presently has one regular committee, the audit committee. The audit committee charter, as well as our Codes of Ethics, are posted on our website at http://www.hicksacquisition.com. These documents are available free of charge to any stockholder from HACI’s corporate secretary upon written request. Requests should be addressed to: Thomas

O. Hicks, Jr., corporate secretary, Hicks Acquisition Company I, Inc., 100 Crescent Court, Suite 1200, Dallas, Texas 75201.

During 2008, the HACI board of directors met 6 times and the audit committee met 4 times. Each of the directors attended at least 75% of the meetings of the board of directors and their respective regular committees. HACI does not have a policy regarding director attendance at annual meetings, but encourages the directors to attend if possible.

HACI Audit Committee

HACI’s audit committee currently consists of Mr. Montgomery, Mr. Mulroney and Mr. Quinn, all of whom meet the relevant standards of independence. Mr. Quinn currently serves as chairman of the audit committee. The audit committee’s duties, which are specified in the Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Prior to the completion of an initial business combination, the audit committee will also monitor compliance on a quarterly basis with the terms described below and the other material terms relating to HACI’s initial public offering. If any noncompliance is identified, then the audit committee will be charged with the responsibility to immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of our initial public offering.

There will be no fees or other cash payments paid to our existing stockholders, officers, directors or their affiliates prior to, or for any services they render in order to effectuate, the consummation of the initial business combination (regardless of the type of transaction that it is) other than:

•	HACI’s repayment on October 3, 2007 of a $225,000 loan that is non-interest bearing made to HACI by Mr. Hicks to cover operating expenses;

•	a payment of an aggregate of $10,000 per month to Hicks Holdings Operating, an affiliate of Mr. Hicks, for office space, secretarial and administrative services; and

•	reimbursements for any out-of-pocket expenses incurred in connection with actions on HACI’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

The audit committee will at all times be composed exclusively of “independent directors” as defined by the NYSE Amex who, as required by NYSE Amex, are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, HACI must certify to NYSE Amex that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. HACI’s board of directors has determined that Mr. Quinn satisfies NYSE Amex’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee Interlocks and Insider Participation

HACI does not have a standing compensation committee for the purpose of determining compensation for executives and directors because no current executive officer or director receives any cash or other compensation for services rendered to HACI. Joseph B. Armes, HACI’s President, Chief Executive Officer and Chief Financial Officer serves on the board of directors. However, HACI’s board of directors did not engage in any deliberations regarding executive compensation during the last fiscal year. No interlocking relationship exists between HACI’s executive officers and HACI’s board of directors or compensation committee of any other company.

HACI Nominating Committee

HACI does not have a standing nominating committee because it wishes to have the input of all of the independent members of the board of directors regarding director nominees. Each of Messrs. Cunningham, Montgomery, Mulroney and Quinn participate in the consideration of director nominees.

The independent members of HACI’s board of directors consider and identify candidates for the board of directors with the goal of creating a balance of knowledge and experience. When reviewing possible candidates, the independent members of the board of directors will review the context of the current composition of HACI’s board of directors, the operating requirements of the business and the long-term interests of the HACI stockholders.

The independent members of HACI’s board of directors will consider director candidates recommended by stockholders, provided they meet the requirements of HACI bylaws. If a stockholder would like HACI’s board of directors to consider specific candidates for nomination at the special meeting to HACI’s board of directors, a stockholder should deliver written notice to HACI’s corporate secretary at Hicks Acquisition Company I, Inc., 100 Crescent Court, Suite 1200, Dallas, Texas 75201. Written notice of such proposed candidates for director should be delivered no later than the 10th day following public announcement of the date of the meeting. If the Acquisition is consummated, HACI will be a wholly-owned subsidiary of the Company. If the Acquisition is not consummated prior to September 28, 2009, HACI will be required to dissolve and liquidate and will conduct no annual meetings thereafter. The written notice should include the candidates’ full name, age, address, biographical background, occupation, and qualifications, as well as how many shares of capital stock owned by such person. The stockholder providing notice must follow all requirements set forth in HACI’s bylaws. A copy of HACI’s bylaws may be requested from our Secretary at Hicks Acquisition Company I, Inc., 100 Crescent Court, Suite 1200, Dallas, Texas 75201. In addition, a copy of our bylaws was furnished to the SEC as Exhibit 3.2 to our Form 8-K, filed on October 5, 2007.

The independent members of HACI’s board of directors will evaluate each candidate for election to the board of directors based upon whether the candidate:

•	is independent pursuant to the requirements of NYSE Amex;

•	is accomplished in his or her field and has a reputation, both personally and professionally, that is consistent with our image and reputation;

•	has the ability to read and understand basic financial statements, and, if applicable, satisfies the criteria for being an “audit committee financial expert” as defined by the SEC;

•	has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise;

•	has knowledge of our business and the issues affecting our business;

•	is committed to enhancing stockholder value;

•	fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company;

•	is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility;

•	has, or would be willing to commit, the required hours necessary to discharge the duties of membership on the board of directors;

•	has any prohibitive interlocking relationships or conflicts of interest;

•	is able to develop a good working relationship with other members of the board of directors and contribute to their working with the senior management; and

•	is able to suggest business opportunities.

Communications with HACI Board of Directors

HACI’s board of directors provides a process for HACI stockholders and interested parties to send communications to the board of directors or any individual director. HACI stockholders and interested parties may forward communications to the board of directors or any individual director through the corporate secretary. Communications should be addressed to the corporate secretary, Hicks Acquisition Company I, Inc., 100 Crescent Court, Suite 1200, Dallas, Texas 75201. All communications will be compiled by the corporate secretary and submitted to the board of directors or the individual directors on a periodic basis.

HACI Director Independence

HACI’s board of directors undertook a review of director independence and considered transactions and relationships between each of the nominees and directors, and HACI and determined that each of Messrs. Cunningham, Montgomery, Mulroney and Quinn are independent directors, as defined by the applicable NYSE Amex and SEC standards.

HACI Code of Ethics

HACI adopted a codes of ethics that applies to its officers, board of directors and employees. The Code of Ethics is posted on its website, found at http://www.hicksacquisition.com (HACI intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from a provision of this code of ethics, if any, by posting such information on our website).

HACI Compensation Discussion and Analysis

Compensation of Executive Officers and Directors of HACI

None of the executive officers or directors of HACI received any cash compensation for services rendered. Since the closing of the IPO, HACI has paid Hicks Holdings Operating LLC, an entity owned and controlled by Mr. Hicks, HACI’s founder and chairman of the board, a total of $10,000 per month for office space and administrative services, including secretarial support. This arrangement will continue until (1) HACI completes the Acquisition or otherwise consummates its initial business combination or (2) HACI’s liquidation, whichever occurs first. This arrangement was agreed to by Hicks Holdings Operating LLC for the benefit of HACI and is not intended to provide Mr. Hicks compensation in lieu of a salary. HACI believes that such fees are at least as favorable as it could have obtained from an unaffiliated third party for such services. Mr. Armes serves as an executive officer of Hicks Holdings Operating LLC. Other than this $10,000 per month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to HACI’s executive officers and directors, the Sponsor or any of their respective affiliates, for services rendered prior to or in connection with the consummation of the Acquisition or any other initial business combination. HACI is not a party to any agreements with its executive officers and directors that provide for benefits upon termination of employment. However, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on HACI’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

After completion of the Acquisition or any other initial business combination, directors or members of HACI’s management team who remain with the combined company may be paid consulting, management or other fees from the combined company. Neither Seller nor the Company currently has any agreements with members of HACI’s management regarding their employment following the Acquisition, although it is possible that some or all of HACI’s executive officers may negotiate employment, consulting or other arrangements with the Company after the Acquisition. After the completion of the Acquisition, HACI expects that Thomas O. Hicks, HACI’s founder and chairman of the board, or his designee, will become a member of the board of directors of the Company. As such, in the future he may receive cash compensation, board fees, stock options or stock awards if the Company’s board of directors so determines. Certain of HACI’s directors and officers have other interests in the Acquisition that are different from, or in addition to, your interests as a stockholder. See the section entitled “The Acquisition — Interests of HACI’s Directors and Officers in the Acquisition.”

Compensation Committee Report

HACI’s board of directors does not maintain a standing compensation committee since it does not compensate its officers or directors.

HACI’s board of directors and management have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, HACI’s board of directors has recommended that the Compensation Discussion and Analysis be included in this Proxy Statement; however, because HACI does not compensate its officers and directors, there is no relevant disclosure for this section.

Respectfully submitted,
Thomas O. Hicks
Joseph B. Armes
William H. Cunningham
William A. Montgomery
Brian Mulroney
William F. Quinn

Audit Committee Report

HACI’s Audit Committee reviewed with management and KPMG LLP the results of the 2008 audit, including the audited financial statements. The Audit Committee reviewed the requirements of the Audit Committee Charter previously adopted and the reports required to be disclosed to the Audit Committee. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants and adopted by the Public Company Accounting Oversight Board. KPMG LLP representatives reviewed the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended, regarding independence of public accountants with the Audit Committee and presented their Report on Auditor

Independence regarding that matter to the Audit Committee. The Audit Committee has determined that KPMG LLP was independent of HACI. The Audit Committee also discussed with management and KPMG LLP, the quality and adequacy of HACI’s internal control over financial reporting and disclosure controls and procedures and internal audit organization, responsibilities, budget, staffing and identification of audit risks.

The Audit Committee reviewed and discussed with management and KPMG LLP a draft of the Annual Report on Form 10-K and the audited financial statements for the year ended December 31, 2008. Management has the responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. The external auditor is responsible for examining the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. Based on its review of all of the above and on discussions with management and the external auditor, the Audit Committee recommended to the board of directors that HACI’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Respectfully submitted,

William A. Montgomery
Brian Mulroney
William F. Quinn

Fees and Services

The billed fees for services provided by KPMG LLP for fiscal years 2007 and 2008 were as follows:

	2007	2008

Audit Fees(1)	$204,988	$185,000
Audit-Related Fees(2)	$0	$0
Tax Fees(3)	$10,000	$1,958
All Other Fees(4)	$160,000	$415,723
Total Fees	$374,988	$597,681

(1)	Consists of fees for the audits of our financial statements for the years ended December 31, 2007 and 2008, reviews of HACI’s interim quarterly financial statements, and Form 8-Ks.

(2)	HACI did not receive audit related services that are not reported as Audit Fees for either fiscal year 2007 or 2008.

(3)	Tax consultation and advice and tax return preparation.

(4)	Other fees include due diligence assistance and fees for services in connection with HACI’s initial public offering as well as the review of the registration statement on Form S-4.

Since HACI’s audit committee was not formed until the consummation of its initial public offering, all services rendered prior to the formation of the audit committee were approved by HACI’s board of directors. Since the formation of the audit committee, and on a going forward basis, the audit committee has and will pre-approve all audit and permissible non-audit services to be performed for us by HACI’s independent accountant, KPMG LLP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires HACI’s directors and executive officers, and persons who beneficially own more than 10% of HACI Common Stock, to file reports of ownership and changes in ownership of HACI Common Stock with the SEC. HACI’s directors, executive officers, and greater than 10% beneficial owners are required by SEC regulations to furnish HACI with copies of all Section 16(a) forms they file. Based solely on a review of the copies furnished to HACI and representations from HACI’s directors and executive officers, HACI believes that all Section 16(a) filing requirements for the year ended December 31, 2008 applicable to HACI’s directors, executive officers and greater than 10% beneficial owners were satisfied.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION
OF RESOLUTE AND RESOLUTE ENERGY CORPORATION

The following table presents summary historical financial data of Resolute Natural Resources Company, LLC, WYNR, LLC, BWNR, LLC, RNRC Holdings, Inc., Resolute Aneth, LLC and Resolute Wyoming, Inc., each of which are subsidiaries of Resolute Holdings Sub, LLC and are collectively referred to in this prospectus as “Resolute” or the “Companies,” and unaudited summary pro forma financial data of Resolute Energy Corporation. Also, included in the following table is Adjusted EBITDA, which is a financial measure not calculated in accordance with generally accepted accounting principles or GAAP. Please read “— Non-GAAP Financial Measures.”

The selected historical and unaudited pro forma financial data have been prepared on the following basis:

•	the historical financial data of Resolute for the years ended December 31, 2004 and 2005 have been derived by combining the audited consolidated and combined financial statements of the Companies; and

•	the historical financial data of Resolute for the years ended December 31, 2006, 2007 and 2008 have been derived from the audited combined financial statements of Resolute; and

•	the historical combined financial information of Resolute as of and for the three months ended March 31, 2008 and 2009, have been derived from the unaudited historical combined financial statements of Resolute.

•	The selected unaudited pro forma financial data for the year ended December 31, 2008, and as of and for the three months ended March 31, 2009, are derived from the unaudited pro forma financial statements of the Company. The unaudited pro forma financial information has been derived by the application of pro forma adjustments to the historical consolidated and combined financial statements of HACI and Resolute to reflect the Acquisition, including the IPO reorganization. The unaudited pro forma consolidated balance sheet as of March 31, 2009 (the “pro forma balance sheet”) gives effect to the Acquisition as if it had occurred on March 31, 2009. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2009 and the year ended December 31, 2008 (the “pro forma statements of operations”) give effect to the Acquisition as if it had occurred on January 1, 2008 and has been prepared assuming the level of approval of the Acquisition by HACI Public Stockholders will occur at the maximum conversion, which assumes HACI Public Stockholders owning 30% less one share of the HACI Common Stock issued in HACI’s initial public offering seek conversion.

The selected pro forma financial data should not be considered as indicative of the historical results the Company would have had or the results the Company will have after this Acquisition. You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Resolute,” the historical combined financial statements of Resolute and notes thereto, and the unaudited pro forma consolidated financial statements of the Company and notes thereto. Among other things, the historical and pro forma consolidated financial statements include more detailed information regarding the basis of presentation for the following information. In addition, the pro forma financial information does not include the estimated $3.0 million of annual incremental general and administrative expenses that Resolute expects to incur as a result of being a publicly traded company.

The following is presented in thousands, except per share data.

	Resolute							Pro Forma
									Three
									Months
						Three Months Ended		Year Ended	Ended
	Year Ended December 31,					March 31,		December 31,	March 31,
	2004(1)	2005	2006(2)	2007	2008	2008	2009	2008	2009

Statements of Operations Data:
Revenue:
Oil	$2,990	$42,061	$108,441	$148,431	$193,535	$49,371	$18,305	$193,535	$18,305
Gas	(179)	9,311	18,203	19,592	29,376	6,618	3,324	29,376	3,324
Other	101	2,094	3,834	5,320	6,261	1,425	859	6,261	859

Total revenue	2,912	53,466	130,478	173,343	229,172	57,414	22,488	229,172	22,488

Operating expenses:
Lease operating	1,652	20,320	54,640	66,731	85,990	19,288	16,295	87,382	16,556
Depletion, depreciation, amortization, and asset retirement obligation accretion	498	6,820	16,657	27,790	50,335	10,061	8,210	64,309	11,288
Impairment of proved properties(4)	—	—	—	—	245,027	—	13,295	245,027	13,295
Write off of deferred acquisition costs		—	—	—	—	—	—	—	3,500
General and administrative(3)	3,468	4,349	6,130	40,273	20,211	2,283	2,130	20,211	2,130

Total operating expenses	5,618	31,489	77,427	134,794	401,563	31,632	39,930	416,929	46,769

Income (loss) from operations	(2,706)	21,977	53,051	38,549	(172,391)	25,782	(17,442)	(187,757)	(24,281)

Other income (expense):
Interest expense	(224)	(3,942)	(22,293)	(35,898)	(33,139)	(8,606)	(6,248)	(4,180)	(425)
Gain (loss) on derivative instruments	3,592	(30,318)	14,557	(106,228)	96,032	(30,822)	9,860	(96,032)	9,860
Other income	51	147	727	905	832	526	40	664	(4)

Total other income (expense)	3,419	(34,113)	(7,009)	(141,221)	63,725	(38,902)	3,652	92,516	9,431

Income (loss) before income taxes	713	(12,136)	46,042	(102,672)	(108,666)	(13,120)	(13,790)	(95,241)	(14,850)
Income tax benefit (expense)	(315)	(4,084)	(3,312)	(1,740)	18,247	65	(9,807)	33,334	5,198

Net income (loss)	398	(16,220)	42,730	(104,412)	(90,419)	(13,055)	(23,597)	(61,907)	(9,652)

Less: (Income) loss attributable to the noncontrolling interest	108	(55)	(715)	(409)	177	24	—	177	—

Net income (loss) attributable to Resolute	$506	$(16,275)	$42,015	$(104,821)	$(90,242)	$(13,031)	$(23,597)	$(61,730)	$(9,652)

	Resolute							Pro Forma
									Three
									Months
						Three Months Ended		Year Ended	Ended
	Year Ended December 31,					March 31,		December 31,	March 31,
	2004(1)	2005	2006(2)	2007	2008	2008	2009	2008	2009

Net income (loss) per share
Common units								$(1.18)	$(0.18)
Other Financial Data (unaudited):
Adjusted EBITDA	$(1,948)	$22,951	$69,721	$96,671	$109,604	$28,113	$15,293	108,044	11,488
Balance Sheet Data (at period end):
Working capital(4)	$502	$392	$543	$(35,578)	$(12,652)	$(40,021)	$(429,152)		$(11,827)
Total assets	101,745	194,823	488,493	601,123	360,847	609,811	324,902		589,103
Current portion of long term debt	—	—	250	250	—	250	418,120		—
Long term debt	46,500	92,925	332,063	458,863	421,150	458,300	—		73,612
Shareholder’s/Member’s equity (deficit)(5)	46,050	54,964	94,232	(74,147)	145,669	(89,322)	(168,306)		439,351
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(3,293)	$16,562	$42,822	$73,789	$97,379	$25,031	$5,408
Investing activities	(87,721)	(83,410)	(269,336)	(97,596)	(61,021)	(13,281)	(4,076)
Financing activities	91,721	69,828	231,635	22,089	(41,512)	(1,056)	(3,032)

(1)	Includes the results of operations of the Chevron Properties for the period beginning on the date of acquisition, November 30, 2004. In conjunction with the acquisition, there was a revenue distribution for plant operations which resulted in an adjustment to the proceeds for the recovery of gas imbalances related to differences between Resolute’s equity gas produced and its gas plant entitlements, which resulted in the recognition of gas revenues of negative $179,000.

(2)	Includes the results of operations of the ExxonMobil Properties for the period beginning on the date of acquisition, April 14, 2006.

(3)	During the year ended December 31, 2007, general and administrative expense included a non-cash charge to compensation expense of $34.5 million associated with equity-based compensation recognized during the period. This non-cash charge relates to incentive compensation provisions in the operating agreement between Natural Gas Partners and management. In June 2007, Resolute Holdings made a $100.0 million cash distribution to its members that met a financial requirement for a portion of management’s incentive compensation units to vest, triggering this compensation expense. Please read “Note 6 — Shareholder’s/Member’s Equity and Equity Based Awards” to the audited combined financial statements of Resolute. An additional $0.3 million non-cash charge was allocated to lease operating expense related to the same equity-based compensation.

(4)	As a result of Resolute’s analysis of the full cost ceiling test related to the limitation on capitalized costs, Resolute included a provision for an impairment of oil and gas property costs of $245.0 and $13.3 million for the year ended December 31, 2008 and the three month period ended March 31, 2009, respectively.

(5)	In June 2007, Resolute Holdings made a $100.0 million cash distribution to its members. This distribution represented a return on equity and consequently is reflected in Resolute’s combined financial statements by a similar reduction to its Shareholder’s/Member’s (deficit) as of December 31, 2007.

Non-GAAP Financial Measures

We include in this prospectus the non-GAAP financial measure Adjusted EBITDA. Below, we explain this non-GAAP financial measure and provide a reconciliation of it to its most directly comparable financial measures as calculated and presented in accordance with GAAP.

Adjusted EBITDA.  Adjusted EBITDA (a non-GAAP measure) is defined as net income plus net interest expense, income taxes, depletion, depreciation and amortization, impairment expense, accretion of asset retirement obligation, change in fair value of derivative instruments, expiration of puts, non-cash equity-based compensation expense and noncontrolling interest. This definition is consistent with the definition of EBITDA in Resolute’s existing credit agreements. Adjusted EBITDA is also a financial measure that Resolute expects will be reported to its lenders and used as a gauge for compliance with some of the anticipated financial covenants under its amended revolving credit facility.

Adjusted EBITDA is used as a supplemental liquidity or performance measure by Resolute’s management and by external users of its financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the ability of Resolute’s assets to generate cash sufficient to pay interest costs;

•	the financial metrics that support Resolute’s indebtedness;

•	Resolute’s ability to finance capital expenditures;

•	financial performance of the assets without regard to financing methods, capital structure or historical cost basis;

•	Resolute’s operating performance and return on capital as compared to those of other companies in the exploration and production industry, without regard to financing methods or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations. Because Resolute has borrowed money to finance its operations, interest expense is a necessary element of its costs and its ability to generate gross margins. Because Resolute uses capital assets, depletion, depreciation and amortization are also necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, Resolute believes that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA, to evaluate its financial performance and liquidity. Adjusted EBITDA excludes some, but not all, items that affect net income, operating income and net cash provided by operating activities and these measures may vary among companies. Resolute’s Adjusted EBITDA may not be comparable to Adjusted EBITDA or EBITDA of any other company because other entities may not calculate these measures in the same manner.

The following table provides a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by (used in) operating activities (in thousands).

	Resolute							Pro Forma
									Three
									Months
						Three Months Ended		Year Ended	Ended
	Year Ended December 31,					March 31,		December 31,	March 31,
	2004	2005	2006	2007	2008	2008	2009	2008	2009

Net income (loss)	$398	$(16,220)	$42,730	$(104,412)	$(90,419)	$(13,055)	$(23,597)	$(61,907)	$(9,652)
Non-cash change in fair value of derivatives	(3,383)	24,313	(15,085)	101,495	(120,573)	21,765	461	(120,573)	461
Depletion, depreciation, amortization and accretion	498	6,820	16,657	27,790	50,335	10,061	8,210	64,309	11,288
Interest expense	224	3,942	22,293	35,898	33,139	8,606	6,248	4,180	425
Impairment of proved properties	—	—	—	—	245,027	—	13,295	245,027	13,295
Income taxes	315	4,084	3,312	1,740	(18,247)	(65)	9,807	(33,334)	(5,198)
Non-cash equity-based compensation expense	—	—	—	34,533	7,878	907	960	7,878	960
Other	—	12	(185)	(373)	2,464	(106)	(91)	2,464	(91)

EBITDA	$(1,948)	$22,951	$69,721	$96,671	$109,604	$28,113	$15,293	$108,044	$11,488

Less:
Cash interest expense	(224)	(3,839)	21,628	34,942	30,658	8,368	5,726
Income taxes	—	(4,572)	—	—	—	18	—
Change in operating assets and liabilities	(1,121)	2,022	5,271	(12,246)	(14,726)	(5,368)	4,144
Other(1)	—	—	—	186	(3,707)	64	15

Net cash provided by (used in) operating activities	$(3,293)	$16,562	$42,822	$73,789	$97,379	$25,031	$5,408

Net cash provided by (used in) investing activities	(87,721)	(83,410)	(269,336)	(97,596)	(61,021)	(13,281)	(4,076)

Net cash provided by (used in) financing activities	91,721	69,828	231,635	22,089	(41,512)	(1,056)	(3,032)

(1)	As more fully described in Note 3 — Acquisitions, in Resolute’s combined financial statements for the year ended December 31, 2008 Resolute acquired Primary Natural Resources, Inc. The 2008 amount reflected in “other” is the non-cash portion of the purchase price allocation related to the associated deferred tax liability.

Summary Historical Operating and Reserve Data

The following table shows operating data for the periods indicated. You should refer to “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Resolute,” “Resolute’s Business — Estimated Net Proved Reserves,” “Risk Factors — Risks Related to Resolute’s Business, Operations and Industry,” and “Resolute’s Business — Production and Price History” in evaluating the data presented below and the data presented in the table on the following page.

	Resolute
						Three Months Ended
	Year Ended December 31,					March 31,
Production Sales Data:	2004(1)	2005	2006(2)	2007	2008	2008	2009

Oil (MBbl)	75	778	1,705	2,127	2,049	522	497
Gas and natural gas liquids (MMcfe)	(4)	1,542	3,587	3,800	4,645	900	1,172
Equivalent volumes (MBoe)	74	1,034	2,303	2,760	2,823	672	692
Daily equivalent volumes (Boe/d)	202	2,834	6,310	7,561	7,712	7,385	7,693
Average Realized Prices (including hedges):
Oil ($/Bbl)	$40.08	$54.09	$63.58	$69.80	$94.47	$94.56	$36.83
Gas and natural gas liquids ($/Mcfe)	—	7.63	6.12	6.45	7.59	8.83	3.34
Other Operating Data:
Lease operating expenses ($/Boe)	$17.06	$15.45	$19.75	$19.92	$24.75	$22.80	$21.39
Production taxes ($/Boe)	5.25	4.19	3.98	4.26	5.71	5.90	2.15

(1)	Includes the results of operations of the Chevron Properties for the period beginning on the date of acquisition, November 30, 2004. In conjunction with the acquisition, there was a revenue distribution for plant operations which resulted in an adjustment to the proceeds and volumes for the recovery of the gas imbalances related to differences between Resolute’s equity gas produced and its gas plant entitlements, which resulted in the recognition of negative gas revenues.

(2)	Includes the operating data of the ExxonMobil Properties for the period beginning on the date of acquisition, April 14, 2006.

The following table presents Resolute’s estimated net proved oil and gas reserves and the standardized measure and has been prepared on the following basis:

•	for the years ended December 31, 2004, 2005, 2006 and 2007 the estimated net proved oil and gas reserves and standardized measure reflects the Aneth field properties

•	for the year ended December 31, 2008 the estimated net proved oil and gas reserves and standardized measure reflects the Aneth Field Properties and the Wyoming Properties

The reserve data as of December 31, 2004 and 2005 are based on reports prepared by Resolute and audited by Sproule Associates Inc., independent petroleum engineers and for the years ended December 31, 2006, 2007 and 2008 are based on reports prepared by Resolute and audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers. The standardized measure values shown in the table are not intended to represent the current market value of Resolute’s estimated net proved oil and gas reserves. The estimates of net proved reserves have not been filed with or included in reports to any federal authority or agency other than the SEC.

In accordance with SEC and FASB requirements, Resolute’s estimated net proved reserves and standardized measure were determined using end of the period prices for oil and gas that were realized as of the date set forth below. The reserves estimates utilized year-end NYMEX posted prices for oil for the dates presented, NYMEX Henry Hub posted prices for gas as of December 31, 2004, 2005, 2006, 2007 and 2008, as shown below, but in each case as adjusted for location differentials as of the effective date of the report, as well as plant fees and Btu content.

	Resolute
	As of December 31,
	2004	2005	2006	2007	2008

Estimated total proved reserves:
Oil (MBbl)	17,827	23,500	78,357	74,453	44,734
Gas (MMcf)	2,404	3,750	1,891	1,766	17,782
NGL (MBbl)	—	—	—	—	1,636
Total (MBoe)	18,228	24,125	78,672	74,747	49,334
% Proved developed	67%	59%	42%	51%	64%
Standardized measure (in millions)	$199.3	$352.2	$993	$1,518	$247

	Resolute
	As of December 31,
	2004	2005	2006	2007	2008

Oil ($/Bbl)	$43.45	$61.06	$61.05	$95.98	$44.60
Gas and NGL ($/Mcf)	6.15	9.52	5.63	6.59	5.24

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF RESOLUTE

The historical financial statements included in this proxy statement/prospectus beginning on page F-1 reflect Resolute’s assets, liabilities and operations, all of which will be acquired in connection with this Acquisition. You should read the following discussion of the financial condition and results of operations in conjunction with the historical combined financial statements and notes and the pro forma financial statements included elsewhere in this proxy statement/prospectus.

The following discussion contains forward-looking statements that reflect Resolute’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties, many of which are outside Resolute’s and the Company’s control. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil and gas, economic and competitive conditions, regulatory changes, estimates of proved reserves, potential failure to achieve production from development projects, capital expenditures and other uncertainties, as well as those factors discussed below and elsewhere in this proxy statement/prospectus, particularly in “Risk Factors — Risks Related to Resolute’s Business, Operations, and Industry” and “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

General.  Resolute is an independent oil and gas company engaged in the exploitation and development of its oil and gas properties located in Utah and Wyoming. Approximately 85% of Resolute’s revenues are generated from the sale of oil production. Resolute’s largest asset is its property base in Greater Aneth Field, a mature, long-lived oil producing field located in the Paradox Basin on the Navajo Reservation in southeast Utah, which represents 89% of Resolute’s total proved reserves. Resolute owns a majority of the working interests in, and is the operator of, three (out of a total of four) federal production units covering approximately 43,000 gross acres of Aneth Field, or the Aneth Field Properties. These are the Aneth Unit, in which Resolute owns a 62% working interest, the McElmo Creek Unit, in which Resolute owns a 75% working interest, and the Ratherford Unit, in which Resolute owns a 59% working interest. As of December 31, 2008, Resolute had interests in, and operated, 392 gross (258 net) active producing wells and 323 gross (211 net) active water and CO2 injection wells in its Aneth Field Properties. The crude oil produced from Resolute’s Aneth Field Properties is generally characterized as light, sweet crude oil that is highly desired as a refinery blending feedstock. The remaining assets are primarily located in the Powder River Basin of Campbell County, Wyoming. These Wyoming reserves, anchored by Hilight Field, which we refer to as the Wyoming Properties, represent 11% of Resolute’s total proved reserves. Hilight Field is characterized by oil and gas production from the Muddy Formation and unconventional coal bed methane, or CBM, production from shallow coal deposits. As of December 31, 2008, Resolute operated 392 gross (352 net) of the 397 gross (353 net) wells, and owns approximately 90% of the working interest in the wells it operates.

As of December 31, 2008, Resolute’s estimated net proved reserves were approximately 49.3 MMBoe, of which approximately 64% were proved developed reserves and approximately 91% were oil. The standardized measure of Resolute’s estimated net proved reserves as of December 31, 2008, was $247.8 million. For additional information about the calculation of Resolute’s standardized measure, please read “Resolute’s Business — Estimated Net Proved Reserves.”

Resolute believes that significantly more oil can be recovered from its Aneth Field Properties through industry standard secondary and tertiary recovery techniques. Resolute has completed a number of exploitation and expansion projects that increased its proved developed reserve base and has evaluated additional activities, including CO2 and waterflood expansions, infrastructure enhancements, recompletions and workovers of producing wells, water and CO2 injection wells and infill drilling that Resolute anticipates will further expand its proved developed reserve base. These activities employ technologies that have been used successfully in

Aneth Field and elsewhere. Resolute believes that none of the previous operators of the Aneth Field Properties had committed the capital or attention necessary to fully undertake these activities.

In addition, Resolute has evaluated more than 40 exploitation opportunities in Hilight Field. These projects involve the re-stimulation of the Muddy Formation through hydraulic fracturing. The prior operator successfully completed a number of these projects and Resolute believes there are significant remaining opportunities to increase production and reserves.

Resolute focuses its efforts on increasing reserves and production while controlling costs at a level that is appropriate for long-term operations. Resolute’s future earnings and cash flow from operations are dependent on its ability to manage its overall cost structure to a level that allows for profitable production.

Acquisitions

Aneth Field Properties.  Resolute acquired substantially all of its Aneth Field Properties through two significant acquisitions. Resolute completed its acquisition of the Chevron Properties in November 2004 for total consideration of $86.2 million and its acquisition of the ExxonMobil Properties in April 2006 for total consideration of $221.5 million, both in connection with its strategic alliance with Navajo Nation Oil and Gas Company, or NNOG. See “Resolute’s Business — Greater Aneth Field.” NNOG owns a minority interest in each of the Chevron Properties and the ExxonMobil Properties and possesses options to purchase additional minority interests in those properties from Resolute if certain financial hurdles are met. Please read “Resolute’s Business — Relationship with the Navajo Nation” for additional information about its relationship with the Navajo Nation and NNOG’s purchase options.

Wyoming Properties.  Resolute acquired its Wyoming Properties through the July 31, 2008, acquisition of Primary Natural Resources, or PNR, subsequently renamed Resolute Wyoming, Inc., or Resolute Wyoming. A majority of PNR’s outstanding equity interests were owned by Natural Gas Partners, VII, L.P., or NGP VII (which is also the owner of a majority of the equity interests in Resolute Holdings, LLC). The consideration for the acquisition of Resolute Wyoming’s equity interests consisted of Holdings’ equity valued at $74.8 million, and $15.4 million in cash. At the same time as the equity purchase, Holdings entered into an asset contribution agreement with NGP-VII Income Co-Investment Opportunities, LLC, or NGP Co-Invest, whereby NGP Co-Invest contributed to Holdings a net profits overriding royalty interest, or NPI, in oil and gas properties of Resolute Wyoming, receiving a total of 2,184,445 common units (valued at $19.7 million) as consideration. Resolute Wyoming acquired the contributed NPI from Holdings for $19.4 million and allocated the $19.4 million to oil and gas properties after normal purchase price adjustments. Please read “Resolute’s Business — Wyoming Properties” for additional information.

How Resolute Evaluates Its Operations

Resolute’s management uses a variety of financial and operational measurements to analyze its operating performance. These measurements include: (i) production levels, trends and prices, (ii) reserve and production volumes and trends, (iii) operating expenses and general and administrative expenses, (iv) operating cash flow, and (v) Adjusted EBITDA.

Production Levels, Trends and Prices.  Oil and gas revenue is the product of Resolute’s production multiplied by the price that it receives for that production. Because the price that Resolute receives is highly dependent on many factors outside of its control, except to the extent that it has entered into hedging arrangements that can influence its net price either positively or negatively, production is the primary revenue driver over which it has some influence. Although Resolute cannot greatly alter reservoir performance, it can aggressively implement exploitation activities that can increase production or diminish production declines relative to what would have been the case without intervention. Examples of activities that can positively influence production include minimizing production downtime due to equipment malfunction, well workovers and cleanouts, recompletions of existing wells in new parts of the reservoir, and expanded secondary and tertiary recovery programs.

The price of crude oil has been extremely volatile, and Resolute expects that this volatility will continue. For example, during the three months ended March 31, 2009, the NYMEX price for light sweet crude oil ranged from a high of $53.82 per Bbl to a low of $34.00 per Bbl. For calendar year 2008, the range was from a high of $145.28 per Bbl to a low of $30.03 per Bbl, and for the five years ended December 31, 2008, price ranged from a high of $145.28 per Bbl to a low of $25.21 per Bbl. Given the inherent volatility of crude oil prices, Resolute plans its activities and budget based on sales price assumptions that it believes to be reasonable.

Resolute uses hedging arrangements to provide a measure of stability to its cash flows in an environment of volatile oil and gas prices. These instruments limit its exposure to declines in prices, but also limit its expected benefits if prices increase. Changes in the price of oil or gas will result in the recognition of a non-cash gain or loss recorded in other income or expense due to changes in the fair value of the hedging arrangements. Recognized gains or losses only arise from payments made or received on monthly settlements of contracts or if a contract is terminated prior to its expiration. Resolute typically enters into hedging arrangements that cover at least 75% of its estimated future crude oil production from proved developed producing reserves utilizing economic parameters specified in its credit agreements, including escalated prices and costs for the next five years. Resolute currently has such hedging arrangements in place through 2012, with lesser volumes hedged in 2013. Please read “— Quantitative and Qualitative Disclosure About Market Risk — Commodity Price Risk and Hedging Arrangements.”

Reserve and Production Volumes and Trends.  From inception, Resolute has grown its reserve base through a focused acquisition strategy. It has completed three significant acquisitions. Resolute acquired substantially all of its Aneth Field Properties through two significant purchases; the acquisition of the Chevron Properties was completed in November 2004 followed by the acquisition of the ExxonMobil Properties in April 2006. Resolute then acquired all of its Wyoming Properties through the purchase of PNR in July 2008. Resolute looks to acquire similar mature producing properties that have upside potential through low-risk development drilling and exploitation projects. Resolute believes that its knowledge of various operating areas, strong management and staff and solid industry relationships will allow it to find, capitalize on and integrate strategic acquisition opportunities.

At December 31, 2008, Resolute had estimated net proved reserves of approximately 32.0 MMBoe that were classified as proved developed non-producing and proved undeveloped. An estimated 28.0 MMBoe or 88% of those reserves are attributable to recoveries associated with expansions, extensions and processing of the tertiary recovery CO2 floods that are currently in operation on Resolute’s Aneth Field Properties. Resolute expects to incur approximately $227.8 million of capital expenditures over the next 20 years (including purchases of CO2 under existing contracts), in connection with bringing those incremental reserves attributable to Resolute’s CO2 flood projects into production. Resolute believes that these expenditures will result in significant increases to its oil and gas production.

Operating Expenses and General and Administrative Expenses.

•	Operating Expenses. Operating expenses are costs associated with the operation of oil and gas properties. Direct labor, severance, ad valorem and similar taxes, repair and maintenance, utilities and contract services comprise the most significant portion of operating expenses. Resolute monitors its operating expenses in relation to the amount of production and the number of wells operated. Some of these expenses are relatively independent of the volume of hydrocarbons produced, but may fluctuate depending on the activities performed during a specific period. Other expenses, such as certain taxes and utility costs, are more directly related to production volumes or reserves. Severance taxes, for example, are charged based on production revenues and therefore are based on the product of the volumes that are sold and the price received therefor. Ad valorem taxes are based on the value of reserves. Because Resolute operates on the Navajo Reservation, it also pays a possessory interest tax, which is effectively an ad valorem tax assessed by the Navajo Nation. Resolute’s largest utility expense is for electricity that is used primarily to power the pumps in producing wells and the compression behind the injection wells. The more fluid that is moved, the greater the amount of electricity that is consumed. In the recent past, higher oil prices led to higher demand for drilling rigs, workover rigs, operating personnel and field supplies and services, which in turn caused increases in the costs of those goods and services.

•	General and Administrative Expenses. Resolute’s general and administrative expenses were $20.2 million and $2.1 million for the year ended December 31, 2008, and the three months ended March 31, 2009, respectively. General and administrative expenses during 2008 included non-cash charges related to compensation expense of $7.9 million, $3.0 million in deferred offering costs, and a bad debt of $0.7 million. The remaining $8.6 million in expenses for 2008 were related to salaries, wages and professional services. General and administrative expenses for the three months ended March 31, 2009, included a non-cash charge to compensation expense of $1.0 million associated with equity-based compensation recognized during the periods pursuant to FAS 123(R).

•	Resolute anticipates incurring approximately $3.0 million of additional general and administrative expenses per year, associated with being a publicly traded company. These expenses include compensation and benefit expenses of certain additional personnel, increased fees paid to independent auditors, lawyers, independent petroleum engineers and other professional advisors, costs associated with shareholder reports, investor relations activities, registrar and transfer agent fees, increased director and officer liability insurance costs and director compensation.

Operating Cash Flow.  Operating cash flow is the cash directly derived from Resolute’s oil and gas properties, before considering such things as administrative expenses and interest costs. Operating cash flow on a per unit of production basis is a measure of field efficiency, and can be compared to results obtained by operators of oil and gas properties with characteristics similar to Resolute’s to evaluate its relative performance. Aggregate operating cash flow is a measure of Resolute’s ability to sustain overhead expenses and costs related to capital structure, including interest expenses.

Adjusted EBITDA.  Adjusted EBITDA (a non-GAAP measure) is defined as net income plus net interest expense, income taxes, depletion, depreciation and amortization, impairment expense, accretion of asset retirement obligation, change in fair value of derivative instruments, expiration of puts, non-cash equity-based compensation expense and noncontrolling interest. This definition is consistent with the definition of EBITDA in Resolute’s existing credit agreements. Adjusted EBITDA is also a financial measure that Resolute expects will be reported to its lenders and used as a gauge for compliance with some of the anticipated financial covenants under its amended revolving credit facility.

Adjusted EBITDA is used as a supplemental liquidity or performance measure by Resolute’s management and by external users of its financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the ability of Resolute’s assets to generate cash sufficient to pay interest costs;

•	the financial metrics that support Resolute’s indebtedness;

•	Resolute’s ability to finance capital expenditures.

•	financial performance of the assets without regard to financing methods, capital structure or historical cost basis;

•	Resolute’s operating performance and return on capital as compared to those of other companies in the exploration and production industry, without regard to financing methods or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations. Because Resolute has borrowed money to finance its operations, interest expense is a necessary element of its costs and its ability to generate gross margins. Because Resolute uses capital assets, depletion, depreciation and amortization are also necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, Resolute believes that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA, to evaluate its financial performance and liquidity. Adjusted EBITDA excludes some, but not all, items that affect net income, operating income and net cash provided by operating activities and these measures may vary among companies. Resolute’s Adjusted EBITDA may not be comparable to Adjusted EBITDA or EBITDA of any other company because other entities may not calculate these measures in the same manner.

Factors That Significantly Affect Resolute’s Financial Results

Revenue, cash flow from operations and future growth depend substantially on factors beyond Resolute’s control, such as economic, political and regulatory developments and competition from other sources of energy. Crude oil prices have historically been volatile and may be expected to fluctuate widely in the future. Sustained periods of low prices for crude oil could materially and adversely affect Resolute’s financial position, its results of operations, the quantities of oil and gas that it can economically produce, and its ability to obtain capital.

Like all businesses engaged in the exploration for and production of oil and gas, Resolute faces the challenge of natural production declines. As initial reservoir pressures are depleted, oil and gas production from a given well decreases. Thus, an oil and gas exploration and production company depletes part of its asset base with each unit of oil or gas it produces. Resolute attempts to overcome this natural decline by implementing secondary and tertiary recovery techniques and by acquiring more reserves than it produces. Resolute’s future growth will depend on its ability to enhance production levels from existing reserves and to continue to add reserves in excess of production. Resolute will maintain its focus on costs necessary to produce its reserves as well as the costs necessary to add reserves through production enhancement, drilling and acquisitions. Resolute’s ability to make capital expenditures to increase production from existing reserves and to acquire more reserves is dependent on availability of capital resources, and can be limited by many factors, including the ability to obtain capital in a cost-effective manner and to timely obtain permits and regulatory approvals.

You should read this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Resolute” in conjunction with Resolute’s historical and Resolute Energy Corporation’s pro forma financial combined statements included elsewhere in this proxy statement/prospectus. Below are the period-to-period comparisons of the historical results and the analysis of the financial condition of Resolute. In addition to the impact of the matters discussed in “Risk Factors — Risks Related to Resolute’s Business, Operation, and Industry,” historical results have differed materially from period to period and future results could differ materially from Resolute’s historical results due to a variety of factors, including the following:

•	Resolute made two significant acquisitions during the periods covered by the historical combined financial statements. Resolute acquired the ExxonMobil Properties on April 14, 2006, and acquired the Resolute Wyoming Properties on July 31, 2008. The financial results for those periods do not reflect the financial results of the ExxonMobil assets for the periods prior to acquisition; however, the combined financial statements do give retrospective effect to a percentage of the acquisition of Resolute Wyoming.

•	Resolute incurred approximately $217.1 million of new indebtedness to fund the acquisition of the ExxonMobil Properties on April 14, 2006, including an initial contribution to the related abandonment liability escrow account and other payments related to the transaction.

•	Resolute incurred approximately $62.5 million of indebtedness to fund the acquisition of the Resolute Wyoming Properties. Also in conjunction with the Resolute Wyoming acquisition, Resolute issued equity valued at $74.8 million.

•	As of July 1, 2009, and for the remainder of calendar year 2009, Resolute had in place oil and gas swaps, oil and gas collars and a gas basis hedge. These included oil swaps covering approximately 81% of its anticipated 2009 oil production from proved developed producing reserves at a weighted average price of $63.07 per Bbl, oil collars covering approximately 5% of its anticipated 2009 oil production from proved developed producing reserves with a floor of $105.00 per Bbl and ceiling of $151.00 per Bbl, gas swaps covering approximately 30% of its anticipated 2009 gas production from proved developed producing reserves at a weighted average price of $9.93 per MMBtu, gas collars covering approximately 54% of its anticipated 2009 gas production from proved developed producing reserves with a floor of $5.00 per MMBtu and ceiling of $9.35 per MMBtu and a CIG gas basis hedge priced at $2.10 per MMBtu covering approximately 30% of its anticipated 2009 gas production from proved developed producing reserves. Additional instruments are also in place for future years and are summarized in the table below. Resolute expects to continue to use hedging arrangements to reduce its commodity price risk.

	Swaps		Collars
						Percent of
	Oil	Oil				PDP
	Swap	(NYMEX WTI)				Hedged
	Volumes	Weighted	Collar			(based
	Bbl per	Average	Volumes	Floor	Ceiling	on 12/31/08
Year	Day	Hedge Price per Bbl	Bbl per Day	Price	Price	engineering)

2009	3,900	$63.07	250	$105.00	$151.00	86%
2010	3,650	$57.83	200	$105.00	$151.00	87%
2011	3,250	$68.26	—	—	—	80%
2012	3,250	$68.26	—	—	—	87%
2013	2,000	$60.47	—	—	—	59%

	Swaps		Collars				Basis Hedges
						Percent of
	Gas	Gas				PDP
	Swap	(Henry	Collar	Gas	Gas	Hedged	Swap
	Volumes	Hub)	Volumes	(CIG)	(CIG)	(based on	Volumes
	MMBtu	Swap	MMBtu	Floor	Ceiling	12/31/08	Mcf per	Swap
Year	per day	Price	per day	Price	Price	engineering)	day	Price

2009	1,800	$9.93	3,288	$5.00	$9.35	84%	1,800	$2.10
2010	3,800	$9.69	—	—	—	80%	1,800	$2.10
2011	2,750	$9.32	—	—	—	69%	1,800	$2.10
2012	2,100	$7.42	—	—	—	63%	1,800	$2.10
2013	1,900	$7.40	—	—	—	66%	1,800	$2.10

•	At December 31, 2008, Resolute had estimated net proved reserves of approximately 32 MMBoe that were classified as proved developed non-producing and proved undeveloped. An estimated 28.0 MMBoe, or 88% of those reserves, are attributable to recoveries associated with expansions, extensions and processing of the tertiary recovery CO2 floods that are currently in operation on Resolute’s Aneth Field Properties. Resolute had incurred approximately $79.4 million of capital expenditures through December 31, 2008, and Resolute expects to incur an additional $227.8 million of capital expenditures over the next 20 years (including purchases of CO2 under existing contracts), in connection with bringing those incremental reserves attributable to its CO2 flood projects into production. Resolute’s current plan anticipates that approximately $99.3 million of these future capital expenditures will be incurred from 2009 through 2011.

•	During the three months ended March 31, 2009, general and administrative expense included a non-cash charge to compensation expense of $1.0 million associated with equity-based compensation recognized during the period pursuant to FAS 123(R). This non-cash charge relates to incentive compensation provisions in the operating agreement between Natural Gas Partners and management. In June 2007, Resolute Holdings LLC made a $100.0 million cash distribution to its members that met a financial requirement for a portion of management’s incentive compensation units to vest, triggering this compensation expense. Please read “Note 10 — Shareholder’s/Member’s Equity and Equity Based Awards” to the unaudited condensed combined financial statements of Resolute at F-45.

•	Resolute anticipates initially incurring approximately $3.0 million of additional general and administrative expenses per year associated with being a publicly traded company. These public company expenses include compensation and benefit expenses of certain additional personnel, costs associated with reports to shareholders, fees paid to independent auditors, lawyers, independent petroleum engineers and other professional advisors, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation.

Results of Operations

Set forth in the table below is Resolute’s financial and operating data for the periods indicated. The historical financial and operating data set forth in the table and related discussion are derived from the historical financial statements of Resolute.

On July 31, 2008, Resolute acquired Resolute Wyoming, Inc. 87.23% of the acquisition of Resolute Wyoming, Inc. was accounted for as a combination of entities under common control, which is similar to the pooling of interests method of accounting for business combinations. Accordingly, the results of operations give retrospective effect to these transactions, and therefore, Resolute’s results from January 1, 2006, through July 31, 2008, include 87.23% of the operations of Resolute Wyoming, Inc.

				Three Months Ended
	Year Ended December 31,			March 31,
	2006	2007	2008	2008	2009
			(In thousands)

Statements of Operations Data:
Revenue:
Oil	$108,441	$148,431	$193,535	$49,371	$18,305
Gas	18,203	19,592	29,376	6,618	3,324
Other	3,834	5,320	6,261	1,425	859

Total revenue	130,478	173,343	229,172	57,414	22,488

Operating expenses:
Lease operating	54,640	66,731	85,990	19,288	16,295
General and administrative	6,130	40,273	20,211	2,283	2,130
Impairment of proved properties	—	—	245,027	—	13,295
Depletion, depreciation, amortization and asset retirement obligation accretion	16,657	27,790	50,335	10,061	8,210

Total operating expenses	77,427	134,794	401,563	31,632	39,930

Operating income (loss)	53,051	38,549	(172,391)	25,782	(17,442)

Other income (expense):
Other income	727	905	832	526	40
Gain (loss) on derivative instruments	14,557	(106,228)	96,032	(30,822)	9,860
Interest expense	(22,293)	(35,898)	(33,139)	(8,606)	(6,248)

Total other income (expense)	(7,009)	(141,221)	63,725	(38,902)	3,652

Income (loss) before income taxes	46,042	(102,672)	(108,666)	(13,120)	(13,790)

Income tax provision	(3,312)	(1,740)	18,247	65	(9,807)

Income (loss)	42,730	(104,412)	(90,419)	(13,055)	(23,597)

Less: Net (income) loss attributable to the non-controlling interest	(715)	(409)	177	24	—

Net income (loss) attributable to Resolute	$42,015	$(104,821)	$(90,242)	$(13,031)	$(23,597)

	Year Ended			Three Months Ended
	December 31,			March 31,
	2006(1)	2007	2008	2008	2009

Production Sales Data:
Oil (MBbl)	1,705	2,127	2,049	522	497
Gas and NGL (MMcfe)	3,587	3,800	4,645	900	1,172
Combined volumes (MBoe)	2,303	2,760	2,823	672	692
Daily combined volumes (Boe/d)	6,310	7,561	7,712	7,385	7,693
Average Realized Prices (excluding hedges):
Oil ($/Bbl)	$63.58	$69.80	$94.47	$94.56	$36.83
Gas and NGL ($/Mcfe)	6.12	6.45	7.59	8.83	3.34
Average Costs ($/Boe):
Lease operating expense	$19.75	$19.92	$24.75	$22.80	$21.39
Production tax expense	3.98	4.26	5.71	5.90	2.15
Depletion, depreciation and amortization	7.23	10.03	17.83	14.97	11.86
General and administrative	2.66	14.59	7.16	3.40	3.08

(1)	Includes the results of operations of the ExxonMobil Properties for the period beginning on the date of acquisition, April 14, 2006.

Three Months Ended March 31, 2009, Compared to the Three Months Ended March 31, 2008

In the opinion of management, the financial information discussed below with respect to the three months ended March 31, 2009 and 2008 contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

Revenue.  Oil, gas and NGL revenues decreased to approximately $22.5 million during the three months ended March 31, 2009, from $57.4 million during the three months ended March 31, 2008. The key revenue measures were as follows:

Sales increased by 3% during the first three months of 2009 as compared to the first three months of 2008. The average sales price per Boe decreased by 62% in the first three months of 2009 as compared to the first three months of 2008.

	Three Months Ended			Percentage
	March 31,			Increase
	2008	2009		(Decrease)

Net Sales
Total sales (MBoe)	672	692		3.0%
Average daily sales (Boe/d)	7,385	7,693		4.2%
Average Sales Prices ($/Boe):
Average sales price (including hedges)	$71.96	$44.42	(1)	(38.3)%
Average sales price (excluding hedges)	$85.44	$32.48		(62.0)%

(1)	Excludes realized gains related to forward sales of derivative contracts of $2.1 million for the three month period ended March 31, 2009.

Lease Operating Expense.  Lease operating expenses include labor, field office rent, vehicle expenses, supervision, transportation, minor maintenance, tools and supplies, workover expenses, ad valorem, severance and other taxes and other customary charges.

Lease operating expenses decreased to $16.3 million for the three months ended March 31, 2009, from $19.3 million for the three months ended March 31, 2008. The reduction in lease operating expenses reflects a decrease in production taxes of approximately $2.6 million for the period ended March 31, 2009, as compared to March 31, 2008, due to lower product prices and production revenues. In addition, the Aneth Field lease operating expenses decreased by approximately $1.7 million between the period ended March 31, 2009, as compared to March 31, 2008, due to Resolute’s concerted efforts to reduce lease operating costs. The decrease in costs between the period ended March 31, 2009, as compared to the period ended March 31, 2008, was partially offset by an increase in the operating costs for Resolute’s Wyoming Properties due to the incremental operating costs recognized in the quarter ended March 31, 2009, from the NPI acquisition at July 31, 2008.

	Three Months Ended		Percentage
	March 31,		Increase
	2008	2009	(Decrease)

Lease operating expenses per Boe	$28.70	$23.53	(18.0%)

General and Administrative Expenses.  General and administrative expenses include the costs of Resolute’s employees and executive officers, related benefits, office leases, professional fees and other costs not directly associated with field operations. General and administrative expenses decreased to $2.1 million from $2.3 million during the three months ended March 31, 2009, as compared to the three months ended March 31, 2008.

	Three Months
	Ended		Percentage
	March 31,		Increase
	2008	2009	(Decrease)

General and administrative expenses per Boe	$3.40	$3.08	(9.4%)

Impairment of Proved Properties.  Pursuant to full cost accounting rules, Resolute must perform a ceiling test each quarter on its proved oil and gas assets. As a result of this limitation on capitalized costs, the Companies included a provision for an impairment of oil and gas property cost for the three months ended March 31, 2008 and 2009 of $0 and $13.3 million, respectively.

Depletion, Depreciation and Amortization Expenses.  Depletion, depreciation and amortization expenses decreased to $8.2 million for the three months ended March 31, 2009, from $10.1 million for the three months ended March 31, 2008, due to the reduction in the carrying value of oil and gas properties. This reduction was caused by a decline in the price of Wyoming gas such that the carrying value of the properties was lower than the book value of such properties. This difference was recorded as an impairment charge against the property account.

Other Income (Expense).  All of Resolute’s oil hedging agreements are accounted for under mark-to-market accounting rules, which provide for the fair value of the contracts to be reflected as either an asset or a liability on the balance sheet. The change in the fair value during an accounting period is reflected in the income statement as other income (expense) for that period. During the three months ended March 31, 2009, the fair value of Resolute’s derivative contracts increased by $9.9 million. This amount included $10.3 million of realized gains, including a $2.1 million gain on the forward sales of derivative contracts during the period, and an unrealized loss of $0.4 million in the future value of the outstanding hedges. During the three months ended March 31, 2008, the fair value of oil hedges decreased by $30.8 million. This amount included approximately $9.1 million of realized losses on oil hedges and a $21.7 million decline in the future value of these hedges. A significant portion of Resolute’s estimated future production from proved developed reserves is hedged through 2013. Please read “— Liquidity and Capital Resources.”

Interest expense was $6.2 million for the three months ended March 31, 2009, compared to $8.6 million for the three months ended March 31, 2008, due to a reduction in both the average outstanding balance of long term debt and the associated rates of interest during those periods. Please read “— Liquidity and Capital Resources.”

Year Ended December 31, 2008, Compared to the Year Ended December 31, 2007

Revenue.  Oil, gas and NGL revenues increased to approximately $229.2 million during the year ended December 31, 2008, from $173.3 million during the year ended December 31, 2007. The key revenue measures were as follows:

			Percentage
	Year Ended December 31,		Increase
	2007	2008	(Decrease)

Net Sales:
Total sales (MBoe)	2,760	2,823	2.3%
Average daily sales (Boe per day)	7,561	7,712	2.0%
Average Sales Prices ($/Boe):
Average sales price (including hedges)	$61.09	$69.60	13.9%
Average sales price (excluding hedges)	$62.81	$81.19	29.3%

The increase in revenue from oil, gas and NGL sales was primarily due to a 29.3% increase in the average sales price in 2008 excluding hedges as compared to the average sales price in 2007, as well as a 2% increase in production in 2008. The increase in production is due in part to Resolute’s ongoing efforts to enhance day-to-day production in its Aneth Field Properties. Average sales price, excluding the effects of hedges, increased to $81.19 per Boe during the year ended December 31, 2008, as compared to $62.81 per Boe during the year ended December 31, 2007.

Lease Operating Expenses.  Lease operating expenses increased to $86.0 million for the year ended December 31, 2008, from $66.7 million for the year ended December 31, 2007. The increase of $19.3 million in lease operating expenses for the year ended December 31, 2008, was attributable to an $8.9 million increase in production taxes due principally to higher product prices, a $3.7 million increase in field services, a $2.4 million increase in repairs and maintenance and a $4.3 million increase in other costs. The increase in non-tax related production expense was due primarily to the escalation in virtually all oil and gas industry costs induced by the high levels of industry activity during 2008.

			Percentage
	Wtd. Avg $/Boe December 31,		Increase
	2007	2008	(Decrease)

Lease operating expenses per Boe	$24.18	$30.46	26.0%

General and Administrative Expenses.  General and administrative expenses decreased to $20.2 million during the year ended December 31, 2008, from $40.3 million during the year ended December 31, 2007, due primarily to the recognition of a non-cash charge to equity based compensation expense, pursuant to FAS 123(R), of $34.5 million in 2007 as compared to $7.9 million in 2008.

			Percentage
	Wtd. Avg $/Boe December 31,		Increase
	2007	2008	(Decrease)

General and administrative expenses per Boe	$14.59	$7.16	(51.0)%

Impairment of Proved Properties.  Pursuant to full cost accounting rules, Resolute must perform a ceiling test each quarter on its proved oil and gas assets. As a result of this limitation on capitalized costs, the Companies included a provision for an impairment of oil and gas property cost for the years ended December 31, 2008 and 2007 of $245.0 and $0 million, respectively.

Depletion, Depreciation and Amortization Expenses.  Depletion, depreciation and amortization increased to $50.3 million for the year ended December 31, 2008, from $27.7 million for the year ended December 31, 2007, due to an increase in the depletion, depreciation and amortization rate which was primarily resulted from a reduction in future economic recoverable reserves associated with significantly reduced energy prices during the latter half of 2008.

Other Income (Expense).  All of Resolute’s oil hedging agreements are accounted for under mark-to-market accounting rules, which provide for the fair value of the contracts to be reflected as either an asset or a liability on its balance sheet. During the year ended December 31, 2008, Resolute recognized a $96.0 million gain on its derivative contracts. This amount included approximately $32.8 million of realized losses, which was partially offset by an $8.2 million gain on the forward sales of derivative contracts during the period, and a $120.6 million unrealized gain in the future fair market value of these contracts. During the year ended December 31, 2007, the fair value of its oil hedges decreased by $106.2 million. This amount included approximately $4.7 million of realized losses and a $101.5 million decline in the future value of future contracts.

Interest expense was $33.1 million for the year ended December 31, 2008, compared to $35.9 million for the year ended December 31, 2007. The decrease is attributable to a reduction in long term debt during 2008 as well as a reduction in interest rates.

Year Ended December 31, 2007, Compared to December 31, 2006

Revenue.  Oil, gas and NGL revenues increased to approximately $173.3 million during the year ended December 31, 2007, from $130.5 million during the year ended December 31, 2006. The key revenue measurements were as follows:

	Year Ended	Year Ended	Percentage
	December 31,	December 31,	Increase
	2006	2007	(Decrease)

Net Sales:
Total sales (M/Boe)	2,303	2,760	19.8%
Average daily sales (Boe/d)	6,310	7,561	19.8%
Average Sales Prices ($/Boe):
Average sales price (including hedges)	$57.20	$61.09	6.8%
Average sales price (excluding hedges)	$56.65	$62.81	10.9%

The increase in revenue from oil, gas and NGL sales was due to both an increase in production and sales and an increase in product prices. Production increased from approximately 2,303 MBoe in 2006 to almost 2,760 MBoe in 2007. Approximately 95% of this increase is attributable to the acquisition of the ExxonMobil Properties, which increased Resolute’s average net revenue interest in the Aneth Field Properties from approximately 24% to 57%; the remaining 5%, was attributable to Resolute’s ongoing efforts to enhance day-to-day production. The average realized product price, after giving effect to hedges, increased to $61.09 per Boe during the year ended December 31, 2007, as compared to $57.20 per Boe during the period ending December 31, 2006.

Lease Operating Expenses.  Lease operating expenses increased to $66.7 million for the year ended December 31, 2007, from $54.6 million for the year ended December 31, 2006. On a unit of production basis, lease operating expenses increased from $23.72 per Boe in 2006 to $24.18 per Boe in 2007. The increase in lease operating expenses was due to Resolute’s acquisition of the ExxonMobil Properties in April 2006. As a result of Resolute’s acquisition of the ExxonMobil Properties, it became the operator of 200 additional producing wells and its average working interest ownership in the Aneth Field Properties increased from approximately 28% to 68%.

	Year Ended		Percentage
	December 31,		Increase
	2006	2007	(Decrease)

Lease operating expenses per Boe	$23.72	$24.18	1.9%

General Administrative Expenses.  General and administrative expenses increased to $40.3 million from $6.1 million during year ended December 31, 2007, as compared to year ended December 31, 2006. The increase in the level of general and administrative expenses in 2007 versus the same period in 2006 resulted from recognition of a non-cash charge to compensation expenses, pursuant to FAS 123(R), of $34.5 million associated with equity-based compensation recognized during 2007 associated with the realization of employee incentive units.

	Year Ended		Percentage
	December 31,		Increase
	2006	2007	(Decrease)

General and administrative expenses per Boe	$2.66	$14.59	448.5%

Depletion, Depreciation and Amortization Expenses.  Depletion, depreciation and amortization expenses increased to $27.7 million in 2007, from $16.7 million in 2006, due to an increase in the depletion, depreciation and amortization rate attributable to an increase in Resolute’s estimated future development costs on its Aneth Field Properties as well as an increase in production primarily attributable to the acquisition of the ExxonMobil Properties.

Other Income (Expense).  All of Resolute’s oil hedging agreements are accounted for under mark-to-market accounting rules, which provide for the fair value of the contracts to be reflected as either an asset or a liability on its balance sheet. During 2007, Resolute recognized a $106.2 million loss related to oil and gas hedges. This amount included approximately $4.7 million of realized losses and a $101.5 million unrealized loss related to the decline in the future value of these hedges. A significant portion of Resolute’s estimated future production from its proved developed reserves is hedged through 2012 with a lesser amount hedged in 2013. Please read “— Liquidity and Capital Resources.”

Interest expense was $35.9 million in 2007, compared to $22.3 million in 2006. The increase was attributable to 1) the fact that indebtedness Resolute incurred to finance the acquisition of the ExxonMobil Properties in April 2006 was carried for a full year in 2007 as compared to a partial year in 2006 and 2) the additional borrowing of $100.0 million on June 27, 2007. Please read “— Liquidity and Capital Resources.”

Liquidity and Capital Resources

The financial statements of Resolute at December 31, 2008 and March 31, 2009 have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Resolute amended its first lien credit facility on May 12, 2009 to redetermine its borrowing base and to amend its Maximum Leverage Ratio (trailing four quarter period Debt to EBITDA ratio) covenant. The terms of the amendment allowed Resolute to remain in compliance with its financial covenants at March 31, 2009. There is evidence, however, that Resolute may not remain in compliance with its financial covenants for the next twelve months. If such default (or defaults) occurs and is not waived or cured, Resolute’s outstanding debt could be accelerated and such uncured default(s) may also be deemed defaults under other debt agreements. As a result, and in the event that Resolute’s debt is accelerated, there can be no assurance that the carrying amounts of assets will be realized or that liabilities will be liquidated or settled for the amounts recorded. The ability of Resolute to continue as a going concern is dependent upon adequate sources of capital and Resolute’s ability to sustain positive results of operations and cash flows sufficient to pay its current liabilities.

Resolute intends to pursue credit agreement amendments, covenant waivers or forbearance arrangements, equity financings, joint ventures or other industry partnerships, asset monetizations, debt refinancings and other strategic initiatives to mitigate the effects of its financial covenant situation, and is currently negotiating with its lenders to put in place further amendments in an effort to avoid any potential future covenant defaults. No assurance can be given that the negotiations with its lenders will be successful or that equity financing, joint ventures or other industry partnerships, asset monetizations or debt refinancings, if and when required, will be available on acceptable terms or sufficient to address Resolute’s liquidity needs. Resolute expects that if the Acquisition is successfully consummated that it will repay $346 million of its outstanding indebtedness including payment in full of its second lien facility, and that it will amend its first lien credit facility. Please read “— Revolving Credit Facility.”

Resolute’s primary sources of liquidity are expected to be cash generated from operations, amounts available under its credit facility and funds from future private and public equity and debt offerings. Resolute does not anticipate paying dividends to holders of Resolute’s common stock.

Resolute plans to reinvest a sufficient amount of its cash flow in its development operations in order to maintain its production over the long term, and plans to use external financing sources as well as cash flow from operations and cash reserves to increase its production.

If cash flow from operations does not meet expectations, Resolute may reduce its expected level of capital expenditures and/or fund a portion of its capital expenditures using borrowings under its credit facility, issuances of debt and equity securities or from other sources, such as asset sales. There can be no assurance that needed capital will be available on acceptable terms or at all. Resolute’s ability to raise funds through the incurrence of additional indebtedness could be limited by the covenants in its credit facility. If Resolute is unable to obtain funds when needed or on acceptable terms, it may not be able to complete acquisitions that may be favorable to it or finance the capital expenditures necessary to maintain production or proved reserves.

If Resolute incurs significant indebtedness in the future, its ability to obtain additional financing may be impaired, its ability to make changes in its business may become impaired due to covenant restrictions, a significant portion of its cash flow will be used to make payments in respect of principal and interest on the debt, rather than being available for operating or capital expenditures, and thus put Resolute at a competitive disadvantage as compared to its competitors that have less debt, and may limit its ability to pursue other business opportunities. Please read “Risk Factors — Risks Related to Resolute’s Business, Operations and Industry” for additional information about the risks associated with the business if a significant amount of indebtedness is incurred.

Resolute plans to continue its practice of hedging a significant portion of its production. Hedge arrangements are generally settled within five days of the end of the month. As is typical in the oil and gas industry, however, Resolute does not generally receive the proceeds from the sale of its production until the 20th day of the month following the month of production. As a result, when commodity prices increase above the fixed price in the derivative contacts, Resolute will be required to pay the derivative counterparty the difference between the fixed price in the derivative contract and the market price before receiving the proceeds from the sale of the hedged production. If this occurs, Resolute may make working capital borrowings to fund its operations.

Cash Flows.  The following table presents Resolute’s sources and uses of cash for the periods indicated.

				Three Months Ended
	Year Ended December 31,			March 31,
	2006	2007	2008	2008	2009
	(In thousands)

Net cash provided by (used in):
Operating activities	$42,822	$73,789	$97,379	$25,031	$5,408
Investing activities	(269,336)	(97,596)	(61,021)	(13,281)	(4,076)
Financing activities	231,635	22,089	(41,512)	(1,056)	(3,032)

Operating Activities.  Net cash provided by operating activities was $25.0 million and $5.4 million for the three months ended March 31, 2008 and 2009, respectively. The decrease in net cash provided by operating activities in 2009 was due to a $10 million decrease in cash flow as a result of lower oil prices and a $9.6 million decrease in working capital.

Net cash provided by operating activities was $97.4 million during the year ended December 31, 2008, compared to $73.8 million during the year ended December 31, 2007, and $42.8 million during the year ended December 31, 2006. The increase in net cash provided by operating activities in 2008 was due to a $21.1 million increase in cash flow from increased production and a $2.5 million increase in working capital. The increase in net cash provided by operating activities in 2007 was due to a $13.5 million increase in production and a $17.5 million increase in working capital.

Resolute’s cash flow from operations is subject to many variables, the most significant of which is the volatility of oil prices. Oil prices are determined primarily by prevailing market conditions that are dependent on regional and worldwide economic activity, weather and other factors beyond Resolute’s control. Resolute’s future cash flow from operations will depend on its ability to maintain and increase production through its secondary and tertiary recovery projects (primarily its CO2 floods), acquisitions and drilling programs, as well as the prices of oil and gas.

Resolute enters into arrangements to reduce the impact of oil price volatility on its operations. Currently, Resolute uses fixed price swaps and collars to hedge oil prices. Please read “— Quantitative and Qualitative Disclosures About Market Risk.”

Resolute currently sells all of its Aneth Field crude oil to Western Refining Southwest, Inc., a subsidiary of Western Refining, Inc., under a contract that terminates August 31, 2009. Resolute intends to seek to negotiate a successor contract, but will be capable of selling its crude oil in other markets if a favorable contract with Western cannot be negotiated. Please read “Resolute’s Business — Marketing and Customers.”

Investing Activities.  Resolute’s capital expenditures were $13.0 million and $4.1 million for the three months ended March 31, 2008 and 2009, respectively. Capital expenditures for the three months ended March 31, 2009, included $2.0 million for additions to its CO2 project in the Aneth Unit and $2.1 million for expenditures related to the acquisition, exploration and development of oil and gas properties and other property and equipment. Capital expenditures for the three months ended March 31, 2008, reflect a $3.0 million expenditure for the Aneth Unit CO2 project along with $10.0 million of expenditures related to the acquisition, exploration and development of oil and gas properties.

Resolute’s capital expenditures were $62.6 million for the year ended December 31, 2008, $95.2 million for the year ended December 31, 2007, and $261.5 million for the year ended December 31, 2006. Of the 2008 capital expenditures, $41.7 million or 67% were expended on the Aneth Field Properties, $18.8 million, or 30%, were expended on the Wyoming Properties, with the remaining 3%, or $2.1 million, expended for other acquisition, exploration and development expenditures, and other property and equipment. The total capital expenditures for 2007 consisted of $36.5 million related to Phases 1, 2 and 3 of the CO2 project, including $3.5 million of acquired CO2 for injection, $47.7 million related to drilling, recompletions and construction of facilities, $3.0 million related to a 3-D seismic program and additional payments of $8.0 million to ExxonMobil in connection with the purchase of the ExxonMobil Properties. Resolute’s capital expenditures in 2006 consisted of $212.5 million in connection with the purchase of the ExxonMobil Properties and $49.0 million for other acquisition, exploration and development expenditures, and other property and equipment.

Resolute currently anticipates that its development budget for the third and fourth quarter of 2009, which predominantly consists of the secondary and tertiary recovery projects, workover activities and equipment upgrades, will be $11.0 million. As of March 31, 2009, Resolute had $284 million available for borrowing under the existing revolving credit facility. After giving effect to this Acquisition and the application of the net proceeds therefrom, Resolute’s borrowing capacity under an amended revolving credit facility will be redetermined by the lenders based on their evaluation of the value of the collateral. Please read “— Revolving Credit Facility.” The amount and timing of Resolute’s capital expenditures is largely discretionary and within its control. Resolute routinely monitors and adjusts its capital expenditures in response to changes in oil prices, drilling and acquisition costs, industry conditions and internally generated cash flow. Matters outside Resolute’s control that could affect the timing of its capital expenditures include obtaining required permits and approvals in a timely manner and the availability of rigs and crews. Based upon current oil price expectations for 2009, Resolute anticipates that the proceeds of this Acquisition, its cash flow from operations and available borrowing capacity under its credit facility will exceed its planned capital expenditures and other cash requirements for 2009 and 2010. However, future cash flows are subject to a number of variables, including the level of oil production and prevailing commodity prices. There can be no assurance that operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures.

Financing Activities.  Net cash used by financing activities was $1.1 million and $3.0 million at March 31, 2008 and 2009, respectively. The cash used by financing activities at March 31, 2008 and 2009 was due to net borrowings for general working capital purposes.

Net cash provided by financing activities in 2006 was $231.6 million; the majority of which was related to the financing of the acquisition of the ExxonMobil Properties in April 2006. In order to finance this acquisition, Resolute entered into an amended and restated $300.0 million first lien revolving credit facility and a $125 million second lien term loan facility. The amount borrowed under the first lien credit facility at the time of the acquisition was $147.0 million. Approximately $54.9 million of the borrowings was used to repay all outstanding amounts under the previous first lien credit facility and the remainder of the proceeds was used to partially fund the acquisition of the ExxonMobil Properties.

Net cash provided by financing activities in 2007 was $22.1 million. On June 27, 2007, Resolute refinanced the $125 million second lien term loan facility with an amended and restated $225 million second lien term loan facility. Resolute distributed the additional $100 million borrowing under its second lien credit facility in cash to the members of Resolute Holdings, LLC. These borrowings were offset by $137.6 million in payment of bank borrowings.

Net cash provided by financing activities in 2008 was $41.5 million. Resolute amended and restated the first lien credit facility in September of 2008 to refinance $62.5 million in outstanding debt related to Resolute Wyoming, Inc. Total borrowings in 2008 were $274.1 million and were offset by $312.1 million in payment of bank borrowings.

Revolving Credit Facility

First Lien Facility

On September 24, 2004, Resolute entered into a credit facility with a syndicate of banks led by Wachovia Bank, National Association. The credit facility was amended and restated on September 15, 2005, and subsequently on April 14, 2006, June 27, 2007, and September 30, 2008. The credit facility was amended in 2005 and 2006 to facilitate the Aneth acquisitions as well as for general working capital purposes. The credit facility was amended in 2007 in conjunction with the Second Lien Facility, and was again amended in 2008 to refinance the RWI outstanding debt and for general working capital purposes.

Availability under the facility is governed by a borrowing base. The determination of the borrowing base is made by the lenders taking into consideration the estimated value of Resolute’s oil and gas properties in accordance with the lenders’ customary practices for oil and gas loans. The borrowing base is re-determined semi-annually, and the amount available for borrowing could be increased or decreased as a result of such redeterminations.

Under certain circumstances either Resolute or the lenders may request an interim redetermination. As of December 31, 2007 and 2008, the borrowing base was $205.0 and $284.0 million, respectively. Unused availability under the borrowing base as of December 31, 2007 and 2008 was $34.2 and $77.8 million, respectively. As of April 15, 2009, Resolute had drawn down an additional net $2.2 million under the borrowing base, resulting in an unused availability of $75.6 million. The borrowing base availability has been reduced by $10.0 million in letters of credit issued to vendors at December 31, 2008 and April 15, 2009. The First Lien Facility matures on the fifth anniversary of the April 14, 2006 amendment and restatement (April 13, 2011) and, to the extent that the borrowing base, as adjusted from time to time, exceeds the outstanding balance, no repayments of principal are required prior to maturity. At Aneth’s option, the outstanding balance under the First Lien Facility accrues interest at either (a) the London Interbank Offered Rate, plus a margin which varies from 1.5% to 2.25%, or (b) the “Alternative Base Rate” defined as the greater of (i) the Administrative Agent’s Prime Rate, (ii) the Administrative Agent’s Base CD rate plus 1%, or (iii) the Federal Funds Effective Rate plus 0.5%, plus a margin which varies from 0% to 0.75%. Each such margin is based on the level of utilization under the borrowing base. As of December 31, 2007 and 2008, the weighted average interest rate on the outstanding balance under the facility was 7.01% and 4.97%, respectively. The First Lien Facility is collateralized by substantially all of the proved oil and gas assets of Aneth and RWI, and is guaranteed by Resources and Sub.

On May 12, 2009, Resolute amended its first lien credit facility to (i) redetermine its borrowing base, (ii) adjust interest rates, and (iii) to amend its Maximum Leverage Ratio (trailing four quarter period Debt to EBITDA ratio) covenant. Under the terms of this amendment, at Aneth’s option, the outstanding balance under the first lien facility accrues interest at either (a) the London Interbank Offered Rate, plus a margin which varies from 2.5% to 3.5%, or (b) the Alternative Base Rate defined as the greater of (i) the Administrative

Agent’s Prime Rate, (ii) the Administrative Agent’s Base CD rate plus 1%, or (iii) the Federal Funds Effective Rate plus 0.5%, plus a margin which varies from 1.0% to 2.0%. Each such margin is based on the level of utilization under the borrowing base. Pursuant to the terms of the First Lien Facility, the borrowing base was reset to $240.0 million, a reduction of $44.0 million from the prior redetermination. On July 28, 2009, Resolute further amended its First Lien Facility so that the current ratio covenant was not applicable for the quarters ended March 31, 2009 and June 30, 2009. Resolute was in compliance with the terms and covenants as of December 31, 2008 and based on the terms of the amendment, Resolute remained in compliance with its financial covenants at March 31, 2009. See Note 1 going concern discussion.

Resolute plans to amend its $300 million senior secured revolving credit facility in connection with the closing of the Acquisition. Resolute expects that its amended revolving credit facility will be substantially similar to its existing revolving credit facility. The borrowing base will be determined by the lenders based on their evaluation of the value of the collateral, and mature four years from the effective date, unless extended. Terms will allow Resolute to prepay all loans under the credit facility in whole or in part from time to time without premium or penalty, subject to certain restrictions. Resolute anticipates that obligations under the amended revolving credit facility will be secured by existing mortgages on oil and gas properties as well as a pledge of all ownership interests in operating subsidiaries. Resolute anticipates that the obligations under the amended revolving credit facility will continue to be guaranteed by all of its operating subsidiaries and may be guaranteed by any future subsidiaries.

Resolute expects that the amended revolving credit facility will not permit it to pay dividends to shareholders. It expects the revolving credit facility will be available for general corporate purposes, including working capital, capital expenditures and other normally incurred costs and expenses. Resolute expects that the indebtedness under the amended revolving credit facility will bear interest at the prime rate or LIBOR plus an applicable margin, will contain various representations, warranties, covenants and indemnities customary for its type, including limitations on ability to incur indebtedness, and grant liens, and requirements that Resolute maintain specified financial ratios. Specifically, Resolute expects the new revolving credit facility will require it to: maintain a consolidated current ratio of at least 1.0 to 1.0 at the end of any fiscal quarter; and not permit its ratio of consolidated indebtedness to consolidated Adjusted EBITDA to exceed specified levels at the end of each fiscal quarter.

Resolute expects that the term “consolidated current ratio” will continue to be defined in the amended revolving credit agreement and mean the ratio of consolidated current assets plus the undrawn amount available to Resolute under its credit agreement to its consolidated current liabilities, and that the definition of the term EBITDA in the revolving credit facility will be similar to the definition of Adjusted EBITDA as used in this proxy statement/prospectus. Please read “Summary Historical and Unaudited Pro Forma Financial Information of Resolute and the Company — Non-GAAP Financial Measures.” The foregoing description is not complete and is qualified in its entirety by the terms and conditions of the credit agreement evidencing its revolving credit facility.

In addition, Resolute expects that its amended revolving credit facility will set a maximum level of production which may be hedged during any calendar year. It also expects its amended revolving credit facility to contain various covenants that limit, among other things, Resolute’s ability to:

•	incur indebtedness;

•	grant liens;

•	make certain acquisitions and investments;

•	lease equipment;

•	make capital expenditures above specified amounts;

•	redeem or pay other debt;

•	make distributions to shareholders or repurchase shares;

•	enter into transactions with affiliates; and

•	enter into a merger, consolidation or material sale of assets.

Term Loan Facility

Resolute currently has in place a $225 million second lien secured term loan facility, which we refer to as the Second Lien Facility. Upon the closing of this Acquisition, a portion of the proceeds will be used to repay the entire outstanding balance of the Second Lien Facility and accrued interest, thereby extinguishing the Second Lien Facility.

Contractual Obligations

Resolute has the following contractual obligations and commitments as of March 31, 2009:

	Payments Due By Year
	2009	2010	2011	2012	2013	After 2013	Total
	(in $ millions)

Long-term debt(1)	$418.1	$—	$—	$—	$—	$—	$418.1
Cash interest expense on debt(2)	14.6	—	—	—	—	—	14.6
Asset retirement obligations(3)	1.1	.1	.1	.3	.5	7.8	9.9
Derivative contract liability fair value(4)	0.4	9.9	1.6	1.9	5.8	0	19.6
Office and equipment leases	0.3	0.5	0.4	—	—	—	1.2
Operating equipment leases(5)	2.1	2.7	2.7	2.7	2.7	8.5	21.4
Exxon Mobil escrow agreement(6)	1.8	1.8	1.8	1.8	1.8	5.5	14.5
CO2 purchases(7)	7.2	7.8	6.1	4.8	4.6	4.3	34.8

Total	445.6	22.8	12.7	11.5	15.4	26.1	534.1

(1)	Pursuant to application of EITF 86-30, Resolute has classified its 1st lien and 2nd lien debt as current. See the March 31, 2009 unaudited combined financial statements “Note 8 — Long Term Debt.”

(2)	Cash interest expense on the 1st lien and 2nd lien is estimated assuming no principal repayment until the due date of the instrument and simple interest based on weighted average interest rates for the three month period ended March 31, 2009 of 3.64% and 3.85%.

(3)	Asset retirement obligations represent the present value of the estimated amounts expected to be incurred in the future to plug and abandon oil and gas wells, remediate oil and gas properties and dismantle their related facilities.

(4)	Resolute entered into derivative contracts to hedge exposure to crude oil and natural gas price fluctuations. With respect to open derivative contracts at March 31, 2009 with certain counterparties, the forward price curves for crude oil and natural gas generally exceeded the price curves that were in effect when these contracts were entered into, resulting in a derivative fair value liability. The ultimate settlement amounts under our derivative contracts are unknown as they are subject to continuing market and commodity risk.

(5)	Operating equipment leases represent compressors and other oil and gas field equipment used in the CO2project.

(6)	Under the terms of Resolute’s purchase agreement with ExxonMobil, Resolute is obligated to make annual deposits into an escrow account that will be used to fund plugging and abandonment liabilities associated with the ExxonMobil Properties.

(7)	Represents the minimum take or pay quantities associated with Resolute’s existing CO2purchase contracts. For purposes of calculating the future purchase obligation under these contracts Resolute has assumed the purchase price over the term of the contracts was the price in effect as of March 31, 2009.

Off-Balance Sheet Obligations

Resolute has no off-balance sheet obligations.

Critical Accounting Policies and Estimates

The discussion and analysis of Resolute’s financial condition and results of operations is based upon the combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Resolute to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Resolute evaluates estimates and assumptions on a regular basis. Resolute bases estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of Resolute’s financial statements. Provided below is an expanded discussion of the most significant accounting policies, estimates and judgments. After the consummation of this Acquisition, Resolute will discuss the development, selection and disclosure of each of these with its audit committee. Resolute believes these accounting policies reflect Resolute’s most significant estimates and assumptions used in the preparation of the financial statements. Please read “Note 1 — Description of Business and Summary of Significant Accounting Policies” to the audited combined financial statements of Resolute at F-7 for a discussion of additional accounting policies and estimates made by Resolute’s management.

Oil and Gas Properties.  Resolute uses the full cost method of accounting for oil and gas producing activities. All costs incurred in the acquisition, exploration and development of properties, including costs of unsuccessful exploration, costs of surrendered and abandoned leaseholds, delay lease rentals and the fair value of estimated future costs of site restoration, dismantlement and abandonment activities, a portion of general and administrative expenses and improved recovery systems are capitalized within the cost center. Capitalized general and administrative costs include salaries, employee benefits, costs of consulting services and other specifically identifiable costs and do not include costs related to production operations, general corporate overhead or similar activities. Improved recovery systems include costs related to injected CO2, drilling injection wells and related facilities. Resolute capitalized general and administrative costs of $0, $3.5 million and $1.6 million directly related to its acquisition, exploration and development activities for the years ended December 31, 2006, 2007 and 2008, respectively. Resolute also capitalized general and administrative costs of $0.7 million and $0.1 million for the three month periods ended March 31, 2008 and 2009, respectively. Expenditures for maintenance and repairs and operating, maintaining and repairing the improved recovery system are charged to lease operating expense in the period incurred.

Investments in unproved properties are not depleted pending determination of the existence of proved reserves. Unproved properties are assessed periodically to ascertain whether impairment has occurred. Unproved properties whose costs are individually significant are assessed individually by considering the primary lease terms of the properties, the holding period of the properties, and geographic and geologic data obtained relating to the properties. Where it is not practicable to assess individually the amount of impairment of properties for which costs are not individually significant, such properties are grouped for purposes of assessing impairment. The amount of impairment assessed is added to the costs to be amortized. During 2007 and 2008, Resolute transferred $78,000 and $60,000, respectively, of unproved property costs to the full cost pool. There were no provisions recorded for unevaluated properties for the three month period ended March 31, 2008 and 2009.

Pursuant to full cost accounting rules, Resolute must perform a ceiling test each quarter on its proved oil and gas assets. The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes for each cost center may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using current prices, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, and a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Should the net capitalized costs for a cost center exceed the sum of the components noted above, an impairment charge would be recognized to the extent of the excess capitalized costs. As a result of this limitation on capitalized costs, the accompanying combined financial statements include a provision for an impairment of oil and gas property cost in 2006, 2007 and 2008 of $0, $0 and $245 million, respectively. For the three month period ended March 31, 2008 and 2009, Resolute recorded a provision for an impairment to oil and gas properties of $0 and $13.3.

No gain or loss is recognized upon the sale or abandonment of undeveloped or producing oil and gas properties unless the sale represents a significant portion of oil and gas properties and the gain significantly alters the relationship between capitalized costs and proved oil reserves of the cost center.

Depletion and amortization of oil and gas properties is computed on the unit-of-production method based on proved reserves. Amortizable costs include estimates of future development costs of proved undeveloped reserves and asset retirement obligations.

Oil and Gas Reserve Quantities.  Resolute’s estimate of proved reserves as of and for the periods ended December 31, 2006, 2007 and 2008, are based on the quantities of oil and gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. For each year, Netherland, Sewell & Associates, Inc., independent petroleum engineers, audited 78%, 90% and 100% of the proved reserves on a well-by-well and aggregate basis, reserve and economic evaluations of all properties that were prepared by Resolute on a well-by-well basis. The remaining reserves are unaudited for each year and are related to the Wyoming properties.

Reserves and their relation to estimated future net cash flows affect Resolute’s depletion and impairment calculations. As a result, adjustments to depletion and impairment are made concurrently with changes to reserves estimates. Resolute prepares reserves estimates, and the projected cash flows derived from these reserves estimates, in accordance with SEC and FASB guidelines. Netherland, Sewell & Associates, Inc. adheres to the same guidelines when auditing Resolute’s reserve reports. The accuracy of Resolute’s reserves estimates is a function of many factors including but not limited to the following: the quality and quantity of available data, the interpretation of that data, the accuracy of various mandated economic assumptions and the judgments of the individuals preparing the estimates.

Resolute’s proved reserves estimates are a function of many assumptions, all of which could deviate significantly from actual results. As such, reserves estimates may vary materially from the ultimate quantities of oil, gas and NGL reserves eventually recovered.

Derivative Instruments and Hedging Activities.  Resolute enters into commodity derivative contracts to manage its exposure to oil and gas price volatility. Commodity derivative contracts may take the form of futures contracts, swaps, collars or options. Realized and unrealized gains and losses from Resolute’s price risk management activities are recognized in other income (expense) with realized gains and losses recognized in the period in which the related production is sold. The cash flows from derivatives are reported as cash flows from operating activities unless the derivative contract is deemed to contain a financing element. Derivatives deemed to contain a financing element are reported as financing activities in the statement of cash flows.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requires recognition of all derivative instruments on the balance sheet as either assets or liabilities measured at fair value. Changes in the fair value of a derivative will be recognized currently in earnings unless specific hedge accounting criteria are met. Gains and losses on derivative hedging instruments must be recorded in either other comprehensive income or current earnings, depending on the nature and designation of the instrument. Presently, Resolute’s management has determined that the benefit of the financial statement presentation available under the provisions of SFAS No. 133, which may allow for its derivative instruments to be reflected as cash flow hedges, is not commensurate with the administrative burden required to support that treatment. As a result, Resolute marked its derivative instruments to fair value during 2006, 2007 and 2008 in accordance with the provisions of SFAS No. 133 and recognized the changes in fair market value in earnings. The gain (loss) on derivative instruments reflected in the combined statement of operations incorporates both the realized and unrealized values.

Asset Retirement Obligations.  Asset retirement obligations relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred (typically when the asset is installed at the production location), and the cost of such liability increases the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period and the capitalized cost is depleted on a units-of-production basis as part of the full cost pool. Revisions to estimated retirement obligations result in adjustments to the related capitalized asset and corresponding liability.

Resolute’s estimated asset retirement obligation liability is based on estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using a credit-adjusted risk-free rate estimated at the time the liability is incurred or revised. The credit-adjusted risk-free rates used to discount Resolute’s abandonment liabilities range from 6.00% to 13.50%. Revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells.

Equity-Based Compensation.  Resolute accounts for stock-based compensation in accordance with FAS 123(R), which requires it to measure the grant date fair value of equity awards given to employees in exchange for services, and to recognize that cost, less estimated forfeitures, over the period that such services are performed. Prior to adopting FAS 123(R), Resolute accounted for stock-based compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

Resolute’s operating expenses included a non-cash charge to compensation expense of $0 million, $34.5 million and $7.9 million for the years ended December 31, 2006, 2007 and 2008, respectively, and included a non-cash charge to compensation expense of $0.9 million and $1.0 million for the three month period ended March 31, 2008 and 2009, respectively. In June 2007, Resolute made a $100.0 million cash distribution to its members that met a financial requirement for a portion of management’s incentive compensation units to vest, triggering this compensation expense.

Income taxes.  Resolute Aneth, LLC, WYNR, LLC, BWNR, LLC and Resolute Natural Resources Company, LLC are limited liability companies. As limited liability companies they are tax flow-through entities and, therefore, the related tax obligation, if any, is borne by the owners. RNRC Holdings, Inc. and Resolute Wyoming, Inc. provide for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recorded to account for the expected future tax consequences of events that have been recognized in the financial statements and tax returns. The ability to realize the deferred tax assets is routinely assessed. If the conclusion is that it is more likely than not that some portion or all of the deferred tax assets will not be realized, the tax asset would be reduced by a valuation allowance. The future taxable income is considered when making such assessments. Numerous judgments and assumptions are inherent in the determination of future taxable income, including factors such as future operating conditions (particularly as related to prevailing oil and natural gas prices). In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, or (FIN 48), which requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under FIN 48, tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

As more fully described in Note 1 to the March 31, 2009 unaudited combined financial statements, there is uncertainty of Resolute to continue as a going concern, as such Resolute recorded a full valuation allowance against its deferred tax asset at March 31, 2009, as it believes that this asset may not be realized if it is unable to generate future taxable income.

Recent Accounting Pronouncements

Resolute adopted Statement of Financial Accounting Standards 141(R), Business Combinations, or SFAS No. 141(R), on January 1, 2009. SFAS No. 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. The nature and magnitude of the specific effects of SFAS No. 141(R) on the combined financial statements will depend upon the nature, terms and size of acquisitions consummated after the effective date. There have not been any significant acquisitions of oil and gas properties since adoption.

On December 31, 2008, the Securities and Exchange Commission, or the SEC, published the final rules and interpretations updating its oil and gas reporting requirements. Many of the revisions are updates to definitions in the existing oil and gas rules to make them consistent with the petroleum resource management system. This system, which was developed by several industry organizations, is a widely accepted standard for the management of petroleum resources. Key revisions include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves, and permitting disclosure of probable and possible reserves. The SEC will require companies to comply with the amended disclosure requirements for registration statements filed after January 1, 2010, and for annual reports for fiscal years ending on or after December 15, 2009. Early adoption is not permitted. Resolute is currently assessing the impact that the adoption will have on its disclosures, operating results, financial position, and cash flows.

In April 2009, the FASB issued Staff Position, or FSP, No. 107-1 and Accounting Principles Board Opinion, or APB, 28-1, Interim Disclosures about Fair Value of Financial Instruments, or collectively FSP 107-1. FSP 107-1 requires disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP 107-1 is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of FSP 107-1 is not expected to have an impact on Resolute’s combined financial statements, other than additional disclosures.

In April 2009, the FASB issued FSP No. 157-4, Determining Fair Value When the Volume or Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. FSP No. 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have significantly decreased and requires that companies provide interim and annual disclosures of the inputs and valuation technique(s) used to measure fair value. FSP No. 157-4 is effective for interim and annual reporting periods ending after June 15, 2009 and is to be applied prospectively. The adoption of FSP No. 157-4 is not expected to have an impact on Resolute’s combined financial statements, other than additional disclosures.

Resolute adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment to Accounting Research Bulletin or (ARB) No. 51 on January 1, 2009. SFAS No. 160 changed the accounting and reporting requirements for minority interests, which are now characterized as noncontrolling interests and are classified as a component of equity in the accompanying combined balance sheets. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing noncontrolling interests, with all other requirements applied prospectively. Accordingly, Resolute has reclassified net income attributable to noncontrolling interests on the combined statements of operations, to below net income for all periods presented.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement 133. SFAS No. 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under FASB No. 133, Accounting for Derivative Instruments and Hedging Activities; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Accordingly, Resolute has adopted this pronouncement as of January 1, 2009.

Resolute adopted SFAS No. 165, Subsequent Events on April 1, 2009, which established general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 requires companies to disclose the date through which the company evaluated subsequent events, the basis for that date, and whether that date represents the date the financial statements were issued. The adoption of this pronouncement did not have a material impact on the Company’s combined financial statements.

In June 2009, the FASB issued SFAS No. 168, The “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles, or SFAS No. 168. This standard replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, and establishes only two levels of GAAP, authoritative and nonauthoritative. The FASB Accounting Standards Codification, or (the Codification) was not intended to change or alter existing GAAP, and it therefore will not have any impact on the Company’s consolidated financial statements other than to modify certain existing disclosures. The Codification will become the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other nongrandfathered, non-SEC accounting literature not included in the Codification will become nonauthoritative. SFAS No. 168 is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. The Company will begin to use the new guidelines and numbering system prescribed by the Codification when referring to GAAP in the third quarter of fiscal 2009.

Quantitative and Qualitative Disclosures About Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about Resolute’s potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in oil and gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how Resolute views and manages ongoing market risk exposures. All of Resolute’s market risk sensitive instruments were entered into for purposes other than speculative trading.

Commodity Price Risk and Hedging Arrangements.  Resolute’s major market risk exposure is in the pricing applicable to oil and gas production. Realized pricing on Resolute’s unhedged volumes of production is primarily driven by the spot market prices applicable to oil production and the prevailing price for gas. Pricing for oil production has been volatile and unpredictable for several years, and Resolute expects this volatility to continue in the future. The prices Resolute receives for unhedged production depend on many factors outside of Resolute’s control.

Resolute periodically hedges a portion of its oil and gas production through swaps, puts, calls, collars and other such agreements. The purpose of the hedges is to provide a measure of stability to Resolute’s cash flows in an environment of volatile oil and gas prices and to manage Resolute’s exposure to commodity price risk. Resolute anticipates continuing this policy upon the completion of this Acquisition.

Terms of Resolute’s bank credit facility, prior to amendment in April 2006, June 2007, and September 2008 required Resolute to enter into fixed-for-floating swaps for at least 70% of its production for the years 2005 through 2007. Terms of the bank credit facility, as amended in September 2008, require Resolute to enter into one or more hedging agreements for approximately 70% of the forecast production from proved developed producing reserves as indicated in Resolute’s then current reserve report utilizing escalated prices and costs.

The form of hedges to be entered into may be at the discretion of Resolute, not to exceed 80% of its anticipated production from proved developed producing properties utilizing economic parameters specified in its credit agreements, including escalated prices and costs. Purchased put options are considered in the calculation of whether Resolute has met the minimum volume test. However, because such purchased put options do not give rise to a payment obligation on the part of Resolute, they are not considered in the calculation of the 80% ceiling.

By removing the price volatility from a significant portion of Resolute’s oil production, Resolute has mitigated, but not eliminated, the potential effects of changing prices on the cash flow from operations for those periods. While mitigating negative effects of falling commodity prices, these derivative contracts also limit the benefits Resolute would receive from increases in commodity prices. It is Resolute’s policy to enter into derivative contracts only with counterparties that are major, creditworthy financial institutions deemed by management as competent and competitive market makers. To date, except for two small legacy contracts that came to Resolute in the acquisition of Resolute Wyoming, all of Resolute’s hedges have been entered into with banks that are lenders under its existing revolving credit facility.

As of July 1, 2009, Resolute had entered into certain commodity swaps and crude oil put contracts. The following table represents the commodity swaps with respect to Resolute’s estimated oil production from its proved developed producing properties through 2013.

	Swaps		Collars
		Oil
		(NYMEX				Percent of
		WTI)				PDP
	Oil	Weighted	Collar			Hedged
	Swap	Average	Volumes			(based on
	Volumes	Hedge Price	Bbl per	Floor	Ceiling	12/31/08
Year	Bbl per Day	per Bbl	Day	Price	Price	engineering)

2009	3,900	$63.07	250	$105.00	$151.00	86%
2010	3,650	$57.83	200	$105.00	$151.00	87%
2011	3,250	$68.26	—	—	—	80%
2012	3,250	$68.26	—	—	—	87%
2013	2,000	$60.47	—	—	—	59%

						Percent
	Swaps		Collars			of	Basis Hedges
	Gas					PDP
	Swap	Gas	Collar	Gas	Gas	Hedged	Swap
	Volumes	(Henry	Volumes	(CIG)	(CIG)	(based on	Volumes
	MMBtu	Hub) Swap	MMBtu	Floor	Ceiling	12/31/08	Mcf per	Swap
Year	per day	Price	per day	Price	Price	engineering)	day	Price

2009	1,800	$9.93	3,288	$5.00	$9.35	84%	1,800	$2.10
2010	3,800	$9.69	—	—	—	80%	1,800	$2.10
2011	2,750	$9.32	—	—	—	69%	1,800	$2.10
2012	2,100	$7.42	—	—	—	63%	1,800	$2.10
2013	1,900	$7.40	—	—	—	66%	1,800	$2.10

At December 31, 2007, Resolute had derivative assets of approximately $33.0 million, of which $20.7 million was classified as a current asset and $12.3 million was classified as a long term asset. Resolute also had a derivative liability at December 31, 2007 of $136.0 million, of which $47.3 million and $88.7 million were classified as current and long-term liabilities, respectively.

At December 31, 2008, Resolute had derivative assets of approximately $37.1 million, of which $19.0 million was classified as a current asset and $18.1 million was classified as a long term asset. Resolute also had a derivative liability at December 31, 2008, of approximately $21.3 million, of which $1.1 million and $20.2 million were classified as current and long-term liabilities, respectively.

At March 31, 2009, Resolute had derivative assets of approximately $34.9 million, of which $20.1 million was classified as a current asset and $14.8 million was classified as a long term asset. Resolute also had a derivative liability at March 31, 2009, of $19.5 million, of which $3.1 million and $16.4 million were classified as current and long-term liabilities, respectively.

Interest Rate Risks.  Upon the closing of this offering, Resolute anticipates having approximately $69 million of outstanding debt. Interest will be calculated under the terms of the new agreement based on a LIBOR Spread. A 1% increase in LIBOR would result in an estimated $690,000 increase in annual interest expense. Resolute does not currently intend to enter into any hedging arrangements to protect against fluctuations in interest rates applicable to its outstanding indebtedness.

RESOLUTE’S BUSINESS

The following description applies to the current business of Resolute as well as the business of Resolute following the consummation of the Acquisition.

Resolute is an independent oil and gas company engaged in the exploitation and development of its oil and gas properties located in Utah and Wyoming. Approximately 85% of Resolute’s revenues are generated from the sale of oil production. Resolute focuses its efforts on increasing reserves and production from its Aneth Field Properties, in Utah and from Hilight Field and related properties in Wyoming, or its Wyoming Properties, while improving efficiency and controlling costs in its operations. Resolute believes that significantly more oil can be recovered from its Aneth Field Properties through industry standard secondary and tertiary recovery techniques. Resolute has already completed a number of exploitation projects that have increased its proved developed reserve base, and it has plans for additional expansion and enhancement projects. In its Wyoming Properties, Resolute has identified more than 40 exploitation opportunities similar to those successfully completed by the previous operator. In addition, Resolute plans to grow its reserve base through a focused acquisition strategy by looking to acquire mature producing properties that have upside potential through low-risk development drilling and exploitation projects. Also, Resolute seeks to reduce the effect of short-term commodity price fluctuations on its cash flow through the use of various derivative instruments.

Resolute’s largest asset, constituting 89% of its reserves, is its Aneth Field Properties, a mature, long-lived oil producing field located in the Paradox Basin on the Navajo Reservation in southeast Utah. Resolute owns a majority of the working interests in, and is the operator of, three (out of a total of four) federal production units covering approximately 43,000 gross acres. These units are the Aneth Unit, in which Resolute owns a 62% working interest, the McElmo Creek Unit, in which Resolute owns a 75% working interest, and the Ratherford Unit, in which Resolute owns a 59% working interest. As of December 31, 2008, Resolute had interests in, and operated 392 gross (258 net) active producing wells and 323 gross (211 net) active water and CO2 injection wells on its Aneth Field Properties. The crude oil produced from the Aneth Field Properties is generally characterized as light, sweet crude oil that is highly desired as a refinery blending feedstock.

The remaining producing assets, Resolute’s Wyoming Properties, were acquired through the acquisition of PNR in July 2008. The assets are largely located in the Powder River Basin of Wyoming and constitute approximately 11% of Resolute’s net proved reserves. Hilight Field, anchoring the Wyoming production and reserves, produces oil and gas from the Muddy Formation. Shallow CBM production also comes from this area. Resolute also owns properties in eastern Wyoming and Oklahoma that produce oil and gas. As of December 31, 2008, the Wyoming Properties consisted of 397 gross (353 net) active wells and Resolute operates all but 5 gross (1 net) wells. In addition, Resolute holds exploration leasehold rights in Wyoming’s Big Horn Basin and Alabama’s Black Warrior Basin.

As of December 31, 2008, Resolute’s estimated net proved reserves were approximately 49.3 MMBoe, of which approximately 35% were proved developed producing reserves and approximately 91% oil. The standardized measure of its estimated net proved reserves as of December 31, 2008, was $247.8 million. For additional information about the calculation of Resolute’s standardized measure, please read “— Estimated Net Proved Reserves.” The following table sets forth summary information attributable to Resolute’s estimated net proved reserves that is derived from its December 31, 2008, reserve report which was audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers. Reserves and production information is as of and for the periods indicated.

	Estimated Net Proved Reserves as of December 31, 2008							Reserves to Production Ratio (In years)
	(MMBoe)						Average Net		Proved
	Proved	Proved					Daily Production	Proved	Developed
	Developed	Developed	Proved Undeveloped			Total	(Boe per day)	Reserves	Producing Reserves
	Producing	Non-Producing	CO2	Drilling	Total	Proved	(1)	(2)	(3)

Aneth Field Properties	14.1	12.3	17.4	0.1	17.5	43.9	5,394	26	8
Wyoming Properties	3.2	2.1	0.0	0.1	0.1	5.4	2,232	10	6
Total	17.3	14.4	17.4	0.2	17.6	49.3	7,626	22	8
Future operating costs ($/Boe)(4)	$19.46	$14.03	$12.76	$9.98	$12.73	$15.48	—	—	—
Future production taxes ($/Boe)(5)	$4.49	$4.36	$4.97	$4.26	$4.96	$4.62	—	—	—
Future PUD development costs (in millions)(6)	—	—	$188.1	$1.6	$189.7	—	—	—	—
Future PUD development costs ($/Boe)(7)	—	—	$10.81	$8.00	$10.78	—	—	—	—

(1)	For the three months ended March 31, 2009.

(2)	Determined by dividing total estimated net proved reserves as of December 31, 2008, by the total estimated 2009 proved developed producing production volumes.

(3)	Determined by dividing total estimated net proved developed producing reserves as of December 31, 2008, by the total estimated 2009 proved developed producing production volumes.

(4)	Determined by dividing Resolute’s estimated future operating costs as of December 31, 2008, by total estimated net proved reserves as of December 31, 2008, for each reserve category.

(5)	Determined by dividing Resolute’s estimated future production taxes as of December 31, 2008, by total estimated net proved reserves as of December 31, 2008, for each reserve category.

(6)	Future development costs include costs incurred in connection with the initiation, extension and expansion of CO2 flood projects, drilling of development wells, upgrades to field infrastructure, workovers of producing wells and recompletion of existing wells into new producing zones.

(7)	Determined by dividing Resolute’s estimated total future development costs related to reserves classified as proved undeveloped by total estimated net proved undeveloped reserves as of December 31, 2008.

Resolute’s Business Strategies

Bring Proved Developed Non-Producing and Proved Undeveloped Reserves into Production.  At December 31, 2008, Resolute had estimated net proved reserves of approximately 32.0 MMBoe that were classified as proved developed non-producing and proved undeveloped. An estimated 28.0 MMBoe or 88% of those reserves are attributable to recoveries associated with expansions, extensions and processing of the tertiary recovery CO2 floods that are currently in operation on Resolute’s Aneth Field Properties. Resolute had incurred approximately $79.4 million of capital expenditures through December 31, 2008, and it expects to incur an additional $227.8 million of capital expenditures over the next 20 years (including purchases of CO2 under existing contracts), in connection with bringing those incremental reserves attributable to Resolute’s CO2 flood projects into production. Resolute’s current plan anticipates approximately $99.3 million of these future capital expenditures will be incurred from 2009 through 2011.

Increase Production and Improve Efficiency of Operations on Resolute’s Existing Properties.  Resolute’s management team has experience in managing operationally intensive oil and gas properties. As the operator of the Aneth Field Properties, Resolute has the ability to directly manage its costs, control the timing of its exploitation activities and effectively implement programs to increase production and improve the efficiency of its operations. For example, Resolute initiated a program to actively work with vendors to reduce labor and material costs. Resolute also conducted a proprietary 3-D seismic survey of the Aneth Unit in the first quarter of 2007, which is the first 3-D seismic survey of Greater Aneth Field. Resolute expects that the data obtained from this seismic survey will provide the information to enable it to more efficiently develop and improve the recovery from its Aneth Field Properties. In addition, soon after Resolute acquired the Chevron and the Exxon Properties and became the operator of the Aneth, McElmo Creek and Ratherford Units, it undertook a program of repair and maintenance of those producing assets. As a result of these efforts, Resolute has seen a reduction in the well workover rate. Also, because Resolute is the operator of three of the four federal units in Greater Aneth Field, it has been able to assemble a critical mass of employees and projects and allocate its resources across a broader area in a more efficient manner than was previously the case when each unit had a different operator.

Reduce Commodity Price Risk through Hedging.  Resolute seeks to reduce the effect of short-term commodity price fluctuations and achieve less volatile and more predictable cash flows through the use of various derivative instruments such as swaps, puts, calls and collars. As of July 1, 2009, and for the remainder of calendar year 2009, Resolute had in place oil and gas swaps, oil and gas collars and a gas basis hedge. These included oil swaps covering approximately 81% of its anticipated 2009 oil production at a weighted average price of $63.07 per Bbl, oil collars covering approximately 5% of its anticipated 2009 oil production with a floor of $105.00 per Bbl and ceiling of $151.00 per Bbl, gas swaps covering approximately 30% of its anticipated 2009 gas production at a weighted average price of $9.93 per MMBtu, gas collars covering approximately 54% of its anticipated 2009 gas production with a floor of $5.00 per MMBtu and ceiling of $9.35 per MMBtu and a CIG gas basis hedge priced at $2.10 per MMBtu covering approximately 30% of its anticipated 2009 gas production. Additional instruments are also in place for future years and are summarized in the table below.

						Percent of
						PDP Hedged
	Oil Swap	Oil (NYMEX WTI)	Collar			(Based on
	Volumes	Weighted Average	Volumes	Floor	Ceiling	12/31/08
Year	Bbl per Day	Hedge Price per Bbl	Bbl per Day	Price	Price	Engineering)

2009	3,900	$63.07	250	$105.00	$151.00	86%
2010	3,650	$57.83	200	$105.00	$151.00	87%
2011	3,250	$68.26	—	—	—	80%
2012	3,250	$68.26	—	—	—	87%
2013	2,000	$60.47	—	—	—	59%

	Gas					Percent of	Basis Hedges
	Swap		Collar	Gas	Gas	PDP	Swap
	Volumes	Gas	Volumes	(CIG)	(CIG)	Hedged (Based	Volumes
	MMBtu	(Henry Hub)	MMBtu	Floor	Ceiling	on 12/31/08	Mcf	Swap
Year	per Day	Swap Price	per Day	Price	Price	Engineering)	per Day	Price

2009	1,800	$9.93	3,333	$5.00	$9.35	84%	1,800	$2.10
2010	3,800	$9.69	—	—	—	80%	1,800	$2.10
2011	2,750	$9.32	—	—	—	69%	1,800	$2.10
2012	2,100	$7.42	—	—	—	63%	1,800	$2.10
2013	1,900	$7.40	—	—	—	66%	1,800	$2.10

Resolute expects to continue to use hedging arrangements to reduce its commodity price risk. Pursuant to the Acquisition Agreement, it is a condition to closing that Resolute put in place hedging arrangements resulting in an average fixed price on its 2010 crude oil swaps on 3,650 barrels of oil per day of $67.00 or greater per barrel.

Pursue Acquisitions of Mature Properties with Low-Risk Development Potential.  From inception, Resolute has grown its reserve base through a focused acquisition strategy. It has completed three significant acquisitions, two in Utah and one in Wyoming. Substantially all of its Aneth Field Properties were acquired through significant purchases in November 2004 and April 2006. Resolute then acquired all of its Wyoming

Properties through the purchase of PNR in July 2008. Resolute looks to acquire similar mature producing properties in the onshore United States that have upside potential through low-risk development drilling and exploitation projects. It believes its knowledge of various operating areas, strong management and staff and solid industry relationships will allow it to find, capitalize on and integrate strategic acquisition opportunities in various areas.

Competitive Strengths

A High Quality Base of Long-Lived Oil Producing Properties.  The Aneth Field Properties have several characteristics that Resolute believes will provide a stable and marketable production platform with which to fund its development and growth activities:

•	The properties are expected to have a long productive life. As of December 31, 2008, the proved developed producing reserves had a reserves-to-production ratio of approximately 8 years and the total proved reserves had a reserves — to-production ratio of 26 years.

•	The light, sweet crude oil produced from its Aneth Field Properties is more attractive to refineries than the heavy or sour crude oil found in many areas, including the Permian Basin.

Properties with Significant Low-Risk and Low-Cost Development Opportunities.  As of December 31, 2008, approximately 32 MMBoe, or 65% of Resolute’s estimated net proved reserves, were classified as proved developed non-producing or proved undeveloped. An estimated 28.0 MMBoe, or 88% of those reserves, are attributable to recoveries associated with expansions, extensions and processing of the tertiary recovery CO2 floods that are currently in operation on Resolute’s Aneth Field Properties. Resolute has identified a twelve-year development plan for its Aneth Field Properties pursuant to which it believes that in five years the daily production will increase by 56% over the average production achieved during the three months ended March 31, 2009. Afterward, Resolute expects the production rate to remain relatively stable for approximately four years and then begin a natural decline. Resolute believes these development projects, particularly its planned CO2 flood projects, are relatively low risk compared to other conventional drilling-focused exploration and production activities, in large part because of the successful results of the McElmo Creek Unit CO2 flood program that has been in operation since 1985. Following the initiation of the CO2 flood project in the McElmo Creek Unit in 1985, oil production from the unit increased by approximately 30% over a 13 year period (approximately 22% as a result of the CO2 flood project and approximately 8% as a result of 24 newly drilled wells). Production then returned to a state of natural decline in 1998. Because of similar geological characteristics across Resolute’s Aneth Field Properties, Resolute expects to achieve similar results with its CO2 flood projects as was experienced with the CO2 flood project in the McElmo Creek Unit.

Operating Control Over the Resolute Properties.  Following the acquisition of the Chevron Properties in November 2004, Resolute became the operator of the Aneth Unit. Following its acquisition of the ExxonMobil Properties in April 2006, Resolute became the operator of the McElmo Creek and the Ratherford Units. As a result of having a critical mass of employees and projects and operating control across the three federal units encompassing approximately 43,000 acres, it now has the ability to utilize its employees on a prioritized basis, where previously the staffs of operators of the separate federal units within Greater Aneth Field focused only on the unit to which they were assigned. Because Resolute is the operator of all of its Aneth Field Properties, it believes it can also attract contract services, materials and equipment from a broader market and to negotiate more favorable terms than would otherwise be available. Resolute also has the ability to control the timing, scope and costs of development projects undertaken in its Aneth Field Properties. Resolute also operates Hilight Field and most of its other Wyoming Properties.

Experienced Management Team with Operational, Transactional and Financial Experience in the Energy Industry.  With an average industry work experience of more than 25 years, the senior management team of Resolute has considerable experience in acquiring, exploring, exploiting, developing and operating oil and gas properties, particularly in operationally intensive oil and gas fields. Six members of its senior management who formed Resolute Holdings in 2004 previously worked together as part of the senior management team of HS Resources, Inc., an independent oil and gas company that was listed on the New York Stock Exchange and primarily operated in the Denver-Julesburg Basin in northeast Colorado. HS Resources conducted resource development programs, managed and enhanced a gas gathering and processing system and built a hydrocarbon physical marketing and transportation business. Its development activities included drilling new wells, deepening wells and recompleting and refracturing existing wells to add reserves and enhance production. HS Resources also had an active program of acquiring producing properties and properties with development potential. HS Resources was acquired by Kerr-McGee Corporation in 2001.

Strong Financial Sponsors.  Resolute has been supported by Natural Gas Partners, with which its senior management has had a relationship for more than 19 years. Prior to the Acquisition, Natural Gas Partners VII, L.P. and its affiliated fund, NGP VII Income Co-Investment Opportunities, L.P., owned 71.2% of Resolute Holdings. Three members of the proposed board of directors of the Company are members of the management of Natural Gas Partners. Since 1988, the Natural Gas Partners private equity funds have made investments in more than 135 entities in more than 170 transactions throughout the energy industry. Currently, the Natural Gas Partners’ funds hold investments in more than 35 private oil and gas exploration and production companies with operations located in major producing basins throughout North America.

Greater Aneth Field

Greater Aneth Field was discovered in 1956 and was subsequently developed by several large integrated oil companies. It is the largest oil field in the Paradox Basin, located in San Juan County, Utah. Resolute’s Aneth Field Properties cover approximately 43,000 acres and during the three months ended March 31, 2009, gross production from the Aneth Field Properties was approximately 9,278 barrels of oil per day.

The primary producing horizon in Greater Aneth Field is the Pennsylvanian-age Desert Creek Formation, which is a carbonate algal-mound formation with average depth of approximately 5,525 feet. While there is some reservoir complexity in Greater Aneth Field, development of the reserves generally has been accomplished with well-tested methodologies, including drilling and infilling of vertical wells, waterflood activities, horizontal drilling and CO2 flooding. For administrative, organizational and operational reasons, in 1961 Greater Aneth Field was divided into four separate federal production units to facilitate efficient development of the field and recovery of reserves. The three units that Resolute operates, the Aneth Unit, the McElmo Creek Unit and the Ratherford Unit, possess substantially similar geologic and operating characteristics.

The following map shows the four federal operating units in Greater Aneth Field. Resolute owns no interest in the White Mesa Unit.

Resolute acquired its Aneth Field Properties primarily through two significant acquisitions. In November 2004, it acquired a 53% operating working interest in the Aneth Unit, a 15% non-operating working interest in the McElmo Creek Unit and a 3% non-operating working interest in the Ratherford Unit, the Chevron Properties. In the April 2006 acquisition, it acquired an additional 7.5% non-operating working interest in the Aneth Unit, a 60% operating working interest in the McElmo Creek Unit and a 56% operating working interest in the Ratherford Unit, or the ExxonMobil Properties.

Resolute acquired its Aneth Field Properties in connection with its strategic alliance with Navajo Nation Oil and Gas Company, Inc., or NNOG, an oil and gas company owned by the Navajo Nation. NNOG maintains a minority interest in each of the Chevron Properties and the ExxonMobil Properties and possesses options to purchase additional minority interests in those properties from Resolute under certain circumstances. Please read “— Relationship with the Navajo Nation.”

Aneth Unit.  During the three months ended March 31, 2009, the Aneth Unit produced approximately 2,927 barrels of oil per day (gross) from 158 gross (98 net) active producing wells. Resolute operated 148 gross (91 net) active injection wells in the Aneth Unit. Since its discovery, the Aneth Unit has produced a total of approximately 152 MMBbl of oil. The Aneth Unit was originally developed with vertical wells drilled on 80-acre spacing and was infill drilled to 40-acre spacing in the 1970s. Since unitization in 1961, the unit has been under waterflood. Between 1994 and 1998, an affiliate of Texaco operated the Aneth Unit and drilled 43 multi-lateral horizontal wells (23 producers and 20 injectors). Most of these horizontal wells were utilized to create a horizontal waterflood pattern on the eastern side of the unit. In 1998, the injectors in two square miles of the Aneth Unit were converted to a water-alternating-gas CO2 pilot project to assess the possibility of a field-wide CO2 injection flood program. The multi-lateral horizontal wells and the pilot CO2 program were successful in increasing production rate and adding reserves. The pilot CO2 program was never expanded into a unit-wide program. Resolute became operator of the Aneth Unit on December 1, 2004 and has been successful in reducing the decline rate such that the average daily gross production from the Aneth Unit has remained relatively constant since the time of acquisition.

McElmo Creek Unit.  During the three months ended March 31, 2009, the McElmo Creek Unit produced approximately 3,766 barrels of oil per day (gross) from 138 gross (104 net) active producing wells. Resolute operated 103 gross (77 net) active injection wells on the McElmo Creek Unit. Since its discovery, the McElmo Creek Unit has produced a total of approximately 162 MMBbl of oil. The McElmo Creek Unit has been under waterflood since the early 1960s and prior operators commenced infill drilling to 40-acre spacing during the 1970s. A stabilized oil production decline trend was established for the waterflood over approximately seven years prior to the initiation of a CO2 flood program in 1985. Following the initiation of the CO2 flood project in the McElmo Creek Unit in 1985, oil production from the unit increased by approximately 30% over a 13 year period (approximately 22% as a result of the CO2 flood project and approximately 8% as a result of 24 newly drilled wells). Production then returned to a state of natural decline in 1998. Prior to Resolute’s acquisition of the ExxonMobil Properties, the McElmo Creek Unit was operated by ExxonMobil. Resolute became operator of the McElmo Creek Unit on June 1, 2006 and was successful in increasing the average daily gross production rate over the first 11 months. This is due to a number of factors, including its efforts to return wells to operation, improve artificial lift capacity at producing wells, improve compressor run times, increase production from new horizontal drilling, reduce freeze problems in the winter months and increase CO2 injection.

Ratherford Unit.  During the three months ended March 31, 2009, the Ratherford Unit produced approximately 2,584 barrels of oil per day (gross) from 96 gross (57 net) active producing wells. Resolute operated 72 gross (42 net) active injection wells on the Ratherford Unit. Since its discovery, the Ratherford Unit has produced a total of approximately 101 MMBbl of oil. The core of the Ratherford Unit has been developed with horizontal wells, while the edges of the unit have been developed with vertical wells. Resolute became operator of the Ratherford Unit on June 1, 2006, and was successful in increasing the average daily gross production rate over the first 15 months. This increase in production resulted from a number of factors, including its efforts to improve artificial lift capacity at producing wells, increase production from new horizontal drillings, return wells to operation and increase water injection resulting from injection well cleanouts.

Wyoming Properties

Resolute’s Wyoming Properties consist of three units in Hilight Field, minor non-unitized Muddy Formation production in the Hilight area, non-unitized CBM production in Hilight area and 12 other small fields in Wyoming. Resolute also owns interests in two small fields in Oklahoma. The Wyoming Properties were acquired in July 2008 through the purchase of PNR and a related Net Profits Interest. All but one of the Wyoming Properties are operated by Resolute.

The following map shows the four federal operating units in Hilight Field:

Hilight Field consists of the Jayson Unit, the Grady Unit, the Central Hilight Unit, and the South Hilight Unit. Resolute has an 82.7% working interest in Jayson, an 85.1% working interest in Grady, a 98.5% working interest in Central Hilight, and no working interest in South Hilight. Jayson, Grady and Central Hilight cover an area of almost 50,000 acres, and have been operated by Resolute since August 1, 2008. Hilight Field was discovered by Inexco Oil Company in 1969, was developed on 160-acre spacing, unitized in 1971-1972 and underwent waterflood between 1972 and the mid-1990s. As of December 31, 2008, there were 113 active producing wells, and cumulative production through December 31, 2008 from Resolute’s three operated units was 68.2 MMBbl of oil and 146.2 Bcf of gas. Average daily gross production for the three months ending March 31, 2009, was 266 barrels of oil per day and 10,585 Mcf of gas per day. Net proved reserves assigned to these properties as of December 31, 2008, were 5.4 MMBoe. Muddy Formation sandstones form the main reservoir in the field. Average depth to the Muddy Formation is approximately 9,100 ft. Minor production also comes from the Upper Cretaceous Niobrara, Upper Cretaceous Turner, and Pennsylvanian Minnelusa reservoirs. Recent activity includes 21 infill wells, including three horizontal laterals drilled by PNR in 2006-2007 and five Muddy re-stimulation, or re-frac, projects. Future activity may include the continuation of the infill and re-frac program, new drilling to extend the field boundaries, and exploration for unconventional oil from the overlying Niobrara and Mowry shales.

Resolute’s CBM production in the Hilight area comes from 240 producing wells. Average daily gross production for the three months ending March 31, 2009, was 4,351 Mcfd. Although it varies from well to well, Resolute has an average of approximately 93% working interest in its Hilight area CBM properties. Net proved reserves assigned to these wells as of December 31, 2008, were 32 MBoe. The Wyodak-Anderson coals of the Paleocene Fort Union Formation are the reservoir for this shallow gas reserve. Average depth to the reservoir is less than 500 feet. Recent activity by Resolute’s predecessor includes 17 wells that were drilled to extend the central portion of the field to the east. Since Resolute took over operations, the CBM field has undergone downsizing and reconfiguration in an attempt to find the most economic balance between lease operating expenses and production.

The other Wyoming Properties consist of working interests in 12 small fields in Wyoming and two in Oklahoma. Currently, Resolute operates wells in Carbon, Natrona, and Crook counties, Wyoming, and Dewey and Woodward counties, Oklahoma. During the three months ending March 31, 2009, these properties produced approximately 328 barrels of oil per day from 44 gross (27 net) active producing wells. In addition, there are 4 gross (2 net) active water injection wells. Net proved reserves assigned to these properties as of December 31, 2008, were 261 MBoe.

Exploration Properties

Big Horn Basin Properties.  Resolute developed a grassroots exploration concept in early 2005 to target a previously unrecognized unconventional oil resource in the Mowry Shale of the Big Horn Basin in northwest Wyoming. Since that time, the Mowry Shale has become an emerging oil play over a larger area in northern Wyoming and southern Montana. Resolute began leasing in June 2005 and it has acquired 82,133 gross and 70,811 net acres in the play with more than 99% of its leased properties having at least five years remaining on the lease term. Resolute entered into an area of mutual interest agreement effective November 1, 2006, with Fidelity Exploration and Production Company covering acreage in the southeast part of the basin where 22,644 gross acres were jointly acquired on a 50-50 basis. That agreement has expired, but the acreage remains subject to a joint operating agreement for its remaining term. Resolute has not yet commenced development of the asset.

Black Warrior Basin Properties.  In mid-2005, Resolute initiated an exploration program in the Black Warrior Basin of northwest Alabama that targeted unconventional gas resources in the Devonian Chattanooga Shale, the Mississippian Floyd Shale, and the Pennsylvanian Pottsville coals. Approximately 37,870 net acres from surface to the base of Pottsville Formation, and 41,170 net acres below the base of the Pottsville Formation are currently leased. Resolute drilled a vertical well in April 2007 that penetrated all three objectives and was cased without a completion attempt. It later entered into a Participation Agreement with Huber Energy LLC, or Huber, effective June 26, 2008, under which Huber can earn an interest in the acreage by incurring all costs on specific development activities. Huber re-entered Resolute’s vertical well and completed the Chattanooga shale, but recovered gas at uneconomic rates. The well is currently shut-in. Huber acquired proprietary 2-D seismic data in July 2009 for risk reduction on potential future operational activities targeting the Chattanooga and Floyd shales. Huber is also undertaking permitting activities for a potential CBM pilot program on the leasehold. The Pottsville has been producing CBM from adjacent areas since the early 1980s.

Oil Recovery Overview

When an oil field is first produced, the oil typically is recovered as a result of natural pressure within the producing formation, often assisted by pumps of various types. The only natural force present to move the crude oil to the wellbore is the pressure differential between the higher pressure in the formation and the lower pressure in the wellbore. At the same time, there are many factors that act to impede the flow of crude oil, depending on the nature of the formation and fluid properties, such as pressure, permeability, viscosity and water saturation. This stage of production, referred to as “primary recovery,” recovers only a small fraction of the crude oil originally in place in a producing formation.

Many, but not all, oil fields are amenable to assistance from a waterflood, a form of “secondary recovery,” which is used to maintain reservoir pressure and to help sweep oil to the wellbore. In a waterflood, certain wells are used to inject water into the reservoir while other wells are used to produce the fluid. As the waterflood matures, the fluid produced contains increasing amounts of water and decreasing amounts of oil. Surface equipment is used to separate the oil from the water, with the oil going to pipelines or holding tanks for sale and the water being recycled to the injection facilities. Primary recovery followed by secondary recovery usually produces between 15% and 40% of the crude oil originally in place in a producing formation.

A third stage of oil recovery is called “tertiary recovery” or “enhanced oil recovery”, or EOR. In addition to maintaining reservoir pressure, this type of recovery seeks to alter the properties of the oil in ways that facilitate production. The three major types of tertiary recovery are chemical flooding, thermal recovery (such as a steamflood) and miscible displacement involving CO2 or hydrocarbon injection.

In a CO2 flood, CO2 is liquefied under high pressure and injected into the reservoir. The CO2 then swells the oil in a way that increases the mobilization of by-passed oil while also reducing the oil’s viscosity. The lighter components of the oil vaporize into the CO2 while the CO2 also condenses into the oil. In this manner, the two fluids become miscible, mixing to form a homogeneous fluid that is mobile and has lower viscosity and lower interfacial tension, thus facilitating the migration of oil and gas to the producer wells.

The following diagram demonstrates the equipment and processes associated with a typical CO2 flood project:

Miscible CO2 flooding was first commercially successful with Chevron’s 1972 miscible CO2 flood in the SACROC field in Scurry County, Texas. According to the Oil & Gas Journal’s 2008 Worldwide EOR Survey, at that time there were 105 miscible CO2 projects in the United States (with an additional 16 miscible CO2 projects in the planning stages) that produced an estimated 249,700 barrels of oil per day during 2008. In addition to Resolute’s projects in its Aneth Field Properties, CO2 projects are located in Texas, Oklahoma, New Mexico, Colorado, Wyoming, Michigan and Mississippi. Four companies, Occidental Petroleum, Kinder Morgan, Amerada Hess and Chevron, are responsible for the majority of the estimated daily production from these CO2 projects.

Recent Development and Operating Activity

Aneth Field Properties.  After completing the acquisition of the Chevron Properties and the ExxonMobil Properties, Resolute became operator of three of the four federal production units within Greater Aneth Field; the Aneth Unit, in which it owns a 62% working interest, the McElmo Creek Unit, in which Resolute owns a 75% working interest, and the Ratherford Unit, in which it owns a 59% working interest. In that capacity, Resolute is able to control and optimize the timing of development of and production from its three units. Resolute is also better positioned to optimize operating costs, not only by increasing production but also by efficiently consolidating certain operating and development functions across the three units it operates. The technical information learned through scientific or operational activities conducted in one unit can be used at the other units rather than being limited by separate unit ownership and operations.

Soon after Resolute acquired and became the operator of the Aneth Field Properties, it undertook a program of repair and maintenance of the wells and equipment in those production units. Resolute also expanded the CO2 flood at Aneth Unit by implementing the first three phases of a four-phase program. The first new CO2 injection outside the CO2 pilot area occurred in July 2007. As part of that project, Resolute overhauled certain existing compressors and other equipment, added new compressors, new headers, new well test equipment, new pipelines, and new electrical substations. In addition, it installed automated production testing and monitoring equipment. Resolute also shot, processed and interpreted a 3-D seismic program over the Aneth Unit. As a result of these and other efforts, Resolute arrested the natural production decline and is increasing production.

Wyoming Properties. After completing the acquisition of its Wyoming Properties in July 2008, Resolute became operator of three of the four federal production units that comprise Hilight Field: the Jayson, Grady, and Central Hilight units. Since taking over operations on August 1, 2008, Resolute has engaged in an active repair and maintenance program in these three units. Other material activities have taken place on the Hilight area CBM property. In an effort to improve the economics of the CBM property, a significant downsizing and reconfiguration of the field was implemented on a trial basis beginning in April 2009. Approximately 60% of the wells active at year end 2008 have been shut-in and more than half of the compressors were decommissioned. The resultant drop in daily gas production and LOE is being monitored and results will be evaluated after a sufficient trial period. In the other 14 properties comprising the Wyoming Properties, there have been approximately 20 wells worked over in an ongoing repair and maintenance program.

Planned Operating and Development Activities

Resolute has prepared a twelve-year development program for its Aneth Field Properties that includes CO2 flooding, field infrastructure enhancements, recompletions, workovers of producing and injection wells, infill drilling and waterflood enhancement. The application of each of these activities and technologies has been successfully established in various locations within the Aneth Field Properties, and its development plans have been designed to enhance or extend projects that were tested or initiated by the previous operators but were never fully completed due to such factors as lack of fieldwide operatorship and lower commodity prices. Resolute believes that its close working relationship with NNOG and the Navajo Nation will permit it to advance development of its Aneth Field Properties.

CO2 Floods.  A major component of planned activity over the next several years involves extensions and expansions of the CO2 floods initiated by the major oil companies, first in the McElmo Creek Unit in 1985 and then in the Aneth Unit in 1998. The McElmo Creek Unit CO2 flood is virtually unit-wide, whereas the Aneth Unit CO2 flood was limited to a pilot project covering approximately two square miles in the northeast corner of that unit.

The Aneth and McElmo Creek Units exhibit similar geologic and reservoir characteristics. As a result, Resolute expects its Aneth Unit CO2 flood to achieve results similar to those achieved in the McElmo Creek CO2 flood program. Therefore, Resolute has modeled its estimate of increased incremental proved developed non-producing and proved undeveloped reserves based upon the results achieved in the McElmo Creek Unit CO2 flood. It has also modeled its projection of increased rate of oil production based upon the oil production response of the McElmo Creek Unit to the injection of CO2. The oil production rate response is related to the rate at which CO2 is injected. The McElmo Creek CO2 project was initiated in 1985 with a relatively low rate of CO2 injection, and therefore experienced an oil production rate response that was lower than what could have been achieved had CO2 been injected at a higher rate. Resolute’s estimate of the rate of oil production response is greater than the McElmo Creek Unit oil production response based upon its plan to inject CO2 volumes at a greater rate than was done in connection with the McElmo Creek Unit CO2 flood.

Aneth Unit.  Phases 1, 2 and 3 of the Aneth Unit CO2 expansion project are now substantially complete. This project covers the western portion of the Aneth Unit and has cumulative expenditures (including CO2 acquisition) of $77.2 million. Phase 3 CO2 injection began in March 2008 and an initial oil response has been observed for all three active Phases. Phase 4 construction is scheduled to begin during the first quarter of 2010 and injection of CO2 is expected to commence in the second quarter of 2011 with notable production response estimated in 2012.

McElmo Creek Unit.  The waterflood project of one portion of the Desert Creek reservoir was abandoned prior to reaching the current economic limit of water-cut. Resolute believes that more hydrocarbons can now be economically recovered from this zone by restarting the waterflood. Resolute has incurred approximately $1.8 million in costs to initiate this project, and it plans to continue the waterflood project in 2010. Resolute also plans to expand the existing CO2 flood project into the same Desert Creek zone. This operation will occur in several stages over the next twelve years. The incremental production from both the waterflood restart and the expanded CO2 flood are expected to be realized concurrently.

Ratherford Unit.  The geology and overall operations of the Ratherford Unit are fundamentally the same as the other two units, including an extensive waterflood of the Desert Creek reservoir. Resolute is evaluating future plans to include a CO2 flood of this unit.

The following table sets forth, as of December 31, 2008, Resolute’s estimate of the future capital expenditures, net to its interest, necessary to be made for construction, well work and other costs and for purchases of CO2 to implement its CO2 flood projects in two of the units of its Aneth Field Properties. The following table also sets forth the estimated net proved developed non-producing and proved undeveloped reserves included in its reserve report as of December 31, 2008, as a result of these projects. Resolute has incurred $79.4 million of capital expenditures through December 31, 2008, and it expects to incur an additional $227.8 million of capital expenditures over the next 20 years (including purchases of CO2 under existing contracts), in connection with bringing those incremental proved developed non-producing and proved undeveloped reserves attributable to its CO2 flood project into production. Resolute has entered into two long-term CO2 purchase contracts for substantially all of the CO2 it expects to use in connection with its CO2 flood projects. In order to further these CO2 flood projects, it expects to incur approximately $99.3 million of these future capital expenditures from 2009 through 2011.

	Estimated		Estimated		Estimated
	Future	Estimated	Future Total	Estimated	Future
	Capital	Future CO2	Capital	Reserves	Development	Previous
	Expenditures	Purchases	Expenditures	(MMBoe)	Cost ($/Boe)	Expenditures
	(In millions, except as otherwise indicated)

Aneth Unit — Phases 1, 2 and 3	$9.1	$31.2	$40.3	$10.6	$3.80	$77.2
Aneth Unit — Phase 4	81.7	39.0	120.7	9.2	13.12	0.4
McElmo Creek Unit	38.8	28.6	67.4	8.2	8.20	1.8

Total	$129.6	$98.8	$228.4	$28.0	$8.16	$79.4

As Resolute advances its CO2 projects, the injected CO2 will displace an increasing portion of the water currently being injected in the waterflood operation. It will need to safely dispose of that water, and, to that end, has drilled a water disposal well with four horizontal laterals. Engineering studies have indicated that this initial well should be able to handle most of the incremental water production. To protect against the possibility that the first water disposal well might become incapable of handling all volumes of water to be disposed of, Resolute is presently in the process of securing permits to drill a second water disposal well to handle any excess water disposal needs. This well could be ready for water disposal by the second quarter of 2011.

The success of Resolute’s CO2 projects also depends on it acquiring adequate amounts of CO2. In order to pursue CO2 projects over the next eight years (the term of existing CO2 contracts) and to continue its existing CO2 floods, Resolute estimates that, as of December 31, 2008, it will need gross aggregate volumes of CO2 of approximately 140.0 Bcf, or approximately 90.2 Bcf net to its working interest. As of December 31, 2008, it had gross aggregate volumes of approximately 134.2 Bcf committed to it under two contracts. One of these contracts is with ExxonMobil Gas & Power Marketing Company. The price per Mcf of CO2 under this contract is variable and indexed to the price of West Texas Intermediate crude oil. The volume Resolute is allowed to take and that ExxonMobil is required to deliver is 20,000 Mcf per day, or approximately 10.9 Bcf over one and one-half years remaining on the contract from January 1, 2009. Resolute is obligated to take or pay for a percentage of this volume, with certain limited make-up rights if it makes take or pay payments. Resolute also has the right to resell any CO2 it is obligated to take under this contract but that it is not able to use. Resolute has the right to take delivery into either the McElmo Creek Pipeline (which would be for its own use) or into Kinder Morgan’s Cortez Pipeline (which would occur if it were reselling the CO2). The contract term runs until June 30, 2010. As of December 31, 2008, Resolute had taken delivery of all required CO2 volumes under the contract and had incurred no take-or-pay liability.

The second contract is with Kinder Morgan CO2 Company, L.P. This gas is also delivered from the McElmo Dome CO2 field. The CO2price under this contract is also tied to the price of West Texas Intermediate crude oil, and the contract runs through December 31, 2016. This contract has a variable schedule of committed contract quantities intended to make available the expected requirements of Phases 1, 2, 3 and 4 of Resolute’s Aneth Unit CO2 project as well as the requirements of its Desert Creek II expansion project in the McElmo Creek Unit, less the volumes expected to be provided under its ExxonMobil contract. The Kinder Morgan contract maximum daily quantities range from a high of approximately 50,000 Mcf per day in 2009, declining to approximately 5,000 Mcf per day during 2016, the last year of the contract. The aggregate total contract quantity over the term of the contract for these projects is approximately 93 Bcf. Resolute has the option to increase the total contract volume by 41 Bcf between 2011 and 2016.

Resolute is required to take on a monthly basis, or pay for if not taken, a percentage of the total of the maximum daily quantities for each month during the term of the Kinder Morgan contract. There are make-up provisions allowing any take or pay payments it makes to be applied against future purchases for specified periods of time. Resolute has a one time right to reduce committed volumes under the contract by up to approximately 41 Bcf for 25% of the contract price at the time the volumes are released. It does not have the right to resell CO2 required to be purchased under the Kinder Morgan contract. As of December 31, 2008, Resolute had made payments of $94,290 under this contract for 134,708 Mcf of CO2 for which it had not yet taken delivery.

The CO2 that Resolute purchases for its use under the Kinder Morgan contract will be delivered to it through the McElmo Creek Pipeline. This pipeline is approximately 25 miles in length and runs directly from the McElmo Dome Field to Resolute’s McElmo Creek Unit. Pipelines within the Aneth Field Properties are used to distribute the CO2 to the Aneth Unit. Resolute owns a 75% interest in, and is the operator of, the McElmo Creek Pipeline. Resolute recently added a pump to the pipeline to boost capacity to 70,000 Mcf per day. An additional pump is planned to further boost capacity to approximately 90,000 Mcf per day.

Wyoming Properties.  Resolute has prepared a six-year development plan for the Wyoming Properties. At Hilight Field, the previous operator was successful with re-stimulating the Muddy Formation and adding new reserves. Resolute plans to continue this program with 41 re-fracs scheduled to be completed between 2009 and 2014. In addition, one well is scheduled to be returned to production in 2009. The repair and maintenance program will continue and certain water discharge facilities are scheduled to be reconfigured in 2009. At the Hilight area CBM property, any new operational activities will be planned after the results of the field reconfiguration, which was implemented on a trial basis beginning in April 2009, are fully analyzed. At the other 14 properties acquired in the PNR acquisition, two proved undeveloped reserve locations are scheduled to be drilled in 2010 and 2011, and the repair and maintenance program will continue.

Other Planned Activities

Aneth Field — Gas Processing.  Currently gas production in the Aneth Field falls into two categories, saleable gas and contaminated gas. The saleable gas stream has low levels of CO2 and is directly sold. The contaminated gas stream has high levels of CO2 which prevents it from being directly sold. This contaminated stream currently is compressed and re-injected into the reservoir. As Resolute continues it’s CO2 injection and expansion plans, the volume of contaminated gas will significantly increase. This contaminated stream is rich in NGL and represents a valuable product. The plan is to install new facilities and gas plant equipment to process and treat this contaminated stream. This project would recover condensate and also strip the majority of the CO2 from the contaminated stream. The condensate would be sold and the CO2 would be compressed and re-injected allowing for reduced volumes of purchased CO2. The residue gas stream will be marketed through third party processing facilities.

Black Warrior Basin Properties.  Activities related to Resolute’s Black Warrior Basin exploration acreage in Alabama are expected to occur in 2009 and 2010. Under the Participation Agreement with Huber Energy LLC, Huber has the option to perform certain development activities which would earn it an interest in Resolute’s Black Warrior acreage. Huber may drill, complete, and test a five-well CBM pilot in 2009 to earn into the CBM leasehold interests. Permitting for such a pilot is ongoing. In addition, Huber has the option to further develop the deeper Floyd and/or Chattanooga shale-gas plays to earn additional interest in the acreage. Potential earning activities include completing the Floyd Formation from Resolute’s existing vertical well, or drilling, completing, and testing the Chattanooga Formation in a horizontal lateral from Resolute’s existing vertical well, or drilling, completing, and testing the Chattanooga Formation from a new vertical well.

Big Horn Basin Properties.  Activities related to Resolute’s Big Horn Basin exploration acreage are expected to begin in 2010 or 2011. Resolute entered into an area of mutual interest agreement with Fidelity Exploration and Production Company, or Fidelity, covering approximately 469,000 acres in the southeast part of the basin, under which approximately 22,644 gross acres were jointly acquired on a 50-50 basis. That agreement has expired, but the acreage remains subject to a joint operating agreement for its remaining term. In addition, both Resolute and Fidelity independently control additional leasehold in the immediate area. The emerging Mowry Shale oil resource play is the primary reservoir target and the Frontier and Phosphoria are secondary reservoir targets. A well to test the Mowry is tentatively planned for 2010 or 2011.

Estimated Net Proved Reserves

The following table presents Resolute’s estimated net proved oil, gas and NGL reserves and the present value of its estimated net proved reserves as of December 31, 2006, 2007, and 2008. The reserve data as of December 31, 2006, 2007 and 2008, were prepared by Resolute and audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers, or NSAI. Please read “Risk Factors — Risks Related to Resolute’s Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Resolute” in evaluating the material presented below.

The standardized measure shown in the table below is not intended to represent the current market value of Resolute’s estimated oil and gas reserves. Resolute’s estimates of net proved reserves have not been filed with or included in reports to any federal authority or agency other than the SEC.

	As of December 31,
	2006	2007	2008

Estimated net proved reserves:
Oil (MBbl)	78,357	74,453	44,734
Gas (MMcf)	1,891	1,766	17,782
NGL (MBbl)	0	0	1,636
Total (MBoe)	78,672	74,747	49,334
Proved developed reserves as a percentage of total proved reserves	42%	51%	65%
Standardized measure ($ in millions)(1)(2)	993	1,518	248

(1)	In accordance with SEC and FASB requirements, Resolute’s estimated net proved reserves and standardized measure were determined using end of the period prices for oil and gas that were realized as of the date set forth below. The reserves estimates utilized year-end NYMEX posted prices for oil for the dates presented, NYMEX Henry Hub posted prices for gas as of December 31, 2006, and the El Paso San Juan Basin posted price for gas as of December 31, 2007 and 2008 shown below, for the product but as adjusted for location differentials as of the effective date of the report as well as plant fees and Btu content.

(2)	Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the FASB (using prices and costs in effect as of the date of the estimate), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Resolute’s standardized measure as of December 31, 2006 and December 31, 2007 do not reflect any future income tax expenses because Resolute was not subject to federal income taxes as of those dates. Standardized measure does not give effect to derivatives transactions. For a description of Resolute’s derivatives transactions, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Resolute— Quantitative and Qualitative Disclosures About Market Risk.”

Oil and gas prices:

	As of December 31,
	2006	2007	2008

Oil ($/Bbl)	61.05	95.98	44.60
Gas ($/MMBtu)	5.63	6.59	5.24

Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells on which a relatively major expenditure is required to establish production.

The data in the above table represents estimates only. Oil and gas reserve engineering is inherently a subjective process of estimating underground accumulations of oil and gas that cannot be measured exactly. The accuracy of any reserves estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Accordingly, reserves estimates may vary from the quantities of oil and gas that are ultimately recovered. Please read “Risk Factors — Risks Related to Resolute’s Business, Operations and Industry.”

Future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. The 10% discount factor used to calculate present value, which is required by FASB pronouncements, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate.

Producing oil and gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Therefore, without reserve additions in excess of production through successful exploitation and development activities or acquisitions, Resolute’s reserves and production will ultimately decline over time. Please read “Risk Factors — Risks Related to Resolute’s Business, Operations and Industry” and “Note 14 — Supplemental Oil and Gas Information (unaudited)” to the audited combined financial statements of Resolute at F-31 for a discussion of the risks inherent in oil and gas estimates and for certain additional information concerning Resolute’s estimated proved reserves.

Production and Price History

Set forth in the table below is Resolute’s operating data for the periods indicated. The historical operating data set forth in the table is derived from the historical statements of Resolute and its predecessors.

	Year Ended December 31,			Three Months Ended March 31,
	2006(1)(2)	2007	2008	2008	2009

Production Sales Data:
Oil (MBbl)	1,705	2,127	2,049	522	497
Gas and NGL (MMcfe)	3,587	3,800	4,645	900	1,172
Combined volumes (MBoe)	2,303	2,760	2,823	672	692
Daily combined volumes (Boe/d)	6,310	7,561	7,712	7,385	7,693
Average Realized Prices (excluding hedges):
Oil ($/Bbl)	$63.58	$69.66	$94.36	$94.56	$36.83
Gas ($/Mcf)	6.12	6.53	7.64	8.83	3.34
Average Costs ($/BOE):
Lease operating expense	$19.75	$19.96	$24.77	$22.80	$21.39
Production taxes	3.98	4.26	5.71	5.90	2.15

(1)	Includes the results of operations of the ExxonMobil Properties for the period beginning on the date of acquisition, April 14, 2006.

(2)	Includes the retrospective effect to a percentage of the acquisition of Resolute Wyoming from the beginning of 2006.

Productive Wells

The following table sets forth information as of December 31, 2008, relating to the productive wells in which Resolute owns a working interest. Productive wells consist of producing wells and wells capable of producing, including wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which Resolute has an interest, and net wells are the sum of Resolute’s fractional working interests owned in gross wells. In addition to the wells set forth below, as of December 31, 2008, Resolute had interests in and operated 323 gross (211 net) active water and CO2 injection wells on the Aneth Field Properties, and 4 gross (2 net) active water injection wells associated with the Wyoming Properties.

	Producing Wells
Area	Gross	Net

Aneth Field Properties	392	258
Wyoming Properties	393	351

Total	785	609

Acreage

All of Resolute’s leasehold acreage is categorized as developed or undeveloped. The following table sets forth information as of March 31, 2009, relating to its leasehold acreage:

	Developed Acreage(1)
			Average Net
Area	Gross(2)	Net(3)	Revenue Interest(4)

Aneth Field Unit acreage (UT)	41,042	28,122	55.84%
Hilight Field Unit acreage (WY)	48,710	44,577	76.53%
Hilight Area non-unit acreage (WY)	3,613	3,432	85.00%
Other non-unit acreage (WY and OK)	7,024	4,525	61.09%

Total	100,389	80,656

Area	Undeveloped Acreage(5)

Hilight Area non-unit acreage (WY)	11,346	9,077	81.25%
Big Horn Basin acreage (WY)	82,133	70,811	86.00%
Black Warrior Basin acreage (AL)	49,380	41,170	82.00%
Other non-unit acreage (WY and OK)	2,925	2,771	81.25%

Total	145,810	123,829

(1)	Developed acreage is acreage attributable to wells producing oil or gas.

(2)	The number of gross acres is the total number of acres in which Resolute owns a working interest.

(3)	Net acres are calculated as the sum of Resolute’s working interests in gross acres.

(4)	The net revenue interest is the percentage of total production to which Resolute is entitled after reductions for burdens on production such as royalties and overriding royalties.

(5)	Undeveloped acreage includes leases within their primary term, but not held by production.

Relationship with the Navajo Nation

The purchase of Resolute’s Aneth Field Properties was facilitated by Resolute’s strategic alliance with NNOG and, through NNOG, the Navajo Nation. The Navajo Nation formed NNOG, a wholly-owned corporate entity, under Section 17 of the Indian Reorganization Act. Resolute supplies NNOG with acquisition, operational and financial expertise and NNOG helps Resolute communicate and interact with the Navajo Nation agencies.

Resolute’s strategic alliance with NNOG is embodied in a Cooperative Agreement that Resolute entered into with NNOG in 2004 to facilitate Resolute and NNOG’s joint acquisition of Chevron’s interests in Greater

Aneth Field. The agreement was amended subsequently to facilitate the joint acquisition of ExxonMobil’s interests in Greater Aneth Field. Among other things, this agreement provides that:

•	Resolute and NNOG will cooperate on the acquisition and subsequent development of their respective properties in Greater Aneth Field.

•	NNOG will assist Resolute in dealing with the Navajo Nation and its various agencies, and Resolute will assist NNOG in expanding its financial expertise and its operating capabilities. Since Resolute and NNOG acquired the Aneth Field Properties, NNOG has helped facilitate interaction between Resolute and the Navajo Nation Minerals Department and other agencies of the Navajo Nation.

•	NNOG has a right of first negotiation in the event of a proposed sale or change of control of Resolute or a sale by Resolute of all or substantially all of its Chevron Properties or ExxonMobil Properties. This right is separate from and in addition to the statutory preferential purchase right held by the Navajo Nation. The Acquisition will not constitute a change of control under the Cooperative Agreement.

In addition to the above provisions, Resolute granted NNOG three separate but substantially similar purchase options. Each purchase option entitles NNOG to purchase from Resolute up to 10% of the undivided working interests that Resolute acquired from Chevron or ExxonMobil, as applicable, as to each unit in the Aneth Field Properties. Each purchase option entitles NNOG to purchase at fair market value, for a limited period of time, the applicable portion of the undivided working interest Resolute acquired. The fair market value is to be determined without giving effect to the existence of the Navajo Nation statutory preferential purchase right or the fact that the properties are located on the Navajo Reservation. Each option becomes exercisable based upon Resolute’s achieving a certain multiple of payout of the relevant acquisition costs, subsequent capital costs and ongoing operating costs attributable to the applicable working interests. Revenue applicable to the determination of payout includes the effect of Resolute’s hedging program. The multiples of payout that trigger the exercisability of the purchase options with respect to each of the Chevron Properties and the ExxonMobil Properties are 100%, 150% and 200%. The options are not exercisable prior to four years from the relevant acquisition except in the case of a sale of such assets by, or a change of control of, Resolute. In that case, the first option for 10% would be accelerated and the other options would terminate. The Acquisition will not cause a change of control under the terms of the options.

As of March 31, 2009, the payout balance on the Chevron Properties was approximately $50 million and payout balance on the ExxonMobil Properties was approximately $115 million. Assuming the purchase options are not accelerated due to a change of control of Resolute, and assuming Resolute continues to develop its Aneth Field Properties in accordance with its plans, Resolute expects that the initial payout associated with the purchase options would not occur for a number of years.

The following table demonstrates the maximum net undivided working interest in each of the Aneth Unit, the McElmo Creek Unit and the Ratherford Unit that NNOG could acquire from Resolute upon exercising each of its purchase options under the Cooperative Agreement. The exercise by NNOG of its purchase options in full would not give it the right to remove Resolute as operator of any of Resolute’s Aneth Field Properties.

	Aneth Unit	McElmo Creek Unit	Ratherford Unit

Chevron Properties:
Option 1 (100% Payout)	5.30%	1.50%	0.30%
Option 2 (150% Payout)	5.30%	1.50%	0.30%
Option 3 (200% Payout)	5.30%	1.50%	0.30%

Total	15.90%	4.50%	0.90%

ExxonMobil Properties:
Option 1 (100% Payout)	0.75%	6.00%	5.60%
Option 2 (150% Payout)	0.75%	6.00%	5.60%
Option 3 (200% Payout)	0.75%	6.00%	5.60%

Total	2.25%	18.00%	16.80%

Marketing and Customers

Aneth Field.  Resolute currently sells all of its crude from the Aneth Field to a single customer, Western Refining Southwest, Inc., a subsidiary of Western Refining, Inc. under a contract that terminates August 31, 2009. The Western contract provides for a minimum price equal to the NYMEX price for crude oil less a fixed differential of $6.25 per Bbl. This price represents a premium to the posted price offered by Western, which as of July 31, 2009 represented a negative differential to the NYMEX price of approximately $9.00.

Western has two refineries in the Four Corners area, the 16,800 barrel per day Bloomfield refinery in Farmington, New Mexico, and the 26,000 barrel per day Ciniza refinery in Gallup, New Mexico. Western refines Resolute’s crude oil at those refineries. Resolute’s production is transported to the refineries via the Running Horse crude oil pipeline owned by NNOG to a terminal known as Bisti, approximately 20 miles south of Farmington, New Mexico, that serves the refineries. The Resolute and NNOG oil has been jointly marketed to Western. The combined Resolute and NNOG volumes are approximately 7,000 barrels of oil per day.

Resolute’s Aneth Field crude oil is a sweet, light crude oil that is particularly well suited to be refined in Western’s Four Corners refineries. Although Resolute has sold all of its crude oil production to Western since Resolute acquired the Chevron Properties in November 2004, and despite the value of Resolute’s crude oil production to Western, Resolute cannot be certain that the commercial relationship with Western will continue for the indefinite future, and Resolute cannot be certain that one or both of the refineries will not suffer significant down-time or be closed. If for any reason Western is unable or unwilling to purchase Resolute’s crude oil production, or if negotiations with Western do not result in what Resolute believes is a fair and reasonable contract, Resolute has other alternatives for marketing its crude oil production. Resolute has been working with NNOG to establish alternative transportation and markets for Resolute’s crude oil. A joint venture comprised of affiliates of NNOG and Resolute is in the final construction phase of a high volume truck loading facility located at the terminal end of NNOG’s Running Horse Pipeline that will be operative and capable of loading all of Resolute and NNOG’s production. Crude oil can be trucked a relatively short distance from the loading facility to rail loading sites near and south of Gallup, New Mexico, or longer distances to refineries or oil pipelines in southern New Mexico and west Texas. Resolute can also transport its crude oil by various combinations of truck, pipeline and rail from its Aneth Field Properties to markets north in Utah, Colorado and Wyoming. The cost of selling Resolute’s crude oil to alternative markets in the short run would result in a greater differential to the NYMEX price for crude oil than Resolute currently receives. If Resolute chooses or is forced to sell to these alternative markets for a longer period of time, these costs can be lowered significantly. Under long term arrangements, which may require the investment of capital, Resolute believes it would realize a NYMEX differential substantially equivalent to the current differential realized in the price received from Western.

Resolute’s gas production is minimally processed in the field and then sent via pipeline to the San Juan River Gas Plant for further processing. Resolute sells its gas at daily market prices to numerous purchasers at the tailgate of the plant, and it receives a contractually specified percentage of the proceeds from the sale of NGLs and plant products.

Wyoming.  Resolute sells the majority of its crude oil in Wyoming to TEPPCO Crude Oil, LLC and minor amounts to other purchasers in a competitive market. The price it receives relative to the NYMEX price varies depending on supply and demand differentials in the relevant geographic areas in which Resolute’s wells are located and the quality of Resolute’s crude oil. Resolute’s conventional gas in Wyoming comes from Hilight Field and is sold to the Anadarko Petroleum Corporation Fort Union Gas Plant. Resolute receives a percentage of proceeds for the liquids sold by the plant, and Resolute can either take its residue gas in kind or market it through Anadarko. Currently, Resolute is selling its gas through Anadarko. Resolute’s CBM gas also comes from the Hilight areas and is minimally conditioned at the Fort Union Gas Plant and is sold through Anadarko. Resolute receives the Colorado Interstate Gas Company index price for all the gas it sells.

Hedging.  Resolute enters into hedging transactions from time to time with unaffiliated third parties for portions of its crude oil and gas production to achieve more predictable cash flows and to reduce exposure to short-term fluctuations in oil and gas prices. For more a detailed discussion, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Resolute — Overview” and “— Quantitative and Qualitative Disclosures About Market Risk.”

Other Factors.  The market for Resolute’s production depends on factors beyond its control, including domestic and foreign political conditions, the overall level of supply of and demand for oil and gas, the price of imports of oil and gas, weather conditions, the price and availability of alternative fuels, the proximity and capacity of transportation facilities and overall economic conditions. The oil and gas industry as a whole also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

Aneth Gas Processing Plant

In connection with the acquisition of the Chevron and ExxonMobil properties, Resolute acquired an interest in gas gathering and compression facilities located within and adjacent to its Aneth Field Properties. Collectively called the Aneth Gas Processing Plant, the facility comprises: a) an active gas compression operation currently operated by Resolute and b) a larger complex of inactive, decommissioned and partially dismantled gas processing plant facilities for which Chevron remains the operator of record. In 2006, Chevron began the process of demolishing the inactive portions of the Aneth Gas Processing Plant. It continues to manage the project, and it retains a 39% interest in all demolition and environmental clean-up expenses. Resolute acquired ExxonMobil’s 25% interest in the decommissioned plant and is responsible for that portion of decommissioning and cleanup costs. Activities performed to date include removal of asbestos-containing building and insulation materials, partial dismantling of inactive gas plant buildings and facilities, and limited remediation of hydrocarbon-affected soil.

As of June 30, 2009, Chevron estimated the total cost to fully decommission the inactive portion of the Aneth Gas Processing Plant site to be $14.6 million, of which approximately $12.8 million had already been incurred and paid for. The demolition liability net to Resolute’s interest is $3.65 million. Demolition activities are scheduled to be concluded early in the fourth quarter of 2009. These costs do not include any costs for clean-up or remediation of the subsurface. The Aneth Gas Processing Plant site was previously evaluated by the EPA for possible listing on the National Priorities List, or NPL, of sites contaminated with hazardous substances with the highest priority for clean-up under the Comprehensive Environmental Response Compensation and Liability Act, or CERCLA. Based on its investigation, the EPA concluded no further investigation was warranted and that the site was not required to be listed on the NPL. The Navajo Environmental Protection Agency now has primary jurisdiction over the Aneth Gas Processing Plant site, however, and Resolute cannot predict whether it will require further investigation and possible clean-up, and the ultimate clean-up liability may be affected by the Navajo Nation’s recent enactment of a Navajo CERCLA. The Navajo CERCLA, in some cases, imposes broader obligations and liabilities than the federal CERCLA. Resolute has been advised by Chevron that a significant portion of the subsurface clean-up or remediation costs, if any, would be covered by an indemnity from the prior owner of the plant, and Chevron has provided Resolute with a copy of the pertinent purchase agreement that appears to support its position. Resolute cannot predict, however, whether any subsurface remediation will be required or what the cost of this clean-up or remediation could be. Additionally, it cannot be certain whether any of such costs will be reimbursable to it pursuant to the indemnity of the prior owner. Please read also “— Environmental, Health and Safety Matters and Regulation — Waste Handling.”

Title to Properties

In connection with Resolute’s acquisition of the Chevron Properties and the ExxonMobil Properties, it obtained attorneys’ title opinions showing good and defensible title in the seller to at least 80% of the proved reserves of the acquired properties as shown in the relevant reserve reports presented by the sellers. Resolute also reviewed land files and public and private records on substantially all of the acquired properties containing proved reserves. It performed similar title and land file reviews prior to acquiring the Wyoming Properties; however, the prior title opinions available for it to review and update constituted 62% of the proved reserves of the acquired properties and only the public records for these properties were reviewed. Resolute believes it has satisfactory title to all of its material proved properties in accordance with standards generally accepted in the industry. Prior to completing an acquisition of proved hydrocarbon leases in the future, it intends to perform title reviews on the most significant leases, and, depending on the materiality of properties, it may obtain a new title opinion or review previously obtained title opinions.

The Aneth Field Properties are subject to a statutory preferential purchase right for the benefit of the Navajo Nation to purchase at the offered price any Navajo Nation oil and gas lease or working interest in such a lease at the time the lease or interest is proposed to be transferred. This could make it more difficult to sell Resolute’s oil and gas leases and, therefore, could reduce the value of the Aneth Field leases if it were to attempt to sell them.

Resolute’s properties are also subject to encumbrances in some cases, such as customary interests generally retained in connection with the acquisition of real property, customary royalty interests and contract terms and restrictions, liens under operating agreements, liens for current taxes and other burdens, easements, restrictions and minor encumbrances customary in the oil and gas industry. It believes that none of these liens, restrictions, easements, burdens and encumbrances will materially detract from the value of these properties or from its interest in these properties or will materially interfere with the intended operation of its business.

Competition

Competition is intense in all areas of the oil and gas industry. Major and independent oil and gas companies actively bid for desirable properties, as well as for the equipment and labor required to operate and develop such properties. Many of Resolute’s competitors have financial and personnel resources that are substantially greater than its own, and such companies may be able to pay more for productive properties and to define, evaluate, bid for and purchase a greater number of properties than its financial or human resources permit. Resolute’s ability to acquire additional properties and to discover reserves in the future will depend on its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

Seasonality

Resolute’s operations have not historically been subject to seasonality in any material respect.

Environmental, Health and Safety Matters and Regulation

General.  Resolute is subject to various stringent and complex federal, tribal, state and local laws and regulations governing environmental protection, including the discharge of materials into the environment, and protection of human health and safety. These laws and regulations may, among other things:

•	require the acquisition of various permits before drilling commences or other operations are undertaken;

•	require the installation of expensive pollution control equipment;

•	restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and gas drilling, production, transportation and processing activities;

•	suspend, limit or prohibit construction, drilling and other activities in certain lands lying within wilderness, wetlands and other protected areas;

•	require remedial measures to mitigate pollution from historical and ongoing operations, such as the closure of pits and plugging of abandoned wells and remediation of releases of crude oil or other substances; and

•	require preparation of an Environmental Assessment and/or an Environmental Impact Statement.

These laws and regulations may also restrict the rate of oil and gas production to a level below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability.

Governmental authorities have the power to enforce compliance with environmental laws, regulations and permits, and violations are subject to injunctive action, as well as administrative, civil and criminal penalties. The effects of these laws and regulations, as well as other laws or regulations that may be adopted in the future, could have a material adverse impact on Resolute’s business, financial condition and results of operations.

Resolute believes its operations are in substantial compliance with all existing environmental, health and safety laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on its financial condition and results of operations. Spills or releases may occur, however, in the course of its operations. There can be no assurance that Resolute will not incur substantial costs and liabilities as a result of such spills or releases, including those relating to claims for damage to property, persons and the environment, nor can there be any assurance that the passage of more stringent laws or regulations in the future will not have a negative effect on Resolute’s business, financial condition, or results of operations.

The following is a summary of the more significant existing environmental, health and safety laws and regulations to which oil and gas business operations are generally subject and with which compliance may have a material adverse effect on Resolute’s capital expenditures, earnings or competitive position, as well as a discussion of certain matters that specifically affect its operations.

Comprehensive Environmental Response, Compensation, and Liability Act.  CERCLA, also known as the “Superfund law,” and comparable tribal and state laws may impose strict, joint and several liability, without regard to fault, on classes of persons who are considered to be responsible for the release of CERCLA hazardous substances into the environment. These persons include the owner or operator of the site where a release occurred, and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. Such claims may be filed under CERCLA, as well as state common law theories or state laws that are modeled after CERCLA. In the course of its operations, Resolute generates waste that may fall within the definition of hazardous substances under CERCLA, as well as under the recently adopted Navajo Nation CERCLA which, unlike the federal CERCLA, defines hazardous substances to include crude oil and other hydrocarbons, thereby subjecting Resolute to potential liability under CERCLA, tribal and state law equivalents to CERCLA and common law. Therefore, governmental agencies or third parties could seek to hold Resolute responsible for all or part of the costs to clean up a site at which such hazardous substances may have been released or deposited, or other damages resulting from a release.

Waste Handling.  The Resource Conservation and Recovery Act, or RCRA, and comparable tribal and state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the federal EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and many of the other wastes associated with the exploration, development and production of crude oil or gas are currently exempt under federal law from regulation as hazardous wastes and instead are regulated under RCRA’s non-hazardous waste provisions. It is possible, however, that certain oil and gas exploration and production wastes now classified federally as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in Resolute’s operating expenses, which could have a material adverse effect on the results of operations and financial position. Also, in the course of operations, Resolute generates some amounts of industrial solid wastes, such as paint wastes, waste solvents, and waste oils, that may be regulated as hazardous wastes under RCRA, tribal and state laws and regulations.

In connection with Resolute’s acquisition of the ExxonMobil Properties, it acquired an interest in the Aneth Gas Processing Plant located in the Aneth Unit. This gas plant consists of a non-operational portion of the plant that is in the process of being decommissioned and removed by Chevron and an operational portion dedicated to gas treatment and compression. Resolute is responsible for a portion of the costs of decommissioning and removal and clean-up of the non-operational portion of the plant and any restoration and other costs related to the operational processing facilities. For additional information related to Resolute’s obligations related to this plant, please read “— Aneth Gas Processing Plant.”

Air Emissions.  The federal Clean Air Act and comparable tribal and state laws regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. These regulatory programs may require Resolute to install expensive emissions control equipment, modify its operational practices and obtain permits for existing operations, and before commencing construction on a new or modified source of air emissions such laws may require Resolute to reduce its emissions at existing facilities. As a result, Resolute may be required to incur increased capital and operating costs. Federal, tribal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the federal Clean Air Act and associated tribal and state laws and regulations.

In June 2005, the EPA and ExxonMobil entered into a consent decree settling various alleged violations of the federal Clean Air Act associated with ExxonMobil’s prior operation of the McElmo Creek Unit. In response, ExxonMobil submitted amended Title V and Prevention of Significant Deterioration permit applications for the McElmo Creek Unit main flare and other sources, and also paid a civil penalty and costs associated with a Supplemental Environmental Project, or “SEP.” Pursuant to the consent decree, upgrades to the main flare were completed in May 2006 by ExxonMobil, and all of the remaining material compliance measures of the consent decree have been met by Resolute. The EPA is processing the Title V and PSD permit applications. Resolute remains subject to the consent decree, including stipulated penalties for violations of emissions limits and compliance measures set forth in the consent decree.

Actual air emissions reported for these facilities are in material compliance with emission limits contained in the draft permits and the consent decree when emissions associated with qualified equipment malfunctions are taken into account.

Water Discharges.  The federal Water Pollution Control Act, or the Clean Water Act, and analogous tribal and state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States, including wetlands. The discharge of pollutants into regulated waters is prohibited by the Clean Water Act, except in accordance with the terms of a permit issued by the EPA or an authorized tribal or state agency. Federal, tribal and state regulatory agencies can impose administrative, civil and criminal penalties for unauthorized discharges or non-compliance with discharge permits or other requirements of the Clean Water Act and analogous tribal and state laws and regulations.

In addition, the Oil Pollution Act of 1990, or OPA, augments the Clean Water act and imposes strict liability for owners and operators of facilities that are the source of a release of oil into waters of the United States. OPA and its associated regulations impose a variety of requirements on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills. For example, operators of certain oil and gas facilities must develop, implement, and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance to cover costs that could be incurred in responding to oil spills. In addition, owners and operators of certain oil and gas facilities may be subject to liability for cleanup costs and natural resource damages as well as a variety of public and private damages that may result from oil spills.

In August 2004, the EPA and ExxonMobil entered into a consent decree settling alleged violations of the federal Clean Water Act related to past spills of produced water and crude oil from the McElmo Creek and Ratherford Units and failure to prepare and implement Spill Prevention, Control and Countermeasure Plans. ExxonMobil paid a civil penalty and costs to implement a SEP, and made certain improvements to the production and injection systems. Resolute expects the consent decree to be terminated by the first quarter of 2010 following confirmation by the EPA of completion of the SEP. Until the consent decree is terminated by the EPA, Resolute remains subject to various monitoring, recordkeeping, and reporting requirements outlined in the consent decree, as well as stipulated penalties for spills of produced water and crude oil at the McElmo Creek and Ratherford Units.

In November 2001, the EPA issued an administrative order to ExxonMobil for removal and remediation of crude oil released as a result of a shallow casing leak at the McElmo Creek P-20 well in January 2001. In response, ExxonMobil performed various site assessment activities and began recovering crude oil from the ground water. Resolute is obligated to complete the ground water monitoring and remedial activities required under the administrative order, at an estimated cost of approximately $100,000 per year, with anticipated closure to occur in the fourth quarter of 2010 or early 2011.

Underground Injection Control.  Resolute’s underground injection operations are subject to the federal Safe Drinking Water Act, as well as analogous tribal and state laws and regulations. Under Part C of the Safe Drinking Water Act, the EPA established the Underground Injection Control program, which established the minimum program requirements for tribal and state programs regulating underground injection activities. The Underground Injection Control program includes requirements for permitting, testing, monitoring, recordkeeping and reporting of injection well activities, as well as a prohibition against the migration of fluid containing any contaminant into underground sources of drinking water. Federal, tribal and state regulations require Resolute to obtain a permit from applicable regulatory agencies to operate its underground injection wells. Resolute believes it has obtained the necessary permits from these agencies for its underground injection wells and that it is in substantial compliance with permit conditions and applicable federal, tribal and state rules. Nevertheless, these regulatory agencies have the general authority to suspend or modify one or more of these permits if continued operation of one of the underground injection wells is likely to result in pollution of freshwater, the substantial violation of permit conditions or applicable rules, or leaks to the environment. Although Resolute monitors the injection process of its wells, any leakage from the subsurface portions of the injection wells could cause degradation of fresh groundwater resources, potentially resulting in cancellation of operations of a well, issuance of fines and penalties from governmental agencies, incurrence of expenditures for remediation of the affected resource and imposition of liability by third parties for property damages and personal injuries.

Pipeline Integrity, Safety, and Maintenance.  Resolute’s ownership interest in the McElmo Creek Pipeline has caused it to be subject to regulation by the federal Department of Transportation, or the DOT, under the Hazardous Liquid Pipeline Safety Act and comparable state statutes, which relate to the design, installation, testing, construction, operation, replacement and management of hazardous liquid pipeline facilities. Any entity that owns or operates such pipeline facilities must comply with such regulations, permit access to and copying of records, and file certain reports and provide required information. The DOT may assess fines and penalties for violations of these and other requirements imposed by its regulations. Resolute believes it is in material compliance with all regulations imposed by the DOT pursuant to the Hazardous Liquid Pipeline Safety Act. Pursuant to the Pipeline Inspection, Protection, Enforcement, and Safety Act of 2006, the DOT was required to issue new regulations by December 31, 2007, setting forth specific integrity management program requirements applicable to low stress hazardous liquid pipelines. Resolute believes that these new regulations, which have yet to be issued, will not have a material adverse effect on its financial condition or results of operations.

Environmental Impact Assessments.  Significant federal decisions, such as the issuance of federal permits or authorizations for certain oil and gas exploration and production activities are subject to the National Environmental Policy Act, or NEPA. NEPA requires federal agencies, including the Department of Interior, to evaluate major federal agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an environmental assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. All of Resolute’s current exploration and production activities, as well as proposed exploration and development plans on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay any oil and gas development projects.

Other Laws and Regulations

Climate Change.  Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” or GHGs, and including carbon dioxide, nitrogen dioxide and methane, may be contributing to warming of the Earth’s atmosphere. Other nations have already agreed to regulate emissions of greenhouse gases pursuant to the United Nations Framework Convention on Climate Change, or UNFCCC and the Kyoto Protocol, an international treaty pursuant to which certain UNFCCC-member countries (not including the United States) have agreed to reduce their emissions of greenhouse gases to below 1990 levels by 2012. In response to such studies and international action, the U.S. Congress is now actively considering legislation to reduce emissions of greenhouse gases, and the EPA has proposed a mandatory GHG reporting rule that could take effect as early as January 1, 2010. While reporting of CO2 as industrial gas will primarily be the responsibility of the CO2 supplier, such proposed regulations may have an impact on the amount of CO2 Resolute is able to use. On June 26, 2009, the House of Representatives passed H.R. 2454, the Waxman-Markey “American Clean Energy and Security Act of 2009,” which would require GHG emission reductions by “covered entities” of 17% by 2020, relative to 2005 GHG emission levels, and create an elaborate system of allocated and tradable emission allowances and offsets to achieve mandated reductions of up to 80% by the year 2050. Companion legislation is already being considered in the Senate, and a consensus bill could be developed by late this year, in advance of the next UNFCCC meeting to be held in Copenhagen this December to develop the next successor treaty to the Kyoto Protocol. Prior to this recent legislative action on climate change by the U.S. Congress, a number of states chose not to wait for Congress to develop and implement climate control legislation and have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of GHG emission inventories and/or regional cap and trade programs. For example, on August 22, 2007, the Western Climate Initiative, which is comprised of a number of Western states and Canadian provinces, including the State of Utah, issued a greenhouse gas reduction goal statement seeking to collectively reduce regional greenhouse gas emissions to 15% below 2005 levels by 2020. Also, as a result of the U.S. Supreme Court’s decision on April 2, 2007, in Massachusetts, et al. v. EPA, the EPA may be required to regulate greenhouse gas emissions from mobile sources (e.g., cars and trucks) even if Congress does not adopt new legislation specifically addressing emissions of greenhouse gases. The Court’s holding in Massachusetts that greenhouse gases fall under the federal Clean Air Act’s definition of “air pollutant” also may result in future regulation of greenhouse gas emissions from stationary sources under certain Clean Air Act programs, due to EPA’s recent “endangerment finding” that links global warming to man-caused emissions of GHGs and concludes there is an endangerment to public health and the environment that requires regulatory action. The passage or adoption of new legislation or regulatory programs that restrict emissions of greenhouse gases in areas where Resolute conducts business could adversely affect its operations.

Department of Homeland Security.  The Department of Homeland Security Appropriations Act of 2007 requires the Department of Homeland Security, or the DHS, to issue regulations establishing risk-based performance standards for the security at chemical and industrial facilities, including oil and gas facilities that are deemed to present “high levels of security risk.” The DHS is in the process of adopting regulations that will determine whether some of Resolute’s facilities or operations will be subject to additional DHS-mandated security requirements. Presently, it is not possible to accurately estimate the costs Resolute could incur to comply with any such facility security laws or regulations, but such expenditures could be substantial.

Occupational Safety and Health Act.  Resolute is subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes that strictly govern protection of the health and safety of workers. The Occupational Safety and Health Administration’s hazard communication standard, the Emergency Planning and Community Right-to-Know Act, and similar state statutes require that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities, and the public. Resolute believes that it is in substantial compliance with these applicable requirements and with other OSHA and comparable requirements.

Laws and Regulations Pertaining to Oil and Gas Operations on Navajo Nation Lands

General.  Laws and regulations pertaining to oil and gas operations on Navajo Nation lands derive from both Navajo law and federal law, including federal statutes, regulations and court decisions, generally referred to as federal Indian law.

The Federal Trust Responsibility.  The federal government has a general trust responsibility to Indian tribes regarding lands and resources that are held in trust for such tribes. The trust responsibility may be a consideration in courts’ resolution of disputes regarding Indian trust lands and development of oil and gas resources on Indian reservations. Courts may consider the compliance of the Secretary of the U.S. Department of the Interior, or the “Interior Secretary,” with trust duties in determining whether leases, rights-of-way, or contracts relative to tribal land are valid and enforceable.

Tribal Sovereignty and Dependent Status.  The United States Constitution vests in Congress the power to regulate the affairs of Indian tribes. Indian tribes hold a sovereign status that allows them to manage their internal affairs, subject to the ultimate legislative power of Congress. Tribes are therefore often described as domestic dependent nations, retaining all attributes of sovereignty that have not been taken away by Congress. Retained sovereignty includes the authority and power to enact laws and safeguard the health and welfare of the tribe and its members and the ability to regulate commerce on the reservation. In many instances, tribes have the inherent power to levy taxes and have been delegated authority by the United States to administer certain federal health, welfare and environmental programs.

Because of their sovereign status, Indian tribes also enjoy sovereign immunity from suit and may not be sued in their own courts or in any other court absent Congressional abrogation or a valid tribal waiver of such immunity. The United States Supreme Court has ruled that for an Indian tribe to waive its sovereign immunity from suit, such waiver must be clear, explicit and unambiguous.

NNOG is a federally chartered corporation incorporated under Section 17 of the Indian Reorganization Act and is wholly owned by the Navajo Nation. Section 17 corporations generally have broad powers to sue and be sued. Courts will review and construe the charter of a Section 17 corporation to determine whether the tribe has either universally waived the corporation’s sovereign immunity, or has delegated that power to the Section 17 corporation.

The NNOG federal charter of incorporation provides that NNOG shares in the immunities of the Navajo Nation, but empowers NNOG to waive such immunities in accordance with processes identified in the charter. NNOG has contractually waived its sovereign immunity, and certain other immunities and rights it may have regarding disputes with Resolute relating to certain of the Aneth Field Properties, in the manner specified in its charter. Although the NNOG waivers are similar to waivers that courts have upheld, if challenged, only a court of competent jurisdiction may make that determination based on the facts and circumstances of a case in controversy.

Tribal sovereignty also means that in certain instances a tribal court is the only court that has jurisdiction to adjudicate a dispute involving a tribe, tribal lands or resources or business conducted on tribal lands or with tribes. Although language similar to that used in Resolute’s agreements with NNOG that provide for alternative dispute resolution and federal or state court jurisdiction has been upheld in other cases, there is no guarantee that a court would enforce these dispute resolution provisions in a future case.

Federal Approvals of Certain Transactions Regarding Tribal Lands.  Under current federal law, the Interior Secretary (or the Interior Secretary’s appropriate designee) must approve any contract with an Indian tribe that encumbers, or could encumber, for a period of seven years or more, (1) lands owned in trust by the United States for the benefit of an Indian tribe or (2) tribal lands that are subject to a federal restriction against alienation, or collectively Tribal Lands. Failure to obtain such approval, when required, renders the contract void.

Except for Resolute’s oil and gas leases, rights-of-way and operating agreements with the Navajo Nation, Resolute’s agreements do not by their terms specifically encumber Tribal Lands, and it believes that no Interior Secretarial approval was required to enter into those agreements. With respect to its oil and gas leases and unit operating agreements, these and all assignments to Resolute have been approved by the Interior Secretary. In the case of rights-of-way and assignments of these to Resolute, some of these have been approved by the Interior Secretary and others are in various stages of applications for renewal and approval. It is common for these approvals to take an extended period of time, but such approvals are routine and Resolute believes that all required approvals will be obtained in due course.

Federal Management and Oversight.  Reflecting the federal trust relationship with tribes, the Bureau of Indian Affairs, or the BIA, exercises oversight of certain matters on the Navajo Nation reservation pertaining to health, welfare and trust assets of the Navajo Nation. Of relevance to Resolute, the BIA must approve all leases, rights-of-way, applications for permits to drill, seismic permits, CO2 pipeline permits and other permits and agreements relating to development of oil and gas resources held in trust for the Navajo Nation. While NNOG has been successful in facilitating timely approvals from the BIA, such timeliness is not guaranteed and obtaining such approvals may cause delays in developing the Aneth Field Properties.

Resources Committee of the Navajo Nation Council.  The Resources Committee is a standing committee of the Navajo Nation Tribal Council, and has oversight and regulatory authority over all lands and resources of the Navajo Nation. The Resources Committee reviews, negotiates and recommends to the Navajo Nation Tribal Council actions involving the approval of energy development agreements and mineral agreements; gives final approvals of rights of way, surface easements, geophysical permits, geological prospecting permits, and other surface rights for infrastructure; oversees and regulates all activities within the Navajo Nation involving natural resources and surface disturbance; sets policy for natural resource development; and oversees the enforcement of federal and Navajo law in the development and utilization of resources, including issuing cease and desist orders and assessing fines for violation of its regulations and orders. The Resources Committee also has oversight authority over, among other agencies and matters, the Navajo Nation Environmental Protection Agency and Navajo Nation environmental laws, the Navajo Nation Minerals Department and Navajo Nation oil and gas laws and the Navajo Nation Land Department and Navajo Nation land use laws. While NNOG has been successful thus far in facilitating timely approvals from the Resources Committee for Resolute’s operations, such timeliness is not guaranteed and obtaining future approvals may cause delays in developing the Aneth Field Properties.

Navajo Nation Minerals Department of the Division of Natural Resources.  The day-to-day operation of the Navajo Nation minerals program, including the initial negotiation of agreements, applications for approval of assignments, exercise of tribal preferential rights and most other permits and licenses relating to oil and gas development, is managed by the professional staff of the Navajo Nation Minerals Department, located within the Division of Natural Resources and subject to the oversight of the Resources Committee. The Resources Committee and the Navajo Nation Council typically defer to the Minerals Department in decisions to approve all leases and other agreements relating to oil and gas resources held in trust for the Navajo Nation. While NNOG has been successful thus far in facilitating timely action and favorable recommendations from the

Minerals Department for Resolute’s operations, such timeliness is not guaranteed and obtaining future approvals may cause delays in developing the Aneth Field Properties.

Taxation Within the Navajo Nation.  In certain instances, federal, state and tribal taxes may be applicable to the same event or transaction, such as severance taxes. State taxes are rarely applicable within the Navajo Nation Reservation except as authorized by Congress or when the application of such taxes does not adversely affect the interests of the Navajo Nation. Federal taxes of general application are applicable within the Navajo Nation, unless specifically exempted by federal law. Resolute currently pays the following taxes to the Navajo Nation:

•	Oil and Gas Severance Tax. Resolute pays severance tax to the Navajo Nation. The severance tax is payable monthly and is 4% of its gross proceeds from the sale of oil and gas. Approximately 84% of the Aneth Unit is subject to the Navajo Nation severance tax. The other 16% of the Aneth Unit is exempt because it is either located off of the reservation or it is incremental enhanced oil recovery production, which is not subject to the severance tax. Presently all of the McElmo Creek and Ratherford Units are subject to the severance tax.

•	Possessory Interest Tax. Resolute pays a possessory interest tax to the Navajo Nation. The possessory interest tax applies to all property rights under a lease within the Navajo Nation boundaries, including natural resources. The tax was $5.5 million in 2007 and $8.1 million in 2008.

•	Sales Tax. Resolute pays Navajo sales tax in lieu of the Navajo Business Activity Tax. The sales tax rate was raised from 3% to 4% effective July 1, 2007. All goods and services purchased for use on the Navajo Nation reservation are subject to the sales tax. The sale of oil and gas is exempt from the sales tax.

Royalties from Production on Navajo Nation Lands.  Under Resolute’s agreements and leases with the Navajo Nation, it pays royalties to the Navajo Nation. The Navajo Nation is entitled to take its royalties in kind, which it currently does for its oil royalties but not its gas royalties. The Minerals Management Service of the United States Department of the Interior has the responsibility for managing and overseeing royalty payments to the Navajo Nation as well as the right to audit royalty payments.

Navajo Preference in Employment Act.  The Navajo Nation has enacted the Navajo Preference in Employment Act, or the Employment Act, requiring preferential hiring of Navajos by non-governmental employers operating within the boundaries of the Navajo Nation. The Employment Act requires that any Navajo candidate meeting job description requirements receives a preference in hiring. The Employment Act also provides that Navajo employees can only be terminated, penalized, or disciplined for “just cause,” requires a written affirmative action plan that must be filed with the Navajo Nation, establishes the Navajo Labor Commission as a forum to resolve employment disputes and provides authority for the Navajo Labor Commission to establish wage rates on construction projects. The restrictions imposed by the Employment Act and its recent broad interpretations by the Navajo Supreme Court may limit Resolute’s pool of qualified candidates for employment.

Navajo Business Opportunity Act.  Navajo Nation law requires companies doing business in the Navajo Nation to provide preference priorities to certified Navajo-owned businesses by giving them a first opportunity and contracting preference for all contracts within the Navajo Nation. While this law does not apply to the granting of mineral leases, subleases, permits, licenses and transactions governed by other applicable Navajo and federal law, Resolute treats this law as applicable to its material non-mineral contracts and procurement relating to its general business activities within the Navajo Nation.

Navajo Environmental Laws.  The Navajo Nation has enacted various environmental laws that may be applicable to Resolute’s Aneth Field Properties. As a practical matter, these laws are patterned after similar federal laws, and the EPA currently enforces these laws in conjunction with the Navajo EPA. The current practice does not preclude the Navajo Nation from taking a more active role in enforcement or from changing direction in the future. Some of the Navajo Nation environmental laws not only provide for civil, criminal and administrative penalties, but also provide for third-party suits brought by Navajo Nation tribal members directly against an alleged violator, with specified jurisdiction in the Navajo Nation District Court in Window

Rock. A recent example of this relates to the March 2008 adoption by the Navajo Nation of the Navajo Comprehensive Environmental Response, Compensation, and Liability Act (Navajo CERCLA), which gives the Navajo EPA broad authority over environmental assessment and remediation of facilities contaminated with hazardous substances. Navajo CERCLA is patterned after federal CERCLA with the important exception that, unlike federal CERCLA, Navajo CERCLA considers crude oil and other hydrocarbons to be hazardous substances subject to CERCLA response actions and damages. Resolute is negotiating with representatives of the Navajo Nation Council, Navajo Department of Justice, Navajo Environmental Protection Agency, NNOG, an industry group headed by the New Mexico Oil and Gas Association and Colorado Oil and Gas Association, or the NMOGA Group, and others, to mitigate Navajo CERCLA’s potential impact on oilfield operations on Navajo lands. The NMOGA Group in particular has challenged the validity of the law and has entered into a tolling agreement with Navajo EPA that should forestall material implementation of Navajo CERCLA at oil and gas facilities while appropriate rules and guidelines are developed with input from the oil and gas sector.

Thirty-Two Point Agreement.  An explosion at an ExxonMobil facility in Greater Aneth Field in December 1997 prompted protests by local tribal members. The protesters asserted concerns about environmental degradation, health problems, employment opportunities and renegotiating leases. The protest was settled among the local residents, ExxonMobil and the Navajo Nation by the Thirty-Two Point Agreement that provided, among other things, for ExxonMobil to pay partial salaries for two Navajo public liaison specialists, follow Navajo hiring practices, and settle further issues addressed in the Thirty-Two Point Agreement in the Navajo Nation’s “peacemaker” courts, which follow a community-level conflict resolution format. After the Thirty-Two Point Agreement was executed, Greater Aneth Field resumed normal operations. While Resolute did not assume the obligations of ExxonMobil under the Thirty-Two Point Agreement when it acquired the ExxonMobil Properties in 2006, it has been its policy to voluntarily comply with this agreement.

Moratorium on Future Oil and Gas Development Agreements and Exploration.  In February 1994, the Navajo Nation issued a moratorium on future oil and gas development agreements and exploration on lands situated within the Aneth Chapter on the Navajo Reservation. All of the Aneth Unit and a significant portion of the McElmo Creek Unit are located within the Aneth Chapter. The Navajo Nation has recently taken the position that the term of the moratorium is indefinite. Given that Resolute’s operations within the Aneth Chapter are based on existing agreements and currently does not contemplate new exploration in this mature field, the moratorium has had and is expected to continue to have minor impact to Resolute operations.

Other Regulation of the Oil and Gas Industry

The oil and gas industry is extensively regulated by numerous federal, state and local authorities, including Native American tribes. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state and Native American tribes, are authorized by statute to issue rules and regulations binding on the oil and gas industry and individual companies, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and gas industry increases Resolute’s cost of doing business and, consequently, affects profitability, these burdens generally do not affect Resolute any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

Drilling and Production.  Resolute’s operations are subject to various types of regulation at federal, state, local and Navajo Nation levels. These types of regulation include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. Most states, and some counties, municipalities, the Navajo Nation and other Native American tribes also regulate one or more of the following:

•	the location of wells;

•	the method of drilling and casing wells;

•	the rates of production or “allowables”;

•	the surface use and restoration of properties upon which wells are drilled;

•	the plugging and abandoning of wells; and

•	notice to surface owners and other third-parties.

State and, on federal and Indian lands, the Bureau of Land Management laws and regulations regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third-parties and may reduce Resolute’s interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and gas that Resolute can produce from its wells or limit the number of wells or the locations where it can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil and gas within its jurisdiction.

Gas Sales and Transportation.  Historically, federal legislation and regulatory controls have affected the price of gas and the manner in which Resolute’s production is marketed. FERC has jurisdiction over the transportation and sale for resale of gas in interstate commerce by gas companies under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Since 1978, various federal laws have been enacted which have resulted in the complete removal of all price and non-price controls for sales of domestic gas sold in “first sales,” which include all of Resolute sales of its own production.

FERC also regulates interstate gas transportation rates and service conditions, which affects the marketing of gas that Resolute produces, as well as the revenues Resolute receives for sales of its gas. Commencing in 1985, FERC promulgated a series of orders, regulations and rule makings that significantly fostered competition in the business of transporting and marketing gas. Today, interstate pipeline companies are required to provide nondiscriminatory transportation services to producers, marketers and other shippers, regardless of whether such shippers are affiliated with an interstate pipeline company. FERC’s initiatives have led to the development of a competitive, unregulated, open access market for gas purchases and sales that permits all purchasers of gas to buy gas directly from third-party sellers other than pipelines. However, the gas industry historically has been very heavily regulated; therefore, Resolute cannot guarantee that the less stringent regulatory approach recently pursued by FERC and Congress will continue indefinitely into the future nor can it determine what affect, if any, future regulatory changes might have on gas related activities.

Under FERC’s current regulatory regime, transmission services must be provided on an open-access, non-discriminatory basis at cost-based rates or at market-based rates if the transportation market at issue is sufficiently competitive. Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states on-shore and instate waters. Although its policy is still in flux, FERC recently has reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which has the tendency to increase Resolute’s costs of getting gas to point-of-sale locations.

Legal Proceedings

In February of 2008, Resolute and, separately, the Navajo Nation and NNOG, filed Protests and Motions for Intervention with FERC objecting to a February 8, 2008, tariff filing by Western Refining Pipeline Company, a subsidiary of Western Refining, Inc. The filing was with respect to service on the 16 inch diameter Tex-New Mex Crude Oil Pipeline that runs from Jal, New Mexico to a pipeline terminal known as Bisti, south of Farmington, New Mexico. Resolute, the Navajo Nation and NNOG complained that Western was using the pipeline to implement an anti-competitive market scheme designed to drive down the price of crude oil in the Four Corners area in violation of the Interstate Commerce Act. FERC ruled that the protesting parties lacked standing to intervene. In August of 2008, Resolute appealed the FERC order to the United States Court of Appeals for the District of Columbia Circuit. The Navajo Nation and NNOG filed a motion to intervene in support of the appeal of Resolute. In March of 2009, Resolute, the Navajo Nation and NNOG filed a motion to withdraw Resolute’s appeal and vacate the FERC order on the grounds that Western had emptied the pipeline of crude oil, making the appeal moot. On June 8, 2009, the Court ordered that the motions to dismiss be directed to a merits panel. The parties are waiting on a briefing schedule to be issued by the Clerk of the Court.

Resolute is not a party to any other material pending legal or governmental proceedings, other than ordinary routine litigation incidental to its business. While the ultimate outcome and impact of any proceeding cannot be predicted with certainty, Resolute’s management believes that the resolution of any of its pending proceedings will not have a material adverse effect on its financial condition or results of operations.

Employees

As of March 31, 2009, Resolute had 140 full-time employees and 2 part-time employees, including 29 geologists, geophysicists, petroleum engineers and land and regulatory professionals. Approximately 39 of Resolute’s field level employees are represented by the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, or USW labor union and are covered by a collective bargaining agreement. Resolute believes that the relationship it has with its employees is satisfactory.

Offices

Resolute Natural Resources Company currently leases approximately 22,725 square feet of office space in Denver, Colorado at 1675 Broadway, Suite 1950, Denver, Colorado 80202 where its principal offices are located. The lease for the Denver office expires on December 31, 2011. In addition, Resolute owns and maintains field offices in Cortez, Colorado, and Montezuma Creek, Utah, and leases other, less significant, office space in locations where staff are located. Resolute believes that its office facilities are adequate for its current needs and that additional office space can be obtained if necessary.

THE COMPANY EXECUTIVE OFFICERS, DIRECTORS,
EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE

Executive Officers and Directors

Set forth below are the names, ages as of August 3, 2009 and positions with the Company of the persons who will serve as the Company’s directors and executive officers upon the closing of the Acquisition.

Name	Age	Position

Nicolas J. Sutton	64	Chief Executive Officer and Director
James M. Piccone	59	President, General Counsel, Secretary and Director
Richard F. Betz	47	Senior Vice President
Dale E. Cantwell	53	Senior Vice President, Operations
Theodore Gazulis	55	Senior Vice President and Chief Financial Officer
Janet W. Pasque	51	Senior Vice President, Land and Development
Kenneth A. Hersh	46	Director nominee
Richard L. Covington	51	Director nominee
William J. Quinn	38	Director nominee

Four additional persons will be named as directors of the Company upon the closing of the Acquisition, three of whom will qualify as “independent directors.”

Nicholas J. Sutton has been Chief Executive Officer and Director of Resolute since the company’s founding in 2004. Mr. Sutton was a co-founder and the Chief Executive Officer of HS Resources, Inc. from 1978 until the company’s acquisition by Kerr-McGee Corporation in late 2001. From 2002 until founding Resolute in 2004, Mr. Sutton was a director of Kerr-McGee. Currently, Mr. Sutton is a director of Tidewater Inc. and a member of the Board of the St. Francis Memorial Hospital Foundation. He also is a member of the Society of Petroleum Engineers and of the American Association of Petroleum Geologists.

James M. Piccone has been President, General Counsel, Secretary and Director of Resolute since the company’s founding in 2004. From January 2002 until January 2004 Mr. Piccone was Senior Vice President and General Counsel for Aspect Energy, LLC, a private oil and gas company. Mr. Piccone also served as a contract attorney for Aspect Energy from October 2001 until January 2002. Mr. Piccone served as Vice President — General Counsel and Secretary of HS Resources from May 1995 until the acquisition of HS Resources by Kerr-McGee in August 2001. Mr. Piccone is admitted to the practice of law in Colorado and is a member of local and national bar associations. He is a member of the American Association of Corporate Counsel and is a director of Alliance for Choice in Education.

Richard F. Betz has been Senior Vice-President, Business Development of Resolute since the company’s founding in 2004. From September 2001 to January 2004, Mr. Betz was involved in various financial consulting activities related to the energy industry. Prior to that, Mr. Betz spent 17 years with Chase Securities and successor companies, where he was involved primarily in oil and gas corporate finance. Mr. Betz was a Managing Director in the oil and gas investment banking coverage group with primary responsibility for mid-cap exploration and production companies as well as leveraged finance and private equity. In that capacity, Mr. Betz worked with the HS Resources management team for approximately 12 years.

Dale E. Cantwell has been Senior Vice President, Operations of Resolute since the company’s founding in 2004. From March 2003 to January 2004, Mr. Cantwell was a private investor. After the acquisition of HS Resources by Kerr-McGee in August 2001 until February 2003, Mr. Cantwell was Vice President of Kerr-McGee Rocky Mountain Corporation. Prior to that, Mr. Cantwell was Vice President of Operations for HS Resources D-J Basin District. From 1979 until joining HS Resources in 1993, he worked for Amoco Production Company in various engineering and marketing capacities. Mr. Cantwell is a member of the Society of Petroleum Engineers.

Theodore Gazulis has been Senior Vice-President and Chief Financial Officer of Resolute since the company’s founding in 2004. Mr. Gazulis served as a Vice President of HS Resources from 1984 until its merger with Kerr-McGee in 2001. Mr. Gazulis had primary responsibility for HS Resources’ capital markets activity and for investor relations and information technology. Subsequent to HS Resources’ acquisition by Kerr-McGee and prior to the formation of Resolute, Mr. Gazulis was a private investor and also undertook assignments with two privately-held oil and gas companies, serving on the board of directors of Contour Energy Co. and performing the functions of the chief financial officer of Venoco, Inc. on a consulting basis. Prior to joining HS Resources, he worked for Amoco Production Company and Sohio Petroleum Company. He is a member of the American Association of Petroleum Geologists.

Janet W. Pasque has been Senior Vice President, Land and Exploration of Resolute since the company’s founding in 2004. Ms Pasque was a Vice President of HS Resources where she had responsibility for the land department and joint responsibility for the company’s exploration activities from 1993 until the company’s acquisition by Kerr-McGee in late 2001. Subsequent to the HS Resources acquisition by Kerr-McGee, Ms. Pasque managed the land functions at Kerr-McGee Rocky Mountain Corp. until early 2003. Ms. Pasque served as a land consultant from 2003 until the founding of Resolute in 2004. Prior to joining HS Resources in 1993, Ms. Pasque worked for Texaco Inc. and Champlin Petroleum Company. Ms. Pasque is a member of the American Association of Professional Landmen.

Kenneth A. Hersh is the Chief Executive Officer of NGP Energy Capital Management, L.L.C. and is a managing partner of the Natural Gas Partners private equity funds and has served in those or similar capacities since 1989. He has been a director of Resolute since the company’s founding in 2004. Prior to joining Natural Gas Partners, L.P. in 1989, he was a member of the energy group in the investment banking division of Morgan Stanley & Co. He currently serves as a director of NGP Capital Resources Company, as a director of the general partners of each of Energy Transfer Partners LP, Energy Transfer Equity LP and Eagle Rock Energy Partners, L.P. and as a director on the boards of numerous private companies.

Richard L. Covington is a managing director of the Natural Gas Partners private equity funds. He has been a director of Resolute since the company’s founding in 2004. Mr. Covington joined Natural Gas Partners in 1997. Prior to joining NGP, Mr. Covington was a senior shareholder at the law firm of Thompson & Knight, LLP, in Dallas, Texas. Mr. Covington serves on the boards of numerous private energy companies.

William J. Quinn is the Executive Vice President of NGP Energy Capital Management and is a managing partner of the Natural Gas Partners private equity funds and has served in those or similar capacities since 1998. He has been a director of Resolute since the company’s founding in 2004. He currently serves on the investment committee of NGP Capital Resources Company, a business development company that focuses on the energy industry and is a director of Eagle Rock Energy G&P, LLC, the general partner of Eagle Rock Energy Partners, L.C., and a director of numerous private energy companies. Mr. Quinn is the son of William F. Quinn, who is a member of current HACI’s board of directors.

The Company Board of Directors and Committees

Upon completion of the Acquisition, the Company’s board of directors will have nine members. The board of directors will be divided into three classes, with each class serving a three-year term and until the successors of each such class have been elected and qualified, provided that the initial term for certain classes of directors will be one, two or three years, depending on the class.

Family Relationships

Upon consummation of the Acquisition, there will be no family relationships among any of the Company’s directors and executive officers.

Director Independence

Under the rules of the NYSE, a majority of the members of the board and all or a majority of the members of certain committees must be composed of “independent directors,” as defined in Rule 10A-3 of the Exchange Act and the rules of the NYSE. In general, an “independent director” is a person other than an officer or employee of the Company or any other individual receiving any consulting, advisory or other compensation fee from the Company or who otherwise has a relationship, which, in the opinion of the Company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Upon consummation of the Acquisition, the independent directors will have regularly scheduled meetings at which only independent directors will be present.

Audit Committee

The audit committee’s duties, which will be specified in its audit committee charter, include the following:

•	serving as an independent and objective party to monitor the financial reporting process, audits of financial statements and internal control system;

•	reviewing and appraising the audit efforts of the independent registered public accounting firm retained by the Company and the Company’s internal finance department;

•	reviewing the Company’s accounting policies;

•	reviewing auditor independence;

•	providing an open avenue of communications among the independent registered public accounting firm retained by the Company, the Company’s senior management, the Company’s internal finance department, and the Company’s board of directors; and

•	overseeing compliance with the related party transactions policy which will be adopted by the Company’s board of directors.

The audit committee will be required to report regularly to the Company’s board of directors to discuss any issues that arise with respect to the quality or integrity of the Company’s financial statements, its compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

Financial Experts on Audit Committee

The Company’s audit committee will comply with the independence requirements of Rule 10A-3 of the Exchange Act and the rules of the NYSE and will be comprised of members who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the audit committee will have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Compensation Committee

Upon consummation of the Acquisition, the Company’s compensation committee will be composed of persons who will qualify as an “outside director” under Section 162(m) of the Internal Revenue Code, of 1986, as amended, the Code, and non-employee directors under Rule 16b-3 of the Exchange Act and will satisfy the independence requirements of the listing standards of the NYSE. The compensation committee will have a written charter setting forth the compensation committee’s purpose and responsibilities.

The principal responsibilities of the compensation committee will be to review and approve corporate goals and objectives relevant to the compensation of the Company’s executive officers, evaluate the performance of the Company’s executive officers in light of these goals, determine and approve, or recommend to the Company’s board of directors, the compensation of the Company’s executive officers and senior management based on such evaluation, periodically determine matters involving compensation of the Company’s executive officers, develop employee benefit programs, grant or recommend the grant of incentive compensation and equity based awards under the Company’s incentive plans and prepare compensation discussion and analysis and produce a committee report for inclusion in the Company’s proxy statement, information statement or annual report on Form 10-K, as required by the SEC.

Nominating and Governance Committee

Upon consummation of the Acquisition, all of the members of the Company’s nominating and governance committee will satisfy the independence requirements of the listing standards of the NYSE. The nominating and corporate governance committee will have a written charter setting forth the nominating and corporate governance committee’s purpose and responsibilities.

The principal responsibilities of the nominating and corporate governance committee will be to assist the Company’s board of directors in identifying individuals qualified to serve as members of the board of directors, make recommendations to the Company’s board of directors concerning committee appointments, develop and recommend to the Company’s board of directors a set of corporate governance principles for the Company and oversee the Company’s board of director’s annual self-evaluation process and the evaluation of management.

Other Committees

Pursuant to the Company’s bylaws that will be in effect at the closing of the Acquisition, the Company’s board of directors will have the right, from time to time, to establish other committees to facilitate the management of its business and operations.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers following the consummation of the Acquisition served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on the Company’s board of directors or on the compensation committee of the Company’s board of directors.

Code of Ethics

The Company will adopt a code of ethics that applies to directors, officers and employees that complies with the rules and regulations of the NYSE.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, the Company’s directors and executive officers, and any persons holding 10% or more of its common stock, will be required to report their beneficial ownership and any changes therein to the SEC and the Company. Specific due dates for those reports will be established, and the Company will be required to report any failure to file such reports by those due dates.

Executive Compensation of Resolute Before the Acquisition

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by Resolute in 2008 to or on behalf of its chief executive officer, chief financial officer and four other most highly compensated executive officers who will continue with the Company after the Acquisition and who served in such capacities at December 31, 2008, which we refer to as the Named Executive Officers or NEOs.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)	($)	($)	($)(2)	($)

Nicolas J. Sutton	2008	175,000	—	$852,213	—	—	—	—	1,027,213
Chief Executive Officer
James M. Piccone	2008	175,000	—	$426,107	—	—	—	—	601,107
President
Theodore Gazulis	2008	175,000	—	$426,107	—	—	—	—	601,107
Chief Financial Officer
Richard F. Betz	2008	175,000	—	$426,107	—	—	—	—	601,107
Vice President, Business Development
Dale E. Cantwell	2008	175,000	—	$426,107	—	—	—	—	601,107
Vice President, Operations
Janet W. Pasque	2008	175,000	—	$426,107	—	—	—	—	601,107
Vice President, Land

(1)	Consists of amounts recorded under FAS 123R related to Incentive Units awarded to NEOs. See “— Equity Incentive Plans — Incentive Units.”

(2)	Aggregate less than $10,000 per NEO.

2008 Grants of Plan-Based Awards

No plan-based awards were granted in 2008 to the Named Executive Officers of Resolute who will continue with the Company after the Acquisition.

Employment Agreements

Resolute currently has no employment agreements with any of the Named Executive Officers.

Equity Incentive Plans

Equity Appreciation Rights

On November 27, 2006, Resolute adopted the Equity Appreciation Rights — Terms and Conditions, and on May 29, 2008, Resolute amended and restated its Equity Appreciation Rights Plan, which we refer to as the EAR Plan. With respect to any EARs issued on or after May 29, 2008, the EAR Plan provides for cash payments to participants measured by the excess of the fair market value of Resolute over $350,000,000, or the Excess Value. Fair market value is based on the price that would be received on a sale by Resolute of all of its assets for their fair market value, payment of indebtedness, distribution of the remaining amount to Parent and distribution by Parent to its members. Participants are granted a number of equity units entitling them to a percentage of the Excess Value. None of Resolute’s Named Executive Officers has participated in the EAR Plan.

EARs are earned upon issuance but vest only when a distribution is made from Parent to its members while the participant is an employee of Resolute (except in cases of death, disability and termination of employment as a result of a sale of assets or stock that does not constitute a Change in Control Event (as defined in the EAR Plan).

In June of 2008, holders of EARs that had been awarded prior to 2008 were permitted to make an offer to exchange EARS for a time vested cash award. As a result of that offer, time vested cash awards were made, payable in three installments on January 1, 2009, 2010 and 2011, and bearing simple interest at 15% per annum. In addition, in 2008, certain non-executive employees were offered an opportunity to accept new award units or time vested cash awards similar in terms to those described above. As a result of these offers, 140,466 EARs were granted in 2008 and remain outstanding as of March 31, 2009. Amounts paid in 2009 with respect to the time vested cash agreements was $485,003. As of March 31, 2009, principal payments remaining in respect of EARs were $1,193,474, all to non-executive officers. Payment of this amount will be made in equal installments of principal, plus interest, on January 1, 2010 and 2011. The EAR Plan will be terminated immediately prior to the Acquisition and, other than payments required in connection with the agreements entered into in 2008 and described above, no further obligation will exist with respect to the EAR Plan.

Incentive Units

Resolute Holdings, LLC, as the parent company of all the Resolute operations, offered to all the NEOs an ability to benefit from the growth in the Resolute operations through a form of equity ownership called Incentive Units. The Incentive Units were issued as Tier I, Tier II, Tier III, Tier IV and Tier V Units, and payout for each tier occurs when a specified level of cumulative cash distributions has been received by the members of Resolute Holdings, LLC. In 2007, Resolute made a cash distribution of $100 million to its equity holders, causing the Tier I Incentive Units to vest and payout to occur. Tier II through V Incentive Units are forfeited if a holder is either terminated for cause or resigns. During 2008, no payments were made in respect of Incentive Units and no Incentive Units vested. After the Acquisition, executive officers of the Company will continue to own Incentive Units, and payout and vesting will occur if specified levels of cash distributions are made.

Outstanding Equity Awards at 2008 Fiscal Year End

A summary of the outstanding equity awards as of December 31, 2008 for each Named Executive Officer of Resolute who will continue with the Company after the Acquisition is as follows. No option awards have been made to any Named Executive Officers.

	Stock Awards
				Equity Incentive
			Equity Incentive	Plan Awards:
			Plan Awards:	Market or Payout
		Market Value	Number of Unearned	Value of Unearned
	Number of Shares or	of Shares or	Shares, Units or	Shares, Units or
	Units of Stock That	Units of Stock That	Other Rights That	Other Rights That
	Have Not Vested	Have Not Vested	Have Not Vested	Have Not Vested
Name	(#)	($)	(#)(1)	($)(2)

Nicolas J. Sutton	—	—	1,388,332	$636,002
James M. Piccone	—	—	694,165	318,001
Theodore Gazulis	—	—	694,165	318,001
Richard F. Betz	—	—	694,165	318,001
Dale E. Cantwell	—	—	694,165	318,001
Janet W. Pasque	—	—	694,165	318,001

(1)	Represents number of Incentive Units owned.

(2)	Represents value of Tiers II, III, IV and V Incentive Units. Because there is no market for the Incentive Units, the value was determined by reference to the value of the regular common stock consideration in the Acquisition attributable to the respective individual’s interest in the Tier II, III, IV and V Incentive Units.

Equity Rights Exercised and Vested in 2008

No equity rights were exercised by Named Executive Officers, and no equity rights of Named Executive Officers vested in 2008.

2008 Pension Benefits

Resolute has no defined benefit pension plans.

2008 Nonqualified Deferred Compensation Plans

In the year ended December 31, 2008, Resolute had no nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change of Control of Resolute

There are currently no agreements under which the Named Executive Officers would be entitled to receive payments upon a change of control of Resolute.

Compensation for Resolute Directors

Because Resolute is a privately held company, it does not compensate its directors for services to Resolute in such capacity.

Compensation Discussion and Analysis of Resolute Prior to the Acquisition

With respect to 2008 and prior periods, Resolute’s executive compensation program for its NEOs reflected its status as a privately-held company in which all of the NEOs were company founders. Accordingly, the compensation of the NEOs was established on formation, pursuant to an agreement with Natural Gas Partners, with each NEO, including the chief executive officer, being paid a base wage compensation of $175,000 per year. From inception through 2008, no adjustment was made to base compensation and no NEO received any short-term incentive bonus compensation. Each NEO received standard vacation allowances and reimbursement for out-of-pocket expenses incurred in the conduct of company business. Each NEO also was eligible to participate in company sponsored health and disability benefits and any 401(k) matching contribution on the same terms as other employees. In 2008, Resolute matched 6% of employee contributions, for an aggregate cash amount of $233,300, relating to employee contributions made during 2007. No perquisites in excess of $10,000 were provided to any NEO.

In addition to base compensation, the founding group of NEOs participated in a form of incentive compensation whereby these executives and certain other early-stage employees could earn, based on a measurement of cash returned to investors in Resolute Holdings, LLC, a greater share of the ownership interests in Resolute Holdings, LLC. See “— Equity Incentive Plans — Incentive Units.”

Certain non-executive employees participated in equity growth of Resolute through an Equity Appreciation Rights Plan. Pursuant to this plan, employees would be entitled to a cash payment measured by the excess of the fair market value of Resolute over defined threshold levels. The threshold level for awards issued in 2006 and 2007 was $250 million and for awards made in 2008 was $350 million. See “— Equity Incentive Plans — Equity Appreciation Rights.”

Compensation Discussion and Analysis of the Company after the Acquisition

The compensation policies and philosophy of the Company will govern the types and amount of compensation to be granted each of the executive officers, and the board of directors has the ultimate decision-making authority with respect to the total compensation of these executive officers.

Overview of the Company’s Compensation Program.  The Company’s board of directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The board has the authority to delegate to the Compensation Committee of the board various responsibilities with respect to compensation matters, in which case such committee may review and recommend to the Company’s board of directors the compensation and benefits for the Company’s executive officers, administer its equity incentive plans and assist with the establishment of general policies relating to compensation and benefits for all of the Company’s employees. In the absence of such a committee, the board will perform these actions. The board is responsible for ensuring that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits that will be provided to the Company’s executive officers will be similar to those provided to the Company’s other officers and employees. The Company does not have compensation plans that are solely for executive officers.

Compensation Philosophy and Objectives.  The Company believes that the most effective compensation program is one that is designed to reward all employees, not just executives, for the achievement of the Company’s short-term and long-term strategic goals. As a result, the Company’s compensation philosophy is to provide all employees with cash incentives or a combination of cash and equity-based incentives that foster the continued growth and overall success of the Company and its affiliates and encourage employees to maximize value. Under this philosophy, all the Company employees, from the most senior executives of the organization to entry level, have aligned interests. When establishing total compensation, the Company has the following objectives:

•	to attract, retain and motivate highly qualified and experienced individuals;

•	to provide financial incentives, through an appropriate mix of fixed and variable pay components, to achieve the organization’s key financial and operational objectives;

•	to ensure that a portion of total compensation is “at risk” in the form of equity compensation; and

•	to offer competitive compensation packages that are consistent with the Company’s core values, including the balance of fairness to the individual and the organization, and the demand for commitment and dedication in the performance of the job.

Setting the Company’s Executive Compensation.  Following the Acquisition, executive compensation will be reviewed by the board of directors no less frequently than annually. Compensation will be based on the foregoing objectives, and will include both base salary and annual and long-term incentive-based cash and non-cash executive compensation. The board of directors may, but is not obligated to, engage the services of an outside compensation consulting firm to assist in this process. Furthermore, the board of directors may delegate certain aspects of the compensation review process to the compensation committee to review, as it deems appropriate, and make recommendations regarding the compensation of the Company’s chief executive officer. It is expected that in performing its compensation reviews and making its compensation decisions, the board of directors or the compensation committee of the board of directors will review compensation data from other oil and gas companies of comparable size and scope. It is further expected that cash compensation will be targeted near the midpoint of a range established by this peer review, although adjustments may be made for such things as experience, market factors or exceptional performance, among others. Long-term incentive compensation may be used to reward and to encourage long-term performance and an alignment of values between the individual and the organization. Long-term incentive grants are used not only to reward prior performance, but also to retain executive officers and other employees and provide incentives for future exceptional performance. To the extent that business success accretes value to long-term incentive awards, an individual’s total compensation may move from the median to the high end of ranges established with reference to peer data.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation for executive officers. Rather, the board of directors or compensation committee will rely on each member’s knowledge and experience. Factors affecting compensation include: (i) the Company’s annual performance; (ii) impact of the employee’s performance on the Company’s results; (iii) the Company’s objective to provide total compensation that is higher than competitive levels when aggressive goals of the Company are exceeded; and (iv) internal equity. It is expected that the size of the long-term incentive compensation grants will increase with the level of responsibility of the executive position.

For the chief executive officer, long term incentive grants are typically the largest element of the total compensation package.

Executive officers generally receive the same benefits as other employees. As is the case with compensation, any differences are generally due to local requirements. In establishing executive compensation, the Company believes that base salaries should be at levels in the mid-range of comparable companies and potential total compensation, including annual incentive compensation, should be at the upper range of total compensation at comparable companies if performance targets are met; and annual cash incentive and equity incentive awards should reflect progress toward company-wide financial goals and personal objectives, as well as salary grade level, and should balance rewards for short-term and long-term performance.

Executive Compensation Components.  The principal components of compensation for executive officers are expected to be:

•	base salary;

•	cash bonus;

•	long-term incentive compensation; and

•	retirement and other benefits.

Relative Size of Major Compensation Elements.  The combination of base salary, annual cash incentives and equity awards comprises total direct compensation. In setting executive compensation, the board of directors considers the aggregate compensation payable to an executive officer and the form of that compensation. The board of directors will seek to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives.

The board of directors may decide, as appropriate, to modify the mix of base salary, annual cash incentives and long-term equity incentives to best fit an executive officer’s specific circumstances. For example, the board of directors may make the decision to award more cash and not award an equity grant. This provides more flexibility to the Company to reward executive officers appropriately as they near retirement, when they may only be able to partially fulfill the vesting required for equity grants. The board of directors may also increase the size of equity grants to an executive officer if the total number of career equity grants does not adequately reflect the executive’s current position with the Company.

Timing of Compensation Decisions.  It is anticipated that all elements of the executive officer’s compensation will be reviewed each February, after a review of financial, operating and personal objectives with respect to the prior year’s results. At that time, the financial, operating and personal objectives will be determined for the current year. The board of directors may, however, review salaries or grant equity incentives at other times as the result of new appointments or promotions during the year, or other circumstances that it deems appropriate.

The following table summarizes the approximate timing of significant compensation events:

Event	Timing

Base salary review and recommendation.	First quarter of the fiscal year for base salary for the current year.
Executive performance evaluation and corresponding compensation recommendations.	Results approved in February of each fiscal year for annual cash incentive with respect to prior year.
Earned incentive paid in March.
Merit increases for executives.	Effective first pay period in June.
Granting of long term incentives to executives.	No set period.
External consultants’ analyses provided to the compensation committee to evaluate executive compensation.	No set period.
Establish executive officer performance objective(s).	February of each fiscal year for the current year.

Base Salary.  The Company provides executive officers with a base salary to compensate them for services rendered during the fiscal year. It is expected that base salaries for each of the Named Executive Officers will increase following the consummation of Acquisition, reflecting increased responsibilities associated with public company status. Base salaries after the Acquisition will be established by the compensation committee of the board of directors based on consideration of relevant factors, including salary levels of comparable companies in the oil and gas industry. Base salaries will be reviewed and adjusted pursuant to the procedures discussed above.

Employment Agreements.  The Company expects to enter into employment agreements with the Named Executive Officers following the consummation of the Acquisition. Employment agreements will be reviewed by the compensation committee of the board of directors and approved by the Company’s board of directors. It is expected that the employment agreements will provide for (i) base salary, (ii) bonuses to be earned by achievement of specified performance targets, (iii) severance and change of control benefits, (iv) non-competition and non-solicitation provisions, (v) obligations to maintain the confidentiality of the Company information and (vi) assignment of all intellectual property rights to the Company.

Base salary for an executive officer will take into consideration salaries of executives of comparable companies in the industry in which the Company competes, individual performance, comparison to internal peer positions, the relative performance of the Company during the year, and overall performance against the Company objectives.

There are occasions when a base salary can be reduced such as when an executive officer moves to a position of lesser responsibility in the organization. Alternatively, a base salary can be frozen for a number of years until it falls in line with comparable positions.

Cash Bonus.  Following consummation of the Acquisition, cash bonuses to executive officers will be made at the discretion of the board of directors. The Company expects that year-end cash bonuses would range from 0% to 150% of each executive’s annual base salary, depending on an executive’s position of responsibility and an assessment of that executive’s contribution to the success of the Company.

Retirement and Other Benefit Plans.  All of the Company’s employees will be eligible to participate in a 401(k) Plan. The Company will have the option but not the requirement to match some portion of employee contributions to the 401(k) Plan.

Long-Term Incentive Compensation.  Prior to the Acquisition, the Company will adopt the 2009 Incentive Performance Plan, or the Incentive Plan, providing for long-term equity based awards intended to compensate key employees, consultants and directors. The principal terms of the Incentive Plan are summarized below. This summary is qualified in its entirety by the full text of the Incentive Plan, which is filed as an exhibit to this proxy statement/prospectus.

Purpose.  The purpose of the Incentive Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and the Company’s stockholders.

Administration.  The Company’s board of directors or one or more committees appointed by the Company’s board of directors will administer the Incentive Plan. A committee may delegate some or all of its authority with respect to the Incentive Plan to another committee of directors and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. The appropriate acting body, be it the Company’s board of directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this plan description as the Administrator.

The Administrator has broad authority under the Incentive Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the Incentive Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•	to allow the purchase price of an award or shares of Company Common Stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of Company Common Stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice of third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

Eligibility.  Persons eligible to receive awards under the Incentive Plan include officers and employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries.

Authorized Shares; Limits on Awards.  The maximum number of shares of Company Common Stock that may be issued pursuant to awards under the Incentive Plan is 2,760,000.

The Incentive Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another Company will not count against the shares available for issuance under the Incentive Plan.

No Repricing.  In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) will any adjustment be made to a stock option or stock appreciation right award under the Incentive Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.

Types of Awards.  The Incentive Plan authorizes stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and other forms of awards granted or denominated in Company Common Stock or units of Company Common Stock, as well as cash bonus awards. The Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

Options.  A stock option is the right to purchase shares of Company Common Stock at a future date at a specified price per share, or the exercise price. The per share exercise price of an option generally may not be less than the fair market value of a share of Company Common Stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock options are subject to more restrictive terms and are limited in amount by the Internal Revenue Code of 1986, as amended, or the Code, and the Incentive Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

Stock Appreciation Rights.  A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of shares of Company Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally cannot be less than the fair market value of a share of Company Common Stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

Restricted Stock.  Shares of restricted stock are shares of Company Common Stock that are subject to certain restrictions on sale, pledge, or other transfer by the recipient during a particular period of time (the restricted period). Subject to the restrictions provided in the applicable award agreement and the Incentive Plan, a participant receiving restricted stock may have all of the rights of a stockholder as to such shares, including the right to receive dividends.

Restricted Stock Units.  A restricted stock unit, or RSU, represents the right to receive one share of Company Common Stock on a specific future vesting or payment date. Subject to the restrictions provided in the applicable award agreement and the Incentive Plan, a participant receiving RSUs has no stockholder rights until shares of common stock are issued to the participant. RSUs may be granted with dividend equivalent rights.

Cash Awards.  The Administrator, in its sole discretion, may grant cash awards, including without limitation, discretionary awards, awards based on objective or subjective performance criteria, and awards subject to other vesting criteria.

Other Awards.  The other types of awards that may be granted under the Incentive Plan include, without limitation, stock bonuses, performance stock, dividend equivalents, and similar rights to purchase or acquire shares.

Performance-Based Awards.  The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the Code, or Performance-Based Awards. Performance-Based Awards are in addition to any of the other types of awards that may be granted under the Incentive Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the Code and while the attainment of the performance targets remains substantially uncertain. The Administrator may use any criteria it deems appropriate for this purpose, and applicable criteria may include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operating, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity, capital employed, or on assets or net investment, cost containment or reduction, operating margin, debt reduction, finding and development costs, production growth or production growth per share, reserve replacement or reserves per share growth or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash. Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Acceleration of Awards; Possible Early Termination of Awards.  Generally, and subject to limited exceptions set forth in the Incentive Plan, if any person acquires more than 50% of the outstanding common stock or combined voting power of the Company, if there are certain changes in a majority of the Company board of directors, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the Company’s assets or the acquisition of assets or stock of another entity by us or any of its subsidiaries, or if the Company is dissolved or liquidated, then awards then-outstanding under the Incentive Plan may become fully vested or paid, as applicable, and may terminate or be terminated upon consummation of such a change in control event. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the Incentive Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions.  Awards under the Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution, or pursuant to domestic relations orders, and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws.

Adjustments.  As is customary in incentive plans of this nature, the share limit and the number and kind of shares available under the Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.  The Incentive Plan does not limit the authority of the Company’s board of directors or any committee to grant awards or authorize any other compensation, with or without reference to Company Common Stock, under any other plan or authority.

Termination of or Changes to the Incentive Plan.  The Administrator may amend or terminate the Incentive Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 409A, 422 or 424 of the Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the Incentive Plan. Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval. Unless terminated earlier by the board of directors, the authority to grant new awards under the Incentive Plan will terminate ten years from the date of its adoption. Outstanding awards generally will continue following the expiration or termination of the Incentive Plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Awards Under the Incentive Plan.  Because future awards under the Incentive Plan will be granted in the discretion of the Company’s board of directors or committee of the board, the type, number, recipients, and other terms of such awards cannot be determined at this time.

Employee Retention Bonus Awards.  In addition to the Incentive Plan, prior to the completion of the Acquisition, the Company’s Board will authorize the grant of certain awards to employees of Resolute who remain employed by the Company at the time of the Acquisition, or the Retention Awards. The purpose of the Retention Awards is to encourage persons who were employees of Resolute to remain employed by the Company. No Retention Awards will be made to any Named Executive Officer of Resolute. The Retention Awards will provide for the payment by the Company to approximately 50 employees of a total of up to $1,700,000 in cash, and, if requested by Seller, issuance by the Company of up to 200,000 shares of Company Common Stock. If such request is made by Seller, the 200,000 shares will be deducted from the 9.2 million shares to be issued to Seller in the Acquisition. The timing of distribution and allocation of cash and Company Common Stock will be specified in the Retention Awards, as follows: one-half of each cash and stock award will be paid at closing, and one-half on the first anniversary of the closing. If any employee is no longer employed by the Company on the first anniversary of the closing (other than by reason of events set forth in the award agreement), his or her award will be forfeited, and forfeited stock will be distributed by the Company to Seller. The shares of Company Common Stock included in the Retention Awards would reduce the number of shares that would otherwise be received by Seller in the Acquisition, reflecting the desire of Seller to have the Company award shares of Common Stock to Resolute employees.

Other Benefits Plans.  The Company will offer a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. The Company’s executive officers are generally eligible to participate in these employee benefit plans on the same basis as the rest of the Company’s employees.

Director Compensation

Officers or employees of the Company who also serve as directors will not receive additional compensation for their service as a director. We currently anticipate that directors who are not officers or employees will receive an annual retainer plus compensation for attending meetings of the board of directors and committee meetings and will receive awards under the Incentive Plan. While the compensation committee of the board of directors will make final determinations regarding director compensation, we presently anticipate that annual compensation for non-employee directors will amount to approximately $125,000 comprised of the following elements: a cash retainer of $50,000, meeting fees of $25,000 and long-term incentive awards of $50,000. The specific breakdown of meeting fees and the makeup of long-term incentive awards for directors will be established by the board of directors or compensation committee at its first meeting following the completion of the Acquisition.

In addition, each director will be reimbursed for his or her out-of-pocket expenses in connection with attending meetings of the board of directors or committees. The Company expects that each director will be covered by a liability insurance policy paid for by the Company and also will be fully indemnified, to the fullest extent permitted under Delaware law, by the Company for his or her actions associated with being a director. The Company also intends to enter into indemnification agreements with each of its directors. For more information regarding these indemnification agreements, please read “Certain Relationships and Related Party Transactions — Indemnification Agreements with Executive Officers and Directors.”

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth as of August 1, 2009, with respect to Seller and HACI, and pro forma after closing of the Acquisition with respect to the Company (assuming either maximum or minimum conversion by HACI stockholders of their shares of HACI Common Stock pursuant to conversion rights granted under HACI’s charter), certain information regarding the beneficial ownership of (1) membership interests in Seller, (2) shares of HACI Common Stock, each before the Acquisition, and (3) shares of Company Common Stock after the Acquisition by (i) each person who is known by such entity to own beneficially more than 5% of such interests, (ii) each member of the board of directors of such entity, (iii) each of the executive officers of such entity, and (iv) all members of the board of directors and the executive officers of such entity, as a group.

Except as otherwise indicated, the holders listed in the table have sole voting and investment powers with respect to the shares or membership interests indicated. Shares or membership interests that an individual or group has a right to acquire within 60 days pursuant to the exercise or redemption of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

					Shares of Company			Shares of Company
	Shares of HACI			Membership Interest	Common Stock			Common Stock
	Common Stock			in Resolute Sub, LLC	Beneficially Owned			Beneficially Owned
	Beneficially Owned			Beneficially Owned	After the Acquisition			After the Acquisition
	Prior to the			Prior to the	Assuming			Assuming
	Acquisition			Acquisition	Minimum Conversion			Maximum Conversion
	Number		Percentage(1)	Percentage(2)	Number		Percentage(3)	Number		Percentage(4)

HH-HACI, L.P.(5)	13,524,000	(6)	19.6%	—	10,855,667	(7)	14.1%	10,855,667	(7)	18.0%
Thomas O. Hicks(8)(20)	13,524,000	(6)	19.6%	—	10,855,667	(7)	14.1%	10,855,667	(7)	18.0%
Fir Tree, Inc.(9)	6,160,000		8.9%	—	6,160,000	(14)	8.5%	6,160,000	(14)	11.1%
Michael A. Roth and Brian J. Stark(10)	3,673,600		5.3%	—	3,673,600	(14)	5.1%	3,673,600	(14)	6.6%
QVT Financial LP(11)	4,799,458		7.0%	—	4,799,458	(14)	6.6%	4,799,458	(14)	8.6%
Aldebaran Investments LLC(12)	4,139,700		6.00%	—	4,139,700	(14)	5.7%	4,139,700	(14)	7.4%
Millenium Management, L.L.C. and
Israel A. Englander(13)	3,732,251		5.4%	—	3,732,251		5.2%	3,732,251		6.7%
Joseph B. Armes	—		—	—	—		—	—		—
William H. Cunningham	69,000	(15)	*	—	69,000	(16)	*	69,000		*
William A. Montgomery	69,000	(15)	*	—	69,000	(16)	*	69,000		*
Brian Mulroney	69,000	(15)	*	—	69,000	(16)	*	69,000		*
William F. Quinn	69,000	(15)	*	—	69,000	(16)	*	69,000		*
All directors and executive officers of HACI as a group (11 persons)	13,800,000		20.0%	—	11,131,667		14.1%	11,131,667		18.4%
Resolute Holdings, LLC(17)(18)	—		—	100%	12,918,333	(19)	17.3%	12,918,333	(19)	22.3%
Nicolas J. Sutton(17)(20)	—		—	—	—		—	—		—
James M. Piccone(17)(20)	—		—	—	—		—	—		—
Richard F. Betz(17)(20)	—		—	—	—		—	—		—
Dale E. Cantwell(17)(20)	—		—	—	—		—	—		—
Theodore Gazulis(17)(20)	—		—	—	—		—	—		—
Janet W. Pasque(17)(20)	—		—	—	—		—	—		—
Kenneth A. Hersh(17)(20)	—		—	—	—		—	—		—
Richard L. Covington(17)(20)	—		—	—	—		—	—		—
William J. Quinn(17)(20)	—		—	—	—		—	—		—
All directors and executive officers of Resolute as a group (9 persons)	—		—	—	—		—	—		—
All directors and executive officers of the Company as a group (13 persons)(20)	—		—	—	10,855,667	(7)	14.1%	10,855,667	(7)	18.0%

*	Less than 1%

(1)	Based upon 69,000,000 shares of HACI Common Stock outstanding as of August 1, 2009.

(2)	Seller is a limited liability company and does not denominate its membership interest in quantified units.

(3)	Based upon 72,250,000 shares of Company Common Stock outstanding as of the closing of the Acquisition, assuming that (i) no HACI Public Shares are properly converted and (ii) no HACI Public Shares are purchased by HACI prior to the Acquisition. Includes (i) 200,000 shares of Company Common Stock that may be issued pursuant to Retention Bonus Awards and (ii) 3,250,000 Company Earnout Shares that are held by the Sponsor and Seller subject to forfeiture unless at any time prior to five years from the closing of the Acquisition, either (x) the closing sale price of the Company Common Stock exceeds $15.00 per share for 20 trading days in any 30 trading day period beginning 90 days after the closing of the Acquisition, or (y) a Change in Control Event occurs in which Company Common Stock is valued at greater than $15.00 per share. Until forfeited, Company Earnout Shares will vote but will not participate in dividends and distributions. Excludes (i) up to 27,600,000 shares of Company Common Stock subject to purchase at any time following the closing of the Acquisition upon exercise of Company warrants at an exercise price of $13.00 per share for five years from the Acquisition, (ii) 7,000,000 Company Sponsors Warrants to purchase Company Common Stock at a price of $13.00 per share that will be exercisable upon closing of the Acquisition, (iii) 13,800,000 Company Founders Warrants to purchase Company Common Stock at a price of $13.00 per share that will be exercisable at any time prior to five years from the closing of the Acquisition in the event that the closing sale price of the Company Common Stock exceeds $13.75 per share for 20 trading days in any 30 trading day period beginning 90 days after the closing of the Acquisition, and (iv) up to 2,760,000 shares reserved for issuance under the Company’s 2009 Performance Incentive Plan.

(4)	Based upon 55,690,000 shares of Company Common Stock outstanding as of the closing of the Acquisition, assuming (i) 30% of HACI Public Shares are properly converted and (ii) no HACI Public Shares are purchased by HACI prior to the closing of the Acquisition. Includes (i) 200,000 shares of Company Common Stock that may be issued pursuant to Retention Bonus Awards and (ii) 3,250,000 Company Earnout Shares that are held by the Sponsor and Seller subject to forfeiture, as described in more detail above. Excludes (i) up to 27,600,000 shares of Company Common Stock subject to purchase at any time following the closing of the Acquisition upon exercise of Company warrants at an exercise price of $13.00 per share for five years from the Acquisition, (ii) 7,000,000 Company Sponsors Warrants to purchase Company Common Stock at a price of $13.00 per share that will be exercisable upon closing of the Acquisition, (iii) 13,800,000 Company Founders Warrants to purchase Company Common Stock at a price of $13.00 per share that will be exercisable as described in Note 3 above; and (iv) up to 2,760,000 shares reserved for issuance under the Company’s 2009 Performance Incentive Plan.

(5)	The address of the holder is 100 Crescent Court, Suite 1200, Dallas, Texas 75201.

(6)	Excludes an aggregate of 20,524,000 warrants to acquire shares of HACI Common Stock, consisting of 13,524,000 Founder Warrants and 7,000,000 Sponsor Warrants, held by the Sponsor, none of which are exercisable within 60 days.

(7)	Includes 1,865,000 Company Earnout Shares and 4,666,667 Company Sponsors Warrants to purchase Company Common Stock at a price of $13.00 per share that will be exercisable upon closing of the Acquisition. Excludes 8,924,000 Company Founders Warrants to purchase Company Common Stock at a price of $13.00 per share that will be exercisable as described in Note 3 above.

(8)	Thomas O. Hicks is HACI’s Chairman of the Board and the sole member of HH-HACI GP, LLC, the general partner of the Sponsor, and may be considered to have beneficial ownership of the Sponsor’s interests in HACI. Mr. Hicks, or his appointed designee, is expected to be a director of the Company after the closing of the Acquisition. Mr. Hicks disclaims beneficial ownership of any shares of HACI Common Stock in which he does not have a pecuniary interest. The address of each of the preceding holders is c/o Hicks Holdings LLC, 100 Crescent Court, Suite 1200, Dallas, Texas 75201.

(9)	Based on Amendment No. 2 to a Schedule 13G filed with the SEC on February 11, 2009, Fir Tree, Inc., or Fir Tree, is the investment manager for each of SPAC Holdings 1, LLC, or SPAC Holdings 1, SPAC Holdings 2, LLC, or SPAC Holdings 2, and Fir Tree Value Master Fund, L.P., or Fir Tree Value. Based on Amendment No. 2 to a Schedule 13G filed with the SEC on February 11, 2009, SPAC Holdings 1,

SPAC Holdings 2 and Fir Tree Value are the beneficial owners of 3,893,253 shares of HACI Common Stock, 1,641,138 shares of HACI Common Stock and 625,609 shares of HACI Common Stock, respectively. This amounts to beneficial ownership of 5.6%, 2.4% and 0.9%, respectively. SPAC Holdings 1 may direct the vote and disposition of 3,893,253 shares. SPAC Holdings 2 may direct the vote and disposition of 1,641,138 shares. Fir Tree Value may direct the vote and disposition of 625,609 shares. Fir Tree has been granted investment discretion over the shares of HACI Common Stock held by SPAC Holdings 1, SPAC Holdings 2 and Fir Tree Value. The address of each of these holders is 505 Fifth Avenue, 23rd Floor, New York, New York 10017.

(10)	Based on Amendment No. 1 to a Schedule 13G filed with the SEC on February 17, 2009 by Michael A. Roth and Brian J. Stark, as joint filers. Mr. Roth and Mr. Stark, as the managing members of Stark Offshore Management LLC, share voting and dispositive power over 3,673,600 shares of HACI Common Stock held directly by Stark Master Fund Ltd. Stark Offshore Management LLC is the investment manager and has sole power to direct the management of Stark Master Fund Ltd. The address of each of these holders is 3600 South Lake Drive, St. Francis, Wisconsin 53235.

(11)	Based on Amendment No. 3 to a Schedule 13G filed with the SEC on January 29, 2009 on behalf of QVT Financial LP, a Delaware limited partnership, or QVT Financial, QVT Financial GP, LLC, a Delaware limited liability company, QVT Fund LP, a Cayman Islands limited partnership, or the Fund, and QVT Associates GP LLC, a Delaware limited partnership. QVT Financial LP, QVT Financial is the investment manager for the Fund, which beneficially owns 3,972,693 shares of HACI Common Stock, or Quintessence Fund L.P., or Quintessence, which beneficially owns 428,300 shares of HACI Common Stock and a separate discretionary account managed for Deutsche Bank AG, or the Separate Account, which holds 398,305 shares of HACI Common Stock. QVT Financial has the power to direct the vote and disposition of the 4,799,458 shares collectively owned by Fund, Quintessence and held in the Separate Account. QVT Financial GP LLC is the general partner of QVT Financial and may be deemed to beneficially own the same number of shares of HACI Common Stock deemed beneficially owned by QVT Financial. QVT Associates GP LLC is the general partner of Fund and Quintessence and may be deemed to beneficially own and aggregate of 4,401,073 shares of HACI Common Stock. The address of each of these holders is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036.

(12)	Based on a Schedule 13G filed with the SEC on February 17, 2009, by Aldebaran Investments LLC, or Aldebaran, Aldebaran is the investment manager of a separate account which owns 6.00% of the outstanding HACI Common Stock. The address of this holder is 6500 Park Avenue, 5th Floor, New York, New York 10022.

(13)	Based on a Schedule 13G filed with the SEC on April 21, 2009, by Integrated Core Strategies (US) LLC, or Integrated Core Strategies, Millenco LLC, or Millenco, Millennium Management LLC, or Millennium Management, and Israel A. Englander, Millennium Management and Mr. Englander may be deemed to beneficially own 3,732,251 shares or 5.4% of the HACI Common Stock. Mr. Englander is the managing member of Millennium Management, and Millennium Management is the general partner of the managing member of Integrated Core Strategies, and may be deemed to have shared voting control and investment discretion over the 3,582,151 shares of HACI Common Stock (of which 165,800 shares are HACI units) beneficially owned by Integrated Core Strategies. Millennium Management is also the manager of Millenco, and may also be deemed to have shared voting control and investment discretion over the 150,100 shares of HACI Common Stock beneficially owned by Millenco. The address of each of these holders is 666 Fifth Avenue New York, New York 10103.

(14)	Assumes each holder does not properly exercise conversion rights which respect to its Public Shares in the Acquisition.

(15)	Excludes the director’s 69,000 Founder Warrants to acquire shares of HACI Common Stock, none of which Founder Warrants are exercisable within 60 days.

(16)	Excludes 69,000 Company Founders Warrants to purchase Company Common Stock at a price of $13.00 per share that will be exercisable as described in Note 3 above.

(17)	Resolute Holdings, LLC has a 100% membership interest in Seller and beneficially owns equity interests in Seller’s subsidiaries. Natural Gas Partners VII, L.P. and NGP-VII Income Co-Investment Opportunities,

L.P. (“Co-Invest,” and collectively with Natural Gas Partners, VII, L.P., “Natural Gas Partners”) have an approximately 71% membership interest in Resolute Holdings, LLC, subject to certain adjustments in the future that could decrease such interest. Nicholas J. Sutton, James M. Piccone, Richard F. Betz, Dale E. Cantwell, Theodore Gazulis and Janet W. Pasque collectively have an approximate 21% membership interest in Resolute Holdings, LLC. Certain other employees of Resolute Holdings, LLC and its affiliates collectively own an approximate 8% membership interest in Resolute Holdings, LLC, all of which are subject to certain adjustments in the future that could increase such interests. None of such persons holds more than a 10% membership interest in Resolute Holdings, LLC. In addition, Messrs. Sutton, Piccone, Kenneth A. Hersh, Richard L. Covington and William J. Quinn serve as directors of Resolute Holdings, LLC. G.F.W. Energy VII, L.P. is the sole general partner of Natural Gas Partners VII, L.P. and GFW VII, L.L.C. is the sole general partner of G.F.W. Energy VII, L.P. Natural Gas Partners VII, L.P. owns NGP Income Management, L.L.C., which is the sole general partner of Co-Invest. Upon closing of the Acquisition, G.F.W. Energy VII, L.L.C. may be deemed to beneficially own any Company Common Stock, Company Earnout Shares, Company Founders Warrants and Company Sponsors Warrants to be issued in connection with the Acquisition to Seller and that may be attributable to Natural Gas Partners. Upon closing of the Acquisition, Kenneth A. Hersh, who is a member of GFW VII, L.L.C., may also be deemed to share the power to vote, or to direct the vote, and to dispose of, or to direct the disposition of, Company Common Stock, Company Earnout Shares, Company Founders Warrants and Company Sponsors Warrants to be issued to Seller in connection with the Acquisition. Mr. Hersh disclaims any beneficial ownership of Company Common Stock, Company Earnout Shares, Company Founders Warrants and Company Sponsors Warrants to be issued to Seller in connection with the Acquisition, which he may be deemed to have by virtue of his relationship with GFW VII, L.L.C. Because none of Messrs. Sutton, Piccone, Betz, Cantwell, Gazulis, Hersh, Covington or Quinn, or Ms. Pasque, will have the power to vote, or to direct the vote, or to dispose of, or direct the disposition of the shares of Company Common Stock, Company Earnout Shares, Company Founders Warrants and Company Sponsors Warrants to be issued to Seller in connection with the Acquisition, each of such persons disclaims beneficial ownership of such Company Common Stock, Company Earnout Shares, Company Founders Warrants and Company Sponsors Warrants. The address of Natural Gas Partners is 125 E. John Carpenter Fwy., Suite 600, Irving, Texas 75062.

(18)	Company Common Stock, Company Earnout Shares, Company Founders Warrants and Company Sponsors Warrants will be issued in the Acquisition to Seller, and Seller will distribute all of such securities to Resolute Holdings, LLC, its sole member. Resolute Holdings, LLC will retain the Company Common Stock, Company Earnout Shares, Company Founders Warrants and Company Sponsors Warrants, but may, in the discretion of the board of directors of Resolute Holdings, LLC, distribute Company Common Stock to members of Resolute Holdings, LLC following the Acquisition pro rata in accordance with their membership interests in Resolute Holdings, LLC.

(19)	Comprised of (i) 9,200,000 shares of Company Common Stock (including 200,000 shares potentially issuable pursuant to employee Retention Bonus Awards), (ii) 2,333,333 Company Sponsors Warrants to purchase Company Common Stock at a price of $13.00 per share that will be exercisable upon closing of the Acquisition, and (iii) 1,385,000 Company Earnout Shares, which are subject to forfeitures as described in Note 3 above. Excludes 4,600,000 Company Founders Warrants to purchase Company Common Stock at a price of $13.00 per share that will be exercisable as described in Note 3 above. Upon closing of the Acquisition, 200,000 of the shares of Company Common Stock that are receivable by Resolute Holdings, LLC may be allocated to Resolute employees in the form of Retention Bonus Awards, subject, in the case of forfeiture by such employees, to reversion to Resolute Holdings, LLC.

(20)	After the Acquisition, the Company’s executive officers are expected to be Messrs. Sutton, Piccone, Betz, Cantwell, Gazulis and Ms. Pasque, and the Company’s directors are expected to by Messrs. Sutton, Piccone, Hersh, Covington and William J. Quinn and four other persons to be named, including Mr. Hicks, or his appointed designee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

HACI Related Person Transactions

Related Person Policy

HACI’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent HACI enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, HACI requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire on an annual basis that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

All ongoing and future transactions between HACI and any director or member of its management team, the Initial Stockholders, or their respective affiliates, including financing, will be on terms believed by HACI at that time, based upon other similar arrangements known to HACI, to be no less favorable than are available from unaffiliated third parties. Such transactions will require prior approval in each instance by HACI’s audit committee. HACI will not enter into an initial business combination with an entity which is affiliated with any of its officers, directors, or the Initial Stockholders.

Founder Units

In March 2007, HACI issued to the Sponsor an aggregate of 10,000,000 Founder Units (which was increased to 11,500,000 Founder Units in July 2007 through a stock split and later increased to 13,524,000 Founder Units after giving effect to the August 2007 transfer discussed below and a stock dividend in September 2007) for an aggregate purchase price of $25,000 in cash, or $0.0018 per unit after giving effect to the July 2007 stock split and the September 2007 stock dividend. Each Founder Unit consists of one share of HACI Common Stock and one HACI warrant. Mr. Hicks, HACI’s founder and chairman of the board, is the sole member of HH-HACI GP LLC, the general partner of the Sponsor. Each of HACI’s executive officers is also a limited partner of the Sponsor. Mr. Hicks, or his appointed designee, is expected to be a director of the Company if the Acquisition is consummated. In August 2007, the Sponsor transferred an aggregate of 230,000 Founder Units, which were increased to 276,000 Founder Units as a result of the September 2007 stock dividend, to William H. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn, each of whom is a member of HACI’s board of directors. As a result of these transactions in Founder Units, these directors each owned 69,000 Founder Units. The Sponsor and these directors have agreed that these Founder Warrants (including HACI Common Stock issuable upon exercise of such warrants) will not, subject to certain limited exceptions, be transferred, assigned or sold by them until 180 days after the completion of HACI’s initial business combination. If the Acquisition is consummated (i) the 69,000 Founder Units held by each of the directors will be exchanged for 69,000 shares of Company Common Stock and 69,000 Company Founders Warrants and (ii) after cancellation of certain Founder Shares and Founder Warrants held by the Sponsor, the Founder Units held by the Sponsor will be exchanged for 4,324,000 shares of Company Common Stock, 8,924,000 Company Founders Warrants, and 1,865,000 Company Earnout Shares.

Sponsor Warrants

The Sponsor purchased 7,000,000 Sponsor Warrants from HACI in a private placement which took place simultaneously with the closing of the IPO. Each of these Sponsor Warrants entitles the holder to purchase one share of HACI Common Stock. The Sponsor has agreed that these Sponsor Warrants (including the HACI Common Stock issuable upon exercise of such warrants) will not, subject to certain limited exceptions, be transferred, assigned or sold by it until 180 days after the completion of HACI’s initial business combination.

If the Acquisition is consummated, the Sponsor will sell 2,333,333 Sponsor Warrants to Seller and the Sponsor’s remaining 4,666,667 Sponsor Warrants will be exchanged for 4,666,667 Company Sponsors Warrants.

Co-Investment Units

Pursuant to a written agreement with HACI, Mr. Hicks was required to purchase from HACI, directly or through a controlled affiliate, in a private placement that will occur immediately prior to HACI’s consummation of its initial business combination, 2,000,000 co-investment units at a price of $10.00 per unit for an aggregate purchase price of $20 million. Upon the advice of financial advisors and the approval of HACI’s independent directors, this agreement was terminated on August 2, 2009 and Mr. Hicks is no longer required to purchase co-investment units.

Administrative Services

Hicks Holdings Operating LLC, an entity controlled by Mr. Hicks, has agreed to, from the date of the closing of the IPO through the earlier of its consummation of a business combination or its liquidation, make available to HACI office space and certain office and secretarial services, as it may require from time to time. HACI has agreed to pay Hicks Holdings Operating $10,000 per month for these services. However, this arrangement is solely for HACI’s benefit and is not intended to provide Mr. Hicks compensation in lieu of salary. HACI believes, based on rents and fees for similar services in the Dallas metropolitan area, that the fee charged by Hicks Holdings Operating is at least as favorable as it could have obtained from an unaffiliated person.

Loan to HACI

Mr. Hicks also advanced to HACI $225,000 to cover expenses related to the IPO. This loan was payable without interest on the earlier of December 31, 2007 or the closing of the IPO. HACI repaid this loan on October 3, 2007 from the proceeds of the IPO not placed in trust.

Expenses

HACI has and will continue to reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on HACI’s behalf, such as identifying and investigating possible target businesses and business combinations. As of March 31, 2009, HACI has reimbursed its officers and directors for $27,668 in expenses incurred by them on its behalf. There is no limit on the amount of out-of-pocket expenses that could be incurred; provided, however, that to the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account and interest and dividend income of up to $6.6 million on the balance in the trust account, such out-of-pocket expenses would not be reimbursed by HACI unless it consummates an initial business combination. HACI’s audit committee has and will continue to review and approve all payments made to the Initial Stockholders, officers and directors, and any payments made to members of its audit committee will be reviewed and approved by HACI’s board of directors, with the interested director or directors abstaining from such review and approval.

Right of First Review Agreement

HACI entered into a business opportunity right of first review agreement with each of its officers which provides that until the earlier of the consummation of an initial business combination, HACI’s liquidation in the event it does not consummate an initial business combination, or such time as he or she ceases to be an officer, HACI will have a right of first review with respect to business combination opportunities with a fair market value of $200 million or more, subject to any pre-existing fiduciary or contractual obligations such officer may have.

Lack of Compensation, Fees

Other than the $10,000 per month administrative fee paid to Hicks Holdings Operating LLC and reimbursement of any out-of-pocket expenses incurred in connection with activities on HACI’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to the Sponsor or HACI’s officers or directors, or to any of their respective affiliates, prior to or with respect to HACI’s initial business combination (regardless of the type of transaction that it is).

Resolute Related Person Transactions

Three members of the proposed board of directors of the Company following the closing of the Acquisition are affiliated with NGP, which holds a 71.2% interest in Resolute. Kenneth A. Hersh has been a member of Resolute Holdings board of directors since its founding in May 2004, and will serve as a director of the Company upon closing of the Acquisition. Mr. Hersh is the Chief Executive Officer of NGP Energy Capital Management, L.L.C., and is a managing partner of the NGP private equity funds, serving in those or similar capacities since 1989. Richard L. Covington has been a member of Resolute’s board of directors since its founding in May 2004, and will serve as a director of the Company upon closing of the Acquisition. Mr. Covington has been a managing director of the NGP private equity funds since 1997. William J. Quinn has been a member of Resolute’s board of directors since its founding in May 2004, and will serve as a director of the Company upon closing of the Acquisition. Mr. Quinn is the Executive Vice President of NGP Energy Capital Management and is a managing partner of the NGP private equity funds, serving in those or similar capacities since 1998.

Resolute Acquisitions from NGP Affiliate and NGP Related Party.  On July 31, 2008, through a series of transactions, Resolute acquired properties from an NGP affiliate and a limited partnership related to NGP. Resolute acquired Primary Natural Resources, Inc., a Natural Gas Partners, VII, L.P., or NGP VII, portfolio company. Prior to the transaction, NGP VII held an approximately 71% interest in Resolute. As consideration, Resolute paid a total of 8,286,985 common units (value of $74.8 million) and $15.4 million in cash. Primary Natural Resources, Inc., was subsequently renamed Resolute Wyoming, Inc. Resolute also acquired a Net Profits Interest from NGP-VII Income Co-Investment Opportunities, L.P., a limited partnership consisting of certain of the investors in NGP-VII and advised by NGP. As consideration, Resolute paid a total of 2,184,445 common units (value of $19.7 million). The Net Profits Interest was subsequently acquired by Resolute Wyoming. See Note 3 to the Combined Financial Statements of Resolute for the years ended December 31, 2006, 2007 and 2008 for additional information.

The Company’s Review, Approval or Ratification of Transactions with Related Persons Following the Transaction

Pursuant to a Code of Business Conduct and Ethics, or Code of Conduct, and a Policy Statement Regarding Related Party Transactions, both of which the Company intends to adopt prior to the closing of the Acquisition, the Company’s audit committee or disinterested members of its board of directors will review and approve all relationships and transactions in which it and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of its voting securities and their family members, have a direct or indirect material interest. In approving or rejecting such proposed relationships and transactions, the Company’s audit committee or disinterested members of the Company’s board of directors, as applicable, shall consider the relevant facts and circumstances available and deemed relevant to this determination. The Company will designate a compliance officer to generally oversee compliance with the Code of Conduct. The Company’s audit committee will annually review and assess the adequacy of the Company’s Policy Statement Regarding Related Party Transactions.

DESCRIPTION OF SECURITIES

The following discussion summarizes the material terms of the Company’s securities to be issued in connection with the Acquisition. This discussion does not purport to be complete and is qualified in its entirety by reference to the Company’s amended and restated certificate of incorporation, or the Company’s charter, and the Companys’ amended and restated bylaws, or the Company’s bylaws, that will be in effect as of the closing of the Acquisition. The forms of the Company’s charter and the Company’s bylaws are exhibits to the Acquisition Agreement. You can obtain copies of those documents by following the instructions under “Where You Can Find Additional Information.” All references within this section to securities mean the securities of the Company unless otherwise noted.

General

The Company’s purpose will be to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. The Company’s Charter will authorize it to issue up to 225,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock will be issued or outstanding immediately after the consummation of the Acquisition.

Company Common Stock

Company Common Stock will have the voting rights described below under “— Voting,” and the dividend rights described below under “— Dividends.” Holders of Company Common Stock will not have conversion or redemption rights or any preemptive rights to subscribe for any of the Company’s unissued securities. The rights, preferences and privileges of holders of Company Common Stock will be subject to the rights of the holders of any preferred shares which may be authorized and issued in the future.

Voting

Holders of Company Common Stock (including Company Earnout Shares) will each have one vote per share. The Company’s directors will be elected by the vote of a plurality of the Company Common Stock represented in person or by proxy at such meeting and entitled to vote on the election of directors. A majority of the outstanding shares of Company Common Stock shall constitute a quorum.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of the Company’s board of directors, except in the case of the Company Earnout Shares, which are subject to forfeiture and will not have dividend participation rights unless Company Common Stock trading price target is exceeded by the date that is five years following the closing of the Acquisition. The time and amount of dividends will be dependent upon the Company’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in its debt instruments, and industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and other factors.

Stockholder Meetings

Under the Company’s charter and the Company’s bylaws, annual stockholder meetings will be held at a time and place selected by the Company’s board of directors. Special meeting of stockholders may be called only by the chairman of the board, the chief executive officer, the president or by a resolution adopted by a majority of the whole board of directors of the Company.

Warrants

Company Warrants

Each Company warrant will entitle the holder to purchase one share of Company Common Stock at a price of $13.00 per share, subject to adjustment as discussed below, at any time commencing on the closing of the Acquisition and continuing for a period that ends five years from the closing of the Acquisition. However, the warrants will be exercisable only if a registration statement relating to the Company Common Stock issuable upon exercise of the warrants is effective and current.

At any time while the warrants are exercisable and there is an effective registration statement covering the shares of Company Common Stock issuable upon exercise of the warrants available and current throughout the 30-day redemption period, the Company may call the outstanding warrants (except as described below with respect to the Company Founders Warrants and the Company Sponsors Warrants) for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the 30-day redemption period) to each warrantholder; and

•	if, and only if, the reported last sale price of Company Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to the notice of redemption to warrantholders.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of Company Common Stock may fall below the $18.00 redemption trigger price as well as the $13.00 warrant exercise price after the redemption notice is issued.

The exercise price and number of shares of Company Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, stock split, extraordinary dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the exercise price and number of shares of Company Common Stock issuable upon exercise of the warrants will not be adjusted for issuances of Company Common Stock at a price below the warrant exercise price.

The Company warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. You should review a copy of the warrant agreement, a form of which has been filed as Annex D to this proxy statement/prospectus, for a complete description of the terms and conditions applicable to the warrants.

The Company warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrantholders do not have any rights or privileges as holders of Company Common Stock and any voting rights until they exercise their warrants and receive shares of Company Common Stock. After the issuance of shares of Company Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Company warrants will be exercisable unless at the time of exercise a prospectus relating to the Company Common Stock issuable upon exercise of the warrants is current and the Company Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. The terms of the warrant agreement will require the Company to use its best efforts to effectuate and maintain the effectiveness of a registration statement covering such shares and maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, no assurances can be provided that the Company will be able to do so, and if the condition is not met, holders will be unable to exercise their warrants and the Company would not be required to settle any such warrant exercise. If the prospectus relating to the Company Common Stock issuable upon the exercise of the warrants is not current or if the Company Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company would not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the Company warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company would, upon exercise, round up to the nearest whole number the number of shares of Company Common Stock to be issued to the warrantholder.

Company Founders Warrants and Company Sponsors Warrants

Company Founders Warrants

The terms of the Company Founders Warrants will be identical to the terms of the Company warrants except that the Company Founders Warrants:

•	will be subject to the transfer restrictions described below;

•	will not be redeemable by the Company so long as they are held by the Initial Stockholders, Seller or their permitted transferees;

•	may not be exercised unless and until the last sale price of Company Common Stock exceeds $13.75 for any 20 days within any 30 trading-day-period beginning 90 days after the closing of the Acquisition; and

•	may be exercised at the option of the holder on a cashless basis.

If the Company Founders Warrants are held by holders other than the Initial Stockholders, Seller or their permitted transferees, the Company Founders Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Company warrants.

Company Sponsors Warrants

The terms of the Company Sponsors Warrants will be identical to the terms of the Company warrants except that the Company Sponsors Warrants:

•	will be subject to the transfer restrictions described below;

•	will not be redeemable by the Company so long as they are held by the Sponsor, Seller or their permitted transferees; and

•	may be exercised at the option of the holder on a cashless basis.

If the Company Sponsors Warrants are held by holders other than the Sponsor, Seller or their permitted transferees, the Company Sponsors Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Company warrants.

Transfer Restrictions on Company Founders Warrants and Company Sponsors Warrants

The Company Founders Warrants, Company Sponsors Warrants and any shares of common stock issued upon exercise of the Company Founders Warrants or Company Sponsors Warrants ( other than the Company Sponsors Warrants and Company Founders Warrants held by Seller) may not be sold or transferred until 180 days after the closing of the Acquisition, except (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors or any affiliates of the Sponsor, (ii) in the case of an Initial Stockholder (other than the Sponsor), by gift to a member of the Initial Stockholder’s immediate family or to a trust, the beneficiary of which is a member of the Initial Stockholder’s immediate family, an affiliate of the Initial Stockholder or to a charitable organization, (iii) in the case of an Initial Stockholder (other than the Sponsor) by virtue of the laws of descent and distribution upon death of the Initial Stockholder (other than the Sponsor), (iv) with respect to the Sponsor by virtue of the laws of the state of Delaware or the Sponsor’s limited partnership agreement upon dissolution of the Sponsor, (v) in the case of an Initial Stockholder (other than the Sponsor) pursuant to a qualified domestic relations order, or (vi) in the event of the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Company Common Stock for cash, securities or other property subsequent to the Acquisition; provided, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

Anti-takeover Effects of Certain Provisions of the Company’s Charter and the Company’s Bylaws

Some provisions of the Company’s charter and the Company’s bylaws contain provisions that could make it more difficult to acquire the Company by means of a merger, tender offer, proxy contest or otherwise, or to remove the Company’s incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors. The Company believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Undesignated preferred stock

The ability to authorize and issue undesignated preferred stock may enable the Company’s board of directors to render more difficult or discourage an attempt to change control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in the best interest of the Company, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Classified Board of Directors

The Company’s charter will provide for a board of directors divided into three classes and serving staggered, three-year terms. Approximately one-third of the Company’s board of directors will be elected each year. This classified board of directors provision could discourage a third party from making a tender offer for the Company’s shares of capital stock or attempting to obtain control of the Company. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Removal of Director

The Company’s charter provides that members of its board of directors may only be removed by the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Stockholder meetings

The Company’s charter and the Company’s bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, the chief executive officer, the president or by a resolution adopted by a majority of the whole board of directors of the Company.

Requirements for advance notification of stockholder nominations and proposals

The Company’s bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Stockholder action by written consent

The Company’s charter and the Company’s bylaws provide that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by the Company’s stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders. This provision, which may not be amended except by the affirmative vote of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by the Company’s board.

Amendment of the bylaws

Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. The Company’s charter and bylaws grant its board the power to adopt, amend and repeal its bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. The Company’s stockholders may adopt, amend or repeal the Company’s bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Amendment of the Certificate of Incorporation

The Company’s charter provides that, in addition to any other vote that may be required by law or any preferred stock designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal, or adopt any provision as part of the Company’s charter inconsistent with the provisions of the Company’s charter dealing with the Company’s board of directors, bylaws, meetings of the Company’s stockholders or amendment of the Company’s charter.

The provisions of the Company’s certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of Company Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the Company’s management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

New York Stock Exchange Listing

The Company intends to apply to have its common stock and warrants listed on the NYSE under the symbols, “REN” and “RENW,” respectively.

Transfer Agent and Registrar

The Company will appoint Continental Stock Transfer & Trust Company as the transfer agent and registrar for Company Common Stock and the warrant agent for the Company warrants.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF HACI AND THE COMPANY.

HACI and the Company are each Delaware corporations and governed by the Delaware General Corporation Law, which is referred to herein as the DGCL. Upon completion of the Acquisition, HACI stockholders will receive shares of Company Common Stock and will become stockholders of the Company The rights of the former HACI stockholders will therefore be governed by the DGCL, the Company’s charter and the Company’s bylaws.

The following description summarizes the material differences that may affect the rights of the stockholders of HACI, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and bylaws of both HACI and the Company. For more information on how to obtain the documents that are not attached to this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.”

Capitalization

HACI

The total number of shares of all classes of securities authorized under HACI’s charter, as in effect both prior and subsequent to the merger, is 226,000,000 shares, which is comprised of:

•	225,000,000 shares of common stock, par value $0.0001 per share; and

•	1,000,000 shares of preferred stock, par value $0.0001 per share.

The Company

The total number of shares of all classes of capital stock authorized under the Company’s charter is 226,000,000 shares, which is comprised of:

•	225,000,000 shares of common stock, par value $0.0001 per share; and

•	1,000,000 shares of preferred stock, par value $0.0001 per share.

Voting Rights

The holders of the HACI Common Stock and Company Common Stock are entitled to one vote per share on all matters to be voted on by stockholders.

Stockholder Action By Written Consent

The DGCL allows actions to be taken by stockholders by written consent to be made by the holders of the minimum number of votes that would be needed to approve a matter at an annual or special meeting of stockholders, unless this right to act by written consent is denied in the certificate of incorporation.

HACI’s charter and the Company’s charter each prohibit the stockholders from taking action by written consent.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

HACI

HACI’s bylaws provide that the board of directors may declare dividends at a regular or special meeting and dividends may be paid in cash, property or shares of HACI’s capital stock.

The Company

The Company’s charter provides that subject to the rights of the holders of preferred stock, the holders of shares of Company Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Company’s board of directors from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Number, Election, Vacancy and Removal of Directors

Unless otherwise provided by the DGCL or the certificate of incorporation, a majority of the directors in office can fill any vacancy or newly created directorship. Except where the board of directors is classified or the certificate of incorporation provides for cumulative voting, a director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors.

HACI

Generally, the board of directors of HACI directors are elected by the holders of a plurality of the votes cast by stockholders. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the directors then in office or by a sole remaining director.

The members of HACI’s board of directors are classified into three classes, the members of one class of which are elected at each meeting of the stockholders. Each board class is elected to hold office for a three-year term and until the successors of such class have been elected and qualified. HACI’s charter provides that, except as otherwise required by law or any preferred stock designation, members of HACI’s board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of HACI entitled to vote generally in the election of directors, voting together as a single class.

The Company

Upon completion of the Acquisition, the board of directors of the Company will consist of nine members. The Company’s charter provides that the number of directors of the Company, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the whole board of directors. Any newly created directorships and any vacancies may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not be stockholders), and any director so chosen will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until such director’s successor has been elected and qualified.

The members of the Company’s board of directors are classified into three classes. Each board class is elected to hold office for a staggered three-year term and until the successors of such class have been elected and qualified, subject to such directors earlier death, resignation, retirement, disqualification or removal. Approximately one-third of the Company’s board of directors will be elected each year.

The Company’s charter provides that, except as otherwise required by law or any preferred stock designation, members of the Company’s board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Amendments to Certificate of Incorporation

Under the DGCL, an amendment to the certificate of incorporation requires that the board of directors approve the amendment, declare it advisable and submit it to stockholders for adoption. Such amendment must be adopted by a majority in voting power of all issued and outstanding shares and any greater vote required by the certificate of incorporation. Except in limited circumstances, any proposed amendment to the certificate of incorporation that would increase or decrease the authorized shares of a class of stock, increase or decrease the par value of the shares of a class of stock, or alter or change the powers, preferences or special rights of the shares of a class of stock (so as to affect them adversely) requires approval of the holders of a majority of the outstanding shares of the affected class, voting as a separate class, in addition to the approval of a majority of the shares entitled to vote on that proposed amendment. If any proposed amendment would alter or change the powers, preferences or special rights of any series of a class of stock so as to affect them adversely, but does not affect the entire class, then only the shares of the series affected by the proposed amendment is considered a separate class for purposes of the immediately preceding sentence.

HACI

HACI’s charter provides that any amendments to Article II, HACI’s purpose, or Section 9.5, which provides for the termination of HACI’s existence on September 28, 2009, may not become effective prior to the consummation of an initial business combination.

The Company

The Company’s charter provides that, in addition to any other vote that may be required by law or any preferred stock designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal, or adopt any provision as part of the Company’s charter inconsistent with the provisions of the Company’s charter dealing with the Company’s board of directors, bylaws, meetings of the Company’s stockholders or amendment of the Company’s charter.

Amendments to Bylaws

HACI

HACI’s bylaws provide that the original or other bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting, or if the certificate of incorporation so provides, by the board of directors. The fact that such power has been so conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal bylaws. HACI’s charter provides that the board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws as provided in the bylaws of the corporation, subject to the power of the stockholders to alter or repeal any bylaw whether adopted by them or otherwise.

The Company

Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. The Company’s charter and the Company’s bylaws grant its board the power to adopt, amend and repeal its bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. The Company’s stockholders may adopt, amend, alter or repeal the Company’s bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class (in addition to any other vote that may be required by law or any preferred stock designation).

Special Stockholder Meetings

Under the DGCL, a special meeting of a corporation’s stockholders may be called by the board or by any other person authorized by the corporation’s articles or certificate of incorporation or bylaws. Generally, all stockholders of record entitled to vote must receive notice of stockholder meetings not less than 10 nor more than 60 days before the date of the stockholder meeting.

HACI

Under HACI’s bylaws, a special meeting of stockholders may only be called by a majority of the entire board of directors, the chief executive officer, the president or the chairman of the board.

The Company

Under the Company’s charter and the Company’s bylaws, a special meeting of stockholders may be called only by the chairman of the board, the chief executive officer, the president or by a resolution adopted by a majority of the whole board of directors of the Company.

Limitation of Personal Liability of Directors and Indemnification

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:

•	for any breach of the director’s duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, Section 8.1 of the Company’s charter provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of the Company’s charter is to eliminate the Company’s rights and those of its stockholders (through stockholders’ derivative suits on the Company’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Company’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Company’s charter, the liability of the Company’s directors to the Company or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Company’s charter limiting or eliminating the liability of directors, whether by the Company’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Company to further limit or eliminate the liability of directors on a retroactive basis.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

HACI

HACI’s charter provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability that is not permitted by the DGCL. Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends) or (iv) for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the provision by the stockholders of HACI shall not adversely affect any right or protection of a director with respect to events occurring prior to the time of such repeal or modification.

In addition, Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances. HACI’s bylaws provides that HACI shall indemnify all persons whom it may indemnify as permitted by Delaware law.

The Company

The Company’s charter provides that no person who is or was a director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended.

If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Company or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended.

Any repeal or amendment to the Company’s charter by the stockholders of the Company or by changes in law, or the adoption of any other inconsistent provision to the Company’s charter will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Company to further limit or eliminate the liability of directors) and will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Company’s charter also provides that the Company will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former directors and officers, as well as those persons who, while directors or officers of the Company, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Company’s charter will be indemnified by the Company in connection with a proceeding initiated by such person only if such proceeding was authorized by the Company’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by the Company’s charter is a contract right that includes the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by the Company’s officer or director (solely in the capacity as an officer or director of the Company) will be made only upon delivery to the Company of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Company’s charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Company’s charter may have or hereafter acquire under law, the Company’s charter, the Company’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Company’s charter affecting indemnification rights, whether by the Company’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Company to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Company’s charter also permits the Company, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Company’s charter.

The Company’s bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the Company’s charter. In addition, the Company’s bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Company within a specified period of time. The Company’s bylaws also permit the Company to purchase and maintain insurance, at the Company’s expense, to protect the Company and/or any director, officer, employee or agent of the Company or another entity, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the Company’s bylaws affecting indemnification rights, whether by the Company’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Company to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Upon closing of the Acquisition, the Company intends to enter into indemnification agreements with each of its directors. These agreements will require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with its future directors.

Under the Acquisition Agreement, the Company agreed that the charter and bylaws (or operating agreement or other equivalent governing instruments) of the Company and each of its subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the charter, bylaws, operating agreement, or equivalent instruments, as applicable, of such entities as of the date of the Acquisition Agreement. Such indemnification provisions may not be amended, repealed or otherwise modified for a period of six years after the closing date of the Acquisition in any manner that would adversely affect the rights of individuals who at or prior to the closing date of the Acquisition were directors, officers, managers, managing members, agents or employees of Seller or any of Seller’s subsidiaries (except for certain excluded subsidiaries), or who were otherwise entitled to indemnification pursuant to the charter and bylaws (or equivalent governing instruments) of such entities. The Company also agreed to cause (including by paying premiums on the current insurance policies) to be maintained in effect for six years after the closing date of the Acquisition the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of Seller and its subsidiaries (except for certain excluded subsidiaries) with respect to matters occurring prior to the closing of the Acquisition. Notwithstanding the foregoing, the Company may substitute for such coverage policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered). In addition, the Company agreed that it will indemnify each individual who served as a director, officer, manager or managing member of Seller and its subsidiaries (except for certain excluded subsidiaries) at any time prior to the closing date of the Acquisition and against all actions, suits, proceedings, hearings, investigations, claims and similar actions, including all court costs and reasonable attorney fees and expenses resulting from or arising out of, or caused by, the Acquisition Agreement or any of the transactions contemplated by the Acquisition Agreement.

The Company also agreed that after the closing of the Acquisition, the Company will cause its subsidiaries to provide indemnification to the directors and officers of HACI who serve in such capacity prior to the closing of the Acquisition to the same extent as provided indemnification to such persons as of the date of the Acquisition. Such indemnization provisions may not be amended, repealed or otherwise modified for a period of six years after the closing date of the Acquisition in any manner that would adversely affect the rights thereunder of such persons as of the date of the Acquisition Agreement.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling HACI or the Company pursuant to the foregoing provisions, HACI and the Company have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Mergers, Consolidations and Other Transactions

Under the DGCL, the board of directors and the holders of a majority of the outstanding shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•	the merger agreement does not amend the constituent corporation’s articles or certificate of incorporation;

•	each share of stock of the constituent corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and

•	either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

HACI

Neither HACI’s charter nor HACI’s bylaws contains any super-majority voting requirements governing mergers, consolidations, sales of substantially all of the assets, liquidations, reclassifications or recapitalizations.

The Company

Neither the Company’s charter nor the Company’s bylaws contain any super-majority or class voting requirements governing mergers, consolidations, sales of substantially all of the assets, liquidations, reclassifications or recapitalizations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. Federal income tax consequences of the Acquisition to U.S. holders and non-U.S. holders (each defined below) who own HACI Common Stock or Public Warrants of (1) the exchange pursuant to the Merger of HACI Common Stock into Company Common Stock, (2) the exchange pursuant to the Merger of Public Warrants into warrants exercisable for shares of Company Common Stock, (3) the exchange of Public Warrants into cash, (4) the ownership and disposition of shares of Company Common Stock (5) the exercise of warrants in exchange for shares of Company Common Stock and (6) the conversion of shares of HACI Common Stock.

For purposes of this discussion, a U.S. holder is a beneficial owner of HACI Common Stock, Public Warrants, Company Common Stock, or warrants exercisable for shares of Company Common Stock that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

For purposes of this discussion, a non-U.S. holder is a beneficial owner of HACI Common Stock, Public Warrants, Company Common Stock, or warrants exercisable for shares of Company Common Stock that is not a U.S. holder.

This section is based on current provisions of the Internal Revenue Code of 1986, as amended, the Code, current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been sought from the U.S. Internal Revenue Service (the “IRS”) as to the Federal income tax consequences of the Merger. Furthermore, this summary is not binding on the IRS, and the IRS is not precluded from adopting a contrary position.

This summary is based upon certain assumptions, including the assumptions that there will be full compliance without waiver with all of the provisions in the Acquisition Agreement, that no substantive condition to the Merger will be waived, no substantive term of the Acquisition Agreement will be amended and that the representations and covenants contained in the Acquisition Agreement, this proxy statement/prospectus and certificates of officers of HACI and Company, and others, are currently true, correct and complete and will remain so, and will be complied with, at all relevant times.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each holder of HACI Common Stock, Public Warrants, Company Common Stock, or warrants exercisable for shares of Company Common Stock. This section does not address all aspects of U.S. Federal income taxation that may be relevant to any particular investor based on such investor’s individual circumstances. In particular, this section considers only U.S. holders and non-U.S. holders that hold and have held HACI Common Stock or Public Warrants as capital assets (and will hold any Company Common Stock or warrants exercisable for shares of Company Common Stock as capital assets) and does not address the potential application of the alternative minimum tax or the U.S. Federal income tax consequences to investors that are subject to special treatment, including:

•	broker-dealers;

•	insurance companies;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	financial institutions or “financial services entities;”

•	taxpayers who hold common shares or warrants as part of a straddle, hedge, conversion transaction or other integrated transaction;

•	holders that acquired their HACI Common Stock or Public Warrants through the exercise of employee stock options or other compensation arrangements;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	certain expatriates or former long-term residents of the United States; and

•	U.S. holders whose functional currency is not the U.S. dollar.

The following does not address any aspect of U.S. Federal gift or estate tax laws, or state, local or non-U.S. tax laws. In addition, the section does not consider the tax treatment of entities taxable as partnerships for U.S. Federal income tax purposes or other pass-through entities or persons who hold HACI Common Stock or Public Warrants (or will hold Company Common Stock or warrants exercisable for shares of Company Common Stock) through such entities. Prospective investors are urged to consult their tax advisors regarding the specific tax consequences to them of the Acquisition, the ownership or disposition of shares of Company Common Stock or warrants exercisable for shares of Company Common Stock, and electing conversion in light of their particular circumstances.

Tax Consequences of the Merger

The Company anticipates that the Merger will qualify as part of an exchange of property for stock constituting control of a corporation pursuant to Section 351(a) of the Code. This treatment is based upon the assumption that Parent and former shareholders of HACI will be in control of the Company immediately after the Merger. For purposes of Section 351 of the Code, the term “control” means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Except where otherwise indicated, the remainder of this discussion assumes that the Merger will be described in Section 351 of the Code.

Assuming that Section 351 applies to the Merger, other than as discussed below, no gain or loss will be recognized on the exchange of the HACI Common Stock held by U.S. holders and non-U.S. holders for Company Common Stock. The tax basis of Company Common Stock received by holders of HACI Common Stock in the Merger will be the same as the adjusted tax basis of Common Stock surrendered in exchange therefor and the holding period of the shares of Company Common Stock received in the Merger by a holder of HACI Common Stock will include the period during which such HACI Common Stock was held, although, as discussed below, this treatment is not free from doubt for a holder who exchanges both HACI Common Stock and Public Warrants in the Merger, or a Combination Holder.

A holder who exchanges Public Warrants for warrants exercisable for shares of Company Common Stock should recognize gain or loss equal to the difference between (1) the fair market value of the warrants received in the exchange and (2) the holder’s adjusted tax basis in the Public Warrants, although, as discussed below, this matter is not free from doubt for a Combination Holder. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Public Warrants were held for more than one year prior to the exchange. The basis of any warrants exercisable for shares of Company Common Stock received by the holders of Public Warrants in the Merger will be equal to the fair market value of such new warrants as of the date of the Merger. The holding period of any warrants exercisable for shares of Company Common Stock received in the Merger by holders of Public Warrants will begin on the day after the Merger.

There is a possibility that a Combination Holder will be subject to a different tax treatment than holders who exchange only Public Warrants or HACI Common Stock in the Merger, or (the Alternative Tax Treatment. If the Alternative Tax Treatment applies, a Combination Holder will not recognize any loss, while the amount of any gain recognized by a Combination Holder will depend on the allocation of the value of amounts received in the Merger between the HACI Common Stock and Public Warrants exchanged by such holder, or the Exchanged Assets. Generally, applying the Alternative Tax Treatment, the amount of any gain recognized by a Combination Holder will equal the sum of the amount of gain recognized with respect to each Exchanged Asset. The amount of gain recognized with respect to each Exchanged Asset will equal the lesser of (1) the excess, if any, of the fair market value of each Exchanged Asset over the holder’s adjusted basis in such asset or (2) the fair market value of any warrants exercisable for Company Common Stock that is allocable to such asset. The rules in this area are complicated and holders are urged to consult their own tax advisors regarding the specific tax consequences to them.

If the Alternative Tax Treatment applies, the Combination Holder’s adjusted basis in the Company Common Stock received in the Merger would be the same as the holder’s adjusted basis in the HACI Common Stock and Public Warrants exchanged, increased by any gain recognized in the Merger and reduced by the fair market value of the warrants exercisable for Company Common Stock. A Combination Holder could have a bifurcated holding period in the Company Common Stock received in the Merger. The Combination Holder’s basis and holding period of any warrants exercisable for Company Common Stock will be the same as discussed above.

If the IRS were successfully to challenge the qualification of the Merger as a Section 351 exchange and the Merger did not otherwise qualify for nonrecognition treatment, a U.S. holder of HACI Common Stock or Public Warrants generally would be required to recognize gain or loss equal to the difference between an amount equal to the fair market value, as of the date of the Merger, of the shares of Company Common Stock, and warrants received in the Merger and such holder’s adjusted tax basis in the shares of HACI Common Stock and Public Warrants they surrendered in the Merger. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the HACI Common Stock and Public Warrants were held for more than one year prior to the exchange. Generally, in such event, each U.S. holder’s tax basis in the shares of Company Common Stock and warrants received in the Merger would equal their fair market value as of the date of the Merger, and such holder’s holding period for such shares and warrants would begin on the day after the Merger.

Generally, if the Merger were not to qualify for nonrecognition treatment, non-U.S. holders would be subject to tax consequences in the same manner as described below in “Tax Consequences of Owning Company Common Stock and Warrants Exercisable for Shares of Company Common Stock — Non-U.S. holders — Disposition of Common Stock or Warrants” in respect of dispositions of Company Common Stock and Public Warrants exercisable for shares of Company Common Stock. However, the tax consequences to non-U.S. holders will depend on their particular situation and non-U.S. holders are urged to consult their own tax advisors.

Tax Consequences of Owning Company Common Stock and Warrants Exercisable for Shares of Company Common Stock

U.S. Holders

Dividends and Other Distributions on the Company Common Stock

Distributions on the Company Common Stock will constitute dividends for U.S. Federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. Federal income tax principles. If a distribution exceeds the Company’s current or accumulated earnings and profits, the excess will be treated first as a tax-free return of capital and will reduce (but not below zero) the U.S. holder’s adjusted tax basis in the Company Common Stock, and any remaining excess will be treated as capital gain from a sale or exchange of the Company Common Stock, subject to the tax treatment described below in “Disposition of Common Stock.”

Dividends received by a corporate U.S. holder generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to capital gains for tax years beginning on or before December 31, 2010, after which the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income.

Disposition of Common Stock

Upon the sale, exchange or other disposition of Company Common Stock, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or other disposition of Company Common Stock and the U.S. holder’s adjusted basis in such stock. Generally, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the U.S. holder’s holding period for the shares exceeds one year. Long term capital gains of non-corporate U.S. holders are currently subject to a reduced maximum tax rate of 15% for tax years beginning on or before December 31, 2010. After December 31, 2010, the maximum capital gains rate is scheduled to increase to 20%. The deductibility of capital losses is subject to limitations.

Exercise or Lapse of a Warrant

A U.S. holder generally will not recognize gain or loss upon the exercise of a warrant exercisable for shares of Company Common Stock. Company Common Stock acquired pursuant to the exercise of such a warrant will have a tax basis equal to the U.S. holder’s tax basis in the warrant increased by the exercise price paid to exercise the warrant. The holding period of such Company Common Stock will begin on the date following the date of exercise of the warrant (or possibly the date of exercise).

If a warrant is allowed to lapse unexercised, a U.S. holder will have a capital loss equal to such holder’s tax basis in the warrant. Such loss will be long term if the warrant has been held for more than one year.

Adjustment to Exercise Price

Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a warrant or to the warrant’s exercise price a U.S. holder may be deemed to have received a constructive distribution, which could result in the inclusion of dividend income.

Non-U.S. Holders

Dividends and Other Distributions on the Company Common Stock

In general, any distributions made to a non-U.S. holder of shares of Company Common Stock (and any constructive distributions a non-U.S. holder may be deemed to receive, see “U.S. Holders — Adjustment to Exercise Price”), to the extent paid out of current or accumulated earnings and profits of the Company (as determined under U.S. Federal income tax principles), will constitute dividends for U.S. Federal income tax purposes. Provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, such dividends generally will be subject to withholding of U.S. Federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Any distribution not constituting a dividend will be treated first as a tax-free return of capital and will reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of Company Common Stock and any remaining excess will be treated as gain realized from the sale or other disposition of the common stock, as described under “— Disposition of Common Stock or Warrants” below.

Dividends paid to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. Federal income tax at the same graduated individual or corporate rates applicable to U.S. holders. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Company Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

A non-U.S. holder eligible for a reduced rate of U.S. Federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Exercise or Lapse of a Warrant

The U.S. Federal income tax treatment of a non-U.S. holder’s exercise or lapse of a warrant generally will correspond to the U.S. Federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. Holders — Exercise or Lapse of a Warrant” above. However, capital loss recognized by a non-U.S. Holder on lapse of a warrant will generally be taken into account for U.S. income tax purposes only in the circumstances described under “— Disposition of Common Stock or Warrants.”

Disposition of Common Stock or Warrants

A non-U.S. holder generally will not be subject to U.S. Federal income or withholding tax in respect of gain recognized on a sale, exchange or other disposition of Company Common Stock or Public Warrants (including redemption of Company warrants) unless:

•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	the Company is or has been a “United States real property holding corporation” for U.S. Federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held Company Common Stock or warrants exercisable for shares of Company Common Stock and, in the case where shares of Company Common Stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly, more than 5% of Company Common Stock at any time within the shorter of the five-year period preceding a disposition of Company Common Stock or such non-U.S. holder’s holding period for the shares of Company Common Stock (or, in the case of a disposition of warrants exercisable for shares of Company Common Stock, the non-U.S. holder owned warrants exercisable for Company Common Stock that is regularly traded on an established securities market and that had a fair market value on the date they were acquired that was greater than the fair market value on that date of 5% of such Company Common Stock).

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. Federal income tax rates. Any gain described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30% U.S. Federal income tax.

With respect to the third bullet point above, there can be no assurance that Company Common Stock will be treated as regularly traded on an established securities market. The Company believes that it will be a “United States real property holding corporation” for U.S. Federal income tax purposes.

Information Reporting and Back-up Withholding

A U.S. holder may be subject to information reporting requirements with respect to dividends paid on common shares, and on the proceeds from the sale, exchange or disposition of common shares or warrants. In addition, a U.S. holder may be subject to back-up withholding (currently at 28%) on dividends paid on common shares, and on the proceeds from the sale, exchange or other disposition of common shares or warrants, unless the U.S. holder provides certain identifying information, such as a duly executed IRS Form W-9 or appropriate W-8, or otherwise establishes an exemption. Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowable as a credit against a U.S. holder’s U.S. Federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. In general, a non-U.S. holder will not be subject to information reporting and backup withholding. However, a non-U.S. holder may be required to establish an exemption from information reporting and backup withholding by certifying the non-U.S. holder’s non-U.S. status on Form W-8BEN. Holders are urged to consult their own tax advisors regarding the application of the information reporting and back-up withholding rules to them.

Conversion of Public Warrants

In the event that a holder elects to exchange Public Warrants into a right to receive cash, the holder will recognize capital gain or loss with respect to the Public Warrants equal to the difference between the amount of cash received for the Public Warrants and the holder’s adjusted basis in the Public Warrants. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Public Warrants were held for more than one year at the time of the exchange.

Conversion of Common Stock

If, rather than approving the Acquisition Proposal, a holder converts HACI Common Stock into a right to receive cash pursuant to the exercise of a conversion right, the transaction will be treated for U.S. Federal income tax purposes as a redemption of such stock. If that redemption qualifies as a sale of HACI Common Stock by the holder under Section 302 of the Code, the holder will be treated as described under either “U.S. Holders — Gain on Disposition of Common Stock” or “Non-U.S. Holders — Gain on Disposition of Common Stock or Warrants” above. If that redemption does not qualify as a sale of common stock under Section 302 of the Code, the holder will be treated as receiving a corporate distribution with the tax consequences described above under “U.S. Holders — Dividends and Other Distributions on the Company Common Stock,” or “Non-U.S. Holders — Dividends and Other Distributions on the Company Common Stock.” Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of HACI Common Stock treated as held by the holder immediately after the conversion (including any stock constructively owned by the holder as a result of, among other things, owning warrants). The conversion of HACI Common Stock generally will be treated as a sale or exchange of such stock (rather than as a distribution) if the receipt of cash upon the conversion (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete redemption” of the holder’s interest in HACI or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a holder takes into account not only stock actually owned by the holder, but also shares of HACI Common Stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock the holder has a right to acquire by exercise of an option, which would generally include HACI Common Stock which could be acquired pursuant to the exercise of the Public Warrants. In order to meet the substantially disproportionate test, the percentage of HACI outstanding voting stock actually and constructively owned by the holder immediately following the conversion of common stock must, among other requirements, be less than 80 percent of the percentage of HACI’s outstanding voting stock actually and constructively owned by the holder immediately before the conversion. There will be a complete redemption of a holder’s interest if either (i) all of the shares of HACI Common Stock actually and constructively owned by the holder are converted or (ii) all of the shares of HACI Common Stock actually owned by the holder are converted and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by any other persons or entities whose ownership of HACI Common Stock can be attributed to the holder. A conversion of the HACI Common Stock will not be essentially equivalent to a dividend if a holder’s conversion results in a “meaningful reduction” of the holder’s proportionate interest in HACI. Whether the conversion will result in a meaningful reduction in a holder’s proportionate interest in HACI will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A holder should consult with its own tax advisors as to the tax consequences of an exercise of the conversion right.

If none of the foregoing tests is satisfied, then the conversion will be treated as a distribution by HACI and the tax effects will be as described under either “U.S. Holders — Dividends and Other Distributions on the Company Common Stock” or “Non-U.S. Holders — Dividends and Other Distributions on the Company Common Stock,” above. After the application of those rules, any remaining tax basis of the holder in the converted HACI common stock will be added to the holder’s adjusted tax basis in its remaining Company Common stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other Company Common Stock constructively owned by it. Proposed Treasury Regulations, which would become effective only for transactions that occur after they are finalized, would alter this method of basis adjustment. Holders who actually or constructively own 5% or more of HACI Common Stock (by vote or value) may be subject to special reporting requirements with respect to a conversion of common stock, and such holders should consult with their own tax advisors in that regard.

APPRAISAL RIGHTS

Holders of HACI Common Stock will not be entitled to any appraisal rights under the DGCL in connection with the Acquisition.

LEGAL MATTERS

Davis Graham and Stubbs LLP will provide an opinion for Resolute Energy Corporation regarding the validity of the shares of Resolute Energy Corporation Common Stock offered by this proxy statement/prospectus.

EXPERTS

The combined financial statements of Resolute Natural Resources Company, LLC, Resolute Aneth, LLC, WYNR, LLC, BWNR, LLC, Resolute Wyoming, Inc., and RNRC Holdings, Inc., which we refer to as the Companies, except Resolute Wyoming Inc., as of December 31, 2007 and for each of the two years in the period ended December 31, 2007 included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to the substantial doubt about the Companies’ ability to continue as a going concern, as described in Note 1, the restatement of the Companies’ combined financial statements for the year ended December 31, 2008 as described in Note 12, and the retrospective adjustment for the adoption of FASB Statement No. 160, “Noncontrolling Interests in Financial Statements” as described in Note 1). The financial statements of Resolute Wyoming Inc. have been audited by Grant Thornton LLP as stated in its report included herein. Such financial statements of the Companies are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent public accounting firms.

The balance sheet of Resolute Energy Corporation as of August 3, 2009, included in this Prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the ExxonMobil Properties acquired by Resolute Aneth, LLC from ExxonMobil for the years ended December 31, 2003, 2004 and 2005, included in this proxy statement/prospectus have been audited by Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, as stated in their report appearing herein and are included in reliance upon the reports of such firm given their authority as experts in auditing and accounting.

The financial statements of Resolute Wyoming, Inc., formerly Primary Natural Resources, Inc., as of December 31, 2007 and for the years ended December 31, 2007 and 2006 (not presented separately herein) have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto. The report of Grant Thornton LLP is included elsewhere herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

The financial statements of Hicks Acquisition Company I, Inc. (a development stage company) as of December 31, 2008 and 2007, and for each of the year ended December 31, 2008, the period February 26, 2007 (inception) to December 31, 2007 and the period February 27, 2007 (inception) to December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Estimates of historical oil and natural gas reserves and related information of the Company as of December 31, 2006, 2007 and 2008, included in this prospectus are based upon engineering studies prepared by Resolute and audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers. Such estimates and related information have been so included in reliance upon the authority of such firms as experts in such matters.

Estimates of historical oil and natural gas reserves and related information of the Company as of December 31, 2004 and 2005, included in this prospectus are based upon engineering studies prepared by Resolute and audited by Sproule Associates Limited, independent petroleum engineers. Such estimates and related information have been so included in reliance upon the authority of such firms as experts in such matters.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, HACI and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, HACI will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that HACI deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify HACI of their requests by calling or writing HACI at its principal executive offices at 100 Crescent Court, Suite 1200, Dallas, Texas 75291 (214) 615-2300.

FUTURE STOCKHOLDER PROPOSALS

If the Acquisition is consummated, HACI will be a wholly-owned subsidiary of the Company. If the Acquisition is not consummated prior to September 28, 2009, HACI will be required to dissolve and liquidate and will conduct no annual meetings thereafter. The Company’s next annual meeting of stockholders will be held on or about          , 2010 unless the date is changed by the Company’s board of directors. Proposals to be included in the proxy statement for the 2010 annual meeting must be provided to the Company by no later than          2010. You should direct any proposals to the Company’s secretary at the Company’s principal executive office.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company has filed a registration statement on Form S-4 to register the issuance of the Company’s securities in connection with the Acquisition. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of the Company in addition to a proxy statement of HACI for the special Meeting of HACI stockholders. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this proxy statement/prospectus.

HACI is subject to the informational requirements of the Exchange Act, and is required to file reports, any proxy statements and other information with the SEC. Any reports, statements or other information that HACI or the Company files with the SEC, including this proxy statement/prospectus, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549, at prescribed rates or from the SEC’s website on the Internet at www.sec.gov, free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

Neither HACI nor the Company has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as on any date other than the date of the proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to HACI stockholders nor the consummation of the Acquisition shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction

GLOSSARY OF TERMS

2-D seismic or 3-D seismic	Interpretive geophysical data that depict the subsurface strata in two dimensions or three dimensions, respectively. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D seismic.

Bbl	One stock tank barrel, or 42 U.S. gallons liquid volume, used in this proxy statement/prospectus in reference to crude oil or other liquid hydrocarbons. Bbl is also used to refer to multiple barrels of crude oil or other liquid hydrocarbons.

Bbl; Bbl per day	Barrels of oil; barrels of oil produced per day.

Bcf	One billion cubic feet of gas.

Boe; Boe per day	Barrels of oil equivalent, with six thousand cubic feet of gas being equivalent to one barrel of oil; barrels of oil equivalent produced per day

Btu or British Thermal Unit	The amount of thermal energy required to raise the temperature of one pound of water at its maximum density (which occurs at a temperature of 39.1 degrees Fahrenheit) by one degree Fahrenheit.

Completion	The process of treating a drilled well followed by the installation of permanent equipment for the production of oil or gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Developed Acreage	The number of acres that are allocated or assignable to productive wells or wells capable of production.

Development Well	A well drilled within the proved area of an oil or gas reservoir, or which extends a proved reservoir, to the depth of a stratigraphic horizon known to be productive.

Dry hole	A well found to be incapable of producing hydrocarbons in sufficient quantities to justify completion as an oil or gas well.

Environmental Assessment	A study that can be required pursuant to federal law prior to drilling a well or conducting certain other projects.

Environmental Impact Statement	A more detailed study that can be required pursuant to federal law of the potential direct, indirect and cumulative impacts of a project that may be made available for public review and comment.

Formation	A succession of sedimentary beds that were deposited under the same general geologic conditions.

Field	An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

GAAP	Generally Accepted Accounting Principles in the United States.

Gross Acres or Gross Wells	The total acres or wells, as the case may be, in which a working interest or royalty interest is owned.

MBbl	One thousand barrels of crude oil or other liquid hydrocarbons.

MBoe	One thousand barrels of oil equivalent.

Mcf	One thousand cubic feet of gas.

Mcf/d	One Mcf per day.

MMBbl	One million barrels of crude oil or other liquid hydrocarbons.

MMBoe	One million barrels of oil equivalent.

MMBtu	One million British Thermal Units.

MMcf	One million cubic feet of gas.

Natural Gas Liquids or NGL	Components of natural gas that are liquid at surface, consisting primarily of ethane, propane, isobutane, normal butane and natural gasoline. NGL is also used to refer to multiple barrels of natural gas liquids.

Net Acres or Net Wells	The sum of the fractional working interest owned in gross acres or gross wells, as the case may be.

NYMEX	New York Mercantile Exchange.

Plugging and Abandonment	Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of all states require plugging of abandoned wells.

Productive Well	A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

Prospect	A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

Proved Developed Non-Producing Reserves (PDNP)	Proved developed reserves expected to be recovered from zones behind casing in existing wells.

Proved Developed Reserves (PDP)	Has the meaning given to such term in Rule 4-10(a)(3) of Regulation S-X, which defines proved developed reserves as:

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved Reserves	Has the meaning given to such term in Rule 4-10(a)(2) of Regulation S-X, which defines proved reserves as:

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

(i) Reservoirs are considered proved if economic predictability is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(iii) Estimates of proved reserves do not include the following: (A) Oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Proved Undeveloped Reserves (PUD)	Has the meaning given to such term in Rule 4-10(a)(4) of Regulation S-X, which defines proved undeveloped reserves as:

Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

Recompletion	The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

Reservoir	A porous and permeable underground rock formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

Royalty Interest	An interest in an oil and/or natural gas property entitling the owner to a share of oil and natural gas production free of costs of production.

Standardized Measure	The present value of estimated future cash inflows from proved oil and gas reserves, less future development and production costs and future income tax expenses, discounted at 10% per annum to reflect timing of future cash flows using pricing and costs in effect on the specified date.

Undeveloped Acreage	Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

Working Capital Borrowings	Borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement and in all cases are used solely for working capital purposes.

Working Interest	The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations.

Workover	Operations that are conducted on a producing well to restore or increase production.

INDEX TO FINANCIAL STATEMENTS

Page Number

RESOLUTE NATURAL RESOURCES COMPANY, LLC AND RELATED COMPANIES
Audited
Report of Independent Registered Public Accounting Firm	F-1
Combined Balance Sheets at December 31, 2007 and 2008	F-3
Combined Statements of Operations for the years ended December 31, 2006, 2007 and 2008	F-4
Combined Statements of Shareholder’s/Member’s Equity (Deficit) for the years ended December 31, 2006, 2007 and 2008	F-5
Combined Statements of Cash Flows for the years ended December 31, 2006, 2007 and 2008	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited
Combined balance sheets — At December 31, 2008 and March 31, 2009	F-34
Combined statements of operations — For the three months ended March 31, 2008 and 2009	F-35
Combined statements of cash flows — For the three months ended March 31, 2008 and 2009	F-36
Notes to condensed consolidated financial statements	F-37
RESOLUTE ENERGY CORPORATION
Audited
Report of Independent Registered Public Accounting Firm	F-53
Balance Sheet as of August 3, 2009	F-54
Notes to Balance Sheet	F-55
EXXONMOBIL PROPERTIES
Audited
Report of Independent Registered Public Accounting Firm	F-56
Statements of Revenues and Direct Operating Expenses for the years ended December 31, 2003, 2004 and 2005 and Unaudited Statements of Revenues and Direct Operating Expenses for the three months ended March 31, 2005 and 2006
F-57
Notes to the Statements of Revenues and Direct Operating Expenses	F-58
HICKS ACQUISITION COMPANY I, INC.
Audited
Report of Independent Registered Public Accounting Firm	F-61
Balance Sheet as of December 31, 2008	F-63
Statement of Operations for the period February 26, 2007 (inception) to December 31, 2008	F-64
Statement of Stockholders’ Equity for the period February 26, 2007 (inception) to December 31, 2008	F-65
Statement of Cash Flows for the period February 26, 2007 (inception) to December 31, 2008	F-66
Notes to Financial Statements	F-67
Unaudited
Condensed Balance Sheets as of March 31, 2009 and December 31, 2008	F-77
Condensed Statements of Operations for the three months ended March 31, 2009 and 2008, the period February 26, 2007 (inception) through March 31, 2008 and the period February 26, 2007 (inception) through March 31, 2009
F-78
Condensed Statements of Stockholders’ Equity for the period February 26, 2007 (inception) through March 31, 2009	F-79
Condensed Statements of Cash Flows for March 31, 2009	F-80
Notes to Condensed Financial Statements	F-81

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Members of
Resolute Natural Resources Company, LLC, Resolute Aneth, LLC, WYNR, LLC, and BWNR, LLC
And
To the Board of Directors of RNRC Holdings, Inc. and Resolute Wyoming, Inc.
Denver, Colorado

We have audited the accompanying combined balance sheets of Resolute Natural Resources Company, LLC and related companies as of December 31, 2007 and 2008, and the related combined statements of operations, shareholder’s/member’s equity (deficit), and cash flows for each of the three years in the period ended December 31, 2008. The combined financial statements include the accounts of Resolute Natural Resources Company, LLC and five related companies, Resolute Aneth, LLC, WYNR, LLC, BWNR, LLC, RNRC Holdings, Inc. and Resolute Wyoming, Inc. These companies are under common ownership and common management. These combined financial statements are the responsibility of the companies’ management. Our responsibility is to express an opinion on the combined financial statements based on our audits. The combined financial statements give retrospective effect to a percentage of the acquisition of Resolute Wyoming, Inc. as discussed in Note 1 to the combined financial statements. We did not audit the balance sheet of Resolute Wyoming, Inc. as of December 31, 2007 or the related statements of operations, shareholder’s equity and cash flows of Resolute Wyoming, Inc. for the years ended December 31, 2006 and 2007, which statements reflect total assets constituting 19% of combined total assets as of December 31, 2007, and total revenues constituting 18% of combined total revenues for the years ended December 31, 2006 and 2007. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Resolute Wyoming, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The companies are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Resolute Natural Resources Company, LLC and related companies as of December 31, 2007 and 2008 and the combined results of their operations and combined cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We have not audited any financial statements of the companies for any period subsequent to December 31, 2008. However, as discussed in Note 1 to the combined financial statements, the companies would not have been in compliance with the Maximum Leverage Ratio covenant of its first lien credit facility at March 31, 2009 had they not amended such facility on May 12, 2009. The companies’ difficulties in meeting their credit facility covenants discussed in Note 1 to the combined financial statements raise substantial doubt about the companies’ ability to continue as a going concern. Management’s plans in regard to these matters are discussed in Note 1. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the combined financial statements, the combined financial statements have been retrospectively adjusted for the adoption of FASB Statement No. 160, “Noncontrolling Interests in Financial Statements (SFAS 160)”.

As discussed in Note 12 to the combined financial statements, the accompanying 2008 combined financial statements have been restated.

/s/ Deloitte & Touche LLP

Denver, Colorado
August 5, 2009

RESOLUTE NATURAL RESOURCES COMPANY, LLC,
RESOLUTE ANETH, LLC,
WYNR, LLC,
BWNR, LLC
RESOLUTE WYOMING, INC.,
RNRC HOLDINGS, INC.

Combined Balance Sheets
(in thousands)

	December 31,
	2007	2008
		(As restated,
		see Note 12)
Assets
Current assets:
Cash and cash equivalents	$7,089	$1,935
Restricted cash	148	149
Accounts receivable:
Trade receivables	47,464	14,680
Navajo Nation Oil and Gas Company	667	—
Derivative receivable	262	5,839
Other receivables	1,504	1,134
Derivative instruments	20,651	19,017
Prepaid expenses and other current assets	1,785	1,195

Total current assets	79,570	43,949

Property and equipment, at cost:
Oil and gas properties, full cost method of accounting
Unproved	12,330	12,724
Proved	522,090	348,058
Accumulated depletion and amortization	(48,923)	(97,726)

Net oil and gas properties	485,497	263,056

Other property and equipment	4,248	4,682
Accumulated depreciation	(1,483)	(2,075)

Net other property and equipment	2,765	2,607

Net property and equipment	488,262	265,663

Other assets:
Restricted cash	9,622	11,210
Notes receivable — affiliated entities	2,134	65
Deferred financing costs, net	5,286	6,403
Derivative instruments	12,261	18,114
Deferred income taxes	—	14,705
Other noncurrent assets	3,988	738

Total other assets	33,291	51,235

Total assets	$601,123	$360,847

Liabilities and Shareholder’s/Member’s Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	64,605	46,169
Accounts payable — Holdings	1,539	1,316
Asset retirement obligations	1,072	1,713
Derivative instruments	47,355	1,141
Deferred income taxes	45	4,913
Long term debt — current	250	—
Contingent tax liability	—	532
Other current liabilities	282	817

Total current liabilities	115,148	56,601

Noncurrent liabilities:
Long term debt	458,863	421,150
Asset retirement obligations	7,373	8,115
Derivative instruments	88,679	20,193
Contingent tax liability	504	—
Deferred income taxes	4,703	—
Other noncurrent liabilities	—	457

Total long-term liabilities	560,122	449,915

Total liabilities	675,270	506,516

Commitments and contingencies
Shareholder’s/member’s equity (deficit):
Resolute shareholder’s/member’s equity (deficit):
RNRC common stock, $0.01 par value, 1,000 shares authorized and issued at December 31, 2008	—	—
Resources common stock, $0.01 par value, 1,000 shares authorized and issued at December 31, 2007	—	—
RWI common stock, $1.00 par value, 1,000 shares authorized and issued	1	1
Additional paid-in capital	26,248	37,594
Accumulated (deficit)	(3,311)	(29,436)
Shareholder’s/member’s deficit	(100,189)	(153,828)

Total Resolute shareholder’s/member’s deficit	(77,251)	(145,669)

Noncontrolling interest	3,104	—

Total shareholder’s/member’s deficit	(74,147)	(145,669)

Total liabilities and shareholder’s/member’s deficit	$601,123	$360,847

See notes to combined financial statements

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Combined Statements of Operations
(in thousands)

	December 31,
	2006	2007	2008
			(As restated,
			see Note 12)

Revenue:
Oil	$108,441	$148,431	$193,535
Gas	18,203	19,592	29,376
Other	3,834	5,320	6,261

Total revenue	130,478	173,343	229,172

Operating expenses:
Lease operating	54,640	66,731	85,990
Depletion, depreciation, amortization, and asset retirement obligation accretion	16,657	27,790	50,335
Impairment of proved properties	—	—	245,027
General and administrative	6,130	40,273	20,211

Total operating expenses	77,427	134,794	401,563

Income (loss) from operations	53,051	38,549	(172,391)

Other income (expense):
Interest expense	(22,293)	(35,898)	(33,139)
Gain (loss) on derivative instruments	14,557	(106,228)	96,032
Other income	727	905	832

Total other (expense) income	(7,009)	(141,221)	63,725

Income (loss) before income taxes	46,042	(102,672)	(108,666)
Income tax (expense) benefit	(3,312)	(1,740)	18,247

Net income (loss)	42,730	(104,412)	(90,419)
Less: Net (income) loss attributable to the noncontrolling interest	(715)	(409)	177

Net income (loss) attributable to Resolute	$42,015	$(104,821)	$(90,242)

See notes to combined financial statements

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Combined Statements of Shareholder’s/Member’s Equity (Deficit)
(in thousands, except for shares)

							Total
			Additional		Member’s		Shareholder’s/
	Common Stock		Paid-in	Accumulated	Equity	Noncontrolling	Member’s
	Shares	Amount	Capital	(Deficit)	(Deficit)	Interest	Equity (Deficit)

Balances at January 1, 2006	2,000	$1	$26,248	$(10,822)	$37,557	$1,980	$54,964
Distribution to Holdings from Aneth	—	—	—	—	(3,462)	—	(3,462)
Net income	—	—	—	5,166	36,849	715	42,730

Balances at December 31, 2006	2,000	$1	$26,248	$(5,656)	$70,944	$2,695	$94,232
Distributions	—	—	—	—	(100,006)	—	(100,006)
Adoption of FIN 48	—	—	—	(478)	—	—	(478)
Equity-based compensation	—	—	—	—	36,517	—	36,517
Net income (loss)	—	—	—	2,823	(107,644)	409	(104,412)

Balances at December 31, 2007	2,000	1	26,248	(3,311)	(100,189)	3,104	(74,147)
Capital contributions	—	—	15,909	—	4,227	—	20,136
Distributions	—	—	—	(15)	(9,224)	—	(9,239)
Net loss attributable to noncontrolling interest, January 1, 2008 through July 31, 2009	—	—	—	—	—	(177)	(177)
Acquisition of noncontrolling interest	—	—	1,981	945	—	(2,927)	—
Equity-based compensation	—	—	4,160	—	3,840	—	7,999
Issuance of common stock	1,000	—	1	—	—	—	1
Resources conversion to LLC	(1,000)	—	(10,705)	10,705	—	—	—
Net loss (As restated)	—	—	—	(37,760)	(52,482)	—	(90,242)

Balances at December 31, 2008 (As restated)	2,000	$1	$37,594	$(29,436)	$(153,828)	$—	$(145,669)

See notes to combined financial statements

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Combined Statements of Cash Flows
(in thousands)

	December 31,
	2006	2007	2008
			(As restated,
			see Note 12)
Operating activities:
Net loss	$42,730	$(104,412)	$(90,419)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depletion, depreciation and amortization	16,307	27,159	49,503
Amortization and write-off of deferred financing costs	664	956	2,481
Write-off of deferred offering costs	—	—	2,480
Deferred income taxes	3,312	1,554	(14,540)
Equity-based compensation	—	34,533	7,878
Unrealized loss (gain) on derivative instruments	(15,085)	101,495	(120,573)
Accretion of asset retirement obligations	350	631	832
Impairment of proved properties	—	—	245,027
Other	(185)	(373)	(16)
Change in operating assets and liabilities:
Accounts receivable	(14,715)	(13,690)	28,244
Other current assets	(4,273)	(207)	2,003
Other long term assets	(55)	—	—
Accounts payable and accrued expenses	11,319	24,963	(16,027)
Other current liabilities	2,445	—	729
Cash overdrafts	(383)	—	—
Accounts payable — Holdings	391	1,180	(223)

Net cash provided by operating activities	42,822	73,789	97,379

Investing activities:
Acquisition of oil and gas properties from ExxonMobil	(212,507)	(7,934)	—
Acquisition of oil and gas properties from Petroleum Synergy	(1,487)	—	—
Acquisition, exploration and development expenditures	(45,146)	(86,353)	(62,042)
Proceeds from sale of oil and gas properties	—	543	1,141
Proceeds from sale of property and equipment	—	—	25
Purchase of other property and equipment	(2,404)	(871)	(582)
Other long-term assets	—	(1,453)	—
Notes receivable — affiliated entities	(144)	10	2,070
Increase in restricted cash	(7,648)	(1,538)	(1,483)
Other	—	—	(150)

Net cash used for investing activities	(269,336)	(97,596)	(61,021)

Financing activities:
Deferred offering costs	(500)	(1,979)	—
Deferred financing costs	(3,790)	(2,726)	(3,599)
Issuance costs	(2,780)	—	—
Proceeds from bank borrowings	373,730	264,350	274,099
Payment of bank borrowings	(131,563)	(137,550)	(312,061)
Capital contributions	—	—	9,273
Capital distributions	(3,462)	(100,006)	(9,224)

Net cash provided (used) by financing activities	231,635	22,089	(41,512)

Net decrease in cash and cash equivalents	5,121	(1,718)	(5,154)
Cash and cash equivalents at beginning of year	3,686	8,807	7,089

Cash and cash equivalents at end of year	$8,807	$7,089	$1,935

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$18,955	$33,067	$30,987

Income taxes	$862	$—	$20

Supplemental schedule of non-cash investing and financing activities:
(Decrease) increase to asset retirement obligations	$(150)	$328	$1,603

Increase to oil and gas properties through capitalized equity-based compensation	$—	$1,983	$122

Capital expenditures financed through current liabilities	$7,630	$3,546	$1,181

Capital distributions	$—	$—	$(15)

Capital contributions	$—	$—	$10,863

Acquisition of ExxonMobil properties:
Increase to accrued purchase price payable, net of accrued purchase price receivable	$1,333	$1,111	$—

(Decrease) increase to asset retirement obligations	$5,302	$—	$—

See notes to combined financial statements

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements

Note 1 — Description of Business and Summary of Significant Accounting Policies

Description of the Business

Resolute Natural Resources Company, LLC (“Resources”), previously a Delaware corporation incorporated on January 22, 2004 and converted to a limited liability company on September 30, 2008, Resolute Aneth, LLC (“Aneth”), a Delaware limited liability company established on November 12, 2004, WYNR, LLC (“WYNR”), a Delaware limited liability company established on August 25, 2005, BWNR, LLC (“BWNR”), a Delaware limited liability company established on August 19, 2005, RNRC Holdings, Inc. (“RNRC”), a Delaware corporation incorporated on September 19, 2008 and Resolute Wyoming, Inc. (“RWI”) (formerly Primary Natural Resources, Inc. (“PNR”)), a Delaware corporation incorporated on November 21, 2003 (the change of name to RWI was effective September 29, 2008) (together, “Resolute” or the “Companies”) are engaged in the acquisition, exploration, development, and production of oil, gas and hydrocarbon liquids, primarily in the Paradox Basin in southeastern Utah and the Powder River Basin in Wyoming. The Companies are wholly owned subsidiaries of Resolute Holdings Sub, LLC (“Sub”), which in turn is a wholly owned subsidiary of Resolute Holdings, LLC (“Holdings”).

Basis of Presentation and Principles of Combination

The 2006, 2007 and 2008 combined financial statements include the accounts of Resources and the five related companies: Aneth, WYNR, BWNR, RNRC and RWI. The conversion of Resources to an LLC and the formation of RNRC had no impact on the comparability of the combined financial statements. These companies are under common ownership and common management. All intercompany balances and transactions have been eliminated in combination.

On July 31, 2008, Resolute acquired RWI. 87.23% of the acquisition of RWI, as discussed in Note 3, was accounted for as a combination of entities under common control, which is similar to the pooling of interests method of accounting for business combinations. Accordingly, the combined financial statements give retrospective effect to these transactions, and therefore, Resolute’s results from January 1, 2006, through July 31, 2008, include 87.23% of the operations of RWI.

The remaining 12.77% of the acquisition of RWI, as discussed in Note 3, was accounted for using the purchase method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 Business Combinations. Accordingly, the accompanying combined financial statements reflect the 12.77% not owned by Resolute as a noncontrolling interest for results from January 1, 2007, through July 31, 2008.

Going Concern

The accompanying financial statements have been prepared on a going concern basis which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Subsequent to the original issuance of the 2008 combined financial statements Resolute amended its First Lien Credit Facility on May 12, 2009, to redetermine its borrowing base, interest rates and to amend its Maximum Leverage Ratio (trailing four quarter period Debt to EBITDA ratio) covenant. Resolute would not have been in compliance with the Maximum Leverage Ratio covenant of its First Lien Credit Facility at March 31, 2009 had it not retroactively amended such facility on May 12, 2009. Resolute’s projected Maximum Leverage Ratio for periods subsequent to March 31, 2009, indicates that Resolute may not remain in compliance with such financial covenant for quarterly periods during the next twelve months, and such violations, if not waived or cured, may also be violations under the Second Lien Credit Facility. Failure to comply with the Companies’ debt covenants could result in repayment of its outstanding debt being accelerated. As a result, and in the event that Resolute’s debt is accelerated, there can be no assurance that the carrying amounts of assets will be realized or that liabilities will be liquidated or settled for the amounts recorded. The ability of Resolute to continue as a going concern is dependent on Resolute’s ability to access capital and Resolute’s ability to sustain positive results of operations and cash flows sufficient to pay its current liabilities.

As discussed in Note 11, the Company is pursuing a business combination with Hicks Acquisition Company I, Inc. If this transaction is consummated, Resolute expects to fully satisfy its obligation under its Second Lien Credit Facility, partially pay obligations under its First Lien Credit Facility, and amend its First Lien Credit Facility. In addition, Resolute intends to pursue credit agreement amendments or forbearance arrangements, equity financings, joint ventures or other industry partnerships, asset monetizations, debt refinancings and other strategic initiatives to address the effects of its financial covenant situation and is currently negotiating with its lenders to put in place new amendments in an effort to avoid any future violations of its Maximum Leverage Ratio covenant. No assurance can be given that the negotiations with its lenders will be successful or that equity financing, joint ventures or other industry partnerships, asset monetizations or debt refinancings, if and when required, will be available on acceptable terms or sufficient to address Resolute’s liquidity needs.

In connection with its consideration of going concern, Resolute also reassessed the recoverability of its deferred tax assets. Given the above described circumstances and the uncertainty of Resolute to generate future taxable income, Resolute recorded a full valuation allowance against its net deferred tax asset at March 31, 2009 as Resolute believes based on the weight of available evidence, it is more likely than not this asset will not be realized. Additionally, due to the amendment of the First Lien Credit Facility discussed above, and the potential violation of financial covenants on the First and Second Lien Credit Facilities in the next twelve months, Resolute classified the outstanding balances as current at March 31, 2009. See First Lien Facility discussion at Note 4. There were no other adjustments made in the financial statements relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the companies be unable to continue in existence.

Assumptions, Judgments and Estimates

In the course of preparing the combined financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”), management is required to make various assumptions, judgments and estimates to determine the reported amounts of assets, liabilities, revenue and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events. Accordingly, actual results could differ from amounts previously established.

Significant estimates with regard to the combined financial statements include the estimated carrying value of unproved properties, the estimate of proved oil and gas reserve volumes and the related present value of estimated future net cash flows and the ceiling test applied to capitalized oil and gas properties, the estimated cost and timing related to asset retirement obligations, the estimated fair value of derivative assets and liabilities, the estimated expense for equity-based compensation, and depletion, depreciation and amortization.

Fair Value of Financial Instruments

The carrying amount of Resolute’s financial instruments, namely cash and cash equivalents, accounts receivable and accounts payable, approximate their fair value because of the short-term nature of these instruments. The long-term debt has a recorded value that approximates its fair market value since its variable interest rate is tied to current market rates. The fair value of derivative instruments is estimated based on market conditions in effect at the end of each reporting period.

Cash Equivalents

For purposes of reporting cash flows, Resolute considers all highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents. Resolute periodically maintains cash and cash equivalents in bank deposit accounts and money market funds which may be in excess of federally insured amounts. Resolute has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts.

Concentration of Credit Risk

Financial instruments that potentially subject Resolute to concentrations of credit risk consist primarily of trade and production receivables. Resolute derived 80% and 11% of its total 2008 revenues, 80% and 11% of its 2007 revenues and 78% and 13% of its 2006 revenues from Western Refining, Inc, and WGR Asset Holding Company, LLC, respectively. If Resolute was compelled to sell its crude oil to an alternative market, costs associated with the transportation of its production would increase, and such increase could materially and negatively affect its operations. The concentration of credit risk in a single industry affects the overall exposure to credit risk because customers may be similarly affected by changes in economic or other conditions. The creditworthiness of customers and other counterparties is subject to continuing review, including the use of master netting agreements, where appropriate. Commodity derivative contracts expose Resolute to the credit risk of non-performance by the counterparty to the contracts. This exposure is diversified among major investment grade financial institutions, each of which is a financial institution participating in Resolute’s bank credit agreement. As of December 31, 2007 and 2008, Resolute recorded an allowance for doubtful accounts of $0 and $687,000 respectively.

Oil and Gas Properties

Resolute uses the full cost method of accounting for oil and gas producing activities. All costs incurred in the acquisition, exploration and development of properties, including costs of unsuccessful exploration, costs of surrendered and abandoned leaseholds, delay lease rentals and the fair value of estimated future costs of site restoration, dismantlement and abandonment activities, a portion of general and administrative expenses and improved recovery systems are capitalized within the cost center. Capitalized general and administrative costs include salaries, employee benefits, costs of consulting services and other specifically identifiable costs and do not include costs related to production operations, general corporate overhead or similar activities. Improved recovery systems include costs related to injected CO2, drilling injection wells and related facilities. Resolute capitalized general and administrative costs of $0, $3.5 million and $1.6 million directly related to its acquisition, exploration and development activities for the year ended December 31, 2006, 2007 and 2008, respectively. Expenditures for maintenance and repairs and operating, maintaining and repairing the improved recovery system are charged to lease operating expense in the period incurred.

Investments in unproved properties are not depleted pending determination of the existence of proved reserves. Unproved properties are assessed periodically to ascertain whether impairment has occurred. Unproved properties whose costs are individually significant are assessed individually by considering the primary lease terms of the properties, the holding period of the properties, and geographic and geologic data obtained relating to the properties. Where it is not practicable to assess individually the amount of impairment of properties for which costs are not individually significant, such properties are grouped for purposes of assessing impairment. The amount of impairment assessed is added to the costs to be amortized. During 2007 and 2008 Resolute transferred $78,000 and $60,000, respectively, of unproved property costs to the full cost pool.

Pursuant to full cost accounting rules, Resolute must perform a ceiling test each quarter on its proved oil and gas assets. The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes for each cost center may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using current prices, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, and a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Should the net capitalized costs for a cost center exceed the sum of the components noted above, an impairment charge would be recognized to the extent of the excess capitalized costs. As a result of this limitation on capitalized costs, the accompanying combined financial statements include a provision for an impairment of oil and gas property cost in 2006, 2007 and 2008 of $0, $0 and $245.0 million, respectively.

No gain or loss is recognized upon the sale or abandonment of undeveloped or producing oil and gas properties unless the sale represents a significant portion of oil and gas properties and the gain significantly alters the relationship between capitalized costs and proved oil reserves of the cost center.

Depletion and amortization of oil and gas properties is computed on the unit-of-production method based on proved reserves. Amortizable costs include estimates of future development costs of proved undeveloped reserves and asset retirement obligations.

Other Property and Equipment

Other property and equipment are recorded at cost. Costs of renewals and improvements that substantially extend the useful lives of the assets are capitalized. Maintenance and repair costs which do not extend the useful lives of property and equipment are charged to expense as incurred. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets. Office furniture, automobiles, and computer hardware and software are depreciated from three to five years. Field offices are depreciated from fifteen to twenty years. Leasehold improvements are depreciated, using the straight line method, over the shorter of the lease term or the useful life of the asset. When other property and equipment is sold or retired, the capitalized costs and related accumulated depreciation and amortization are removed from the accounts.

Asset Retirement Obligations

Asset retirement obligations relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred (typically when the asset is installed at the production location), and the cost of such liability increases the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period and the capitalized cost is depleted on a units-of-production basis as part of the full cost pool. Revisions to estimated retirement obligations result in adjustments to the related capitalized asset and corresponding liability.

Resolute’s estimated asset retirement obligation liability is based on estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using a credit- adjusted risk-free rate estimated at the time the liability is incurred or revised. The credit-adjusted risk-free rates used to discount Resolute’s abandonment liabilities range from 6.00 percent to 13.50 percent. Revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells.

The following table provides a reconciliation of Resolute’s asset retirement obligations for the years ended December 31, 2006, 2007 and 2008 (in thousands):

	2006	2007	2008

Asset retirement obligations at beginning of period	$4,133	$8,866	$8,445
Accretion expense	350	631	832
Additional liability incurred	152	148	275
Liabilities settled	(769)	(749)	(220)
Liabilities assumed in acquisition of ExxonMobil Properties	5,302	—	—
Revisions to previous estimates	(302)	(451)	496

Asset retirement obligations at end of period	8,866	8,445	9,828
Less current asset retirement obligations	1,585	1,072	1,713

Long-term asset retirement obligations	$7,281	$7,373	$8,115

Impairment of Long-Lived Assets

Resolute follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of such assets. In the evaluation of the fair value and future benefits of long-lived assets, Resolute performs an analysis of the anticipated undiscounted future net cash flows of the related long-lived assets. If the carrying value of the related asset exceeds the undiscounted cash flows, the carrying value is reduced to its fair value. Other than the full cost ceiling test impairment discussed in the oil and gas properties accounting policy, there were no provisions for impairment in 2006, 2007 and 2008.

Deferred Financing Costs

Deferred financing costs are amortized over the estimated lives of the related obligations or, in certain circumstances, accelerated if the obligation is refinanced. The unamortized balance of these costs was approximately $5.3 million and $6.4 million as of December 31, 2007 and 2008, respectively.

Derivative Instruments

Resolute enters into derivative contracts to manage its exposure to oil and gas price volatility. Derivative contracts may take the form of futures contracts, swaps or options. Realized and unrealized gains and losses related to commodity derivatives are recognized in other income (expense). Realized gains and losses are recognized in the period in which the related contract is settled. The cash flows from derivatives are reported as cash flows from operating activities unless the derivative contract is deemed to contain a financing element. Derivatives deemed to contain a financing element are reported as financing activities in the statement of cash flows.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requires recognition of all derivative instruments on the balance sheet as either assets or liabilities measured at fair value. Changes in the fair value of a derivative will be recognized currently in earnings unless specific hedge accounting criteria are met. Gains and losses on derivative hedging instruments must be recorded in either other comprehensive income or current earnings, depending on the nature and designation of the instrument. Presently, Resolute’s management has determined that the benefit of the financial statement presentation available under the provisions of SFAS No. 133, which may allow for its derivative instruments to be reflected as cash flow hedges, is not commensurate with the administrative burden required to support that treatment. As a result, Resolute marked its derivative instruments to fair value during 2006, 2007 and 2008 in accordance with the provisions of SFAS No. 133 and recognized the changes in fair market value in earnings. The gain (loss) on derivative instruments reflected in the combined statement of operations incorporates both the realized and unrealized values.

Revenue Recognition

Oil revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred and if the collectability of the revenue is probable. Gas revenues are recorded using the sales method. Under this method, Resolute recognizes revenues based on actual volumes of gas sold to purchasers. Resolute and other joint interest owners may sell more or less than their entitlement share of the volumes produced. A liability is recorded and the revenue is deferred if Resolute’s excess sales of gas volumes exceed its estimated remaining recoverable reserves. Resolute had no significant gas imbalances at December 31, 2007 and 2008.

RWI is party to a twenty year Well Suspension Agreement (the “Agreement”) with Thunder Basin Coal Company, LLC and Ark Land Company (collectively “TBCC”). The initial term of the agreement does not exceed 20 years from October 1, 2006. However, both RWI or TBCC have the option to extend the agreement 10 years beyond the expiration of the initial term. Under the agreement, TBCC will pay RWI $2.6 million in exchange for suspension of well operations or deferral of drilling plans by RWI on certain acreage under lease to RWI. The non-refundable payment is payable to RWI in three installments over a period of three years beginning January 1, 2008. Revenue is recognized over TBCC’s expected development plan or until such time the specified properties are released from suspension and RWI may proceed with exploration of these properties. RWI recognized revenue related to the Agreement of $99,000, $398,000 and $398,000 in other revenue during 2006, 2007 and 2008, respectively.

General and Administrative Expenses

General and administrative expenses are reported net of reimbursements of overhead costs that are allocated to working interest owners of the oil and gas properties operated by Resolute.

Income Taxes

Income taxes are provided based on earnings reported for tax return purposes in addition to a provision for deferred income taxes. RNRC and RWI use the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are determined by applying the enacted statutory tax rates in effect at the end of a reporting period to the cumulative temporary differences between the tax bases of assets and liabilities and their reported amounts in the combined financial statements. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance for deferred tax assets is established when it is more likely than not that some portion of the benefit from deferred tax assets will not be realized. Effective January 1, 2007, Resources (prior to converting to an LLC) and RWI adopted Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”). In accordance with this pronouncement, Resources (prior to converting to an LLC), RNRC and RWI income tax positions must meet a more-likely-than-not recognition threshold to be recognized, and any potential accrued interest and penalties related to unrecognized tax benefits are recognized within interest expense and general and administrative expenses, respectively.

Aneth, WYNR, BWNR and Resources are limited liability companies. As limited liability companies, Aneth, WYNR, BWNR and Resources (subsequent to converting to an LLC) are tax flow-through entities and, therefore, the related tax obligation, if any, is borne by the owners.

Industry Segment and Geographic Information

Resolute has evaluated how it is organized and managed and has identified only one operating segment, which is the exploration and production of crude oil, natural gas and natural gas liquids. Resolute considers its gathering, processing and marketing functions as ancillary to its oil and gas producing activities. All of the Company’s operations and assets are located in the United States, and substantially all of its revenues are attributable to United States customers.

Change in Accounting Principle

In June 2006, the FASB issued FIN 48, which creates a single model to address accounting for uncertainty in tax positions. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition of certain tax positions.

Resources and RWI adopted the provisions of FIN 48 on January 1, 2007 and RNRC adopted the provisions of FIN 48 on September 30, 2008. As a result of the implementation of FIN 48, Resources recognized a $0.5 million increase in the liability for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007 balance of retained earnings and a corresponding increase in other long-term liabilities.

New Accounting Pronouncements

Resolute adopted FASB Staff Position (“FSP”) No. 157-2, Effective Date of FASB Statement No. 157, as of January 1, 2008, electing to partially adopt SFAS No. 157, Fair Value Measurements. Resolute did not apply SFAS No. 157 to nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities, including nonfinancial long-lived assets measured at fair value for an impairment assessment and asset retirement obligations initially measured at fair value. Pursuant to the provisions of FSP No. 157-2, Resolute fully adopted SFAS No. 157 as it relates to all nonfinancial assets and liabilities that are not recognized or disclosed on a recurring basis (e.g. those measured at fair value in a business combination, the initial recognition of asset retirement obligations, and impairments of goodwill and other long-lived assets) as of January 1, 2009. The full adoption of SFAS 157, however, did not have a material impact on Resolute’s combined financial statements or its disclosures. Please refer to Note 9 — Fair Value Measurements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. SFAS No. 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. Under SFAS No. 159, a company may elect to use fair value to measure many financial instruments and certain other assets and liabilities at fair value. Resolute decided not to elect fair value accounting for any of its eligible items. The adoption of SFAS No. 159 therefore will have no impact on Resolute’s combined financial position, cash flows or results of operations. If the use of fair value is elected (the fair value option), any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred, e.g., debt issuance costs. The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of SFAS No. 159, changes in fair value are recognized in earnings. SFAS No. 159 was effective for Resolute beginning January 1, 2008.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations the Companies engage in will be recorded and disclosed following GAAP until January 1, 2009. SFAS No. 141R may have an impact on the combined financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions consummated after the effective date.

In December 2007, the FASB issued SFAS No. 160, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. Resolute adopted SFAS No. 160 effective January 1, 2009, which required retrospective restatement of our combined financial statements for all periods presented. As a result of adoption, Resolute has reclassified its noncontrolling interest in its combined balance sheets, from a component of liabilities to a component of equity and has also reclassified net income (loss) attributable to noncontrolling interest in its combined statements of operations, to below net income for all periods presented. Resolute also added a rollforward of the noncontrolling interest within its combined statements of shareholder’s/member’s equity (deficit). On July 31, 2008, Resolute acquired all of its noncontrolling interest, therefore, SFAS No. 160 has no impact to the combined financial statements subsequent to such date.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement 133. SFAS No. 161 which enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under FASB No. 133, Accounting for Derivative Instruments and Hedging Activities; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Accordingly, Resolute adopted this pronouncement as of January 1, 2009.

On December 31, 2008, the Securities and Exchange Commission (“SEC”) published the final rules and interpretations updating its oil and gas reporting requirements. Many of the revisions are updates to definitions in the existing oil and gas rules to make them consistent with the petroleum resource management system. This system, which was developed by several industry organizations, is a widely accepted standard for the management of petroleum resources. Key revisions include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves, and permitting disclosure of probable and possible reserves. The SEC will require companies to comply with the amended disclosure requirements for registration statements filed after January 1, 2010, and for annual reports for fiscal years ending on or after December 15, 2009. Early adoption is not permitted. Resolute is currently assessing the impact that the adoption will have on the Resolute’s disclosures, operating results, financial position, and cash flows.

In April 2009, the FASB issued Staff Position FSP No. 107-1 and Accounting Principles Board Opinion 28-1, Interim Disclosures about Fair Value of Financial Instruments (collectively “FSP 107-1”). FSP 107-1 requires disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP 107-1 is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of FSP 107-1 is not expected to have an impact on the combined financial statements, other than additional disclosures.

In April 2009, the FASB issued FSP No. 157-4, Determining Fair Value When the Volume or Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. FSP No. 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have significantly decreased and requires that companies provide interim and annual disclosures of the inputs and valuation technique(s) used to measure fair value. FSP No. 157-4 is effective for interim and annual reporting periods ending after June 15, 2009 and is to be applied prospectively. The adoption of FSP No. 157-4 is not expected to have an impact on the Resolute’s combined financial statements, other than additional disclosures.

On May 9, 2008 the FASB announced the release of SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“GAAP hierarchy”). The GAAP hierarchy sets forth levels of authority for various types of accounting standards. Prior to FAS 162, the GAAP hierarchy was set forth in an auditing standard, SFAS No. 69 The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. By moving the GAAP hierarchy to the accounting literature, FAS 162 establishes that decisions with respect to the GAAP hierarchy rest primarily with an entity — not its auditor — in selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of this statement had no material impact on Resolute’s combined operating results, financial position or cash flows.

Resolute adopted SFAS No. 165, Subsequent Events on April 1, 2009, which established general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 requires companies to disclose the date through which the company evaluated subsequent events, the basis for that date, and whether that date represents the date the financial statements were issued. The adoption of this pronouncement did not have a material impact on the Company’s combined financial statements.

In June 2009, the FASB issued SFAS No. 168, The “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168”). This standard replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, and establishes only two levels of GAAP, authoritative and nonauthoritative. The FASB Accounting Standards Codification (the “Codification”) was not intended to change or alter existing GAAP, and it therefore will not have any impact on the Company’s consolidated financial statements other than to modify certain existing disclosures. The Codification will become the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other nongrandfathered, non-SEC accounting literature not included in the Codification will become nonauthoritative. SFAS 168 is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. The Company will begin to use the new guidelines and numbering system prescribed by the Codification when referring to GAAP in the third quarter of fiscal 2009.

Note 2 —	Related Party Transactions

On April 1, 2005, Holdings entered into a joint venture arrangement with Wachovia Investment Holdings, LLC (“Wachovia Investment”) to form an oil and gas marketing and trading company, Odyssey Energy Services, LLC (“Odyssey”), allocating profits and losses 40% to Holdings and 60% to Wachovia Investment. Holdings made an initial capital contribution of $2.0 million, and agreed to be responsible for up to a total of $10.0 million of additional capital to cover certain potential liabilities. Holdings borrowed $2.0 million from Resources, which loan was evidenced by a note. Terms of the note include annual payment of interest at a rate of 4.09% and maturing no later than April 13, 2011, the maturity date of Resolute’s First Lien Facility agreement. Interest income recognized on the note was $88,000, $88,000 and $63,000 in 2006, 2007 and 2008, respectively. This note was paid in full on September 30, 2008.

Resources has received payments due Holdings for Holdings’ transactions not related to Resolute that have not yet been reimbursed to Holdings. These payables are reflected on the combined balance sheet as “Accounts payable — Holdings” and carried a balance of $1.5 and $1.3 million at December 31, 2007 and 2008, respectively.

Note 3 —	Acquisitions

ExxonMobil Acquisition

On April 14, 2006, Aneth acquired from Exxon Mobil Corporation and its affiliates (“ExxonMobil”) 75% of the ExxonMobil interests in Greater Aneth Field, (the “ExxonMobil Properties”) along with various other related assets, including ExxonMobil’s interest in the Aneth gas compression facility, its interest in a CO2 pipeline which serves the field, and office facilities in Cortez, Colorado. As a result of this purchase, Resources became operator of the Ratherford and McElmo Creek Units in Greater Aneth Field while continuing as operator of the Aneth Unit. The proved net estimated oil and gas reserves acquired with the ExxonMobil Properties were approximately 35.4 MMBoe (unaudited), of which 55.2% (unaudited) were classified as proved developed and the remaining 44.8% (unaudited) were classified as proved undeveloped. The purchase price was allocated to assets based on the fair values at the date of acquisition, as estimated by management. The acquisition of the ExxonMobil Properties was accounted for using the purchase method of accounting and has been included in the combined financial statements of Resolute since the date of acquisition. The purchase price, including transaction costs and contingent consideration, of $218.2 million was allocated primarily to proved oil and gas properties. The acquisition of the ExxonMobil Properties was effective as of January 1, 2005, and the purchase price was adjusted for net revenues from that date until closing. Final settlement of the purchase price adjustments occurred in October 2006. The following table presents the allocation of the purchase price at December 31, 2007 based on estimated fair market values of the assets acquired and liabilities assumed (in thousands):

Oil and gas properties	$226,860
Buildings and equipment	680
Asset retirement obligation	(5,302)

Total purchase price allocation	$222,238

In order to finance the acquisition of the ExxonMobil Properties, on April 14, 2006, Resolute entered into an amended and restated $300.0 million senior secured credit facility (the “First Lien Facility”) and a new $125.0 million senior secured term loan (the “Second Lien Facility”). Proceeds from the two credit facilities were used to repay outstanding indebtedness under Resolute’s existing credit facilities, to finance the acquisition of the ExxonMobil Properties and for general working capital purposes (see Note 4).

In addition to the cash purchase price, terms of the Purchase and Sale Agreement pursuant to which Resolute acquired the ExxonMobil Properties provide for certain monthly contingent payments to ExxonMobil through December 2007. The contingent payments are equal to the amount by which prices for West Texas Sour (“WTS”) crude oil exceeds $40.00 per barrel in any given month, multiplied by production from the ExxonMobil Properties. As specified in the Purchase and Sale Agreement, WTS prices are limited to a maximum of $49.00 per barrel (a maximum differential of $9.00 per barrel), and monthly production is limited to 98,765 barrels. Therefore, the maximum monthly contingent payment to ExxonMobil is $888,889, or $666,667 net to Aneth’s interest. Aneth has recorded the liability for the contingent consideration when the amount is determinable beyond a reasonable doubt. As additional contingent payment liability is recognized and recorded, the cost of the acquisition is adjusted and additional cost is reflected in oil and gas properties.

Under the terms of the Purchase and Sale Agreement for the ExxonMobil Properties, Resolute and Navajo Nation Oil and Gas Company (“NNOG”) were required to fund an escrow account sufficient to complete abandonment, well plugging, site restoration and related obligations arising from ownership of the acquired interests. The contribution required at the date of acquisition of $10.0 million, or $7.5 million net to Aneth’s interest, is included in restricted cash in the combined balance sheets as of December 31, 2007 and 2008, respectively. Aneth is required to make additional deposits to the escrow account annually. Beginning in 2007 and continuing through 2016, Aneth must fund approximately $1.8 million annually. In years after 2016, Aneth must fund additional payments averaging approximately $0.9 million until 2031. Total contributions from the date of acquisition through 2031 will aggregate $53.4 million, or $40.0 million net to the Aneth interest. Annual interest earned in the escrow account becomes part of the balance and reduces the payment amount required for funding the escrow account each year. As of December 31, 2008 Aneth has funded the 2008 annual contractual amount required to meet its future obligation, approximately $1.8 million.

The following table presents the pro forma operating results for year ended December 31, 2006. The year ended December 31, 2006 gives effect as if the acquisition of the ExxonMobil Properties had occurred January 1, 2006. The pro forma results shown below are not necessarily indicative of the operating results that would have occurred if the transaction had occurred on such date. The pro forma adjustments made are based on certain assumptions that Resolute believes are reasonable based on currently available information (unaudited; in thousands):

December 31,
2006

Total revenues	$125,534
Net income	$29,581

Net Profits Overriding Royalty Interest Contribution

On July 31, 2008, Resolute entered into an asset contribution agreement with NGP-VII Income Co-Investment Opportunities, LLC (“NGP Co-Invest”), whereby NGP Co-Invest contributed a certain overriding net profits royalty interests (“NPI”) in oil and gas properties of RWI to Holdings for a total of 2,184,445 common units (value of $19.7 million) as consideration.

On July 31, 2008, RWI acquired the contributed NPI from Holdings for $19.4 million and allocated the $19.4 million to oil and gas properties after normal purchase price adjustments. The acquisition of the NPI was funded with $15.4 million cash and a $4.0 million note payable to Holdings. On December 31, 2008, Holdings contributed the note receivable and accrued interest in the amount of $4.1 million to Aneth.

Primary Natural Resources Acquisition

On July 31, 2008, Holdings completed the acquisition of PNR (a Natural Gas Partners, VII, L.P. (“NGP VII”) portfolio company). Upon closing, Holdings paid, as consideration, a total of 8,286,985 common units (value of $74.8 million) and $15.4 million in cash. NGP VII owns a significant equity position in Holdings.

The majority of the acquisition of PNR was accounted for as a combination of entities under common control, which is similar to the pooling of interests method of accounting for business combinations. Accordingly, the combined financial statements give retrospective effect to these transactions, and therefore, Resolute’s results from January 1, 2006 through July 31, 2008, include 87.23% of the operations of RWI. Accordingly, the accompanying combined financial statements reflect the 12.77% not owned by Resolute as a noncontrolling interest for results from January 1, 2006, through July 31, 2008.

The remaining portion of the acquisition of RWI not under common control, was accounted for using the purchase method in accordance with SFAS No. 141 Business Combinations. 12.77% of the purchase price was allocated to acquired assets and liabilities based on their respective fair value as determined by management. The purchase price allocation is set forth below (in thousands).

December 31,
2008

Purchase price	$11,553

Current assets	1,849
Long term assets	1,890
Oil and gas properties	18,427
Liabilities assumed	(10,613)

Total purchase price allocation	$11,553

The following table presents the pro forma operating results for years ended December 31, 2007 and 2008. The years ended December 31, 2007 and 2008 give effect as if the acquisition of PNR had occurred January 1, 2007. The pro forma results shown below are not necessarily indicative of the operating results that would have occurred if the transaction had occurred on such date. The pro forma adjustments made are based on certain assumptions that Resolute believes are reasonable based on currently available information (unaudited; in thousands):

	December 31,
	2007	2008

Total revenues	$173,343	$229,172
Net income	$(104,412)	$(90,419)

Note 4 —	Long-Term Debt

Long-term debt consisted of the following at December 31, 2007 and 2008 (in thousands):

	December 31,
	2007	2008

Credit agreements:
First Lien Facility	$169,550	$196,150
Second Lien Facility	225,000	225,000
RWI First Lien Facility	40,000	—
RWI Term Loan	24,313	—

Total long-term debt	$458,863	$421,150

First Lien Facility

On September 24, 2004, Resolute entered into a credit facility with a syndicate of banks led by Wachovia Bank, National Association. The credit facility was amended and restated on September 15, 2005, and subsequently on April 14, 2006, June 27, 2007, and September 30, 2008. The credit facility was amended in 2005 and 2006 to facilitate the Aneth acquisitions as well as for general working capital purposes. The credit facility was amended in 2007 in conjunction with the Second Lien Facility, and was again amended in 2008 to refinance the RWI outstanding debt and for general working capital purposes.

Availability under the facility is governed by a borrowing base. The determination of the borrowing base is made by the lenders taking into consideration the estimated value of Resolute’s oil and gas properties in accordance with the lenders’ customary practices for oil and gas loans. The borrowing base is re-determined semi-annually, and the amount available for borrowing could be increased or decreased as a result of such re-determinations. Under certain circumstances either Resolute or the lenders may request an interim re-determination. As of December 31, 2007 and 2008, the borrowing base was $205.0 and $284.0 million respectively. Unused availability under the borrowing base as of December 31, 2007 and 2008 was $34.2 and $77.8 million, respectively. As of April 15, 2009, Resolute had drawn down an additional net $2.2 million under the borrowing base, resulting in an unused availability of $75.6 million. The borrowing base availability has been reduced by $10.0 million in letters of credit issued to vendors at December 31, 2008 and April 15, 2009. The First Lien Facility matures on the fifth anniversary of the April 14, 2006 amendment and restatement (April 13, 2011) and, to the extent that the borrowing base, as adjusted from time to time, exceeds the outstanding balance, no repayments of principal are required prior to maturity. At Aneth’s option, the outstanding balance under the First Lien Facility accrues interest at either (a) the London Interbank Offered Rate, plus a margin which varies from 1.5% to 2.25%, or (b) the “Alternative Base Rate” defined as the greater of (i) the Administrative Agent’s Prime Rate, (ii) the Administrative Agent’s Base CD rate plus 1%, or (iii) the Federal Funds Effective Rate plus 0.5%, plus a margin which varies from 0% to 0.75%. Each such margin is based on the level of utilization under the borrowing base. As of December 31, 2007 and 2008, the weighted average interest rate on the outstanding balance under the facility was 7.01% and 4.97%, respectively. The First Lien Credit Facility is collateralized by substantially all of the proved oil and gas assets of Aneth and RWI, and is guaranteed by Resources and Sub.

On May 12, 2009, Resolute amended its First Lien Credit Facility to redetermine its borrowing base, interest rates and to amend its Maximum Leverage Ratio (trailing four quarter period Debt to EBITDA ratio) covenant. As discussed in Note 1, Resolute classified its outstanding debt balances as current at March 31, 2009. On July 28, 2009, Resolute further amended its First Lien Credit Facility so that the current ratio covenant was not applicable as of March 31, 2009 and June 30, 2009. Resolute was in compliance with the terms and covenants of the First Lien Facility as of December 31, 2008 and based on the terms of the amendments, Resolute remained in compliance with its financial covenants at March 31, 2009. See Note 1 for going concern discussion.

Second Lien Facility

On April 14, 2006 Aneth entered into a Second Lien Facility with a group of lenders with Citibank NA as the agent. The Second Lien Facility was initially a single draw term loan with a maximum draw of $125 million. On April 14, 2006, Aneth drew down the entire $125.0 million face amount of the facility. On June 26, 2007, Aneth amended and restated the Second Lien Facility agreement which increased the single draw term loan from a maximum of $125.0 million to $225.0 million and extended the maturity date from April 13, 2012, to June 26, 2013, the sixth anniversary of closing, with no repayments of principal required before such date. Aneth drew down the additional $100 million incremental face amount of the amended facility at closing. At Aneth’s option, balances outstanding under the Second Lien Facility accrues interest at either (a) the adjusted London Interbank Offered Rate plus the applicable margin of 4.5%, or (b) the greater of (i) the Administrative Agent’s Prime Rate, (ii) the Administrative Agent’s Base CD rate plus 1%, or (iii) the Alternative Base Rate, plus the applicable margin of 3.5%. Aneth may make optional prepayments. In the first year after closing, Aneth was not subject to prepayment penalties. However, for a period of one year starting on June 27, 2008, such prepayments will be subject to a prepayment penalty of 1% of the amount prepaid. Thereafter no prepayment penalty will be assessed. Once repaid, the amounts may not be re-borrowed. As of December 31, 2007 and 2008, the weighted average interest rate was 9.99% and 7.71%, respectively. The Second Lien Facility is collateralized by substantially all of the proved oil and gas assets of Aneth and RWI, and is guaranteed by Resources and Sub. The claim of the Second Lien Facility lenders on the collateral is explicitly subordinated to the claim of the First Lien Facility lenders.

The Second Lien Facility includes terms and covenants that place limitations on certain types of activities, the payment of dividends, and require satisfaction of certain financial tests. Resolute was in compliance with the terms and covenants as of December 31, 2008. See Note 1 for going concern discussion.

RWI First Lien Facility

The RWI Revolving Facility was with Bank of America (“RWI First Lien Facility”). Availability under the facility was governed by a borrowing base. The determination of the borrowing base was made by the lender taking into consideration the estimated value of RWI’s oil and gas properties in accordance with the lender’s customary practices for oil and gas loans. The borrowing base was re-determined quarterly, and the amount available for borrowing could be increased or decreased as a result of such re-determinations. As of December 31, 2007 and 2008, the borrowing base was $40.0 million and $0 respectively. The revolving credit facility was available to RWI until July 2010, at which time the outstanding balance was due. Adjusted Base Rate advances and Eurodollar Advances under the facilities bear interest payable quarterly at an Adjusted Base Rate or Adjusted Libor Rate plus an applicable margin of 0.5%, respectively. Amounts outstanding at December 31, 2007 were at a weighted average interest rate of approximately 7.0%. RWI borrowings were collateralized by substantially all of the proved oil and gas assets of RWI and were subject to various financial and non-financial ratios. At December 31, 2007, RWI was in compliance with the covenants. On July 31, 2008, RWI entered into a $100.0 million credit facility led by Wells Fargo Bank NA and Bank of Montreal. Proceeds were used to finance the acquisition of PNR, refinance the RWI First Lien Facility and RWI Term Loan, and for general working capital purposes. This Wells Fargo Bank NA and Bank of Montreal credit facility was extinguished with proceeds from the First Lien Facility on September 30, 2008.

RWI Term Loan

The RWI Term Loan was with Bank of America. RWI was required to repay $62,500 per quarter until the maturity date in January 2011, when the remaining outstanding balance was due. At December 31, 2007, $250,000 of the RWI Term Loan balance was classified as current. Adjusted Base Rate advances and Eurodollar Advances under the facilities bear interest payable quarterly at an Adjusted Base Rate or Adjusted Libor Rate plus an applicable margin of 0.5%, respectively. Amounts outstanding at December 31, 2007 were at a weighted average interest rate of approximately 7.0%. RWI borrowings were collateralized by substantially all of the proved oil and gas assets of RWI and were subject to various financial and non-financial ratios. At December 31, 2007, RWI was in compliance with the covenants. As described above, on July 31, 2008, RWI entered into a $100.0 million credit facility led by Wells Fargo Bank NA and Bank of Montreal. Proceeds

were used to finance the acquisition of PNR, refinance the RWI First Lien Facility and RWI Term Loan, and for general working capital purposes. This Wells Fargo Bank NA and Bank of Montreal credit facility was extinguished with proceeds from the First Lien Facility on September 30, 2008.

Note 5 —	Income Taxes

Resources (prior to September 30, 2008), RNRC and RWI recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the combined financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that are not expected to be realized based on available evidence. Resources (subsequent to September 30, 2008), Aneth, BWNR and WYNR are pass-through entities for federal and state income tax purposes. As such, neither current nor deferred income taxes are recognized by these entities. Significant components of Resolute’s deferred tax assets (liabilities) as of December 31, 2007 and 2008 are as follows (in thousands):

	December 31,
	2007	2008

Current:
Derivative financial instruments	$(45)	$(4,913)

Total current	(45)	(4,913)

Long Term:
Derivative financial instruments	113	—
Property and equipment	(11,643)	10,673
Asset retirement obligation	404	173
Federal tax credit carryovers	47	60
Net operating loss carryforward	6,414	3,799
Other	12	—
Valuation allowance	(50)	—

Total long term	(4,703)	14,705

Net deferred tax (liability)/asset	$(4,748)	$9,792

The provision for income taxes is as follows (in thousands):

	December 31,
	2006	2007	2008

Current income tax expense:
Federal	$—	$(35)	$(19)
State	—	—	—
Deferred income tax benefit (expense)	(3,312)	(1,655)	18,266
Valuation allowance	—	(50)	—

Total income tax (expense) benefit	$(3,312)	$(1,740)	$18,247

Income tax expense (benefit) differed from amounts that would result from applying the U.S. statutory income tax rate to income before taxes as follows (in thousands):

	December 31,
	2006	2007	2008

U.S. statutory income tax expense (benefit)	$3,203	$1,626	$(19,732)
State income tax expense (benefit)	109	55	(265)
Share base compensation	—	—	1,456
Change in valuation allowance	—	50	—
Other	—	9	294

Total tax expense (benefit)*	$3,312	$1,740	$(18,247)

*	Tax expense (benefit) is calculated based on taxable income of RNRC and RWI, which are taxable entities.

As of December 31, 2008, RNRC had no federal regular tax loss carryforward. RWI had a federal regular tax loss carryforward of $10.6 million.

Resources and RWI adopted the provisions of FIN 48 on January 1, 2007 and RNRC adopted the provisions of FIN 48 on September 30, 2008. As a result of the implementation of FIN 48, Resources recognized approximately $478,000, including accrued interest and penalties of $92,000, as a contingent liability and an increase to the January 1, 2007 balance of accumulated deficit. As of December 31, 2008 the total contingent income tax liabilities and accrued interest was approximately $532,000 and is reflected in current liabilities in the combined balance sheet in “Contingent tax liability.” The statute of limitations associated with this liability expires September 15, 2009.

Resources (prior to September 30, 2008), RNRC and RWI recognize interest and penalties related to uncertain tax positions in interest expense and general and administrative expense, respectively. During the year ended December 31, 2008, Resources recognized $28,000 in interest related to uncertain tax positions. RWI and RNRC had no uncertain tax positions. Resources and RWI file income tax returns in the U.S. federal jurisdiction and various states. There are currently no federal or state income tax examinations underway for these jurisdictions. Furthermore, Resources and RWI’s tax years of 2005 and forward are subject to examination by the federal and state taxing authorities.

The following table summarizes the activity during the years related to the liability for unrecognized tax benefits (in thousands):

For the
Year Ended
December 31,

Balance at January 1, 2007	$386
Increases in unrecognized tax benefits	—
Decreases in unrecognized tax benefits	—

Balance at December 31, 2007	$386
Increases in unrecognized tax benefits	—
Decreases in unrecognized tax benefits	—

Balance at December 31, 2008	$386

Note 6 —	Shareholder’s/Member’s Equity and Equity Based Awards

Common Stock

At December 31, 2007, Resources and RWI each had 1,000 shares of common stock, par value of $.0.01 and $1.00 per share, authorized, issued and outstanding, respectively. Resources was converted to an LLC on

September 30, 2008, and all stock was retired. At December 31, 2008, RNRC and RWI each had 1,000 shares of common stock, par value $0.01 and $1.00 per share, authorized, issued and outstanding.

Member’s Equity

At December 31, 2007, member’s equity included Aneth, WYNR and BWNR. At December 31, 2008, member’s equity included Aneth, WYNR, BWNR and Resources.

Incentive Interests

Resources

In 2004, “Incentive Units” were granted by Holdings to certain of its members who were also officers, as well as to other employees of Resources. The Incentive Units were intended to be compensation for services provided to Resources. The original terms of the five tiers of Incentive Units are as follows. Tier I units vest ratably over three years, but are subject to forfeiture if payout is not realized. Tier I payout is realized at the return of members’ invested capital and a specified rate of return. Tiers II through V vest upon certain specified multiples of cash payout. Incentive Units are forfeited if an employee of Resolute is either terminated for cause or resigns as an employee. Any Incentive Units that are forfeited by an individual employee revert back to the founding senior managers of Resolute and, therefore, the number of Tier II through V Incentive Units is not expected to change.

On June 27, 2007, Holdings made a capital distribution of $100 million to its equity owners from the proceeds of the amended and restated second lien credit agreement described in Note 4. This distribution caused both the Tier I payout to be realized and the Tier I Incentive Units to vest. As a result of the distribution, management has determined that it is probable that Tiers II-V incentive unit payouts will be achieved.

During the year-ended December 31, 2006, 2007 and 2008, Resolute recorded $0, $34.5 million and $3.7 million of equity based compensation expense in general and administrative expense in the combined statements of operations. An additional $0, $2.0 million and $100,000 of equity compensation expense was capitalized and recorded in oil and gas properties during 2006, 2007 and 2008 respectively. Resolute amortizes the estimated fair value of the Incentive Units over the remaining estimated vesting period using the straight-line method. The estimated weighted average fair value remaining of the Incentive Units was calculated using a discounted future net cash flows model. During the year ended December 31, 2007 and 2008, 11.6 million and 0 Incentive Units vested.

A summary of the activity associated with the Resolute’s Incentive Unit plan during 2006, 2007 and 2008 is as follows:

Incentive Units

January 1, 2006	17,797,801
Granted	—
Forfeited	(656,480)
Redistributed	656,480

January 1, 2007	17,797,801
Granted	—
Forfeited	—

December 31, 2007	17,797,801
Granted	—
Forfeited	—

December 31, 2008	17,797,801

A summary of the status and activity of non-vested Incentive Units of Holdings for the year-ended December 31, 2008, is as follows:

Weighted Average
	Non-Vested	Grant Date
	Incentive Units	Fair Value

Non-vested, at January 1, 2008	6,190,539	$2.08
Granted	—	—
Vested	—	—
Forfeited	—	—

Non-vested, at December 31, 2008	6,190,539	$2.08

Total unrecognized compensation cost related to Resolute’s non-vested Incentive Units totaled $8.1 million as of December 31, 2008, which is expected to be recognized over a weighted-average period of 1.3 years, 2.3 years, 3.3 years and 3.3 years for the Tier II, Tier III, Tier IV and Tier V Incentive Units, respectively.

Resolute Wyoming, Inc.

The Primary Natural Resources Holdings, LLC (“PNRH”) Operating Agreement (the Operating Agreement) provided for the issuance of up to 900,000 “PNRH Incentive Interests,” consisting of 844,000 Incentive Units and 56,000 Incentive Options. PNR was wholly owned by PNRH prior to the PNR acquisition. There were two categories for Incentive Units, described as Tier I and Tier II. There was one category for Incentive Options described as Tier I. Tier I Incentive Units received preferential payout over Tier II. Of the 844,000 Incentive Units, 484,000 and 360,000 were classified as Tier I and Tier II, respectively. Holders of Incentive Units were entitled to cash distributions following the sale, merger or other transaction involving the stock or assets of PNR after the recovery of capital contributions plus a rate of return, specified as payout levels in the Operating Agreement. The 844,000 Tier I and Tier II Incentive Units were granted in January 2004 to certain members of the Company’s management.

The original terms of the PNRH Incentive Interests are as follows. Tier I Incentive Units and Incentive Options vest ratably over a three-year period from the date of grant or will vest in full upon the occurrence of a Fundamental Change, as defined in the Operating Agreement. However, unless a payout level specified in the Operating Agreement is reached by January 23, 2009, Tier I Incentive Units, whether vested or not, will automatically become null and void. On January 23, 2009, all unexercised Incentive Options terminate. Tier II Units vest when a payout level specified in the Operating Agreement is reached. If the payout level specified for the Tier II Units is not reached by January 23, 2009, the Tier II Units will automatically become null and void. All Incentive Interests held by an employee, whether vested or not, will be automatically forfeited if the employee is terminated with or without reason, including termination, death or disability.

Due to the acquisition of PNR on July 31, 2008, the performance criteria related to the PNRH Incentive Interests was achieved and the Incentive Interests fully vested. As a result, $4.2 million of equity based compensation expense was recorded in general and administrative expense in the combined statements of operations during 2008. No further equity based compensation expense will be recorded related to these Incentive Interests.

Equity Appreciation Rights

In November 2006 and May 2008, 2,500,000 and 3,000,000 Equity Appreciation Rights (“EARs”) were authorized, respectively. The EARs are periodically granted by Sub to certain of Resources’ employees. The EARs represent contract rights to a certain portion of future distributions of cash by Sub. These EARs do not vest, except with respect to distributions actually made, and are forfeited upon an employee’s separation from Resolute. There is no expiration date for the EARs.

Resolute has not assigned any value or recognized any share based compensation expense related to the EARs because Resolute believes it is not probable that any distributions will be made in respect of such EARs prior to the forfeiture of such EARs, because of management’s opinion that distributions sufficient to cause a distribution with respect to the EARs would not occur without additional external financing or the sale of Resolute.

On May 29, 2008, Resources, on behalf of Sub, entered into Agreements with several employees permitting those employees to make an offer to exchange for cash some or all of the EARs issued in 2006 and 2007 under the EARs Plan, dated November 27, 2006. The participant could elect to offer to exchange all or any portion of their EARs for time vested cash awards equal to $2.00 per unit plus simple interest of 15% per annum on the outstanding face value of the cash awards commencing January 1, 2008. The cash awards are payable in three installments on January 1, 2009, 2010 and 2011. During 2008, a total of 395,000 units were exchanged from employees under this agreement and $381,715 of compensation expense was recognized.

Also on May 29, 2008, several employees were offered an agreement allowing them to accept new award units in the form of either (a) a time vested cash award of $1 per award unit, payable in three installments on January 1, 2009, 2010 and 2011 plus simple interest of 15% per annum, effective January 1, 2008 or, (b) a comparable number of EARs. During 2008, a total of 1,659,000 EARs were granted and 213,700 time vested cash award units were issued.

The time vested cash awards are accounted for as deferred compensation. The annual payments are paid based on the employee’s tenure with Resources and there is potential for forfeiture of the time vested payment, therefore the Resolute will accrue for each time vested payment and related return for the respective year on an annual basis. During 2008, $103,288 of compensation expense was recognized.

A summary of the activity associated with Resolute’s EARs plan during 2006, 2007 and 2008 is as follows:

Equity
Appreciation
Rights

January 1, 2006	—
Granted	1,487,000
Forfeited	—

January 1, 2007	1,487,000
Granted	581,000
Forfeited	—

December 31, 2007	2,068,000
Granted	1,659,000
Forfeited	(256,000)
Purchased	(395,000)

December 31, 2008	3,076,000

Note 7 —	Defined Contribution Plan

Effective January 1, 2005, Resolute established a 401(k) plan for all eligible employees. For the years ended December 31, 2006, 2007 and 2008, Resolute contributed $471,000, $732,000 and $171,000, respectively, in connection with matching of employee contributions made in 2006, 2007 and 2008, respectively.

Note 8 —	Derivative Instruments

For the years ended December 31, 2006, 2007 and 2008, Resolute has not elected to designate derivative instruments as cash flow hedges under the provisions of SFAS No. 133. As a result, these derivative instruments are marked to market at the end of each reporting period and changes in the fair value are recorded in the accompanying combined statements of operations.

Resolute is exposed to credit risk to the extent of nonperformance by the counterparties in the derivative contracts discussed below. All but one of Resolute’s counterparties to its derivative transactions are banks that are among Resolute’s lenders and, therefore, Resolute does not anticipate such nonperformance. The one counterparty that is not among Resolute’s lenders is a highly-rated entity with a corporate credit rating exceeding AA- classified by Standard & Poor’s.

Commodity Swaps and Put Options

Resolute periodically hedges a portion of its oil and gas production through swaps, puts, calls, and costless collars and other such agreements. The purpose of the hedges is to provide a measure of stability to Resolute’s cash flows in an environment of volatile oil and gas prices and to manage Resolute’s exposure to commodity price risk.

Terms of Aneth’s bank credit facility, prior to the amendment in April 2006, June 2007, and September 2008, required Resolute to enter into fixed-for-floating swaps for at least 70% of its production for the years 2005 through 2007. Terms of the bank credit facility, as amended in September 2008, require Aneth to enter into one or more hedging agreements for approximately 70% of the forecast production from proved developed producing reserves as indicated in Resolute’s current reserve report.

The form of hedges to be entered into may be at the discretion of Resolute, not to exceed 80% of its anticipated production from proved developed producing properties. Purchased put options were considered in the calculation of whether Resolute has met the minimum volume test. However, because such purchased put options do not give rise to a payment obligation on the part of Resolute, they are not considered in the calculation of the 80% ceiling.

The following constitutes amounts comprising the gain (loss) on derivative instruments reflected in other income (expense) in the combined financial statements of operations for the years ended December 31, 2006, 2007 and 2008 (in thousands):

	2006	2007	2008

Unrealized gain (loss) on commodity contracts	$15,085	$(101,495)	$120,573
Realized gain (loss) on commodity contracts	2,413	(2,470)	(24,541)
Amortization of commodity derivative premiums	(2,941)	(2,263)	—

Net gain (loss) on derivative instruments	$14,557	$(106,228)	$96,032

At December 31, 2007, Resolute had derivative assets of approximately $32.9 million, of which $20.7 million was classified as a current asset and $12.2 million was classified as a long term asset. Resolute also had a derivative liability at December 31, 2007 of $136.0 million, of which $47.4 million and $88.7 million were classified as current and long-term liabilities, respectively.

At December 31, 2008, Resolute had derivative assets of approximately $37.1 million, of which $19.0 million was classified as a current asset and $18.1 million was classified as a long term asset. Resolute also had a derivative liability at December 31, 2008 of approximately $21.3 million, of which $1.1 million and $20.2 million were classified as current and long-term liabilities, respectively.

As of December 31, 2008, Resolute had entered into certain commodity swap contracts. The following table represents Resolute’s commodity swaps with respect to its estimated oil and gas production from proved developed producing properties through 2013:

			Oil (NYMEX WTI)	Gas (NYMEX HH)
			Weighted Average	Weighted Average
Year	Bbl per Day	MMBtu per Day	Hedge Price per Bbl	Hedge Price per MMBtu

2009	3,900	3,600	$62.78	$4.97
2010	5,650	5,600	$57.83	$6.58
2011	3,250	4,550	$68.26	$5.63
2012	3,250	3,900	$68.26	$(4.00)
2013	2,000	3,700	$60.47	$(3.80)

In addition to the swaps in the above table, Resolute entered into a gas index swap in 2008 (effective 2009-2013) where Resolute pays Rocky Mountain NWPL gas pricing per Inside FERC and the counter-party pays Henry Hub gas pricing per NYMEX less a differential of $2.10 per MMBtu.

As of December 31, 2008, Resolute had entered into certain commodity collar contracts. The following table represents Resolute’s commodity collars with respect to its estimated oil and gas production from proved developed producing properties through 2013:

				Gas (NYMEX HH)
			Oil (NYMEX WTI)	Weighted Average
			Weighted Average	Hedge Price per
Year	Bbl per Day	MMBtu per Day	Hedge Price per Bbl	MMBtu

2009	250	3,288	$105.00-151.00	$5.00-9.35
2010	200	—	$105.00-151.00	—
2011	175	—	$105.00-151.00	—
2012	—	—	—	—
2013	—	—	—	—

Note 9 —	Fair Value Measurements

Resolute elected to implement SFAS No. 157 with the one-year deferral permitted by FSP No. 157-2, which defers the effective date of SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities measured at fair value, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. As it relates to Resolute, the deferral applies to certain nonfinancial assets and liabilities as may be acquired in a business combination and thereby measured at fair value; impaired oil and gas property assessments; and the initial recognition of asset retirement obligations for which fair value is used.

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (“FSP 157-3”), which clarifies the application of SFAS No. 157 in an inactive market and provides an example to demonstrate how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exact price) in an orderly transaction between market participants at the measurement date. The statement establishes market or observable inputs as the preferred sources of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. The statement establishes a hierarchy for grouping these assets and liabilities, based on the significance level of the following inputs:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities

•	Level 2 — Quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations whose inputs are observable or whose significant value drivers are observable

•	Level 3 — Significant inputs to the valuation model are unobservable

The following is a listing of Resolute’s assets and liabilities required to be measured at fair value on a recurring basis and where they are classified within the hierarchy as of December 31, 2008 (in thousands):

	Level 1	Level 2	Level 3

Assets
Derivative instruments		$37,131
Liabilities
Derivative instruments		$21,333

A financial asset or liability is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. Resolute’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Following is a description of the valuation methodologies used by Resolute as well as the general classification of such instruments pursuant to the hierarchy.

Derivatives

Standard oil and gas activities expose Resolute to varying degrees of commodity price risk. To mitigate a portion of this risk, Resolute may enter into crude oil and gas derivatives to lower the commodity price risk when market conditions are favorable. Resolute values these derivatives using index prices, counterparties’ credit ratings, Resolute’s credit adjusted borrowing rate and the time value of money. Substantially all of these assumptions are observable in the marketplace throughout the full term of the contract, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace, and are designated as Level 2 within the valuation hierarchy. The discount rate used in the fair values of these instruments includes a measure of nonperformance risk.

Note 10 —	Commitments and Contingencies

Resolute entered into two take-or-pay purchase agreements, each with a different supplier, under which Resolute has committed to buy specified volumes of CO2. The purchased CO2 is for use in Resolute’s enhanced tertiary recovery projects in Greater Aneth Field. In each case, Resolute is obligated to purchase a minimum daily volume of CO2 or pay for any deficiencies at the price in effect when delivery was to have occurred. The CO2 volumes planned for use on the enhanced recovery projects exceed the minimum daily volumes provided in this take-or-pay purchase agreement. Therefore, Resolute expects to avoid any payments for deficiencies.

One contract was effective July 1, 2006, and has a four year term. As of December 31, 2008, future commitments under this purchase agreement amounted to approximately $1.9 million for 2009 and $1.9 million in 2010, based on prices in effect at December 31, 2008. The second contract was entered into on May 25, 2005, and was amended on July 1, 2007, and has a ten year term. Future commitments under this purchase agreement amounted to approximately $27.8 million through June 2016 based on prices in effect on December 31, 2008. The annual minimum obligation by year is as follows:

Year	Commitments
(Millions)

2009	$8.4
2010	6.9
2011	5.0
2012	3.9
2013	3.8
Thereafter	3.5

Total	$31.5

Future rental payments for office facilities under the remaining terms of non-cancelable operating leases as of December 31, 2008 were approximately $410,000, $460,000, $399,000, $0 and $0 for the years ending December 31, 2009, 2010, 2011, 2012 and 2013, respectively.

For the years ended December 31, 2006, 2007 and 2008, rental payments charged to expense amounted to approximately $719,500, $827,000 and $1.0 million, respectively. Rental payments include month-to-month leases of office facilities and equipment. There are no leases that are accounted for as capital leases.

In connection with the acquisition of the ExxonMobil Properties and the acquisition from Chevron Corporation and its affiliates (“Chevron”) of 75% of Chevron’s interest in Greater Aneth Field (“Chevron Properties”) in 2005, pursuant to the terms of the Cooperative Agreement, Resolute granted to NNOG three separate but substantially similar purchase options. Each purchase option entitles NNOG to purchase from Resolute up to 10% of Resolute’s interest in the Chevron and the ExxonMobil Properties. Each purchase option entitles NNOG to purchase, for a limited period of time, the applicable portion of Resolute’s interest in the ExxonMobil Properties or the Chevron Properties, at Fair Market Value (as defined in the agreement), which is determined without giving effect to the existence of the Navajo Nation preferential purchase right or the fact that the properties are located within the Navajo Nation. Each option becomes exercisable based upon Resolute’s achieving a certain multiple of payout of the relevant acquisition costs, subsequent capital costs and ongoing operating costs attributable to the applicable working interests. Revenue applicable to the determination of payout includes the effect of Resolute’s hedging program. The multiples of payout that trigger the exercisability of the purchase option are 100%, 150% and 200%. The options are not exercisable prior to four years from the acquisition except in the case of a sale of such assets by, or a change of control of, Aneth. In that case, the first option for 10% would be accelerated and the other options would terminate. Assuming the purchase options are not accelerated due to a change of control of Aneth, Resolute expects that the initial payout associated with the purchase options granted will occur no sooner than 2013.

The following table demonstrates the maximum net undivided working interest in each of the Aneth Unit, the McElmo Creek Unit and the Ratherford Unit that NNOG could acquire upon exercising each of its purchase options under the Cooperative Agreement. The exercise by NNOG of its purchase options in full would not give it the right to remove Resolute as operator of any of the units.

		McElmo	Ratherford
	Aneth Unit	Creek Unit	Unit

ExxonMobil Properties:
Option 1 (100% Payout)	0.75%	6.00%	5.60%
Option 2 (150% Payout)	0.75%	6.00%	5.60%
Option 3 (200% Payout)	0.75%	6.00%	5.60%

Total	2.25%	18.00%	16.80%

		McElmo	Ratherford
	Aneth Unit	Creek Unit	Unit

Chevron Properties:
Option 1 (100% Payout)	5.30%	1.50%	0.30%
Option 2 (150% Payout)	5.30%	1.50%	0.30%
Option 3 (200% Payout)	5.30%	1.50%	0.30%

Total	15.90%	4.50%	0.90%

Note 11 —	Subsequent Events

On August 2, 2009, Resolute and Hicks Acquisition Company I, Inc. (“HACI”) agreed to a business combination under the terms of a Purchase and IPO Reorganization Agreement (“Acquisition Agreement”). In connection with the consummation of the transactions contemplated by the Acquisition Agreement HACI stockholders will acquire a majority of the outstanding common stock of Resolute Energy Corporation and Resolute Energy Corporation will own, either directly or indirectly, 100% of the equity interests of HACI and Resolute with the exception of Aneth, in which Resolute Energy Corporation will indirectly own a 99.9943% equity interest.

Note 12 —	Financial Statement Restatement

Resolute restated its combined financial statements for the year ended December 31, 2008. Subsequent to the issuance of its 2008 combined financial statements, Resolute’s management determined that the analysis of the full cost ceiling test did not properly take into account the impact of the deferred income taxes. As a result, the accompanying combined financial statements include an additional $17.0 million provision for impairment of oil and gas properties and a related increase to deferred tax asset of $6.1 million.

The financial statement items impacted by this restatement for the year ended December 31, 2008 are indicated below:

	Combined Balance Sheet
	December 31,
	2008
	Previously
	Reported	Adjustment	As Restated

Proved oil and gas properties(a)	$365,099	$(17,041)	$348,058
Net oil and gas properties(a)	280,097	(17,041)	263,056
Net property and equipment(a)	282,704	(17,041)	265,663
Deferred income taxes — noncurrent asset(b)	8,608	6,097	14,705
Total other assets(a)(b)	45,138	6,097	51,235
Total assets(a)(b)	371,791	(10,944)	360,847
Accumulated deficit(c)	(18,492)	(10,944)	(29,436)
Total shareholder’s/member’s deficit(c)	(134,725)	(10,944)	(145,669)
Total liabilities and shareholder’s/member’s deficit(c)	371,791	(10,944)	360,847

	Combined Statement of Operations
	December 31,
	2008
	Previously		As
	Reported	Adjustment	Restated

Impairment of proved properties(a)	$(227,986)	$(17,041)	$(245,027)
Total operating expenses(a)	(384,522)	(17,041)	(401,563)
Income (loss) from operations(a)	(155,350)	(17,041)	(172,391)
Loss before income taxes(a)	(91,625)	(17,041)	(108,666)
Income tax benefit(b)	12,150	6,097	18,247
Net loss(c)	(79,475)	(10,944)	(90,419)
Net loss attributable to Resolute(c)	(79,298)	(10,944)	(90,242)

	Combined Statement of Cash Flows
	December 31,
	2008
	Previously		As
	Reported	Adjustment	Restated

Net loss(c)	$(79,475)	$(10,944)	$(90,419)
Deferred income taxes(b)	(8,443)	(6,097)	(14,540)
Impairment of proved properties(a)	227,986	17,041	245,027

(a)	Adjustment related to the full cost ceiling test based on not properly taking into account the impact of the deferred taxes.

(b)	Adjustments related to the tax effect for the additional impairment to proved properties.

(c)	Additional net loss incurred due to the additional impairment and related taxes.

Note 13 —	Oil and Gas Producing Activities

Costs incurred in oil and gas property acquisition, exploration and development activities are summarized as follows (in thousands):

	December 31,
	2006	2007	2008

Development costs	$48,140	$78,430	$52,331
Exploration	—	3,677	239
Acquisitions:	—	—	—
Proved	220,629	9,045	19,448
Unproved	3,191	510	344

Total	$271,960	$91,662	$72,362

Net capitalized costs related to Resolute’s oil and gas producing activities were as follows (in thousands):

	December 31,
	2007	2008

Proved oil and gas properties	$522,090	$348,058
Unevaluated oil and gas properties, not subject to amortization	12,330	12,724
Accumulated depletion, depreciation and amortization	(48,923)	(97,726)

Oil and gas properties, net	$485,497	$263,056

Note 14 —	Supplemental Oil and Gas Information (unaudited)

Oil and Gas Reserve Quantities:

The following table presents our estimated net proved oil and gas reserves and the present value of such estimated net proved reserves as of December 31, 2006, 2007, and 2008. The reserve data as of December 31, 2006, 2007 and 2008 were prepared by Resolute and 78 percent, 90 percent and 100 percent, respectively, were audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers. Users of this information should be aware that the process of estimating quantities of proved oil and gas reserves is very complex, requiring significant subjective decisions to be made in the evaluation of available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors, including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserves estimates may occur from time to time. Although every reasonable effort is made to ensure reserves estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.

Presented below is a summary of the changes in estimated reserves (in thousands):

			Oil
	Oil	Gas	Equivalent
	MBbl	MMcf	MBoe

Proved reserves as of January 1, 2006:	40,115	70,378	51,845
Purchases of minerals in place	35,497	1,873	35,809
Production	(1,706)	(3,042)	(2,213)
Improved recoveries(1)(2)	10,270	(2,477)	9,857
Extensions, discoveries, and other additions	3,899	4,594	4,664
Revisions of previous estimates	4,226	(19,565)	966

Proved reserves as of December 31, 2006:	92,301	51,761	100,928
Purchases of minerals in place	—	—	—
Production	(2,127)	(3,175)	(2,656)
Extensions, discoveries and other additions	208	611	310
Improved recovery	2,427	635	2,533
Revisions of previous estimates	(14,239)	(25,351)	(18,464)

Proved reserves as of December 31, 2007:	78,570	24,481	82,651
Purchases of minerals in place	212	3,240	752
Production	(2,049)	(4,029)	(2,721)
Extensions, discoveries and other additions	12	—	12
Improved recovery	—	—	—
Revisions of previous estimates	(30,375)	(5,911)	(31,360)

Proved reserves as of December 31, 2008:	46,370	17,781	49,334

Proved developed reserves:
As of December 31, 2006	37,825	33,890	43,473

As of December 31, 2007	44,481	22,135	44,170

As of December 31, 2008	28,760	19,949	31,751

(1)	Negative gas reserves arise from the addition of undeveloped oil reserves through our CO2 injection project and the resulting contamination of a portion of our developed gas reserves. This contamination caused some of our developed gas reserves to become unsellable and thus a reduction in gas reserves was recorded to accurately reflect our total proved reserves.
(2)	This upward revision is due to the increase in the estimated recovery of the CO2 projects, partially offset by a lower estimated recovery from the drilling program.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves:

The following summarizes the policies used in the preparation of the accompanying oil and gas reserves disclosures, standardized measures of discounted future net cash flows from proved oil and gas reserves and the reconciliations of standardized measures from year to year. The information disclosed, as prescribed by the SFAS No. 69, “Disclosures about Oil and Gas Producing Activities,” is an attempt to present the information in a manner comparable with industry peers.

The information is based on estimates of proved reserves attributable to Resolute’s interest in oil and gas properties as of December 31 of the years presented. Proved reserves are estimated quantities of oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows:

(1) Estimates were made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions.

(2) The estimated future cash flows was compiled by applying year-end prices of crude oil and gas relating to Resolute’s proved reserves to the year-end quantities of those reserves.

(3) The future cash flows were reduced by estimated production costs, costs to develop and produce the proved reserves and abandonment costs, all based on year-end economic conditions.

(4) Future income tax expenses were based on year-end statutory tax rates giving effect to the remaining tax basis in the oil and gas properties, other deductions, credits and allowances relating to Resolute’s proved oil and natural gas reserves.

(5) Future net cash flows were discounted to present value by applying a discount rate of 10%.

The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of Resolute’s oil and gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

The following summary sets forth Resolute’s future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in SFAS No. 69:

	December 31,
	2006	2007	2008
	(In millions)

Future cash inflows	$5,612	$7,040	$1,821
Future production costs	(1,857)	(2,282)	(994)
Future development costs	(286)	(561)	(265)
Future income taxes(1)	(210)	(70)	(4)

Future net cash flows	3,259	4,127	558
10% annual discount for estimated timing of cash flows	(2,024)	(2,501)	(310)

Standardized measure of discounted future net cash flows	$1,235	$1,626	$248

(1)	Future income taxes are related to RWI’s oil and gas properties. Aneth is a pass through entity, therefore, there are no future income taxes associated with its oil and gas properties.

The principal sources of change in the standardized measure of discounted future net cash flows are:

	December 31,
	2006	2007	2008
	(In millions)

Standardized measure, beginning of year	$673	$1,235	$1,626
Sales of oil and gas produced, net of production costs	(82)	(99)	(147)
Net changes in prices and production costs	(51)	711	(1,432)
Extensions, discoveries and other, including infill reserves in an existing proved field, net of production costs	76	7	—
Improved recoveries	141	52	—
Purchase of minerals in place	503	—	24
Development costs incurred during the year	50	88	45
Changes in estimated future development costs	(138)	(222)	163
Revisions of previous quantity estimates	(26)	(419)	(230)
Accretion of discount	67	123	164
Sales of reserves in place	—	—	—
Net change in income taxes	43	88	35
Changes in timing and other	(21)	62	—

Standardized measure, end of year	$1,235	$1,626	$248

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC, WYNR, LLC, BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Combined Balance Sheets (UNAUDITED)
(in thousands, except share amounts)

	December 31,	March 31,
	2008	2009

Assets
Current assets:
Cash and cash equivalents	$1,935	$235
Restricted cash	149	149
Accounts receivable:
Trade receivables	14,680	14,400
Derivative receivable	5,839	1,929
Other receivables	1,134	727
Derivative instruments	19,017	20,057
Prepaid expenses and other current assets	1,195	962

Total current assets	43,949	38,459

Property and equipment, at cost:
Oil and gas properties, full cost method of accounting
Unproved	12,724	12,773
Proved	348,058	338,165
Accumulated depletion and amortization	(97,726)	(105,526)

Net oil and gas properties	263,056	245,412

Other property and equipment	4,682	4,688
Accumulated depreciation	(2,075)	(2,247)

Net other property and equipment	2,607	2,441

Net property and equipment	265,663	247,853

Other assets:
Restricted cash	11,210	11,209
Notes receivable — affiliated entities	65	63
Deferred financing costs, net	6,403	5,883
Derivative instruments	18,114	14,824
Deferred income taxes	14,705	5,898
Other noncurrent assets	738	713

Total other assets	51,235	38,590

Total assets	$360,847	$324,902

Liabilities and Shareholder’s/Member’s Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	46,169	36,672
Accounts payable — Holdings	1,316	1,313
Asset retirement obligations	1,713	1,128
Derivative instruments	1,141	3,118
Deferred income taxes	4,913	5,898
Current portion of long term debt	—	418,120
Contingent tax liability	532	539
Other current liabilities	817	823

Total current liabilities	56,601	467,611

Noncurrent liabilities:
Long term debt	421,150	—
Asset retirement obligations	8,115	8,813
Derivative instruments	20,193	16,426
Other noncurrent liabilities	457	358

Total long-term liabilities	449,915	25,597

Total liabilities	506,516	493,208

Commitments and contingencies
Shareholder’s/member’s equity (deficit):
RNRC common stock, $0.01 par value, 1,000 shares authorized and issued	—	—
RWI common stock, $1.00 par value, 1,000 shares authorized and issued	1	1
Additional paid-in capital	37,594	37,594
Accumulated deficit	(29,436)	(49,430)
Shareholder’s/member’s deficit	(153,828)	(156,471)

Total Resolute shareholder’s/member’s deficit	(145,669)	(168,306)

Total liabilities and shareholder’s/member’s deficit	$360,847	$324,902

See notes to combined financial statements

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Combined Statements of Operations (UNAUDITED)
(in thousands)

	For the Three Months Ended
	March 31,
	2008	2009

Revenue:
Oil	$49,371	$18,305
Gas	6,618	3,324
Other	1,425	859

Total revenue	57,414	22,488

Operating expenses:
Lease operating	19,288	16,295
Depletion, depreciation, amortization, and asset retirement obligation accretion	10,061	8,210
Impairment of proved properties	—	13,295
General and administrative	2,283	2,130

Total operating expenses	31,632	39,930

Income (loss) from operations	25,782	(17,442)

Other income (expense):
Interest expense	(8,606)	(6,248)
(Loss) gain on derivative instruments	(30,822)	9,860
Other income	526	40

Total other (expense) income	(38,902)	3,652

Loss before income taxes	(13,120)	(13,790)
Income tax benefit (expense)	65	(9,807)

Net loss	(13,055)	(23,597)

Less: Net loss attributable to the noncontrolling interest	24	—

Net loss attributable to Resolute	$(13,031)	$(23,597)

See notes to combined financial statements

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Combined Statements of Cash Flows (UNAUDITED)
(in thousands)

	For the Three Months Ended
	March 31,
	2008	2009

Operating activities:
Net loss	$(13,055)	$(23,597)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depletion, depreciation and amortization	9,890	7,972
Amortization and write-off of deferred financing costs	238	522
Deferred income taxes	(147)	9,792
Equity-based compensation	907	960
Unrealized loss on derivative instruments	21,765	461
Accretion of asset retirement obligations	171	238
Impairment of proved properties	—	13,295
Other	(106)	(91)
Change in operating assets and liabilities:
Accounts receivable	6,566	4,597
Other current assets	818	233
Accounts payable and accrued expenses	(2,288)	(8,977)
Other current liabilities	272	6
Accounts payable — Holdings	—	(3)

Net cash provided by operating activities	25,031	5,408

Investing activities:
Acquisition, exploration and development expenditures	(12,881)	(4,099)
Proceeds from sale of oil and gas properties	45	3
Purchase of other property and equipment	(81)	(7)
Notes receivable — affiliated entities	2	2
Other	(366)	25

Net cash used for investing activities	(13,281)	(4,076)

Financing activities:
Deferred offering costs	(394)	—
Deferred financing costs	(99)	(2)
Proceeds from bank borrowings	64,975	25,270
Payment of bank borrowings	(65,538)	(28,300)

Net cash used by financing activities	(1,056)	(3,032)

Net increase (decrease) in cash and cash equivalents	10,694	(1,700)
Cash and cash equivalents at beginning of period	7,089	1,935

Cash and cash equivalents at end of period	$17,783	$235

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$9,006	$7,056

Income taxes	$18	$—

Supplemental schedule of non-cash investing and financing activities:
Decrease to asset retirement obligations	$—	$(111)

Increase to oil and gas properties through capitalized equity-based compensation	$53	$—

Capital expenditures financed through current liabilities	$3,187	$647

See notes to combined financial statements

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED)

Note 1 —	Description of the Companies and Business

Resolute Natural Resources Company, LLC (“Resources”), previously a Delaware corporation incorporated on January 22, 2004 and converted to a limited liability company on September 30, 2008, Resolute Aneth, LLC (“Aneth”), a Delaware limited liability company established on November 12, 2004, WYNR, LLC (“WYNR”), a Delaware limited liability company established on August 25, 2005, BWNR, LLC (“BWNR”), a Delaware limited liability company established on August 19, 2005, RNRC Holdings, Inc. (“RNRC”), a Delaware corporation incorporated on September 19, 2008 and Resolute Wyoming, Inc. (“RWI”) (formerly Primary Natural Resources, Inc. (“PNR”)), a Delaware corporation incorporated on November 21, 2003 (the change of name to RWI was effective September 29, 2008) (together, “Resolute” or the “Companies”) are engaged in the acquisition, exploration, development, and production of oil, gas and hydrocarbon liquids, primarily in the Paradox Basin in southeastern Utah and the Powder River Basin in Wyoming. The Companies are wholly owned subsidiaries of Resolute Holdings Sub, LLC (“Sub”), which in turn is a wholly owned subsidiary of Resolute Holdings, LLC (“Holdings”).

Going Concern

The accompanying financial statements have been prepared on a going concern basis which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Resolute amended its First Lien Credit Facility on May 12, 2009, to redetermine its borrowing base, interest rates and to amend its Maximum Leverage Ratio (trailing four quarter period Debt to EBITDA ratio) covenant. Resolute would not have been in compliance with the Maximum Leverage Ratio covenant of its First Lien Credit Facility at March 31, 2009 had it not retroactively amended such facility on May 12, 2009. Resolute’s projected Maximum Leverage Ratio for the periods subsequent to March 31, 2009, indicates that Resolute may not remain in compliance with such financial covenant for quarterly periods during the next twelve months, and such violations, if not waived or cured, may also be violations under the Second Lien Credit Facility. Failure to comply with the Companies’ debt covenants could result in repayment of its outstanding debt being accelerated. As a result, and in the event that Resolute’s debt is accelerated, there can be no assurance that the carrying amounts of assets will be realized or that liabilities will be liquidated or settled for the amounts recorded. The ability of Resolute to continue as a going concern is dependent on Resolute’s ability to access capital and Resolute’s ability to sustain positive results of operations and cash flows sufficient to pay its current liabilities.

As discussed in Note 14, the Company is pursuing a business combination with Hicks Acquisition Company I, Inc. If this transaction is consummated, Resolute expects to fully satisfy its obligation under its Second Lien Credit Facility, partially pay obligations under its First Lien Credit Facility, and amend its First Lien Credit Facility. In addition, Resolute intends to pursue credit agreement amendments or forbearance arrangements, equity financings, joint ventures or other industry partnerships, asset monetizations, debt refinancings and other strategic initiatives to address the effects of its financial covenant situation and is currently negotiating with its lenders to put in place new amendments in an effort to avoid any future violations of its Maximum Leverage Ratio covenant. No assurance can be given that the negotiations with its lenders will be successful or that equity financing, joint ventures or other industry partnerships, asset monetizations or debt refinancings, if and when required, will be available on acceptable terms or sufficient to address Resolute’s liquidity needs.

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

In connection with its consideration of going concern, Resolute also reassessed the recoverability of its deferred tax assets. Given the above described circumstances and the uncertainty of Resolute to generate future taxable income, Resolute recorded a full valuation allowance against its net deferred tax asset at March 31, 2009, as Resolute believes based on the weight of available evidence, it is more likely than not this asset will not be realized. Additionally, due to the amendment of the First Lien Credit Facility discussed above, and the potential violation of financial covenants on the First and Second Lien Credit Facilities in the next twelve months, Resolute classified the outstanding balances as current at March 31, 2009, in accordance with Emerging Issues Task Force 86-30, Classification of Obligations When a Violation is Waived by the Creditor (“EITF 86-30”), as discussed in Note 8. There were no other adjustments made in the financial statements relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the companies be unable to continue in existence.

Note 2 —	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying unaudited combined interim financial statements of Resolute have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting and Regulation S-X for interim financial reporting. Except as disclosed herein, there has been no material change in the information disclosed in the notes to Resolute’s combined financial statements for the year ended December 31, 2008. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the interim financial information have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

On July 31, 2008, Resolute acquired RWI. 87.23% of the acquisition of RWI was accounted for as a combination of entities under common control, which is similar to the pooling of interests method of accounting for business combinations. Accordingly, the combined financial statements give retrospective effect to these transactions, and therefore, Resolute’s results from January 1, 2008, through July 31, 2008, include 87.23% of the operations of RWI. The remaining 12.77% of the acquisition of RWI was accounted for using the purchase method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 Business Combinations. Accordingly, the accompanying combined financial statements reflect the 12.77% not owned by Resolute as a noncontrolling interest for results from January 1, 2008, through July 31, 2008.

Significant Accounting Policies

The significant accounting policies followed by Resolute are set forth in Note 1 to Resolute’s combined financial statements for the year ended December 31, 2008. These unaudited combined interim financial statements are to be read in conjunction with the combined financial statements and related notes for the year ended December 31, 2008.

Assumptions, Judgments, and Estimates

The preparation of the combined interim financial statements in conformity with GAAP requires management to make various assumptions, judgments and estimates to determine the reported amounts of assets, liabilities, revenue and expenses, and in the disclosures of commitments and contingencies. Changes in

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events. Accordingly, actual results could differ from amounts previously established.

Significant estimates with regard to the combined interim financial statements include the estimated carrying value of unproved properties, the estimate of proved oil and gas reserve volumes and the related present value of estimated future net cash flows and the ceiling test applied to capitalized oil and gas properties, the estimated cost and timing related to asset retirement obligations, the estimated fair value of derivative assets and liabilities, the estimated expense for equity based compensation and depletion, depreciation and amortization.

Note 3 —	Industry Segment and Geographic Information

At March 31, 2009, Resolute conducted operations in one industry segment, that being the crude oil, gas and natural gas liquids exploration and production industry. All of Resolute’s operations and assets are located in the United States, and all of its revenues are attributable to domestic customers. Resolute considers gathering, processing and marketing functions as ancillary to its oil and gas producing activities, and therefore are not reported as a separate segment.

Note 4 —	New Accounting Pronouncements

Resolute adopted SFAS No. 141(R), Business Combinations on January 1, 2009. SFAS No. 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. The nature and magnitude of the specific effects of SFAS No. 141(R) on the combined financial statements will depend upon the nature, terms and size of the acquisitions consummated after the effective date. There have not been any significant acquisitions since adoption.

On December 31, 2008, the Securities and Exchange Commission (“SEC”) published the final rules and interpretations updating its oil and gas reporting requirements. Many of the revisions are updates to definitions in the existing oil and gas rules to make them consistent with the petroleum resource management system. This system, which was developed by several industry organizations, is a widely accepted standard for the management of petroleum resources. Key revisions include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves, and permitting disclosure of probable and possible reserves. The SEC will require companies to comply with the amended disclosure requirements for registration statements filed after January 1, 2010, and for annual reports for fiscal years ending on or after December 15, 2009. Early adoption is not permitted. Resolute is currently assessing the impact that the adoption will have on Resolute’s disclosures, operating results, financial position, and cash flows.

In April 2009, the FASB issued Staff Position No. 107-1 and Accounting Principles Board Opinion 28-1, Interim Disclosures about Fair Value of Financial Instruments (collectively “FSP 107-1”). FSP 107-1 requires disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP 107-1 is effective for interim and annual reporting

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

periods ending after June 15, 2009. The adoption of FSP 107-1 is not expected to have an impact on the combined financial statements, other than additional disclosures.

In April 2009, the FASB issued FSP No. 157-4, Determining Fair Value When the Volume or Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. FSP No. 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have significantly decreased and requires that companies provide interim and annual disclosures of the inputs and valuation technique(s) used to measure fair value. FSP No. 157-4 is effective for interim and annual reporting periods ending after June 15, 2009 and is to be applied prospectively. The adoption of FSP No. 157-4 is not expected to have an impact on Resolute’s combined financial statements, other than additional disclosures.

Resolute adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment to Accounting Research Bulletin (“ARB”) No. 51 on January 1, 2009. SFAS No. 160 changed the accounting and reporting requirements for minority interests, which are now characterized as noncontrolling interests and are classified as a component of equity in the accompanying combined balance sheets. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing noncontrolling interests, with all other requirements applied prospectively. Accordingly, Resolute has reclassified net income attributable to noncontrolling interests on the combined statements of operations, to below net income for all periods presented.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement 133. SFAS No. 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under FASB No. 133, Accounting for Derivative Instruments and Hedging Activities; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Accordingly, Resolute has adopted this pronouncement as of January 1, 2009.

Resolute adopted SFAS No. 165, Subsequent Events on April 1, 2009, which established general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 requires companies to disclose the date through which the company evaluated subsequent events, the basis for that date, and whether that date represents the date the financial statements were issued. The adoption of this pronouncement did not have a material impact on the Company’s combined financial statements.

In June 2009, the FASB issued SFAS No. 168, The “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168”). This standard replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, and establishes only two levels of GAAP, authoritative and nonauthoritative. The FASB Accounting Standards Codification (the “Codification”) was not intended to change or alter existing GAAP, and it therefore will not have any impact on the Company’s consolidated financial statements other than to modify certain existing disclosures. The Codification will become the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other nongrandfathered, non-SEC accounting literature not included in the Codification will become nonauthoritative. SFAS 168 is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. The Company

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

will begin to use the new guidelines and numbering system prescribed by the Codification when referring to GAAP in the third quarter of fiscal 2009.

Note 5 —	Oil and Gas Properties

Resolute uses the full cost method of accounting for oil and gas producing activities. All costs incurred in the acquisition, exploration and development of properties, including costs of unsuccessful exploration, costs of surrendered and abandoned leaseholds, delay lease rentals and the fair value of estimated future costs of site restoration, dismantlement and abandonment activities, a portion of general and administrative expenses and improved recovery systems are capitalized within the cost center. Capitalized general and administrative costs include salaries, employee benefits, costs of consulting services and other specifically identifiable costs and do not include costs related to production operations, general corporate overhead or similar activities. Improved recovery systems include costs related to injected CO2, drilling injection wells and related facilities. Resolute capitalized general and administrative and operating costs of $669,000 and $101,000 related to its acquisition, exploration and development activities for the periods ended March 31, 2008 and 2009, respectively. Expenditures for maintenance and repairs and operating, maintaining and repairing the improved recovery system are charged to lease operating expense in the period incurred.

Investments in unproved properties are not depleted, pending determination of the existence of proved reserves. Unproved properties are assessed periodically to ascertain whether impairment has occurred. Unproved properties whose costs are individually significant are assessed individually by considering the primary lease terms of the properties, the holding period of the properties, and geographic and geologic data obtained relating to the properties. Where it is not practicable to assess individually the amount of impairment of properties for which costs are not individually significant, such properties are grouped for purposes of assessing impairment. The amount of impairment assessed is added to the costs to be amortized, or is reported as a period expense as appropriate.

Pursuant to full cost accounting rules, Resolute must perform a ceiling test each quarter on its proved oil and gas assets. The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes for each cost center may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using current prices, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, and a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Should the net capitalized costs for a cost center exceed the sum of the components noted above, an impairment charge would be recognized to the extent of the excess capitalized costs. As a result of this limitation on capitalized costs, the accompanying interim combined financial statements include a provision for an impairment of oil and gas property cost for the three months ended March 31, 2008 and 2009 of $0 and $13.3 million, respectively.

No gain or loss is recognized upon the sale or abandonment of undeveloped or producing oil and gas properties unless the sale represents a significant portion of oil and gas properties and the gain significantly alters the relationship between capitalized costs and proved oil reserves of the cost center.

Depletion and amortization of oil and gas properties is computed on the unit-of-production method based on proved reserves. Amortizable costs include estimates of future development costs of proved undeveloped reserves and asset retirement obligations.

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

Note 6 —	Asset Retirement Obligations

Asset retirement obligations relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred (typically when the asset is installed at the production location), and the cost of such liability increases the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period and the capitalized cost is depleted on a units-of-production basis as part of the full cost pool. Revisions to estimated retirement obligations result in adjustments to the related capitalized asset and corresponding liability.

Resolute’s estimated asset retirement obligation liability is based on estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using a credit-adjusted risk-free rate estimated at the time the liability is incurred or revised. The credit-adjusted risk-free rates used to discount Resolute’s abandonment liabilities range from 6.00% to 13.50%. Revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells.

The following table provides a reconciliation of Resolute’s asset retirement obligations for the three months ended March 31, 2009 (in thousands):

	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2008	2009

Asset retirement obligations at beginning of period	$8,445	$9,828
Accretion expense	171	238
Additional liability incurred	—	—
Liabilities settled	(3)	(14)
Revisions to previous estimates	—	(111)

Asset retirement obligations at end of period	8,613	9,941
Less current asset retirement obligations	1,092	1,128

Long-term asset retirement obligations	$7,521	$8,813

Note 7 —	Related Party Transactions

Resources has received payments due Holdings for Holdings’ transactions not related to Resolute. Such payments have not yet been reimbursed to Holdings. These payables are reflected on the combined balance sheet as “Accounts payable — Holdings” and carried a balance of $1.3 million at December 31, 2008 and March 31, 2009.

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

Note 8 —	Long Term Debt

Long term debt and current portion of long term debt consisted of the following at December 31, 2008 and March 31, 2009, respectively (in thousands):

	December 31,	March 31,
	2008	2009

Credit agreements:
First Lien Facility	$196,150	$193,120
Second Lien Facility	225,000	225,000

Total long term debt	421,150	418,120

Less: current portion of long term debt	—	418,120

Long term debt	$421,150	$—

First Lien Facility

Resolute’s credit facility is with a syndicate of banks led by Wachovia Bank, National Association (the “First Lien Facility”). The First Lien Facility specifies a maximum borrowing base as determined by the lenders. The determination of the borrowing base takes into consideration the estimated value of Resolute’s oil and gas properties in accordance with the lenders’ customary practices for oil and gas loans. The borrowing base is re-determined semi-annually, and the amount available for borrowing could be increased or decreased as a result of such re-determinations. Under certain circumstances either Resolute or the lenders may request an interim re-determination. As of December 31, 2008 and March 31, 2009, the borrowing base was $284.0 million. Unused availability under the borrowing base as of December 31, 2008 and March 31, 2009 was $77.8 million and $82.4 million, respectively. The borrowing base availability has been reduced by $10.0 million and $8.5 million in conjunction with letters of credit issued to vendors at December 31, 2008 and March 31, 2009, respectively. The First Lien Facility matures on the fifth anniversary of the April 14, 2006 amendment and restatement (April 13, 2011) and, to the extent that the borrowing base, as adjusted from time to time, exceeds the outstanding balance, no repayments of principal are required prior to maturity. At Aneth’s option, the outstanding balance under the First Lien Facility accrues interest at either (a) the London Interbank Offered Rate, plus a margin which varies from 1.5% to 2.25%, or (b) the “Alternative Base Rate” defined as the greater of (i) the Administrative Agent’s Prime Rate, (ii) the Administrative Agent’s Base CD rate plus 1%, or (iii) the Federal Funds Effective Rate plus 0.5%, plus a margin which varies from 0% to 0.75%. Each such margin is based on the level of utilization under the borrowing base. As of December 31, 2008 and March 31, 2009, the weighted average interest rate on the outstanding balance under the facility was 4.97% and 3.64%, respectively. The First Lien Facility is collateralized by substantially all of the proved oil and gas assets of Aneth and RWI, and is guaranteed by Resources and Sub.

On May 12, 2009, Resolute entered into the Fourth Amendment to the Amended and Restated First Lien Credit Facility (“Amendment”) to redetermine its borrowing base, interest rates (effective May 12, 2009), and to amend its Maximum Leverage Ratio (trailing four quarter period Debt to EBITDA ratio) covenant (effective March 31, 2009). Under the terms of the Amendment, at Aneth’s option, the outstanding balance under the First Lien Facility accrues interest at either (a) the London Interbank Offered Rate, plus a margin which varies from 2.5% to 3.5%, or (b) the Alternative Base Rate defined as the greater of (i) the Administrative Agent’s Prime Rate, (ii) the Administrative Agent’s Base CD rate plus 1%, or (iii) the Federal Funds Effective Rate plus 0.5%, plus a margin which varies from 1.0% to 2.0%. Each such margin is based on the level of

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

utilization under the borrowing base. Pursuant to the terms of the First Lien Facility, the borrowing base was reset to $240.0 million, a reduction of $44.0 million from the prior redetermination.

The First Lien Facility includes terms and covenants that place limitations on certain types of activities, the payment of dividends, and require satisfaction of certain financial tests. The terms of the Amendment allowed Resolute to remain in compliance with the Maximum Leverage Ratio covenant at March 31, 2009, however, there is evidence that Resolute may not remain in compliance with such covenant for the next twelve months Therefore, in accordance with EITF 86-30, Resolute has classified the outstanding balance for its First Lien Facility at March 31, 2009 as current. Due to this classification, Resolute further amended its First Lien Facility on July 28, 2009, so that the Current Ratio covenant was not applicable as of March 31, 2009 and June 30, 2009. Based on the amendments to the facility, Resolute was in compliance with the amended covenants as of March 31, 2009.

As of July 31, 2009, Resolute had drawn down an additional net $3.2 million under the borrowing base, resulting in an unused availability of $35.2 million.

Second Lien Facility

Resolute’s term loan is with a group of lenders with Citibank NA as the agent (the “Second Lien Facility”). Balances outstanding under the Second Lien Facility accrue interest at either (a) the adjusted London Interbank Offered Rate plus the applicable margin of 4.5%, or (b) the greater of (i) the Administrative Agent’s Prime Rate, (ii) the Administrative Agent’s Base CD rate plus 1%, or (iii) the Alternative Base Rate, plus the applicable margin of 3.5%. The Second Lien Facility matures on June 26, 2013. Aneth may make optional prepayments. In the first year after closing, Aneth was not subject to prepayment penalties. However, for a period of one year starting on June 27, 2008, such prepayments will be subject to a prepayment penalty of 1% of the amount prepaid. Thereafter no prepayment penalty will be assessed. Once repaid, the amounts may not be re-borrowed. The Second Lien Facility is collateralized by substantially all of the proved oil and gas assets of Aneth and RWI, and is guaranteed by Resources and Sub. The claim of the Second Lien Facility lenders on the collateral is explicitly subordinated to the claim of the First Lien Facility lenders. As of December 31, 2008 and March 31, 2009, the weighted average interest rate on the outstanding balance under the facility was 7.71% and 3.85%, respectively.

The Second Lien Facility includes terms and covenants that place limitations on certain types of activities, the payment of dividends, and require satisfaction of certain financial tests. Resolute was in compliance with the original terms and covenants of the Second Lien Facility as of March 31, 2009. However, there is evidence that Resolute may not remain in compliance with the Second Lien Facility’s financial covenants for the next twelve months and cross default provisions with the First Lien Facility may be triggered, at which time the outstanding debt could be accelerated. Therefore, the outstanding balance on the Second Lien Facility has been classified as current as of March 31, 2009.

Note 9 —	Income Taxes

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The provision for income taxes for the three months ended March 31, 2009 and 2008 differs from the amount that would be provided by applying the statutory U.S. federal income tax rate of 35% to income before income taxes primarily related to state income taxes and estimated permanent differences.

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

The following table summarizes the components of the provision for income taxes (in thousands):

	For the Three Months Ended
	March 31,
	2008	2009

Current income tax expense:
Federal	$(82)	$(15)
State	—	—
Deferred income tax benefit (expense)	147	(1,068)
Valuation allowance	—	(8,724)

Total income tax benefit (expense)*	$65	$(9,807)

Resolute recorded a full valuation allowance against its deferred tax asset at March 31, 2009, as Resolute believes that this asset may not be realized if it is unable to generate future taxable income.

* Tax expense (benefit) is calculated based on taxable income of RNRC and RWI, which are taxable entities. Aneth, Sub, BWNR and WYNR are pass-through entities for federal and state income tax purposes. As such, neither current nor deferred income taxes are recognized by these entities.

Note 10 —	Shareholder’s/Member’s Equity and Equity Based Awards

Common Stock

At December 31, 2007, Resources and RWI each had 1,000 shares of common stock, par value of $.0.01 and $1.00 per share, authorized, issued and outstanding, respectively. Resources was converted to an LLC on September 30, 2008, and all stock was retired. At December 31, 2008 and March 31, 2009, RNRC and RWI each had 1,000 shares of common stock, par value $0.01 and $1.00 per share, authorized, issued and outstanding.

Member’s Equity

At December 31, 2008 and March 31, 2009, member’s equity included Aneth, WYNR, BWNR and Resources.

Incentive Interests

Resources

“Incentive Units” were granted by Holdings to certain of its members who were also officers, as well as to other employees of Resources. The Incentive Units were intended to be compensation for services provided to Resources. The original terms of the five tiers of Incentive Units are as follows. Tier I units vest ratably over three years, but are subject to forfeiture if payout is not realized. Tier I payout is realized at the return of members’ invested capital and a specified rate of return. Tiers II through V vest upon certain specified multiples of cash payout. Incentive Units are forfeited if an employee of Resolute is either terminated for cause or resigns as an employee. Any Incentive Units that are forfeited by an individual employee revert to the founding senior managers of Resolute and, therefore, the number of Tier II through V Incentive Units is not expected to change.

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

On June 27, 2007, Holdings made a capital distribution of $100 million to its equity owners from the proceeds of the amended and restated second lien credit agreement described in Note 8. This distribution caused both the Tier I payout to be realized and the Tier I Incentive Units to vest. As a result of the distribution, management has determined that it is probable that Tiers II-V incentive unit payouts will be achieved.

During the three months ended March 31, 2008 and 2009, Resolute recorded $907,000 and $960,000 of equity based compensation expense in general and administrative expense in the combined statements of operations. An additional $53,000 and $0 of equity compensation expense was capitalized and recorded in oil and gas properties during the three months ended March 31, 2008 and 2009, respectively. Resolute amortizes the estimated fair value of the Incentive Units over the remaining estimated vesting period using the straight-line method. The estimated weighted average fair value remaining of the Incentive Units was calculated using a discounted future net cash flows model. No Incentive Units vested during the period ended March 31, 2009.

A summary of the activity associated with Resolute’s Incentive Unit plan for the three months ended March 31, 2009, is as follows:

Incentive Units

January 1, 2009	17,797,801
Granted	—
Forfeited	—

March 31, 2009	17,797,801

A summary of the status and activity of non-vested Incentive Units of Holdings for the three months ended March 31, 2009, is as follows:

Weighted
	Non-Vested	Average Grant
	Incentive Units	Date Fair Value

Non-vested, at January 1, 2009	6,190,539	$2.08
Granted	—	—
Vested	—	—
Forfeited	—	—

Non-vested, at March 31, 2009	6,190,539	$2.08

Total unrecognized compensation cost related to Resolute’s non-vested Incentive Units totaled $7.2 million as of March 31, 2009, which is expected to be recognized over a weighted-average period of 1.3 years, 2.3 years, 3.3 years and 3.3 years for the Tier II, Tier III, Tier IV and Tier V Incentive Units, respectively.

Resolute Wyoming, Inc.

The Primary Natural Resources Holdings, LLC (“PNRH”) Operating Agreement (the “Operating Agreement”) provided for the issuance of up to 900,000 “PNRH Incentive Interests,” consisting of 844,000 Incentive Units and 56,000 Incentive Options. PNR was wholly owned by PNRH prior to the PNR acquisition. There were two categories for Incentive Units, described as Tier I and Tier II. There was one category for Incentive Options described as Tier I. Tier I Incentive Units received preferential payout over Tier II. Of the 844,000

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

Incentive Units, 484,000 and 360,000 were classified as Tier I and Tier II, respectively. Holders of Incentive Units were entitled to cash distributions following the sale, merger or other transaction involving the stock or assets of PNR after the recovery of capital contributions plus a rate of return, specified as payout levels in the Operating Agreement. The 844,000 Tier I and Tier II Incentive Units were granted in January 2004 to certain members of the PNR’s management.

The original terms of the PNRH Incentive Interests are as follows. Tier I Incentive Units and Incentive Options vest ratably over a three-year period from the date of grant or will vest in full upon the occurrence of a Fundamental Change, as defined in the Operating Agreement. However, unless a payout level specified in the Operating Agreement is reached by January 23, 2009, Tier I Incentive Units, whether vested or not, will automatically become null and void. On January 23, 2009, all unexercised Incentive Options terminated. Tier II Units vest when a payout level specified in the Operating Agreement is reached. If the payout level specified for the Tier II Units is not reached by January 23, 2009, the Tier II Units will automatically become null and void. All Incentive Interests held by an employee, whether vested or not, will be automatically forfeited if the employee is terminated with or without reason, including termination, death or disability.

Due to the acquisition of PNR on July 31, 2008, the performance criteria related to the PNRH Incentive Interests were achieved and the Incentive Interests fully vested. As a result, $4.2 million of equity based compensation expense was recorded in general and administrative expense during the third quarter of 2008. No further equity based compensation expense will be recorded related to these Incentive Interests.

Equity Appreciation Rights

In November 2006 and May 2008, 2,500,000 and 3,000,000 Equity Appreciation Rights (“EARs”) were authorized, respectively. The EARs are periodically granted by Sub to certain of Resources’ employees. The EARs represent contract rights to a certain portion of future distributions of cash by Sub. These EARs do not vest, except with respect to distributions actually made, and are forfeited upon an employee’s separation from Resolute. There is no expiration date for the EARs.

Resolute has not assigned any value or recognized any share based compensation expense related to the EARs because Resolute believes it is not probable that any distributions will be made in respect of such EARs prior to the forfeiture of such EARs, because of management’s opinion that distributions sufficient to cause a distribution with respect to the EARs would not occur without additional external financing or the sale of Resolute.

On May 29, 2008, Resources, on behalf Sub, entered into Agreements with several employees permitting those employees to make an offer to exchange for cash some or all of the EARs issued in 2006 and 2007 under the EARs Plan, dated November 27, 2006. The participant could elect to offer to exchange all or any portion of their EARs for time vested cash awards equal to $2.00 per unit plus simple interest of 15% per annum on the outstanding face value of the cash awards commencing January 1, 2008. The cash awards are payable in three installments on January 1, 2009, 2010 and 2011. During 2008, a total of 394,878 units were exchanged from employees under this agreement. For the periods ending March 31, 2008 and 2009, $0 and $86,000 of compensation expense was recognized, respectively.

Also on May 29, 2008, several employees were offered an agreement allowing them to accept new award units in the form of either (a) a time vested cash award of $1 per award unit, payable in three installments on January 1, 2009, 2010 and 2011 plus simple interest of 15% per annum, effective January 1, 2008 or, (b) a

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

comparable number of EARs. During 2008, a total of 1,659,400 EARs were granted and 213,700 time vested cash award units were issued. There were no units exchanged for the three months ended March 31, 2009. For the periods ending March 31, 2008 and 2009, $0 and $23,000 of compensation expense was recognized, respectively.

The time vested cash awards are accounted for as deferred compensation. The annual payments are paid based on the employee’s tenure with Resources and there is potential for forfeiture of the time vested payment, therefore Resolute will accrue for each time vested payment and related return for the respective year on an annual basis.

Total EARs issued and outstanding for the periods ended December 31, 2008 and March 31, 2009 was 3,076,000 and 2,994,000 respectively. A summary of the activity associated with the EARs for the three months ended March 31, 2009, is as follows:

EARs

January 1, 2009	3,076,000
Granted	—
Forfeited	(82,000)

March 31, 2009	2,994,000

Note 11 —	Derivative Instruments

Resolute enters into commodity derivative contracts to manage its exposure to oil and gas price volatility. Resolute has not elected to designate derivative instruments as cash flow hedges under the provisions of SFAS No. 133. As a result, these derivative instruments are marked to market at the end of each reporting period and changes in the fair value are recorded in the accompanying combined statements of operations. Realized and unrealized gains and losses from Resolute’s price risk management activities are recognized in other income (expense) with realized gains and losses recognized in the period in which the related production is sold. The cash flows from derivatives are reported as cash flows from operating activities unless the derivative contract is deemed to contain a financing element. Derivatives deemed to contain a financing element are reported as financing activities in the statement of cash flows. Commodity derivative contracts may take the form of futures contracts, swaps or options.

As of March 31, 2009, Resolute had entered into certain commodity swap contracts. The following table represents Resolute’s commodity swaps with respect to its estimated oil and gas production from proved developed producing properties through 2013:

				Gas (NYMEX HH)
			Oil (NYMEX WTI)	Weighted Average
		MMBtu	Weighted Average	Hedge Price per
Year	Bbl per Day	per Day	Hedge Price per Bbl	MMBtu

2009	3,900	1,800	$63.07	$9.93
2010	3,650	3,800	$57.83	$9.69
2011	3,250	2,750	$68.26	$9.32
2012	3,250	2,100	$68.26	$7.42
2013	2,000	1,900	$60.47	$7.40

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

Resolute also uses basis swaps in connection with gas swaps in order to fix the price differential between the NYMEX Henry Hub price and the index price at which the gas production is sold. The table below sets forth Resolute’s outstanding basis swaps as of March 31, 2009.

			Weighted Average
			Hedged Price
		MMBtu	Differential per
Year	Index	per Day	MMBtu

2009 - 2013	Rocky Mountain NWPL	1,800	$2.10

As of March 31, 2009, Resolute had entered into certain commodity collar contracts. The following table represents Resolute’s commodity collars with respect to its estimated oil and gas production from proved developed producing properties through 2013:

Gas (NYMEX HH)
			Oil (NYMEX WTI)	Weighted Average
		MMBtu	Weighted Average	Hedge Price per
Year	Bbl per Day	per Day	Hedge Price per Bbl	MMBtu

2009	250	3,288	$105.00 - 151.00	$5.00 - 9.35
2010	200	—	$105.00 - 151.00	—
2011	—	—	—	—
2012	—	—	—	—
2013	—	—	—	—

Resolute’s derivative instruments are not designated and do not qualify as hedging instruments under SFAS No. 133. For financial reporting purposes, Resolute does not offset asset and liability fair value amounts recognized for derivative instruments with the same counterparty. The table below summarizes the location and fair value amounts of Resolute’s commodity derivative instruments reported in the combined balance sheets as of December 31, 2008 and March 31, 2009 (in thousands).

	December 31,	March 31,
	2008	2009

Assets
Current assets: derivative instruments	$19,017	$20,057
Other assets: derivative instruments	18,114	14,824

Total assets	37,131	34,881

Liabilities
Current liabilities: derivative instruments	(1,141)	(3,118)
Noncurrent liabilities: derivative instruments	(20,193)	(16,426)

Total liabilities	(21,334)	(19,544)

Net derivative fair value	$15,797	$15,337

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

Because Resolute’s derivative instruments are not designated and do not qualify as hedging instruments under SFAS No. 133, the gains and losses are included in other income (expense) in the combined statements of operations. The table below summarizes the location and amount of commodity derivative instrument gains and losses reported in the combined statements of operations for the three months ended March 31, 2008 and 2009 respectively (in thousands).

	For the Three Months Ended
	March 31,
	2008	2009

Other income (expense)
Realized gains (losses)	$(9,057)	$10,321
Unrealized gains (losses)	(21,765)	(461)

Total: (loss) gain on derivative instruments	$(30,822)	$9,860

Credit Risk and Contingent features in derivative instruments

Resolute is exposed to credit risk to the extent of nonperformance by the counterparties in the derivative contracts discussed above. With the exception of one contract, all counterparties are also lenders under Resolute’s First Lien Facility. Resolute is not required to provide any credit support to its counterparties other than cross collateralization with the properties securing the First Lien Facility. The one counterparty that is not among Resolute’s lenders is a highly-rated entity with a corporate credit rating exceeding AA- as classified by Standard and Poor’s. Resolute’s derivative contracts are documented with industry standard contracts known as a Schedule to the Master Agreement and International Swaps and Derivative Association, Inc. Master Agreement (“ISDA”). Typical terms for the ISDAs include credit support requirements, cross default provisions, termination events, and set-off provisions. Resolute has set-off provisions with its lenders that, in the event of counterparty default, allow Resolute to set-off amounts owed under the First Lien Facility or other general obligations against monies owed for derivative contracts. Accordingly, the maximum amount of loss in the event of all counterparties defaulting is $1.9 million as of March 31, 2009, after netting any amounts owed by Resolute to its counterparties.

See Note 12 for further discussion of derivative instruments.

Note 12 —	Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. On January 1, 2008, Resolute adopted FSP No. 157-2, Effective Date of FASB Statement No. 157, electing to partially adopt SFAS No. 157, Fair Value Measurements. During 2008, Resolute did not apply SFAS No. 157 to nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities, including nonfinancial long-lived assets measured at fair value for an impairment assessment and asset retirement obligations initially measured at fair value.

Pursuant to the provisions of FSP No. 157-2, Resolute fully adopted SFAS No. 157 as it relates to all nonfinancial assets and liabilities that are not recognized or disclosed on a recurring basis (e.g. those measured at fair value in a business combination, the initial recognition of asset retirement obligations, and impairments

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

of goodwill and other long-lived assets) as of January 1, 2009. The full adoption of SFAS 157, however, did not have a material impact on Resolute’s combined financial statements or its disclosures.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exact price) in an orderly transaction between market participants at the measurement date. The statement establishes market or observable inputs as the preferred sources of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. The statement establishes a hierarchy for grouping these assets and liabilities, based on the significance level of the following inputs:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities

•	Level 2 — Quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations whose inputs are observable or whose significant value drivers are observable

•	Level 3 — Significant inputs to the valuation model are unobservable

An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. Resolute’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Following is a description of the valuation methodologies used by Resolute as well as the general classification of such instruments pursuant to the hierarchy.

As of March 31, 2009, Resolute’s commodity derivative instruments were required to be measured at fair value on a recurring basis. Resolute used the income approach in determining the fair value of its derivative instruments, utilizing present value techniques for valuing its swaps and basis swaps and option-pricing models for valuing its collars. Inputs to these valuation techniques include published forward index prices, volatilities, and credit risk considerations, including the incorporation of published interest rates and credit spreads. Substantially all of these assumptions are observable in the marketplace throughout the full term of the contract, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace, and are therefore designated as Level 2 within the valuation hierarchy.

The following is a listing of Resolute’s assets and liabilities required to be measured at fair value on a recurring basis and where they are classified within the hierarchy as of March 31, 2009 (in thousands):

						March 31,
Description	Level 1		Level 2	Level 3		2009

Assets
Current portion of commodity derivative assets		$—	$20,057		$—	$20,057
Non-current portion of commodity derivative assets		—	14,824		—	14,824

Total	$		$34,881	$		$34,881

Liabilities
Current portion of commodity derivative liabilities		$—	$(3,118)		$—	$(3,118)
Non-current portion of commodity derivative liabilities		—	(16,426)		—	(16,426)

Total	$		$(19,544)	$		$(19,544)

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.

Notes to Combined Financial Statements (UNAUDITED) — (Continued)

Note 13 —	Contingencies

Resolute entered into two take-or-pay purchase agreements, each with a different supplier, under which Resolute has committed to buy specified volumes of CO2. The purchased CO2 is for use in Resolute’s enhanced tertiary recovery projects in Greater Aneth Field. In each case, Resolute is obligated to purchase a minimum daily volume of CO2 or pay for any deficiencies at the price in effect when delivery was to have occurred. The CO2 volumes planned for use on the enhanced recovery projects exceed the minimum daily volumes provided in this take-or-pay purchase agreement. Therefore, Resolute expects to avoid any payments for deficiencies.

One contract was effective July 1, 2006, and has a four year term. As of March 31, 2009, future commitments under this purchase agreement amounted to approximately $1.3 million for the remainder of 2009 and $1.7 million in 2010, based on prices in effect at March 31, 2009. The second contract was entered into on May 25, 2005, and was amended on July 1, 2007, and has a ten year term. Future commitments under this purchase agreement amounted to approximately $31.8 million through June 2016 based on prices in effect on March 31, 2009. The annual minimum obligation by year is as follows:

Year	Commitments
(millions)

April 2009 - December 2009	$7.2
2010	7.8
2011	6.1
2012	4.8
2013	4.6
Thereafter	4.3

Total	$34.8

Note 14 —	Subsequent Events

On August 2, 2009, Resolute and Hicks Acquisition Company I, Inc. (“HACI”) agreed to a business combination under the terms of a Purchase and IPO Reorganization Agreement (“Acquisition Agreement”). In connection with the consummation of the transactions contemplated by the Acquisition Agreement HACI stockholders will acquire a majority of the outstanding common stock of Resolute Energy Corporation and Resolute Energy Corporation will own, either directly or indirectly, 100% of the equity interests of HACI and Resolute with the exception of Aneth, in which Resolute Energy Corporation will indirectly own a 99.9943% equity interest.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Resolute Energy Corporation
Denver, Colorado

We have audited the accompanying balance sheet of Resolute Energy Corporation (the “Company”) as of August 3, 2009. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet presents fairly, in all material respects, the financial position of Resolute Energy Corporation as of August 3, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Denver, Colorado
August 5, 2009

RESOLUTE ENERGY CORPORATION

Balance Sheet
August 3, 2009

ASSETS
Cash	$1,000

Total assets	$1,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Total liabilities	$—
Commitments and contingencies
Stockholder’s equity:
Common stock, $0.001 par value, 100 shares authorized, issued, and outstanding at August 3, 2009	—
Additional paid-in-capital	1,000

Total stockholder’s equity	1,000

Total liabilities and stockholder’s equity	$1,000

See accompanying notes to balance sheet

RESOLUTE ENERGY CORPORATION

Notes to Balance Sheet
August 3, 2009

Note 1 — Organization

Resolute Energy Corporation, or the Company, a corporation organized under the laws of the State of Delaware on July 28, 2009, is a wholly-owned subsidiary of Resolute Holdings Sub, LLC. The Company was formed by Resolute Holdings Sub, LLC to consummate an acquisition (business combination of Hicks Acquisition Company I, Inc. (HACI) and Resolute Holdings Sub, LLC). As a result of the acquisition, through a series of transactions, the holders of HACI common stock and HACI warrants, will own approximately 82% of the outstanding Company Common Stock and Resolute Holdings Sub, LLC will own approximately 18% of the outstanding Company Common Stock.

Note 2 — Basis of Presentation

The Balance Sheet of Resolute Energy Corporation as of August 3, 2009 was prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

Note 3 — Commitments and Contingencies

The Company does not have any commitments and contingencies.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Resolute Natural Resources Company
Denver, Colorado

We have audited the accompanying statements of revenues and direct operating expenses of the properties (the “ExxonMobil Properties”) acquired by Resolute Aneth, LLC (the “Company”) from ExxonMobil for the years ended December 31, 2003, 2004 and 2005. These statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2 to the statements and are not intended to be a complete presentation of the Company’s interests in the ExxonMobil Properties described above.

In our opinion, the statements referred to above present fairly, in all material respects, the revenues and direct operating expenses, described in Note 2, of the ExxonMobil Properties for the years ended December 31, 2003, 2004 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Ehrhardt Keefe Steiner & Hottman PC
February 2, 2007
Denver, Colorado

EXXONMOBIL PROPERTIES

Statements of Revenues and Direct Operating Expenses

				For the Three Months Ended
	For the Year Ended December 31,			March 31,
	2003	2004	2005	2005	2006
				(Unaudited)

Revenues — oil and gas production	$44,960,851	$50,983,837	$67,707,944	$15,091,644	$16,658,179

Direct operating expenses
Lease operating expense	9,908,790	11,889,669	12,511,167	2,926,030	3,247,802
Production and ad valorem taxes	5,395,302	6,305,998	8,019,769	1,787,552	2,011,965

Total direct operating expenses	15,304,092	18,195,667	20,530,936	4,713,582	5,259,767

Revenues in excess of direct operating expenses	$29,656,759	$32,788,170	$47,177,008	$10,378,062	$11,398,412

EXXONMOBIL PROPERTIES

Notes to the Statements of Revenues and Direct Operating Expenses

Note 1 —	Operations, Organization, and Basis of Presentation

The accompanying statements represent the interests in the revenues and direct operating expenses of the oil and natural gas producing properties acquired by Resolute Aneth, LLC (the “Company”) from ExxonMobil on April 16, 2006, effective January 1, 2005. The properties are referred to herein as the “ExxonMobil Properties.”

Oil and gas revenues and direct operating expenses relate to the Company’s net revenue interests and net working interests, respectively, in the ExxonMobil Properties. With respect to gas sales, the sales method is used for recording revenues. Under this approach, each party recognizes revenue based on actual sales regardless of its proportionate share of the related sales. The revenue from oil and gas production has been based on historical product prices at the point of sale using the net revenue and working interests purchased by the Company. The effect on revenues of gas imbalances is not material.

Direct operating expenses include payroll, lease and well repairs, production and ad valorem taxes, maintenance, utilities and other direct operating expenses.

During the periods presented, the ExxonMobil Properties were not accounted for as a separate entity. Certain costs such as depletion, depreciation and amortization, accretion of asset retirement obligations, general and administrative expenses, interest expense and corporate taxes were not allocated to the ExxonMobil Properties.

The accompanying statements of revenues and direct operating expenses for the three months ended March 31, 2005 and 2006 are unaudited, and in the opinion of management, reflect all adjustments that are necessary for a fair presentation of the revenues and direct operating expenses for the periods presented. The direct operating results for the three months ended March 31, 2005 and 2006 are not necessarily indicative of the direct operating results for the entire year.

Use of Estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Note 2 —	Omitted Financial Information

Historical financial statements reflecting financial position, results of operations and cash flows required by accounting principles generally accepted in the United States of America are not presented as such information is not available on an individual property basis and not meaningful to the ExxonMobil Properties. Historically, no allocation of general and administrative, interest, corporate taxes, accretion of asset retirement obligations, depletion, depreciation and amortization was made to the ExxonMobil Properties. Accordingly, the statements are presented in lieu of the financial statements required under Rule 3-01 of the Securities and Exchange Commission Regulation S-X.

EXXONMOBIL PROPERTIES

Notes to the Statements of Revenues and Direct Operating Expenses — (Continued)

Note 3 —	Supplemental Disclosures on Oil and Gas Exploration, Development and Production Activities (Unaudited)

Reserves

The following table summarizes the net ownership interests in estimated quantities of the proved oil and gas reserves of the ExxonMobil Properties at December 31, 2005, estimated by the Company’s petroleum engineers.

	Gas	Oil
	MMcf	MBbl

Proved developed reserves	732	14,848
Proved undeveloped reserves	—	1,122

Total proved reserves	732	15,970

	Gas	Oil
	MMcf	MBbl

Proved reserves as of January 1, 2003	1,272	14,278
Production in 2003	(1,295)	(1,436)
Revisions	1,177	501

Proved reserves as of December 31, 2003	1,154	13,343
Production in 2004	(1,101)	(1,222)
Revisions	1,035	2,202

Proved reserves as of December 31, 2004	1,088	14,323
Production in 2005	(1,145)	(1,201)
Revisions	789	1,726
Improved/enhanced recovery	—	1,122

Proved reserves as of December 31, 2005	732	15,970

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following table presents the Standardized Measure of Discounted Future Net Cash Flows before future income taxes from proved oil and gas reserves of the ExxonMobil Properties. As prescribed by the Financial Accounting Standards Board, the amounts shown are based on prices and costs at January 1, 2003, December 31, 2003, 2004, and 2005, and assume continuation of existing economic conditions. A discount factor of 10% was used to reflect the timing of future net cash flow. Extensive judgments are involved in estimating the timing of production and the costs that will be incurred throughout the remaining lives of the fields. Accordingly, the estimates of future net cash flows from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the

EXXONMOBIL PROPERTIES

Notes to the Statements of Revenues and Direct Operating Expenses — (Continued)

results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

	As of December 31,
	2003	2004	2005
	(In thousands)

Future cash inflows	$398,738	$583,115	$932,447
Future production costs	(253,079)	(326,911)	(435,629)
Future development costs	(227)	(13)	(4,908)

Future net cash flows	145,432	256,191	491,910
10% annual discount for estimating timing of cash flows	(57,682)	(111,025)	(245,668)

Standardized Measure (before income taxes) of discounted future net cash flows relating to proved oil and gas reserves	$87,750	$145,166	$246,242

Changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

	For the Year Ended December 31,
	2003	2004	2005
	(In thousands)

Beginning of year	$89,173	$87,750	$145,166
Sales of oil and natural gas produced, net of production expenses	(29,387)	(32,788)	(47,177)
Net change in sales and transfer prices, net of production costs	7,636	39,829	92,363
Extensions and discoveries and improved recovery, net of future costs	—	—	8,117
Changes in estimated future development costs	—	—	(1,556)
Development costs incurred	232	213	13
Revisions of quantity estimates	4,529	25,305	34,781
Changes in production rates and other	6,650	16,082	18
Accretion of discount	8,917	8,775	14,517

End of year	$87,750	$145,166	$246,242

Report of Independent Registered Public Accounting Firm

The Board of Directors
Hicks Acquisition Company I, Inc.:

We have audited the accompanying balance sheets of Hicks Acquisition Company I, Inc. (a development stage company) (the Company) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008, for the period February 26, 2007 (inception) to December 31, 2007 and the period February 26, 2007 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hicks Acquisition Company I, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the year ended December 31, 2008, for the period February 26, 2007 (inception) to December 31, 2007 and the period February 26, 2007 (inception) to December 31, 2008 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Hicks Acquisition Company I, Inc. will continue as a going concern. As more fully described in note 1, the Company must consummate a business combination by September 28, 2009 or be dissolved. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter is described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hicks Acquisition Company I, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 9, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
March 9, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors
Hicks Acquisition Company I, Inc.:

We have audited Hicks Acquisition Company I, Inc.’s (the Company) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Hicks Acquisition Company I, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Hicks Acquisition Company I, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheets of Hicks Acquisition Company I, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008, for the period February 26, 2007 (inception) to December 31, 2007 and the period February 26, 2007 (inception) to December 31, 2008, and our report dated March 9, 2009 expressed an unqualified opinion on those financial statements. Our report dated March 9, 2009 contains an explanatory paragraph that the Company must consummate a business combination by September 28, 2009 or be dissolved, which condition raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
Dallas, Texas
March 9, 2009

HICKS ACQUISITION COMPANY I, INC.
(A Development Stage Company)

Balance Sheets

	December 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$819,061	$52,053
Cash and cash equivalents held in trust	250,023,554	—
Marketable securities held in trust	290,117,945	541,301,789
Other assets	67,530	267,798

Total current assets	541,028,090	541,621,640
Deferred tax assets	269,305	154,751
Deferred acquisition costs	3,499,953	—
Other noncurrent assets	—	65,833

Total assets	$544,797,348	$541,842,224

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$633,889	$655,871
Accrued expenses	200,983	489,287
Accrued federal and state taxes	1,004,011	1,671,956
Accrued expenses — related party	63,705	117,278
Deferred underwriter’s commission	17,388,000	17,388,000

Total current liabilities	$19,290,588	$20,322,392

Common stock, subject to possible redemption; 16,559,999 shares at $9.71 per share at December 31, 2008 and 2007	160,797,590	160,797,590
Deferred interest attributable to common stock subject to possible redemption (net of taxes of $1,313,840 and $525,674 at December 31, 2008 and 2007, respectively)	2,509,186	1,020,426
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. Authorized 1,000,000 shares; none issued or outstanding at December 31, 2008 and 2007	—	—
Common stock, $0.0001 par value. Authorized 225,000,000 shares; issued and outstanding 69,000,000 shares (less 16,559,999 shares subject to possible redemption) at December 31, 2008 and 2007	5,244	5,244
Additional paid-in capital	357,999,322	357,999,322
Earnings accumulated during the development stage	4,195,418	1,697,250

Total stockholders’ equity	362,199,984	359,701,816

Total liabilities and stockholders’ equity	$544,797,348	$541,842,224

See accompanying notes to financial statements.

HICKS ACQUISITION COMPANY I, INC.
(A Development Stage Company)

Statements of Operations

			Period from
			February 26,
		February 26,	2007
	Twelve Months	2007	(inception) to
	Ended	(inception) to	December 31,
	December 31,	December 31,	2008
	2008	2007	(cumulative)

Operating expenses:
Formation and operating costs	$673,502	$196,885	$870,387
Professional services	718,759	722,023	1,440,782

Loss from operations before other income (expense) and income tax expense	(1,392,261)	(918,908)	(2,311,169)
Other income (expense):
Interest income	7,601,056	5,153,789	12,754,845
State taxes other than income taxes	(167,935)	(116,553)	(284,488)

Total other income	7,433,121	5,037,236	12,470,357

Income before income tax expense	6,040,860	4,118,328	10,159,188
Income tax expense	2,053,932	1,400,652	3,454,584

Net income	3,986,928	2,717,676	6,704,604
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	(1,488,760)	(1,020,426)	(2,509,186)

Net income attributable to common stock	$2,498,168	$1,697,250	$4,195,418

Earnings per share:
Basic and diluted	$0.05	$0.07	$0.11

Weighted average shares outstanding:
Basic and diluted	52,440,001	24,002,143	39,425,350

See accompanying notes to financial statements.

HICKS ACQUISITION COMPANY I, INC.
(A Development Stage Company)

Statements of Stockholders’ Equity

				Earnings
				accumulated
				during the
	Common Stock		Additional paid-in	development
	Shares	Amount	capital	stage	Stockholders’ equity

Initial capital from founding stockholder for cash	11,500,000	$1,150	$23,850	—	$25,000
Stock dividend	2,300,000	230	(230)	—	—
Sale of 55,200,000 units, net of underwriter’s discount and offering costs	55,200,000	5,520	511,771,636	—	511,777,156
Proceeds subject to possible redemption of 16,559,999 shares	—	(1,656)	(160,795,934)	—	(160,797,590)
Proceeds from sale of warrants to sponsor	—	—	7,000,000	—	7,000,000
Net income attributable to common stock	—	—	—	1,697,250	1,697,250

Balance as of December 31, 2007	69,000,000	$5,244	$357,999,322	$1,697,250	$359,701,816
Net income attributable to common stock	—	—	—	2,498,168	2,498,168

Balance as of December 31, 2008	69,000,000	$5,244	$357,999,322	$4,195,418	$362,199,984

See accompanying notes to financial statements.

HICKS ACQUISITION COMPANY I, INC.
(A Development Stage Company)

Statements of Cash Flows

			Period from
			February 26,
		February 26,	2007
	Twelve Months	2007	(inception) to
	Ended	(inception) to	December 31,
	December 31,	December 31,	2008
	2008	2007	(cumulative)

Cash flows from operating activities:
Net income attributable to common stock	$2,498,168	$1,697,250	$4,195,418
Adjustments to reconcile net income attributable to common stock to net cash provided by operating activities:
Change in deferred tax asset	(114,554)	(154,751)	(269,305)
Deferred interest attributable to common stock subject to possible redemption	1,488,760	1,020,426	2,509,186
Change in operating assets and liabilities:
Other assets	266,101	(333,631)	(67,530)
Accrued federal and state taxes	(667,945)	1,671,956	1,004,011
Accounts payable	(97,782)	655,871	558,089
Accrued expenses	(288,304)	489,287	200,983
Accrued expenses — related party	(53,573)	117,278	63,705

Net cash provided by operating activities	3,030,871	5,163,686	8,194,557

Cash flows from investing activities:
Increase in cash and cash equivalents held in trust account	250,023,554	—	250,023,554
Purchase of marketable securities held in trust, net of maturities	(248,863,264)	(541,301,789)	(790,165,053)
Payment of deferred acquisition costs	(3,424,153)	—	(3,424,153)

Net cash used in investing activities	(2,263,863)	(541,301,789)	(543,565,652)

Cash flows from financing activities:
Proceeds from note payable — related party	—	225,000	225,000
Payment on note payable — related party	—	(225,000)	(225,000)
Proceeds from sale of units to sponsor	—	25,000	25,000
Proceeds from sale of warrants to initial founder	—	7,000,000	7,000,000
Proceeds from initial public offering, net of underwriter’s discount and offering costs	—	529,165,156	529,165,156

Net cash provided by financing activities	—	536,190,156	536,190,156

Increase in cash and cash equivalents	767,008	52,053	819,061
Cash and cash equivalents, beginning of period	52,053	—	—

Cash and cash equivalents, end of period	$819,061	$52,053	$819,061

Supplemental disclosure of noncash financing and investing activities:
Accrual of deferred underwriter’s commission	$—	$17,388,000	$17,388,000
Accrual of deferred acquisition costs	$75,800	$—	$75,800
Cash paid during the period for:
Interest	$—	$—	$—
Income taxes	$2,750,000	$—	$2,750,000

See accompanying notes to financial statements.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

Note 1 —	Organization and Nature of Business Operations

Hicks Acquisition Company I, Inc. (the “Company”) was incorporated in Delaware on February 26, 2007 as a blank check company formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets.

The Company has neither engaged in any operations nor generated any revenue to date. The activity from February 26, 2007 to December 31, 2008 relates to the Company’s formation and its initial public offering described below and in Note 3. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s initial public offering (the “Offering”) was declared effective September 27, 2007. The Company consummated the Offering on October 3, 2007 and received proceeds of approximately $529.1 million, net of underwriter’s commissions of approximately $21.3 million and offering costs and other expenses of $1.6 million. The Company sold to the public 55,200,000 units at a price of $10.00 per unit, including 7,200,000 units issued pursuant to the exercise of the underwriter’s over-allotment option. Simultaneously with the consummation of the Offering, the Company consummated the private sale of 7,000,000 warrants to HH-HACI, L.P., a Delaware limited partnership (the “Sponsor”), at a price of $1.00 per sponsor’s warrant, generating gross proceeds, before expenses, of $7 million (the “Private Placement”). Net proceeds received by the Company from the consummation of both the Offering and Private Placement of sponsor’s warrants totaled approximately $536.1 million, net of underwriter’s commissions and offering costs. The net proceeds were placed in a trust account at JPMorgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating one or more business combinations with an operating company. The Company’s initial business combination must occur with one or more target businesses that collectively have a fair market value of at least 80% of the initial amount held in the trust account (excluding the amount held in the trust account representing the underwriters’ deferred commission). If the Company acquires less than 100% of one or more target businesses, the aggregate fair market value of the portion or portions the Company acquires must equal at least 80% of the amount held in the trust account. In no event, however, will the Company acquire less than a controlling interest of a target business (that is, not less than 50% of the voting equity interests of the target business).

The Company’s efforts in identifying prospective target businesses will not be limited to a particular industry. Instead, the Company intends to focus on various industries and target businesses that may provide significant opportunities for growth. However, the Company will not complete a business combination with an entity engaged in the energy industry as its principal business or whose principal business operations are conducted outside of the United States or Canada.

Proceeds of the Offering and Private Placement are held in a trust account and will only be released to the Company upon the earlier of: (i) the consummation of an initial business combination; or (ii) the Company’s liquidation. The proceeds in the trust account include the underwriter’s deferred commission which equals 3.15% of the gross proceeds of the Offering. Upon consummation of an initial business combination, approximately $17.4 million, which constitutes the underwriters’ deferred commissions, will be paid to the underwriters from the funds held in the trust account. The proceeds outside of the trust account as well as the interest income of up to $6.6 million (net of taxes payable), earned on the trust account balance that may be released to the Company may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses; provided, however, that after such release

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

there remains in the trust account a sufficient amount of interest income previously earned on the trust account balance to pay any taxes on such $6.6 million of interest income.

The Company will seek stockholder approval before it will effect an initial business combination, even if the business combination would not ordinarily require stockholder approval under applicable law. In connection with the stockholder vote required to approve any initial business combination, the Company’s existing stockholders, HH-HACI, L.P., and certain of the Company’s directors have agreed to vote the founder’s shares (as defined in Note 6 below) owned by them immediately before the Offering in accordance with the majority of the shares of common stock voted by the public stockholders. “Public stockholders” is defined as the holders of common stock sold as part of the units, as defined, in the Offering or in the aftermarket. The Company will proceed with an initial business combination only if (i) the business combination is approved by a majority of votes cast by the Company’s public stockholders at a duly held stockholders meeting, (ii) an amendment to the Company’s amended and restated certificate of incorporation to provide for the Company’s perpetual existence is approved by holders of a majority of the Company’s outstanding shares of common stock, (iii) public stockholders owning no more than 30% (minus one share) of the Company’s outstanding shares of common stock sold in the Offering both vote against the business combination and exercise their conversion rights, and (iv) the Company has confirmed that it has sufficient cash resources to pay both (x) the consideration required to close its initial business combination, and (y) the cash due to public stockholders who vote against the business combination and who exercise their conversion rights. If the conditions to consummate the proposed business combination are not met but sufficient time remains before the Company’s corporate life expires, the Company may attempt to effect another business combination. With respect to a business combination which is approved and consummated, any Public stockholder who voted against the business combination may exercise their conversion rights as described above, and demand that the Company redeem their shares for cash from the trust fund. Accordingly, the Company has classified 30% (minus one share) of the Public stockholders’ shares as temporary equity in the accompanying balance sheet.

If the initial business combination is approved and completed, each public stockholder voting against such qualifying business combination will be entitled to convert its shares of common stock into a pro rata share of the aggregate amount then on deposit in the trust account (including deferred underwriting commissions and interest earned on the trust account, net of income taxes payable on such interest and net of interest income of up to $6.6 million, on the trust account released to fund the Company’s working capital requirements). Public stockholders who convert their stock into their share of the trust account will continue to have the right to exercise any warrants they may hold.

The Company will liquidate and promptly distribute only to the public stockholders the amount in the trust account, less any income taxes payable on interest income and any interest income of up to $6.6 million, on the balance (net of taxes payable) of the trust account previously released to the Company to fund its working capital requirements, plus any remaining net assets if the Company does not consummate a business combination by September 28, 2009. If the Company fails to consummate such business combination by September 28, 2009, the Company’s amended and restated certificate of incorporation provides that the Company’s corporate existence will automatically cease on September 28, 2009, except for the purpose of winding up its affairs and liquidating. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including trust account assets) may be more or less than the initial public offering price per share (assuming no value is attributed to the warrants contained in the units to be offered in the Offering discussed in Note 3). In the event of the consummation of a successful initial business combination, the earnings per share will be affected by the dilution attributable to the sponsors shares and warrants.

While the Company hopes to successfully complete a business combination within the time frame discussed above, there is no assurance that the Company will be able to successfully complete a business

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

combination within such time frame. That factor and the Company’s declining cash available outside of the Trust Account raise substantial doubt about the Company’s ability to continue as a going concern.

Note 2 —	Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Such cash and cash equivalents, at times, may exceed federally insured limits. The Company maintains its accounts with financial institutions with high credit ratings.

Cash and Cash Equivalents Held in Trust

Cash and cash equivalents held in trust are with JPMorgan Chase Bank, N.A., and Continental Stock Transfer & Trust Company serves as the trustee. The Company considers all highly liquid investment placed in trust with original maturities of three months or less to be cash equivalents. These consist of JPMorgan U.S. Treasury Plus Money Market Fund of $250,007,027 plus accrued interest of $16,527 at December 31, 2008. There were no cash and cash equivalents held in trust at December 31, 2007. Subsequent to December 31, 2008, we invested the funds previously held in the JPMorgan U.S. Treasury Plus Money Market Fund in U.S. Treasury bills with a maturity of 180 days or less.

Marketable Securities Held in Trust

Marketable securities held in trust are with JPMorgan Chase Bank, N.A., and Continental Stock Transfer & Trust Company serves as the trustee. The marketable securities held in trust are invested in cash, cash equivalents and U.S. Treasury bills with a maturity of 180 days or less.

Earnings per Common Share

Earnings per share is computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding for the period. The weighted average common shares issued and outstanding of 52,440,001 used for the computation of basic and diluted earnings per share for the twelve month period ending December 31, 2008, takes into effect the 69,000,000 shares outstanding for the entire period (less 16,559,999 shares subject to possible redemption). The weighted average common shares issued and outstanding of 24,002,143 used for the computation of basic and diluted earnings per share for the period February 26, 2007 (inception) to December 31, 2007, takes into effect the 13,800,000 shares outstanding for the entire period and the 55,200,000 shares (less 16,559,999 shares subject to possible redemption) sold in the initial public offering and outstanding since October 3, 2007.

The 76,000,000 warrants related to the Offering, Private Placement and the founder’s unit are contingently issuable shares and are excluded from the calculation of diluted earnings per share.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company recorded a deferred income tax asset for the tax effect of certain temporary differences, aggregating approximately $269,000 and $155,000 at December 31, 2008 and 2007, respectively.

Deferred Acquisition Costs

As of December 31, 2008, the Company has accumulated approximately $3.5 million in deferred costs related to the proposed Graham Transaction. These costs are capitalized contingent upon any completion of such transaction. Deferred acquisition costs consist primarily of approximately $1.5 million for legal services, $1.6 million for due diligence services and $0.4 million for other related deal expenses.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board issued Statement No. 141(revised 2007), Business Combinations, (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for us beginning January 1, 2009. SFAS 141R will be applied prospectively to business combinations with an acquisition date on or after the effective date. As a result of the adoption of SFAS 141R, we expect that approximately $3.5 million will be expensed in our financial statements on January 1, 2009 due to the deferred acquisition costs. SFAS 141R no longer allows deferral of these costs.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements, other than the adoption of SFAS 141R described above.

Note 3 —	Initial Public Offering

On October 3, 2007, the Company sold to the public 55,200,000 units at a price of $10.00, which included 7,200,000 shares issued pursuant to the underwriter’s over-allotment option. Each unit consists of one share of the Company’s common stock, $0.0001 par value, and one warrant.

Each warrant entitles the holder to purchase from the Company one share of common stock at a price of $7.50 on the later of completion of the initial business combination or twelve months from the date of the closing of the Offering, provided in each case that the Company has an effective registration statement in effect covering the shares of common stock issuable upon exercise of the warrants. The warrants expire September 28, 2011 unless earlier redeemed. Once the warrants become exercisable, they will be redeemable in whole but not in part at a price of $0.01 per warrant upon a minimum of 30 days’ notice, but such redemption may only occur if the last sale price of the common stock equals or exceeds $13.75 per share for any 20 trading days within a 30 trading day period ending three business days prior to the time that the Company sends the notice of redemption to the warrant holders.

Note 4 —	Proposed Business Combination

On July 1, 2008, the Company entered into an Equity Purchase Agreement (the “Purchase Agreement”), with GPC Holdings, L.P., a Pennsylvania limited partnership, Graham Packaging Corporation, a Pennsylvania

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

corporation, Graham Capital Company, a Pennsylvania limited partnership, Graham Engineering Corporation, a Pennsylvania corporation, BMP/Graham Holdings Corporation, a Delaware corporation, GPC Capital Corp. II, a Delaware corporation (“Graham IPO Corp.”), Graham Packing Holdings Company, a Pennsylvania limited partnership, and the other parties signatory thereto, pursuant to which through a series of transactions (collectively, the “Graham Transaction”), the Company’s stockholders would acquire a majority of the outstanding common stock of Graham IPO Corp., par value $0.01 per share, and Graham IPO Corp. would own, either directly or indirectly, 100% of the partnership interests of Graham Packaging Company, L.P., a Delaware limited partnership.

On January 27, 2009 the Company entered into a First Amendment (the “Amendment”) to the Purchase Agreement. The Amendment stipulates that (i) the Company and Blackstone Capital Partners III Merchant Banking Fund L.P., as the Seller Representative, each have the right to terminate the Purchase Agreement by giving written notice to the other and (ii) each party is released from the Purchase Agreement’s exclusivity provisions and is permitted to consider other possible transactions.

At December 31, 2008, $3,499,953 of deferred acquisition costs included on the Company’s balance sheet consisted principally of legal fees, accounting fees, consulting and advisory fees and other outside costs incurred by the Company during 2008 that are related to the Graham Transaction. These costs will be expensed on January 1, 2009 with the adoption of SFAS 141R.

Note 5 —	Marketable Securities Held in Trust

The carrying amount, including accrued interest, gross unrealized holding gains, gross unrealized holding losses, and fair value of held-to-maturity treasury securities by major security type and class of security at December 31, 2008 and 2007 are as follows:

			Gross	Gross
			unrealized	unrealized
	Carrying	Accrued	holding	holding
At December 31, 2008	amount	Interest	gains	(losses)	Fair value

Held to Maturity:
U.S. Treasury Bills	$289,746,162	$371,783	$—	$—	$290,117,945

			Gross	Gross
			unrealized	unrealized
	Carrying	Accrued	holding	holding
At December 31, 2007	amount	Interest	gains	(losses)	Fair value

Held to Maturity:
U.S. Treasury Bills	$536,148,000	$5,153,789	$—	$—	$541,301,789

The treasury bills classified as held-to-maturity mature within one year.

Note 6 —	Note Payable to Affiliate and Related-Party Transactions

The Company issued an aggregate of $225,000 in an unsecured promissory note to Thomas O. Hicks, the Company’s founder and chairman of the board, on March 1, 2007. The note is non-interest bearing and is payable on the earlier of December 31, 2007 or the consummation of an initial public offering by the Company. With the proceeds of the Offering, this note was paid in full effective October 3, 2007.

The Company has agreed to pay up to $10,000 a month in total for office space and general and administrative services to Hicks Holdings Operating LLC (“Hicks Holdings”), an affiliate of the Company’s founder and chairman of the board, Mr. Hicks. Services commenced after the effective date of the offering and terminate upon the earlier of: (i) the consummation of an initial business combination; or (ii) the liquidation of

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

the Company. During 2008, the Company expensed $405,675 due to Hicks Holdings and affiliates of which, $63,705, is outstanding at year end. This amount includes $120,000 for rent and overhead and $285,675 for reimbursable expenses primarily related to travel. During 2007, the Company expensed $117,278 due to Hicks Holdings, which includes $30,000 for rent and overhead as well as $87,278 for reimbursable expenses primarily relating to travel-related and business insurance expenses. At year end 2007, $117,278, is outstanding to be paid.

On October 3, 2007, the sponsor, through the Private Placement, purchased 7,000,000 Sponsor Warrants at $1.00 per warrant (for a total purchase price of $7,000,000) from the Company pursuant to Regulation D. Mr. Hicks, the Company’s founder and chairman of the board, is the sole member of HH-HACI GP, LLC, the general partner of HH-HACI, L.P. In addition, Mr. Hicks, Joseph B. Armes, the Company’s president, chief executive officer, chief financial officer and one of our directors, Eric C Neuman, a senior vice president of the Company, Robert M. Swartz, a senior vice president of the Company, Christina Weaver Vest, a senior vice president of the Company, Thomas O. Hicks, Jr., the Company’s secretary and a vice president, and Mack H. Hicks, a vice president of the Company, are each limited partners of HH-HACI, L.P. The Sponsor will be permitted to transfer the warrants held by it to the Company’s officers and directors, and other persons or entities affiliated with the Sponsor, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as the Sponsor. Otherwise, these warrants will not be transferable or salable by the Sponsor (except as described below) until 180 days after the completion of an initial business combination. The Sponsor Warrants will be non-redeemable so long as they are held by the Sponsor or the Sponsor’s permitted transferees. If the Sponsor Warrants are held by holders other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants including in the units being sold in this offering. Otherwise, the Sponsor Warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the proposed offering, except that such Sponsor Warrants may be exercised on a cashless basis. The purchase price of the Sponsor Warrants has been determined to be the fair value of such warrants as of the purchase date.

Mr. Hicks, the Company’s founder and chairman of the board is required, pursuant to a written co-investment securities purchase agreement, to purchase, directly or through a controlled affiliate, 2,000,000 co-investment units at a price of $10.00 per unit for an aggregate purchase price of $20.0 million in a private placement that will occur immediately prior to the consummation of the initial business combination.

The co-investment units will be identical to the units sold in the proposed public offering, except that (i) the co-investment warrants will not be redeemable by us so long as they are held by Mr. Hicks, a controlled affiliate of Mr. Hicks who purchases the co-investment units or their permitted transferees, and (ii) with limited exceptions, the co-investment shares and co-investment warrants (including the common stock issuable upon exercise of the co-investment warrants) may not be transferred, assigned or sold until 180 days after the completion of our initial business combination. The proceeds of the sale of the co-investment units will not be deposited into the trust account and will not be available for distribution to the public stockholders in the event of a liquidation of the trust account, or upon conversion of shares held by public stockholders.

Note 7 —	Founder’s Units

On March 1, 2007, the Sponsor purchased 11,500,000 founder’s units (after giving effect to a stock split, discussed in greater detail in Note 9, approved by the Company’s board of directors in July 2007) for an aggregate amount of $25,000, or $0.0022 per unit. On August 30, 2007, the sponsor transferred an aggregate of 230,000 of these units to William H. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn, each of whom is a member of the Company’s board of directors. Each founder’s unit consists of one share of common stock (a “founder’s share”), and one warrant to purchase common stock (a “founder’s

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

warrant”). The Sponsor, together with Messrs. Cunningham, Montgomery, Mulroney and Quinn, are referred to as the “initial stockholders.”

On September 27, 2007, through a stock dividend (discussed in Note 9), the founder’s units increased to 13,800,000. This stock dividend also increased the number of shares transferred to certain members of the Company’s board of directors to 276,000.

The founder’s shares are identical to the shares of common stock included in the Offering, except that:

•	the founder’s shares are subject to the transfer restrictions described below;

•	the initial stockholders have agreed to vote the founder’s shares in the same manner as a majority of the public stockholders in connection with the vote required to approve a business combination;

•	the initial stockholders will not be able to exercise conversion rights granted to the public stockholders with respect to the founder’s shares; and

•	the initial stockholders have waived their rights to participate in any liquidation distribution with respect to the founder’s shares if the Company fails to consummate a business combination.

The founder’s warrants are identical to those included in the units sold in the Offering, except that:

•	the founder’s warrants are subject to the transfer restrictions described below;

•	the founder’s warrants may not be exercised unless and until the last sale price of the Company’s common stock equals or exceeds $13.75 per share for any 20 days within any 30 trading day period beginning 90 days after the Company’s initial business combination and there is an effective registration statement covering the shares of common stock issuable upon exercise of the warrants;

•	the founder’s warrants will not be redeemable by the Company as long as they are held by our initial stockholders or their permitted transferees; and

•	the founder’s warrants may be exercised by the holders on a cashless basis.

The initial stockholders have agreed, except in limited circumstances, not to sell or otherwise transfer any of the founder’s shares or founder’s warrants until 180 days after the completion of the Company’s initial business combination. However, the initial stockholders will be permitted to transfer the founder’s shares and founder’s warrants to the Company’s officers and directors, and other persons or entities affiliated with the initial stockholders, provided that the transferees receiving such securities will be subject to the same agreements with respect to such securities as the initial stockholders.

Note 8 —	Stockholder’s Equity

Preferred Stock

The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $0.0001 with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. No shares were issued and outstanding as of December 31, 2008 or 2007.

Common Stock

The authorized common stock of the Company includes up to 225,000,000 shares. The holders of the common shares are entitled to one vote for each share of common stock. In addition, the holders of the common stock are entitled to receive dividends when, as and if declared by the board of directors. At December 31, 2008 and 2007, the Company had 69,000,000 shares of common stock issued and outstanding.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 9 —	Stock Split

On September 27, 2007, the board of directors as of that date (Mr. Hicks and Mr. Armes) approved a stock dividend of 0.2 shares of common stock for every share of common stock issued and outstanding as of September 27, 2007. The stock dividend was granted in connection with an increase in the number of units being offered in the Offering. Total common shares increased from 11,500,000 shares to 13,800,000 shares as a result of the stock dividend. The par value of the stock remained $0.0001 per share.

On July 24, 2007, the board of directors approved a 1.15-for-1 stock split resulting in an increase of common shares from 10,000,000 shares to 11,500,000 shares. The par value of the common stock remained $0.0001 per share. The stock split approved July 24, 2007 is reflected in the per share data in the accompanying financial statements as if it occurred on February 26, 2007.

Note 10 —	Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per common share:

		February 26,
		2007
	Twelve months	(inception)
	ending	through
	December 31,	December 31,
	2008	2007

Net income attributable to common stockholders	$2,498,168	$1,697,250
Basic and diluted earnings per common share:
Weighted average common shares outstanding	52,440,001	24,002,143
Net income per common share — basic and diluted	$0.05	$0.07

Note 11 —	Income Taxes

Income tax expense is as follows:

		For the
		Period from
	Twelve months	February 26,
	ending	2007 (inception) to
	December 31,	December 31,
	2008	2007

Current:
Federal	$2,168,486	$1,555,403
State	—	—

Total	$2,168,486	1,555,403

Deferred:
Federal	(114,554)	(154,751)
State	—	—

Total	(114,554)	(154,751)

Total income tax expense	$2,053,932	$1,400,652

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Income taxes differ from the expected statutory income tax benefit, by applying the U.S. federal income tax rate of 34% to pretax earnings due to the following:

		For the
		Period from
	Twelve months	February 26,
	ending	2007 (inception) to
	December 31,	December 31,
	2008	2007

Expected statutory income tax expense	$2,053,892	$1,400,232
Amounts not deductible for income tax	40	420
State taxes, net of federal benefit	—	—
Change in valuation allowance	—	—

Total income tax expense	$2,053,932	$1,400,652

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,	December 31,
	2008	2007

Net non-current deferred income tax assets (liabilities):
Deferred income tax assets:
Start up and organization costs	$249,173	$249,173
Deferred acquisition costs	40,896	—

Non-current deferred income tax assets	290,069	249,173
Deferred income tax liabilities:
Prepaid insurance	—	(90,269)
Amortization	(20,764)	(4,153)

Non-current deferred income tax liabilities	(20,764)	(94,422)
Less: Valuation allowance	—	—

Net non-current deferred income tax asset	269,305	154,751

Total deferred income tax asset	$269,305	$154,751

Management believes it is more likely than not that results of future operations will generate sufficient taxable income to realize the deferred tax assets.

Note 12 —	Quarterly Results of Operations (Unaudited)

The following table sets forth unaudited quarterly results of operations for the year ended December 31, 2008 and the period from February 26, 2007 (inception) through December 31, 2007. This unaudited quarterly information has been derived from the Company’s unaudited financial statements and, in the Company’s opinion, includes all adjustments, including normal recurring adjustments, necessary for a fair presentation of

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

the information for the periods covered. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2008	2008	2008	2008	2008

Loss from operations	$(288,912)	$(336,627)	$(280,117)	$(486,605)	$(1,392,261)
Net income attributable to common stock	$1,119,858	$498,901	$648,696	$230,713	$2,498,168
Earnings per share:
Basic and diluted	$0.02	$0.01	$0.01	$0.01	$0.05

Weighted average shares outstanding:
Basic and diluted	$52,440,001	$52,440,001	$52,440,001	$52,440,001	$52,440,001

					For the period
					from February 27,
	The 34 day				2007
	period ended	Three Months Ended			(inception) to
	March 31,	June 30,	September 30,	December 31,	December 31,
	2007	2007	2007	2007	2007

Loss from operations	$(2,176)	$(57,595)	$(670,785)	$(188,352)	$(918,908)
Net (loss) income attributable to common stock	$(2,176)	$(57,595)	$(670,785)	$2,427,806	$1,697,250
Earnings (loss) per share:
Basic and diluted	$(0.00)	$(0.01)	$(0.05)	$0.05	$0.07

Weighted average shares outstanding:
Basic and diluted	$11,500,000	$11,500,000	$12,415,000	$52,440,001	$24,002,143

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$230,459	$819,061
Cash and cash equivalents held in trust	16,543	250,023,554
Marketable securities held in trust	540,082,964	290,117,945
Other assets	26,602	67,530

Total current assets	540,356,568	541,028,090
Noncurrent assets:
Deferred tax assets	1,380,902	269,305
Deferred acquisition costs	—	3,499,953

Total assets	$541,737,470	$544,797,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$832,880	$633,889
Accrued expenses	157,357	200,983
Accrued federal and state taxes	—	1,004,011
Accrued expenses-related party	61,918	63,705
Deferred underwriters’ commission	17,388,000	17,388,000

Total current liabilities	18,440,155	19,290,588

Common stock, subject to possible redemption:
16,559,999 shares at $9.71 per share	160,797,590	160,797,590
Deferred interest attributable to common stock subject to possible redemption (net of taxes of $1,377,489 and $1,313,840 at March 31, 2009 and December 31, 2008, respectively)	2,613,898	2,509,186
Commitments and contingencies
Stockholders’ equity:
Preferred stock $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at March 31, 2009 and December 31, 2008 respectively	—	—
Common stock, $0.0001 par value 225,000,000 shares authorized; issued and outstanding 69,000,000 shares (less 16,559,999 shares subject to possible redemption) at March 31, 2009 and December 31, 2008 respectively	5,244	5,244
Additional paid-in capital	357,999,322	357,999,322
Earnings accumulated during the development stage	1,881,261	4,195,418

Total stockholders’ equity	359,885,827	362,199,984

Total liabilities and stockholders’ equity	$541,737,470	$544,797,348

See notes to condensed financial statements.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

			Period from
			February 26,
	Three Months	Three Months	2007
	Ended	Ended	(inception) to
	March 31,	March 31,	March 31,
	2009	2008	2009

Operating expenses:
Formation and operating costs	$109,683	$196,500	$1,100,359
Professional fees	151,663	92,412	1,472,156
Write-off of deferred acquisition costs	3,499,953	—	3,499,953

Loss from operations before other income (expense) and income tax expense	(3,761,299)	(288,912)	(6,072,468)
Other income (expense):
Interest income	458,021	2,927,388	13,212,866
State taxes other than income taxes	(44,366)	(34,966)	(328,854)

Total other income	413,655	2,892,422	12,884,012

(Loss) income before income tax expense	(3,347,644)	2,603,510	6,811,544
Income tax benefit (expense)	1,138,199	(905,083)	(2,316,385)

Net (loss) income	(2,209,445)	1,698,427	4,495,159
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	(104,712)	(578,569)	(2,613,898)

Net (loss) income attributable to common stock	$(2,314,157)	$1,119,858	$1,881,261

(Loss) earnings per share:
Basic and diluted	$(0.04)	$0.02	$0.05

Weighted average shares outstanding:
Basic and diluted	52,440,001	52,440,001	40,975,524

See notes to condensed financial statements.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

				Earnings
				accumulated
				during the
	Common Stock		Additional paid-	development	Stockholders’
	Shares	Amount	in-capital	stage	equity

Initial capital from founding stockholder for cash	11,500,000	$1,150	$23,850	$—	$25,000
Stock dividend	2,300,000	230	(230)	—	—
Sale of 55,200,000 units, net of underwriter’s discount and offering costs	55,200,000	5,520	511,771,636	—	511,777,156
Proceeds subject to possible redemption of 16,559,999 shares	—	(1,656)	(160,795,934)	—	(160,797,590)
Proceeds from sale of warrants to sponsor	—	—	7,000,000	—	7,000,000
Net income attributable to common stock	—	—	—	1,697,250	1,697,250

Balance as of December 31, 2007	69,000,000	$5,244	$357,999,322	$1,697,250	$359,701,816

Net income attributable to common stock	—	—	—	2,498,168	2,498,168

Balance as of December 31, 2008	69,000,000	$5,244	$357,999,322	$4,195,418	$362,199,984

Net loss attributable to common stock	—	—	—	(2,314,157)	(2,314,157)

Balance as of March 31, 2009 (unaudited)	69,000,000	$5,244	$357,999,322	$1,881,261	$359,885,827

See notes to condensed financial statements.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)

			Period from
			February 26,
	Three Months	Three Months	2007
	Ended	Ended	(inception) to
	March 31,	March 31,	March 31,
	2009	2008	2009

Cash flows from operating activities:
Net income attributable to common stock	$(2,314,157)	$1,119,858	$1,881,261
Adjustments to reconcile net income attributable to common stock to net cash provided by operating activities:
Change in deferred tax asset	(1,111,597)	—	(1,380,902)
Deferred interest attributable to common stock subject to possible redemption	104,712	578,569	2,613,898
Write-off of deferred acquisition costs	3,499,953	—	3,499,953
Change in operating assets and liabilities:
Other assets	40,928	(197,491)	(26,602)
Accrued federal and state taxes	(1,004,011)	(755,064)	—
Accounts payable	198,991	(439,124)	757,080
Accrued expenses	(43,626)	51,201	157,357
Accrued expenses — related party	(1,787)	(60,144)	61,918

Net cash (used in) provided by operating activities	(630,594)	297,805	7,563,963

Cash flows from investing activities:
(Decrease) increase in cash and cash equivalents held in trust account	(250,007,011)	77,936	16,543
Purchase of marketable securities held in trust, net of maturities	250,049,003	—	(540,116,050)
Payment of deferred acquisition costs	—	—	(3,424,153)

Net cash (used in) provided by investing activities	41,992	77,936	(543,523,660)

Cash flows from financing activities:
Proceeds from note payable — related party	—	—	225,000
Payment on note payable — related party	—	—	(225,000)
Proceeds from sale of units to sponsor	—	—	25,000
Proceeds from sale of warrants to initial founder	—	—	7,000,000
Proceeds from initial public offering, net of underwriter’s discount and offering costs	—	—	529,165,156

Net cash provided by financing activities	—	—	536,190,156

(Decrease) Increase in cash and cash equivalents	(588,602)	375,741	230,459
Cash and cash equivalents, beginning of period	819,061	52,053	—

Cash and cash equivalents, end of period	$230,459	$427,794	$230,459

Supplemental disclosure of noncash financing activities:
Accrual of deferred underwriter’s commission	$—	$—	$17,388,000
Cash paid during the period for:
Interest	$—	$—	$—
Income taxes	$980,000	$1,750,000	$3,730,000

See notes to condensed financial statements.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 —	Interim Financial Information

These unaudited condensed financial statements as of March 31, 2009, the results of operations for the three-months ended March 31, 2009 and 2008 and the period from February 26, 2007 (inception) through March 31, 2009, and cash flows for the three months ended March 31, 2009 and 2008 and the period from February 26, 2007 (inception) through March 31, 2009, have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements of Hicks Acquisition Company I, Inc. (the “Company”). In the opinion of management, all adjustments necessary for a fair presentation have been included and are of a normal recurring nature. Interim results are not necessarily indicative of the results that may be expected for the year. Certain amounts have been reclassified to conform to the current period presentation.

These unaudited condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2009.

Note 2 —	Organization and Nature of Business Operations

The Company was incorporated in Delaware on February 26, 2007, as a blank check company formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets.

The Company has neither engaged in any operations nor generated any revenue to date. The activity from February 26, 2007 to March 31, 2009 relates to the Company’s formation and its initial public offering described below and in Note 4. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s initial public offering (the “Offering”) was declared effective September 27, 2007. The Company consummated the Offering on October 3, 2007, and received proceeds of approximately $529.1 million, net of underwriter’s commissions of approximately $21.3 million and offering costs and other expenses of $1.6 million. The Company sold to the public 55,200,000 units at a price of $10.00 per unit, including 7,200,000 units issued pursuant to the exercise of the underwriter’s over-allotment option. Simultaneously with the consummation of the Offering, the Company consummated the private sale of 7,000,000 warrants (the “Sponsor Warrants”) to HH-HACI, L.P., a Delaware limited partnership (the “Sponsor”), at a price of $1.00 per Sponsor Warrant, generating gross proceeds, before expenses, of $7 million (the “Private Placement”). Net proceeds received by the Company from the consummation of both the Offering and Private Placement of Sponsor Warrants totaled approximately $536.1 million, net of underwriter’s commissions and offering costs. The net proceeds were placed in a trust account at JPMorgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating one or more business combinations with an operating company. The Company’s initial business combination must occur with one or more target businesses that collectively have a fair market value of at least 80% of the initial amount held in the trust account (excluding the amount held in the trust account representing the underwriters’ deferred commission). If the Company acquires less than 100% of one or more target businesses, the aggregate fair market value of the portion or portions the Company acquires must equal at least 80% of the amount held in the trust account. In no event, however, will the Company acquire less than a controlling interest of a target business (that is, not less than 50% of the voting equity interests of the target business).

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)

The Company’s efforts in identifying prospective target businesses will not be limited to a particular industry. Instead, the Company intends to focus on various industries and target businesses that may provide significant opportunities for growth. However, the Company will not complete a business combination with an entity engaged in the energy industry as its principal business or whose principal business operations are conducted outside of the United States or Canada.

Proceeds of the Offering and Private Placement are held in a trust account and will only be released to the Company upon the earlier of: (i) the consummation of an initial business combination; or (ii) the Company’s liquidation. The proceeds in the trust account include the underwriter’s deferred commission which equals 3.15% of the gross proceeds of the Offering. Upon consummation of an initial business combination, approximately $17.4 million, which constitutes the underwriters’ deferred commissions, will be paid to the underwriters from the funds held in the trust account. The proceeds outside of the trust account as well as the interest income of up to $6.6 million (net of taxes payable), earned on the trust account balance that may be released to the Company may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses; provided, however, that after such release there remains in the trust account a sufficient amount of interest income previously earned on the trust account balance to pay any taxes on such $6.6 million of interest income.

The Company will seek stockholder approval before it will effect an initial business combination, even if the business combination would not ordinarily require stockholder approval under applicable law. In connection with the stockholder vote required to approve any initial business combination, the Company’s existing stockholders, HH-HACI, L.P., and certain of the Company’s directors have agreed to vote the founder’s shares (as defined in Note 8 below) owned by them immediately before the Offering in accordance with the majority of the shares of common stock voted by the public stockholders. “Public stockholders” is defined as the holders of common stock sold as part of the units, as defined, in the Offering or in the aftermarket.

The Company will proceed with an initial business combination only if: (i) the business combination is approved by a majority of votes cast by the Company’s public stockholders at a duly held stockholders meeting; (ii) an amendment to the Company’s amended and restated certificate of incorporation to provide for the Company’s perpetual existence is approved by holders of a majority of the Company’s outstanding shares of common stock; (iii) public stockholders owning no more than 30% (minus one share) of the Company’s outstanding shares of common stock sold in the Offering both vote against the business combination and exercise their conversion rights; and (iv) the Company has confirmed that it has sufficient cash resources to pay both (x) the consideration required to close its initial business combination, and (y) the cash due to public stockholders who vote against the business combination and who exercise their conversion rights. If the conditions to consummate the proposed business combination are not met but sufficient time remains before the Company’s corporate life expires, the Company may attempt to effect another business combination. With respect to a business combination which is approved and consummated, any Public stockholder who voted against the business combination may exercise their conversion rights as described below, and demand that the Company redeem their shares for cash from the trust fund. Accordingly, the Company has classified 30% (minus one share) of the Public stockholders’ shares as temporary equity in the accompanying balance sheet.

If the initial business combination is approved and completed, each public stockholder voting against such qualifying business combination will be entitled to convert its shares of common stock into a pro rata share of the aggregate amount then on deposit in the trust account (including deferred underwriting commissions and interest earned on the trust account, net of income taxes payable on such interest and net of interest income of up to $6.6 million, on the trust account released to fund the Company’s working capital requirements). Public stockholders who convert their stock into their share of the trust account will continue to have the right to exercise any warrants they may hold.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)

The Company will liquidate and promptly distribute only to the public stockholders the amount in the trust account, less any income taxes payable on interest income and any interest income of up to $6.6 million, on the balance (net of taxes payable) of the trust account previously released to the Company to fund its working capital requirements, plus any remaining net assets if the Company does not consummate a business combination by September 28, 2009. If the Company fails to consummate such business combination by September 28, 2009, the Company’s amended and restated certificate of incorporation provides that the Company’s corporate existence will automatically cease on September 28, 2009, except for the purpose of winding up its affairs and liquidating. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including trust account assets) may be more or less than the initial public offering price per share (assuming no value is attributed to the warrants contained in the units offered in the Offering). In the event of the consummation of a successful initial business combination, the earnings per share will be affected by the dilution attributable to the Sponsor shares and warrants.

While the Company hopes to successfully complete a business combination within the time frame discussed above, there is no assurance that the Company will be able to successfully complete a business combination within such time frame. That factor and the Company’s declining cash available outside of the Trust Account raise substantial doubt about the Company’s ability to continue as a going concern.

Note 3 —	Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Such cash and cash equivalents, at times, may exceed federally insured limits. The Company maintains its accounts with financial institutions with high credit ratings.

Cash and Cash Equivalents Held in Trust

Cash and cash equivalents held in trust are with JPMorgan Chase Bank, N.A., and Continental Stock Transfer & Trust Company serves as the trustee. The Company considers all highly liquid investment placed in trust with original maturities of three months or less to be cash equivalents. These consist of JPMorgan U.S. Treasury Plus Money Market Fund of $16,543 at March 31, 2009, and $250,007,027 plus accrued interest of $16,527 at December 31, 2008.

Marketable Securities Held in Trust

Marketable securities held in trust are with JPMorgan Chase Bank, N.A., and Continental Stock Transfer & Trust Company serves as the trustee. The marketable securities held in trust are invested in cash, cash equivalents and U.S. Treasury bills with a maturity of 180 days or less.

Earnings per Common Share

Earnings per share is computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding for the period. The weighted average common shares issued and outstanding of 52,440,001 used for the computation of basic and diluted earnings per share for the three month period ending March 31, 2009 and 2008, takes into effect the 69,000,000 shares outstanding for the entire period (less 16,559,999 shares subject to possible redemption).

The 76,000,000 warrants related to the Offering, Private Placement and the founder’s unit are contingently issuable shares and are excluded from the calculation of diluted earnings per share.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company recorded a deferred income tax asset for the tax effect of certain temporary differences, aggregating approximately $1.4 million and $269,000 at March 31, 2009 and December 31, 2008, respectively.

Deferred Acquisition Costs

Effective January 1, 2009, the Company adopted Financial Accounting Standards Board Statement No. 141(revised 2007), Business Combinations, (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R will be applied prospectively to business combinations with an acquisition date on or after the effective date. As a result of the adoption of SFAS 141R, we expensed approximately $3.5 million in our financial statements due to the deferred acquisition costs recorded at December 31, 2008. SFAS 141R no longer allows deferral of these costs.

As of December 31, 2008, the Company had accumulated approximately $3.5 million in deferred costs related to the proposed Graham Transaction. Deferred acquisition costs consisted primarily of approximately $1.5 million for legal services, $1.6 million for due diligence services and $0.4 million for other related deal expenses.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 —	Initial Public Offering

On October 3, 2007, the Company sold to the public 55,200,000 units at a price of $10.00, which included 7,200,000 shares issued pursuant to the underwriter’s over-allotment option. Each unit consists of one share of the Company’s common stock, $0.0001 par value, and one warrant.

Each warrant entitles the holder to purchase from the Company one share of common stock at a price of $7.50 on the later of completion of the initial business combination or twelve months from the date of the closing of the Offering, provided in each case that the Company has an effective registration statement in effect covering the shares of common stock issuable upon exercise of the warrants. The warrants expire September 28, 2011, unless earlier redeemed. Once the warrants become exercisable, they will be redeemable in whole but not in part at a price of $0.01 per warrant upon a minimum of 30 days’ notice, but such redemption may only occur if the last sale price of the common stock equals or exceeds $13.75 per share for

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)

any 20 trading days within a 30 trading day period ending three business days prior to the time that the Company sends the notice of redemption to the warrant holders.

Note 5 —	Proposed Business Combination

On July 1, 2008, the Company entered into an Equity Purchase Agreement (the “Purchase Agreement”), with GPC Holdings, L.P., a Pennsylvania limited partnership, Graham Packaging Corporation, a Pennsylvania corporation, Graham Capital Company, a Pennsylvania limited partnership, Graham Engineering Corporation, a Pennsylvania corporation, BMP/Graham Holdings Corporation, a Delaware corporation, GPC Capital Corp. II, a Delaware corporation (“Graham IPO Corp.”), Graham Packaging Holdings Company, a Pennsylvania limited partnership, and the other parties signatory thereto, pursuant to which through a series of transactions (collectively, the “Graham Transaction”), the Company’s stockholders would acquire a majority of the outstanding common stock of Graham IPO Corp., par value $0.01 per share, and Graham IPO Corp. would own, either directly or indirectly, 100% of the partnership interests of Graham Packaging Company, L.P., a Delaware limited partnership.

On January 27, 2009, the Company entered into a First Amendment (the “Amendment”) to the Purchase Agreement. The Amendment stipulates that (i) the Company and Blackstone Capital Partners III Merchant Banking Fund L.P., as the Seller Representative, each have the right to terminate the Purchase Agreement by giving written notice to the other and (ii) each party is released from the Purchase Agreement’s exclusivity provisions and is permitted to consider other possible transactions.

At December 31, 2008, $3.5 million of deferred acquisition costs included on the Company’s balance sheet consisted principally of legal fees, accounting fees, consulting and advisory fees and other outside costs incurred by the Company during 2008 that are related to the Graham Transaction. These costs were expensed on January 1, 2009 with the adoption of SFAS 141R.

Note 6 —	Marketable Securities Held in Trust

The carrying amount, including accrued interest, gross unrealized holding gains, gross unrealized holding losses, and fair value of held-to-maturity treasury securities by major security type and class of security at March 31, 2009 and December 31, 2008 are as follows:

			Gross	Gross
	Carrying	Accrued	unrealized	unrealized
At March 31, 2009	amount	Interest	holding gains	holding (losses)	Fair value

Held to Maturity:
U.S. Treasury Bills	$539,256,503	$826,461	$—	$—	$540,082,964

			Gross	Gross
	Carrying	Accrued	unrealized	unrealized
At December 31, 2008	amount	Interest	holding gains	holding (losses)	Fair value

Held to Maturity:
U.S. Treasury Bills	$289,746,162	$371,783	$—	$—	$290,117,945

The treasury bills classified as held-to-maturity mature within one year.

Note 7 —	Note Payable to Affiliate and Related-Party Transactions

The Company issued an aggregate of $225,000 in an unsecured promissory note to Thomas O. Hicks, the Company’s founder and chairman of the board, on March 1, 2007. The note is non-interest bearing and is

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)

payable on the earlier of December 31, 2007, or the consummation of an initial public offering by the Company. With the proceeds of the Offering, this note was paid in full effective October 3, 2007.

The Company has agreed to pay up to $10,000 a month in total for office space and general and administrative services to Hicks Holdings Operating LLC (“Hicks Holdings”), an affiliate of the Company’s founder and chairman of the board, Mr. Hicks. Services commenced after the effective date of the offering and terminate upon the earlier of: (i) the consummation of an initial business combination; or (ii) the liquidation of the Company. During the three months ended March 31, 2009, the Company expensed $31,308 due to Hicks Holdings and affiliates. This amount includes $30,000 for rent and overhead and $1,308 for reimbursable expenses primarily related to travel. During the three months ended March 31, 2008, the Company expensed $57,134 due to Hicks Holdings, which includes $10,000 for rent and overhead as well as $47,134 for reimbursable expenses primarily relating to travel-related and business insurance expenses.

On October 3, 2007, the Sponsor, through the Private Placement, purchased 7,000,000 Sponsor Warrants at $1.00 per warrant (for a total purchase price of $7,000,000) from the Company pursuant to Regulation D. Mr. Hicks, the Company’s founder and chairman of the board, is the sole member of HH-HACI GP, LLC, the general partner of HH-HACI, L.P. In addition, Mr. Hicks, Joseph B. Armes, the Company’s president, chief executive officer, chief financial officer and one of our directors, Eric C Neuman, a senior vice president of the Company, Robert M. Swartz, a senior vice president of the Company, Christina Weaver Vest, a senior vice president of the Company, Thomas O. Hicks, Jr., the Company’s secretary and a vice president, and Mack H. Hicks, a vice president of the Company, are each limited partners of HH-HACI, L.P. The Sponsor will be permitted to transfer the warrants held by it to the Company’s officers and directors, and other persons or entities affiliated with the Sponsor, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as the Sponsor. Otherwise, these warrants will not be transferable or salable by the Sponsor (except as described below) until 180 days after the completion of an initial business combination. The Sponsor Warrants will be non-redeemable so long as they are held by the Sponsor or the Sponsor’s permitted transferees. If the Sponsor Warrants are held by holders other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants including in the units being sold in this offering. Otherwise, the Sponsor Warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the proposed offering, except that such Sponsor Warrants may be exercised on a cashless basis. The purchase price of the Sponsor Warrants has been determined to be the fair value of such warrants as of the purchase date.

Mr. Hicks, the Company’s founder and chairman of the board is required, pursuant to a written co-investment securities purchase agreement, to purchase, directly or through a controlled affiliate, 2,000,000 co-investment units at a price of $10.00 per unit for an aggregate purchase price of $20.0 million in a private placement that will occur immediately prior to the consummation of the initial business combination.

The co-investment units will be identical to the units sold in the proposed public offering, except that: (i) the co-investment warrants will not be redeemable by the Company so long as they are held by Mr. Hicks, a controlled affiliate of Mr. Hicks who purchases the co-investment units or their permitted transferees; and (ii) with limited exceptions, the co-investment shares and co-investment warrants (including the common stock issuable upon exercise of the co-investment warrants) may not be transferred, assigned or sold until 180 days after the completion of our initial business combination. The proceeds of the sale of the co-investment units will not be deposited into the trust account and will not be available for distribution to the public stockholders in the event of a liquidation of the trust account, or upon conversion of shares held by public stockholders.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)

Note 8 —	Founder’s Units

On March 1, 2007, the Sponsor purchased 11,500,000 founder’s units (after giving effect to a stock split, discussed in greater detail in Note 10, approved by the Company’s board of directors in July 2007) for an aggregate amount of $25,000, or $0.0022 per unit. On August 30, 2007, the Sponsor transferred an aggregate of 230,000 of these units to William H. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn, each of whom is a member of the Company’s board of directors. Each founder’s unit consists of one share of common stock (a “founder’s share”), and one warrant to purchase common stock (a “founder’s warrant”). The Sponsor, together with Messrs. Cunningham, Montgomery, Mulroney and Quinn, are referred to as the “initial stockholders.”

On September 27, 2007, through a stock dividend (discussed in Note 10), the founder’s units increased to 13,800,000. This stock dividend also increased the number of shares transferred to certain members of the Company’s board of directors to 276,000.

The founder’s shares are identical to the shares of common stock included in the Offering, except that:

•	the founder’s shares are subject to the transfer restrictions described below;

•	the initial stockholders have agreed to vote the founder’s shares in the same manner as a majority of the public stockholders in connection with the vote required to approve a business combination;

•	the initial stockholders will not be able to exercise conversion rights granted to the public stockholders with respect to the founder’s shares; and

•	the initial stockholders have waived their rights to participate in any liquidation distribution with respect to the founder’s shares if the Company fails to consummate a business combination.

The founder’s warrants are identical to those included in the units sold in the Offering, except that:

•	the founder’s warrants are subject to the transfer restrictions described below;

•	the founder’s warrants may not be exercised unless and until the last sale price of the Company’s common stock equals or exceeds $13.75 per share for any 20 days within any 30 trading day period beginning 90 days after the Company’s initial business combination and there is an effective registration statement covering the shares of common stock issuable upon exercise of the warrants;

•	the founder’s warrants will not be redeemable by the Company as long as they are held by our initial stockholders or their permitted transferees; and

•	the founder’s warrants may be exercised by the holders on a cashless basis.

The initial stockholders have agreed, except in limited circumstances, not to sell or otherwise transfer any of the founder’s shares or founder’s warrants until 180 days after the completion of the Company’s initial business combination. However, the initial stockholders will be permitted to transfer the founder’s shares and founder’s warrants to the Company’s officers and directors, and other persons or entities affiliated with the initial stockholders, provided that the transferees receiving such securities will be subject to the same agreements with respect to such securities as the initial stockholders.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) — (Continued)

Note 9 —	Stockholder’s Equity

Preferred Stock

The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $0.0001 with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. No shares were issued and outstanding as of March 31, 2009 or December 31, 2008.

Common Stock

The authorized common stock of the Company includes up to 225,000,000 shares. The holders of the common shares are entitled to one vote for each share of common stock. In addition, the holders of the common stock are entitled to receive dividends when, as and if declared by the board of directors. At March 31, 2009 and December 31, 2008, the Company had 69,000,000 shares of common stock issued and outstanding.

Note 10 —	Stock Split

On September 27, 2007, the board of directors as of that date (Mr. Hicks and Mr. Armes) approved a stock dividend of 0.2 shares of common stock for every share of common stock issued and outstanding as of September 27, 2007. The stock dividend was granted in connection with an increase in the number of units being offered in the Offering. Total common shares increased from 11,500,000 shares to 13,800,000 shares as a result of the stock dividend. The par value of the stock remained $0.0001 per share.

On July 24, 2007, the board of directors approved a 1.15-for-1 stock split resulting in an increase of common shares from 10,000,000 shares to 11,500,000 shares. The par value of the common stock remained $0.0001 per share. The stock split approved July 24, 2007, is reflected in the per share data in the accompanying financial statements as if it occurred on February 26, 2007.

Annex A

PURCHASE AND IPO REORGANIZATION
AGREEMENT

among

HICKS ACQUISITION COMPANY I, INC.,

RESOLUTE ENERGY CORPORATION,

RESOLUTE SUBSIDIARY CORPORATION,

RESOLUTE ANETH, LLC,

RESOLUTE HOLDINGS, LLC,

RESOLUTE HOLDINGS SUB, LLC,

and

HH-HACI, L.P.

Dated as of August 2, 2009

INDEX OF DEFINED TERMS

Term	Page

1st Lien Agreement	A-51
2nd Lien Agreement	A-51
Acquired Interest	A-9
Acquisition	A-9
Acquisition Consideration	A-9
Affiliate	A-50
Aggregate Cash Consideration	A-51
Agreement	A-9
Aneth	A-9
Antitrust Division	A-40
Balance Sheet Date	A-17
Benefit Plans	A-51
BIA	A-51
Business Day	A-51
Business Employees	A-51
Buyer	A-9
Buyer Certificate of Incorporation	A-51
Buyer Common Stock	A-51
Buyer Contracts	A-34
Buyer Financial Statements	A-33
Buyer Information	A-51
Buyer Organizational Documents	A-30
Buyer Returns	A-33
Buyer SEC Documents	A-51
Buyer Stockholder Approval	A-31
Buyer Stockholder Meeting	A-31
Buyer Warrants	A-51
Cash Consideration	A-11
Cash Election Warrants	A-12
Certificate of Merger	A-11
Certificates	A-13
Charter Amendment	A-51
Claim	A-55
Closing	A-10
Closing Date	A-10
Code	A-51
Co-Investment Agreement	A-10
Collective Bargaining Agreements	A-46
Company and Companies	A-51
Company Assets	A-25
Company Benefit Plans	A-21
Company Information	A-51
Company Intellectual Property	A-23

Term	Page

Confidentiality Agreement	A-36
Contract	A-17
Contribution	A-9
Contribution Consideration	A-10
Contribution Interest	A-9
Credit Agreements	A-51
Defensible Title	A-27
Defined Percentage	A-51
DGCL	A-9
Discrepancy Amount	A-30
Earnout Shares	A-52
Election	A-11
Election Date	A-13
Environmental Laws	A-21
Environmental Licenses and Permits	A-21
ERISA	A-52
ERISA Affiliate	A-52
Evaluated Properties	A-30
Exchange Act	A-32
Exchange Agent	A-52
Excluded Subsidiaries	A-52
Final Adjustment Report	A-15
Final Order	A-46
Financial Statements	A-17
First Amendment	A-24
Form of Election	A-13
Founder	A-9
Founder’s Transactions	A-9
Founder’s Warrants	A-52
FTC	A-40
GAAP	A-17
Governmental Authority	A-19
Graham Agreement	A-52
HACI Warrant Agreement	A-52
Hazardous Substances	A-27
Hedging Arrangements	A-45
HSR Act	A-15
IMDA	A-52
Incentive Plan	A-14
Indebtedness	A-52
Initial Business Combination	A-52
Intellectual Property	A-52
Interim Financial Statements	17
IPO	A-52

Term	Page

IPO Corp.	A-9
IPO Corp. Common Stock	A-9
IPO Reorganization	A-9
IPO Shares	A-52
Knowledge of Seller and the Companies	A-53
Lands	A-25
Laws	A-15
Leased Real Property	A-53
Leases	A-25
Lien	A-53
Major Customers	A-25
Material Adverse Effect	A-53
Material Contracts	A-24
Merger	A-9
Merger Consideration	A-11
Merger Effective Time	A-11
Merger Sub	A-9
Navajo Nation	A-53
New Founder’s Warrants	A-12
New Sponsor’s Warrants	A-12
New Warrant Agreement	A-11
New Warrant Consideration	A-11
New Warrant Election Warrants	A-12
NNOG	A-53
NNOG Contract	A-24
NRI	A-28
Owned Real Property	A-53
Parent	A-9
Permits	A-19
Permitted Encumbrances	A-27
Permitted Liens	A-53
Person	A-54
Proceedings	A-19
Production	A-54
Prospect	A-54
Proxy/Registration Statement	A-42
Public Stockholder	A-54
Public Warrants	A-54
Report Date	A-30
Reserve Engineer	A-30
Reserve Report	A-30
Reserve Report Interests	A-30
Returns	A-19
Retention Shares	A-10

Term	Page

Royalty Payments	A-29
Scheduled Interests	A-30
SEC	A-54
SEC Reports	A-43
Securities Act	A-32
Seller	A-9
Seller Interests	A-54
Seller’s Warrants	A-10
Significant Contracts	A-28
Special Meeting of Warrantholders	A-13
Sponsor’s Warrants	A-54
Sponsor’s Warrants Sale	A-9
Stock Earnout Target	A-54
Subsidiaries	A-54
Subsidiary	A-54
Surviving Corporation	A-11
Taxes	A-18
Transfer Taxes	A-48
Trust Account	A-54
Trust Agreement	A-54
Warrant Agreement Amendment	A-11
Warrant Amendment Approval	A-31
Warrant Cap	A-54
Warrant Certificate	A-11
Warrant Consideration	A-11
Wells	A-26
Western Refining Contract	A-54
WI	A-28

PURCHASE AND IPO REORGANIZATION AGREEMENT

This PURCHASE AND IPO REORGANIZATION AGREEMENT is dated as of August 2, 2009 (this “Agreement”) and is among HICKS ACQUISITION COMPANY I, INC., a Delaware corporation (“Buyer”), RESOLUTE ENERGY CORPORATION, a Delaware corporation (“IPO Corp.”), RESOLUTE SUBSIDIARY CORPORATION, a Delaware corporation (“Merger Sub”), RESOLUTE ANETH, LLC, a Delaware limited liability company (“Aneth”), RESOLUTE HOLDINGS, LLC, a Delaware limited liability company (“Parent”), RESOLUTE HOLDINGS SUB, LLC, a Delaware limited liability company (“Seller”), and HH-HACI, L.P., a Delaware limited partnership (“Founder”).

RECITALS

A. Parent owns all of the issued and outstanding equity interests in Seller.

B. Seller owns (i) all of the issued and outstanding equity interests in IPO Corp. and (ii) directly or indirectly, the issued and outstanding membership interests and shares of capital stock in the Companies as set forth on Schedule A hereto (collectively the “Contribution Interest”).

C. IPO Corp. owns all of the issued and outstanding equity interests in Merger Sub.

D. The parties hereto intend that Buyer acquire a membership interest in Aneth equal to the Defined Percentage (the “Acquired Interest”) in exchange for Buyer’s payment to Aneth of an amount in cash equal to the assets in the Trust Account less the sum of (i) the Aggregate Cash Consideration, (ii) amounts used to purchase shares of Buyer Common Stock from Public Stockholders as permitted by Section 6.4(a)(ii), (iii) amounts payable to Public Stockholders who vote against the transactions contemplated hereby and properly exercise their conversion rights under Section 9.3 of Article IX of the Buyer Certificate of Incorporation, and (iv) Buyer’s aggregate costs, fees and expenses incurred in connection with the consummation of an Initial Business Combination (including deferred underwriting commissions) (such acquisition, the “Acquisition” and such payment, the “Acquisition Consideration”).

E. Immediately following the Acquisition, Aneth will use all of the Acquisition Consideration to repay certain outstanding liabilities of Aneth.

F. Immediately following such debt repayment, the parties hereto intend to effect the contribution by Seller of the Contribution Interest to IPO Corp. in exchange for (i) 9,200,000 shares of IPO Corp. common stock, par value $0.0001 per share (the “IPO Corp. Common Stock”), (ii) founders’ warrants to purchase 4,600,000 shares of IPO Corp. Common Stock; and (iii) 1,385,000 Earnout Shares (collectively, the “Contribution”).

G. Immediately prior to the Closing, (i) the Co-Investment Agreement shall be cancelled and (ii) 7,335,000 shares of Buyer Common Stock held by Founder and 4,600,000 Founder’s Warrants held by Founder will be cancelled (the “Founder’s Transactions”).

H. At the Closing, immediately prior to the Merger, Founder desires to sell to Seller and Seller desires to purchase from Founder, 2,333,333 Sponsor’s Warrants for the consideration set forth herein (the “Sponsor’s Warrants Sale”).

I. Simultaneously with the Contribution, the parties hereto intend to effect the merger of Merger Sub with and into Buyer (the “Merger”), with Buyer continuing as the surviving entity in the Merger, as a result of which Buyer will be a wholly-owned subsidiary of IPO Corp. and the shares of common stock and warrants (including Public Warrants, Founder’s Warrants and Sponsor’s Warrants) of Buyer issued and outstanding immediately prior to the Merger will be deemed for all purposes to represent shares of common stock and warrants of IPO Corp., in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the terms of this Agreement (the Acquisition, Contribution, Founder’s Transactions, Sponsor’s Warrants Sale and Merger, collectively, the “IPO Reorganization”).

J. The managers of each of Parent, Aneth and Seller and the board of directors of each of Buyer, IPO Corp. and Merger Sub have approved this Agreement and have determined that this Agreement, the IPO

Reorganization and the other transactions contemplated hereby are advisable and in the respective best interests of each of Parent, Seller, Aneth, Buyer, IPO Corp. and Merger Sub, respectively, and their respective stockholders, equityholders and/or members.

STATEMENT OF AGREEMENT

In consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE IPO REORGANIZATION AND SHARE PURCHASES

1.1  Closing.   Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 9:00 a.m. Dallas time on the first Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VII hereof (the “Closing Date”), at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by the parties hereto.

1.2  Purchase of Acquisition Interests.  At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer shall (a) purchase from Aneth, and Aneth shall sell and issue to Buyer, the Acquired Interest and (b) pay to Aneth by wire transfer in immediately available funds an aggregate amount equal to the Acquisition Consideration. Simultaneously therewith, Buyer and Seller shall enter into (and Seller shall cause all other members in Aneth to enter into) an amended operating agreement for Aneth in a form mutually agreeable to both parties; provided, however, that the operating agreement shall provide, among other terms, that all excess nonrecourse liabilities allocated under Treasury Regulations Section 1.752-3(a)(3) shall be allocated in accordance with the “excess Section 704(c) method” and shall provide for tax items to be allocated between Seller and IPO Corp. for the taxable year that includes the Contribution based upon a closing of the books.

1.3  Repayment of Debt under Credit Agreements.  Immediately following the purchase described in Section 1.2, Aneth shall use the entire amount of the Acquisition Consideration received for the Acquired Interest to repay, by wire transfer in immediately available funds, in respect of certain amounts due under the Credit Agreements, in accordance with the terms thereof. As a result of such debt repayment, there shall be no amounts outstanding under the 2nd Lien Agreement. Immediately following such debt repayment, the parties hereto intend to effect the Contribution.

1.4  Contribution.  At the Closing, immediately following the debt repayment as described in Section 1.3, upon the terms and subject to the conditions of this Agreement, Seller shall contribute the Contribution Interest to IPO Corp. and in exchange therefor IPO Corp. shall issue to Seller the Contribution Consideration. As used herein, the “Contribution Consideration” means:(a) 9,200,000 shares of IPO Corp. Common Stock, less 200,000 shares for employee retention equity awards if directed by Seller, which, if forfeited, will be issued to Seller (“Retention Shares”); (b) warrants to purchase 4,600,000 shares of IPO Corp. Common Stock to be treated as “Founders’ Warrants” pursuant to the New Warrant Agreement to be entered into at the Closing (such warrants, the “Seller’s Warrants”); and (c) 1,385,000 Earnout Shares. At the Closing, in addition to the Contribution Consideration, IPO Corp. shall issue the Retention Shares to or for the benefit of eligible employees of Seller, if directed by Seller.

1.5 Founder Transactions.

(a) At or immediately prior to the Closing, that certain Co-Investment Securities Purchase Agreement, dated as of September 26, 2007, by and between Buyer and Thomas O. Hicks (the “Co-Investment Agreement”) shall be terminated.

(b) At the Closing, immediately prior to the Merger, 7,335,000 shares of Buyer Common Stock held by Founder shall be cancelled, forfeited and retired.

(c) At the Closing, immediately prior to the Merger, 4,600,000 Founder’s Warrants held by Founder shall be cancelled and forfeited. To permit the cancellation contemplated pursuant to this Section 1.5(b), the Founder’s Warrants shall be amended by the Warrant Agreement Amendment.

(d) At the Closing, immediately prior to the Merger, Founder shall sell to Seller and Seller shall purchase from Founder 2,333,333 Sponsor’s Warrants and, in exchange therefor, Seller shall pay Founder an aggregate amount equal to $1,166,666.50 payable by wire transfer in immediately available funds. To permit the sale contemplated pursuant to this Section 1.5(d), the Sponsor’s Warrants shall be amended by the Warrant Agreement Amendment.

1.6  The Merger.

(a) At the Closing, immediately following completion of the Acquisition and debt repayment and simultaneously with the Contribution, upon the terms and subject to the terms and subject to the conditions of this Agreement, Merger Sub shall merge with and into Buyer, with Buyer continuing as the surviving corporation and a wholly-owned subsidiary of IPO Corp, by filing a certificate of merger with respect to such Merger (the “Certificate of Merger”), which Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with the DGCL, and reasonably acceptable to Buyer, IPO Corp. and Seller, and the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Buyer, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation”. As used in this Agreement, the term “Merger Effective Time” shall mean the date and time when the Merger becomes effective.

(b) At the Merger Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Buyer Common Stock to be canceled pursuant to Section 1.5(b), shall be automatically converted into and become the right to receive one fully paid and nonassessable share of IPO Corp. Common Stock from IPO Corp. (the “Merger Consideration”); provided, that 1,865,000 shares of IPO Corp. Common Stock to be received by Founder in the Merger shall be restricted Earnout Shares. As a result of the Merger, at the Merger Effective Time, each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of the shares of Buyer Common Stock represented by such Certificate immediately prior to the Merger Effective Time, all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 1.8(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 1.8(d)).

(c) Each share of Buyer Common Stock owned by Buyer, immediately prior to the Merger Effective Time shall automatically be extinguished without any conversion, and no consideration shall be delivered in respect thereof.

1.7  Warrants.

(a) Pursuant to the Merger, all Public Warrants shall, by operation of an amendment in substantially the form of Exhibit A hereto (the “Warrant Agreement Amendment”), be treated as follows:

(i) Each Public Warrant will be converted into either (x) the right to receive $0.55 in cash (the “Cash Consideration”) or (y) a warrant to purchase one share of IPO Corp. Common Stock (the “New Warrant Consideration” and together with the Cash Consideration, the “Warrant Consideration”) pursuant to a warrant agreement in the form of Exhibit B hereto (the “New Warrant Agreement”), in each case as the holder of Public Warrants shall have elected or be deemed to have elected (an “Election”) in accordance with Section 1.7(a)(ii). All such Public Warrants, when so amended and converted, will automatically be retired and will cease to be outstanding, and the holder of a warrant certificate (a “Warrant Certificate”) that, immediately prior to the Merger Effective Time, represented outstanding Public Warrants will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Warrant Certificate the applicable Warrant Consideration (in each case, either that provided in clause (x) or clause (y) of this clause (i), as applicable).

(ii) Subject to the procedures in Section 1.8(e) and the limitations in Section 1.7(a)(iv), each holder of Public Warrants outstanding immediately prior to the Election Date who makes a valid Election to receive the New Warrant Consideration will be entitled to receive the New Warrant Consideration in respect of such Public Warrants (the “New Warrant Election Warrants”); provided that, notwithstanding anything in this Agreement to the contrary, a holder of a Public Warrant shall not be able to make a valid election to receive the New Warrant Consideration for any Public Warrants that it voted against the Warrant Agreement Amendment. All holders of Public Warrants immediately prior to the Election Date who do not make a valid Election for New Warrant Election Warrants will be deemed to have elected to receive the Cash Consideration in respect of their Public Warrants.

(iii) Notwithstanding anything in this Agreement to the contrary:

(A) the maximum number of Public Warrants to be converted into the right to receive the New Warrant Consideration will be equal to the Warrant Cap; and

(B) the minimum number of Public Warrants to be converted into the right to receive the Cash Consideration will be equal to (x) the number of Public Warrants outstanding immediately prior to the Effective Time less (y) the Warrant Cap.

(iv) Notwithstanding anything in this Agreement to the contrary, to the extent the aggregate number of New Warrant Election Warrants exceeds the Warrant Cap, the New Warrant Consideration will be prorated as follows:

(A) all Public Warrants for which Elections to receive the Cash Consideration have been made or deemed to have been made (the “Cash Election Warrants”) will be converted into the right to receive the Cash Consideration; and

(B) the New Warrant Election Warrants will be converted into the right to receive the Cash Consideration and the New Warrant Consideration in the following manner: (1) the number of New Warrant Election Warrants covered by each Form of Election to be converted into New Warrant Consideration will be determined by multiplying the number of New Warrant Election Warrants covered by such Form of Election by a fraction, (x) the numerator of which is the Warrant Cap and (y) the denominator of which is the aggregate number of New Warrant Election Warrants; and (2) all New Warrant Election Warrants not converted into New Warrant Consideration in accordance with clause (1) will be converted into the right to receive the Cash Consideration in respect thereof.

(b) Pursuant to the Merger, each Founder’s Warrant and each Sponsor’s Warrant, by operation of the Warrant Agreement Amendment, will be converted into a warrant to purchase one share of IPO Corp. Common Stock (the “New Founder’s Warrants” and the “New Sponsor’s Warrants”). All such Founder’s Warrants and Sponsor’s Warrants, when so converted, will automatically be retired and will cease to be outstanding, and the holder of a Warrant Certificate that, immediately prior to the effective time of the Merger, represented outstanding Founder’s Warrants or Sponsor’s Warrants will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Warrant Certificate, the New Founder’s Warrants or New Sponsor’s Warrants, as applicable. The New Founder’s Warrants and New Sponsor’s Warrants will have the terms and conditions set forth in the New Warrant Agreement.

1.8  Exchange of Shares and Certificates.

(a) Deposit with Exchange Agent.  Prior to the Closing, Buyer, IPO Corp., Founder and Seller shall engage the Exchange Agent. At or prior to the Closing, IPO Corp. shall deposit with the Exchange Agent, in trust for the benefit of Seller and holders of shares of Buyer Common Stock and Buyer Warrants prior to the Closing, certificates representing the shares of IPO Corp. Common Stock and warrants issuable pursuant to Sections 1.4 and 1.6 (or appropriate alternative arrangements shall be made if such securities will be issued in book-entry form).

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Closing, and in any event within three (3) Business Days after the Closing, IPO Corp. shall cause the Exchange Agent to distribute to Seller the number of shares of IPO Corp. Common Stock (including Earnout Shares) issuable pursuant to the Contribution.

(ii) As soon as reasonably practicable after the Closing, and in any event within three (3) Business Days after the Closing, IPO Corp. shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Closing represented outstanding shares of Buyer Common Stock (the “Certificates”), which at the Closing became entitled to receive shares of IPO Common Stock, pursuant to Section 1.6 hereof, instructions for use in obtaining certificates representing whole shares of IPO Corp. Common Stock (or alternative instructions if such shares will be issued in book-entry form). Upon delivery of the Certificate and any power of attorney or similar document as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive that number of whole shares of IPO Corp. Common Stock to which such holder is entitled pursuant to Section 1.6.

(iii) Notwithstanding the time of delivery, the shares of IPO Corp. Common Stock distributed pursuant to this Section 1.8 shall be deemed issued at the time of the Closing.

(iv) All shares of IPO Corp. Common Stock issued or distributed in accordance with the terms of this ARTICLE I, shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the shares of Buyer Common Stock in connection with the Merger and/or the Contribution, as applicable.

(c) No Liability.  None of Buyer, Parent, Aneth, IPO Corp. Seller, or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of IPO Corp. Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares or IPO Corp. Common Stock receivable pursuant to the Merger; provided, however, that IPO Corp. may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to IPO Corp., or a bond in such sum as IPO Corp. may reasonably direct as indemnity, against any claim that may be made against IPO Corp. or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

(e) Warrant Election/Exchange Procedures.

(i) Public Warrants.

(A) Buyer will authorize the Exchange Agent to receive Elections and to act as exchange agent hereunder with respect to the Merger.

(B) Buyer will prepare, for use by the holders of Public Warrants in surrendering Warrant Certificates, a form (the “Form of Election”) pursuant to which each holder of Public Warrants may make an Election. The Form of Election will be delivered to such Warrant holders by means and at a time upon which Buyer and IPO Corp. will mutually agree.

(C) An Election will have been properly made only if a Form of Election properly completed and signed and accompanied by the Public Warrant certificate or certificates to which such Form of Election relates (1) is received by the Exchange Agent prior to the date and time of the special meeting of warrantholders being held to approve the Warrant Agreement Amendment (the “Election Date” and the “Special Meeting of Warrantholders”) or (2) is delivered to the Exchange Agent at the Special Meeting of Warrantholders.

(D) Any Public Warrant holder may at any time prior to the Election Date change such holder’s Election if the Exchange Agent receives (1) prior to the Election Date written notice of such change accompanied by a properly completed Form of Election or (2) at the Special Meeting of Warrantholders a new, properly completed Form of Election. The Company will have the right in its sole discretion to permit changes in Elections after the Election Date.

(E) Buyer will have the right to make rules, not inconsistent with the terms of this Agreement or the Warrant Amendment Agreement, governing the validity of Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by this section, the issuance and delivery of certificates for the new warrants to purchase IPO Corp. Common Stock into which the Public Warrants are exchangeable in the Merger, and the payment for Public Warrants converted into the right to receive the Cash Consideration in the Merger.

(F) In connection with the above procedures, (1) the holders of Warrant Certificates evidencing Public Warrants will surrender such certificates to the Exchange Agent, (2) upon surrender of a Warrant Certificate the holder thereof will be entitled to receive the applicable Warrant Consideration, and (3) the Warrant Certificates so surrendered will forthwith be canceled.

(ii) Founder’s Warrants and Sponsor’s Warrants.  As soon as practicable after the closing of the Merger, (a) the holders of Warrant Certificates evidencing Founder’s Warrants and Sponsor’s Warrants will surrender such Warrant Certificates to IPO Corp., (b) upon surrender of a Warrant Certificate pursuant to this section the holder thereof will be entitled to receive the New Founder’s Warrants or the New Sponsor’s Warrants, as applicable, and (c) the Warrant Certificates so surrendered will forthwith be canceled.

(iii) Lost, Stolen or Destroyed Warrant Certificates.  In the event any Warrant Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Warrant Certificates, upon the making of an affidavit of that fact by the holder thereof, such warrants receivable pursuant to the Merger; provided, however, that IPO Corp. may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Warrant Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to IPO Corp., or a bond in such sum as IPO Corp. may reasonably direct as indemnity, against any claim that may be made against IPO Corp. or the Exchange Agent in respect of the Warrant Certificates alleged to have been lost, stolen or destroyed.

1.9  Charters and Bylaws of IPO Corp..  IPO Corp.’s certificate of incorporation and bylaws shall be amended and restated prior to the Contribution and Merger, and IPO Corp.’s certificate of incorporation and bylaws shall be as set forth on Exhibit C hereto and Exhibit D hereto, respectively, and shall continue to be the certificate of incorporation and bylaws of IPO Corp. until thereafter amended in accordance with the provisions thereof and applicable Law.

1.10  Board of Directors.  On or prior to the Closing, the boards of directors of IPO Corp. and the Surviving Corporation shall cause the number of directors that will comprise the full board of directors of IPO Corp. and the Surviving Corporation, respectively, at the Closing to be as set forth on Schedule 1.10. The members of the board of directors of IPO Corp. and the Surviving Corporation at the Closing shall be determined in accordance with Schedule 1.10; provided, that appropriate provisions shall be made for a staggered board of IPO Corp. as set forth therein.

1.11  Taking of Necessary Action; Further Action.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, IPO Corp. and its officers and directors, in the name and on behalf of IPO Corp., the Surviving Corporation and the Companies, will take all such lawful and necessary action.

1.12  IPO Corp. Incentive Plan.  At Closing, IPO Corp. shall adopt the Resolute Energy Corporation 2009 Performance Incentive Plan, as set forth on Exhibit F hereto (“Incentive Plan”).

1.13  Termination of HACI Registration Rights Agreement.  At Closing, the HACI Registration Rights Agreement shall be terminated by HACI and the other parties party thereto.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Parent and Seller represent and warrant to Buyer as follows:

2.1  Due Organization.  Each of Parent and Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.2  Authorization and Validity of Agreement.  Each of Parent and Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance by each of Parent and Seller of this Agreement and the consummation by each of Parent and Seller of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action, including the approval of the managers and requisite members of each of Parent and Seller, and no other action on the part of Parent or Seller is or will be necessary for the execution, delivery and performance by Parent and Seller of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Seller and is a legal, valid and binding obligation of Parent and Seller, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

2.3  No Conflict.  Except as set forth on Schedule 2.3 and except as would not prevent, materially hinder or materially delay the ability of each of Parent and Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, the execution, delivery and performance by each of Parent and Seller of this Agreement and the consummation by it of the transactions contemplated hereby:

(a) will not violate any provision of applicable laws, rules, regulations, statutes, codes, ordinances or requirements of any Governmental Authority (collectively, “Laws”), order, judgment or decree applicable to Parent or Seller;

(b) will not require any consent, authorization or approval of, or filing with or notice to, any Governmental Authority under any provision of Law applicable to Parent or Seller, except for the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable antitrust or competition laws outside the United States, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates or that Buyer or its Affiliates are otherwise required to obtain;

(c) will not violate any provision of the certificate of formation or limited liability company agreement of either Parent or Seller; and

(d) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Parent and Seller under, any material indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which either Parent or Seller is a party or by which it or any of its assets is bound.

2.4  Ownership of Seller Interests.  Parent is and will be on the Closing Date the record and beneficial owner and holder of all of the outstanding Seller Interests, free and clear of all Liens, other than those Liens disclosed on Schedule 2.4. Except as set forth on Schedule 2.4, Parent has no other equity interests or rights to acquire equity interest in Seller. Such Seller Interests are not subject to any contract restricting or otherwise relating to the voting, dividend rights or disposition of such Seller Interests, except as set forth on Schedule 2.4.

2.5  Legal Proceedings.  There are no Proceedings pending, or, to the knowledge of Parent or Seller, threatened against Parent or Seller, before any Governmental Authority which seeks to prevent Parent or Seller from consummating the transactions contemplated by this Agreement.

2.6  IPO Corp. and Merger Sub.  Each of IPO Corp. and Merger Sub: (a) has been formed for the sole purpose of effectuating the transactions contemplated by this Agreement; (b) has not conducted any business activities; and (c) does not have any material Liabilities. As of the date hereof, (x) Seller owns all of the outstanding equity interests in IPO Corp. and (y) IPO Corp. owns all of the equity interests in Merger Sub. Except as set forth on Exhibit F, there are no other equity interests of either IPO Corp or Merger Sub authorized, issued, reserved for issuance or outstanding and there are no contracts, commitments, options, warrants, calls, rights, puts, convertible securities, exchangeable securities, understandings or arrangements by which either IPO Corp. or Merger Sub is or may be bound to issue, redeem, purchase or sell additional equity interests or securities convertible into or exchangeable for any other equity interest of IPO Corp. or Merger Sub, except as set forth in this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING COMPANIES

Seller represents and warrants to Buyer that, except as set forth in the Schedules hereto:

3.1  Due Organization of the Companies.  Each of the Companies is a limited liability company or corporation duly formed or incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite limited liability company or corporate power, as applicable, and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary.

3.2  Authorization and Validity of Agreement.  The execution, delivery and performance by Aneth of this Agreement and the consummation by Aneth of the transactions contemplated hereby have been duly authorized by its members, and no other limited liability company action on the part of Aneth is necessary for the execution, delivery and performance by Aneth of this Agreement and the consummation by Aneth of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Aneth and is a legal, valid and binding obligation of Aneth, enforceable against Aneth in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

3.3  Seller Subsidiaries.

(a) Schedule 3.3(a) lists all direct or indirect Subsidiaries of Seller and the issued and outstanding equity interests of each such Subsidiary. Ownership interests of the Excluded Subsidiaries identified on Schedule 3.3(a) are not included in the Contribution Interest.

(b) Each of the Companies has all requisite company power and authority to own its properties and assets and to carry on its business as it is now being conducted, except where failure to have such power and authority or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Companies.

3.4  Capitalization.  Schedule 3.4 sets forth a true, correct and complete list, as of the date hereof, of all of the outstanding equity interests of each of the Companies, and except as set forth on Schedule 3.4, which constitute the Contribution Interest. Each of the outstanding equity interests of the Companies is duly authorized, validly issued, and if a corporation, fully paid and non-assessable, and is directly owned of record by the holders set forth on Schedule 3.4, free and clear of any Liens, other than Permitted Liens. There are no other equity interests of any of the Companies authorized, issued, reserved for issuance or outstanding and there are no contracts, commitments, options, warrants, calls, rights, puts, convertible securities, exchangeable securities, understandings or arrangements by which Seller or any Companies are or may be bound to issue, redeem, purchase or sell additional equity interests or securities convertible into or exchangeable for any other equity interest of any Companies. Except as set forth on Schedule 3.4, neither Seller nor any of the Companies are a party to any partnership agreement, stockholders agreement or joint venture agreement with any other third Person with respect to the Contribution Interest. There are no dividends or other distributions with respect to the Companies that have been declared but remain unpaid.

3.5  Consents and Approvals.  Neither the execution and delivery of this Agreement by Seller, IPO Corp., Merger Sub and Aneth nor the consummation by Seller, IPO Corp., Merger Sub and Aneth of the transactions contemplated hereby will require on the part of Seller, IPO Corp., Merger Sub and Aneth or any of the other Companies any action, consent, order, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, including any approval by the U.S. Department of Interior, the BIA, the Navajo Nation, or NNOG pursuant to the IMDA or otherwise and will not result in any additional liabilities for site investigation or cleanup, or require the consent, authorization or approval of, or filing with or notice to, any Governmental Authority, pursuant to any Environmental Law, including any so-called “transaction-triggered” or “responsible property transfer” requirements, except: (a) for any applicable filings required under the HSR Act and any other applicable antitrust or competition laws outside the United States; (b) notice under the NNOG Contract pursuant to Section 4.02(b)(ii) of the First Amendment of the NNOG Contract; or (c) where the failure to obtain such action, consent, order, approval, authorization or permit, or to make such filing or notification, would not prevent the consummation of the transactions contemplated hereby.

3.6  No Conflict.  Neither the execution and delivery of this Agreement by Seller, IPO Corp., Merger Sub and Aneth nor the consummation by Seller, IPO Corp., Merger Sub and Aneth of the transactions contemplated hereby will: (a) conflict with or violate the certificates of formation or incorporation of Seller, IPO Corp., Merger Sub and Aneth, respectively, or their respective operating agreements and bylaws; (b) except as described on Schedule 3.6 with respect to the Credit Agreements and the NNOG Contract, result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or the trigger of any material charge, fee, payment or requirement of consent under, or result in the imposition of any Lien, other than a Permitted Lien, on any assets or property of the Companies pursuant to any Material Contract or other material indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement arrangement, commitment, letter of intent, instrument, promise, or other similar understanding, whether written or oral (each, a “Contract”) to which the Companies are a party or by which the Companies, IPO Corp., Merger Sub and or any of their assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained; (c) result in any additional liabilities for site investigation or cleanup; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.5 and this Section 3.6 are duly and timely obtained or made, violate any Law, order, writ, injunction, decree, statute, rule or regulation applicable to the Companies, IPO Corp., and Merger Sub or any of their respective assets and properties, except for such conflicts, violations, breaches or defaults which would not prevent the consummation of the transactions contemplated hereby.

3.7  Financial Statements.  Set forth on Schedule 3.7 are the following financial statements (collectively the “Financial Statements”):

(a) audited combined balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2007 and December 31, 2008 for the Companies; and

(b) unaudited combined balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Interim Financial Statements”) as of and for the three months ended March 31, 2009 (the “Balance Sheet Date”) for the Companies.

The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, present fairly, in all material respects (or consistent with GAAP), the financial condition of the Companies as of such dates and the results of operations of the Companies for such periods, and are consistent, in all material respects, with the books and records of the Companies; provided, however, that the Interim Financial

Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Since the Balance Sheet Date, the Companies have not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP or to conform a Company’s accounting policies and practices to another Company. Prior to the filing of the Proxy/Registration Statement, Seller shall deliver to Buyer the audited combined balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008 for the Companies, and they shall be deemed to be included in the Financial Statements.

3.8  [Reserved].

3.9  Absence of Material Adverse Change.  Except as set forth on Schedule 3.9 and otherwise contemplated by this Agreement, since December 31, 2008, the business of the Companies has been conducted only in the ordinary course consistent with past practice, and there have not been any events, changes or developments which would reasonably be expected to have a Material Adverse Effect on the Companies.

3.10  Absence of Undisclosed Liabilities.  None of the Companies, IPO Corp. or Merger Sub has any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) which would be required to be set forth on a balance sheet prepared in accordance with GAAP, except: (a) liabilities reflected on the balance sheet of the Companies at March 31, 2009 or the notes thereto, included in the Financial Statements; (b) liabilities incurred since March 31, 2009 in the ordinary course of business consistent with past practice which, individually or in the aggregate, are not material and are of the same character and nature as the liabilities reflected on the Financial Statements); (c) liabilities incurred in connection with the transactions contemplated hereby; (d) immaterial liabilities; and (e) obligations and liabilities on Schedule 3.10 or as otherwise disclosed in this Agreement (including the Schedules hereto).

3.11  Real and Personal Properties.

(a) Schedule 3.11(a) contains a complete and correct list of all of the Leased Real Property. With respect to each Leased Real Property, a Company owns a leasehold estate in such Leased Real Property, free and clear of all Liens except Permitted Liens. No material default by the Companies, or to the Knowledge of Seller, the applicable landlord, exists under any lease with respect to the Leased Real Property and each material lease with respect to the Leased Real Property is legal, valid, binding and enforceable and in full force and effect.

(b) Schedule 3.11(b) sets forth a complete and correct list of all Owned Real Property. With respect to each Owned Real Property: (i) a Company owns title in fee simple to such Owned Real Property, free and clear of all Liens except for Permitted Liens; (ii) there are no material outstanding options or rights of first refusal in favor of any other Person to purchase or lease such Owned Real Property or any portion thereof or interest therein; and (iii) there are no material leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property.

(c) Each of the Companies has good title to all of the material assets (other than Owned Real Property) reflected in its most recent balance sheet included in the Financial Statements as being owned and all material assets thereafter acquired by such Companies (except to the extent that such assets have been disposed of after the date of the latest balance sheet in the Financial Statements in the ordinary course of business consistent with past practice or pursuant to existing contracts), free and clear of all Liens other than Permitted Liens, and all other material assets used in the businesses of the Companies are leased or licensed by the Companies, or the Companies have another contractual right to use, such assets.

3.12  Tax Matters.

(a) Certain Defined Terms.  For purposes of this Agreement, the following definitions shall apply:

(i) The term “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any Governmental Authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security, oil and gas or other similar taxes, including any interest or penalties attributable thereto.

(ii) The term “Returns” shall mean all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Returns Filed and Taxes Paid. (i) All material Returns required to be filed by or on behalf of the Companies have been duly filed on a timely basis and all such Returns are complete and correct in all material respects; (ii) all material Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis and no other material Taxes are payable by the Companies with respect to items or periods covered by such Returns or with respect to any period prior to the date of this Agreement; (iii) each of the Companies has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired; and (iv) there are no material liens on any of the assets of any of the Companies with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that any of the Companies is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(c) Tax Deficiencies; Audits; Statutes of Limitations.  Except in the case of audits, actions or proceedings for which appropriate reserves have been established on the Financial Statements in accordance with GAAP: (i) there is no audit by a governmental or taxing authority in process or pending with respect to any material Returns of the Companies; (ii) no deficiencies have been asserted, in writing, with respect to any material Taxes of the Companies and none of the Companies has received written notice that it has not filed a material Return or paid material Taxes required to be filed or paid by it; and (iii) none of the Companies are parties to any action or proceeding for assessment or collection of any material Taxes, nor has such event been asserted, in writing against the Companies or any of their assets.

3.13  Compliance with Laws; Permits.  Each of the Companies is, and to the Knowledge of Seller has been, in compliance in all material respects with all Laws which apply to such entity, except where past non-compliance would not reasonably be expected to have a Material Adverse Effect. None of the Companies has received any (a) written communication or (b) to the Knowledge of Seller, oral communication, in each case during the past three (3) years from a Governmental Authority that alleges that such Person is not in compliance in all material respects with any Law. Neither the Companies nor any director, officer, agent, employee or Affiliate of the Companies has taken any action, directly or indirectly, that would result in a violation by such persons of the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder. Neither the Companies nor any director, officer, agent, employee or Affiliate of the Companies is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Each of the Companies owns, holds or possesses all material permits, licenses, franchises, orders, consents, approvals and authorizations from Governmental Authorities (“Permits”) that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business, or timely application has been made for certain Permits for certain near-term planned business operations and their issuance is pending. Each such Permit held or possessed by the Companies is in full force and effect in all material respects, and the Companies are in compliance in all material respects with such Permits.

3.14  Legal Proceedings.

(a) Except as set forth on Schedule 3.14(a), there are no material writs, injunctions, decrees, orders, judgments, lawsuits, claims, actions, suits, arbitrations, investigations or proceedings (collectively, “Proceedings”) pending against or affecting the Companies at law or in equity, or before or by any federal, state, tribal, municipal, foreign or other governmental department, commission, board, bureau, agency, court or instrumentality, whether domestic or foreign, including any such department, commission board, bureau, agency, court or instrumentality of or within the BIA or the Navajo Nation (“Governmental Authority”); and

(b) Except as set forth on Schedule 3.14(b), the Companies are not subject to any material order, writ, injunction, judgment or decree of any court or any Governmental Authority.

3.15  Environmental Matters.

(a) Except as set forth on Schedule 3.15(a):

(i) the Companies are in and have been in material compliance with all applicable Environmental Laws and all Environmental Licenses and Permits;

(ii) the Companies possess all material Environmental Licenses and Permits required under applicable Environmental Law for them to occupy the Company Assets and to operate as they currently operate and, to the Knowledge of Seller, each such Environmental License and Permit is in full force and effect, free from breach, and the transactions will not adversely affect them;

(iii) there are no pending, or to the Knowledge of Seller, threatened Proceedings and the Companies have not received any written notice or claim against them alleging a material violation of any Environmental Laws, other than such Proceedings, notices or claims that have been resolved in all material respects as of the date hereof;

(iv) the Companies have not treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substances, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any material liability, including any liability for investigation or response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to Environmental Laws;

(v) none of the Companies is (A) subject to any outstanding material order from or material agreement with any Governmental Authority resulting from any judicial or administrative proceedings under any Environmental Laws; or (B) a party to any pending material judicial or administrative proceedings or, to the Knowledge of Seller, the subject of any investigations by any Governmental Authority, pursuant to any Environmental Laws;

(vi) none of the following exists at any property or facility currently or, to the Knowledge of Seller, previously owned or operated by the Companies: (A) under or above-ground storage tanks or unlined production pits; (B) asbestos containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; or (D) landfills, surface impoundments, or disposal areas other than permitted disposal wells and associated facilities and equipment operated in material compliance with all applicable Environmental Laws and all Environmental Licenses and Permits;

(vii) to the Knowledge of Seller, there are no facts or circumstances reasonably expected to pose a material liability against the Companies under any applicable Environmental Law;

(viii) none of the Companies has, either expressly or by operation of Law, assumed or undertaken any material liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws;

(ix) the Companies have provided to Buyer copies of all material environmental site assessment reports and compliance audits, whether draft or final, which are in its possession addressing the Company Assets;

(x) the Companies have not received any unresolved written notice, or to the Knowledge of Seller, oral notice, directed to the Companies that any facility or site to which the Companies, either directly or indirectly by a third Person, has sent any Hazardous Substances for storage, treatment, disposal, or other management has been or is being operated in material violation of Environmental Laws, or pursuant to Environmental Laws is identified or, to the Knowledge of Seller, proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation, or other response action by a Governmental Authority;

(xi) to the Knowledge of Seller, all of the wells located on the Company Assets, have been drilled, completed, and operated in material compliance with applicable Laws, including without limitation applicable Environmental Laws;

(xii) there are no idle wells located on the Company Assets that have been operated by the Companies which have not been plugged or abandoned in accordance with applicable Laws, including without limitation applicable Environmental Laws;

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” shall mean any and all Laws regulating or imposing liability or standards of conduct concerning public health and safety or pollution or protection of the environment, including surface water, groundwater, ambient air, surface or subsurface soil, or wildlife habitat.

(ii) “Environmental Licenses and Permits” shall mean all Permits required pursuant to applicable Environmental Laws.

(iii) “Hazardous Substances” shall mean any substance, pollutant, contaminant, material, or waste, or combination thereof, regulated or subject to liability under any applicable Environmental Law, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, hazardous wastes, toxic substances, asbestos, pollutants, or contaminants defined as such in applicable Environmental Laws.

Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 shall be deemed the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or to liabilities or other obligations arising out of Hazardous Substances.

3.16  Employee Benefit Plans.

(a) Except as set forth on Schedule 3.16(a), neither the Companies nor any ERISA Affiliate, sponsors, maintains, contributes to or has any obligation to maintain, sponsor or contribute to, or has any direct or indirect liability, whether contingent or otherwise, with respect to any material Benefit Plan under which any Business Employee has any present or future right to benefits; the Benefit Plans disclosed on Schedule 3.16(a) being the “Company Benefit Plans.” The Companies have no liability with respect to any Benefit Plan other than the Company Benefit Plans.

(b) The Companies have made available to Buyer correct and complete copies of the following documents with respect to each Company Benefit Plan, to the extent applicable:

(i) any governing plan documents and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the three most recent Forms 5500 and all schedules thereto; (iii) the three most recent audited financial statements; (iv) the most recent determination or opinion letter from the Internal Revenue Service; (v) the most recent summary plan description, any subsequent summary of material modification, and any other written communication to any Business Employees concerning benefits provided under a Company Benefit Plan; (vi) discrimination testing results for the three most recent plan years; and (vii) an accurate written description of each unwritten Company Benefit Plan.

(c) Each Company Benefit Plan has been established and administered in all material respects in compliance with its terms and all applicable Laws. Except as would not have a Material Adverse Effect on the Companies, each Company Benefit Plan that is intended to be qualified under section 401(a) of the Code either (i) has received a favorable determination letter from the Internal Revenue Service regarding such qualification (covering all tax law changes required through the Companies’ most recent submission period under the five-year remedial amendment cycle established by the Internal Revenue Service), or (ii) is adopted on a prototype plan entitled to rely on the opinion letter issued by the Internal Revenue Service as to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2005-16; and there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA, the Code, or any other applicable law.

(d) Other than routine claims for benefits, to the Knowledge of Seller and of the Companies, no Liens, lawsuits or complaints to or by any person or Governmental Authority have been filed against any Company Benefit Plan, the Companies or any other person or party in respect of any Company Benefit Plan and, to the Knowledge of Seller and of the Companies, no such Lien, lawsuit, or complaint is contemplated or threatened with respect to any Company Benefit Plan, except for any of the foregoing that would be material to any of the Companies. No material litigation, administrative or other investigation or proceeding involving any Company Benefit Plan before the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation has occurred, is pending or, to the Knowledge of Seller, is threatened.

(e) Neither the Companies nor any ERISA Affiliate maintains, contributes or has any liability, whether contingent or otherwise, with respect to, or has within the preceding six years maintained, contributed to or had any liability, whether contingent or otherwise, with respect to any Benefit Plan that is, or has been (i) subject to Title IV of ERISA or the funding standards of section 412 of the Code; (ii) maintained by more than one employer within the meaning of section 413(c) of the Code; (iii) subject to sections 4063 or 4064 of ERISA; (iv) a “multiemployer plan” as defined in section 3(37) of ERISA; or (v) a “multiple employer welfare arrangement” as defined in section 3(40) of ERISA.

(f) Neither the Companies (including their ERISA Affiliates) nor, to the Knowledge of Seller and of the Companies, any other “party in interest” or “disqualified person” with respect to any Company Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of section 406 of ERISA or section 4975 of the Code involving such Company Benefit Plan that, individually or in the aggregate, could reasonably be expected to subject any of the Companies to a material tax imposed by section 4975 of the Code or a material penalty imposed by section 501 or 502 of ERISA. To the Knowledge of Seller and of the Companies, no fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable law in connection with the administration or investment of the assets of any Company Benefit Plan.

(g) All liabilities or expenses of each of the Companies in respect of any Company Benefit Plan (including workers compensation) that have not been paid have been properly accrued on the applicable Company’s most recent Financial Statements in compliance with GAAP. All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Company Benefit Plan, or in accordance with applicable law, as of the date hereof have been timely made or reflected on the applicable Company’s Financial Statements in accordance with GAAP.

(h) None of the Companies has any obligation to provide or make available post-employment benefits under any Company Benefit Plan that is a “welfare plan” (as defined in section 3(1) of ERISA) for any Business Employee, except as may be required under Part 6 of Subtitle B of Title I of ERISA and at the sole expense of such individual. There are no reserves, assets, surpluses or prepaid premiums with respect to any Company Benefit Plan that is a welfare plan.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any Business Employee, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, (iv) result in a non-exempt “prohibited transaction” as defined in section 406 of ERISA or section 4975 of the Code, or (v) result in the payment of any amount that could (alone or in combination with any other payment) constitute an “excess parachute” payment as defined in section 280G(b)(1) of the Code. No Business Employee has or will obtain a right to receive a gross-up payment from any of the Companies with respect to any excise tax that may be imposed upon such individual pursuant to section 409A or 4999 of the Code.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in section 1.409A-1(a) of the Treasury Regulations, and any award thereunder, in each case that is subject to section 409A of the Code, has been operated since January 1, 2005 (i) prior to January 1, 2009, in compliance in all material respects with section 409A of the Code, based upon a good faith, reasonable interpretation of section 409A of the Code and either the final regulations issued thereunder or Internal Revenue Service Notice 2005-1; and (ii) after December 31, 2008, in strict compliance with section 409A of the Code and the final regulations issued thereunder.

(k) The Companies may amend or terminate any Company Benefit Plan (other than an employment Contract or any similar Contract that cannot be amended or terminated without the consent of the other party) at any time without incurring liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination.

(l) As of the date hereof, the aggregate amounts outstanding and payable by Parent, Seller and the Companies under the alternative cash award program authorized by the managers of each of Parent and Seller by unanimous written consent dated May 29, 2008, and any such similar program, is set forth on Schedule 3.16(l).

3.17  Employment.  There are no material Proceedings pending or, to the Knowledge of Seller, threatened involving Seller or any of the Companies and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To the Knowledge of Seller, since June 30, 2009, there has been: (a) no new labor union organizing or attempting to organize any employee of Seller or any of the Companies into one or more collective bargaining units with respect to their employment with Seller or any of the Companies; and (b) no labor dispute, or other collective labor action by or with respect to any employees of Seller or any of the Companies is pending or threatened against Seller or any of the Companies. Except as set forth on Schedule 8.1. Neither Seller nor any of the Companies is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of Seller or any of the Companies, other than what has been previously provided for review, and no such new agreement is currently being negotiated. Seller and the Companies are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any material Proceeding involving unfair labor practices against Seller or any of the Companies pending.

3.18  Intellectual Property.

(a) Schedule 3.18(a) sets forth a list of all material Intellectual Property which is owned by or used in connection with the business of the Companies and which has been registered or issued, or for which applications to register or obtain issuance have been filed and are pending anywhere in the world (the “Company Intellectual Property”), an indication of the jurisdictions in which such filings have been made and the status thereof. To the extent indicated in Schedule 3.18(a), such Company Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office, the United States Patent and Trademark Office or any similar national or local foreign intellectual property authority. Since January 1, 2009, no application or registration for any Company Intellectual Property that is owned by the Companies which is material to the business of the Companies as presently conducted has been finally rejected on the merits of such filing without right to further appeal.

(b) Except as set forth in Schedule 3.18(b):

(i) each of the Companies possesses all right, title and interest in and to the material Company Intellectual Property which it owns, free and clear of any Lien or license other than Permitted Liens, and all material registered patents, trademarks, service marks and copyrights listed in Schedule 3.18(b) are valid and subsisting, in full force and effect, and have not been canceled, expired or abandoned;

(ii) no claims are pending or, to the Knowledge of Seller, threatened, (A) challenging the ownership, enforceability, validity, or use by the Companies of any material Company Intellectual Property, or (B) alleging that the Companies are materially violating, misappropriating or infringing the rights of any Person with regard to any material Company Intellectual Property;

(iii) to the Knowledge of Seller, (A) no Person is infringing the rights of the Companies with respect to any material Company Intellectual Property owned by them and (B) the operation of the business of the Companies as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person; and

(iv) the Companies take and have taken commercially reasonable actions to maintain and preserve all material Company Intellectual Property.

3.19  Material Contracts.

(a) Schedule 3.19(a) sets forth a true and complete list of all the Material Contracts of the Companies that are outstanding or in effect on the date of this Agreement. As used herein, “Material Contracts” means all of the following:

(i) any Contract restricting the ability of an entity or any of its Affiliates to enter into or engage in any line of business or compete with any Person;

(ii) a Contract under which the Companies have incurred Indebtedness or directly or indirectly guaranteed Indebtedness, liabilities or obligations of any other Person (other than inter-company Indebtedness owed among the Companies) that, individually, is in excess of $2,000,000;

(iii) a Contract involving any joint venture or partnership involving a potential annual commitment or annual payment by any of the Companies in excess of $5,000,000 (unless terminable without payment or penalty upon no more than ninety (90) days’ notice);

(iv) the principal Contract (and no ancillary or other related agreements) used to effectuate (A) a material acquisition, divestiture, merger or similar transaction that has not been consummated or that has been consummated since January 1, 2007, but contains representations, covenants, indemnities or other obligations that are still in effect and (B) the 2004 acquisition from Chevron Corporation and the 2006 acquisition from ExxonMobil Corporation;

(v) that imposes any material confidentiality, standstill or similar obligation on the Companies, except for those entered into in the ordinary course of business or in connection with the process to sell the Companies;

(vi) that contains a right of first refusal, first offer or first negotiation, except in the ordinary course of business;

(vii) pursuant to which the Companies have granted any exclusive marketing, sales representative relationship, consignment or distribution right to any third party, except in the ordinary course of business;

(viii) other than leases for Leased Real Property, any Contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in the excess of $5,000,000;

(ix) a Contract involving product sales agreements of material amounts of products that cannot be cancelled by Seller or the Companies upon sixty (60) days notice without penalty to Seller or the Companies;

(x) any material seismic data license or acquisition agreement; and

(xi) a Contract involving any Governmental Authority within the Navajo Nation or Affiliate of the Navajo Nation, including but not limited to that certain Cooperative Agreement effective as of October 22, 2004 between Resolute Natural Resources Company and NNOG, as amended by that certain First Amendment of Cooperative Agreement effective as of October 21, 2005 (the “First Amendment”) (as amended by the First Amendment, the “NNOG Contract”).

(b) Except as set forth in Schedule 3.19(b), none of the Companies is (with or without the lapse of time or the giving of notice, or both) in breach or default of or under any Material Contract and, to the Knowledge of Seller, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for breaches and defaults which would not reasonably be expected to result in a Material Adverse Effect on the Companies. To the Knowledge of Seller, as of the date of this Agreement, except as disclosed in Schedule 3.19(b), none of the Companies has received any written notice of the intention of any Person to terminate any Material Contract. Complete and correct copies of all Material Contracts have been made available to Buyer prior to the date of this Agreement.

3.20  Customers and Suppliers.

(a) Schedule 3.20(a) sets forth a complete list of the five (5) largest customers of the Companies (on a combined basis and by volume of sales to such customers) for the most recent fiscal year (collectively, the “Major Customers”). Except as set forth on Schedule 3.20(a), since December 31, 2008 none of the Major Customers has notified the Companies, in writing or to the Knowledge of Seller, orally, that such Major Customer intends to terminate its relationship with the Companies. The Companies have not received any notice regarding the insolvency of any of the Major Customers.

(b) Since December 31, 2008, none of the Companies’ material suppliers has terminated, or threatened in writing to terminate, its relationship with the Companies.

3.21  Transactions with Affiliates.  Except as set forth herein, including, without limitation, as set forth in ARTICLE VI hereof or as contemplated or as permitted hereby, the Companies have not engaged in any material transaction, outside the ordinary course of business consistent with past practice with Parent or Seller (excluding current or former members of management of the Companies) or their Affiliates (other than the Companies) since December 31, 2008, which was (a) material to the business of the Companies taken as a whole or (b) undertaken in contemplation of a sale of equity interests of the Companies.

3.22  Insurance.  Schedule 3.22 sets forth a correct and complete list of each material insurance policy that is currently in effect which is presently owned or held by the Companies, insuring the products, physical properties, assets, business, operations, employees, or officers and directors of the Companies. All premiums due on such policies have been paid and no notice of cancellation or termination or intent to cancel, in each case which has not been rescinded, has been received in writing by the Companies with respect to any such insurance policy.

3.23  Brokers, Finders, etc.  Except as set forth on Schedule 3.23, none of Seller or the Companies has employed, or is subject to any valid claim of, any broker, finder or sales agent with this Agreement or the transactions contemplated by this Agreement who might be or is entitled to a fee or commission in connection with such transactions.

3.24  Title to the Company Assets.

(a) Defensible Title.  The Companies have Defensible Title in all material respects to the Company Assets, on an individual field or unit basis and when taken as a whole.

(b) Certain Terms.  For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Company Assets” shall mean the following assets of the Companies (subject to the terms and conditions of this Agreement) as follows:

(A) The undivided interests described on Exhibit E in, and all other right, title and interest of the Companies in and to,(i) the estates created by the leases, licenses, permits and other agreements described in Exhibit E (the “Leases”) and the lands described in Exhibit E (the “Lands”), and all rights and interests of the Companies appurtenant thereto, including without limitation the pertinent oil and gas WIs, NRIs, mineral fee interests, oil, gas and mineral deeds, leases and/or subleases, royalties, overriding royalties, leasehold interests, mineral servitudes, production payments and net profits interests, fee mineral interests, surface estates, fee estates, royalty interests, overriding royalty interests or other non-working or carried interests, reversionary rights, farmout and farmin rights, gas storage rights, operating rights, pooled or unitized acreage, and all other rights, privileges and interests in such oil, gas and other minerals (and the production thereof), and other mineral rights of every nature; (ii) all of the Companies’ rights, privileges, benefits and powers conferred upon the holder of the Leases with respect to the use and occupation of the surface of the Lands that may be necessary, convenient or incidental to the possession and enjoyment of the Leases; (iii) all of the Companies’ rights in respect of any pooled, communitized or unitized acreage located in whole or in part within the Lands by virtue of the Leases, including rights to Production from the pool or unit allocated to any Lease being a part thereof, regardless of whether such production is from the Lands, including those units specifically described on Exhibit E, (iv) all rights, options, titles and interests of the Companies granting the Companies the right to obtain, or otherwise earn interests within the Lands no matter how earned; and (v) all of the Companies’ tenements, hereditaments, appurtenances, surface leases, easements, permits, licenses, servitudes, franchises or rights of way;

(B) Identical undivided interests in, and all other right, title and interest of the of the Companies in and to all of the of the Companies’ oil and gas wells, saltwater disposal and water wells, injection wells and underground injection wells (whether or not currently producing), including those specifically described on Exhibit E (the “Wells”) and all of the Companies’ pipelines, flowlines, plants, gathering and processing systems, platforms, buildings, compressors, meters, tanks, machinery, tools, pulling machines, utility lines, and all of the Companies’ personal property, equipment, fixtures and improvements in or on the Lands now or as of the Closing Date appurtenant thereto or used in connection therewith or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto and all other appurtenances thereunto belonging, whether or not located on the Leases;

(C) All files, records, documentation and data in the Companies’ possession relating to (or evidencing) the Companies’ ownership or rights in the Company Assets, including all of the Companies’ rights and interests in geological data and records, seismic data, information and analysis, whether in digital or paper format, well logs, well files, geological data, records and maps, land and contract files and records, lease files, production sales agreement files, division and transfer order files, written contracts, title opinions and abstracts, legal records, governmental filings, accounting files, data and records, computer hardware and software, production reports, production logs, core sample reports and maps and other materials (whether electronically stored or otherwise) used or held for use by the Companies regarding ownership of the Company Assets or operations and Production which relate to the Company Assets, and other files, documents and records which relate to the Company Assets;

(D) All of the Companies’ contracts and contractual rights, obligations, title and interests, including all permits, orders, Contracts, hedging Contracts, abstracts of title, leases, deeds, unitization agreements, pooling agreements, operating agreements, farmout agreements, farmin agreements, participation agreements, division of interest statements, division orders, transfer orders, participation agreements, drilling contracts, sales contracts, saltwater disposal agreements and other contracts, agreements and instruments applicable to the Company Assets;

(E) All rights, obligations, title and interests of the Companies Company in and to all easements, rights of way, certificates, licenses, authorizations, permits and similar interests and all other rights, privileges, benefits and powers conferred upon the owner and holder of interests in the Company Assets, or concerning software used in conjunction with ownership or operation of the Company Assets;

(F) The Companies’ rights, title, obligations and interests in or concerning any gas or pipeline imbalances affecting the Company Assets;

(G) All of the Companies’ inventories, oil, gas and production in tanks, in storage below the pipeline connection in tanks or upstream of the sales meter (“line fill”) and inventory attributable to the Company Assets;

(H) All of the Companies’ interests in the equipment used by the Companies for the exploration, production, development, collection, transmission, treatment and storage of oil and natural gas and derivative products; and

(I) All of the Companies’ office equipment, computer equipment, light tables, drafting tables, drafting equipment, office supplies, facsimile machines, pool vehicles and any other equipment or furniture not specifically named herein which is used by the in their day to day operations.

(ii) “Defensible Title” shall mean, with respect to the Company Assets, such title held by the Companies that: (A) entitles any of the Companies to receive and retain, without reduction, suspension or termination, not less than the corresponding NRI set forth on Exhibit E for any such Company Asset and a like share of all hydrocarbons produced, saved and marketed from the Company Assets throughout the productive life thereof, except as set forth on Exhibit E; (B) obligates any of the Companies to bear not more than that percentage of costs and expenses relating to the maintenance, development and operation of the WI as set forth on Exhibit E and a like share thereof, without a corresponding increase in the associated WI, except as set forth on Exhibit E; and (C) is free and clear of all liens, mortgages, security interests, encumbrances, burdens and claims of any kind, except for Permitted Encumbrances and Permitted Liens.

(iii) “Permitted Encumbrances” shall mean:

(A) Royalties, overriding royalties, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRI of any Company Asset to less than the NRI set forth on Exhibit E or increase the WI of any Company Asset to more than the WI set forth on Exhibit E;

(B) Division orders and sales contracts terminable without penalty upon no more than thirty (30) days’ notice to Buyer;

(C) Easements, rights of way, servitudes, permits, surface leases, conditions, covenants, exceptions, reservations, surface use restrictions and other surface uses and impediments on, over or in respect to any of the Company Assets that do not, taken as a whole, materially interfere with the operation, value or use of the Company Assets;

(D) Liens relating to the Company Assets securing payments to landlords, operators, mechanics and materialmen and encumbrances securing payment of taxes or assessments that are incident to the exploration, development, operation and maintenance of the Company Assets, are not delinquent or which are being contested in good faith by appropriate action and for which Buyer is notified in writing before the Closing Date or adequate reserves have been maintained in accordance with GAAP;

(E) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of the applicable Company Asset if the same are customarily obtained subsequent to the sale or conveyance and have been properly obtained in connection with all prior sales and conveyances;

(F) conventional rights of reassignment obligating the any of the Companies to reassign its interest in any portion of the Company Assets to a third party in the event it intends to release or abandon such Company Assets prior to the expiration of the primary term or other termination of such Company Assets;

(G) rights reserved to or vested in any Governmental Authority to control or regulate any of the Company Assets in any manner, and all applicable laws, rules, and orders of governmental authority, so long as the foregoing do not interfere in any material respect with the operation of the portion of the Company Assets burdened thereby;

(H) encumbrances relating to the Company Assets that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry;

(I) NNOG options under the NNOG Contract; and

(J) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Company Assets that do not (or would not upon foreclosure or other enforcement) reduce the NRI set forth in Exhibit E nor prevent the receipt of proceeds of production therefrom, nor increase the share of costs above the WI set forth in Exhibit E nor are of such type as would reasonably be expected to materially to interfere with or detract from the ownership, operation, value or use of the Company Assets.

(iv) “NRI” shall mean the decimal net revenue interest in oil and gas production from a Company Asset as set forth on Exhibit E.

(v) “WI” shall mean a working interest under an oil and gas lease or other Contract affecting a Company Asset which shall reflect the decimal interest for participation in the decisions, costs and risks concerning operations, as set forth on Exhibit E.

(c) Preferential Purchase Rights and Consents to Assign.  There are no preferential rights to purchase or rights to consent to assignment or similar agreements applicable to the Company Assets which will be triggered by the transactions contemplated by this Agreement or such waivers or consents have been obtained prior to the Closing from the appropriate parties or the appropriate time period for asserting the right has expired prior to the Closing without an exercise of the rights.

3.25  Leases.  (a)(i) Other than implied covenants, there are no contractual obligations to engage in continuous development operations in order to maintain any lease set forth on Exhibit E or (ii) there are no provisions applicable to any such lease that increases the royalty percentage of the lessor thereunder (other than sliding scale royalties under federal leases); and (b) such leases do not have terms (other than primary terms) fixed by a certain number of years.

3.26  Wells/Projects in Progress.  Schedule 3.26 sets forth a list and description of all wells and other capital projects in progress or that have been proposed as of the date of this Agreement through December 31, 2009 and associated costs or estimates thereof to the extent such costs or estimates could exceed $500,000 per well or project net to the applicable Companies’ interest. Except as set forth on Schedule 3.26, there are no wells included in the Company Assets that (a) any Companies, or to the Knowledge of Seller or the knowledge of Companies, a third party operator, is obligated by law or contract to currently plug and abandon or (b) are subject to exceptions to a requirement to plug and abandon issued by a governmental authority.

3.27  Expenditure Obligations.  Except as set forth on Schedule 3.27, the Companies have not executed and are not otherwise contractually bound by any authority for expenditure with respect to any of the Company Assets under any operating agreement, unit operating agreement, farmout or farmin agreement, pooling agreement, pooling designation, exploration agreement, participation agreement, transportation and gathering agreement, rig contract, pipe or other supply contract, area of mutual interest agreement, production sales agreement, marketing and processing agreement, contract or agreement to which any of the Companies is a named party that evidences an obligation to pay the deferred purchase price of property or services or other similar agreements (collectively, the “Significant Contracts”) that will obligate any of the Companies to pay, after the Closing, more than $500,000 for a single project, operation or expenditure. Except as set forth on Schedule 3.27, with respect to authorizations for expenditure relating to any of the Company Assets which obligate any of the Companies to pay more than $500,000 for a single project, operation or expenditure: (a) there are no outstanding calls under such authorizations for expenditures for payments which are due or which any of the Companies has committed to make which have not been made; (b) there are no material operations with respect to which any of the Companies has become a non-consenting party where the effect of such non-consent is not disclosed on Schedule 3.27; and (c) there are no commitments for the expenditures of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent. The Significant Contracts and the Leases are in full force and effect and have not been modified or amended in any material respect, and none of the Companies is in default thereunder. Prior to the execution of this Agreement, the Companies furnished to Buyer true and complete copies of each Significant Contract and all amendments thereto.

3.28  No Claims Affecting the Company Assets.  No Proceeding is pending or, to the Knowledge of Seller or the knowledge of the Companies, threatened against the Companies relating to, resulting from or affecting the ownership or operation of the Company Assets. No notice from any Governmental Authority or any other person (including employees) has been received by Seller or any Companies as to any material claim, demand, filing, hearing, notice of violation, proceeding, notice or demand letter, relating to, resulting from or affecting the ownership or operation of the Company Assets or the Significant Contracts, claiming any material violation of any law, statute, rule, regulation, ordinance, order, decision or decree of any Governmental Authority (including, without limitation, any such law, rule, regulation, ordinance, order, decision or decree concerning the conservation of natural resources) or claiming any breach of contract or agreement with any third party.

3.29  Payout.  The material payout balances with respect to any of the Company Assets operated by the Companies that are subject to future change on account of reversionary interests, non-consent penalties or similar agreements or arrangements are set forth on Schedule 3.29 and are correct as of the dates shown on such statements.

3.30  Absence of Certain Changes Regarding the Company Assets.  Since the Balance Sheet Date, each of the Companies:

(a) has maintained and operated each of the Company Assets operated by them as a reasonably prudent operator consistent in all material respects with prevailing oil and gas industry practice;

(b) has used reasonable efforts consistent with past practice to cause each of the Company Assets not operated by any of the Companies to be maintained and operated in a good and workmanlike manner and in substantially the same manner as theretofore operated;

(c) has paid timely its share of all material costs and expenses attributable to the Company Assets, except for such material costs and expenses that it was contesting in good faith by appropriate action;

(d) has performed all material accounting, royalty disbursement and reporting requirements, as applicable, related thereto for all oil, natural gas, coalbed methane gas, condensate, natural gas liquids, and other hydrocarbons or products produced from or attributable to the Company Assets; and

(e) has not agreed, whether in writing or otherwise, to take any action inconsistent with the provisions described in this Section 3.30.

3.31  Gas Imbalances.  To the Knowledge of Seller, as of December 31, 2008, the gas imbalances set forth on Schedule 3.31 are the only material gas imbalances that exist with respect to the Company Assets.

3.32  Royalty Payments.  Except as set forth on Schedule 3.32, all material landowner royalty, overriding royalty, net profit interests, production payments and similar payments and other oil and gas leasehold payments (collectively, “Royalty Payments”) which are payable by any of the Companies, have been properly calculated and paid in a timely manner. The Companies have not received a notice of material non-payment or underpayment of any Royalty Payments. Except as set forth on Schedule 3.32, there are no royalty suspense accounts maintained by the Companies with respect to the Company Assets. Neither the Companies, nor to the Knowledge of Seller or the knowledge of the Companies, any other party, is under material default under any Lease, and the Leases identified on Exhibit E are valid and subsisting oil and gas leases and are currently in full force and effect.

3.33  Licenses and Permits.  To the Knowledge of Seller and the Companies each third party operator of the Company Assets has obtained and is in compliance in all material respects with all material licenses, permits, contracts and agreements relating to the Company Assets that are required to be obtained by it. To the Knowledge of Seller and the Companies, (a) all such licenses, permits, contracts and agreements are in full force and effect and (b) no material violations exist under such licenses, permits, contracts and agreements. The Companies are in compliance in all material respects with all laws, rules and regulations of federal, state or local entities, which have jurisdiction over the Companies, or the Company Assets. The Companies have been and are in material compliance, and to the Knowledge of Seller and the knowledge of the Companies, each third party operator of the Company Assets are in compliance in all material respects, under all environmental laws.

3.34  Reserve Report Information.

(a) Seller has made available to Buyer the report dated December 31, 2008 (the “Report Date”) prepared by Seller and audited by the independent petroleum engineering firm of Netherland Sewell & Associates, Inc. (the “Reserve Engineer”) with respect to certain properties of the Contributed Properties Subsidiaries as of December 31, 2008 (the “Reserve Report”). The Reserve Report is the latest reserve report available to Seller relating to the Companies’ reserves of oil and gas attributable to the Company Assets (collectively, the “Evaluated Properties”). The Reserve Report includes projections of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect to the Evaluated Properties as of such date, based upon the pricing assumptions consistent with common industry practice at that time; provided, however, such projections are estimates only and may prove to be wrong. To the Knowledge of Seller, the Companies have provided no false or misleading information to and has not withheld any material information from the Reserve Engineer with respect to the audit of the Reserve Report. To the Knowledge of Seller, the Companies have provided the Reserve Engineer with complete and accurate historical data regarding the Evaluated Properties in all material respects. The preliminary information currently available for an updated reserve report being prepared, and all material components of which have been provided to Buyer, indicates significant changes as of June 30, 2009 from the Reserve Report, and to the Knowledge of Seller, as of the date hereof, no material changes to such preliminary information have been made or are pending.

(b) The WI and NRI amounts for the Company Assets set forth on Exhibit E (the “Scheduled Interests”) conform to the corresponding interests set forth in the Reserve Report (the “Reserve Report Interests”), except as would not have an material adverse effect on the aggregate valuation of such Scheduled Interests; provided, however, that in determining such effect, if any (the “Discrepancy Amount”), the aggregate decrease in allocated value of the Scheduled Interests resulting from any of the Scheduled Interests being less than the corresponding Reserve Report Interests shall be reduced by the total aggregate increase in such allocated values resulting from any of the Scheduled Interests being greater than the corresponding Reserve Report Interests, but in no event shall the Discrepancy Amount be less than zero.

3.35  NNOG Contract.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) constitute a “Sale” under the NNOG Contract and (b) result in any termination, change, modification or disruption of any rights, privileges, obligations, liabilities or otherwise under the NNOG Contract. As of the date hereof, the options to purchase the Aneth Assets and the Exxon Assets (each as defined in the NNOG Contract) set forth in Section 3.01 of the NNOG Contract and Section 3.01 of the First Amendment, respectively, have not vested and are not currently exercisable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows and except as set forth in the Schedules hereto, and except as disclosed in the Buyer SEC Documents:

4.1  Due Organization and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Buyer has heretofore made available to Seller true and complete copies of its certificate of incorporation and bylaws as currently in effect (the “Buyer Organizational Documents”). Buyer is not in violation of any of the provisions of the Buyer Organizational Documents. This transaction is an “Initial Business Combination” within the meaning of the Buyer

Organizational Documents and there is no obligation under the Buyer Organizational Documents that Buyer liquidate or dissolve prior to September 28, 2009 as a result of Buyer’s execution and delivery of this Agreement.

4.2  Authorization and Validity of Agreement.

(a) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by the board of directors of Buyer, and no other corporate action on the part of Buyer is or will be necessary for the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby, except for the Buyer Stockholder Approval. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(b) The affirmative vote of a majority of the IPO Shares voted at a duly held stockholders meeting (the “Buyer Stockholder Meeting”) to approve the Initial Business Combination and Charter Amendment contemplated by this Agreement is the only vote of any of Buyer’s capital stock necessary in connection with the consummation of the Closing; provided that holders of more than thirty percent (30%) (minus one share) of the IPO Shares do not vote against the consummation of the transactions contemplated by this Agreement and exercise their rights to convert their IPO Shares into cash from the Trust Account in accordance with the provisions of Section 9.3 of Article IX of Buyer Certificate of Incorporation (the “Buyer Stockholder Approval”); provided, further, Buyer must also receive the consent of the holders of Public Warrants exercisable for a majority of the shares of Buyer Common Stock issuable on exercise of all outstanding Public Warrants to the Warrant Agreement Amendment in order to consummate the transactions contemplated hereby (the “Warrant Amendment Approval”).

(c) At a meeting duly called and held, Buyer’s board of directors (including any required committee or subgroup of Buyer’s board of directors) has: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Buyer’s stockholders; (ii) approved and adopted this Agreement and the transactions contemplated hereby; (iii) determined that the fair market value of the Companies are equal to at least 80% of the initial amount held in Buyer’s Trust Account excluding underwriters’ deferred commission; and (iv) resolved to recommend to stockholders adoption of this Agreement.

(d) Subject to receipt of the Buyer Stockholder Approval, the Charter Amendment, when filed with the Delaware Secretary of State, will be effective in modifying Article II of Buyer Certificate of Incorporation such that consummation of the transactions contemplated hereby will not constitute a violation of such Article II.

4.3  No Conflict.  Except as set forth on Schedule 4.3 and except for any consent, approval, filing with or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not, materially impair the ability of Buyer to consummate the transactions contemplated hereby, the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby:

(a) will not violate any provision of Law, order, judgment or decree applicable to Buyer;

(b) will not require any consent or approval of, or filing or notice to, any Governmental Authority under any provision of Law applicable to Buyer, except for any applicable requirements of the HSR Act and any other applicable antitrust or competition laws outside the United States, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Seller or the Companies or which Seller, the Companies or any of their respective Affiliates are otherwise required to obtain;

(c) will not violate any provision of the Buyer Organizational Documents after giving effect to the Charter Amendment; and

(d) except for the Warrant Amendment Approval, will not require any consent or approval under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Buyer under, any material indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Buyer is a party or by which it or any of its assets is bound.

4.4  Capitalization.

(a) The authorized capital stock of Buyer consists of (i) 225,000,000 shares of Buyer Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this Agreement, there were outstanding 69,000,000 shares of Buyer Common Stock (some of which may be held in units which consist of one share of Buyer Common Stock and one Buyer Warrant to purchase one share of Buyer Common Stock), no shares of preferred stock, 76,000,000 Buyer Warrants (some of which may be held in units which consist of one share of Buyer Common Stock and one Buyer Warrant to purchase one share of Buyer Common Stock) entitling the holder to purchase one share of Buyer Common Stock per warrant, and no employee stock options to purchase Buyer Common Stock. All outstanding shares of capital stock of Buyer have been duly authorized, validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or other similar right.

(b) Except as set forth in this Section 4.4 and the Buyer SEC Documents filed prior to the date of this Agreement, there are no outstanding: (i) shares of capital stock or voting securities of Buyer; (ii) securities of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer; or (iii) options or other rights to acquire from Buyer or other obligation of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer. Except as set forth in the Buyer SEC Documents, there are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or (iii) above.

(c) Buyer Common Stock is quoted on NYSE Amex. There is no action or proceeding pending except as disclosed in Buyer SEC Documents or, to Buyer’s knowledge, threatened against Buyer by NYSE Amex with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

(d) All of the outstanding Buyer Common Stock and Buyer Warrants have been duly authorized and issued in compliance in all material respects with all requirements of Buyer Certificate of Incorporation and all Laws applicable to Buyer, Buyer Common Stock and Buyer Warrants.

(e) Except as contemplated by this Agreement and as set forth in Schedule 4.4, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other understandings to which Buyer is a party or by which Buyer is bound with respect to Buyer Common Stock and Buyer Warrants.

(f) Except as disclosed in Buyer SEC Documents filed prior to the date of this Agreement, as a result of the consummation of this transaction, no shares of capital stock, warrants, options or other securities of Buyer are issuable and no rights in connection with any shares, warrants, rights, options or other securities or Buyer accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(g) Buyer does not have any subsidiaries.

4.5  Buyer SEC Documents; Financial Statements.

(a) As of its filing date, each Buyer SEC Document complied, and each such Buyer SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be.

(b) As of its filing date, each Buyer SEC Document filed pursuant to the Exchange Act did not, and each such Buyer SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) Each Buyer SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Buyer has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the extent required, Buyer (i) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to the management to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer SEC Documents and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(e) Each of the audited and unaudited financial statements (including any related notes) included in the Buyer SEC Documents (the “Buyer Financial Statements”), when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, when filed, fairly presented the financial position of Buyer at the respective date thereof and the results of its operations and cash flows for the periods indicated.

(f) There are no outstanding loans or other extensions of credit made by Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer. Buyer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

4.6  [Reserved]

4.7  Absence of Material Adverse Change.  Except as otherwise contemplated by this Agreement, since December 31, 2008, the business of Buyer has been conducted only in the ordinary course consistent with past practice, and there have not been any Material Adverse Effect on Buyer.

4.8  Absence of Undisclosed Liabilities.  Buyer has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) which would be required to be set forth on a balance sheet prepared in accordance with GAAP, except: (a) liabilities incurred in the ordinary course of business consistent with past practice; (b) liabilities reflected on the balance sheet of Buyer at December 31, 2008 or the notes thereto, included in the Buyer Financial Statements; (c) immaterial liabilities; (d) liabilities disclosed in the Schedules hereto; (e) liabilities incurred in connection with the transactions contemplated hereby; and (f) obligations and liabilities otherwise expressly disclosed (or within any materiality threshold contained in any other representation) in this Agreement (including the Schedules hereto). Buyer has no obligation to make any payment to officers or directors as a result of the transactions contemplated hereby other than as set forth herein or as disclosed in the Buyer SEC Documents.

4.9  Tax Matters.

(a) Returns Filed and Taxes Paid.  (i) All material Returns required to be filed by or on behalf of Buyer (“Buyer Returns”) have been duly filed on a timely basis and all such returns are complete and correct in all material respects; (ii) all material Taxes shown to be payable on the Buyer Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis and no other material Taxes are payable by Buyer with respect to items or periods covered by such Buyer Returns or with respect to any period prior to the date of this Agreement; (iii) Buyer has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired; and (iv) there are no material liens on any of the assets of Buyer with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Buyer is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(b) Tax Deficiencies; Audits; Statutes of Limitations.  Except in the case of audits, actions or proceedings for which appropriate reserves have been established on the Buyer Financial Statements in accordance with GAAP: (i) there is no audit by a governmental or taxing authority in process or pending with respect to any material Returns of Buyer; (ii) no deficiencies have been asserted, in writing, with respect to any material Taxes of Buyer and Buyer has not received written notice that it has not filed a material Return or paid material Taxes required to be filed or paid by it; and (iii) Buyer is not party to any action or proceeding for assessment or collection of any material Taxes, nor has such event been asserted, in writing against Buyer or any of its assets.

4.10  Legal Proceedings.  Except as set forth on Schedule 4.10, there are no Proceedings or orders pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its Affiliates at law or in equity, or before or by any Governmental Authority.

4.11  Material Contracts.

(a) Except as set forth in the Buyer SEC Documents filed prior to the date of this Agreement, there are no Contracts or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which Buyer is a party or by or to which any of the properties or assets of Buyer may be bound, subject or affected without penalty or cost, which either (i) creates or imposes a liability greater than $5,000,000 or (ii) may not be cancelled by Buyer on thirty (30) days’ or less prior notice (the “Buyer Contracts”). All Buyer Contracts are listed in Schedule 4.11(a), other than this Agreement, those contemplated by this Agreement and those that are exhibits to the Buyer SEC Documents filed prior to the date of this Agreement.

(b) Buyer is not (with or without the lapse of time or the giving of notice, or both) in breach or default of or under any material Buyer Contract and, to the knowledge of Buyer, no other party to any such currently-existing Buyer Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the knowledge of Buyer, as of the date of this Agreement, except as disclosed in Schedule 4.11(b), Buyer has not received any written notice of the intention of any Person to terminate any Buyer Contract. Complete and correct copies of all Buyer Contracts have been made available to Seller.

(c) Buyer has terminated the Graham Agreement in its entirety and no party to the Graham Agreement, nor any party hereto or any of its Affiliates has or will have any liability or obligation to the parties under the Graham Agreement (except as expressly provided in Section 6.1(d) of the Graham Agreement).

4.12  Transactions with Affiliates.  Except as set forth in the Buyer Financial Statements or Buyer SEC Documents filed prior to the date of this Agreement, Buyer has not (a) engaged in any material transaction, contract, agreement or transaction with any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act and (b) provided loans to any of its employees, officers or directors, or any of its Affiliates.

4.13  Brokers, Finders, etc.  Except as set forth in Schedule 4.13, Buyer has not employed, nor is subject to the valid claim of, any broker, finder, or sales agent in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Buyer, Seller or any of their respective Subsidiaries in connection with such transactions.

4.14  Trust Account.

(a) As of the date hereof and at the Closing Date, Buyer has and will have no less than $538,715,841 invested in United States Government securities or in money market funds meeting certain conditions under

Rule 2a-7 promulgated under the Investment Company Act of 1940 in the Trust Account, less: such amounts, if any (i) as Buyer is required to pay to Public Stockholders who elect to have their shares converted to cash in accordance with the provisions of Section 9.3 of Article IX of the Buyer Certificate of Incorporation; (ii) necessary to pay the Aggregate Cash Consideration to holders of Public Warrants as contemplated herein and by the Warrant Amendment Agreement; (iii) used as payment to purchase Buyer Common Stock from Public Stockholders as permitted by Section 6.4(a)(ii); and (iv) to pay Buyer’s aggregate costs, fees and expenses incurred in connection with the consummation of an Initial Business Combination (including deferred underwriting commissions).

(b) Effective as of the Closing Date, the obligations of Buyer to dissolve or liquidate within the specified time period contained in the Buyer Certificate of Incorporation will terminate, and effective as of the Closing Date Buyer shall have no obligation, other than as contemplated by this Agreement, to dissolve and liquidate the assets of Buyer by reason of the consummation of the Closing, and following the Closing Date no Public Stockholder shall be entitled to receive any amount from the Trust Account except as contemplated by clauses (i), (ii) or (iii) of Section 4.14(a).

ARTICLE V
REPRESENTATIONS AND WARRANTIES GENERALLY

5.1  Representations and Warranties of the Parties.  Each party hereto represents and warrants to the other that it is the explicit intent of each party hereto that, except for the express representations and warranties contained in ARTICLE II and ARTICLE III, Parent, Seller and its Affiliates are making no representation or warranty whatsoever, express or implied, including, but not limited to, any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the Companies. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Buyer are not and shall not be deemed to be or to include representations or warranties of Parent, Seller or any of their Affiliates.

5.2  Survival of Representations and Warranties.  The respective representations and warranties made by Parent, Seller and Buyer contained in ARTICLE II, ARTICLE III, ARTICLE IV this ARTICLE IV and Section 9.3(e) shall expire and be terminated and extinguished at the Closing and shall not survive the Closing, and no party shall have any liability or obligation in connection with any such representation or warranty following the Closing.

5.3  Schedules.  Disclosure of any fact or item in any Schedule hereto shall, should the relevance of the fact or item or its contents to any other paragraph or section be reasonably apparent, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross-reference appears. Disclosure of any fact or item in any Schedule hereto shall not necessarily mean that such item or fact individually is material to the business or financial condition of (a) any of Seller or the Companies individually or of the Companies taken as a whole or (b) Buyer.

ARTICLE VI
COVENANTS

6.1  Access; Information and Records; Confidentiality.

(a) Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 9.1, each of Parent, Aneth, IPO Corp., Merger Sub and Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Subsidiaries to, permit the other party and its authorized agents or representatives, including independent accountants, to have access to the properties, books and records of such party during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of such party as may reasonably be requested; provided, that such investigation shall only be upon reasonable notice and shall not disrupt personnel and operations of the business and shall be at such party’s sole cost and expense; provided, further, that neither party, nor any of its

Affiliates or representatives, shall conduct any environmental site assessment without prior consultation with the other party and without ongoing consultation with respect to any such activity, although it being understood that neither party shall unreasonably limit the conduct of such activity (it being further understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted beyond that conducted as part of a phase I environmental site assessment pursuant to ASTM E-1527-05). All requests for access to the offices, properties, books and records of each party shall be made to such party or such representatives each party shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither party nor its representatives shall contact any of the employees, customers, suppliers, parties that have business relationships with or are joint venture partners of the other party or any of their respective Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail (electronic or otherwise) or any other means of communication, without the specific prior authorization of such other party and may only otherwise contact such Persons in the ordinary course of business. Any access to the offices, properties, books and records of each party shall be subject to the following additional limitations: (i) such access shall not violate any Law or any agreement to which any party or its Subsidiaries is a party or otherwise expose any party to a material risk of liability; (ii) each party shall give the other party notice of at least two (2) business days before conducting any inspections or communicating with any third party relating to any property of the other party, and such other party or a representative designated by such other party shall have the right to be present when such party or its representatives conduct its or their investigations on such property; (iii) no party or its representatives shall materially damage any property of the other party or any portion thereof without repairing such damage; and (iv) each party shall use its commercially reasonable efforts to conduct all on-site due diligence reviews and all communications with any Person on an expeditious and efficient basis.

(b) At and for five (5) years after the Closing Date, all parties shall, and shall cause their Subsidiaries to, afford Parent and Seller (or their successors) and their representatives, during normal business hours, upon reasonable notice, full access to the books, records, properties and employees of Companies to the extent that such access may be reasonably requested by Parent, Seller or their successors, including in connection with tax matters, financial statements and regulatory reporting obligations; provided, however, that nothing in this Agreement shall limit Parent’s and Seller’s rights of discovery.

(c) Seller agrees to hold all the books and records of the Companies existing on the Closing Date and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by Law.

(d) Each party will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated July 31, 2009 the (“Confidentiality Agreement”), between Buyer and Seller.

6.2  Conduct of the Business of IPO Corp., Merger Sub and the Companies Prior to the Closing Date.

(a) Each of Seller, IPO Corp., Merger Sub and Aneth agrees that, except as permitted, required or specifically contemplated by this Agreement and those actions contemplated on Schedule 6.2 or in this ARTICLE VI or expenditures disclosed in Sections 3.26 and 3.27, or as otherwise consented to or approved in writing by Buyer, which consent shall not be unreasonably withheld or delayed, during the period commencing on the date hereof and ending at the Closing Date:

(i) the businesses of IPO Corp., Merger Sub and the Companies shall be conducted only in the ordinary course of business;

(ii) except as required pursuant to Section 1.9, neither IPO Corp., Merger Sub, Aneth, Seller nor any Companies shall (A) amend its operating agreement, certificate of incorporation or bylaws, as applicable, or (B) (1) issue, deliver or sell, redeem or authorize the issuance, delivery, redemption or sale of, any equity interests of such entity, or (2) amend (including, but not limited to, by way of a split, subdivision, combination or other reorganization) any term of any outstanding equity interests of such entities;

(iii) neither Seller, Merger Sub, Aneth nor IPO Corp. shall (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock or other equity securities of the Companies, Merger Sub or IPO Corp., or (B) amend any term of any capital stock or other equity securities of the Companies, Merger Sub or IPO Corp., respectively, (in each case, whether by merger, consolidation or otherwise);

(iv) the Companies will use their commercially reasonable efforts to preserve intact their business organization, to keep available the services of their present officers and key employees (as determined by the Companies), and to preserve the goodwill of those having business relationships with them;

(v) none of IPO Corp., Merger Sub or the Companies shall declare, set aside or pay any dividend or distribution or other capital return in respect of its equity interests except in respect of any dividends, distributions or returns paid from one of the Companies to another Company;

(vi) none of the Companies shall, except as required or permitted by GAAP, materially change any accounting methods, principles or practices;

(vii) none of IPO, Merger Sub or the Companies shall, except in the ordinary course of business, enter into, terminate or materially modify any Material Contract or any Contract that would be a Material Contract if in existence on the date hereof, except for forbearance agreements, waivers or amendments of or related to the Credit Agreements, in each case that would not reasonably be expected to have a Material Adverse Effect on IPO Corp., and its Subsidiaries as of Closing;

(viii) none of IPO Corp., Merger Sub or the Companies shall acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, whether in a single transaction or series of related transactions, any material business of any corporation, partnership, association or other business organization or division thereof;

(ix) none of IPO Corp., Merger Sub or the Companies shall: (A) make or grant any bonus or any wage or salary increase to any employee or group of employees (other than in the ordinary course of business consistent with past practice, or as required pursuant to any existing Benefit Plans or any existing Collective Bargaining Agreement); (B) materially amend or terminate any existing employee benefit plan or arrangement or adopt any new Benefit Plan (except to the extent reasonably necessary to avoid the imposition of additional taxes under section 409A of the Code or otherwise reasonably necessary to comply with applicable Law); (C) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any existing Benefit Plan or employment agreement to any officer or employee, whether past or present, other than in the ordinary course of business consistent with past practice; (D) enter into, adopt or amend any bonus, severance or retirement Contract, or any employment Contract with a non-executive officer, other than in the ordinary course of business, consistent with past practices or as required by law, including Section 409A of the Code; or (E) enter into, adopt or amend any employment Contract with an executive officer, other than in the ordinary course of business;

(x) none of IPO Corp., Merger Sub or the Companies shall make any loans, advances, capital commitments or guarantees for the benefit of, any Person (other than its Subsidiaries and other than as permitted by clause (iv) above), in excess of $5,000,000 individually or $10,000,000 in the aggregate (other than loans or advances made to employees in the ordinary course of business and for which the Companies are entitled to repayment);

(xi) none of IPO Corp., Merger Sub or the Companies shall create, incur or assume any debt in excess of an aggregate of $5,000,000;

(xii) none of IPO Corp., Merger Sub or the Companies shall make any capital expenditures in excess of $2,000,000, individually or $5,000,000 in the aggregate;

(xiii) none of IPO Corp., Merger Sub or the Companies shall cancel any third party indebtedness in excess of $5,000,000 in the aggregate owed to the Companies;

(xiv) none of IPO Corp., Merger Sub or the Companies shall make any forward purchase commitment in excess of the requirements of the Companies for normal operating purposes or at prices higher than the current market prices;

(xv) none of IPO Corp., Merger Sub or the Companies shall implement any layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988;

(xvi) none of IPO Corp., Merger Sub or the Companies shall settle or compromise any Proceeding if the amount of such settlement exceeds $5,000,000 or will not be paid in full prior to the Closing or which settlement or compromise would reasonably be expected to have a continuing adverse impact on the business of Companies after the Closing;

(xvii) the Companies shall not make or change any material Tax election;

(xviii) the Companies shall not change any annual accounting period;

(xix) the Companies shall not adopt or change any accounting method with respect to Taxes;

(xx) the Companies shall not surrender any material right to claim a refund of Taxes;

(xxi) the Companies shall not file any material amended Tax Return;

(xxii) the Companies shall not settle or compromise any Proceeding with respect to any material Tax claim or assessment relating to the Companies;

(xxiii) the Companies shall not consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Companies; and

(xxiv) neither IPO Corp., Merger Sub, Seller, Aneth nor any of their respective Subsidiaries shall agree with any third party, whether in writing or otherwise, to do any of the foregoing.

(b) Seller agrees to, and shall cause the Companies to, make capital expenditures in the ordinary course of business consistent with past practice or as disclosed in Sections 3.26 and 3.27.

(c) Neither IPO Corp., Merger Sub, Aneth nor Seller shall, during the period commencing on the date hereof and ending at the Closing Date, undertake any other action that would be reasonably likely to materially adversely impede consummation of the transactions contemplated hereby.

6.3  Company Assets.  Subject to the terms of applicable operating and other existing agreements, each of Seller, Aneth and IPO Corp. agrees, except as described below or as otherwise consented to or approved in writing by Buyer, which consent shall not be unreasonably withheld, during the period commencing on the date hereof and ending at the Closing Date, Seller and IPO Corp. shall, and shall cause the Companies to, manage the Company Assets as follows:

(a) Disposal of Company Assets. None of the Companies shall: (i) except as set forth on Schedule 6.2, act in any manner with respect to the Company Assets other than in the normal, usual and customary manner, consistent with prior practice; (ii) except as set forth on Schedule 6.2, sell or otherwise dispose of, encumber or relinquish any of the Company Assets, except for Permitted Encumbrances or the sale of hydrocarbons in the ordinary course of business; or (iii) waive, compromise or settle any material right or claim with respect to any of the Company Assets.

(b) Preservation of Company Assets. The Companies shall use commercially reasonable efforts to preserve in full force and effect, and perform and comply in all material respects with all of their respective obligations under, all leases, operating agreements, easements, rights-of-way, permits, licenses, Contracts and other agreements which relate to the Company Assets and shall perform and comply with its obligations in or under any such agreement relating to such Company Assets as a reasonable and prudent operator. Seller shall give prompt written notice to Buyer of any notice of default (or threat of default, whether disputed or denied) received or given by it or the Companies under any instrument or agreement affecting the Company Assets in any material respect to which any of the Companies is a party or by which the Companies or any Company Assets are bound.

(c) Maintenance of Equipment and Insurance. The Companies shall maintain all material and equipment within the Company Assets in accordance with customary industry operating practices and procedures in all material respects. The Companies shall maintain all insurance listed on Schedule 3.22.

(d) Operations. Except for operations in the ordinary course of business, permitted by Section 6.2 or disclosed in Sections 3.26 and 3.27, none of the Companies shall agree to participate in any reworking, deepening, drilling, completion, recompletion, equipping or other operation or capital or workover expenditure with respect to the Company Assets, if such operation might reasonably be expected to require expenditures by the Companies in excess of $1,000,000 individually or $3,000,000 in the aggregate, without Buyer’s prior written consent (which consent may be withheld in Buyer’s commercially reasonable discretion), except if required by an emergency when there shall have been insufficient time to obtain advance consent (in which case Seller will promptly notify Buyer of any such emergency expenditures).

(e) Assets Operated by Others. To the extent neither IPO Corp., Seller nor any of the Companies is the operator of any Company Asset, the obligations of IPO Corp. and Seller in this Section 6.3, which have reference to operations or activities which normally are or pursuant to existing Contracts are to be carried out or performed by operator, shall be construed to require only that IPO Corp. and Seller use all commercially reasonable efforts to cause that the operator of such Company Asset either take such actions, render such performance or refrain from performance, within the constraints of the applicable operating agreements, applicable agreements and applicable Law. Seller shall, and shall cause the Companies to, use all commercially reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Company Assets. To the extent either IPO Corp., Seller or the Companies is the operator of any Company Asset, IPO Corp. Seller or the Companies, as applicable, shall use commercially reasonable efforts to seek appointment of the Buyer as the successor operator with respect to the applicable Company Assets.

(f) Environmental Reports. Subject to the confidentiality provisions of Section 6.1(d) of this Agreement, IPO Corp. and Seller shall provide Buyer, promptly upon receipt by such entities or Companies, but in any event prior to Closing, any material reports concerning environmental matters in connection with the Company Assets prepared or received by IPO Corp., Seller or the Companies prior to Closing.

(g) Applicable Consents. Seller shall, and shall cause the Companies to, use all commercially reasonable efforts to obtain (i) the consents, approvals and authorizations and (ii) waiver of any preferential purchase rights listed, and shall cooperate with the Buyer in the notification of all applicable Governmental Authorities of the transactions contemplated hereby and cooperate with the Surviving Corporation in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for the Surviving Corporation and the Companies to own and operate the Company Assets following the Closing.

6.4  Conduct of the Business of Buyer Prior to the Closing Date.

(a) Buyer agrees that, except as permitted, required or specifically contemplated by this Agreement, the Warrant Agreement Amendment, and those actions contemplated on Schedule 6.4 or in this ARTICLE VI or as otherwise consented to or approved in writing by Seller, which consent shall not be unreasonably withheld or delayed, during the period commencing on the date hereof and ending at the Closing Date:

(i) the businesses of Buyer shall be conducted only in the ordinary course of business;

(ii) Buyer shall not split, combine or reclassify any shares of capital stock or other equity securities of Buyer or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or other equity securities of Buyer, except (A) in connection with the conversion to cash of shares of Buyer’s common stock held by its stockholders who vote against the transactions contemplated by this Agreement and properly exercise their conversion rights under Section 9.3 of Article IX of the Buyer Certificate of Incorporation, (B) purchases by Buyer of Buyer Common Stock from Public Stockholders, and (C) transactions contemplated by the Warrant Agreement Amendment; provided, no such actions by Buyer may be taken with respect to the actions contemplated in clause (B) of this clause (ii) that would result in the Acquisition Consideration being less than $275,000,000 at Closing.

(iii) Buyer shall not (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock or other equity securities of Buyer, or (B) amend any term of any capital stock or other equity securities of Buyer (in each case, whether by merger, consolidation or otherwise) except as contemplated by the Warrant Agreement Amendment;

(iv) Buyer shall not declare, set aside or pay any dividend or distribution or other capital return in respect of its capital stock or other equity interests except as contemplated by the exceptions to clause (ii) of this Section 6.4(a);

(v) Buyer shall not, except as required or permitted by GAAP, change any accounting methods, principles or practices;

(vi) Buyer shall not, except in the ordinary course of business, enter into, terminate or materially modify any material Contract except as contemplated by the Warrant Agreement Amendment;

(vii) Buyer shall not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, any material business of any corporation, partnership, association or other business organization or division thereof;

(viii) Buyer shall not make or grant any bonus or any wage or salary increase to any employee or group of employees;

(ix) Buyer shall not make any loans or advances to, or guarantees for the benefit of, any Person;

(x) Buyer shall not create, incur or assume any Indebtedness in excess of $100,000;

(xi) Buyer shall not in any material respect amend or otherwise modify the Trust Agreement or any other agreement relating to the Trust Account;

(xii) Buyer shall not cancel any material third party indebtedness owed to Buyer; and

(xiii) Buyer shall not agree with any third party, whether in writing or otherwise, to do any of the foregoing.

(b) Buyer shall not, during the period commencing on the date hereof and ending at the Closing Date, undertake any other action that would be reasonably likely to materially adversely impede consummation of the transactions contemplated hereby.

6.5  Antitrust Laws.

(a) Each party hereto shall: (i) make any filings required of it or any of its Affiliates under the HSR Act in connection with this Agreement and the transactions contemplated hereby no later than the tenth Business Day following the date hereof; (ii) comply at the earliest practicable date and after consultation with the other party hereto with any request for additional information or documentary material received by it or any of its Affiliates from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”); (iii) cooperate with one another in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by the FTC, the Antitrust Division or any other Governmental Authority; (iv) take any other action necessary to obtain the approvals and consents required for the consummation of the transactions contemplated by this Agreement; and (v) cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date.

(b) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, the FTC, the Antitrust Division or any other Governmental Authority regarding any of the transactions contemplated hereby. Neither party may participate in any meeting with the FTC, the Antitrust Division or any other Governmental Authority without prior notice to the other party and, to the extent permitted by that Governmental Authority, the opportunity to attend.

(c) Any required filing fee under the HSR Act shall be borne by Buyer.

6.6  Public Announcements.  Unless otherwise required by Law, including federal securities law prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement (other than as may be contained in the Proxy/Registration Statement or notice under the NNOG Contract pursuant to Section 4.02(b)(ii) of the First Amendment of the NNOG Contract) will be made by or on behalf of any party without the prior written consent of Buyer and Seller. Prior to issuing a press release or other public announcement required by Law with respect to the execution and delivery of or the transactions contemplated by this Agreement, Buyer and Seller shall consult with each other and shall have reasonable opportunity to comment on such press release and prior to issuing a press release or other public announcement with respect to the Closing, Buyer and Seller shall use reasonable efforts to agree on the form of such press release or other public announcement.

6.7  Further Actions.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts: (a) to obtain, in addition to approvals and consents discussed in Section 6.5 hereof, any licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, tribal, local and foreign Governmental Authorities as are required in connection with the consummation of the transactions contemplated hereby; (b) to effect, in addition to filings discussed in Section 6.5 hereof, all necessary registrations and filings; (c) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby; and (d) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

6.8  Directors and Officers.  Buyer, IPO Corp. and Seller shall take all necessary action so that the persons listed on Schedule 6.8 are appointed or elected, as applicable, to the position of directors and officers of IPO Corp. and the Surviving Corporation and all prior directors and officers have resigned or been removed, as applicable, as set forth therein, to serve in such positions effective immediately after the Closing. IPO Corp. shall take all necessary actions to enter into indemnification agreements with each of the persons who will become a director of IPO Corp. providing indemnification for liabilities incurred in their capacities as directors of IPO Corp.

6.9  Indemnification of Directors and Officers.

(a) The certificate of incorporation and by-laws (or operating agreement or other equivalent governing instruments) of IPO Corp. and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws, operating agreement, or equivalent instruments, as applicable, of such Persons as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing Date were directors, officers, managers, managing members, agents or employees of Seller or any of the Companies or who were otherwise entitled to indemnification pursuant to the certificate of incorporation and bylaws (or equivalent governing instruments) of such Persons. IPO Corp. shall cause (including, without limitation, by paying premiums on the current insurance policies) to be maintained in effect for six (6) years after the Closing Date the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of Seller and the Companies with respect to matters occurring prior to the Closing; provided, that IPO Corp. may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered). IPO Corp. will indemnify each individual who served as a director, officer, manager or managing member of Seller or the Companies at any time prior to the Closing Date from and against all actions, suits, proceedings, hearings, investigations, claims, etc. including all court costs and reasonable attorney fees and expenses resulting from or arising out of, or caused by, this Agreement or any of the transactions contemplated hereby.

(b) After the Closing, IPO Corp. shall cause its Subsidiaries to provide indemnification of the directors and officers of Buyer who serve in such capacity prior to the Closing to the same extent as Buyer provides indemnification to such Persons as of the date hereof and provisions of which shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of such Persons as of the date hereof.

6.10  Proxy/Registration Statement; Buyer Stockholder Meeting.

(a) As soon as is reasonably practicable after the date of this Agreement, Buyer, IPO Corp. and Seller shall jointly prepare and file with the SEC under the Securities Act and the Exchange Act, and with all other applicable regulatory bodies, a proxy statement of Buyer and a registration statement of IPO Corp. (together with all amendments and supplements thereto, the “Proxy/Registration Statement”), for the purpose of (i) soliciting proxies from Buyer’s stockholders and warrantholders for the purpose of obtaining the Buyer Stockholder Approval and the Warrant Amendment Approval at the Buyer Stockholder Meeting of its stockholders and warrantholders to be called and held for such purpose, and (ii) registering the securities of IPO Corp. to be issued in connection with the transactions contemplated in this Agreement. Each of the parties hereto shall cooperate in the preparation, filing and mailing of the Proxy/Registration Statement. The Proxy/Registration Statement will comply in all material respects with all applicable Law. As soon as reasonably practicable, Buyer shall deliver the Buyer Information and Seller shall deliver the Company Information to each other. Each of the parties hereto shall also furnish to each other on a timely basis all other information as may be requested in connection with the preparation of the Proxy/Registration Statement. Each of Buyer, IPO Corp. and Seller shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Proxy/Registration Statement received from the SEC or any other Governmental Authority. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on the Proxy/Registration Statement and any amendments or supplements thereto in advance of filing such with the SEC and/or each other applicable Government Authority.

(b) Each party will advise the other parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy/Registration Statement. If, at any time prior to the Closing, any information relating to Buyer, IPO Corp. or Seller or any of their respective Affiliates, officers or directors, is discovered by any of such parties and such information should be set forth in an amendment or supplement to the Proxy/Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Buyer.

(c) Each of Buyer, IPO Corp. and Seller shall use its reasonable best efforts to have the Proxy/Registration Statement cleared by the SEC as promptly as practicable. As soon as practicable following its clearance by the SEC, Buyer shall distribute the Proxy/Registration Statement to its stockholders and holders of Buyer Warrants and shall in accordance with its certificate of incorporation, bylaws and the DGCL solicit proxies from its stockholders to vote in favor of all of the proposals contained in the Proxy/Registration Statement and shall use reasonable best efforts to obtain the Buyer Stockholder Approval and the Warrant Amendment Approval.

(d) Buyer shall cause the Buyer Stockholder Meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and the other transactions contemplated by this Agreement. The board of directors of Buyer shall recommend to Buyer’s stockholders their adoption of this Agreement and the other transactions contemplated hereunder and shall include such recommendation in the Proxy/Registration Statement.

6.11  No Solicitation.

(a) Each of Parent, Seller, IPO Corp., Merger Sub, Aneth and the Companies will not, and will cause their respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than Buyer) concerning any sale of a significant portion of the assets of the Companies or merger or sale (directly or indirectly) of their respective equity interests in the Companies, any recapitalization of Seller or the Companies or similar transaction with respect to Seller or the Companies or their respective businesses.

(b) Buyer will not, and will cause its Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than Parent or Seller) concerning any Initial Business Combination or similar transaction.

(c) The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 6.11 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching party shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 6.11 in addition to any other remedy to which such party may be entitled, at law or in equity.

6.12  Registration Rights Agreement.  At or prior to the Closing, Buyer, Founder (and/or an Affiliate thereof) and Seller shall execute and deliver a customary registration rights agreement. Such parties agree to promptly negotiate the form of the registration rights agreement after the date hereof.

6.13  SEC Reports; Proxy/Registration Statement.

(a) Buyer will file all reports, registration statements and other documents, together with any amendments thereto, required to be filed or submitted under the Securities Act and the Exchange Act, including but not limited to reports on Form 8-K, Form 10-K and Form 10-Q (all such reports, registration statements and documents, filed or to be filed with the SEC, with the exception of the Proxy/Registration Statement are collectively referred to herein as “SEC Reports”) required to be filed by Buyer from the date of this Agreement to the Closing Date and will use commercially reasonable efforts to do so in a timely manner. The SEC Reports (i) will be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) will not at the time they are filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information relating to Buyer and its Affiliates supplied for inclusion in the Proxy/Registration Statement will not, as of the date of its distribution to Buyer’s stockholders (or any amendment or supplement thereto) or at the time of the Buyer Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(c) The information relating to Seller and its Affiliates supplied to Buyer for inclusion in the Proxy/Registration Statement will not, as of the date of its distribution to Buyer’s stockholders (or any amendment or supplement thereto) and at the time of the Buyer Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

6.14 Notice.  From the date hereof through the Closing Date or the earlier termination of this Agreement, each party shall promptly give written notice to the other parties of any event, condition or circumstances occurring from the date hereof through the Closing Date, which would cause any condition precedent in ARTICLE VII not to be satisfied.

6.15 Termination of Certain Company Benefit Plans.  Prior to the Closing, Seller shall terminate Seller’s Amended and Restated Equity Appreciation Rights Plan, with no further liability with respect thereto on the part of Seller, the Companies, IPO Corp. or the Surviving Corporation.

6.16 Hedging Arrangements.  Prior to the Closing, Seller shall keep Buyer reasonably informed regarding Seller’s efforts in respect of the Hedging Arrangements.

6.17 Dissolution of Certain Excluded Subsidiaries.  Prior to the Closing, Seller shall use its commercially reasonable efforts dissolve and liquidate the Excluded Subsidiaries set forth in part (b) of Schedule 3.3(a), except as such dissolution and liquidation may be restricted by Seller or Companies’ contractual obligations.

ARTICLE VII
CONDITIONS PRECEDENT

7.1  Conditions Precedent to Obligations of Parties.  The respective obligations of each of the parties hereto hereunder are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) Delivery of Officer’s Certificate.  At the Closing Date, each of Parent, Seller, Aneth, Merger Sub, IPO Corp. and Buyer has delivered a signed officer’s certificate certifying in addition to any certifications required under Section 7.2 or Section 7.3, as applicable, that:

(i) no Proceeding involving such party is pending or threatened before any judicial or Governmental Authority relating to the transactions contemplated by this Agreement;

(ii) the board of directors (or manager, as the case may be) of such party has approved this Agreement (with copies of all resolutions attached); and

(iii) stockholder (or member or members, as the case may be) approval of such party (in the case of Buyer, including the Buyer Stockholder Approval and the Warrant Amendment Approval) with respect to the execution, delivery and performance of the Agreement and the consummation of all transactions contemplated thereby has been attained.

(b) No Injunction. At the Closing Date, there shall be no Law, injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the parties invoking this condition shall use their best efforts to have such injunction, order or decree vacated or denied.

(c) Regulatory Authorizations. Any applicable waiting periods specified under the HSR Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.

(d) Approvals. Buyer Stockholder Approval and the Warrant Amendment Approval shall have been obtained.

7.2  Conditions Precedent to Obligation of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by Buyer:

(a) Accuracy of Representations and Warranties of Parent.  The representations and warranties of Parent and Seller contained in ARTICLE II which are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date and the representations and warranties of Parent and Seller contained in ARTICLE II which are qualified as to materiality shall be true and accurate in all respects as of the Closing Date as if made at and as of such date (except, in each case, those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).

(b) Accuracy of Representations and Warranties of Seller.  The representations and warranties of Seller contained in ARTICLE III, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on IPO Corp. and its Subsidiaries.

(c) Performance of Agreement.  Each of Parent, Seller, IPO Corp., Merger Sub and Aneth shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by each of them prior to or on the Closing Date.

(d) Certificate.  Buyer shall have received a certificate of Parent, Seller and of Aneth, dated the Closing Date, executed on behalf of each such Person by a duly authorized officer of such Person, to the effect that the conditions specified in paragraphs (a) and/or (b) and (c) as applicable to it above have been satisfied.

(e) Consents and Waivers.  All consents and waivers set forth on Schedule 7.2(e) shall have been obtained on terms satisfactory to Buyer.

(f) No Default.  Except for (i) any default under the First Lien Credit Agreement that has been waived or is subject to a forbearance agreement, (ii) any cross-default under any ISDA Agreement with a First Lien lender if the conditions in Section 7.2(f)(i) apply, or (iii) any default under the Second Lien Credit Agreement that is subject to a standstill covenant or otherwise does not permit the Second Lien lenders to take any action on the collateral securing the loan made under the Second Lien Credit Agreement, in each case where the existence of any such default would be cured upon the consummation of the transactions contemplated by this Agreement, there shall be no default with respect to any payment obligation or financial covenant under any material Indebtedness of the Companies. For purposes of this Section 7.2(f), material Indebtedness shall mean the Credit Agreement and all Indebtedness in an outstanding amount over $2,000,000 in the aggregate.

(g) Hedging Arrangements.  Seller shall have taken such actions with respect to its hedging arrangements such that the average fixed price on the Companies’ crude oil swaps in Year 2010 on 3,650 barrels of crude oil per day is $67.00 or more per barrel (“Hedging Arrangements”).

(h) Marketing.  Seller or the Companies have not entered into any agreement, or amendment to an agreement, with respect to their crude oil marketing arrangements that would reasonably be expected to have a Material Adverse Effect on IPO Corp., and its Subsidiaries as of Closing.

(i) Legal Opinion.  Buyer shall have received a legal opinion dated the Closing Date, in a form reasonably satisfactory to Buyer, from counsel reasonably satisfactory to Buyer addressing the existence of (i) no conflicts, defaults, or violations under applicable Laws of the Navajo Nation or any subdivision or Affiliate thereof and (ii) no conflicts, defaults or violations under Material Contracts pursuant to which the Navajo Nation or any subdivision or Affiliate thereof is a party or a third party beneficiary, in each case as a result of the consummation of the transactions contemplated by this Agreement.

7.3  Conditions Precedent to the Obligation of Seller.  The obligation of Parent, Seller, IPO Corp., Merger Sub and Aneth to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by Seller:

(a) Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement which are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date and the representations and warranties of Buyer contained in this Agreement which are qualified as to materiality shall be true and accurate in all respects as of the Closing Date as if made at and as of such date (except, in each case, those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).

(b) Performance of Agreements.  Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Certificate.  Seller shall have received a certificate of Buyer, dated the Closing Date, executed on behalf of Buyer by its President or any Vice President, to the effect that the conditions specified in paragraphs (a) and (b) above have been satisfied.

(d) Legal Opinion.  Parent, Seller, Aneth and IPO Corp. shall have received a legal opinion dated the Closing Date, in a form reasonably satisfactory to them, from counsel reasonably satisfactory to them that (i) the Charter Amendment will be effective in modifying Article II of Buyer Certificate of Incorporation such that consummation of the transactions contemplated hereby will not constitute a violation of such Article II, and (ii) the execution, delivery and performance of this Agreement by Buyer will not conflict with the terms of the Graham Agreement.

(e) Acquisition Consideration.  The Acquisition Consideration shall not be less than $275,000,000.00.

ARTICLE VIII
LABOR MATTERS

8.1  Collective Bargaining Agreements.  From and after the Closing, the Companies will continue to be bound by the terms of the collective bargaining agreements set forth in Schedule 8.1 (the “Collective Bargaining Agreements”), and will comply with their obligations under such Collective Bargaining Agreements and all other statutory bargaining obligations.

ARTICLE IX
MISCELLANEOUS

9.1  Termination and Abandonment.

(a) General.  Without prejudice to other remedies which may be available to the parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by mutual written consent of Buyer and Seller;

(ii) by Buyer or Seller by giving written notice to the other Person if a Law, injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the transactions contemplated by this Agreement and such injunction, restraining order or decree is final and non-appealable or is not resolved in Buyer’s favor prior to September 29, 2009 (a “Final Order”); provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to have such Law, injunction, order or decree vacated or denied;

(iii) by Buyer or Seller by giving written notice to the other Person if the Buyer Stockholder Approval or the Warrant Amendment Approval shall not have been obtained at the Buyer Stockholder Meeting;

(iv) by either Seller or Buyer by giving written notice to the other Person if the Closing shall not have occurred by September 29, 2009; provided that the foregoing right to terminate this Agreement under this clause (iv) shall not be available to any Person whose failure or inability to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(v) by Seller, upon written notice to Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement such that, if occurring or continuing on the Closing Date, the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach shall be incapable of being cured or shall not have been cured within thirty (30) days after written notice thereof shall have been received by Buyer; or

(vi) by Buyer, upon written notice to Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent, Aneth or Seller set forth in this Agreement such that, if occurring or continuing on the Closing Date, the conditions set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c), would not be satisfied and such breach shall be incapable of being cured or shall not have been cured within thirty (30) days after written notice thereof shall have been received by Seller.

(b) Procedure Upon Termination.  In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto; provided, however, that nothing herein shall relieve any party from liability for any intentional or knowing breach of any provision hereof.

(c) Payment of Expenses.

(i) If this Agreement is terminated by Buyer or Seller pursuant to Section 9.1(a)(iii) or Section 9.1(a)(ii) if due to a Final Order issued due to a violation of Article II of the Buyer Certificate of Incorporation, or by Seller pursuant to Section 9.1(a)(v), Buyer shall pay to Seller the documented out of pocket expenses of Parent, Seller, IPO Corp., Aneth, and all of the Companies (not to exceed $1,000,000); provided, however, such aggregate amount shall be limited to the amount that Seller and its Affiliates would have been able to collect from Buyer, as limited by Section 9.19.

(ii) If this Agreement is terminated by Buyer pursuant to Section 9.1(a)(vi), Seller shall pay to Buyer the documented out of pocket expenses of Buyer (not to exceed $1,000,000); provided, however, such aggregate amount shall be limited to the amount that Seller and its Affiliates would have been able to collect from Buyer, as limited by Section 9.19, had Seller terminated the Agreement pursuant to Section 9.1(a)(v).

(iii) If a party elects to terminate this Agreement as a result of a termination contemplated by the foregoing provisions of this Section 9.1(c), this Section 9.1(c) shall constitute the sole remedy and entire liability and damages of the parties as a result of a termination of this Agreement; provided, however, in the case of a breach by Seller of Section 6.11 that gives right to termination of this Agreement by Buyer pursuant to Section 9.1(a)(vi) and Buyer elects to terminate this Agreement but rejects and waives payment from Seller under this Section 9.1(c), then this Section 9.1(c) shall not constitute the sole remedy and entire liability and damages of the parties under this Agreement.

(d) Survival of Certain Provisions.  The respective obligations of the parties hereto pursuant to Section 6.1(d), except as otherwise provided in the Confidentiality Agreement, Section 6.6 and this ARTICLE IX shall survive any termination of this Agreement.

9.2  Expenses.  Except as otherwise contemplated by Section 9.1(c), (a) Buyer shall bear all costs, fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, (b) Aneth, IPO Corp., Merger Sub and the Companies shall bear all costs, fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby and (c) Parent and Seller shall bear all costs, fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby.

9.3  Tax Matters

(a) Transfer Taxes Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by IPO Corp. and Seller. Buyer and IPO Corp. shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).

(b) Withholding.  There shall be no withholding pursuant to section 1445 of the Code; provided that Seller delivers to Buyer at the Closing certificates complying with the Code and Treasury Regulations, in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under section 1445 of the Code.

(c) Cooperation on Tax Matters.  Seller, the Companies and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to any Tax claim. Parent, IPO Corp. and Founder will cooperate in the preparation of the Form 1065 for Aneth for its taxable year that includes the Effective Time, and no such return shall be filed without the consent of each of Parent, IPO Corp. and Founder, which shall not be unreasonably withheld, conditioned or delayed. Parent and Seller shall jointly control (at each party’s own expense) any defense or settlement, compromise, admission, or acknowledgment of any Tax audit or controversy relating to Tax items of any of the Companies or their assets for Tax periods and partial Tax periods ended on or prior to the Effective Time that could materially affect Parent, Seller or any member of Parent; provided, however, that Parent and Seller must consult, in good faith, with Founder before taking any action with respect to the conduct of such settlement, compromise, admission or acknowledgment. No such Tax audit or controversy shall be settled or compromised without the prior written approval (which shall not be unreasonably withheld, conditioned or delayed) of each of Parent, Seller and Founder.

(d) Tax Treatment.  The Parties intend (i) for the Contribution to be treated as part of a transfer to a controlled corporation pursuant to Section 351 of the Code and (ii) for the Merger to be treated either as a reorganization described in Section 368(a)(2)(e) of the Code or as part of a transfer to a controlled corporation pursuant to Section 351 of the Code. The Parties agree to report the transactions contemplated hereby consistent with this treatment, except to the extent required by a final determination pursuant to Section 1313 of the Code.

(e) Tax Representation.  Other than with respect to the Retention Shares, each of Founder, Parent and Seller represents and warrants that it has, and at the Effective Time will have, no binding obligation, or fixed or definite plan or intention, to dispose, for U.S. federal income tax purposes, of any IPO Corp. Common Stock received in the Contribution or Merger, as applicable, other than to distribute shares of IPO Corp. to its members or partners and that it has no knowledge of any binding obligation, or fixed or definite plan or fixed or definite intention, of its partners or members to dispose of Common Stock received in any such distribution. IPO Corp. has, and at the Effective Time will have, no intention or plan to liquidate or terminate for U.S. federal income tax purposes, Buyer or Aneth following the Merger and Contribution.

9.4  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopy, as follows:

(a)	if to Seller, Aneth or IPO Corp. prior to the Closing, to it at:

1675 Broadway St.
Denver, Colorado 80202
Attn: James M. Piccone
Fax: (303) 623-3628

with a copy to (which shall not constitute notice):

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Attn: Ronald R. Levine, II
Fax: (303) 893-1379

(b)	if to Parent, to it at:

1675 Broadway St.
Denver, Colorado 80202
Attn: James M. Piccone
Fax: (303) 623-3628

with a copy to (which shall not constitute notice):

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Attn: Ronald R. Levine, II
Fax: (303) 893-1379

(c)	if to Buyer or Founder, to it at:

c/o Hicks Acquisition Company I, Inc.
100 Crescent Court, Suite 1200
Dallas, Texas 75201
Attn: Joseph B. Armes
Fax: (214) 615-2223

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attn: Alan D. Feld
Fax: (214) 969-4343

or to such other Person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third Business Day after the mailing thereof or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

9.5  Entire Agreement.  This Agreement (including the Schedules hereto and the documents referred to herein) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

9.6  Non-Survival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and (b) the obligations set forth in Sections 6.1(b) and 6.6 and this ARTICLE IX.

9.7  No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as provided in Section 6.9.

9.8  Assignability.  This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

9.9  Amendment and Modification; Waiver.  Subject to applicable Law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of Buyer, Parent and Seller at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

9.10  No Recourse.  No recourse shall be available to the assets of any Person that is a member, partner, equity holder or Affiliate of Parent, Seller or Buyer, or any officer, director, agent, employee, shareholder or partner thereof for any obligations of Parent, Seller, IPO Corp., Merger Sub or Aneth to Buyer or of Buyer to Parent, Seller, IPO Corp., Merger Sub or Aneth pursuant to this Agreement.

9.11  Severability.  If any provision of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.12  Section Headings.  The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.13  Interpretation.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

9.14  Definitions.  As used in this Agreement:

“Affiliate” means, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by agreement or otherwise; provided, however, except for Sections 6.1(d), 6.11, 6.13(c) and 9.10, in the case “Affiliate” of Seller, Company, Aneth, IPO Corp. or any of the Companies shall expressly not include Natural Gas Partners VII, L.P., Natural Gas Partners Income Co — Investment Opportunities Fund, L.P. or any of the Natural Gas Partners entity.

“Aggregate Cash Consideration” means the aggregate amount payable in respect of all Public Warrants converted into the right to receive the Cash Consideration as set forth in Section 1.7(a).

“Benefit Plan” means (A) each “employee benefit plan” (as defined in section 3(3) of ERISA); and (B) every other plan, program, policy, practice, Contract (including any employment Contract or consulting Contract), or other arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated, and whether or not subject to ERISA and whether or not legally binding) providing for compensation, severance, termination pay, salary continuation, bonus or other incentive compensation, deferred compensation, stock or other equity or equity-related compensation, change in control benefits, fringe benefits, or other employee benefits of any kind.

“BIA” means the Bureau of Indian Affairs of the United States Department of the Interior.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by law or executive order to be closed.

“Business Employee” means any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Companies or of any ERISA Affiliate.

“Buyer Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Buyer as of the date hereof.

“Buyer Common Stock” means the common stock, $0.0001 par value, of Buyer.

“Buyer Information” means information about Buyer reasonably sufficient to permit the preparation and filing with the SEC of the Proxy/Registration Statement or such other statement or report as may be required by federal securities Law.

“Buyer SEC Documents” means all of Buyer’s reports, statements, schedules and registration statements filed with the SEC.

“Buyer Warrants” means the warrants to purchase shares of Buyer Common Stock governed by the HACI Warrant Agreement.

“Charter Amendment” means the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Buyer to be filed with the Secretary of State of Delaware after the receipt of the Buyer Stockholder Approval, pursuant to which Buyer’s current certificate of incorporation will be amended to, among other things, revise the purpose and existence clauses therein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means all of the Subsidiaries of Seller except for the Excluded Subsidiaries and “Company” means any one of the Companies individually.

“Company Information” means information about IPO Corp., Seller, and Companies reasonably sufficient to permit the preparation and filing with the SEC of the Proxy/Registration Statement or such other statement or report as may be required by federal securities Law.

“Credit Agreements” means, collectively, (a) that certain Amended and Restated Credit Agreement, dated as of April 14, 2006, among Resolute Aneth, LLC, Seller and certain of its Subsidiaries, Wachovia Bank, National Association, as Administrative Agent, Citigroup Global Markets Inc., as Syndication Agent, and Deutchse Bank Securities, Inc., Fortis Capital Corp and U.S. Bank National Association, Inc., as Co-Documentation Agents, and the other Lenders party thereto (“1st Lien Agreement”) and (b) that certain Amended and Restated Second Lien Credit Agreement, dated as of June 27, 2007, among Aneth, Seller and certain of its Subsidiaries, Citicorp USA, Inc, as Administrative Agent, Wachovia Capital Markets, LLC, as Syndication Agent and the other Lenders party thereto (“2nd Lien Agreement”), each as amended.

“Defined Percentage” means the resulting percentage of: (i) Acquisition Consideration, divided by (ii) Acquisition Consideration plus $121,520,000.00.

“Earnout Shares” means shares of IPO Corp. Common Stock subject to forfeiture in the event the Stock Earnout Target is not met by the date which is five years following the Closing Date and shall not have any economic (except to the extent set forth in Section 1.6) until the Stock Earnout Target is met but shall have voting rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each employer that, together with any of the Companies, would be considered a single employer under section 414(t) of the Code.

“Exchange Agent” means an agent, reasonably satisfactory to Buyer, IPO Corp., Seller and Founder who shall act as the exchange agent in connection with the transactions contemplated by this Agreement pursuant to an exchange agent agreement, in a form reasonably acceptable to Buyer and Seller, to be entered into among the agent, Buyer, IPO Corp., Seller and Founder.

“Excluded Subsidiaries” means those Subsidiaries of Seller set forth on Schedule 3.3(a).

“Founder’s Warrants” means the warrants to purchase shares of Buyer Common Stock owned by Founder and governed by that certain Warrant Agreement, dated as of September 27, 2007, between Buyer and Continental Stock Transfer and Trust Company, N.A., as warrant agent (the “HACI Warrant Agreement”).

“Graham Agreement” means that certain Equity Interest Purchase Agreement, dated as of July 1, 2008, among Buyer, GPC Holdings, L.P., Graham Packaging Corporation, Graham Capital Company, Graham Engineering Corporation, BMP/Graham Holdings Corporation, GPC Capital Corp. II, Graham Packing Holdings Company, and the other parties signatory thereto, as amended to date.

“HACI Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of September 26, 2007, made and entered into by and among the Company, the Founder, Thomas O. Hicks, William H. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn

“IMDA” means the Indian Mineral Development Act of 1982, 25 U.S.C. §§ 2101-2108.

“Indebtedness” means with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all financial obligations of such Person secured by a Lien (other than a Permitted Lien), and (iv) all guarantees of such Person in connection with any of the foregoing. For clarity, capital lease obligations shall be treated as Indebtedness but operating leases shall not be so treated.

“Initial Business Combination” has the meaning set forth in the Buyer Certificate of Incorporation.

“Intellectual Property” means all intellectual property, including but not limited to (a) all trademarks, service marks, trade dress, design marks, logos, trade names, domain names, websites, brand names and corporate names, whether registered or unregistered, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (b) all copyrights, photographs, advertising and promotional materials, including catalogs, and computer software and all copyright applications, registrations, and renewals in connection therewith, (c) all trade secrets and proprietary and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (d) all inventions and designs (whether patentable or unpatentable), and all patents, patent applications, continuations, continuations-in-part, divisionals, reissues, reexaminations, term extensions and disclosures, and (e) all rights to pursue, recover and retain damages and costs and attorneys’ fees (if available) for past, present and future infringement of any of the foregoing.

“IPO” means the initial public offering of Buyer, effected on October 3, 2007.

“IPO Shares” means the shares of Buyer Common Stock issued in the IPO.

“Knowledge” or “knowledge” of Seller or the Companies means the actual knowledge of a particular fact or other matter by the persons listed on Schedule 9.14.

“Leased Real Property” means the non oil and gas real property leased by any of the Companies, as tenant, together with, to the extent leased by such Companies, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment attached or appurtenant thereto.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Material Adverse Effect” means a material adverse effect on the business, operations, assets or financial condition of the Person and its Subsidiaries, taken as a whole, excluding, in each case, any such effect resulting from or arising out of or in connection with: (i) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, in each case, that do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other Persons in the industry; (ii) economic, industry or market events, occurrences, developments, circumstances or conditions, whether general or regional in nature or limited to any area in which the Person or its Subsidiaries operate, in each case to the extent do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other Persons in the industry; (iii) changes in applicable Laws or accounting standards, principles or interpretations, in each case, that do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other similarly situated Persons in the industry; (iv) changes in commodity prices; or (v) the public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken or not taken in compliance herewith or otherwise at the request or with the consent of Seller or Buyer, as applicable.

“Navajo Nation” means the federally recognized Indian tribe of the Navajo Indian Reservation in the States of Arizona, New Mexico, Colorado and Utah, including all of its agencies, departments, instrumentalities and entities whether organized pursuant to federal, state or tribal law.

“NNOG” means Navajo Nation Oil and Gas Company, a federally chartered corporation pursuant to Section 17 of the Indian Reorganization Act of 1934.

“Owned Real Property” means the non oil and gas real property owned by any of the Companies, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment of such Companies attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permitted Liens” means: (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or for which adequate reserves are maintained on the financial statements of the Person and its Subsidiaries as of the Closing Date; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings (and for which adequate reserves are maintained on the financial statements of the Person and its Subsidiaries as of the Closing Date in conformity with GAAP); (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, and liens in connection with unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) all matters of record, including, without limitation, survey exceptions, reciprocal easement agreements and other encumbrances on title to real property; (f) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations; (g) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any environmental Permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to the Person or any of its Subsidiaries or any of their respective properties; (h) Liens securing the obligations of the Person or any of its Subsidiaries under secured indebtedness of the Person or any of its Subsidiaries and, in respect of Seller and the Companies, and all Excepted Liens (as defined in the Credit Agreements); (i) Liens referred to in the Schedules hereto; (j) Permitted Encumbrances; and (k) Liens that, individually or in the aggregate, would not have a Material Adverse Effect on such Person.

“Person” means an individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(a)(3) of the Securities Exchange Act of 1934, as amended.

“Production” means all oil, natural gas, coalbed methane gas, condensate, natural gas liquids, and other hydrocarbons or products produced from or attributable to the Company Assets.

“Prospect” means an oil and gas property owned by the Companies that is set forth under the heading “Unproven Properties” on Exhibit E.

“Public Stockholder” means each holder of IPO Shares.

“Public Warrants” means the warrants to purchase shares of Buyer Common Stock issued in the IPO.

“SEC” means the Securities and Exchange Commission.

“Seller Interests” means the limited liability company interests in Seller.

“Sponsor’s Warrants” means the warrants to purchase shares of Buyer Common Stock owned by Founder and governed by that certain Sponsor Warrants Purchase Agreement, dated as of September 26, 2007, between Buyer and Founder.

“Stock Earnout Target” means (i) the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the IPO Corp. Common Stock on the applicable stock exchange (or, if no closing price is reported, the last reported sale price during that regular trading session) for any twenty (20) days within any thirty (30) day trading period which period can begin only after ninety (90) days after the Closing Date exceeds $15.00 per share, or (ii) a Change in Control Event (as defined by clauses (a) and (c) of the definition of Change in Control Event provided for in the Resolute Energy Corporation 2009 Performance Incentive Plan) occurs in which IPO Corp. Common Stock is valued in connection with such Change in Control Event in excess of $15.00 per share. If IPO Corp. shall at any time or from time to time after the Closing Date effect a subdivision (by any stock split or otherwise) of the outstanding IPO Corp. Common Stock into a greater number of shares, the Stock Earnout Target in effect immediately before such subdivision shall be proportionately decreased. Conversely, if IPO Corp. shall at any time or from time to time after the Closing Date combine (by reverse stock split or otherwise) the outstanding shares of IPO Corp. Common Stock into a smaller number of shares, the Stock Earnout Target in effect immediately before the combination shall be proportionately increased.

“Subsidiary” or “Subsidiaries” of Seller, Buyer or any other Person means any corporation, partnership, joint venture or other legal entity of which Seller, Buyer or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Trust Account” means the trust account established by Buyer in connection with the consummation of the IPO and into which Buyer deposited a designated portion of the net proceeds from the IPO.

“Trust Agreement” means the agreement pursuant to which Buyer has established the Trust Account.

“Warrant Cap” means 27,600,000.

“Western Refining Contract” means Gas Gathering and Processing Agreement, made and entered into December 18, 2001, by and between Western Gas Resources, Inc., as processor, and Texaco Exploration and Production, Inc., as operator, of the Aneth Plant and on behalf of the Aneth Plant Co-owners.

9.15  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

9.16  Submission to Jurisdiction.  Each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of any state or federal court in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of Delaware.

9.17  Enforcement.  The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

9.18  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

9.19  No Claim Against Trust Account.  Each of Parent, Seller, Aneth and each other Subsidiary of Seller and IPO Corp. hereby irrevocably waives any and all right, title, interest or claim (any “Claim”) of any kind it has or may have in the future to any assets in the Trust Account other than amounts distributed to Buyer in limited amounts from time to time (and in no event more than $6,555,000 in total, inclusive of amounts that have already been distributed) in order to permit Buyer to pay its operating expenses and after the consummation of its Initial Business Combination and hereby agrees not to seek recourse, reimbursement, payment or satisfaction against the Trust Account or any funds distributed therefrom, except amounts distributed to Buyer after the consummation of its Initial Business Combination, in respect of any Claims against Buyer arising under this Agreement; provided, that any Claim in respect of such amounts distributed to Buyer after the consummation of its Initial Business Combination shall be limited to payments required by Section 9.1(c).  This waiver is intended and shall be deemed and construed to be irrevocable and absolute on the part of each of Parent, Seller, Aneth and each other Subsidiary of Seller, Seller and IPO Corp., and shall be binding on their respective heirs, successors and assigns, as the case may be. Notwithstanding the foregoing, this Section 9.19 shall not constitute a waiver of the specific performance remedy set forth in Section 9.17.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER:

HICKS ACQUISITION COMPANY I, INC.

By:	/s/ Joseph B. Armes

Name:	Joseph B. Armes

Title:	President & CEO

IPO CORP.:

RESOLUTE ENERGY CORPORATION

By:	/s/ Nicholas J. Sutton

Name:	Nicholas J. Sutton

Title:	CEO

MERGER SUB:

RESOLUTE SUBSIDIARY CORPORATION

By:	/s/ Nicholas J. Sutton

Name:	Nicholas J. Sutton

Title:	CEO

ANETH:

RESOLUTE ANETH, LLC

By:	/s/ Nicholas J. Sutton

Name:	Nicholas J. Sutton

Title:	CEO

SELLER:

RESOLUTE HOLDINGS SUB, LLC

By:	/s/ Nicholas J. Sutton

Name:	Nicholas J. Sutton

Title:	CEO

PARENT:

RESOLUTE HOLDINGS, LLC

By:	/s/ Nicholas J. Sutton

Name:	Nicholas J. Sutton

Title:	CEO

FOUNDER:

HH-HACI, L.P.

By: HH-HACI GP LLC, its General Partner

By:	/s/ Joseph B. Armes

Name:	Joseph B. Armes

Title:

Annex B

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HICKS ACQUISITION COMPANY I, INC.

Hicks Acquisition Company I, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST:	That the name of the Corporation is “Hicks Acquisition Company I, Inc.”

SECOND:	That on , 2009, resolutions were duly adopted by the Corporation’s Board of Directors setting forth, approving and adopting this amendment to Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”), declaring this amendment to be advisable and recommending this amendment for approval by the Corporation’s stockholders, and calling a meeting of the stockholders of the Corporation for consideration thereof.

THIRD:	The Certificate is amended as follows:

1. Article II of the Certificate is amended and restated to read in its entirety as follows:

ARTICLE II
PURPOSE

The purpose of the Corporation is to conduct all lawful business permitted by the General Corporation Law of the State of Delaware (the “DGCL”).

2. Article IX, Section 9.5 of the Certificate is amended and restated to read in its entirety as follows:

Section 9.5 Existence.

The Corporation shall have perpetual existence.

3. All section references to Section 9.5 in Certificate are hereby deleted.

FOURTH:	That on , 2009, pursuant to resolutions of the Corporation’s Board of Directors, a special meeting of the Corporation’s stockholders was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of such amendment.

FIFTH:	That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SIXTH:	That the capital of the Corporation shall not be reduced under or by reason of such amendment.

B-1

SEVENTH:	This Certificate of Amendment shall become effective upon filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Corporation has duly caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation to be executed as of this           day of          , 2009.

HICKS ACQUISITION COMPANY I, INC.

By:
Name:     Joseph B. Armes

Title:	President, Chief Executive Officer
and Chief Financial Officer

B-2

Annex C

EXHIBIT A

FORM OF
AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment No. 1, dated as of          , 2009 (this “Amendment”), to the Warrant Agreement, dated as of September 27, 2007 (the “Warrant Agreement”), by and between Hicks Acquisition Company I, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (“Warrant Agent”).

WHEREAS, the Company consummated its initial public offering on October 3, 2007, pursuant to which the Company issued, after giving effect to the exercise of the overallotment option, 55,200,000 units;

WHEREAS, each unit consisted of one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and one warrant to purchase one share of Common Stock at an exercise price of $7.50 per share (the “Public Warrants”);

WHEREAS, pursuant to a private placement, simultaneously with the Company’s initial public offering, the Company issued to HH-HACI, L.P., a Delaware limited partnership (the Sponsor”), 7,000,000 warrants (the “Sponsor’s Warrants”), with each Sponsor’s Warrant exercisable into one share of Common Stock at $7.50;

WHEREAS, in conjunction with its initial public offering, the Company issued 13,800,000 warrants to certain existing stockholders (the “Founder’s Warrants”), with each Founder’s Warrant exercisable into one share of Common Stock at $7.50 (the Founder’s Warrants, together with the Sponsors’ Warrants and the Public Warrants, the “Warrants”);

WHEREAS, the terms of the Warrants are governed by the Warrant Agreement and capitalized terms used, but not defined, herein shall have the meaning given to such term in the Warrant Agreement;

WHEREAS, the Company has entered into that certain Purchase and IPO Reorganization Agreement dated August 2, 2009 (the “Acquisition Agreement”), by and among the Company, Resolute Energy Corporation, a Delaware corporation and newly-formed wholly-owned subsidiary of Resolute Sub (“IPO Corp.”), Resolute Subsidiary Corporation, a Delaware corporation and newly-formed wholly-owned subsidiary of IPO Corp. (“Merger Sub”), Resolute Aneth, LLC, a Delaware limited liability company (“Aneth”), Resolute Holdings, LLC, a Delaware limited liability company (“Holdings”), Resolute Holdings Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“Resolute Sub”), and HH-HACI, L.P., a Delaware limited partnership (the “Sponsor”), which provides for (i) the acquisition by the Company of a membership interest in Aneth equal to the Defined Percentage (as defined in the Acquisition Agreement) in exchange, (ii) the contribution by Resolute Sub of the equity interests in Aneth and certain of its wholly-owned subsidiaries in exchange for common stock and warrants of IPO Corp., (iii) the Sponsor’s sale of 2,333,333 Sponsor’s Warrants to Resolute Sub (the “Sponsor Sale”), (iv) the cancellation of 4,600,000 Founder’s Warrants, and (v) the merger of Merger Sub with and into the Company as a result of which the Company will become a wholly-owned subsidiary of IPO Corp. (the “Merger”) and (x) outstanding shares of Common Stock will be exchanged for common stock of IPO Corp. and (y) outstanding Warrants will be exchanged for either cash or warrants to purchase common stock of IPO Corp.;

WHEREAS, pursuant to the Acquisition Agreement, the Company agreed to seek the approval of the holders of its outstanding Warrants to amend the Warrant Agreement to: (i) permit each Public Warrant to be exchanged in the Merger for either (A) $0.55 in cash or (B) a new warrant to purchase IPO Corp. common stock subject to a prorationing adjustment requiring a maximum of 27,600,000 new warrants to be issued; (ii) permit the Sponsor Sale; (iii) require the cancellation of 4,600,000 Founder’s Warrants; and (iv) permit each Sponsor’s Warrant and Founder’s Warrant to be exchanged in the Merger for new warrants to purchase IPO Corp. common stock (collectively, the “Warrant Redemption Proposal”); and

WHEREAS, holders of Warrants exercisable for a majority of the Warrant Shares (as defined in the Warrant Agreement) issuable upon exercise of all outstanding Warrants have approved the Warrant Redemption Proposal.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein:

1.  Amendment of Warrant Agreement.

(a) The second paragraph of Section 5 of the Warrant Agreement shall be deleted in its entirety and replaced with the following:

“The Founder’s Warrants and the Sponsor’s Warrants may not be sold or transferred prior to the date that is one hundred and eighty (180) days after the date (such date, the “Transfer Restriction Termination Date”) upon which the Company completes an acquisition, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets (its “Initial Business Combination”), except: (A) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors or any affiliates of the Sponsor (as defined below); (B) in the case of an Initial Stockholder (other than the Sponsor), by gift to a member of the Initial Stockholder’s immediate family or to a trust, the beneficiary of which is a member of the Initial Stockholder’s immediate family, an affiliate of the Initial Stockholder or to a charitable organization; (C) by virtue of the laws of descent and distribution upon death of Initial Stockholders (other than the Sponsor); (D) by virtue of the laws of the state of Delaware or the Sponsor’s limited partnership agreement upon dissolution of the Sponsor; (E) in the case of an Initial Stockholder (other than the Sponsor) pursuant to a qualified domestic relations order; (F) in the event of a liquidation of the Company prior to the Company’s completion of its Initial Business Combination; (G) the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s consummation of an Initial Business Combination; or (H) to Resolute Holdings Sub, LLC, a Delaware limited liability company (“Resolute Sub”) in connection with the Initial Business Combination contemplated by that certain Purchase and IPO Reorganization Agreement dated August 2, 2009 (the “Acquisition Agreement”), by and among the Company, Resolute Energy Corporation, a Delaware corporation (“IPO Corp.”), Resolute Subsidiary Corporation, a Delaware corporation (“Merger Sub”), Resolute Aneth, LLC, a Delaware limited liability company, Resolute Holdings, LLC, a Delaware limited liability company, Resolute Sub, and the Sponsor, pursuant to which, among other things, Merger Sub will be merged with and into the Company and the Company will continue as the surviving company and be wholly-owned by IPO Corp. (the “Merger”); provided, however, that the permissive transfers set forth above may be implemented only upon the respective transferee’s written agreement with the Company to be bound by the terms and conditions of such transfer restrictions (the “Permitted Transferees”).”

(b) Section 11(c) of the Warrant Agreement shall be deleted in its entirety and replaced with the following:

“(c) The Merger.  Pursuant to the Merger, the Warrants shall be treated as follows:

(i) Public Warrants.

(A) Each Public Warrant will be converted into either (x) the right to receive $0.55 in cash (the “Cash Consideration”) or (y) a warrant to purchase one share of common stock, par value $0.0001 per share, of IPO Corp. (“IPO Corp. Common Stock”) (the “New Warrant Consideration” and together with the Cash Consideration, the “Warrant Consideration”), in each case as the holder of Public Warrants shall have elected or be deemed to have elected (an “Election”) in accordance with Section 11(c)(i)(B). All such Public Warrants, when so converted, will automatically be retired and will cease to be outstanding, and the holder of a Warrant Certificate that, immediately prior to the effective time of the Merger, represented outstanding Public Warrants will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Warrant Certificate the applicable Warrant Consideration. The new warrants to purchase IPO Corp. Common Stock issuable in respect of the New Warrant Consideration will contain the terms and conditions set forth in the warrant agreement attached as Exhibit D hereto (the “New Warrant Agreement”).

(B) Subject to the procedures in Section 11(c)(iii) and the limitations in Section 11(c)(i)(D), each holder of Public Warrants outstanding immediately prior to the Election Date who makes a valid Election to receive the New Warrant Consideration will be entitled to receive the New Warrant Consideration in respect of such Public Warrants (the “New Warrant Election Warrants”); provided that, notwithstanding anything in this Agreement to the contrary, a holder of a Public Warrant shall not be able to make a valid election to receive the New Warrant Consideration with respect to any Public Warrants that it voted against this Amendment. All holders of Public Warrants immediately prior to the Election Date who do not make a valid Election for New Warrant Election Warrants will be deemed to have elected to receive the Cash Consideration in respect of their Public Warrants.

(C) Notwithstanding anything in this Agreement to the contrary:

(1) the maximum number of Public Warrants to be converted into the right to receive the New Warrant Consideration will be equal to 27,600,000 (the “Warrant Cap”); and

(2) the minimum number of Public Warrants to be converted into the right to receive the Cash Consideration will be equal to (x) the number of Public Warrants outstanding immediately prior to the Effective Time less (y) the Warrant Cap.

(D) Notwithstanding anything in this Agreement to the contrary, to the extent the aggregate number of New Warrant Election Warrants exceeds the Warrant Cap, the New Warrant Consideration will be prorated as follows:

(1) all Public Warrants for which Elections to receive the Cash Consideration have been made or deemed to have been made (the “Cash Election Warrants”) will be converted into the right to receive the Cash Consideration; and

(2) the New Warrant Election Warrants will be converted into the right to receive the Cash Consideration and the New Warrant Consideration in the following manner:

(x) the number of New Warrant Election Warrants covered by each Form of Election to be converted into New Warrant Consideration will be determined by multiplying the number of New Warrant Election Warrants covered by such Form of Election by a fraction, (a) the numerator of which is the Warrant Cap and (b) the denominator of which is the aggregate number of New Warrant Election Warrants; and

(y) all New Warrant Election Warrants not converted into New Warrant Consideration in accordance with clause (x) will be converted into the right to receive the Cash Consideration in respect thereof.

(ii) Founder’s Warrants and Sponsor’s Warrants.  Each Founder’s Warrant and each Sponsor’s Warrant will be converted into a warrant to purchase one share of IPO Corp. Common Stock (the “New Founder’s Warrants” and the “New Sponsor’s Warrants”); provided that 4,600,000 Founder’s Warrants held by the Sponsor shall be cancelled and forfeited immediately prior to the Merger. All such Founder’s Warrants and Sponsor’s Warrants, when so converted, will automatically be retired and will cease to be outstanding, and the holder of a Warrant Certificate that, immediately prior to the effective time of the Merger, represented outstanding Founder’s Warrants or Sponsor’s Warrants will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Warrant Certificate the New Founder’s Warrants or New Sponsor’s Warrants, as applicable. The New Founder’s Warrants and New Sponsor’s Warrants will have the terms and conditions set forth in the New Warrant Agreement.

(iii) Election/Exchange Procedures.

(A) Public Warrants.

(1) The Company will authorize the Exchange Agent (as defined in the Acquisition Agreement) to receive Elections and to act as exchange agent hereunder with respect to the Merger.

(2) The Company will prepare, for use by the holders of Public Warrants in surrendering Warrant Certificates, a form (the “Form of Election”) pursuant to which each holder of Public Warrants may make an Election. The Form of Election will be delivered to such Warrant holders by means and at a time upon which the Company and IPO Corp. will mutually agree.

(3) An Election will have been properly made only if a Form of Election properly completed and signed and accompanied by the Warrant Certificate or Warrant Certificates to which such Form of Election relates (x) is received by the Exchange Agent prior to the date and time of the special meeting of warrantholders being held to approve Amendment No. 1 to this Agreement (the “Election Date” and the “Special Meeting”) or (y) is delivered to the Exchange Agent at the Special Meeting.

(4) Any Public Warrant holder may at any time prior to the Election Date change such holder’s Election if the Exchange Agent receives (x) prior to the Election Date written notice of such change accompanied by a properly completed Form of Election or (y) at the Special Meeting a new, properly completed Form of Election. The Company will have the right in its sole discretion to permit changes in Elections after the Election Date.

(5) The Company will have the right to make rules, not inconsistent with the terms of this Agreement or the Acquisition Agreement, governing the validity of Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by this section, the issuance and delivery of certificates for the new warrants to purchase IPO Corp. Common Stock into which the Public Warrants are exchangeable in the Merger, and the payment for Public Warrants converted into the right to receive the Cash Consideration in the Merger.

(7) In connection with the above procedures, (A) the holders of Warrant Certificates evidencing Public Warrants will surrender such certificates to the Exchange Agent, (B) upon surrender of a Warrant Certificate the holder thereof will be entitled to receive the applicable Warrant Consideration, and (C) the Warrant Certificates so surrendered will forthwith be canceled.

(B) Founder’s Warrants and Sponsor’s Warrants.  As soon as practicable after the closing of the Merger, (i) the holders of Warrant Certificates evidencing Founder’s Warrants and Sponsor’s Warrants will surrender such Warrant Certificates to IPO Corp., (ii) upon surrender of a Warrant Certificate pursuant to this section the holder thereof will be entitled to receive the New Founder’s Warrants or the New Sponsor’s Warrants, as applicable, and (iii) the Warrant Certificates so surrendered will forthwith be canceled.”

(c) The definition of “Initial Stockholders” shall be revised to mean, collectively, the Sponsor, William H. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn.

2.  Miscellaneous.

(a) Governing Law.  This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of the State of New York. The parties agree that all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, the parties will submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

(b) Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

(c) Entire Agreement.  This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment, provisions of the Warrant Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

(d) Severability.  This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e) Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
HICKS ACQUISITION COMPANY I, INC.

By:
Joseph B. Armes
President, Chief Executive Officer
and Chief Financial Officer

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

Annex D

FORM OF
WARRANT AGREEMENT
RESOLUTE ENERGY CORPORATION
and
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

WARRANT AGREEMENT
Dated as of September   , 2009

WARRANT AGREEMENT

Section 1.	Appointment of Warrant Agent	D-3
Section 2.	Warrant Certificates	D-3
Section 3.	Execution of Warrant Certificates	D-3
Section 4.	Registration and Countersignature	D-4
Section 5.	Registration of Transfers and Exchanges; Transfer Restrictions	D-4
Section 6.	Terms of Warrants	D-5
(a)	Exercise Price and Exercise Period	D-5
(b)	Redemption of Warrants	D-5
(c)	Exercise Procedure	D-6
(d)	Registration Requirement	D-7
(e)	Expiry Upon Liquidation of Trust Account	D-8
Section 7.	Payment of Taxes	D-8
Section 8.	Mutilated or Missing Warrant Certificates	D-8
Section 9.	Reservation of Warrant Shares	D-8
Section 10.	Obtaining Stock Exchange Listings	D-9
Section 11.	Adjustment of Number of Warrant Shares	D-9
(a)	Stock Dividends — Split-Ups	D-9
(b)	Aggregation of Shares	D-9
(c)	Merger, Reorganization, etc	D-9
(d)	Extraordinary Dividends	D-9
(e)	Adjustments To Exercise Price	D-10
(f)	Form of Warrant	D-10
(g)	Other Events	D-10
Section 12.	Fractional Interests	D-11
Section 13.	Notices to Warrant Holders	D-11
Section 14.	Merger, Consolidation or Change of Name of Warrant Agent	D-11
Section 15.	Warrant Agent	D-11
Section 16.	Change of Warrant Agent	D-13
Section 17.	Notices to Company and Warrant Agent	D-14
Section 18.	Supplements and Amendments	D-14
Section 19.	Successors	D-14
Section 20.	Termination	D-14
Section 21.	Governing Law	D-14
Section 22.	Benefits of This Agreement	D-15
Section 23.	Counterparts	D-15
Section 24.	Force Majeure	D-15
Exhibit A	Legend — Founders’ Warrants
Exhibit B	Legend — Sponsors’ Warrants
Exhibit C	Form of Warrant Certificate

THIS WARRANT AGREEMENT (this “Agreement”), dated as of September   , 2009, is by and between Resolute Energy Corporation, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company has entered into that certain Purchase and IPO Reorganization Agreement dated August 2, 2009 (the “Acquisition Agreement”), by and among the Company, Hicks Acquisition Company I, Inc., a Delaware corporation (“HACI”), Resolute Aneth, LLC, a Delaware limited liability company, Resolute Subsidiary Corporation, a Delaware corporation (“Merger Sub”), Resolute Holdings, LLC, a Delaware limited liability company, Resolute Holdings Sub, LLC, a Delaware limited liability company (“Resolute Sub”), and HH-HACI, L.P., a Delaware limited partnership (the “Sponsor”), pursuant to which, among other things, Merger Sub will be merged with and into HACI and HACI will continue as the surviving company and be wholly-owned by the Company (the “Merger” and together with the other transactions contemplated in the Acquisition Agreement, the “Initial Business Combination”);

WHEREAS, pursuant to the Acquisition Agreement, the Company proposes to issue in connection with the Merger up to 48,400,000 warrants consisting of (i) up to 27,600,000 warrants (the “Public Warrants”), (ii) up to an aggregate of 13,800,000 warrants bearing the legend set forth in Exhibit A hereto to the Sponsor, Resolute Sub, William H. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn (collectively, the “Initial Stockholders”) (the “Founders’ Warrants”), and (iii) up to an aggregate of 7,000,000 warrants bearing the legend set forth in Exhibit B hereto to the Sponsor and Resolute Sub (the “Sponsors’ Warrants”), which in each case entitle the holders thereof to purchase shares of common stock of the Company, $0.0001 par value per share (the “Common Stock” and the Common Stock issuable on exercise of the Public Warrants, the Founders’ Warrants or the Sponsors’ Warrants, the “Warrant Shares”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange and exercise of Warrants and other matters as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.

Section 2.  Warrant Certificates.  The certificates evidencing the Warrants (the “Warrant Certificates”) to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit C attached hereto.

Section 3.  Execution of Warrant Certificates.  Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board or its President or Chief Executive Officer or a Vice President and by its Secretary or an Assistant Secretary. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President, Chief Executive Officer, Vice President, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, President, Chief Executive Officer, Vice President, Secretary or Assistant Secretary, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.

In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.

Section 4.  Registration and Countersignature.  Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon the written instructions of the Chairman of the Board, the President or Chief Executive Officer, a Vice President, the Treasurer or the Chief Financial Officer of the Company, countersign, issue and deliver Warrants as provided in this Agreement.

The Company and the Warrant Agent may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Section 5.  Registration of Transfers and Exchanges; Transfer Restrictions.  The Warrant Agent shall from time to time, subject to the limitations of this Section 5, register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent. Cancelled Warrant Certificates shall thereafter be disposed of by the Warrant Agent in its customary manner.

The Founders’ Warrants and Sponsors’ Warrants (other than the Founders’ Warrants and Sponsors’ Warrants held by Resolute Sub) may not be sold or transferred prior to the date that is one hundred and eighty (180) days after the date (such date, the “Transfer Restriction Termination Date”) of the closing of the Merger, except: (A) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors or any affiliates of the Sponsor (as defined below); (B) in the case of an Initial Stockholder (other than the Sponsor), by gift to a member of the Initial Stockholder’s immediate family or to a trust, the beneficiary of which is a member of the Initial Stockholder’s immediate family, an affiliate of the Initial Stockholder or to a charitable organization; (C) by virtue of the laws of descent and distribution upon death of Initial Stockholders (other than the Sponsor); (D) by virtue of the laws of the state of Delaware or the Sponsor’s limited partnership agreement upon dissolution of the Sponsor; or (E) in the case of an Initial Stockholder (other than the Sponsor) pursuant to a qualified domestic relations order; provided, however, that the permissive transfers set forth above may be implemented only upon the respective transferee’s written agreement with the Company to be bound by the terms and conditions of such transfer restrictions (the “Permitted Transferees”).

The holders of any Founders’ Warrants or Sponsors’ Warrants or Warrant Shares issued upon exercise of any Founders’ Warrants or Sponsors’ Warrants further agree, prior to any transfer of such securities, to give written notice to the Company expressing its desire to effect such transfer and describing briefly the proposed transfer. Upon receiving such notice, the Company shall present copies thereof to its counsel and any such holder agrees not to make any disposition of all or any portion of such securities unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, in which case the legends set forth in Exhibit A, Exhibit B or Section 6(c) hereof, as the case may be (collectively, the “Legends”) with respect to such securities sold pursuant to such registration statement shall be removed; or

(b) if reasonably requested by the Company, (A) the holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Securities Act, (B) the Company shall have received customary representations and warranties regarding the transferee that are reasonably satisfactory to the Company signed by the proposed transferee, and (C) the Company shall have received an agreement by such transferee to the restrictions contained in the Legends.

Subject to the terms of this Agreement, Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Warrant Agent at its principal corporate trust office, which is currently located at the address listed in Section 17 hereof, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Any holder desiring to exchange a Warrant Certificate shall deliver a written request to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged. Warrant Certificates surrendered for exchange shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by such Warrant Agent in its customary manner.

The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 5 and of Section 4 hereof, the new Warrant Certificates required pursuant to the provisions of this Section 5.

Section 6.  Terms of Warrants.

(a) Exercise Price and Exercise Period.

The initial exercise price per share at which Warrant Shares shall be purchasable upon the exercise of Warrants (the “Exercise Price”) shall be $13.00 per share, and each Warrant shall be initially exercisable to purchase one share of Common Stock.

Subject to the terms of this Agreement (including without limitation Section 6(d) below), each Warrant holder shall have the right, which may be exercised commencing at the opening of business on the first day of the applicable Warrant Exercise Period set forth below and until 5:00 p.m., New York City time, on the last day of such Warrant Exercise Period, to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares. No adjustments as to dividends will be made upon exercise of the Warrants.

The “Warrant Exercise Period” shall commence (subject to Section 6(d) below) and end as follows:

(i) With respect to the Public Warrants and the Sponsor Warrants, the Warrant Exercise Period shall commence on the date of the closing of the Merger (the “Merger Closing Date”) and shall end on the earlier of:

(A) the date that is five (5) years from the Merger Closing Date; and

(B) the Business Day preceding the date on which such Warrants are redeemed pursuant to Section 6(b) below or expire pursuant to Section 6(e) below.

(ii) With respect to the Founders’ Warrants, the Warrant Exercise Period shall commence any time after the Closing Price (as defined below) exceeds $13.75 for any 20 days within any 30 day trading period beginning 90 days after the Merger Closing Date and shall end on the date that is five (5) years from the Merger Closing Date

“Business Day” shall mean any day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or any other day on which banks in the City of New York, New York, are authorized or required by law to close.

Each Warrant not exercised prior to 5:00 p.m., New York City time, on the last day of the Warrant Exercise Period shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

(b) Redemption of Warrants.

The Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, at any time after such Warrants have become exercisable pursuant to Section 6(a) above, if, and only if, (A) the Closing Price has equaled or exceeded $18.00 per share for any 20 trading days within a 30-trading-day period ending on the third Business Day prior to the notice of redemption to Warrant holders and (B) at all times between the date of such notice of redemption and the redemption date a registration statement is in effect covering the Warrant Shares issuable upon exercise of the Warrants and a current prospectus relating to those Warrant Shares is available.

The “Closing Price” of the Common Stock on any date of determination means:

(i) the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the Common Stock (regular way) on the New York Stock Exchange on that date (or, if no closing price is reported, the last reported sale price during that regular trading session),

(ii) if the Common Stock is not listed for trading on the New York Stock Exchange on that date, as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed,

(iii) if the Common Stock is not so reported, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the OTC Bulletin Board, the National Quotation Bureau or similar organization, or

(iv) if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock from at least three nationally recognized investment banking firms that the Company selects for this purpose.

Notwithstanding the foregoing, none of the Founders’ Warrants or Sponsors’ Warrants shall be redeemable at the option of the Company so long as they are held by the Initial Stockholders, Sponsor or a Permitted Transferee, provided that the fact that one or more Founders’ Warrants or Sponsors’ Warrants are non-redeemable by operation of this sentence shall not affect the Company’s right to redeem, pursuant to the other provisions of this Section 6(b), the Public Warrants and all Founders’ Warrants and Sponsors’ Warrants that are not held by the Initial Stockholders, the Sponsor or a Permitted Transferee. Any Founders’ Warrants, or Sponsors’ Warrant not held by the Initial Stockholders, the Sponsor, or a Permitted Transferee shall become Public Warrants and subject to the same terms and conditions hereunder as all other Public Warrants.

(c) Exercise Procedure.

A Warrant may be exercised upon surrender to the Company at the principal stock transfer office of the Warrant Agent, which is currently located at the address listed in Section 17 hereof, of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed and such other documentation as the Warrant Agent may reasonably request, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price (adjusted as herein provided if applicable) for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price shall be made in cash or by certified or official bank check payable to the order of the Company in New York Clearing House Funds, or the equivalent thereof. In no event will any Warrants be settled on a net cash basis.

In the event the Company calls the Warrants for redemption as described above, the Company may require all holders that wish to exercise such warrants to do so on a “cashless basis.” In such event, each such holder will pay the exercise price by surrendering its Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (A) the product of the number of shares of Common Stock underlying such Warrants, multiplied by the difference between the Exercise Price of such Warrants and the Fair Market Value (defined below) by (B) the Fair Market Value. The “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the Warrant holders.

The Initial Stockholders and their Permitted Transferees will be entitled to exercise the Founders’ Warrants and the Sponsors’ Warrants, as described above for cash or on a “cashless basis.” In the event such a holder elects to exercise the Founders’ Warrants or Sponsors’ Warrants on a cashless basis, each such holder will pay the exercise price by surrendering its Founders’ Warrants or Sponsors’ Warrants, as the case may be, for that number of shares of Common Stock equal to the quotient obtained by dividing (A) the product of the number of shares of Common Stock underlying its Founders’ Warrants or Sponsors’ Warrants, as applicable, multiplied by the difference between the Exercise Price of such Warrants and the Fair Market Value by (B) the Fair Market Value. Except as required to do so by the Company in the event that the Company calls the Warrants for redemption pursuant to Section 6(b) above, the Public Warrants may not be exercised on a cashless basis.

Subject to the provisions of Section 7 hereof, upon such surrender of Warrants and payment of the Exercise Price (or notice of settlement on a cashless basis, if applicable) the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price.

The Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate or Certificates pursuant to the provisions of this Section 6 and of Section 4 hereof, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose. The Warrant Agent may assume that any Warrant presented for exercise is permitted to be so exercised under applicable law and shall have no liability for acting in reliance on such assumption.

All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in its customary manner. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders with reasonable prior written notice during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

Certificates evidencing Warrant Shares issued upon exercise of a Sponsors’ Warrant shall contain the following legend, unless such Warrant Shares were issued pursuant to an effective registration statement under the Securities Act of 1933, as amended:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SECURITIES EVIDENCED BY THIS CERTIFICATE WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

(d) Registration Requirement.  Notwithstanding anything else in this Section 6, no Warrant may be exercised unless at the time of exercise (A) a registration statement covering the Warrant Shares to be issued upon exercise is effective under the Act and (B) a prospectus thereunder relating to the Warrant Shares is current. The Company shall use its best efforts to have a registration statement in effect covering Warrant Shares issuable upon exercise of the Warrants from the date the Warrants become exercisable and to maintain a current prospectus relating to those Warrant Shares until the Warrants expire or are redeemed. In the event that, at the end of the Warrant Exercise Period, a registration statement covering the Warrant Shares to be issued upon exercise is not effective under the Act, all the rights of holders hereunder shall terminate and all of the Warrants shall expire unexercised and worthless, and as a result, purchasers of the Units will have paid the full Unit purchase price solely for the share of Common Stock included in each Unit. In no event shall the Company be required to issue unregistered shares upon the exercise of any Warrant or settle Warrants on a net cash basis.

(e) Expiry Upon Liquidation of Trust Account.  If the Company is dissolved because it fails to effect an Initial Business Combination within the applicable period set forth in its certificate of incorporation, all of the rights of holders hereunder shall terminate and all of the Warrants shall expire unexercised and worthless, and as a result purchasers of the Units will have paid the full Unit purchase price solely for the share of Common Stock included in each Unit.

Section 7.  Payment of Taxes.  The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 8.  Mutilated or Missing Warrant Certificates.  In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue and the Warrant Agent shall countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and indemnity, also satisfactory to the Company and the Warrant Agent. Applicants for such new Warrant Certificates must pay such reasonable charges as the Company may prescribe.

Section 9.  Reservation of Warrant Shares.  The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants. The Warrant Agent shall have no duty to verify availability of such shares set aside by the Company.

The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Common Stock issuable upon the exercise of any of the Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent Transfer Agent for any shares of the Common Stock issuable upon the exercise of the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 13 hereof.

Before taking any action which would cause an adjustment pursuant to Section 11 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company will take any commercially reasonable corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will, upon payment of the Exercise Price therefor and issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

Section 10.  Obtaining Stock Exchange Listings.  The Company will from time to time take all commercially reasonable actions which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which other shares of Common Stock are then listed.

Section 11.  Adjustment of Number of Warrant Shares.  The number of Warrant Shares issuable upon the exercise of each Warrant is subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 11. For purposes of this Section 11, “Common Stock ” means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

(a) Stock Dividends — Split-Ups.  If after the date hereof, and subject to the provisions of Section 12 hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b) Aggregation of Shares.  If after the date hereof, and subject to the provisions of Section 12 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c) Merger, Reorganization, etc.  In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 11(a) or 11(b) hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 11(a) or 11(b) hereof, then such adjustment shall be made pursuant to Sections 11(a), 11(b), and 11(d) hereof and this Section 11(c). The provisions of this Section 11(c) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(d) Extraordinary Dividends.  If the Company distributes to all holders of its Common Stock any of its assets (including cash) or debt securities or any rights, options or warrants to purchase debt securities, assets or other securities of the Company (other than Common Stock), the number of shares of Common Stock issuable upon exercise of each Warrant shall be adjusted in accordance with the formula:

N’ = N × M/(M-F)

where:

N’ =	the adjusted number of shares of Common Stock issuable upon exercise of each Warrant.

N =	the current number of shares of Common Stock issuable upon exercise of each Warrant.

M =	the Closing Price per share of Common Stock on the Business Day immediately preceding the ex-dividend date for such distribution.

F =	the fair market value on the ex-dividend date for such distribution of the assets, securities, rights or warrants distributable to one share of Common Stock after taking into account, in the case of any rights, options or warrants, the consideration required to be paid upon exercise thereof. The Company’s Board of Directors (the “Board”) shall reasonably determine the fair market value in good faith.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

This subsection (d) does not apply to any dividends or distributions made in connection with, or as part of: (i) regular quarterly or other periodic dividends; or (ii) any of the actions contemplated by Sections 11(a), 11(b) or 11(e). If any adjustment is made pursuant to this subsection (d) as a result of the issuance of rights, options or warrants and at the end of the period during which any such rights, options or warrants are exercisable, not all such rights, options or warrants shall have been exercised, the Warrant shall be immediately readjusted as if “F” in the above formula was the fair market value on the ex-dividend date for such distribution of the indebtedness or assets actually distributed upon exercise of such rights, options or warrants divided by the number of shares of Common Stock outstanding on the ex-dividend date for such distribution. Notwithstanding anything to the contrary contained in this subsection (d), if “M-F” in the above formula is less than $1.00, the Company may elect to, and if “M-F” or is a negative number, the Company shall, in lieu of the adjustment otherwise required by this subsection (d), distribute to the holders of the Warrants, upon exercise thereof, the evidences of indebtedness, assets, rights, options or warrants (or the proceeds thereof) which would have been distributed to such holders had such Warrants been exercised immediately prior to the record date for such distribution.

(e) Adjustments To Exercise Price.  Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 11(a) and 11(b) hereof, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (A) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (B) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(f) Form of Warrant.  The form of Warrant need not be changed because of any adjustment pursuant to this Section 11, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

(g) Other Events.  If any event occurs as to which the foregoing provisions of this Section 11 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board, fairly and adequately protect the purchase rights of the registered holders of the Warrants in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board, to protect such purchase rights as aforesaid.

Section 12.  Fractional Interests.  Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 12, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number of the shares of Common Stock to be issued to the Warrant holder.

Section 13.  Notices to Warrant Holders.  Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Section 11(a), (b), (c) or (e) hereof, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

Section 14.  Merger, Consolidation or Change of Name of Warrant Agent.  Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust or agency business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor warrant agent under the provisions of Section 16 hereof. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

Section 15.  Warrant Agent.  The Warrant Agent undertakes the duties and obligations imposed by this Agreement (and no implied duties or obligations shall be read into this Agreement against the Warrant Agent) upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:

(a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except to the extent that any such statements describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as otherwise provided herein.

(b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.

(c) The Warrant Agent may consult at any time with counsel of its own selection (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel. The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through agents or attorneys and the Warrant Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(d) The Warrant Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Warrant Agent and conforming to the requirements of this Agreement. The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any Warrant Certificate, certificate of shares, notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument (whether in its original or facsimile form) believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(e) The Company hereby agrees to (A) pay to the Warrant Agent such compensation for all services rendered by the Warrant Agent in the administration and execution of this Agreement as the Company and the Warrant Agent shall agree to in writing, (B) reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Agreement (including fees and expenses of its counsel) and (C) indemnify the Warrant Agent (and any predecessor Warrant Agent) and hold it harmless against any and all claims (whether asserted by the Company, a holder or any other person), damages, losses, expenses (including taxes other than taxes based on the income of the Warrant Agent) and liabilities (including judgments, costs and counsel fees and expenses), suffered or incurred by the Warrant Agent for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of its negligence or willful misconduct. The provisions of this Section 15(e) shall survive the expiration of the Warrants and the termination of this Agreement.

(f) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrant Certificates shall furnish the Warrant Agent with security and indemnity satisfactory to it for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

(g) The Warrant Agent, and any stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(h) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own negligence or willful misconduct. The Warrant Agent shall not be liable for any error of judgment made in good faith by it, unless it shall be proved that the Warrant Agent was negligent in ascertaining the pertinent facts. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action.

(i) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant Certificate to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

(j) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Warrant Agent shall have any liability to any holder of a Warrant Certificate or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided, however, that (A) the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible and (B) nothing in this Section 15(j) shall affect the Company’s obligation under Section 6(d) hereof to use its best efforts to have a registration statement in effect covering the Warrant Shares issuable upon exercise of the Warrants and to maintain a current prospectus relating to those Warrant Shares.

(k) Any application by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

(l) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.

(m) In addition to the foregoing, the Warrant Agent shall be protected and shall incur no liability for, or in respect of, any action taken or omitted by it in connection with its administration of this Agreement if such acts or omissions are not the result of the Warrant Agent’s reckless disregard of its duty, gross negligence or willful misconduct and are in reliance upon (A) the proper execution of the certification concerning beneficial ownership appended to the form of assignment and the form of the election attached hereto unless the Warrant Agent shall have actual knowledge that, as executed, such certification is untrue, or (B) the non-execution of such certification including, without limitation, any refusal to honor any otherwise permissible assignment or election by reason of such non-execution.

Section 16.  Change of Warrant Agent.  The Warrant Agent may at any time resign as Warrant Agent upon written notice to the Company. If the Warrant Agent shall become incapable of acting as Warrant Agent, the Company shall appoint a successor to such Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or of such incapacity by the Warrant Agent or by the registered holder of a Warrant Certificate, then the registered holder of any Warrant Certificate or the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. The holders of a majority of the unexercised Warrants shall be entitled at any time to remove the Warrant Agent and appoint a successor to such Warrant Agent. If a Successor Warrant Agent shall not have been appointed within 30 days of such removal, the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Such successor to the Warrant Agent need not be approved by the Company or the former

Warrant Agent. After appointment the successor to the Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent upon payment of all fees and expenses due it and its agents and counsel shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 16, however, or any defect therein, shall not affect the legality or validity of the appointment of a successor to the Warrant Agent.

Section 17.  Notices to Company and Warrant Agent.  Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant Certificate to or on the Company shall be sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Resolute Energy Corporation
1675 Broadway Street
Denver, Colorado 80202
Attention: Chief Financial Officer

In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal corporate trust office of the Warrant Agent.

Any notice pursuant to this Agreement to be given by the Company or by the registered holder(s) of any Warrant Certificate to the Warrant Agent shall be sufficiently given when and if deposited in the mail, first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) to the Warrant Agent as follows:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004
Attention: Compliance Department

Section 18.  Supplements and Amendments.  The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not in any way adversely affect the interests of the holders of Warrant Certificates theretofore issued. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 18, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the prior written consent of the Warrant Agent must be obtained in connection with any supplement or amendment which alters the rights or duties of the Warrant Agent. The Company and the Warrant Agent may amend any provision herein with the consent of the holders of Warrants exercisable for a majority of the Warrant Shares issuable on exercise of all outstanding Warrants that would be affected by such amendment.

Section 19.  Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 20.  Termination.  This Agreement will terminate on any earlier date if all Warrants have been exercised or expired without exercise. The provisions of Section 15 hereof shall survive such termination.

Section 21.  Governing Law.  This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of the State of New York. The parties agree that all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, the parties will submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

Section 22.  Benefits of This Agreement.  Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrant Certificates.

Section 23.  Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 24.  Force Majeure.  In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

RESOLUTE ENERGY CORPORATION

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

Signature Page to Warrant Agreement

Exhibit A

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, IF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT HELD BY RESOLUTE SUB, SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS 180 DAYS AFTER [          ] EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 5 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH RESOLUTE ENERGY CORPORATION (THE “COMPANY”) TO BE SUBJECT TO SUCH TRANSFER PROVISIONS AND MAY NOT BE EXERCISED DURING SUCH PERIOD.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

No.	Warrants

Exhibit B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, IF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT HELD BY RESOLUTE SUB, SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS 180 DAYS AFTER [          ] EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 5 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH RESOLUTE ENERGY CORPORATION (THE “COMPANY”) TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

No.	Warrants

Exhibit C

[Form of Warrant Certificate]

[FACE]

Number	Warrants

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO
5:00 P.M. NEW YORK CITY TIME,                    , 2014

RESOLUTE ENERGY CORPORATION
Incorporated Under the Laws of the State of Delaware

CUSIP

Warrant Certificate

This Warrant Certificate certifies that           , or registered assigns, is the registered holder of           warrants (the “Warrants”) to purchase shares of Common Stock, $0.0001 par value (the “Common Stock”), of Resolute Energy Corporation, a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable shares of Common Stock (each, a “Warrant Share”) as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. The number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $13.00 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Warrants may be exercised only during the Warrant Exercise Period subject to the conditions set forth in the Warrant Agreement and to the extent not exercised by the end of such Warrant Exercise Period such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

RESOLUTE ENERGY CORPORATION

By:
Name:
Title:
Countersigned:
Dated:          , 20
CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
as Warrant Agent

By:
Authorized Signatory

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of          , 2009 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Warrant Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” if permitted or required by the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised. No adjustment shall be made for any dividends on any Common Stock issuable upon exercise of this Warrant.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Warrant Shares to be issued upon exercise is effective under the Act and (ii) a prospectus thereunder relating to the Warrant Shares is current. In no event shall the Company be required to issue unregistered shares upon the exercise of any Warrant or settle Warrants on a net cash basis.

The Warrant Agreement provides that upon the occurrence of certain events the number of Warrant Shares set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round up or down to the nearest whole number of shares of Common Stock to be issued to the Warrant holder.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise Of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive           shares of Common Stock and herewith tenders payment for such shares to the order of Resolute Energy Corporation (the “Company”) in the amount of $      in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of          , whose address is           and that such shares be delivered to          whose address is                    . If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of          , whose address is          , and that such Warrant Certificate be delivered to          , whose address is          .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6(b) of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6(c) of the Warrant Agreement, the number of shares that this Warrant is exercisable for shall be determined in accordance with Section 6(c) of the Warrant Agreement.

In the event that the Warrant is a Founder’s Warrant or Sponsor’s Warrant (as such terms are defined in the Warrant Agreement), this Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise pursuant to Section 6(c) of the Warrant Agreement, in which case (i) the number of shares that this Warrant is exercisable for would be determined in accordance with Section 6(c) of the Warrant Agreement and (ii) the holder hereof will complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of Section 6(c) of the Warrant Agreement, to receive           shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of          , whose address is          , and that such Warrant Certificate be delivered to          , whose address is          .

Date: ___________, 20__
(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

ANNEX E

August 2, 2009

Board of Directors
Hicks Acquisition Company I, Inc.
100 Crescent Court, Suite 1200
Dallas, TX 75201

Gentlemen:

This letter relates to the proposed acquisition (the “Transaction”) by Hicks Acquisition Company I, Inc. (the “Company”) of a controlling interest in various entities (the “Business”) currently controlled by Resolute Holdings, LLC (“Resolute”) pursuant to a Purchase and IPO Reorganization Agreement (the “Agreement”) to be entered into between the Company and Resolute, among other parties. Pursuant to the Agreement, the Company and its stockholders will acquire controlling interest in a newly formed company (“Newco”) to which the Business shall have been contributed, and will contribute cash to Newco and issue or convey various securities to the stockholders of Resolute. The terms and conditions of the Transaction are more fully set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings given to them in the Agreement.

You have requested our opinion as to as to (i) the fairness to the Company and its stockholders from a financial point of view of the Acquisition Consideration (as defined below) to be paid by the Company and its stockholders in the Transaction and (ii) whether the fair market value of the Business is at least 80% (the “80% Test”) of the initial amount (excluding deferred underwriting discounts and commissions) (the “Initial Amount”) held in the trust fund (the “Trust”) established by the Company for the benefit of its public stockholders in connection with the Company’s initial public offering of common stock and warrants.

For purposes of our opinion, we have assumed that the consideration to be paid by HACI and its stockholders in connection with the Transaction will consist of the following (the “Acquisition Consideration”): (i) an amount of cash equal to the current amount held in the Trust less the sum of amounts paid to (a) repurchase outstanding shares of common stock of the Company (“Common Shares”) and Public Warrants, (b) pay expenses in connection with the Transaction and (c) pay the deferred portion of expenses incurred in connection with the Company’s initial public offering (“Cash Consideration”), (ii) 9.20 million shares of Newco Common Stock, (iii) 4.60 million Founder Warrants, (iv) 2.33 million Sponsor Warrants and (v) 1.39 million Earnout Shares. The Company has advised us, and we have assumed, that the Cash Consideration amount will be a maximum of $507.8 million (assuming repurchase of no HACI Common Shares and 50% of the outstanding Public Warrants (the “Minimum Redemption Case”) and a minimum of $275.0 million as provided in the Agreement. For purposes of our opinion, we assumed that such minimum Cash Consideration results from the repurchase of 50% of the Public Warrants and a maximum number of Common Shares (the “Maximum Redemption Case”). Company stockholders would receive an aggregate equity interest in Newco (on a primary and fully diluted basis) of 79.7% and 86.7% in the Maximum Redemption Case and Minimum Redemption Case, respectively.

In connection with developing our opinion we have:

(i)	reviewed certain publicly available financial statements and reports regarding the Company;

(ii)	reviewed certain estimates of Resolute’s oil and gas reserves, including estimates of proved and non-proved reserves, prepared by an independent engineering firm as of January 1, 2009;

(iii)	reviewed certain internal financial statements and other financial and operating data (including financial projections) concerning Resolute prepared by its management;

(iv)	discussed the operations, financial condition, future prospects and projected operations and performance of Resolute with its management;

August 2, 2009

(v)	discussed the oil and gas reserve report of Resolute with its independent engineering firm;

(vi)	compared the financial performance of Resolute with that of certain other publicly-traded companies that we deemed relevant;

(vii)	reviewed the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(viii)	reviewed the most recent drafts of the Agreement and related documents that have been provided to us; and

(ix)	performed such other reviews and analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial and oil and gas data provided to us by the Company and Resolute and of the other information reviewed by us in connection with the preparation of our opinion, and our opinion is based upon such information. The managements of the Company and Resolute have assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for independent verification of the accuracy or completeness of any such information or financial data. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or Resolute, nor have we evaluated the solvency or fair value of the Company or Resolute under any laws relating to bankruptcy, insolvency or similar matters, and we have not been furnished with any such evaluations or appraisals. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Resolute. With respect to the financial forecasts provided to us by the Company and Resolute, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of Resolute as to the future financial performance of Resolute and that the financial results reflected by such projections will be realized as predicted. With respect to the estimates of oil and gas reserves referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the Company, Resolute and Resolute’s independent engineering firm. We are not experts in the evaluation of oil and gas reserves and we express no view as to the reserve quantities, or the potential development or production (including, without limitation, as to the feasibility or timing thereof) of any oil and gas properties of Resolute. We have relied, without independent verification, upon the assessments of Resolute’s independent engineering firm and the Company’s and Resolute’s managements and staff as to market trends and prospects relating to the oil and gas industry and the potential effects of such trends and prospects on Resolute, including the assumptions as to commodity prices reflected in the financial forecasts and estimates referred to above, which prices are subject to significant volatility and which, if different from such assumptions, could have a material impact on our opinion. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.

For purposes of our opinion regarding the 80% Test, we have relied, without independent verification, on the calculation of the Initial Amount provided to us by the Company. In addition, we have assumed, with your permission, that (i) “fair market value” is the amount or range of amounts at which, in our opinion, a willing buyer and willing seller, each having reasonable knowledge of the relevant facts, neither being under any compulsion, could likely agree to a purchase and sale of the Business and (ii) such fair market value is to be determined by reference to the enterprise value (equity value plus net debt) of the Business.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are entitled to receive a fee and reimbursement of our expenses from the Company for providing our fairness opinion to the Board of Directors of the Company (the “Board of Directors”). The Company has

August 2, 2009

also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or its successor in the Transaction. Stephens may in the future pursue investment banking assignments from the Company, Newco or Resolute or their respective sponsors or affiliates or other related companies.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction to the Company or its stockholders. We are not expressing any opinion herein as to the price at which the common stock of the Company or its successor will trade following the announcement or consummation of the Transaction.

This opinion is for the use and benefit of the Company and the Board of Directors. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This opinion is not intended to confer any rights or remedies upon any employee, creditor, stockholder or other equity holder of the Company or its successor in the Transaction, or any other party other than the Company and the Board of Directors. In addition, except as specifically set forth in this letter, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other stockholders of the Company. Our fairness opinion committee has approved this opinion as to the fairness of the consideration to be paid by the Company in connection with the Transaction and whether the fair market value of the Business meets the 80% Test. Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this opinion and a summary discussion of our underlying analyses and our role on behalf of the Board of Directors may be included in communications to the Company’s stockholders, provided that we approve of the content of such disclosures prior to publication.

August 2, 2009

Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that (i) the Acquisition Consideration to be paid by the Company in connection with the Transaction is fair to the Company and its stockholders from a financial point of view and (ii) the fair market value of the Business is at least 80% of the Initial Amount held in the Trust.

Very truly yours,

STEPHENS INC.

By:	/s/ Kerry North
Kerry North
Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20:	Indemnification of Directors and Officers.

Limitation of Liability

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:

•	for any breach of the director’s duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, Section 8.1 of the Company’s charter provides that that no director shall be personally liable to the Company or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of the Company’s charter is to eliminate the Company’s rights and those of its stockholders (through stockholders’ derivative suits on the Company’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Company’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Company’s charter, the liability of the Company’s directors to the Company or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Company’s charter limiting or eliminating the liability of directors, whether by the Company’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Company to further limit or eliminate the liability of directors on a retroactive basis.

The Company’s charter provides that no person who is or was a director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended.

If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Company or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended.

Any repeal or amendment to the Company’s charter by the stockholders of the Company or by changes in law, or the adoption of any other inconsistent provision to the Company’s charter will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Company to further limit or eliminate the liability of directors) and will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Indemnification

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

The Company’s charter provides that the Company will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former directors and officers, as well as those persons who, while directors or officers of the Company, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Company’s charter will be indemnified by the Company in connection with a proceeding initiated by such person only if such proceeding was authorized by the Company’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by the Company’s charter is a contract right that includes the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Company’s charter may have or hereafter acquire under law, the Company’s charter, the Company’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Company’s charter affecting indemnification rights, whether by the Company’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Company to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Company’s charter also permits the Company, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Company’s charter.

The Company’s bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the Company’s charter. In addition, the Company’s bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Company within a specified period of time. The Company’s bylaws also permit the Company to purchase and maintain insurance, at the Company’s expense, to protect the Company and/or any director, officer, employee or agent of the Company or another entity, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the Company’s bylaws affecting indemnification rights, whether by the Company’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Company to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Upon closing of the Acquisition, the Company intends to enter into indemnification agreements with each of its directors. These agreements will require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with its future directors.

Under the Acquisition Agreement, the Company agreed that the charter and bylaws (or operating agreement or other equivalent governing instruments) of the Company and each of its subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the charter, bylaws, operating agreement, or equivalent instruments, as applicable, of such entities as of the date of the Acquisition Agreement. Such indemnification provisions may not be amended, repealed or otherwise modified for a period of six years after the closing date of the Acquisition in any manner that would adversely affect the rights of individuals who at or prior to the closing date of the Acquisition were directors, officers, managers, managing members, agents or employees of Seller or any of Seller’s subsidiaries (except for certain excluded subsidiaries), or who were otherwise entitled to indemnification pursuant to the charter and bylaws (or equivalent governing instruments) of such entities. The Company also agreed to cause (including by paying premiums on the current insurance policies) to be maintained in effect for six years after the closing date of the Acquisition the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of Seller and its subsidiaries (except for certain excluded subsidiaries) with respect to matters occurring prior to the closing of the Acquisition. Notwithstanding the foregoing, the Company may substitute for such coverage policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered). In addition, the Company agreed that it will indemnify each individual who served as a director, officer, manager or managing member of Seller and its subsidiaries (except for certain excluded subsidiaries) at any time prior to the closing date of the Acquisition and against all actions, suits, proceedings, hearings, investigations, claims and similar actions, including all court costs and reasonable attorney fees and expenses resulting from or arising out of, or caused by, the Acquisition Agreement or any of the transactions contemplated by the Acquisition Agreement.

The Company also agreed that after the closing of the Acquisition, the Company will cause its subsidiaries to provide indemnification to the directors and officers of HACI who serve in such capacity prior to the closing of the Acquisition to the same extent as provided to such persons as of the date of the Acquisition. Such indemnification provisions may not be amended, repealed or otherwise modified for a period of six years after the closing date of the Acquisition in any manner that would adversely affect the rights thereunder of such persons as of the date of the Acquisition Agreement.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit
Number		Description

2.1	***†	Purchase and IPO Reorganization Agreement, dated as of August 2, 2009, among Hicks Acquisition Company I, Inc., Resolute Energy Corporation, Resolute Subsidiary Corporation., Resolute Holdings, LLC, Resolute Holdings Sub, LLC, Resolute Aneth, LLC and HH-HACI, L.P., included as Annex A to the proxy statement/prospectus.
2.2	***†	Purchase and Sale Agreement between Exxon Mobil Corporation, ExxonMobil Oil Corporation, Mobil Exploration and Producing North America Inc., Mobil Producing Texas & New Mexico Inc. and Mobil Exploration & Producing U.S. Inc. and Resolute Aneth, LLC — 75% and Navajo Nation Oil and Gas Company — 25% dated January 1, 2005.
2.3	***†	Asset Sale Agreement Aneth Unit, Rutherford Unit and McElmo Creek Unit, San Juan County, Utah between Chevron U.S.A. Inc. (as seller) and Resolute Natural Resources Company and Navajo Nation Oil and Gas Company, Inc. (as buyer) dated October 22, 2004.
2.4	***†	Stock Purchase Agreement dated June 24, 2008, between Primary Natural Resources, Inc. (as seller) and Resolute Acquisition Company, LLC (as buyer).
3.1	***	Certificate of Incorporation of Resolute Energy Corporation filed July 28, 2009.
3.2	***	Form of Amended and Restated Certificate of Incorporation of Resolute Energy Corporation, to be effective upon the consummation of the Acquisition.
3.3	***	Bylaws of Resolute Energy Corporation filed July 28, 2009.
3.4	***	Form of Amended and Restated Bylaws of Resolute Energy Corporation, to be effective upon the consummation of the Acquisition.
4.1	**	Specimen Stock Certificate.
4.2	**	Specimen Warrant Certificate.
4.3	***	Warrant Agreement between Resolute Energy Corporation and Continental Stock Transfer and Trust Company dated , 2009, included as Annex B to proxy statement/prospectus.
5.1	**	Opinion of Davis Graham & Stubbs LLP regarding the validity of the securities.
8.1	**	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding certain federal income tax matters.

Exhibit
Number		Description

10.1	***	Amended and Restated Credit Agreement dated April 14, 2006 between Resolute Aneth, LLC, as Borrower, and Resolute Holdings Sub, LLC and certain of its Subsidiaries as Guarantors, Wachovia Bank, National Association, as Administrative Agent, and Citigroup Global Markets Inc., as Syndication Agent, Deutsche Bank Securities Inc., Fortis Capital Corp. and U.S. Bank National Association, as Co-Documentation Agents, and The Lenders Party Hereto Wachovia Capital Markets, LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers.
10.2	***	1st Amendment to Amended and Restated Credit Agreement dated June 27, 2007, between Resolute Aneth, LLC, as Borrower and Wachovia Bank, National Association, as Administrative Agent, Citigroup Global Markets Inc., as Syndication Agent and The Lenders Party Hereto Deutsche Bank Securities Inc., Fortis Capital Corp. and U.S. Bank National Association, as Co-Documentation Agents.
10.3	***	2nd Amendment to Amended and Restated Credit Agreement dated September 12, 2007 between Resolute Aneth, LLC, as Borrower and Wachovia Bank, National Association, as Administrative Agent, Citigroup Global Markets Inc., as Syndication Agent and The Lenders Party Hereto Deutsche Bank Securities Inc., Fortis Capital Corp. and U.S. Bank National Association, as Co-Documentation Agents.
10.4	***	3rd Amendment to Amended and Restated Credit Agreement dated September 30, 2008 between Resolute Aneth, LLC, as Borrower and Wachovia Bank, National Association, as Administrative Agent, Wells Fargo Bank, National Association and BMO Capital Markets Financing, Inc., as Co-Syndication Agents, Deutsche Bank Securities Inc. and Fortis Capital Corp., as Co-Documentation Agents and The Lenders Party Hereto. Wachovia Capital Markets, LLC, as Sole Lead Arranger and Wachovia Capital Markets, LLC, Wells Fargo Bank, National Association, and BMO Capital Markets, as Joint Bookrunners.
10.5	***	4th Amendment to Amended and Restated Credit Agreement dated May 12, 2009, between Resolute Aneth, LLC, as Borrower and Wachovia Bank, National Association, as Administrative Agent, Wells Fargo Bank, National Association and BMO Capital Markets Financing, Inc., as Co-Syndication Agents, Deutsche Bank Securities Inc. and Fortis Capital Corp., as Co-Documentation Agents and The Lenders Party Hereto.
10.6	**	Fifth Amendment to Amended and Restated Credit Agreement dated July 28, 2009, between Resolute Aneth, LLC, as Borrower and Wachovia Bank, National Association, as Administrative Agent, Wells Fargo Bank, National Association and BMO Capital Markets Financing, Inc., as Co-Syndication Agents, Deutsche Bank Securities Inc. and Fortis Capital Corp., as Co-Documentation Agents and The Lenders Party Hereto.
10.7	**#	2009 Performance Incentive Plan.
10.8	**#	Form of Indemnification Agreement between Resolute Energy Corporation and each executive officer and independent director of the Company.
10.9	***††	Cooperative Agreement between Resolute Natural Resources Company and Navajo Nation Oil and Gas Company dated October 22, 2004.
10.10	***††	First Amendment of Cooperative Agreement between Resolute Aneth, LLC and Navajo Nation Oil and Gas Company, Inc. dated October 21, 2005.
10.11	***††	Carbon Dioxide Sale and Purchase Agreement by and between ExxonMobil Gas & Power Marketing Company (a division of Exxon Mobil Corporation), as agent for Mobil Producing Texas & New Mexico, Inc. (Seller) and Resolute Aneth, LLC (Buyer) dated July 1, 2006, as amended July 21, 2006.
10.12	***††	Product Sale and Purchase Contract by and between Resolute Natural Resources Company (Buyer) and Kinder Morgan CO2 Company, L.P. (Seller) dated July 1, 2007, as amended October 1, 2007 and January 1, 2009.
10.13	**	Gas Sales and Purchase Contract — Conventional & Residue Gas dated April 12, 1995, between Rim Offshore, Inc., as producer, and Western Gas Resources, Inc., as processor (Contract #6690), as amended July 27, 2006 and March 6, 2009.

Exhibit
Number		Description

10.14	***	Interim Crude Purchasing Agreement dated March 17, 2008 between Western Refining Southwest, Inc., as purchaser, and Resolute Natural Resources Company, as seller.
10.15	***	Notice to cancel Crude Oil Purchase and Sale Agreement effective 8/31/2009 dated May 29, 2009, from Western Refining Southwest to Resolute Natural Resources Company.
10.16	***	Consent Decree, entered into June 2005, relating to alleged violations of the federal Clean Air Act.
10.17	***	Consent Decree, entered into August 2004, relating to alleged violations of the federal Clean Water Act.
21.1	***	List of Subsidiaries of Resolute Energy Corporation.
23.1	***	Consent of Ehrhardt Keefe Steiner & Hottman PC.
23.2	***	Consent of Deloitte & Touche LLP.
23.3	***	Consent of Grant Thornton.
23.4	***	Consent of KPMG LLP.
23.5	***	Consent of Netherland, Sewell & Associates, Inc.
23.6	**	Consent of Davis Graham & Stubbs LLP (Included in Exhibit 5.1).
23.7	**	Consent of Akin Gump Strauss Hauer & Feld LLP (Included in Exhibit 8.1).
23.8	***	Consent of Sproule Associates Limited.
24.1	***	Powers of Attorney (included on signature page).
99.1	***	Consent of Stephens Inc.
99.2	***	Report of Grant Thornton dated May 9, 2008.
99.3	**	Form of Proxy for Holders of Hicks Acquisition Company I, Inc. Common Stock.
99.4	**	Form of Proxy for Holders of Hicks Acquisition Company I, Inc. Warrants.
99.5	***	Consent of Kenneth A. Hersh.
99.6	***	Consent of Richard L. Covington.
99.7	***	Consent of William J. Quinn.

*	Previously filed.

**	To be filed by amendment.

***	Filed herewith.

†	The Purchase and IPO Reorganization Agreement filed as Exhibit 2.1, the Purchase and Sale Agreement filed as Exhibit 2.2, the Asset Sale Agreement filed as Exhibit 2.3, the Purchase and Sale Agreement filed as Exhibit 2.4 and the Cooperative Agreement filed as Exhibit 10.9 omit certain of the schedules and exhibits to each of the Purchase and IPO Reorganization Agreement, Purchase and Sale Agreements, the Asset Sale Agreement and the Cooperative Agreement in accordance with Item 601(b)(2) of Regulation S-K. A list briefly identifying the contents of all omitted schedules and exhibits is included with each of the Purchase and Sale Agreement, the Asset Sale Agreement and the Cooperative Agreement filed as Exhibit 2.1, 2.2, 2.3, 2.4 and 10.9 respectively. Resolute agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

††	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

#	Management Contract, Compensation Plan or Agreement.

(b) Financial Statement Schedule.

Schedules are omitted because they are not applicable or not required, or because the required information is included in the proxy statement/prospectus of which this registration statement is part.

(c) Opinions. The full text of the written opinion of Stephens Inc. is included as Annex E to the proxy statement/prospectus.

Item 22:	Undertakings

(a) Undertakings.

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g)(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g)(2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 6, 2009.

RESOLUTE ENERGY CORPORATION

By	/s/ James M. Piccone
Name:     James M. Piccone

Title:	President, Secretary and General Counsel

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Nicholas A. Sutton, Theodore Gazulis and James M. Piccone, and each of them, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign this registration statement, any or all amendments or post-effective amendments to this registration statement, and any other instruments or documents that said attorneys-in-fact and agents may deem necessary or advisable, to enable the registrant to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicholas A. Sutton Nicholas A. Sutton	Chief Executive Officer (principal executive officer) and Director	August 6, 2009

/s/ Theodore Gazulis Theodore Gazulis	Vice President of Finance, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	August 6, 2009

/s/ James M. Piccone James M. Piccone	Director	August 6, 2009

EXHIBIT INDEX

Exhibit
Number		Description

2.1	***†	Purchase and IPO Reorganization Agreement, dated as of August 2, 2009, among Hicks Acquisition Company I, Inc., Resolute Energy Corporation, Resolute Subsidiary Corporation., Resolute Holdings, LLC, Resolute Holdings Sub, LLC, Resolute Aneth, LLC and HH-HACI, L.P., included as Annex A to the proxy statement/prospectus.
2.2	***†	Purchase and Sale Agreement between Exxon Mobil Corporation, ExxonMobil Oil Corporation, Mobil Exploration and Producing North America Inc., Mobil Producing Texas & New Mexico Inc. and Mobil Exploration & Producing U.S. Inc. and Resolute Aneth, LLC — 75% and Navajo Nation Oil and Gas Company — 25% dated January 1, 2005.
2.3	***†	Asset Sale Agreement Aneth Unit, Rutherford Unit and McElmo Creek Unit, San Juan County, Utah between Chevron U.S.A. Inc. (as seller) and Resolute Natural Resources Company and Navajo Nation Oil and Gas Company, Inc. (as buyer) dated October 22, 2004.
2.4	***†	Stock Purchase Agreement dated June 24, 2008, between Primary Natural Resources, Inc. (as seller) and Resolute Acquisition Company, LLC (as buyer).
3.1	***	Certificate of Incorporation of Resolute Energy Corporation filed July 28, 2009.
3.2	***	Form of Amended and Restated Certificate of Incorporation of Resolute Energy Corporation, to be effective upon the consummation of the Acquisition.
3.3	***	Bylaws of Resolute Energy Corporation filed July 28, 2009.
3.4	***	Form of Amended and Restated Bylaws of Resolute Energy Corporation, to be effective upon the consummation of the Acquisition.
4.1	**	Specimen Stock Certificate.
4.2	**	Specimen Warrant Certificate.
4.3	***	Warrant Agreement between Resolute Energy Corporation and Continental Stock Transfer and Trust Company dated , 2009, included as Annex B to proxy statement/prospectus.
5.1	**	Opinion of Davis Graham & Stubbs LLP regarding the validity of the securities.
8.1	**	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding certain federal income tax matters.
10.1	***	Amended and Restated Credit Agreement dated April 14, 2006 between Resolute Aneth, LLC, as Borrower, and Resolute Holdings Sub, LLC and certain of its Subsidiaries as Guarantors, Wachovia Bank, National Association, as Administrative Agent, and Citigroup Global Markets Inc., as Syndication Agent, Deutsche Bank Securities Inc., Fortis Capital Corp. and U.S. Bank National Association, as Co-Documentation Agents, and The Lenders Party Hereto Wachovia Capital Markets, LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers.
10.2	***	1st Amendment to Amended and Restated Credit Agreement dated June 27, 2007, between Resolute Aneth, LLC, as Borrower and Wachovia Bank, National Association, as Administrative Agent, Citigroup Global Markets Inc., as Syndication Agent and The Lenders Party Hereto Deutsche Bank Securities Inc., Fortis Capital Corp. and U.S. Bank National Association, as Co-Documentation Agents.
10.3	***	2nd Amendment to Amended and Restated Credit Agreement dated September 12, 2007 between Resolute Aneth, LLC, as Borrower and Wachovia Bank, National Association, as Administrative Agent, Citigroup Global Markets Inc., as Syndication Agent and The Lenders Party Hereto Deutsche Bank Securities Inc., Fortis Capital Corp. and U.S. Bank National Association, as Co-Documentation Agents.
10.4	***	3rd Amendment to Amended and Restated Credit Agreement dated September 30, 2008 between Resolute Aneth, LLC, as Borrower and Wachovia Bank, National Association, as Administrative Agent, Wells Fargo Bank, National Association and BMO Capital Markets Financing, Inc., as Co-Syndication Agents, Deutsche Bank Securities Inc. and Fortis Capital Corp., as Co-Documentation Agents and The Lenders Party Hereto. Wachovia Capital Markets, LLC, as Sole Lead Arranger and Wachovia Capital Markets, LLC, Wells Fargo Bank, National Association, and BMO Capital Markets, as Joint Bookrunners.

Exhibit
Number		Description

10.5	***	4th Amendment to Amended and Restated Credit Agreement dated May 12, 2009, between Resolute Aneth, LLC, as Borrower and Wachovia Bank, National Association, as Administrative Agent, Wells Fargo Bank, National Association and BMO Capital Markets Financing, Inc., as Co-Syndication Agents, Deutsche Bank Securities Inc. and Fortis Capital Corp., as Co-Documentation Agents and The Lenders Party Hereto.
10.6	**	Fifth Amendment to Amended and Restated Credit Agreement dated July 28, 2009, between Resolute Aneth, LLC, as Borrower and Wachovia Bank, National Association, as Administrative Agent, Wells Fargo Bank, National Association and BMO Capital Markets Financing, Inc., as Co-Syndication Agents, Deutsche Bank Securities Inc. and Fortis Capital Corp., as Co-Documentation Agents and The Lenders Party Hereto.
10.7	**#	2009 Performance Incentive Plan.
10.8	**#	Form of Indemnification Agreement between Resolute Energy Corporation and each executive officer and independent director of the Company.
10.9	***††	Cooperative Agreement between Resolute Natural Resources Company and Navajo Nation Oil and Gas Company dated October 22, 2004.
10.10	***††	First Amendment of Cooperative Agreement between Resolute Aneth, LLC and Navajo Nation Oil and Gas Company, Inc. dated October 21, 2005.
10.11	***††	Carbon Dioxide Sale and Purchase Agreement by and between ExxonMobil Gas & Power Marketing Company (a division of Exxon Mobil Corporation), as agent for Mobil Producing Texas & New Mexico, Inc. (Seller) and Resolute Aneth, LLC (Buyer) dated July 1, 2006, as amended July 21, 2006.
10.12	***††	Product Sale and Purchase Contract by and between Resolute Natural Resources Company (Buyer) and Kinder Morgan CO2 Company, L.P. (Seller) dated July 1, 2007, as amended October 1, 2007 and January 1, 2009.
10.13	**	Gas Sales and Purchase Contract — Conventional & Residue Gas dated April 12, 1995, between Rim Offshore, Inc., as producer, and Western Gas Resources, Inc., as processor (Contract #6690), as amended July 27, 2006 and March 6, 2009.
10.14	***	Interim Crude Purchasing Agreement dated March 17, 2008 between Western Refining Southwest, Inc., as purchaser, and Resolute Natural Resources Company, as seller.
10.15	***	Notice to cancel Crude Oil Purchase and Sale Agreement effective 8/31/2009 dated May 29, 2009, from Western Refining Southwest to Resolute Natural Resources Company.
10.16	***	Consent Decree, entered into June 2005, relating to alleged violations of the federal Clean Air Act.
10.17	***	Consent Decree, entered into August 2004, relating to alleged violations of the federal Clean Water Act.
21.1	***	List of Subsidiaries of Resolute Energy Corporation.
23.1	***	Consent of Ehrhardt Keefe Steiner & Hottman PC.
23.2	***	Consent of Deloitte & Touche LLP.
23.3	***	Consent of Grant Thornton.
23.4	***	Consent of KPMG LLP.
23.5	***	Consent of Netherland, Sewell & Associates, Inc.
23.6	**	Consent of Davis Graham & Stubbs LLP (Included in Exhibit 5.1).
23.7	**	Consent of Akin Gump Strauss Hauer & Feld LLP (Included in Exhibit 8.1).
23.8	***	Consent of Sproule Associates Limited.
24.1	***	Powers of Attorney (included on signature page).
99.1	***	Consent of Stephens Inc.
99.2	***	Report of Grant Thornton dated May 9, 2008.
99.3	**	Form of Proxy for Holders of Hicks Acquisition Company I, Inc. Common Stock.

Exhibit
Number		Description

99.4	**	Form of Proxy for Holders of Hicks Acquisition Company I, Inc. Warrants.
99.5	***	Consent of Kenneth A. Hersh.
99.6	***	Consent of Richard L. Covington.
99.7	***	Consent of William J. Quinn.

*	Previously filed.

**	To be filed by amendment.

***	Filed herewith.

†	The Purchase and IPO Reorganization Agreement filed as Exhibit 2.1, the Purchase and Sale Agreement filed as Exhibit 2.2, the Asset Sale Agreement filed as Exhibit 2.3, the Purchase and Sale Agreement filed as Exhibit 2.4 and the Cooperative Agreement filed as Exhibit 10.9 omit certain of the schedules and exhibits to each of the Purchase and IPO Reorganization Agreement, Purchase and Sale Agreements, the Asset Sale Agreement and the Cooperative Agreement in accordance with Item 601(b)(2) of Regulation S-K. A list briefly identifying the contents of all omitted schedules and exhibits is included with each of the Purchase and Sale Agreement, the Asset Sale Agreement and the Cooperative Agreement filed as Exhibit 2.1, 2.2, 2.3, 2.4 and 10.9 respectively. Resolute agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

††	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

#	Management Contract, Compensation Plan or Agreement.